Prospectus filed pursuant to Rule 424(b)(1)
Supplementing the Preliminary Prospectus in the
Registration Statement on Form F-4
Registration No. 333-174780
June 13, 2011

PROSPECTUS

POSTMEDIA NETWORK INC.

OFFER TO EXCHANGE

US$275,000,000 aggregate principal amount of its 12.50% Senior Secured

Notes due 2018, which have been registered under the Securities Act, for any and all of its outstanding 12.50% Senior Secured Notes due 2018

We offer to exchange up to US$275,000,000 aggregate principal amount of our 12.50% Senior Secured Notes due 2018, or the “exchange notes,” for an equal principal amount of our outstanding 12.50% Senior Secured Notes due 2018, or the “outstanding notes.” We refer to the outstanding notes and the exchange notes collectively in this prospectus as the “notes.” The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under U.S. federal securities laws and will not bear any U.S. securities law legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture as the outstanding notes.

We may redeem some or all of the notes at any time on or after July 15, 2014, at the redemption prices set forth herein. We may also redeem up to 35% of the notes using the proceeds of certain equity offerings completed before July 15, 2014. In addition, at any time prior to July 15, 2014, we may redeem some or all of the notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a “make-whole” premium. Furthermore, we have the right to redeem all of the notes at a price equal to 100% of the principal amount plus accrued and unpaid interest if, at any time, changes to the law of any relevant taxing jurisdiction require us to withhold taxes from payments on the notes. If we experience specific kinds of changes in control, we must offer to purchase the notes. If we sell certain of our assets we must offer to purchase the notes with the net cash proceeds from the asset sale to the extent not otherwise used as permitted by the terms of the notes.

Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on July 12, 2011, unless extended.

•	The exchange offer is subject to certain customary conditions, which we may waive. The exchange procedure is more fully described in “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

•	If you fail to tender your outstanding notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

•	The exchange offer is not conditioned upon any minimum principal balance of the outstanding notes being tendered for exchange.

•	You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

•	All outstanding notes that are validly tendered and not withdrawn will be exchanged for exchange notes.

•	We will not receive any proceeds from, and no underwriter is being used in connection with, the exchange offer.

•	There is no existing market for the exchange notes to be issued and we do not intend to apply for their listing on any securities exchange.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 18 for a discussion of the factors you should consider in connection with the exchange offer and the exchange notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. We are not asking you for a proxy and you are requested not to send us a proxy.

The date of this prospectus is June 13, 2011.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. We may add, update or change in a prospectus supplement any information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under “Where You Can Find More Information About Us” before you make any investment decision.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to exchange outstanding notes for exchange notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any actual exchange of outstanding notes for exchange notes.

Except as otherwise indicated or unless the context otherwise requires:

•

For periods prior to the Acquisition, “Holdings,” the “Corporation,” the “Company,” “Postmedia,” “us,” “we” and “our” refer to Canwest LP and its consolidated subsidiaries; and for periods after the Acquisition, those terms refer to Postmedia Network Canada Corp. and its consolidated subsidiaries; and, with respect to the notes, refer to the Issuer;

•	the “Issuer” refers to Postmedia Network Inc., our wholly-owned subsidiary and the issuer of the outstanding notes and the exchange notes.

For the convenience of the reader, a list of additional defined terms is provided in the “Glossary of Terms” section of this prospectus.

We and the Issuer are incorporated under the Canada Business Corporations Act, which we refer to as the “CBCA.” Our principal executive offices are located at 1450 Don Mills Road, Don Mills, Ontario M3B 2X7 and our telephone number at that address is (416) 383-3300. Our website is located at http://www.postmedia.com. Information about us is included on our website. Our website and the information contained on its website are not part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision as to whether to invest in the exchange notes.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT (“RSA 421-B”) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. These statements reflect management’s current beliefs with respect to future events and are based on information currently available to management. Forward-looking statements involve significant known and unknown risks, uncertainties and assumptions. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, without limitation, those listed in the “Risk Factors” section of this prospectus. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results, performance or achievements could vary materially from those expressed or implied by the forward-looking statements contained in this prospectus. Such risks include, but are not limited to: competition from other newspapers and alternative forms of media; the influence of prevailing economic conditions and the prospects of our advertising customers on advertising revenue; the failure to fulfill our strategy of building our digital media and online businesses; failure to maintain our print and online newspaper readership and circulation levels; decreases in advertising revenue could have a negative impact on our results of operations; financial difficulties of certain of our contractors and vendors; competition with alternative emerging technologies; not being able to achieve a profitable balance between circulation levels and advertising revenues; not realizing our anticipated cost savings from our cost savings initiatives; seasonal variations; intellectual property rights; damage to our reputation; variations in the cost and availability of newsprint; variations in the cost and availability of ink; disruptions in information systems and technology and other manufacturing systems; labor disruptions; equipment failure; environmental, health and safety laws and regulations; controversial editorial content; unresolved litigation matters; failure to comply with “Canadian newspaper” status; the collectability of accounts receivable; goodwill and masthead impairment charges; disruptions in the credit markets; changes to our insurance policies; our under-funded registered pension plans; changes in pension fund investment performance; foreign exchange fluctuations; disruptions to the operations and services suppliers provide to us; increases in distribution costs due to increases in fuel prices; outsourcing certain aspects of our business to third party vendors; retaining and attracting sufficient qualified personnel; increases in sales, income and other taxes; the occurrence of natural or man-made disasters; compliance with the Sarbanes-Oxley Act of 2002; internal controls; the implementation of International Financial Reporting Standards; operating as a stand-alone company; change of laws; reliance on inaccurate third-party information; our financial statements not being comparable to prior periods; our substantial indebtedness; provisions under the terms of our financings which restrict our operations; interest rate risk and foreign exchange rate risk; not being able to generate sufficient cash to service all of our indebtedness; holding company structure. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Those factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

These factors should be considered carefully and prospective investors should not place undue reliance on the forward-looking statements. Although we base our forward-looking statements on assumptions that we believe were reasonable when made, which assumptions include, but are not limited to the Corporation’s future growth potential, results of operations, future prospects and opportunities, execution of the Corporation’s business strategy, a stable workforce, no material variations in the current tax and regulatory environments, future levels of indebtedness and the current economic conditions remaining unchanged, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

Any forward-looking statements which we make in this prospectus speak only as of the date of such statement, and we do not undertake, and specifically decline, except as required by applicable law, any obligation to update such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data. All of the forward-looking statements made in this prospectus are qualified by these cautionary statements.

NOTICE REGARDING PRESENTATION OF FINANCIAL INFORMATION

The financial statements included in this prospectus are presented in Canadian dollars. In this prospectus, references to “$” and “dollars” are to Canadian dollars and references to “US$” and “US dollars” are to United States dollars. See “Currency Translation.”

The financial statements included in this prospectus have been prepared in accordance with Part V of Canadian generally accepted accounting principles, or “GAAP.”

References to fiscal years refer to years ending August 31 of the relevant year.

The Corporation is a holding company that has a 100% interest in its subsidiary Postmedia Network Inc., the issuer of the notes. The Corporation was incorporated on April 26, 2010 to purchase indirectly, the assets and certain liabilities of Canwest Limited Partnership, or “Canwest LP,” on July 13, 2010, which we refer to as the “Acquisition.” Concurrent with such Acquisition, Postmedia Network Canada Corp. issued 27 million shares for gross proceeds of $250 million. Pursuant to the asset purchase agreement, which we will refer to as the “Asset Purchase Agreement,” in connection with the implementation of the Plan under the Companies’ Creditors Arrangement Act (Canada), which we refer to as the “CCAA,” relating to the LP Entities and certain of their affiliates, Postmedia Network Inc., purchased substantially all of the assets, including all of the outstanding shares of National Post, Inc., and assumed certain liabilities of Canwest LP, for $927.8 million payable in cash and the issuance of 13 million shares of the Corporation.

On September 1, 2009, Canwest LP began attributing the portion of national display advertising revenues and expenses associated with the newspaper websites to the Newspapers segment. We have not restated the prior periods because we are not able to generate the data for earlier periods and, as a result, prior period segment information is not comparable.

In accordance with the Canadian Securities Administrators requirements, the Corporation will report under GAAP, until it is required or elects to adopt International Financial Reporting Standards or “IFRS,” which takes effect for fiscal years beginning on or after January 1, 2011 with a required restatement of the comparative period. The Corporation will adopt IFRS effective September 1, 2011. There could be significant differences between GAAP and IFRS, as applied to the Corporation, as the Corporation has not yet completed a full evaluation of the differences between GAAP and IFRS. Accordingly, such information is not available to investors, and investors should consider this in making their investment decision. See “Risk Factors—We will adopt International Financial Reporting Standards” and the “Management’s Discussion and Analysis.”

GAAP AND NON-GAAP FINANCIAL MATTERS

Unless otherwise indicated, all financial statement data in this prospectus has been prepared using GAAP. This prospectus also makes reference to certain non-GAAP measures. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and are therefore unlikely to be comparable to similar measures presented by other issuers. Rather, these measures are provided as additional information to complement GAAP measures by providing a further understanding of our results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered in isolation or as a substitute for analysis of our financial information reported under GAAP.

We refer to the terms EBITDA and Operating profit before amortization, restructuring and other items in various places in this prospectus. These are supplemental financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Our measurements of EBITDA and Operating profit before amortization, restructuring and other items may not be comparable to those of other companies. Please see Note 17 under “Summary—Summary Historical and Pro Forma Financial and Other Data” for a more thorough discussion of our use of EBITDA in this prospectus, including the reasons we feel it is useful to management and why it may be useful to investors, and a reconciliation of EBITDA to the most closely comparable financial measure calculated in accordance with GAAP. Please see “Management’s Discussion and Analysis—Important Information” and “Reconciliation of Non-GAAP Financial Measures” for a further discussion of Operating profit before amortization, restructuring and other items, including the reasons that we believe it is useful to management and why it may be useful to investors, and a reconciliation of Operating profit before amortization, restructuring and other items to the most closely comparable financial measure calculated in accordance with GAAP.

Additionally, GAAP differs from U.S. GAAP in several respects. For a discussion of the principal differences between GAAP and U.S. GAAP, see note 21 to our audited consolidated financial statements for the period ended August 31, 2010, note 14 of our interim unaudited consolidated financial statements for the three and six months ended February 28, 2011, note 29 of Canwest LP’s financial statements for the period ended May 31, 2010 and years ended August 31, 2009 and August 31, 2008 and note 20 of Canwest LP’s interim unaudited consolidated financial statements for the three and six months ended February 28, 2010 and February 28, 2009.

MARKET, RANKING, INDUSTRY DATA AND FORECASTS

This prospectus includes market share, ranking, industry data and forecasts that we obtained from industry publications, surveys, public filings, documents and internal sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we have not independently verified any of the data from third party sources and have not ascertained the underlying economic assumptions relied upon therein, we generally believe and act as though the information is reliable. Unless otherwise stated herein:

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individual newspaper circulation figures were obtained from the Audit Bureau of Circulations, or “ABC,” and the Canadian Circulations Audit Board, or “CCAB,” which are independent audit organizations that audit the circulation of print media entities, including newspapers;

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information regarding industry-wide newspaper circulation revenue and circulation were obtained from Newspapers Canada, a partnership between the Canadian Newspaper Association and the Canadian Community Newspaper Association, which are not-for-profit industry associations representing publishers of Canadian daily newspapers and weekly newspapers, respectively. The Circulation Data Report, prepared by Newspapers Canada, calculates paid circulation levels based on data provided by both ABC and CCAB reports. No single publication schedule applies across the Canadian newspaper

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industry. Therefore, in the Circulation Data Report, Newspapers Canada makes further calculations based on ABC and CCAB data to derive industry-wide figures;

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information regarding industry-wide total advertising revenue in Canada and advertising revenue share by media type was obtained from the Television Bureau of Canada, an industry association in Canada that provides research and informational resources to its members;

•	newspaper readership information was obtained from NADbank Inc., a research organization that provides market information for its newspaper, advertising agency and advertiser members; and

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internet audience measurement information was obtained from comScore Media Metrix, the audience measurement division of comScore, Inc., which we refer to as “comScore.” comScore defines “Total Unique Visitors,” a measure that we cite through this document, as “the estimated number of different individuals (in thousands) that visited any content of a website, a category, a channel, or an application during the reporting period.”

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Additional information regarding community newspapers was sourced from ComBase, the principal readership research conducted on behalf of the community newspaper industry in Canada. The study provides market-by-market information to assist in the buying and selling of community newspaper advertising space.

Statements as to our market position and ranking are based in part on market data currently available to us, as well as management’s estimates and assumptions that have been made regarding the size of our markets within our industry. We believe data regarding the size of the markets and market share are inherently imprecise, but generally indicate size and position and market share within our markets. We use and rely on this research in a variety of ways in the ordinary course of our business, including in connection with advertising activities. We are not aware of any misstatements regarding the industry data presented herein, although the estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

TRADEMARKS, SERVICE MARKS AND COPYRIGHTS

We own or have rights to use the trademarks, service marks and trade names that we use in connection with the operation of our business. Each trademark, service mark and trade name of any other company appearing in this prospectus is, to our knowledge, owned by such other company. We also own or have the rights to use the copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the ©, ® and TM symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

CURRENCY TRANSLATION

The following table lists, for each period presented, the high and low exchange rates, the average of the closing exchange rates, or “Closing Rates,” on the last day of each month during the period indicated and the exchange rates at the end of the period for one US dollar, expressed in Canadian dollars, based on the closing rate as announced by the Bank of Canada. These rates are presented for information purposes. For information about the basis of translating US dollars into Canadian dollars in our financial statements, see note 2 to our audited consolidated financial statements contained elsewhere in this prospectus.

(Canadian dollars)	High	Low	Average	Period end
Year ended August 31,
2006	$1.1937	$1.0983	$1.1476	$1.1053
2007	$1.1855	$1.0378	$1.1208	$1.0562
2008	$1.0693	$0.9215	$1.0067	$1.0620
2009	$1.2991	$1.0328	$1.1776	$1.0950
2010	$1.1048	$0.9988	$1.0452	$1.0665
Nine months ended May 31, 2011	$1.0535	$0.9464	$0.9952	$0.9686

In this prospectus, the relevant period end closing rate has been used to calculate balance sheet data and the average closing rate has been used to calculate statement of operations data. The closing rate used to record the transactions that occurred on July 13, 2010, including the Acquisition, was $1.0337, which is the closing rate announced by the Bank of Canada on July 13, 2010 to convert one US dollar to one Canadian dollar. On June 10, 2011, the corresponding closing rate was $0.9783.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

Holdings and the Issuer are incorporated under the CBCA. Each of Holdings and the Issuer has its head office in Ontario, Canada. A majority of Holdings’ and the Issuer’s directors and officers and certain of the experts named in this prospectus reside principally outside of the United States and all or a substantial portion of their assets and all or substantially all of the assets of Holdings and the Issuer are located outside of the United States. Holdings and the Issuer have agreed, in accordance with the terms of the indenture under which the exchange notes will be issued, to accept service of process in any suit, action or proceeding with respect to the indenture and the notes brought in any federal or state court located in the Borough of Manhattan in the City of New York by an agent designated for such purpose, and to submit to the exclusive jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for you to effect service of process within the United States upon Holdings and the Issuer or their directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of U.S. courts based upon the civil liability under the federal securities laws of the United States. Holdings and the Issuer have been advised by Goodmans LLP, their Canadian counsel, that there is doubt as to the enforceability in Canada against Holdings and the Issuer or against their directors, officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the federal securities laws of the United States. Furthermore, if a judgment was obtained outside Canada and efforts were made to enforce the judgment in Canada, there is some doubt that the Canadian courts would agree to recognize and enforce a foreign judgment. See “Description of notes—Enforceability of judgments.”

SUMMARY

The following is a summary only and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus.

The Business

Overview of the Business

We are the largest publisher of English-language paid daily newspapers by circulation in Canada, according to Newspapers Canada’s 2010 Circulation Data Report. The Corporation’s English-language paid-daily newspapers have, in total, the highest weekly print readership when compared to the total weekly print readership of English-language dailies belonging to each of the other media organizations in Canada, based on the NADbank Inc. 2010 survey data. Our business consists of news and information gathering and dissemination operations, with products offered in all major markets and a number of regional and local markets in Canada through a variety of print, online, digital and mobile platforms. The combination of these distribution platforms provides readers with a variety of media through which to access and interact with our content. The breadth of our reach and the diversity of our content enable advertisers to reach their target audiences, through the convenience of a single provider, on local, regional and national scales.

We had approximately a 31% share of Canada’s total paid daily newspaper paid circulation according to Newspapers Canada’s 2010 Circulation Data Report. The Corporation has the leading English-language paid daily newspapers, based on weekly print readership, in five out of the six largest advertising markets in Canada according to 2010 NADbank Inc. survey data. Our daily newspaper brands are among the oldest in Canada with an average publication history of 132 years. Our operations consist of news and information gathering and dissemination operations, with products offered in a number of markets across Canada through a variety of daily and community newspapers, online, digital and mobile platforms.

We operate digital media and online assets including the canada.com network, FPinfomart.ca and each newspaper’s online website. The canada.com network is one of Canada’s leading online general news and information sources and averaged 6.6 million monthly unique visitors in fiscal 2010 (as compared to an average of 5.6 million monthly unique visitors for the same period in fiscal 2009). FPinfomart.ca is a subscription-based, business-to-business online news monitoring service that provides corporate and financial data on Canadian companies and, as of August 31, 2010, served approximately 1,160 clients with approximately 50,000 users accessing approximately 5,850 domestic and international sources.

For financial reporting purposes, the Corporation has one reportable segment, the Newspapers segment, as well as a non-reportable segment, included in the All other category. The Newspapers segment publishes daily and non-daily newspapers and operates newspaper websites. Revenues from the All other category primarily consist of advertising and subscription revenues from FPinfomart.ca and the website canada.com.

Company History and Significant Acquisition

7535538 Canada Inc. was incorporated under the CBCA on April 26, 2010. Its name was changed to Postmedia Network Canada Corp. pursuant to Articles of Amendment filed on July 8, 2010. 7536321 Canada Inc. was incorporated under CBCA on April 27, 2010. Its name was changed to Postmedia Network Inc. pursuant to Articles of Amendment filed on June 25, 2010 and it is a wholly-owned subsidiary of the Corporation.

Both the Corporation and the Issuer were specifically incorporated for the sole purpose of facilitating the acquisition of substantially all of the newspaper and related online, digital, and mobile assets of the LP Entities (as hereafter defined) and National Post Inc., as described in “Business—Acquisition of the Business.” All of the newspapers, online, digital and mobile assets that we now operate were previously operated by Canwest LP.

Canwest LP was formed on September 7, 2005 under the laws of the Province of Ontario to acquire the newspaper and related online, digital, and mobile assets of CanWest MediaWorks Inc. for purposes of facilitating an income fund spinoff whereby approximately 25.8% of Canwest LP’s business was offered to the public. On May 5, 2007, Canwest LP was privatized pursuant to a privatization agreement and Canwest LP’s business was once again indirectly, but wholly, owned by Canwest Global Communications Corp., a parent company that also wholly owned, among other entities, Canwest Publishing Inc., Canwest Books Inc. and Canwest (Canada) Inc. For a description of the Canwest LP business, please refer to Canwest LP’s financial statements for the periods ended May 31, 2010 and July 12, 2010, and the years ended August 31, 2009 and August 31, 2008 elsewhere in this prospectus.

Canwest Publishing Inc., Canwest Books Inc., and Canwest (Canada) Inc. sought, and on January 8, 2010 obtained, protection from creditors under the CCAA. Although not itself an applicant, the protections provided by the CCAA were extended to Canwest LP, Canwest Publishing Inc., Canwest Books Inc., and Canwest (Canada) Inc., together with Canwest LP, are hereinafter collectively referred to as the “LP Entities.” National Post Inc. was excluded from the CCAA protection.

Pursuant to the CCAA proceedings, a sale and investor solicitation process was initiated and on July 13, 2010, we acquired substantially all of the assets, including the shares of National Post Inc., and assumed certain liabilities of Canwest LP, for $1.047 billion. The consideration for the Acquisition consisted of cash consideration of $927.8 million and non-cash consideration, through the issuance of equity having a value of $120.1 million. To satisfy the cash portion of the purchase price and to fund certain transaction costs under the Asset Purchase Agreement and the Plan, we raised an aggregate of $954.4 million of financing, consisting of the Term Loan Facility, the offering of the notes and the Funding Commitment (each as defined herein). See “Significant Acquisition” for a more detailed description of the Acquisition and “Significant Acquisition—Consideration” and “Description of Certain other Indebtedness” for a more detailed description of the financing arrangements. On January 31, 2011, we dissolved National Post Inc. and transferred all of its assets and liabilities to Postmedia Network Inc.

Competitive Strengths

We believe that we have the following competitive strengths:

Industry leading brands with diverse advertising markets. The Corporation has the leading English-language paid daily newspapers, based on weekly print readership, in five out of the six largest advertising markets in Canada according to 2010 NADbank survey data. We had approximately a 31% share of Canada’s total paid daily newspaper circulation according to Newspapers Canada’s 2010 circulation data. We offer advertisers access to a broad range of distribution platforms to reach their target audiences, through a single provider, on local, regional and national scales. We believe our leading market position and recognizable brands provide us with a significant advantage over other Canadian media alternatives competing for advertising dollars. Our print advertising revenue was $159.6 million and $356.9 million for the three and six months ended February 28, 2011, representing 66% and 67% of total revenue for such periods, respectively. For the six months ended February 28, 2011, print advertising by major category was as follows: national advertising 39%, retail advertising 26%, classified advertising 17%, insert advertising 15%, and other advertising 3%. For fiscal 2010, print advertising by major category was as follows: national advertising 36%, retail advertising 27%, classified advertising 19%, inserts advertising 15%, and other advertising 3%. During the three and six months ended February 28, 2011, we experienced print advertising revenue declines of approximately 5% and 2% respectively, compared to the three and six months ended February 28, 2010. During the year ended August 31, 2010, we experienced print advertising revenue declines of approximately 6% compared to the year ended August 31, 2009.

Operational efficiencies and disciplined focus on cost control. As the largest publisher of English-language paid daily newspapers by circulation in Canada, we operate as an integrated business and benefit from leveraging costs and relationships across our newspaper and digital media and online operations, providing economies of scale. Key areas in which we enjoy economies of scale include: sharing of editorial content, negotiation of favorable newsprint prices, maximization of printing capacity and usage, coordination of distribution, sales and administrative support functions and advertising sales. In addition, we believe we have a disciplined focus on cost control. Our cost reduction initiatives have included voluntary and involuntary employee buyout programs and outsourcing advertisement production functions and customer service call centre operations.

Strong online presence. We have an extensive portfolio of digital media and online assets which we believe will provide a key opportunity for additional revenue growth. We own, operate and represent some of the most visited news and information websites in Canada, including one of Canada’s leading online general news and information sources, canada.com. In fiscal 2010, our National Post and our ten daily metropolitan newspaper websites, which form canada.com newspapers, ranked number one for unique visitors in the newspaper category in Canada according to comScore. On average, in fiscal 2010, sites owned and represented by Postmedia (which comScore refers to as “Postmedia Network”) ranked fifth overall for unique visitors (7,381,000) in the news and information category in Canada according to comScore. Postmedia Community Publishing, our community newspapers, also operates websites, allowing these publications to reach a broader audience.

Ownership and sharing of proprietary high-quality content. We generate, gather and disseminate what we believe to be high quality news and information content for use throughout our business. We own or have the rights to use the editorial content that is produced by our employees and freelancers, which generally allows for sharing of information and editorial content among our various publications. In addition, Postmedia News coordinates our news gathering and editorial content sharing across our operations, thereby eliminating duplication of editorial efforts, reducing the net cost of news gathering and enabling the coverage of a greater range of stories.

Experienced, media-focused management team. We believe we have one of the most experienced and innovative leadership teams in the Canadian newspaper industry. With a focus on diversifying the expertise mix over the past several years, we have added executives with backgrounds in digital media, telecommunications, editorial and consumer packaged goods and marketing.

Business Strategy

Our strategy centers on the following key objectives:

Aggressively pursue digital media and online revenue growth. We intend to grow our revenue by leveraging our industry leading print brands and strong customer relationships into our expanding digital media product offerings. We believe our digital media products offer a compelling combination of deep local verticals and national sites covering Canada’s largest markets by population. We seek to develop new revenue streams by providing advertisers with attractive opportunities to communicate with consumers through online offerings, newspapers and other print products. Our digital revenue grew 6% in fiscal 2010 relative to fiscal 2009 and 5% in fiscal 2009 relative to fiscal 2008 and we believe we are well-positioned to aggressively pursue digital media and online advertising revenue growth by building upon local and national online sales momentum. We also plan to pursue additional national third party sales representation agreements, accelerate development of digital media and online classified opportunities, and further develop emerging revenue opportunities such as digital media and online video and mobile products. We intend to focus on those advertising categories which we believe offer higher growth potential such as real estate, travel and technology. We also intend to target incremental local revenues by leveraging our leading position and geographic diversification through continued development of products targeted at local advertisers and the small and mid-sized business market, and the continued development of low-cost sales channels. We plan to accomplish our goals by building upon our success in cross-media platform advertising sales and continuing to attract non-traditional newspaper advertisers through the use of specialty products and targeted editorial content.

Broadening our audience. We intend to broaden our audiences, stabilize circulation and solidify reader loyalty by focusing on three main areas: strategic circulation and readership initiatives, acceleration of the development of existing online, digital and mobile products, and development of new content channels. Our strategic circulation and readership initiatives include launching a new database marketing technology to improve subscriber retention, shifting the emphasis to new online subscription marketing channels (e.g., self-serve, e-mail and contests) from more traditional channels, such as telemarketing, and introducing additional editorial content and promotional campaigns. We intend to accelerate the development of existing online, digital and mobile products by focusing on local newspaper websites and national content channels, and intend to complete the launch of new versions of our classified sites in the automotive, employment and real estate categories. We also intend to increase our investment in online video capabilities and content in the future. We plan to develop new content channels by continuing to explore new delivery channels, partnerships and distribution opportunities, such as formatting our daily newspapers to be compatible in mobile and e-reader devices. In addition, we intend to continue to grow sales of Postmedia News, Postmedia Editorial Services and FPInfomart.ca products and services to third party clients.

Reduce cost structure. During fiscal 2010, a range of operating cost efficiencies were successfully implemented, resulting in reduced expenses. Some of these operating cost reduction initiatives included: voluntary and involuntary employee buyout programs, outsourcing advertisement production functions and customer service call centre operations and the preliminary roll out of our classified call centre in Calgary. As we continue to implement our cost reduction initiatives, we have also identified additional opportunities for cost reductions, which we believe will lead to further savings. We intend to explore opportunities to reduce product costs by optimizing our distribution footprint, production schedules and shared distribution. We are also pursuing key technology projects, such as our new content management system, in order to achieve operational efficiencies, leverage economies of scale and enhance user experiences. Subsequent to the Acquisition, we implemented a series of voluntary buyouts and involuntary terminations as well as a series of transformation projects. Projects include: editorial pagination, accounts receivable consolidation and financial restructuring, outsourcing and consolidation of various functions, sales restructuring, circulation strategy, pricing and audience development, newsroom transformation, and strategic real estate and asset reviews.

Continue to transform our organization. We plan to continue to transform our organization from a traditional newspaper publishing business to an innovative multimedia editorial content developer and distributor with a strong revenue focus. We intend to explore opportunities to invest in new information technology to replace aging business systems in high-priority areas such as digital media and information technology. To ensure that our local and national sales organization is pursuing the highest potential revenue opportunities, we have integrated our sales forces in our newspaper and digital media and online operations and are aligning our incentive programs with our strategic priorities.

Risk Factors

Prospective investors should carefully consider the information set out under “Risk Factors,” including, without limitation, risks related to our business, risks relating to our indebtedness, and other information set out in this prospectus.

Summary Historical and Pro Forma Financial and Other Data

Set forth below is summary historical financial and other data of Postmedia and Canwest LP and summary unaudited pro forma condensed consolidated financial and other data of Postmedia, at the dates and for the periods indicated.

The summary financial data as of and for the period ended August 31, 2010 has been derived from Postmedia’s audited reissued consolidated financial statements for the period ended August 31, 2010 included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP, our independent auditors.

The summary financial data as of and for the years ended August 31, 2008 and August 31, 2009 and for the nine months ended May 31, 2010 and for the period from June 1, 2010 to July 12, 2010 has been derived from Canwest LP’s audited financial statements for the periods ended May 31, 2010 and July 12, 2010 and the years ended August 31, 2009 and August 31, 2008. Canwest LP’s audited financial statements for the periods ended May 31, 2010 and July 12, 2010 and years ended August 31, 2009 and August 31, 2008 can be found elsewhere in this prospectus, and have been audited by PricewaterhouseCoopers LLP, its independent auditors.

Canwest LP adopted the liquidation basis of accounting as of May 31, 2010, and as a result, did not present a statement of earnings or statement of cash flows subsequent to May 31, 2010 or a balance sheet as at May 31, 2010 or subsequent thereto.

The summary unaudited financial data as of and for the six months ended February 28, 2011 has been derived from Postmedia’s unaudited interim consolidated financial statements for the three and six months ended February 28, 2011 included elsewhere in this prospectus. The summary financial data as of and for the six months ended February 28, 2010 has been derived from Canwest LP’s unaudited interim consolidated financial statements for the three and six months ended February 28, 2010 included elsewhere in this prospectus. This summary interim consolidated financial data has been prepared on a basis consistent with the audited consolidated financial statements. In the opinion of management, such interim consolidated financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full fiscal year or any future period.

The summary unaudited pro forma condensed consolidated financial and other data for the year ended August 31, 2010 has been prepared to give effect to the Events (as defined in the Unaudited pro forma condensed consolidated statement of operations for the year ended August 31, 2010, included elsewhere in this prospectus) as if they had occurred on September 1, 2009, as described in the unaudited pro forma condensed consolidated statement of operations, and the notes thereto, included elsewhere in this prospectus. The unaudited pro forma adjustments are based on information and assumptions that we believe are reasonable under the circumstances. The summary unaudited pro forma condensed consolidated financial and other data is for informational purposes only and does not purport to represent what our results of operations or other financial information actually would have been if the Events had occurred September 1, 2009, and it does not purport to project the results of operations for any future period.

The summary historical and pro forma financial and other data should be read in conjunction with, and are qualified by reference to “Acquisition of the Business,” “Recent History and Development of the Business,” “Significant Acquisition,” “Management’s Discussion and Analysis,” the audited consolidated financial statements and related notes of Postmedia for the period ended August 31, 2010 and the audited financial statements and related notes of Canwest LP for the periods ended May 31, 2010 and July 12, 2010 and the years ended August 31, 2009 and August 31, 2008, included elsewhere in this prospectus. In addition, the historical financial statements of Canwest LP are not comparable to the financial statements of Postmedia following the Acquisition due to the effect of the Events.

Canwest LP’s historical consolidated financial data has been reclassified to be consistent with Postmedia’s revenue, expense and segment presentation.

Our financial information is prepared in accordance with GAAP. GAAP differs from US GAAP in several respects. For a discussion of the principal differences between GAAP and U.S. GAAP, see note 21 to Postmedia’s annual audited consolidated financial statements for the period ended August 31, 2010 and note 14 of Postmedia’s interim unaudited consolidated financial statements for the three and six months ended February 28, 2011. For Canwest LP, refer to note 29 of the financial statements for the period ended May 31, 2010 and years ended August 31, 2009, August 31, 2008 and note 20 of the interim unaudited consolidated financial statements for the three and six months ended February 28, 2010 and February 28, 2009.

	Canwest LP					Postmedia	Canwest LP	Postmedia	Postmedia
	Years ended August 31,		Nine months ended May 31	Period from June 1, 2010 to July 12,		Period from July 13, 2010 to August 31,	Six months ended February 28,		Pro forma Year ended August 31,
($ in millions)	2008	2009	2010	2010		2010	2010	2011	2010
Statement of operations data:
Revenues
Print advertising	$933.0	$740.0	$542.7	$78.2	(15)	$75.6	$362.3	$356.9	$696.5
Print circulation	250.1	246.1	181.3	27.8	(15)	31.7	120.6	116.9	240.8
Digital	75.1	79.1	63.8	9.6	(15)	10.8	42.4	45.1	84.2
Other	39.9	33.9	23.4	3.6	(15)	4.0	15.5	10.7	37.0

	1,298.1	1,099.1	811.2	119.2		122.1	540.8	529.6	1,058.5

Operating expenses
Compensation	509.5	480.5	352.2	54.1	(15)	62.4	231.7	215.5	468.7
Newsprint	103.4	92.7	50.7	7.5	(15)	8.2	34.3	32.3	66.4
Other operating	392.1	354.0	247.4	38.1	(15)	40.8	164.8	165.9	335.0
Amortization(1)	48.8	40.5	30.7	7.1		11.1	20.6	38.0	81.0
Restructuring of operations and other items(2)	10.7	28.8	2.7	(0.5)		11.2	2.5	36.6	13.4

Operating income (loss)	233.6	102.6	127.5	12.9		(11.6)	86.9	41.3	94.0
Interest expense	109.2	98.4	60.6	4.5		12.7	50.5	42.5	79.5
Other income(3)	(2.5)	(2.5)	(1.5)	(0.3)		—	(1.0)	—	—
Loss (gain) on disposal of property and equipment	0.6	(2.2)	—	—		—	—	—	—
Gain on disposal of investment(4)	(1.2)	—	—	—		—	—	—	—
Loss on disposal of interest rate swap(5)	—	180.2	—	—		—	—	—	—
Ineffective portion of hedging derivative instrument(5)	—	60.1	—	—		—	—	—	—
Loss (gain) on derivative financial instruments(6)	—	—	—	—		(7.5)	—	27.6	(7.5)
Impairment loss on masthead(7)	—	28.3	—	—		—	—	—	—
Foreign currency exchange (gains) losses(5)(8)	(0.5)	(154.5)	(49.6)	(4.5)		9.6	(45.4)	(23.3)	(25.5)
Acquisition costs(9)	—	—	—	—		18.3	—	1.2	19.5

Net earnings (loss) before reorganization costs and income taxes	128.0	(105.2)	118.0	13.2		(44.7)	82.8	(6.7)	28.0
Reorganization costs(10)	—	25.8	41.2	16.5		—	31.7	—	—

Net earnings (loss) before income taxes	128.0	(131.0)	76.8	(3.3)		(44.7)	51.1	(6.7)	28.0
Provision for (recovery of) income taxes(11)	(0.4)	(8.9)	(18.1)	n/a	(13)	—	(3.1)	—	4.9

Net earnings (loss)	$128.4	$(122.1)	$94.9	n/a	(13)	$(44.7)	$54.2	$(6.7)	$23.1

	Canwest LP						Postmedia	Canwest LP		Postmedia	Postmedia
	Years ended August 31,		Nine months ended May 31		Period from June 1, 2010 to July 12,		Period from July 13, 2010 to August 31,	Six months ended February 28,			Pro forma Year ended August 31,
($ in millions)	2008	2009	2010		2010		2010	2010		2011	2010

Other data:
EBITDA(17)	$286.0	$7.9	$168.1		$8.3		$(20.9)	$122.2		$73.8	$188.5
EBITDA as a percent of revenue	22.0%	0.7%	20.7%		7.0%		—	22.6%		13.9%	17.8%
Cash flows from operating activities	187.9	103.4	88.8		n/a	(13)	17.5	50.9		4.6	n/a	(12)
Additions to property and equipment and intangible assets	36.6	30.6	9.2		n/a	(13)	1.4	5.4		8.0	n/a	(12)

Balance sheet data:
Long-term debt (including current portion)(8)	$1,331.9	$1,380.1	n/a	(13)	n/a	(13)	$646.0	$865.0	(16)	$577.3	n/a	(12)
Total assets	684.3	654.9	n/a	(13)	n/a	(13)	1,266.2	700.1		1,216.4	n/a	(12)

Segment operating statistics:(14)
Newspapers segment
Revenue	$1,261.2	$1,058.2	$785.9		$115.9	(15)	$117.7	$523.8		$511.8	n/a	(12)
Operating profit	318.1	182.3	169.6		22.3	(15)	17.7	115.3		125.3	n/a	(12)
Inter-segment revenue	(4.3)	(4.7)	(3.4)		(0.5	)(15)	(0.8)	(2.5)		(2.2)	n/a	(12)
All other
Revenue	$41.2	$45.6	$28.7		$3.8	(15)	$5.2	$19.5		$20.0	n/a	(12)
Operating profit (loss)	5.3	8.0	11.0		0.3	(15)	(0.9)	7.8		8.0	n/a	(12)
Corporate
Operating loss	$(30.3)	$(18.4)	$(19.7)		$(3.1	)(15)	$(6.1)	$(13.1)		$(17.4)	n/a	(12)

Notes:

(1)	Amortization reflects amortization of property and equipment and definite life intangibles. The increase in amortization for the period ended August 31, 2010, the six months ended February 28, 2011 and the pro forma results for the year ended August 31, 2010 reflects the recording of fair value increases to the carrying value of property and equipment and intangible assets as a result of the Acquisition.
(2)	Restructuring of operations and other items for the years ended August 31, 2008, 2009, for each of the periods during 2010 and for the six months ended February 28, 2010 and 2011 reflect employee termination costs related to various initiatives undertaken by Canwest LP and Postmedia with the objective of permanently reducing or eliminating costs. These initiatives are largely the result of standardization, centralization, outsourcing and automation of business processes.
(3)	Other income recognized by Canwest LP represents a charge to the Canwest group of companies under the shared services agreement for the use of equipment that was owned by Canwest LP.
(4)	During fiscal 2008 Canwest LP divested an investment in Edmonton Investors Group Holdings Ltd. and recorded a gain of $1.2 million.
(5)	On May 29, 2009, as a result of a payment default by Canwest LP, the hedging agreements in place were terminated resulting in the termination of hedging derivative instruments. In the year ended August 31, 2009, Canwest LP recorded an interest rate and foreign currency swap loss of $180.2 million, reclassified $60.1 million of accumulated other comprehensive losses to the income statement as a result of hedge ineffectiveness and recorded a foreign currency exchange gain on the related long-term debt of $152.1 million.
(6)	Loss (gain) on derivative financial instruments reflects Postmedia’s accounting treatment for a foreign currency interest rate swap that was not designated as a hedge and a variable prepayment option on Postmedia’s Senior Secured Notes that represents an embedded derivative that is accounted for separately at fair value.
(7)	During fiscal 2009, due to a decline in operating results, and lower expectations for advertising revenue growth, Canwest LP recorded an impairment charge on intangible assets of $28.3 million related to the masthead of the National Post.
(8)	Foreign currency exchange gains and losses were nominal for fiscal 2008 due to hedging agreements that were put in place by Canwest LP. For the six months ended February 28, 2010, the nine months ended May 31, 2010 and the period ended July 12, 2010, Canwest LP did not enter into any derivatives to hedge foreign currency risk. Postmedia has entered into derivative financial instruments to hedge foreign currency risk on the majority of its US dollar denominated debt; however, Postmedia did not designate all of these derivative financial instruments as hedges and as a result do not use hedge accounting for financial reporting purposes on the Term Loan Credit Facility and as a result recorded a foreign currency exchange loss for the period ended August 31, 2010 and a foreign currency exchange gain for the six months ended February 28, 2011. See “Management’s Discussion and Analysis—Financial Instruments Risk Management.”

(9)	Acquisition costs relate to advisory, legal, valuation, and other professional fees incurred in connection with the Acquisition of Canwest LP which are non-recurring.
(10)	Reorganization costs represent costs that can be directly associated with the reorganization and CCAA filing of Canwest LP. These costs consist of professional fees, advisory fees, management incentive plan and key employee retention plan costs, and foreign currency exchange losses resulting from translating monetary items that are subject to compromise at the period end compared to the translated amounts at January 8, 2010, the date of Canwest LP’s CCAA filing, and amounts related to resolution of legal claims outstanding on the date of Canwest LP’s CCAA filing.
(11)	Canwest LP was not a taxable entity so the income tax recoveries for the years ended August 31, 2008 and August 31, 2009 represent income taxes payable by its corporate subsidiaries. Postmedia had taxable losses for the period ended August 31, 2010 and the six months ended February 28, 2011 and has recorded a valuation allowance to reduce the tax recovery to nil in these periods.
(12)	The pro forma financial statements included in this prospectus only contain an unaudited pro forma condensed consolidated statement of operations. As a result cash flows from operating activities, additions to property and equipment and intangible assets, long-term debt, total assets, and segment operating statistics have not been presented in the summary financial information.
(13)	Canwest LP adopted the liquidation basis of accounting as of May 31, 2010 and, as a result, a consolidated balance sheet was not presented. As Canwest LP was under the liquidation basis of accounting for the period from June 1, 2010 to July 12, 2010, the supplementary financial information in note 5 of the annual audited financial statements of Canwest LP did not include a provision for income taxes. Additionally, under the liquidation basis of accounting a balance sheet as at July 12, 2010 and a cash flow statement for the period from June 1, 2010 to July 12, 2010 was not prepared for Canwest LP and as a result balance sheet information as at May 31, 2010 and July 12, 2010 has not been presented in the above table and cash flows from operating activities and additions to property and equipment and intangible assets for the period from June 1, 2010 to July 12, 2010 have also not been presented in the above table.
(14)	As of September 1, 2009, we began attributing the portion of national display advertising revenues and expenses with our newspaper websites to the Newspapers segment. We have not restated the prior periods because we are not able to generate the data for earlier periods and, as a result, prior period segment information is not comparable.
(15)	These results have been derived from the accounting records of Canwest LP.
(16)	Long-term debt does not include Canwest LP’s Senior Subordinated Unsecured Notes of $421.0 million and the Senior Subordinated Unsecured Credit Facility of $75.0 million as they have been reclassified to liabilities subject to compromise as a result of the CCAA filing of Canwest LP.
(17)	EBITDA is defined as earnings before interest, taxes and amortization. EBITDA is not a recognized measure of financial performance under GAAP. Management utilizes EBITDA in making strategic resource allocations. Investors are cautioned, however, that EBITDA should not be construed as an alternative to operating income or net earnings determined in accordance with GAAP as an indicator of our performance. Our method of calculating EBITDA may differ from that of other companies, and, accordingly, EBITDA may not be comparable to measures used by other companies. A reconciliation of EBITDA to net earnings is provided below. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect changes in or cash requirements for our working capital needs;

•	EBITDA does not reflect our interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;

•	EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect our significant pension and post-retirement obligations;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

The following is a reconciliation of net earnings (loss) to EBITDA for the periods presented:

	Canwest LP				Postmedia	Canwest LP	Postmedia	Postmedia
	Year ended August 31,		Nine months ended May 31,	Period from June 1, 2010 to July 12,	Period from July 13, 2010 to August 31,	Six months ended February 28,		Pro forma Year ended August 31,
($ in millions)	2008	2009	2010	2010	2010	2010	2011	2010
Net earnings (loss)	$128.4	$(122.1)	$94.9	n/a	$(44.7)	$54.2	$(6.7)	$23.1
Provision for (recovery of) income taxes	(0.4)	(8.9)	(18.1)	n/a	—	(3.1)	—	4.9

Net earnings (loss) before income taxes	128.0	(131.0)	76.8	(3.3)	(44.7)	51.1	(6.7)	28.0
Add:
Amortization	48.8	40.5	30.7	7.1	11.1	20.6	38.0	81.0
Interest expense	109.2	98.4	60.6	4.5	12.7	50.5	42.5	79.5

EBITDA	$286.0	$7.9	$168.1	$8.3	$(20.9)	$122.2	$73.8	188.5

Summary of the Exchange Offer

The following is a brief summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	Up to US$275,000,000 aggregate principal amount of new 12.50% Senior Secured Notes due 2018, which have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

The form and terms of these exchange notes are identical in all material respects to those of the outstanding notes except that:

•	the exchange notes have been registered under the U.S. federal securities laws and will not bear any U.S. securities law legend restricting their transfer; and

•	the exchange notes bear a series B designation and a different CUSIP number than the outstanding notes.

The Exchange Offer	We are offering to exchange $2,000 in principal amount and any integral multiples of $1,000 in principal amount in excess of $2,000 of each of our new 12.50% Senior Secured Notes due 2018 for each $2,000 in principal amount and any integral multiples of $1,000 in principal amount in excess of $2,000 of our outstanding 12.50% Senior Secured Notes due 2018.

We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on July 12, 2011. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in denominations of $2,000 and any integral multiples of $1,000 in principal amount in excess of $2,000.

In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are US$275,000,000 aggregate principal amount of outstanding 12.50% Senior Secured Notes due 2018. We will issue the exchange notes promptly after the expiration of the exchange offer.

Transferability of Exchange Notes	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes;

•	you are not an affiliate of ours; and

•	you are not a broker-dealer that acquired any of its outstanding notes directly from us.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on July 12, 2011, unless we extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our reasonable discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the outstanding notes. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Outstanding Notes

Except as described in the section titled “The Exchange Offer—Guaranteed Delivery Procedures,” a tendering holder must, on or prior to the expiration date (1) transmit to the exchange agent confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at the Depository Trust Company and (2) instruct the Depository Trust Company to transmit an agent’s message to the exchange agent or deliver a properly completed and duly executed letter of transmittal and all other required documents to the exchange agent.

Effect of Not Tendering	Any outstanding notes that are not tendered, or that are tendered but not accepted, will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the U.S. federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the U.S. federal securities laws. See “The Exchange Offer—Effect of Not Tendering.”

Withdrawal Rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Interest on Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Subject to the conditions stated in the section “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer—Terms of the Exchange Offer; Acceptance of Tendered Notes.”

Material United States Federal Income Tax Considerations	The exchange by a holder of outstanding notes for exchange notes to be issued in the exchange offer will not result in a taxable transaction for United States federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Mellon, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds.”

Risk Factors

You should carefully consider the matters set forth under “Risk Factors” before you decide to tender your outstanding notes pursuant to the exchange offer.

Summary of the Terms of the Exchange Notes

The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the outstanding notes and will be governed by the same indenture.

Issuer	Postmedia Network Inc.

Notes Offered	Up to US$275,000,000 aggregate principal amount of new 12.50% Senior Secured Notes due 2018 that have been registered under the Securities Act.

Interest	The exchange notes will accrue interest from the most recent interest payment date to which interest has been paid on the outstanding notes at the rate of 12.50% per year. Interest on the exchange notes will be payable semi-annually in arrears on January 15 and July 15.

Maturity Date	July 15, 2018.

Optional Redemption	The exchange notes will be redeemable at our option, in whole or in part, at any time on or after July 15, 2014, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to July 15, 2014, we may redeem up to 35% of the original principal amount of the notes with the proceeds of certain equity offerings at a redemption price of 112.500% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to July 15, 2014, we may also redeem some or all of the notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, plus a “make-whole premium.”

See “Description of notes—Optional redemption.”

Additional Amounts And Redemption For Changes In Withholding Taxes	The Issuer will make payments on the exchange notes free of withholding or deduction for Canadian taxes or taxes of any other jurisdiction in which the Issuer or any guarantor is a resident for tax purposes or from or through which payment is made, except to the extent required by law. If withholding or deduction is required in any such jurisdiction, the Issuer will, subject to certain exceptions, be required to pay additional amounts so that the net amounts you receive will equal the amount you would have received if withholding or deduction had not been imposed.

If, as a result of a change in or amendment to the laws of Canada or any other jurisdiction in which the Issuer or any guarantor is a resident for tax purposes or from or through which payment is made, or any change in or amendment to any official position of a taxing authority regarding the application or interpretation of such laws occurring after the date of the offering, the Issuer is required to pay such additional amounts, the Issuer may redeem the notes in whole, but not in part, at any time, at 100% of their principal amount, plus accrued and unpaid interest, if any, to (but excluding) the date of redemption.

Guarantees	The exchange notes will be guaranteed on a senior basis by Holdings and each of its and the Issuer’s existing and future direct and indirect subsidiaries that become a borrower under the Issuer’s credit facilities or that guarantee the Issuer’s indebtedness or indebtedness of a guarantor. Under certain circumstances, guarantors may be released from their guarantees without the consent of the holders of notes. See “Description of notes—Guarantees.”

As of the expected issue date of the exchange notes, Holdings will be the only guarantor of the notes and Echo Publications Partnership, a non-wholly owned subsidiary with an immaterial amount of assets, will be our only non-guarantor subsidiary.

Mandatory Offers To Purchase	The occurrence of a change of control will be a triggering event requiring the Issuer to offer to purchase from you all or a portion of your notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events that may require the Issuer to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within a specified period to repay certain indebtedness (with a corresponding permanent reduction in commitment, if applicable) or to invest in certain assets.

Collateral	The exchange notes and guarantees will be secured by:

•

second-priority liens and security interests, subject to permitted liens (including first-priority liens securing obligations under the Term Loan Facility), in substantially all of the assets (other than, subject to certain exceptions, accounts receivable, cash and cash equivalents, inventory, certain related assets and proceeds thereof) now owned or hereafter acquired by the Issuer and the guarantors; and

•

third-priority liens and security interests, subject to permitted liens (including first-priority liens securing our obligations under the ABL Facility and second-priority liens securing our obligations under the Term Loan Facility), in accounts receivable, cash and cash equivalents, inventory and related assets, in each case now owned or hereafter acquired.

See “Description of notes—Collateral.”

For more information about the ABL Facility and the Term Loan Facility, please refer to “Description of Certain Other Indebtedness.”

No appraisal of the value of the Collateral has been made in connection with this exchange offer, and the value of the Collateral in the event of liquidation may be materially different from its book value. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the Collateral in an orderly sale, general economic conditions and the availability of buyers. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, your ability to realize upon any of the Collateral may be subject to certain bankruptcy law limitations. See “Description of notes—Collateral.”

Some of our assets are excluded from the Collateral, as described in “Description of notes—Collateral—Excluded assets.”

In addition, the Collateral will not include any capital stock of any affiliate of Holdings or the Issuer to the extent that the pledge of such capital stock results in our being required to file separate financial statements of such affiliate with the SEC, and any such capital stock that triggers such a requirement to file financial statements of such affiliate with the SEC would be automatically released from the Collateral. We currently anticipate that a portion of the Issuer’s stock will be released from the pledge as Collateral for the notes in connection with our filing obligations under the registration rights agreement. Notwithstanding the foregoing, any such capital stock that is excluded as Collateral securing the notes will not be excluded from the Collateral securing the Term Loan Facility and the ABL Facility. As a result, the notes will be effectively subordinated to the ABL Facility (which otherwise would be junior in priority with respect to the value of such capital stock) to the extent of the value of such capital stock excluded from the Collateral securing the notes.

Intercreditor Agreement

On the date of the indenture, the collateral agent entered into an intercreditor agreement with the collateral agent under our Term Loan Facility and the collateral agent under our ABL Facility and an intercreditor agreement with the collateral agent under our Term Loan

Facility, in each case, acknowledged by the Issuer and the guarantors. The intercreditor agreements govern the relationship among the holders of the notes, the lenders under our Term Loan Facility and the lenders under our ABL Facility. See “Description of notes—Intercreditor arrangements.”

Ranking	The exchange notes will be the Issuer’s senior secured obligations and:

•	will rank equally in right of payment with all of the Issuer’s existing and future senior indebtedness;

•	will rank senior in right of payment to all of the Issuer’s future subordinated indebtedness;

•	will be effectively senior to the Issuer’s future unsecured debt to the extent of the value of the Collateral securing the notes, after giving effect to any senior lien on the Collateral;

•	will effectively rank equal to all future debt of the Issuer that shares in the second-priority liens on the Term Loan Collateral and third-priority liens on the ABL Collateral that secure the notes;

•	will be effectively junior to the Issuer’s obligations under the ABL Facility, to the extent of the value of the ABL Collateral securing such obligations;

•	will be effectively junior to the Issuer’s obligations under the Term Loan Facility, to the extent of the value of the Collateral securing such obligations; and

•	will be structurally subordinated to obligations of any of the Issuer’s future subsidiaries that are not guarantors.

The guarantees will be the guarantors’ senior secured obligations and:

•	will rank equally in right of payment with all of the guarantors’ existing and future senior indebtedness;

•	will rank senior in right of payment to all of the guarantors’ future subordinated indebtedness;

•	will be effectively senior to the guarantors’ future unsecured debt to the extent of the value of the Collateral securing the guarantees, after giving effect to any senior lien on the Collateral;

•

will effectively rank equal to all future debt of the guarantors that shares in the second-priority liens on the Term Loan Collateral and third-priority liens on the ABL Collateral that secure the guarantees;

•	will be effectively junior to the guarantors’ obligations under the ABL Facility, to the extent of the value of the ABL Collateral securing such obligations; and

•	will be effectively junior to the guarantors’ obligations under the Term Loan Facility, to the extent of the value of the Collateral securing such obligations.

As of February 28, 2011,

•	the Issuer and the guarantors had approximately $579.3 million of total outstanding indebtedness (including the notes); and

•

the Issuer and the guarantors had approximately $577.3 million of total secured indebtedness (including the notes and $320.8 million of indebtedness under the Term Loan Facility but excluding the availability of $45 million ABL Facility, which would be secured by the ABL Collateral on a first-priority basis relative to the notes if borrowed). See “Description of Certain Other Indebtedness.”

Covenants	The exchange notes will be and the outstanding notes are governed according to an indenture containing covenants that, among other things, restrict the Issuer’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem certain indebtedness or capital stock;

•	make loans and investments;

•	sell assets;

•	incur certain liens;

•	enter into transactions with affiliates;

•	alter the businesses it conducts;

•	enter into agreements restricting its subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of its assets.

These covenants are subject to a number of important exceptions and qualifications. Certain of these covenants will cease to apply to the notes if the notes are rated investment grade by both Standard & Poor’s and Moody’s Investors Services. For more details, see “Description of notes.”

Activities of Holdings	The indenture governing the notes will require the activities of Holdings to be restricted. See “Description of notes—Limitation on activities of Holdings.”

Absence Of Public Market For The Notes

The exchange notes are a new issue of securities and there is currently no established trading market for the exchange notes. The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. We do not intend to apply for a listing of the exchange notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes or exchange notes. The initial purchasers of the outstanding notes have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice.

Original Issue Discount	The outstanding notes were issued with original issue discount, or “OID,” for U.S. federal income tax purposes. Therefore, U.S. holders of outstanding notes and exchange notes are generally required to include OID in gross income on a constant yield to maturity basis in advance of the receipt of cash payment thereof and regardless of such holders’ method of accounting for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Use Of Proceeds	We will not receive proceeds from the issuance of the exchange notes offered hereby. In consideration for issuing the exchange notes in exchange for outstanding notes as described in this prospectus, we will receive outstanding notes of like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled.

Risk Factors	In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information in this prospectus, the specific factors set forth under “Risk factors” for risks involved with an investment in the notes.

RISK FACTORS

An investment in the notes entails a high degree of risk. You could therefore lose a substantial portion or all of your investment in the notes. Consequently, an investment in the notes should be considered only by persons who can assume this risk. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Note Regarding Forward-Looking Statements” in this prospectus.

Risks Relating to Our Business

Competition from other newspapers and alternative forms of media may impair our ability to generate advertising and circulation revenue.

Participants in the newspaper publishing industry depend primarily upon advertising sales, paid subscriptions and single copy newspaper sales in order to generate revenue. Competition for advertising, subscribers, readers and distribution is intense and comes primarily from television; radio; local, regional and national newspapers; magazines; free publications; direct mail; internet; telephone directories; and other communications and advertising and subscriber-based media that operate in these markets. In addition, in recent years there has been a growing shift in advertising dollars from newspaper advertising to other advertising platforms, including new media outlets, and this shift may be permanent. Participants in the online media industry also depend upon the sale of advertisements and paid subscriptions in order to generate revenue. The online media industry experiences additional competitive challenges because barriers to entry are low and geographic location is less relevant.

The cost of advertising in alternative forms of media such as those described above may decline, and the ease of producing advertising for alternative media might improve. Similarly, participants in alternative media platforms may improve their ability to target specific audiences and therefore become a more attractive media for advertisers. These circumstances could result in our newspaper or online media not being as competitive as they are currently in relation to these alternative forms of media. In order to respond to changing circumstances, our costs of producing or promoting our editorial content may increase, or we may need to reduce our advertising and/or subscription rates, either of which could adversely affect our financial performance. Increased competition could also lead to additional expenditures for editorial content and marketing.

In addition, there is increasing consolidation in the Canadian newspaper publishing and other media industries, and competitors increasingly include market participants with interests in multiple media. These competitors may be more attractive than us to certain advertising agencies because they may be able to bundle advertising sales across newspaper, television and internet platforms. Some of these competitors also have access to greater financial and other resources than we do.

Our ability to continue to compete successfully in the newspaper and online media industries and to attract advertising dollars, subscribers and readers will depend upon a number of factors, including:

•	our continued ability to offer high-quality editorial content;

•	the variety, quality and attractiveness of our products and services;

•	the pricing of our products and services;

•	the platform on which our products and services are offered;

•	the manner in which we market and promote our products and services;

•	the effectiveness of the distribution of our products and services;

•	our customer service; and

•	the emergence of technologies resulting in further shifts, which may be permanent, from newspaper advertising to advertising in other formats, including new media outlets.

These factors are largely dependent upon on our ability to:

•	identify and successfully respond to customer trends and preferences;

•	develop new products across our business lines;

•	appeal to many demographics; and

•	expand into new distribution channels, particularly with respect to digital media and online products.

There can be no assurance provided that existing and future competitors will not pursue or be capable of achieving similar or competitive business strategies. In addition, there can be no assurance provided that we will be able to compete successfully with existing or potential competitors, or that increased competition will not have an adverse effect on our business, financial condition or results of operations.

Advertising revenue is the largest component of our revenues and our advertising revenue is influenced by prevailing economic conditions and the prospects of our advertising customers. Our advertising revenue has been declining since fiscal 2009.

We generate revenue primarily from the sale of advertising. For the six months ended February 28, 2011, advertising revenue, including both print and digital advertising, represented 73% of our consolidated revenue (fiscal 2010—72%).

Advertising revenue is affected by prevailing economic conditions. Adverse economic conditions generally, and downturns in the Canadian economy specifically, have a negative impact on the Canadian advertising industry and, consequently, on our financial prospects. The Company has been experiencing a decline in advertising revenue since fiscal 2009.

Our advertising revenue is also dependent on the prospects of our advertising customers. Certain of our advertising customers operate in industries that may be cyclical or sensitive to general economic conditions, such as the automobile, employment, technology, retail, food and beverage, telecommunications, travel, packaged goods and entertainment industries. Advertising customers could alter their spending priorities and reduce their advertising budgets in the event of a downturn in their business or prospects which would have an adverse effect on the revenue we generate from advertising. In addition, because a substantial portion of our revenue is derived from retail advertisers, our business, financial condition and results of operations are also adversely affected by a downturn in the retail sector.

A further reduction in our advertising revenues could result from:

•	a continued decline in economic conditions;

•	a decline in the circulation volume of our newspapers, which decline may be permanent;

•	a decline in popularity of our editorial content or perceptions about our brands;

•	a change in the demographic makeup of the populations to which our newspapers are targeted;

•

the activities of our competitors, including increased competition from other forms of advertising-based media (e.g., magazines, radio and television broadcasters, cable television, direct mail and electronic media), and other platforms such as the internet;

•	a decline in the amount spent on advertising in general or in particular industries such as those discussed above; and

•	the continuing shift from newspaper advertising to advertising in other formats, including new media outlets, which shift may be permanent.

To the extent the current negative economic conditions continue or worsen, our business and advertising revenues will continue to be adversely affected, which would in turn adversely impact our operations and cash flows.

Failure to fulfill our strategy of building our digital media and online businesses would adversely affect our business prospects.

The competitive environment in which we operate demands, and our future growth strategies incorporate, the development of our digital media and online businesses. We believe the consumer preference for digital media and online products will accelerate as younger, more technologically savvy customers make up a greater portion of our potential customer base. In order for our digital media and online businesses to succeed, we must invest time and significant resources in them, to, among other things:

•	accelerate the evolution of existing products (such as local newspaper websites and national content channels);

•	develop new digital media and online products (such as redesigned classified sites in automotive, employment and real estate categories);

•	develop new content channels (such as mobile optimized formats, online video capabilities and content and e-reader devices);

•	attract and retain talent for critical positions;

•	transform our organization and operating model to grow our digital media and online business;

•	continue to develop and upgrade our technologies and supporting processes to distinguish our products and services from those of our competitors;

•	sell advertising in significant markets, and be a compelling choice for advertisers online;

•	attract and retain a base of frequent, engaged visitors to our websites; and

•	continuously advance our digital offerings based on fast-moving trends that may pose opportunities as well as risks (e.g., e-readers and mobile applications).

No assurance can be provided that we will be successful in achieving these and other necessary objectives or that our digital media and online businesses will be profitable or successful. Our failure to adapt to new technology or delivery methods, or our choice of one technological innovation over another, may have an adverse impact on our ability to compete for new customers or to meet the demands of our existing customers. If our digital media and online businesses are not successful, we could lose significant opportunities for new advertising revenue from digital sources while also losing advertising revenue from traditional sources due to the reallocation from print to digital advertising currently taking place. If we are not successful in achieving our digital media and online objectives, our business, financial condition and prospects would be materially adversely affected.

Our failure to maintain our print and online newspaper readership and circulation levels, would limit our ability to generate advertising and circulation revenue.

Our ability to attract advertisers and thereby generate revenue and profits is dependent in large part upon our success in attracting readership of the newspapers and online publications that we publish. Readership and, to a lesser extent, circulation are the key drivers of advertising prices and revenue in the Canadian news and newspaper information industry.

We believe reader acceptance is a function of the editorial and advertising content being offered and is influenced by a number of factors, including:

•	reviews of critics, promotions, the quality and acceptance of other competing editorial content in the marketplace;

•	the availability of alternative forms of news and other editorial content;

•	the availability of alternative forms of media technologies, such as the internet and other new media formats, that are often free for users;

•	a growing preference among some customers to receive all or a portion of their news from sources other than from a newspaper;

•	increases in subscription and newsstand rates;

•	general economic conditions, including the resulting decline in consumer spending on discretionary items such as newspapers;

•	public tastes and perceptions generally; and

•	other intangible factors.

Circulation volumes of our newspapers have been declining in both the home delivered and single copy distribution channels. The rate of circulation decline could increase due to changing media consumption patterns of our readers or other factors, and these declines may be permanent. If we are unable to stop these declines or if the rate of decline were to accelerate, it will result in lower readership and circulation levels and, consequently, may lead to decreased advertising and other revenues.

Although we make significant investments in the editorial content of our newspapers, there can be no assurance provided that our newspapers will maintain satisfactory readership or circulation levels and any decrease in such levels may be permanent. In addition, factors affecting our readership levels could change rapidly, and many of the changes may be beyond our control and permanent. Loss of readership could have a material adverse effect on our ability to generate advertising and circulation revenue.

Because a high percentage of our operating expenses are fixed, a decrease in advertising revenue could have a negative impact on our results of operations.

Newspaper publishing is both capital and labor intensive and, as a result, newspapers have relatively high fixed costs structures. Advertising revenue, on which we rely for a significant portion of our revenue, may fluctuate due to a variety of factors whereas our expenses do not vary significantly with the increase or decrease in advertising revenue. As a result, a relatively small change in advertising revenue could have a disproportionate effect on our results of operations. For example, during periods of economic contraction, our advertising revenue may decline while most costs remain fixed, resulting in decreased earnings, as has been evident in the current economic environment.

The financial difficulties of certain of our contractors and vendors could have a negative impact on our results of operations.

The financial difficulties that some of our contractors and vendors may face, including as a result of one or more contractor or vendor bankruptcies due to poor economic conditions, may cause them to fail to provide us with products and/or services or may increase the cost of the products and services that they provide us. We may be unable to procure replacement products and/or services from other contractors or vendors in a timely and efficient manner and on acceptable terms, or at all. Any material change in these relationships, such as increased pricing, could have a material adverse effect on our business, financial condition, results of operations, liquidity and cash flow.

We compete with alternative emerging technologies and anticipate that we will be investing a significant amount of capital to address continued technological development.

The media industry is experiencing rapid and significant technological changes that have resulted in the development of alternative means of editorial content distribution. The continued growth of the internet has presented alternative content distribution options that compete with traditional media for advertising revenue. We may not be able to compete successfully with existing or newly developed alternative distribution technologies, or may be required to acquire, develop or integrate new technologies in order to compete. The cost of the acquisition, development or implementation of any such new technologies could be significant, and our ability to fund such implementation may be limited. In addition, even if we are able to fund such an implementation, we may be unable to implement any such technologies successfully. Any such event could have a material adverse effect on our business, financial condition or results of operations.

In addition, the continuing growth and technological expansion of internet-based services has increased existing competitive pressure on our businesses. As web-based and digital formats grab an increasingly larger share of consumer readership, we may lose customers or fail to attract new customers if we are not able to transition our publications and other products to these new formats. Furthermore, to the extent that advertisers continue to shift advertising dollars to new media outlets, which shift may be permanent, our advertising revenues will decrease even if we are able to maintain our current share of print media advertising dollars. The increased competition may have a material adverse effect on our business and financial results.

We may not be able to achieve a profitable balance between circulation levels and advertising revenues.

We must balance our circulation levels with our advertising revenue objectives. This balancing necessitates a continuous effort that varies by publication and requires effective management of the circulation rate, the addition of new subscribers through cost-effective marketing methods and effective advertising operations. To maintain our readership and circulation rates, it may be necessary to incur additional costs that we may not be able to recover through circulation and advertising revenues. No assurance can be provided that we will be able to add and retain a sufficient number of newspaper subscribers in an economically efficient manner. Failure to do this could require reductions of our circulation rate or the elimination of certain products, which would negatively affect our advertising revenues and could materially and adversely affect our results of operations and financial condition.

We may not realize our anticipated cost savings from our cost savings initiatives and any failure to manage costs would hamper profitability.

The level of our expenses impacts our profitability. Because of general economic and business conditions and our recent operating results, we have taken steps to lower operating costs by implementing various cost saving initiatives. Certain of these initiatives were started by our predecessor Canwest LP and included workforce reductions, the ongoing consolidation of our classified call centers into a national center in Calgary, Canada, outsourcing advertising production to lower cost suppliers in the Philippines and India, implementing a new enterprise-wide editorial content management system, reducing press web width for most of our newspapers, reducing newsprint consumption and managing controllable expenses such as marketing, travel and use of freelance personnel. Additional initiatives include the continued implementation and expansion of certain of these initiatives and a restructuring program implemented in fiscal 2010 in order to reduce costs which consists of a series of transformation projects that will result in voluntary and involuntary buyout programs.

Estimates of cost savings are inherently uncertain, and we may not be able to achieve cost savings or expense reductions within the period we have projected or at all. Our ability to successfully realize savings and the timing of any realization may be affected by factors such as the need to ensure continuity in our operations, labor and other contracts, regulations and/or statutes governing employee/employer relationships, and other factors. In particular, certain of our collective bargaining agreements limit our ability to achieve operating efficiencies by limiting our ability to implement workforce reductions, centralization and outsourcing initiatives. In addition, our implementation of these initiatives has and is expected to require upfront costs. There can be no assurances provided that we will be able to successfully contain our expenses or that even if our savings are achieved that implementation or other expenses will not offset any such savings. Our estimates of the future expenditures necessary to achieve the savings we have identified may not prove accurate, and any increase in such expenditures may affect our ability to achieve our anticipated savings. If these cost-control efforts do not reduce costs in line with our expectations, our financial position, results of operations and cash flows will be negatively affected.

Our revenue, which is generated primarily from advertisers, is subject to significant seasonal variations, which may increase our borrowing needs at various points in the year.

Our revenue has experienced, and is expected to continue to experience, significant seasonal variances due to seasonal advertising patterns and seasonal influences on media consumption habits. Typically, our revenue is lowest during the fourth quarter of our fiscal year, which ends in August, and highest during the first quarter of our fiscal year, which ends in November, as a result of a traditionally strong retail sales period leading up to the holiday season. These seasonal variations may lead to increased borrowing needs at certain points within the year.

Our intellectual property rights are valuable, and any inability to protect them or liability for infringing the intellectual property rights of others could reduce the value of our services and our brands.

We rely on the trademark, copyright, internet/domain name, trade secret and other laws of Canada and other countries, as well as nondisclosure and confidentiality agreements, to protect our intellectual property rights. However, we may be unable to prevent third parties from using our intellectual property without our authorization, breaching any nondisclosure agreements with us, acquiring and maintaining domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights, or independently developing intellectual property that is similar to ours, particularly in those countries that do not protect our proprietary rights as fully as in Canada. The use of our intellectual property by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales or otherwise harm our businesses. If it became necessary to litigate to protect these rights, any proceedings could be burdensome and costly, and we may not prevail.

We have obtained and applied for several Canadian and foreign service mark and trademark registrations, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. We cannot guarantee that any of our pending applications will be approved by the applicable governmental authorities. Moreover, even if the applications are approved, third parties may seek to oppose or otherwise challenge these registrations. A failure to obtain trademark registrations in Canada and in other countries could limit our ability to protect our trademarks and impede our marketing efforts in those jurisdictions.

We cannot be certain that our intellectual property does not and will not infringe the intellectual property rights of others. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks, copyrights and other intellectual property rights of third parties. Any such claims, whether or not meritorious, could result in costly litigation and divert resources and the efforts of our personnel. Moreover, should we be found liable for infringement, we may be required to enter into licensing agreements (if available on acceptable terms or at all) or to pay damages and to cease using certain trademarks or copyrights or making or selling certain products, or need to redesign or rename some of our products or processes to avoid future infringement liability. Any of the foregoing could cause us to incur significant costs.

We maintain many well-known mastheads, consumer brands and trademarks, damage to the reputation of any of which could have an adverse impact upon our business, financial performance or results of operations.

The mastheads, brand names and trademarks that we own are well-known to consumers and are important in maintaining existing business and sourcing new business, as our ability to attract and retain customers is in part dependent upon the external perceptions of our company, the quality of our products and services and our integrity. Damage to the reputation of any of these brands or negative publicity or perceptions about the Corporation could have an adverse impact upon our business, financial performance or results of operations.

We may be adversely affected by variations in the cost and availability of newsprint and newsprint prices have been rising since the third quarter of fiscal 2010.

Newsprint is our largest raw material expense, representing approximately 8% of total operating costs in the six months ended February 28, 2011 (fiscal 2010 -7%) and after wages and employee benefit expenses is our most significant operating cost. Newsprint is a commodity and, as such, price varies considerably from time to time as a result of, among other factors, foreign currency exchange fluctuations and supply shortfalls. In recent years, the price of newsprint has generally increased as a result of various factors, including consolidation in the newsprint industry, which has resulted in a smaller number of suppliers and reduced competition on price among them, and declining newsprint supply as a result of mill closures and conversions to other grades of paper. Changes in newsprint prices can significantly affect our operating results. We would expect a $50 per tonne increase or decrease in the price of newsprint to affect our operating expenses by approximately $6 million. There can be no assurances provided that we will not be exposed to additional increased newsprint costs, which could have a material adverse effect on our business, financial condition or results of operations. In addition, if newspaper suppliers experience labor unrest, transportation difficulties or other supply disruptions, our ability to produce and deliver newspapers could be impaired and the cost of the newsprint could increase, both of which would negatively affect our operating results.

We may be adversely affected by variations in the cost and availability of ink.

We use ink as one of our primary raw materials. Fluctuations in the cost or availability of ink may impact our operating results.

We rely upon information systems and technology and other manufacturing systems, disruptions to which could adversely affect our operations.

Our newspaper and digital media and online operations rely upon information technology systems, and other complex manufacturing systems, in order to produce and distribute their products. Our information technology and manufacturing systems may be vulnerable to unauthorized access, computer viruses, system failures, human error, natural disasters, fire, power loss, communications failure or acts of sabotage or terrorism. If a significant disruption or repeated failure were to occur, our business or revenue could be adversely affected. There may also be significant costs incurred as a result of such disruptions or failures that adversely affect our financial performance or capital expenditure levels.

Our operations could be adversely affected by labor disruptions, and labor agreements limit our ability to achieve operating efficiencies.

Approximately 43% of our employees were employed under 40 separate collective agreements as of March 31, 2011. Certain collective agreements include provisions that could impede restructuring efforts, including work force reduction, centralization and outsourcing initiatives. Furthermore, a majority of our collective agreements contain provisions restricting outsourcing. We are currently in negotiations with 20 bargaining units regarding expired agreements covering the equivalent of 1,260 full-time employees. Five additional collective agreements are scheduled to expire in fiscal 2011 covering the equivalent of approximately 168 full-time employees, and the remainder will expire at various times through fiscal 2012 – 2014, with the exception of a small Montreal local of Compositors. There can be no assurances provided that any of these collective agreements will be renewed on satisfactory terms or at all. Unionized employees in Windsor are covered by seven collective agreements negotiated by 3 unions (CAW, CEP and the Guild).

Labor organizing activities could result in additional employees becoming unionized, which could result in higher ongoing labor costs and reduced flexibility in running our operations. In addition, labor disruptions or grievances could also affect our operations. In addition, certain unions have filed grievances against us alleging violations of one or more provisions of the applicable collective agreements. There can be no assurances provided that we will not experience other labor disruptions, or that a material grievance will not be decided against us, or that we will not experience other forms of labor protest. Any strike, lock out or other form of labor disruption could have a material adverse effect on our business, financial condition or results of our operations.

Equipment failure may have a material adverse effect on the Corporation.

There is a risk of equipment failure due to wear and tear, latent defect, design error or operator error, among other things, which could have a material adverse affect on the Corporation. Although the Corporation’s printing facilities have generally operated in accordance with expectations, there can be no assurance that they will continue to do so.

We are subject to environmental, health and safety laws and regulations, which could subject us to liabilities, increase our costs or restrict our business or operations in the future.

We are subject to a variety of laws and regulations concerning emissions to the air, water and land, sewer discharges, handling, storage and disposal of, or exposure to, hazardous substances and wastes, recycling, remediation and management of contaminated sites, or otherwise relating to protection of the environment and employee health and safety. Environmental laws and regulations and their interpretation have become increasingly more stringent, and we may incur additional expenses to comply with existing or future requirements. If we fail to comply with environmental or health and safety requirements we could incur monetary fines, civil or criminal sanctions, third-party claims or cleanup obligations or other costs. In addition, our compliance with environmental, health and safety requirements could restrict our ability to expand our operations or require us to install costly pollution control equipment, incur other significant expenses or modify our printing processes.

We use and store hazardous substances such as inks and solvents in conjunction with our operations at our printing facilities. Such hazardous substances have in the past been stored in underground storage tanks at some of our properties. Some of our printing and other facilities are located in areas with a history of long-term industrial use, and they may be impacted by past activities onsite or by contamination emanating from nearby industrial sites. In the past, we have had contamination resulting from leaks and spills at some of our locations. We have not conducted environmental site assessments with respect to all of our owned and leased facilities, and where such assessments have been conducted, we may not have identified or be aware of all potential causes of environmental liability. There can be no assurances provided that remediation costs or potential claims for personal injury or property or natural resource damages resulting from any newly-occurring or newly-discovered contamination will not be material, or that a material environmental condition does not otherwise exist at any of our properties.

Our editorial content may be controversial and may result in litigation.

We have had, in the ordinary course of our business, and expect to continue to have, litigation claims filed against us, most of which are claims for defamation arising from the publication of our editorial content. While we maintain insurance in respect of claims for defamation, some claims made against us may not be insured or may result in costs above our deductibles. In the event that a judgment is rendered against us, there can be no assurance that our insurance coverage will cover that particular loss.

We are currently involved in unresolved litigation matters.

Based on claims filed against CPI during its CCAA proceedings, nine Typographers represented by the CEP (as defined below) are claiming $500,000 each and two independently represented Typographers are claiming $6,599,074 and $6,413,714 respectively. In January 2011, the Ontario Superior Court of Justice determined that the claims of the five retired Typographers were properly compromised within the CCAA proceedings while six Assumed Typographers were assumed by Postmedia when Postmedia acquired the assets and business of CPI. The litigation relating to the Assumed Typographers’ claims remains unresolved and the issue of quantum damages due, if any, remains outstanding. Although we take the position that no amounts are owing to the Assumed Typographers on the merits of their claims in respect of their claims and intend to defend this position, we may be required to expend significant amount of capital and devote considerable management time to defend this claim. It is not possible to accurately predict the amount of expenses that will be incurred to resolve this matter. The damages owed and expenses incurred may be greater than expected. See “Business—Legal Proceedings—The Typographers Claim.”

On May 25, 2011 Postmedia was made aware of an application brought by CEP (the “CEP Application”) on April 20, 2011 against the Minister of Canadian Heritage and Official Languages (the “Minister of Heritage”) under the Federal Courts Act of Canada seeking an order to quash his decision not to conduct a review of the Acquisition under the Investment Act Canada and seeking an order for such a review to be conducted by the Minister of Heritage. In the alternative, the CEP Application seeks an order directing the Minister of Heritage to reconsider his decision not to review the Acquisition, together with directions for the reconsideration. We are of the view that Postmedia is a Canadian controlled entity for purposes of the Investment Canada Act and, as such, Postmedia is not subject to the Investment Canada Act and we intend to defend our interests in these proceedings. See “The Business—Regulation.”

CEP further alleges that newspapers owned by Postmedia do not meet the definition of “Canadian newspapers” for purposes of the Tax Act (see “Risk Factors—Failure to comply with “Canadian newspaper” status would materially affect our financial results and our business prospects”), but for a grace period that runs until the end of July 31, 2011 and that it is unlikely that Postmedia will be able to meet that requirement by the end of that grace period. However, Postmedia believes that, upon the listing of the Shares on the Toronto Stock Exchange, its newspapers will meet the definition of “Canadian newspapers” for purposes of the Tax Act. See “Legal Proceedings—The CEP Application.”

Failure to comply with “Canadian newspaper” status would materially affect our financial results and our business prospects.

Under the Tax Act, generally no deduction is allowed for an outlay or expense for advertising space in an issue of a newspaper for an advertisement directed primarily to a market in Canada, unless the issue is a “Canadian issue” of a “Canadian newspaper.”

In order to qualify as a “Canadian issue,” the issue generally must have its type set in Canada, be edited in Canada by individuals resident in Canada for purposes of the Tax Act and be printed and published in Canada.

The test of whether a newspaper is a “Canadian newspaper” depends on the jurisdiction, governance, factual control and share ownership of the corporation which directly publishes the newspaper. The newspapers acquired pursuant to the Acquisition are directly published by Postmedia Network Inc. In order to satisfy the requirements of a “Canadian newspaper” (subject to a statutory 12 month grace period from the Acquisition Date), Postmedia Network Inc. must satisfy the following: (i) the corporation must be incorporated under the laws of Canada or a province thereof, (ii) the chairperson or other presiding officer and at least 75% of the directors or other similar officers of the corporation must be Canadian citizens, and (iii) the corporation must not be controlled, in fact, directly or indirectly, by citizens or subjects of a country other than Canada.

In addition, under the share ownership requirements, at least 75% of the voting shares of Postmedia Network Inc. and shares having a fair market value in total of at least 75% of the fair market value of all issued shares must be beneficially owned, directly or indirectly through holding corporations or partnerships, by either (i) Canadian citizens or (ii) one or more corporations (“Qualifying Public Corporations”) incorporated in Canada each of which is a public corporation a class or classes of shares of which are listed on a designated stock exchange in Canada other than a public corporation controlled by citizens or subjects of a country other than Canada. Postmedia Network Inc. is a wholly-owned subsidiary of Holdings; accordingly, either (i) shares representing at least 75% of the votes and value of all shares of Holdings must be owned, directly or indirectly, by Canadian citizens or Qualifying Public Corporations, or (ii) Holdings must itself be a Qualifying Public Corporation.

Issues of the newspapers acquired pursuant to the Acquisition qualify as “Canadian issues” of “Canadian newspapers” (or otherwise fall outside of the limitation on deductibility of advertising expenses) and as a result advertisers currently have the right to deduct their advertising expenditures for Canadian tax purposes. However, following the Acquisition and until such time as (i) shares representing at least 75% of the votes and value of all shares of Holdings are owned, directly or indirectly, by Canadian citizens or Qualifying Public Corporations, or (ii) Holdings is itself a Qualifying Public Corporation, these newspapers will no longer qualify as “Canadian newspapers” (subject to a statutory 12 month grace period). It is not expected that the 75% votes and value test will be satisfied. Accordingly, if Holdings does not satisfy the requirements of a Qualifying Public Corporation (meaning a class or classes of its shares are listed on the Toronto Stock Exchange or other designated stock exchange in Canada and it is not controlled by citizens or subjects of a country other than Canada) by the end of the 12th month following the month in which the Acquisition occurred (being July 31, 2011), our newspapers will (absent a change in circumstances) cease to be “Canadian newspapers” for purposes of the Tax Act at that time, and advertisers in our newspapers will cease to be able, under the Tax Act, to deduct their outlays or expenses associated with advertising in our newspapers.

If our newspapers cease to be “Canadian newspapers” for purposes of the Tax Act, it is expected that our advertising revenue will decline significantly, which would have a material adverse effect on our business, financial condition and results of operations.

The Toronto Stock Exchange has conditionally approved the listing of the Shares (as defined below). Upon the listing of the Shares, the Corporation will be a Qualifying Public Corporation and our newspapers will qualify as “Canadian newspapers.” The listing is subject to the Corporation fulfilling all of the requirements of the Toronto Stock Exchange on or before August 17, 2011, and there is no guarantee that the Shares will become listed on or before July 31, 2011 or that they will ever be listed on the Toronto Stock Exchange. Accordingly, there can be no assurance that issues of the newspapers published or produced by us will continue to be “Canadian issues” of “Canadian newspapers” under the Tax Act, or that Canadian federal income tax laws respecting the treatment of deductibility of advertising expenses incurred in relation to “Canadian issues” of “Canadian newspapers” will not be changed in a manner which adversely affects us.

The collectability of accounts receivable under current adverse economic conditions could deteriorate to a greater extent than provided for in our financial statements.

Recessionary conditions have increased our exposure to losses resulting from the potential bankruptcy of our advertising customers. These recessionary conditions could also impair the ability of those with whom we do business to satisfy their obligations to us even if they do not file for bankruptcy. As a result, our results of operations may continue to be adversely affected. Our accounts receivable are stated at net estimated realizable value and our allowance for doubtful accounts has been determined based on several factors, including the aging of accounts receivable, evaluation of significant individual credit risk accounts and historical experience. If such collectability estimates prove inaccurate, adverse adjustments to future operating results could occur and could be material.

We may have goodwill and intangible asset impairment charges.

Pursuant to sections 3063 and 3064 of the Canadian Institute of Chartered Accountant’s Handbook, we evaluate annually (or upon the occurrence of a triggering event) our goodwill and other intangible assets to determine whether all or a portion of their carrying values may no longer be recoverable, in which case a charge to the statement of operations may be necessary. Canwest LP recorded a masthead impairment charge of $28.3 million in fiscal 2009 reflecting an impairment driven by the economic downturn. Should general economic, market or business conditions continue to decline, we may be required to record impairment charges in the future.

As a result of applying the acquisition method of accounting in connection with the Acquisition, goodwill and intangible assets were recorded. The excess of the estimated fair value of the consideration transferred (the purchase price) over the estimated fair value of the identifiable net assets (including intangible assets) acquired is recognized as goodwill. Additional information on the Acquisition is available in note 3 of Postmedia’s annual consolidated financial statements and interim unaudited consolidated financial statements and “Significant Acquisition.”

Disruptions in the credit markets could adversely affect the availability and cost of short-term funds for liquidity requirements, and could adversely affect our access to capital or our ability to obtain financing at reasonable rates and refinance existing debt at reasonable rates or at all.

If internal funds are not available from our operations, we may be required to rely on the banking and credit markets to meet our financial commitments and short-term liquidity needs. Disruptions in the capital and credit markets could adversely affect our ability to access additional funds in the capital markets or draw on or refinance our new or any future credit facilities. Although we believe that our operating cash flow and access to capital and credit markets, including funds from our ABL Facility will give us the ability to meet our financial needs for the foreseeable future, there can be no assurances provided that continued or increased volatility and disruption in the capital and credit markets will not impair our liquidity. If this should happen, we may not be able to put alternative credit arrangements in place or without a potentially significant increase in our cost of borrowing. As of February 28, 2011, we had the Canadian equivalent of $577.3 million outstanding under our respective debt agreements, $256.6 million in respect of the Senior Secured Notes and $99.8 million and $220.9 million in respect of the Canadian and US Tranche of the Term Loan Facility and the availability of up to $45.0 million under the ABL Facility, subject to borrowing base and excess availability requirements. The US dollar denominated debt has been converted to Canadian dollars at the closing rate as announced by the Bank of Canada as of February 28, 2011. No assurances can be provided that we will be able to refinance our indebtedness on attractive terms or at all.

We may be adversely affected by changes to our insurance policies.

We carry liability, property and casualty insurance and director and officer liability insurance coverage intended to address all material insurable risks, provide coverage that is similar to that which would be maintained by prudent owners of similar businesses and assets, and are subject to certain deductibles, limits and exclusions which are customary or reasonable given the cost of procuring insurance and current operating conditions. However, there can be no assurance that: (i) such insurance coverage will continue to be offered on economically feasible terms, (ii) all events which could give rise to a loss or liability will be insurable, or (iii) the amounts of insurance coverage will at all times be sufficient to cover each and every material loss or claim which may occur involving our assets or operations.

Our underfunded registered pension plans or our inability to make required cash contributions to our pension plans could have a material adverse effect on us, our business, cash flows, operations and financial condition.

We maintain several defined benefit and defined contribution plans providing pension and other retirement and post employment benefits to our employees. Provincial pension legislation requires that the funded status of registered defined benefit pension plans be determined on both a going concern basis (which essentially assumes the pension plan continues indefinitely) and a solvency basis (which essentially assumes a cessation of a pension plan, and is based on statutory requirements). Based on Canwest LP’s most recently filed actuarial valuations as of December 31, 2009 and December 31, 2008, the aggregate going concern unfunded liability was approximately $29.7 million, the aggregate solvency deficiency was approximately $3.7 million and the aggregate wind up deficiency (which essentially assumed that all of the pension plans terminated on their actuarial valuation dates) was approximately $84.6 million. The actual funded status of our pension plans and our contribution requirements are dependent on many factors, including regulatory developments and changes to legislation, changes to the level of benefits provided by the plans, actuarial assumptions and methods used, changes in plan demographics and experience, and changes in the economic conditions, such as the return on fund assets and changes in interest rates and other factors. Additionally, significant changes in investment performance or in a change in the portfolio mix of invested assets can result in corresponding increases and decreases in the valuation of plan assets, particularly equity securities, or in a change to the excepted rate of return on plan assets. Significant variations in pension performance could produce volatility in our reported results, and significant underfunding in our pension plans could necessitate higher company contributions to those plans.

Significant changes in pension fund investment performance or assumptions relating to pension costs may have a material effect on the valuation of pension obligations, the funded status of pension plans and our pension cost.

Our pension cost is materially affected by the discount rate used to measure pension obligations, the level of plan assets available to fund those obligations at the measurement date and the expected long-term rate of return on plan assets. A change in the discount rate could result in a significant increase or decrease in the valuation of pension obligations, affecting the reported funded status of our pension plans as well as the net pension cost in subsequent fiscal years. Similarly, changes in the expected return on plan assets can result in significant changes to the net pension cost of subsequent fiscal years.

We may be adversely affected by foreign exchange fluctuations.

A significant portion of our borrowings are denominated in US dollars and interest, principal and premium, if any, on such borrowings must be paid in US dollars. Through the use of foreign currency interest rate swaps we have mitigated foreign currency risk on 91% of our US dollar-denominated debt as at February 28, 2011 (August 31—92%) but no assurance can be given that any such hedging will be successful. We are still exposed to foreign currency risk on the unswapped portion of our US dollar-denominated debt of US$44.5 million (August 31, 2010—US$42.5 million). Canadian currency volatility has increased significantly and may retain the same level of volatility in the coming years. As a result, we have significant exposure to foreign currency exchange risk.

Our distribution costs could increase due to increases in fuel prices.

Although we do not incur significant fuel related distribution costs directly, our third party distributors are adversely affected by rising fuel costs. Significant increases in fuel prices could result in increased fees paid to our distributors in the form of fuel subsidies or surcharges. Significant increases in fuel prices could result in material increases to our distribution expenses which could result in an adverse affect to our financial condition.

We outsource certain aspects of our business to third party vendors that may fail to reduce costs and may subject us to risks, including disruptions in our business and increased costs.

We continuously seek to make our cost structure more efficient and to focus on our core strengths. These efforts include contracting with other companies to perform functions or operations that, in the past, we have performed ourselves. We currently rely on partners or third party service providers for services such as the provision of advertising production, certain of our printing operations and call center services, and we may outsource additional business functions in the future. Although we believe that outsourcing will result in lower costs and increased efficiencies, this may not be the case. Because these third parties may not be as responsive to our needs as we might be ourselves or they may experience problems to their own operations beyond our control, outsourcing increases the risk of disruption to our operations. If we are unable to effectively utilize, or integrate with, our outsource providers, or if these partners or third party service providers experience business difficulties or are unable to provide business services as anticipated, we may need to seek alternative service providers or resume providing these business processes internally, which could be costly and time-consuming and have a material adverse effect on our operating and financial results.

Our business may suffer if we are not able to retain and attract sufficient qualified personnel, including key managerial, editorial, technical, marketing and sales personnel.

We operate in an industry where there is intense competition for experienced personnel. We depend on our ability to identify, recruit, hire, train, develop and retain qualified and effective personnel. Our future success depends in large part upon the continued contribution of our senior management and other key employees. A loss of a significant number of skilled managerial, editorial or technical personnel would have a negative effect on the quality of our products. Similarly, a loss of a significant number of experienced and effective marketing and sales personnel would likely result in fewer sales of our products and could materially and adversely affect our results of operations and financial condition. Our ability to identify, recruit, hire, train, develop and retain qualified and effective personnel depends on numerous factors, including factors that we cannot control, such as competition and conditions in the local employment markets in which we operate. The loss of the services of any of our senior management or other key employees could harm our business and materially and adversely affect our ability to compete in our markets. Although Holdings and the Issuer have employment agreements with certain members of senior management and key employees, those individuals may choose to terminate their respective employment with Holdings and the Issuer at any time, and any such termination may have a material adverse effect on our business.

Increases in sales, income and other taxes could reduce our revenues and impact profit and cash flows.

In our markets, some or all of our products are subject to local and national sales taxes and other taxes such as value-added taxes. Increases in taxes may have a negative effect on the sales of our products. Effective July 1, 2010, the Harmonized Sales Tax resulted in an additional 7% tax on newspapers sold in British Columbia. Higher taxes also may reduce profit margins on our products if we are unable to pass on the increase to our customers.

The occurrence of natural or man-made disasters could disrupt the marketing and promotion and delivery of our products and services, and adversely affect our financial condition and results of operation.

The success of our businesses is largely contingent on the availability of direct access to customers. As a result, any event that disrupts or limits our direct access to customers or disrupts our ability to rely on delivery services would materially and adversely affect our business. We are exposed to various risks arising out of natural disasters, as well as man-made disasters, including acts of terrorism and military actions. The threat of terrorism and ongoing military actions may cause significant volatility in global financial markets, and a natural or man-made disaster could trigger an economic downturn in the areas directly or indirectly affected by the disaster. These consequences could, among other things, result in a decline in business from those areas. Disasters also could disrupt public and private infrastructure, including communications and financial services, which could disrupt our normal business operations. In addition, increased energy costs, strikes and other labor-related supply chain disruptions could adversely affect our business. A natural or man-made disaster also could disrupt the operations of our counterparties or result in increased prices for the products and services they provide to us.

As a result of the exchange offer, we will be subject to the Sarbanes-Oxley Act of 2002.

As a result of the exchange offer, we will be subject to the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), which requires, among other things, public companies to maintain disclosure controls and procedures to ensure timely disclosure of material information, and have management review the effectiveness of those controls on a quarterly basis. These requirements may place a strain on our systems and resources. Sarbanes-Oxley also requires public companies to have and maintain internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements, to have management review the effectiveness of those controls on an annual basis and (subject to certain exceptions) to have the independent auditor attest to the effectiveness of such internal controls. In order to maintain and improve our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Until we are required to comply with these requirements, we will not have comparable procedures in place as compared to companies subject to Sarbanes-Oxley.

If we fail to maintain an effective system of internal controls, we may not be able to provide timely and reliable financial reports.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, which is a process designed by our management to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

We will adopt International Financial Reporting Standards.

The Accounting Standards Board of the Canadian Institute of Chartered Accountants has announced that Canadian publicly accountable enterprises are required to adopt International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, for fiscal years beginning on or after January 1, 2011. IFRS will require increased financial statement disclosure as compared to GAAP and accounting policy differences between GAAP and IFRS will need to be addressed by Holdings. Holdings plans on adopting IFRS in accordance with the Accounting Standards Board standards, which will result in our interim consolidated statements for the three months ending November 30, 2011 being the first consolidated statements required to be prepared in accordance with IFRS. Holdings is currently in the process of assessing the impact of the adoption of IFRS. Upon the adoption of IFRS, it is possible that Holdings will change certain of its accounting policies, some of which changes may materially impact its consolidated financial statements.

We do not have a history of operating as a stand-alone company, we may encounter difficulties in making the changes necessary to operate as a stand-alone company, and we may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Canwest Global and incur greater costs as a stand-alone company.

We have not operated as an independent company since fiscal 2002 when our newspaper business was purchased by Canwest Global. Prior to the Acquisition, Canwest Global personnel assisted our personnel with various corporate functions, including corporate planning, capital allocation, financing, risk management, administrative, legal, tax compliance, investor and public relations, corporate development, internal audit and cross promotional services. Canwest Global no longer has an obligation to provide this assistance. We may encounter obstacles in returning to full independence and may encounter difficulty in replacing certain of these shared services on substantially the same terms and conditions, including cost, as were in place prior to separation from Canwest Global.

In addition, by separating from Canwest Global there is a risk that the Company may be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of Canwest Global. As part of Canwest Global, prior to the Acquisition we were able to enjoy certain benefits from Canwest Global’s operating diversity, purchasing and borrowing leverage, available capital for investments and opportunities to pursue integrated strategies and share services with Canwest Global’s other businesses. We may not be able to achieve some or all of the benefits that we expect to achieve as an independent newspaper publisher.

Our business could be adversely affected by a change of laws.

Changes to the laws, regulations and policies governing our operations, the introduction of new laws, regulations or policies and changes to the treatment of the tax deductibility of advertising expenditures could have a material effect on our business, financial condition, prospects and results of operations. In addition, we may incur increased costs in order to comply with existing and newly adopted laws and regulations or pay penalties for any failure to comply. It is difficult to predict in what form laws and regulations will be adopted or how they will be construed by the relevant courts, or the extent to which any changes might adversely affect us.

We are dependent on third parties for information that may contain material inaccuracies.

This prospectus includes market share, ranking, industry data and forecasts that we obtained from industry publications, surveys, public filings, documents and internal sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein.

Risks Related to our Exchange Notes and the Exchange Offer

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes described in the legend on your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the outstanding notes under the Securities Act. To the extent outstanding notes are tendered and accepted in the exchange offer, the trading market for the outstanding notes could be adversely affected. See “The Exchange Offer—Effect of Not Tendering.”

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

As of February 28, 2011, total amounts outstanding under our debt agreements are $577.3 million, excluding the availability of $45.0 million under our ABL Facility.

Subject to the limits contained in the credit agreements governing the ABL Facility and the Term Loan Facility, the indenture that governs the notes and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our ABL Facility and our Term Loan Facility, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the indenture that governs the notes and the credit agreements governing our ABL Facility and our Term Loan Facility contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debts.

Despite our current level of indebtedness, we may be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We may be able to incur significant additional indebtedness in the future. Although the indenture that governs the notes and the credit agreements that govern our ABL Facility and our Term Loan Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and the additional indebtedness incurred in compliance with these exceptions could be substantial. Additionally, our ABL Facility provides commitments of up to $60 million in the aggregate, subject to borrowing base and excess availability requirements and our Term Loan Facility provide us with the ability to incur up to an additional US$50 million in incremental term loan facilities subject to certain conditions. All of those borrowings would be secured indebtedness. If new debt is added to our current debt levels, the related risks that we and our subsidiary now face could intensify. See “Description of certain other indebtedness” and “Description of notes.”

The terms of our ABL Facility, our Term Loan Facility and the indenture that governs the notes restricts our current and future operations, particularly our ability to respond to changes or to take certain actions.

The indenture that governs the notes and the credit agreements governing our ABL Facility and our Term Loan Facility contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including, among other things, restrictions on our ability to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem certain indebtedness or capital stock;

•	make loans and investments;

•	sell assets;

•	incur certain liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiary’s ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

There are limitations on our ability to incur the full $60 million of commitments under the ABL Facility. Availability will be limited to the lesser of a borrowing base and $60 million, in each case subject to reduction for a required excess availability amount of $15 million. The borrowing base is calculated on a monthly (or more frequently under certain circumstances) valuation of our eligible accounts receivable. As a result, our access to credit under the ABL Facility is potentially subject to significant fluctuation, depending on the value of the borrowing base eligible assets as of any measurement date. The ABL Facility provides the lenders considerable discretion to impose reserves, which could materially impair the amount of borrowings that would otherwise be available to us. There can be no assurances provided that the lenders under the ABL Facility will not impose such actions during the term of the ABL Facility and further, were they to do so, the resulting impact of this action could materially and adversely impair our ability to make interest payments on the notes. The inability to borrow under the ABL Facility may adversely affect our liquidity, financial position and results of operations. As at February 28, 2011, no amounts were drawn under the ABL Facility and we had availability of $45.0 million.

In addition, the restrictive covenants in the credit agreement governing our Term Loan Facility will require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet them. Access to the US$50.0 million incremental term loan facilities is also subject to certain conditions, and there is no guarantee we will meet those conditions and have access to such facilities.

A breach of the covenants under the indenture that governs the notes or under the credit agreements that govern our ABL Facility and our Term Loan Facility could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under our ABL Facility would permit the lenders under our ABL Facility to terminate all commitments to extend further credit under such facility. Furthermore, if we were unable to repay the amounts due and payable under our ABL Facility or our Term Loan Facility, the applicable lenders could proceed against the collateral granted to such lenders to secure the indebtedness under the applicable facility. In the event that our lenders or holders of the notes accelerate the repayment of our borrowings, we cannot assure you that we and our subsidiaries would have sufficient assets to repay such indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our plans.

Our variable rate indebtedness subjects us to interest rate risk and foreign exchange rate risk, which could cause our indebtedness service obligations to increase significantly.

Borrowings under the ABL Facility and the Term Loan Facility are at variable rates of interest and expose us to interest rate risk. As at February 28, 2011, we have total principal borrowings of $347.2 million that bear interest at variable rates, representing 57% of the total principal debt of the Corporation at such date. If interest rates increase, our subsidiary’s debt service costs on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing such indebtedness, would correspondingly decrease.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations and derivative financial instrument depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the future amounts due on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service and derivative financial instrument obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service and derivative financial instrument obligations. The credit agreements that govern the ABL Facility and the Term Loan Facility and the indenture that governs the notes will restrict our ability to dispose of assets and use the proceeds from any such dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service and derivative financial instrument obligations then due.

Our inability to generate sufficient cash flows to satisfy our debt and derivative financial instrument obligations, or to refinance indebtedness on commercially reasonable terms or at all, would materially and adversely affect our business, financial position and results of operations, and our ability to satisfy such obligations.

If we cannot make scheduled payments on our debt, we will be in default and, as a result, holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the ABL Facility could terminate their commitments to loan money and our secured lenders, including under the ABL Facility and the Term Loan Facility, could foreclose on or exercise other remedies against the assets securing such borrowings on a basis senior to the notes and we could be forced into bankruptcy, liquidation or other insolvency proceedings which, in each case, could result in your losing your investment in the notes.

The notes are effectively subordinated to the Issuer’s and the guarantors’ indebtedness under the ABL Facility, the Term Loan Facility and the Issuer’s and the guarantors’ other secured indebtedness to the extent of the value of the assets securing such indebtedness on a basis senior to the notes.

The notes and the guarantees are effectively subordinated to the Issuer’s and the guarantors’ indebtedness under the ABL Facility with respect to the ABL Collateral, and are effectively subordinated to the Issuer’s and the guarantors’ indebtedness under the Term Loan Facility (and any swap agreements and cash management arrangements provided by any lenders under the Term Loan Facility or the ABL Facility or any affiliate thereof) with respect to the ABL Collateral and Term Loan Collateral. The effect of this subordination is that upon a default in payment on, or the acceleration of, any indebtedness under the ABL Facility, the Term Loan Facility or other indebtedness secured on a basis senior to the notes, or in the event of bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Issuer or the guarantors of the ABL Facility, the

Term Loan Facility or of such other secured debt, the proceeds from the sale of assets that secure indebtedness on a priority basis relative to the notes will be available to pay obligations on the notes only after all indebtedness secured by such assets has been paid in full.

There may not be sufficient Collateral to pay all or any of the notes.

In conjunction with the Acquisition, we were required to use the acquisition method of accounting, which required us to record the assets acquired and liabilities assumed at fair market value. However, fair market values are subject to change and no appraisal of the value of the Collateral has been made in connection with this exchange offer. The value of the Collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, liquidating the Collateral securing the notes may not produce proceeds in an amount sufficient to pay any amounts due on the notes.

Our obligations under the ABL Facility are secured by the ABL Collateral on a first-priority basis and our obligations under the Term Loan Facility (and certain hedging obligations and cash management obligations incurred with lenders under the ABL Facility or the Term Loan Facility and their affiliates) are secured by the Term Loan Collateral on a first-priority basis and by the ABL Collateral on a second-priority basis. As a result, upon any distribution to our creditors, foreclosure, liquidation, reorganization, bankruptcy or other insolvency proceedings, or following acceleration of our indebtedness or an event of default under our indebtedness, the lenders under the ABL Facility and the lenders under the Term Loan Facility will be entitled to be repaid in full from the proceeds of the assets securing such facilities on a priority basis before any payment is made to you from the proceeds of such Collateral. In addition, the terms of the indenture relating to the notes will permit the incurrence of additional debt that may be secured on a senior priority basis or a pari passu priority basis.

The fair market value of the Collateral securing the notes is subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and other factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In the event of a foreclosure, liquidation, reorganization, bankruptcy or other insolvency proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations under the notes. In addition, in the event of any such proceeding, the ability of the holders of the notes to realize upon any of the Collateral may be subject to bankruptcy and insolvency law limitations. See “Description of notes—Collateral—Certain limitations on the collateral.”

The Collateral securing the notes may be diluted under certain circumstances.

The Collateral that secures the notes also secures our obligations under the ABL Facility and the Term Loan Facility (including certain hedging obligations and cash management obligations incurred with lenders under the ABL Facility or the Term Loan Facility and their affiliates). The Collateral may also secure additional senior indebtedness, including additional notes, that we incur in the future, subject to restrictions on our ability to incur debt and liens under our ABL Facility, our Term Loan Facility and the indenture that governs the notes. Your rights to the Collateral would be diluted by any increase in the indebtedness secured by the Collateral on a pari passu or priority basis.

The rights of holders of the notes with respect to the Term Loan Collateral, in which such holders have a second-priority lien, and with respect to the ABL Collateral, in which such holders have a third-priority lien, are materially limited by the intercreditor agreements.

The rights of the holders of the notes with respect to the Term Loan Collateral, which secures the notes on a second-priority basis, and with respect to the ABL Collateral, which secures the notes on a third-priority basis, are limited pursuant to the terms of intercreditor agreements with the lenders under our ABL Facility and our Term Loan Facility.

Under the intercreditor agreements, any actions that may be taken in respect of the ABL Collateral (including the ability to commence enforcement proceedings against that collateral and to control the conduct of such proceedings, and to approve amendments to, releases of that collateral from the lien of, and waivers of past defaults under, the collateral documents) will be at the direction of the lenders under our ABL Facility or Term Loan Facility after the ABL Facility is repaid in full, and any actions that may be taken in respect of the Term Loan Collateral (including the ability to commence enforcement proceedings against that collateral and to control the conduct of such proceedings, and to approve amendments to, releases of that collateral from the lien of, and waivers of past defaults under, the collateral documents) will be at the direction of the lenders under our Term Loan Facility, with certain limited exceptions. Under those circumstances, the collateral agent on behalf of the holders of the notes, with limited exceptions, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected. Any release by the lenders under the ABL Facility of their collateral that secures the ABL Facility (other than a termination of the ABL Facility or a release of all the ABL Collateral) on a first-priority basis will also release the third-priority liens securing the notes on the same collateral (subject to the interest of the holders of the notes in the proceeds of that collateral), and any release by the lenders under the Term Loan Facility of their collateral that secures the Term Loan Facility (other than a termination of the Term Loan Facility or a release of all the Term Loan Collateral) on a first-priority basis will also release the second-priority liens securing the notes on the same collateral (subject to the interest of the holders of the notes in the proceeds of that collateral), in each case, so long as no event of default has occurred and is continuing with respect to the indenture governing the notes, and holders of the notes will have no control over such releases.

In addition, because the holders of the indebtedness secured by priority liens control the disposition of the Collateral, such holders could decide not to proceed against such collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the notes. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes and the related guarantees. In addition, the intercreditor agreements will give the holders of priority liens on the Collateral the right to access and use such Collateral to allow those holders to protect such Collateral and to process, store and dispose of the Collateral.

The waiver in the intercreditor agreements of rights of marshaling may adversely affect the recovery rates of holders of the notes in a bankruptcy or other insolvency proceeding or foreclosure scenario.

The notes and the guarantees are secured on a second-priority lien basis by the Term Loan Collateral and on a third-priority lien basis by the ABL Collateral. The intercreditor agreements provide that, at any time holders of the notes hold a lien on the Collateral where a higher priority lien on such Collateral exists, the trustee under the indenture governing the notes and the notes collateral agent may not assert or enforce any right of marshaling accorded to a junior lienholder, as against the holders of such indebtedness secured by higher priority liens in the Collateral. Without this waiver of the right of marshaling, holders of such indebtedness secured by higher priority liens in the Collateral may be required to liquidate collateral on which the notes did not have a lien, if any, prior to liquidating the Collateral, thereby maximizing the proceeds of the Collateral that would be available to repay obligations under the notes. As a result of this waiver, the proceeds of sales of the Collateral could be applied to repay any indebtedness secured by higher priority liens in the Collateral before applying proceeds of other collateral securing indebtedness, and the holders of notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the notes.

In the event of a bankruptcy or any insolvency or receivership proceeding involving the Issuer or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the Collateral securing the notes.

In any Canadian bankruptcy or other insolvency proceeding (including a receivership) with respect to the Issuer or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession, the receiver or competing creditors will assert that the fair market value of the Collateral with respect to the notes is less than the then-current principal amount of the notes. If the notes are under-collateralized, the claims in the bankruptcy or other insolvency or proceeding with respect to the notes could be comprised of both a secured claim (to the extent of the value of the collateral securing such claim) and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Collateral. In such event, the secured claims of the holders of the notes would be limited to the value of the Collateral. Other rights of secured creditors under applicable bankruptcy or insolvency laws in respect of the under-collateralized portion of the notes may also be affected by the under-collateralization.

Under Canadian bankruptcy and insolvency statutes, a court may grant an order authorizing interim financing which ranks in priority to the claim of any other secured creditor of the debtor. In such a circumstance, the court must consider a number of factors including whether any creditor may be materially prejudiced. See “—In the event of our bankruptcy or the commencement of other insolvency proceedings (including receivership) available to us, the ability of the holders of the notes to realize upon the Collateral will be subject to certain limitations.” Also, in a Canadian bankruptcy or insolvency proceeding, classification of the claims under the notes will be governed by factors set out in the governing statute and jurisprudential law and any claims process conducted, whether pursuant to statute or court order.

In most respects, the effect of Canadian bankruptcy and insolvency law with respect to this issue is substantively similar to US bankruptcy law although there are material differences in the process.

Certain assets are excluded from the Collateral, including assets of our subsidiaries that do not guarantee the notes.

Certain assets are excluded from the Collateral securing the notes as described under “Description of notes—Collateral” including certain non-material owned real property and certain non-material leased property, as well as other typical exclusions, such as capital stock of non-wholly owned subsidiaries if the pledge of such capital stock would violate a contractual obligation, letters of credit for identified purposes or a contract or license if the grant of a lien would violate a contract, license or agreement. On the expected issue date of the exchange notes, Echo Publications Partnership, a non-wholly owned subsidiary with an immaterial amount of assets, is our only non-guarantor subsidiary and its assets and capital stock are (to the extent not pledged as Collateral for the Credit Facilities) excluded from the Collateral.

In addition, the Collateral does not include any capital stock of any affiliate of Holdings or the Issuer to the extent that the pledge of such capital stock results in our being required to file separate financial statements of such affiliate with the SEC, and any such capital stock that triggers such a requirement to file financial statements of such affiliate with the SEC would be automatically released from the Collateral. We currently anticipate that a portion of the Issuer’s stock will be released from the pledge as Collateral for the notes in connection with our filing obligations under the registration rights agreement. Notwithstanding the foregoing, any such capital stock that is excluded as Collateral securing the notes is not excluded from Collateral securing the Term Loan Facility and the ABL Facility. As a result, the notes are effectively subordinated to the ABL Facility (which otherwise would be junior in property with respect to the value of such capital stock) to the extent of the value of such capital stock excluded from the Collateral securing the notes. See “Description of notes—Collateral.”

Your rights in the Collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

Applicable Canadian law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest in favor of the notes against third parties.

Rights of holders of the notes in the Collateral may be adversely affected by the failure to create or perfect security interests in certain collateral on a timely basis, and a failure to create or perfect such security interests on a timely basis or at all may result in a default under the indenture and other agreements governing the notes.

We have agreed to secure the notes and the guarantees by granting second-priority liens, subject to permitted liens and first-priority liens securing indebtedness under the Term Loan Facility, on the Term Loan Collateral and by granting third-priority liens, subject to permitted liens and first- and second-priority liens securing indebtedness under the ABL Facility and the Term Loan Facility, respectively, on the ABL Collateral, and to take other steps to assist in perfecting the security interests granted in the Collateral. However, we have limited obligations to seek landlord waivers and access agreements. See “Description of notes—Collateral.”

If we, or any guarantor, were to become subject to Canadian bankruptcy or other insolvency proceedings, you may not be permitted to perfect or make registrations in respect of the liens once such proceedings have been commenced. Also, any liens recorded or perfected after the issue date of the notes may face a greater risk of being declared void or set aside than if they had been recorded or perfected on the issue date. Under Canadian bankruptcy or other insolvency proceedings, a lien granted on the eve of insolvency to secure previously existing debt is more likely to be set aside or voided by the court than if delivered and promptly recorded on the issue date. Accordingly, if we or a guarantor were to file for bankruptcy protection or become subject to other insolvency proceedings after the issue date of the notes and the liens had been perfected on the eve of the commencement of such proceedings, the liens securing the notes may be subject to challenge as a result of having been perfected after the issue date. To the extent that such a challenge was successful, you may lose the benefit of the security that the Collateral is intended to provide.

In Canada, there are remedies available under federal and provincial legislation to review certain transactions such as the transactions discussed herein, as, among other things, preferences or transfers at undervalue. If established, such transactions may be declared void or set aside, which may affect the perfection and validity of the liens and other interests described above. In the case of transfers at undervalue, the review period is usually twelve months from the commencement of the relevant proceeding for arms length transfers and five years for non-arms length transfers. In the case of preferences, the review period is usually three months from the commencement of the relevant proceeding for arms length transfers and twelve months for non-arms length transfers. The review period varies for other remedies. Such a proceeding may be commenced by the trustee in bankruptcy, a receiver, a monitor under the CCAA or a creditor of the debtor or other interested parties.

Additionally, a failure, for any reason that is not permitted or contemplated under the collateral documentation, to perfect the security interest in the properties included in the collateral package may result in a default under the indenture and other agreements governing the notes.

Any future pledge of Collateral in favor of the holders of the notes might be voidable in bankruptcy or other insolvency proceedings (including receivership).

The indenture governing the notes provides that certain future subsidiaries of ours will guarantee the notes and secure their guarantees with liens on any assets they own that would constitute collateral, and that we will grant liens on certain property that we and the guarantors acquire after the notes are issued.

In Canada, there are a number of remedies under federal and provincial legislation available to a trustee in bankruptcy, creditors of the debtor, a receiver, a monitor appointed in a CCAA proceeding and other interested parties under the CCAA to seek to set aside or void a future pledge of collateral for existing indebtedness. The tests in Canadian bankruptcy and insolvency proceedings (including receivership) with respect to these issues are similar to those under US bankruptcy law.

There are circumstances other than repayment or discharge of the notes under which the Collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee or collateral agent.

Under various circumstances, Collateral securing the notes will be released automatically, including:

•	as to all or any portion of Collateral which has been taken by eminent domain, condemnation or other similar circumstances;

•	upon satisfaction and discharge of the indenture governing the notes;

•	upon a legal defeasance or covenant defeasance under the indenture governing the notes;

•	a sale, transfer or other disposal of such Collateral by us or any guarantor (other than to us or another guarantor) in a transaction not prohibited under the indenture;

•

with respect to Collateral held by a guarantor, upon the release of such guarantor from its guarantee concurrently with the release of such guarantee (including in connection with the designation of a subsidiary guarantor as an unrestricted subsidiary);

•	with respect to cash from an asset disposition, upon the withdrawal of such cash from the collateral account for any one or more purposes permitted by the indenture governing the notes;

•

with the consent of holders of 66 2/3% in aggregate principal amount of notes (including without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, notes); and

•	in accordance with the applicable provisions of the collateral documents and the intercreditor agreements.

In addition, the guarantee of a subsidiary guarantor will be automatically released in connection with a sale of such subsidiary guarantor in a transaction permitted under the indenture.

The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture that governs the notes, all of the liens on any Collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture but not necessarily under our ABL Facility and Term Loan Facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the Collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of notes.”

We will in most cases have control over the Collateral.

The collateral documents generally allow us and the guarantors to remain in possession of, to retain exclusive control over, to freely operate and to collect, invest and dispose of any income from, the Collateral. These rights may adversely affect the value of the Collateral at any time.

The Collateral is subject to casualty risks and potential environmental liabilities.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged Collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

Moreover, the collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose (to the extent the collateral agent has the ability to do so under the intercreditor agreements) on Collateral consisting of real property because owners and operators of real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such Collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes.

The notes are structurally subordinated to all obligations of our future subsidiaries that do not become guarantors of the notes.

The notes are guaranteed by each of Holdings and our existing and subsequently acquired or organized subsidiaries that guarantee the ABL Facility and the Term Loan Facility or that, in the future, guarantee our indebtedness or indebtedness of another guarantor. Currently, we do not have any subsidiary guarantors of the notes. Except for such guarantees of the notes, Holdings and our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. Further, even if the subsidiary is a guarantor, it may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from them. Although the indenture that governs the notes and the agreements governing certain of our other existing indebtedness will limit the ability of certain subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

The notes are structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of such subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of such subsidiary’s assets before we would be entitled to any payment.

In addition, the indenture that governs the notes, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

In addition, our subsidiaries that provide, or will provide, guarantees of the notes are automatically released from such guarantees upon the occurrence of certain events, including the following:

•	the designation of such subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of such subsidiary guarantor.

If any such subsidiary guarantee is released, a holder of the notes will not have a claim as a creditor against any such subsidiary and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of such subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of notes—Guarantees.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under both the ABL Facility and the Term Loan Facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and the commitments to lend would terminate. The source of funds for any purchase of the notes and repayment of our credit facilities will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreements governing our ABL Facility and our Term Loan Facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture that governs the notes, constitute a “change of control” that would require us to repurchase the notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of notes—Change of control.”

In addition, in a recent decision, the Chancery Court of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors might be unenforceable on public policy grounds.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture that governs the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Canadian bankruptcy and insolvency laws may impair the enforcement of remedies under the notes.

The rights of the collateral agent to enforce remedies are likely to be significantly impaired by applicable Canadian federal bankruptcy, insolvency and other restructuring legislation in the event we become bankrupt, insolvent or receivership or other restructuring proceedings are commenced with respect to us. For example, both the Bankruptcy and Insolvency Act (Canada) (the “BIA”) and the CCAA contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and others. Under Canadian insolvency laws, a debtor is able to prepare and file a proposal or plan of compromise or arrangement to be voted on by the various classes of its affected creditors. A proposal, compromise or arrangement if accepted by the requisite majorities of each affected class of creditors, and if sanctioned by the relevant Canadian court, would be binding on all creditors within each affected class regardless of whether they voted to accept the proposal. The proposal or plan can result in any claims against the debtor company being compromised or extinguished. Moreover, these laws permit the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument during the period the stay against proceedings remains in place.

The powers of the court under the BIA and particularly under the CCAA have been exercised broadly to protect an entity attempting to restructure its affairs from actions taken by creditors and other parties. Accordingly, we cannot predict whether payments under the notes would be made during any Canadian proceedings in bankruptcy, insolvency (including receivership) or other restructuring, whether or when the collateral agent could exercise its rights under the indenture governing the notes or whether and to what extent holders of the notes would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursement of the trustee.

We are formed under the laws of Canada and its provinces and our principal place of business and all of our assets are currently located in Canada. Therefore, Canada would be the more likely jurisdiction than the U.S. for the commencement of any bankruptcy or insolvency proceedings. Chapter 15 of the U.S. Bankruptcy Code and Part IV of the CCAA provide for the recognition of foreign insolvency proceedings. Courts in either jurisdiction have the authority to recognize a foreign insolvency proceeding as either a foreign main proceeding or a foreign nonmain proceeding, on the proof of certain threshold requirements. In order for a Canadian court to recognize a U.S. insolvency proceeding as a foreign main proceeding, it would have to be satisfied, among other things, that the U.S. is the jurisdiction of the debtor’s centre of main interests. In Canada, in the absence of proof to the contrary, a debtor company’s registered office is deemed to be the centre of its main interest. Because our registered office is located in Canada, it is uncertain whether we would be an eligible debtor under the U.S. Bankruptcy Code and, if we were to seek protection under U.S. bankruptcy laws, it is uncertain whether such proceedings would be recognized by Canadian courts, particularly as a foreign main proceeding. Likewise, if we were to seek protection in the Canadian courts under Canadian bankruptcy and insolvency laws, it is uncertain whether an appropriate foreign representative would seek to commence an ancillary proceeding under Chapter 15 of the U.S. Bankruptcy Code and, if so, whether such foreign proceedings would be recognized by U.S. Bankruptcy courts as a foreign main or a foreign nonmain proceeding.

In the event of our bankruptcy or the commencement of other insolvency proceedings (including receivership) available to us, the ability of the holders of the notes to realize upon the Collateral will be subject to certain limitations.

The ability of holders of the notes to realize upon the Collateral will be subject to certain limitations in the event of Canadian bankruptcy or insolvency proceedings. Under Canadian bankruptcy and insolvency laws upon the commencement of a bankruptcy or insolvency proceeding, a stay of proceedings is imposed (automatically or, in CCAA and receivership proceedings, by court order) which, among other things, stays:

•

the commencement or continuation of any action or proceeding against the debtor that was or could have been commenced before the commencement of the bankruptcy or other insolvency proceedings to recover a claim against the debtor that arose before the commencement of such proceedings;

•	any act to obtain possession of, or control over, property of the debtor’s estate or the debtor;

•

any act to create or enforce any lien against property of the debtor’s estate or the debtor (provided that certain rights to perfect or re-perfect existing security interests is unaffected by the stay of the proceedings); and

•	any act to collect or recover a claim against the debtor that arose before the commencement of the bankruptcy or other insolvency proceedings.

In Canada, under the CCAA and the BIA, secured creditors may be prevented from enforcing on their security from a debtor company in a proceeding without approval from the court supervising the proceeding, and may be prevented from disposing of security repossessed from such debtor without court approval. In restructuring proceedings under the CCAA or the BIA, the debtor may continue to retain collateral, including cash collateral, even though the debtor is in default under applicable debt instruments.

Under Canadian bankruptcy and insolvency statutes, a court may grant an order authorizing interim financing which ranks in priority to the claim of any other secured creditor of the debtor. In such a circumstance, the court must consider a number of factors including whether any creditor may be materially prejudiced. The court may provide protections in the face of material prejudice. However, this power is discretionary, and we cannot predict when, or whether, the collateral agent under the indenture for the notes could realize upon the Collateral, or whether, or to what extent, holders of notes would be compensated for any delay in payment or loss of value of the Collateral.

Fraudulent transfer laws may permit a court to void the notes, the guarantees and/or the grant of Collateral and, if that occurs, you may not receive any payments on the notes.

Fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of such notes.

In Canada, the law with respect to fraudulent transfers, conveyances, preferences or transfers undervalue is similar to US bankruptcy laws although there are differences. Notably, in Canada, the principle of equitable subordination has been considered but has rarely been applied by the courts. Remedies are available under the BIA, the CCAA and provincial legislation to trustees, creditors of the debtor, a monitor appointed under the CCAA and other interested parties to void certain payments and transfers of property by the debtor as conveyances, preferences or transfers at undervalue. The review period depends on whether the transfers and payments were made to a party dealing at arm’s length with the debtor.

Generally, the notes or the guarantees thereof (or the grant of Collateral securing any such obligations) could be voided if we or any of the guarantors, as applicable, (a) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors, (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees or (c) were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid debt is secured or satisfied.

If a Canadian court were to find that the issuance of the notes, the incurrence of a guarantee or the grant of security was a transfer at undervalue, preference or other similar voidable transaction, the Canadian court could, among other things, have the notes or guarantees set aside or voided or void the grant of Collateral. In the event of a finding that a transfer at undervalue or similar voidable transaction has occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Your ability to enforce civil liabilities in Canada under U.S. securities laws may be limited.

Holdings and the Issuer are incorporated under the CBCA. Each of Holdings and the Issuer has its head office in Ontario, Canada. A majority of Holdings’ and the Issuer’s directors and officers and certain of the experts named in this prospectus reside principally outside of the United States and all or a substantial portion of their assets and all or substantially all of the assets of Holdings and the Issuer are located outside of the United States. Furthermore, it may not be possible for you to effect service of process within the United States upon Holdings and the Issuer or their directors, officers and experts who are not residents of the United States or to realize within the United States upon judgments obtained in United States courts predicated upon civil liability provisions of federal securities laws or other laws of the United States against us or them because our assets and the assets of these entities and a substantial portion of the assets of these persons are located in Canada. In addition, there is doubt as to the enforceability in Canada against Holdings and the Issuer or against their directors, officers or experts who are not residents of the United States in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the federal securities laws of the United States. If a judgment was obtained outside Canada and efforts were made to enforce the judgment in Canada, there is some doubt that Canadian courts would agree to recognize and enforce a foreign judgment. Accordingly, even if you obtain a favorable judgment in a U.S. court, you may be required to re-litigate your claim in Canada. See “Enforceability of civil liabilities against foreign persons.”

Certain holders of a substantial amount of our stock also hold a significant portion of our indebtedness, including the notes, and their ability as holders of stock to make important decisions about our business and capital structure may differ from your interests as a holder of the notes. Such holders may also have significant influence over matters related to the notes.

Certain members of the Ad Hoc Committee hold a substantial amount of our stock and also hold a significant portion of our indebtedness, including the notes. As a result, their interests may not be aligned with yours as a holder of the notes. The indenture governing the notes and the agreements governing our other indebtedness will not prohibit such parties from voting in all circumstances relating to such debt and therefore such parties may also have significant influence over matters related to the notes. If we encounter financial difficulties or are unable to pay our debts as they mature, the interests of such members of the Ad Hoc Committee may conflict with those of the other holders of the notes. For example, the holders of the notes might want us to raise additional equity from our equity holders or other investors to reduce our leverage and repay our indebtedness, while our equity holders, including such members of the Ad Hoc Committee, may not want to increase their investment in us or have their ownership diluted and instead may choose to take other actions, such as selling our assets. In addition, members of the Ad Hoc Committee who own both our equity and our debt may, in their capacity as equity holders, have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. Further, if such members are entitled to vote their notes under the indenture, amendments, consents and waivers to facilitate any such transactions or other actions we may desire to take will be easier to obtain. See “Principal shareholders” and “Plan of distribution.”

The notes may be restructured under the “arrangement” provision of Section 192 of the CBCA subject to a lower voting standard than under the indenture governing the notes.

A solvent Canadian corporation such as the Issuer can apply to a Canadian court to restructure its debt obligations pursuant to a plan of arrangement. Section 192 of the CBCA gives the court broad discretion to approve changes to the terms of debt obligations if such an application is made. Although Section 192 of the CBCA does not require security holder approval as a pre-condition to a court order approving an arrangement, the director of the CBCA recommends in Policy Statement 15.1 (November 7, 2003) that the appropriate level of debtholder approval of an arrangement is two thirds in value of the total debt held by the debtholders of each class present, personally or by proxy, at a meeting of affected debtholders. Accordingly, in a proceeding under Section 192 of the CBCA, it may be possible for a court to approve changes to the terms of the notes, even if less than 100% of affected noteholders vote in favor of such changes at a meeting of affected debtholders.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market and an active trading market may not develop for the notes.

The exchange notes will be a new issue of securities for which there is no established trading market. We do not intend to list the exchange notes or any outstanding notes on any national securities exchange or include the notes in any automated quotation system. The initial purchasers of the outstanding notes have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the notes and, if commenced, they may discontinue their market-making activities at any time without notice. In addition, such market making activities may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending. Therefore, an active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. In such case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, and particularly in recent years, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in such market and/or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

The credit rating initially assigned to the notes, the ABL Facility and our Term Loan Facility is a non-investment grade rating, and there can be no assurances that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. The credit ratings assigned to the notes reflect the rating agencies’ assessments of our ability to make payments on the notes when due. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the notes. However, credit ratings are not recommendations to purchase, hold or sell the notes, and may be revised or withdrawn at any time. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure, marketing or other factors related to the value of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

We may be unable to repay or repurchase the notes at maturity.

At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to refinance these obligations. If the maturity date occurs at a time when other arrangements prohibit us from repaying the notes, we could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if we cannot obtain such waivers or refinance these borrowings, we would be unable to repay the notes.

The outstanding notes were issued with and the exchange notes have original issue discount for U.S. federal income tax purposes.

The outstanding notes were issued with OID for U.S. federal income tax purposes. Therefore, U.S. holders of outstanding notes and exchange notes are generally required to include OID in gross income on a constant yield to maturity basis in advance of the receipt of cash payment thereof and regardless of such holders’ method of accounting for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations—Original issue discount.”

The provisions of the indenture stipulating that interest on the notes accruing on overdue principal will accrue at a rate higher than that otherwise applicable may be interpreted by a Canadian court as violating the Interest Act (Canada).

Section 8(1) of the Interest Act (Canada) prohibits the imposition of any rate of interest that has the effect of increasing interest payable on overdue principal or interest secured by a mortgage on real property beyond the rate of interest payable on principal not in arrears. Although the mortgages securing the notes provide that they do not secure increased interest accruing on overdue principal, a Canadian court may nevertheless deem that the provisions of the indenture providing for such interest violate the Interest Act (Canada). In such a circumstance, it is uncertain what remedies the court would impose.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We sold the outstanding notes to the initial purchasers on July 13, 2010. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. The registration rights agreement requires us to register the exchange notes under the U.S. federal securities laws and offer to exchange the exchange notes for the outstanding notes. The exchange notes will be issued without a restrictive legend and generally may be resold without registration under the U.S. federal securities laws. We are effecting the exchange offer to comply with the registration rights agreement.

The registration rights agreement requires us to use commercially reasonable efforts to:

•

file a registration statement for the exchange offer with the SEC and cause the registration statement to become effective under the Securities Act within 366 days after the issue date of the outstanding notes;

•	consummate the exchange offer within 60 days after the effectiveness date of the registration statement; and

•

file a shelf registration statement for the resale of the outstanding notes under certain circumstances and cause such registration statement to become effective under the Securities Act within the later of (a) 366 days after the issue date of the outstanding notes and (b) 90 days following a request to file such shelf registration statement by an initial purchaser or certain other holder.

These requirements under the registration rights agreement will be satisfied when we complete the exchange offer. However, if we fail to meet any of these requirements, we must pay additional interest on the outstanding notes at a rate of 0.25% per annum for the first 90-day period and an additional 0.25% per annum with respect to each subsequent 90-day period until the applicable requirement has been met, up to a maximum additional interest rate of 1.0% per annum. We have also agreed to keep the registration statement for the exchange offer effective for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to holders.

Under the registration rights agreement, our obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

This summary includes only the material terms of the registration rights agreement. For a full description, you should refer to the complete copy of the registration rights agreement, which has been filed as an exhibit to the registration statement for the exchange offer and the exchange notes. See “Where You Can Find More Information About Us.”

Transferability of the Exchange Notes

Based on an interpretation of the Securities Act by the staff of the SEC in several no-action letters issued to third parties unrelated to us, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you, or the person or entity receiving such exchange notes, is acquiring such exchange notes in the ordinary course of business;

•	neither you nor any such person or entity is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the U.S. federal securities laws;

•	neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•	neither you nor any such person or entity is an “affiliate” of Postmedia Network Inc., as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true.

Any holder of outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market making or other trading activities may not rely on this interpretation by the SEC. Such broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act and must therefore acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with resale of the exchange notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the outstanding sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. As described above, under the registration rights agreement, we have agreed to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer; Acceptance of Tendered Notes

Upon the terms and subject to the conditions in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on July 12, 2011. We will issue $2,000 principal amount of exchange notes or integral multiples of $1,000 in excess of $2,000 in exchange for each $2,000 principal amount of outstanding notes or integral multiples of $1,000 in excess of $2,000 accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in principal amounts equal to $2,000 or integral multiples of $1,000 in excess of $2,000 in principal amount.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a series B designation and a different CUSIP number from the outstanding notes; and

•

the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indenture.

As of the date of this prospectus, US$275.0 million in aggregate principal amount of 12.50% Senior Secured Notes due 2018 was outstanding. We have fixed June 13, 2011, as the date on which this prospectus and the letter of transmittal will be mailed initially. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC under the Exchange Act.

We shall be deemed to have accepted validly tendered outstanding notes when and if we have given written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted outstanding notes, at our expense, to the tendering holder as promptly as practicable after the expiration of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of outstanding notes. Tendering holders will also not be required to pay transfer taxes in the exchange offer. We will pay all charges and expenses in connection with the exchange offer as described under the subheading “—Solicitation of Tenders; Fees and Expenses.” However, we will not pay any taxes incurred in connection with a holder’s request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder. See “—Transfer Taxes” in this section below.

Expiration Date; Extensions; Amendment

The exchange offer will expire at 5:00 p.m., New York City time, on July 12, 2011, or the “Expiration Date,” unless we extend the exchange offer. To extend the exchange offer, we will notify the exchange agent and each registered holder of any extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. We reserve the right to extend the exchange offer, delay accepting any tendered outstanding notes (due to any extension of the exchange offer or as required or permitted by applicable law) or, if any of the conditions described below under the heading “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give written notice of such delay, extension, termination or amendment to the exchange agent. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in the offer following notice of the material change.

Procedures for Tendering Outstanding Notes

We have forwarded to you, along with this prospectus, a letter of transmittal relating to the exchange offer. A holder need not submit a letter of transmittal if the holder tenders outstanding notes in accordance with the procedures mandated by The Depository Trust Company’s Automated Tender Offer Program, or ATOP. To tender outstanding notes without submitting a letter of transmittal, the electronic instructions sent to The Depository Trust Company and transmitted to the exchange agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

(1)	either:

•	properly complete, duly sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile together with any other documents required by the letter of transmittal, to the exchange agent prior to the expiration date; or

•

instruct The Depository Trust Company to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the outstanding notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, according to the procedure for book-entry transfer described below; and

(2)	transmit to the exchange agent prior to the expiration date confirmation of book-entry transfer of your outstanding notes into the exchange agent’s account at The Depository Trust Company, or DTC, pursuant to the procedure for book-entry transfers described in this prospectus under the heading “—Book-Entry Transfer.”

To tender outstanding notes effectively, you must complete the letter of transmittal and other required documents and the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. The exchange agent must receive confirmation of book-entry transfer prior to the Expiration Date.

By executing the letter of transmittal, or by instructing The Depository Trust Company to transmit an agent’s message to the exchange agent, you will make to us the representations set forth in the first paragraph under the heading “—Transferability of the Exchange Notes.”

All tenders not withdrawn before the Expiration Date and the acceptance of the tender by us will constitute agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal including an agreement to deliver good and marketable title to all tendered notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. See “Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

We will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer promptly after the expiration of the exchange offer, but in all cases, only after the exchange agent timely receives:

•	a timely book-entry confirmation that outstanding notes have been transferred into the exchange agent’s account at The Depository Trust Company; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will credit the non-exchanged notes to an account maintained with The Depository Trust Company.

Guarantee of Signatures

Holders must obtain a guarantee of all signatures on a letter of transmittal or a notice of withdrawal unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible guarantor institution.”

Signature guarantees must be made by a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program or by an “eligible guarantor institution” within the meaning of Rule l7Ad-15 promulgated under the Exchange Act (namely, banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; learning agencies; and savings associations).

Signature on the Letter of Transmittal; Bond Powers and Endorsements

If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder’s name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an “eligible guarantor institution.”

If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at the book-entry transfer facility, The Depository Trust Company, or “DTC,” for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an “agent’s message” in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. Upon receipt of such holder’s acceptance through the Automated Tender Offer Program, DTC will edit and verify the acceptance and send an “agent’s message” to the exchange agent for its acceptance. Delivery of tendered notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth above, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

The term “agent’s message” means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	DTC has received an express acknowledgment from the participant in DTC tendering notes subject to the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	we may enforce such agreement against such participant.

In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

Determination of Valid Tenders; Postmedia Network Inc. Rights Under the Exchange Offer

All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by us in our sole discretion, which determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular note, whether or not similar defects or irregularities are waived in the case of other notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as we determine.

Although we reserve the right to notify holders of defects or irregularities in tenders of outstanding notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. The exchange agent will return to the tendering holder, after the expiration of the exchange offer, any outstanding notes that are not properly tendered and as to which the defects have not been cured or waived.

Guaranteed Delivery Procedures

If you desire to tender outstanding notes pursuant to the exchange offer and (1) certificates representing such outstanding notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the Expiration Date, or (3) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the Expiration Date, you may nevertheless tender such outstanding notes with the effect that such tender will be deemed to have been received on or prior to the Expiration Date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution,” which is defined above under the heading “—Guarantee of Signatures;”

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the Expiration Date as provided below; and

•

the certificates for the tendered notes, in proper form for transfer (or a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before 5:00 p.m., New York City time, on July 12, 2011. For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer. For DTC participants, a written notice of withdrawal may be made by electronic transmission through DTC’s Automated Tender Offer Program. Any notice of withdrawal must:

•	specify the name of the person having tendered the notes to be withdrawn;

•

identify the notes to be withdrawn, including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of such notes into the name of the person withdrawing the tender and a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder; and

•	specify the name in which any such notes are to be registered, if different from that of the registered holder.

Any permitted withdrawal of notes may not be rescinded. Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes. Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading “—Procedures for Tendering Outstanding Notes.”

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the expiration of the exchange offer, if we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

These conditions are for the sole benefit of Postmedia Network Inc. and may be asserted or waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of these rights at any time will not be deemed a waiver of such rights and each of such rights shall be deemed an ongoing right which may be asserted by us at any time and from time to time.

In addition, we will accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, we must use every reasonable effort to obtain the withdrawal or lifting of any stop order at the earliest possible moment.

Effect of Not Tendering

To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will be reduced by the amount so tendered and a holder’s ability to sell untendered outstanding notes could be adversely affected. In addition, after the completion of the exchange offer, the outstanding notes will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the U.S. federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of outstanding notes not tendered will have no further registration rights, except for the limited registration rights described above under the heading “—Purpose of the Exchange Offer.”

Accordingly, the outstanding notes not tendered may be resold only:

•	to us or our subsidiaries;

•	pursuant to a registration statement which has been declared effective under the Securities Act;

•

for so long as the outstanding notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•

pursuant to any other available exemption from the registration requirements of the Securities Act (in which case Postmedia Network Inc. and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to Postmedia Network Inc. and the trustee), subject in each of the foregoing cases to any requirements of law that the disposition of the seller’s property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

Regulatory Approvals

Other than the U.S. federal securities laws, there are no U.S. federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Solicitation of Tenders; Fees and Expenses

We will bear the expenses of soliciting tenders. We are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we may pay the exchange agent reasonable and customary fees for its services and may reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

We will pay all transfer taxes, if any, required to be paid by us in connection with the exchange of the outstanding notes for the exchange notes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted for exchange be returned to, a person other than the registered holder will be responsible for the payment of any transfer tax arising from such transfer.

The Exchange Agent

The Bank of New York Mellon is serving as the exchange agent for the exchange offer. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT AT THE ADDRESS LISTED BELOW. Questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at the address or telephone number listed below.

By Registered or Certified Mail:	The Bank of New York Mellon Corporate Trust - Reorganization Unit 480 Washington Boulevard – 27th floor Jersey City, N.J. 07310 Attn: Mr. David Mauer

By Overnight Courier or By Hand:	The Bank of New York Mellon Corporate Trust - Reorganization Unit 480 Washington Boulevard – 27th floor Jersey City, N.J. 07310 Attn: Mr. David Mauer
Confirm by Telephone:	(212)815-3687
Fax:	(212)298-1915

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

USE OF PROCEEDS

We will not receive proceeds from the issuance of the exchange notes offered hereby. In consideration for issuing the exchange notes in exchange for outstanding notes as described in this prospectus, we will receive outstanding notes of like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents and consolidated capitalization on an actual basis as of February 28, 2011.

You should read the table below in connection with the sections of this prospectus entitled “Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis” and our interim unaudited consolidated financial statements and related notes for the three and six months ended February 28, 2011 included elsewhere in this prospectus.

February 28, 2011
($ in millions)
Cash and cash equivalents	$14.5

Other debt(1)	2.0
Senior Secured Term Loan Facility(2)	320.8
ABL Facility	—
12.50% Senior Secured Notes due 2018(3)	256.5

Total debt(4)	579.3
Shareholders’ equity	313.6
Total Capitalization	$878.4

Notes:

(1)	Other debt relates to obligation under capital lease.
(2)	Represents $107.3 million of the Canadian Tranche under the Term Loan Facility and the equivalent of US$247.0 million of the US Tranche under the Term Loan Facility, based on the closing rate as announced by the Bank of Canada as of February 28, 2011. The amount shown is net of unamortized original issue discounts and debt issuance costs of $26.4 million as at February 28, 2011.
(3)	Represents the equivalent of US$275 million aggregate principal amount of the notes, based on the closing rate as announced by the Bank of Canada as of February 28, 2011. The amount shown is net of unamortized original issue discounts, debt issuance costs, and an embedded derivative, which total $10.6 million as at February 28, 2011.
(4)	Total debt does not include derivative financial instruments related to the debt.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

Set forth below is selected historical financial and other data of Postmedia and Canwest LP, and selected unaudited pro forma condensed consolidated financial and other data of Postmedia, at the dates and for the periods indicated.

The selected financial data as of and for the period ended August 31, 2010 has been derived from Postmedia’s audited reissued consolidated financial statements for the period ended August 31, 2010 included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP, our independent auditors.

The selected financial data as of and for the years ended August 31, 2007, August 31, 2008, August 31, 2009 and for the nine months ended May 31, 2010 and the period from June 1, 2010 to July 12, 2010 has been derived from Canwest LP’s audited financial statements for the periods ended May 31, 2010 and July 12, 2010 and the years ended August 31, 2009, August 31, 2008 and August 31, 2007. Canwest LP’s audited financial statements for the periods ended May 31, 2010 and July 12, 2010 and years ended August 31, 2009 and August 31, 2008 can be found elsewhere in this prospectus, and have been audited by PricewaterhouseCoopers LLP, its independent auditors.

Canwest LP adopted the liquidation basis of accounting as of May 31, 2010 and as a result, did not present a statement of earnings or statement of cash flows subsequent to May 31, 2010 or a balance sheet as at May 31, 2010 or subsequent thereto.

The selected historical financial data for the year ended August 31, 2006 has combined the operating results of the Publications Group from September 1, 2005 to October 12, 2005 and Canwest LP from October 13, 2005 to August 31, 2006 as reported in the Canwest LP audited financial statements for the period ended August 31, 2006. The operating results for the year ended August 31, 2006 as reported have been restated to include the results of The National Post Company, for the respective periods, due to the acquisition of substantially all of its assets and certain liabilities by Canwest LP on October 30, 2009. The Publications Group refers to the operations acquired by Canwest LP on October 12, 2005 as described in note 2 of the Canwest LP financial statements for the period ended August 31, 2006. All references to the year ended August 31, 2006 represent the unaudited combined operating results of Canwest LP, the Publications Group and The National Post Company (collectively referred to as the “Combined Group”).

The selected historical financial and other data as of and for the six months ended February 28, 2011 has been derived from Postmedia’s unaudited interim consolidated financial statements for the three and six months ended February 28, 2011 included elsewhere in this prospectus. The selected financial data as of and for the six months ended February 28, 2010 has been derived from Canwest LP’s unaudited interim consolidated financial statements for the three and six months ended February 28, 2010 included elsewhere in this prospectus. The interim consolidated financial data has been prepared on a basis consistent with the audited consolidated financial statements. In the opinion of management, such interim consolidated financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full fiscal year or any future period.

The selected unaudited pro forma condensed consolidated financial and other data for the year ended August 31, 2010 has been prepared to give effect to the Events as if they had occurred on September 1, 2009 as described in the unaudited pro forma condensed consolidated statement of operations, and the notes thereto, included elsewhere in this prospectus. The unaudited pro forma adjustments are based on information and assumptions we believe are reasonable under the circumstances. The selected unaudited pro forma condensed consolidated financial and other data is for informational purposes only and does not purport to represent what our results of operations or other financial information actually would have been if the Events had occurred on September 1, 2009, and it does not purport to project the results of operations for any future period.

The selected historical and pro forma financial and other data should be read in conjunction with, and are qualified by reference to, “Acquisition of the Business,” “Recent History and Development of the Business,” “Significant Acquisition,” “Management’s discussion and analysis,” the audited consolidated financial statements and related notes of Postmedia for the period ended August 31, 2010 and the audited financial statements and related notes of Canwest LP for the periods ended May 31, 2010 and July 12, 2010 and the years ended August 31, 2009 and August 31, 2008, included elsewhere in this prospectus. In addition, the historical financial statements of Canwest LP are not comparable to the financial statements of Postmedia following the Acquisition due to the effect of the Events.

Canwest LP’s historical financial data has been reclassified to be consistent with Postmedia’s segment presentation.

Our financial information is prepared in accordance with GAAP. GAAP differs from U.S. GAAP in several respects. For a discussion of the principal differences between GAAP and U.S. GAAP, see note 21 to our audited consolidated financial statements for the period ended August 31, 2010, note 14 of our interim unaudited consolidated financial statements for the three and six months ended February 28, 2011, note 29 of Canwest LP’s financial statements for the periods ended May 31, 2010 and July 12, 2010, and the years ended August 31, 2009 and August 31, 2008 and note 20 of Canwest LP’s interim unaudited consolidated financial statements for the three and six months ended February 28, 2010 and February 28, 2009.

	Combined Group(1)	Canwest LP					Postmedia	Canwest LP	Postmedia	Postmedia
	Year ended August 31,	Year ended August 31,			Nine months ended May 31,	Period from June 1, 2010 to July 12,	Period from July 13, 2010 to August 31,	Six months ended February 28,		Pro forma year ended August 31,
($ in millions)	2006(1)	2007	2008	2009	2010	2010	2010	2010	2011	2010
Statement of operations data:
Revenues	$1,261.8	$1,282.5	$1,298.1	$1,099.1	$811.2	$119.2	$122.1	$540.8	$529.6	$1,058.5
Operating expenses	1,014.6	1,013.1	1005.0	927.2	650.3	99.7	111.4	430.8	413.7	870.1
Amortization(2)	53.3	49.6	48.8	40.5	30.7	7.1	11.1	20.6	38.0	81.0
Restructuring of operations and other items(3)	—	6.8	10.7	28.8	2.7	(0.5)	11.2	2.5	36.6	13.4

Operating income (loss)	193.9	213.0	233.6	102.6	127.5	12.9	(11.6)	86.9	41.3	94.0
Interest expense	74.3	58.8	109.2	98.4	60.6	4.5	12.7	50.5	42.5	79.5
Other income(4)	(3.5)	(2.5)	(2.5)	(2.5)	(1.5)	(0.3)	—	(1.0)	—	—
Loss (gain) on disposal of property and equipment	(0.4)	(0.3)	0.6	(2.2)	—	—	—	—	—	—
Gain on disposal of investment(5)	—	(1.3)	(1.2)	—	—	—	—	—	—	—
Loss on disposal of interest rate swap(6)	—	(22.5)	—	180.2	—	—	—	—	—	—
Ineffective portion of hedging derivative instrument(6)	—	—	—	60.1	—	—	—	—	—	—
Loss (gain) on derivative financial instruments(7)	—	—	—	—	—	—	(7.5)	—	27.6	(7.5)
Impairment loss on masthead(8)	—	—	—	28.3	—	—	—	—	—	—
Foreign currency exchange (gains) losses(6)(9)	(0.1)	0.1	(0.5)	(154.5)	(49.6)	(4.5)	9.6	(45.4)	(23.3)	(25.5)
Acquisition costs(10)	—	—	—	—	—	—	18.3	—	1.2	19.5

Net earnings (loss) before reorganization costs and income taxes	123.6	180.7	128.0	(105.2)	118.0	13.2	(44.7)	82.8	(6.7)	28.0
Reorganization costs(11)	—	—	—	25.8	41.2	16.5	—	31.7	—	—

	Combined Group(1)		Canwest LP										Postmedia	Canwest LP		Postmedia	Postmedia
	Year ended August 31,		Year ended August 31,						Nine months ended May 31,		Period from June 1, 2010 to July 12,		Period from July 13, 2010 to August 31,	Six months ended February 28,			Pro forma year ended August 31,
($ in millions)	2006(1)		2007		2008		2009		2010		2010		2010	2010		2011	2010
Net earnings (loss) before income taxes	123.6		180.7		128.0		(131.0)		76.8		(3.3)		(44.7)	51.1		(6.7)	28.0
Provision for (recovery of) income taxes(12)	(18.8)		(4.5)		(0.4)		(8.9)		(18.1)		n/a	(13)	—	(3.1)		—	4.9

Net earnings (loss)	$142.4		$185.2		$128.4		$(122.1)		$94.9		n/a	(13)	$(44.7)	$54.2		$(6.7)	$23.1
Earnings (loss) per share data:
Basic	n/a	(14)	n/a	(14)	n/a	(14)	n/a	(14)	n/a	(14)	n/a	(14)	$(1.11)	n/a	(14)	$(0.17)	$0.57
Diluted	n/a	(14)	n/a	(14)	n/a	(14)	n/a	(14)	n/a	(14)	n/a	(14)	$(1.11)	n/a	(14)	$(0.17)	$0.57
Other data:
EBITDA(19)	$251.2		$289.1		$286.0		$7.9		$168.1		$8.3		$(20.9)	$122.2		$73.8	$188.5
EBITDA as a percent of revenue	19.9%		22.5%		22.0%		0.7%		20.7%		7.0%		—	22.6%		13.9%	17.8%
Cash flows from operating activities	188.1		259.6		187.9		103.4		88.8		n/a	(13)	17.5	50.9		4.6	n/a	(15)
Additions to property and equipment and intangible assets	22.0		19.9		36.6		30.6		9.2		n/a	(13)	1.4	5.4		8.0	n/a	(15)
Ratio of earnings to fixed charges(16)	2.6x		3.9x		2.1x		—		2.2x		—		—	2.0x		—	1.3x
Balance sheet data:
Long-term debt (including current portion)(9)	825.0		1,352.8		1,331.9		1,380.1		n/a	(13)	n/a	(13)	646.0	865.0	(18)	577.3	n/a	(15)
Total assets	834.3		720.5		684.3		654.9		n/a	(13)	n/a	(13)	1,266.2	700.1		1,216.4	n/a	(15)
US GAAP data:
Operating income (loss)	196.3		213.0		233.6		102.6		127.5		12.9		(11.6)	86.9		41.3	94.0
Net earnings (loss)	149.1		162.6		97.9		(90.9)		94.9		n/a	(13)	(44.7)	54.2		(6.7)	23.1
Segment operating statistics(17):
Newspapers segment
Revenue	1,233.3		1,253.3		1,261.2		1,058.2		785.9		115.9		117.7	523.8		511.8	n/a	(15)
Operating profit	272.0		305.5		318.1		182.3		169.6		22.3		17.7	115.3		125.3	n/a	(15)
Inter-segment revenue	(5.0)		(4.6)		(4.3)		(4.7)		(3.4)		(0.5)		(0.8)	(2.5)		(2.2)	n/a	(15)
All other
Revenue	33.5		33.8		41.2		45.6		28.7		3.8		5.2	19.5		20.0	n/a	(15)
Operating profit (loss)	5.1		0.7		5.3		8.0		11.0		0.3		(0.9)	7.8		8.0	n/a	(15)
Corporate
Operating loss	(29.9)		(36.8)		(30.3)		(18.4)		(19.7)		(3.1)		(6.1)	(13.1)		(17.4)	n/a	(15)

Notes:

(1)	The operating results of the Combined Group represent the combined operating results of the Publications Group from September 1, 2005 to October 12, 2005 and Canwest LP from October 13, 2005 to August 31, 2006 as reported in the Canwest LP consolidated financial statements for the period ended August 31, 2006. The operating results for the year ended August 31, 2006 as reported have been restated to include the results of The National Post Company, for the respective periods, due to the acquisition of substantially all of its assets and certain liabilities by Canwest LP on October 30, 2009. All references to the year ended August 31, 2006 represent the combined results of Canwest LP, the Publications Group and The National Post Company. The results for the Combined Group for the year ended August 31, 2006 are unaudited.

The following is a reconciliation of the selected historical financial data presented above for the Combined Group. The table below reconciles the operating results of the Publications Group for the period September 1, 2005 to October 12, 2005 and Canwest LP for the period October 13, 2005 to August 31, 2006, on a restated basis, to include their respective share of the operating results of The National Post Company:

Publications Group	Canwest LP	Combined Group
Period from September 1, 2005 to October 12,	Period from October 13 to August 31,	Year ended August 31,
($ in millions)	2005	2006	2006
Statement of operations data:
Revenue	$152.5	$1,109.3	$1,261.8
Operating expenses	122.3	892.3	1,014.6
Amortization	5.7	47.6	53.3

Operating income	24.5	169.4	193.9
Interest expense	33.9	40.4	74.3
Other income	—	(3.5)	(3.5)
Gain on disposal of property and equipment	(0.3)	(0.1)	(0.4)
Foreign currency exchange (gains) losses	0.2	(0.3)	(0.1)

Net earnings (loss) before income taxes	(9.3)	132.9	123.6
Recovery of income taxes	(4.3)	(14.5)	(18.8)

Net earnings (loss)	$(5.0)	$147.4	$142.4
Other data:
EBITDA(19)	$30.3	$220.9	$251.2
EBITDA as a percent of revenue	19.9%	19.9%	19.9%
Ratio of earnings to fixed charges	0.7	x	4.1	x	2.6	x
US GAAP data:
Operating income	24.6	171.7	196.3
Net earnings (loss)	(6.1)	155.2	149.1

(2)	Amortization reflects amortization of property and equipment and definite life intangibles. The increase in amortization for the year ended August 31, 2010, the six months ended February 28, 2011 and the pro forma results for the year ended August 31, 2010, reflects the recording of fair value increases to the carrying value of property and equipment and intangible assets as a result of the Acquisition.
(3)	Restructuring of operations and other items for the years ended August 31, 2008 and 2009, for each of the periods during 2010 and for the six months ended February 28, 2010 and 2011 reflect employee termination costs related to various initiatives undertaken by Canwest LP and Postmedia with the objective of permanently reducing or eliminating costs. These initiatives are largely the result of standardization, centralization, outsourcing and automation of business processes.
(4)	Other income recognized by Canwest LP represents a charge to the Canwest group of companies under the shared services agreement for the use of equipment that was owned by Canwest LP.
(5)	During fiscal 2007, Canwest LP sold its investment in a joint venture and recorded a gain of $1.3 million. During fiscal 2008, Canwest LP divested an investment in Edmonton Investors Group Holdings Ltd and recorded a gain of $1.2 million.
(6)	During fiscal 2007, Canwest LP settled an interest rate swap agreement and recorded a gain of $22.5 million. On May 29, 2009, as a result of a payment default by Canwest LP, the hedging agreements in place were terminated resulting in the termination of hedging derivative instruments. In the year ended August 31, 2009, Canwest LP recorded an interest rate and foreign currency swap loss of $180.2 million, reclassified $60.1 million of accumulated other comprehensive losses to the income statement as a result of hedge ineffectiveness and recorded a foreign currency exchange gain on the related long-term debt of $152.1 million.
(7)	Loss (gain) on derivative financial instruments reflects Postmedia’s accounting treatment for a foreign currency interest rate swap that was not designated as a hedge and a variable prepayment option on Postmedia’s Senior Secured Notes that represents an embedded derivative that is accounted for separately at fair value.
(8)	During fiscal 2009, due to a decline in operating results, and lower expectations for advertising revenue growth, Canwest LP recorded an impairment charge on intangible assets of $28.3 million related to the masthead of the National Post.
(9)	Foreign currency exchange gains and losses were nominal for the years ended August 31, 2006, 2007 and 2008 due to hedging agreements that were in place by Canwest LP. For the six months ended February 28, 2010, the nine months ended May 31, 2010 and the period ended July 12, 2010, Canwest LP did not enter into any derivatives to hedge foreign currency risk. Postmedia has entered into derivative financial instruments to hedge foreign currency risk on the majority of its US dollar denominated debt, however, Postmedia did not designate all of these derivative financial instruments as hedges and as a result does not use hedge accounting for financial reporting purposes on the Term Loan Credit Facility and as a result recorded a foreign currency exchange loss for the period ended August 31, 2010 and a foreign currency exchange gain for the six months ended February 28, 2011. See “Management’s discussion and analysis—Financial Instruments Risk Management.”
(10)	Acquisition costs relate to advisory, legal, valuation and other professional fees in connection with the Acquisition of Canwest LP which are non-recurring.

(11)	Reorganization costs represent costs that can be directly associated with the reorganization and CCAA filing of Canwest LP. These costs consist of professional fees, advisory fees, management incentive plan and key employee retention plan costs, and foreign currency exchange losses resulting from translating monetary items that are subject to compromise at the period end compared to the translated amounts at January 8, 2010, the date of the CCAA filing, and amounts related to resolution of legal claims outstanding on the date of Canwest LP’s CCAA filing.
(12)	Canwest LP was not a taxable entity so the income tax recoveries for the years ended August 31, 2008 and August 31, 2009 represent income taxes payable by its incorporated subsidiaries. Postmedia had taxable losses for the period ended August 31, 2010 and the six months ended February 28, 2011 and has recorded a valuation allowance to reduce the tax recovery to nil in these periods.
(13)	Canwest LP adopted the liquidation basis of accounting as of May 31, 2010 and as a result a consolidated balance sheet was not presented. As Canwest LP was under the liquidation basis of accounting for the period from June 1, 2010 to July 12, 2010, the supplementary financial information in note 5 of the annual audited financial statements of Canwest LP did not include a provision for income taxes. Additionally, under the liquidation basis of accounting a balance sheet as at July 12, 2010 and a cash flow statement for the period from June 1, 2010 to July 12, 2010 was not prepared for Canwest LP and as a result balance sheet information as at May 31, 2010 and July 12, 2010, has not been presented in the above table and cash flows from operating activities and additions to property and equipment and intangible assets for the period from June 1, 2010 to July 12, 2010 have also not been presented in the above table.
(14)	Earnings per share information has not been provided for the partnership units of Canwest LP.
(15)	The pro forma financial statements included in this prospectus only contain an unaudited pro forma condensed consolidated statement of operations. As a result cash flow from operations, additions to property and equipment and intangible assets, long-term debt, total assets and segment operating statistics have not been presented in the selected financial information.
(16)	In calculating the ratio of earnings to fixed charges, earnings consists of net earnings before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness plus the amortization of bond discounts, debt issuance costs and one third of rental expense which represents an approximation of interest included in rental expense. For the year ended August 31, 2009 Canwest LP would require an additional $131.0 million of earnings to achieve a ratio of earnings to fixed charges of 1.0x. For the period June 1, 2010 to July 12, 2010, Canwest LP would require an additional $3.3 million of earnings to achieve a ratio of earnings to fixed charges of 1.0x. For the period July 13, 2010 to August 31, 2010, Postmedia would require an additional $44.7 million of earnings to achieve a ratio of earnings to fixed charges of 1.0x. For the six months ended February 28, 2011, Postmedia would require an additional $6.7 million of earnings to achieve a ratio of earnings to fixed charges of 1.0x. The ratios presented in the table are not materially different when calculated under U.S. GAAP except with respect to Canwest LP for the years ended August 31, 2007 and 2008 for which such ratio as calculated under U.S. GAAP is 3.5x and 1.9, respectively, and with respect to the year ended August 31, 2008, for which earnings were insufficient to cover fixed charges by $85.5 million.
(17)	As of September 1, 2009, we began attributing the portion of national display advertising revenues and expenses associated with our newspaper websites to the Newspapers segment. We have not restated the prior periods because we are not able to generate the data for earlier periods and, as a result, prior period segment information is not comparable.
(18)	Long-term debt does not include Canwest LP’s Senior Subordinated Unsecured Notes of $421.0 million and the Senior Subordinated Unsecured Credit Facility of $75.0 million as they have been reclassified to liabilities subject to compromise as a result of the CCAA filing of Canwest LP.
(19)	EBITDA is defined as earnings before amortization, interest and taxes. EBITDA is not a recognized measure of financial performance under GAAP. Management utilizes EBITDA in making strategic resource allocations. Investors are cautioned, however, that EBITDA should not be construed as an alternative to operating income or net earnings determined in accordance with GAAP as an indicator of our performance. Our method of calculating EBITDA may differ from that of other companies, and, accordingly, EBITDA may not be comparable to measures used by other companies. A reconciliation of EBITDA to net earnings is provided below. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect changes in or cash requirements for our working capital needs;
•	EBITDA does not reflect our interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•	EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•	EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•	EBITDA does not reflect our significant pension and post-retirement obligations;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

The following is a reconciliation of net earnings (loss) to EBITDA for the periods presented:

	Combined Group	Canwest LP						Postmedia	Canwest LP	Postmedia	Postmedia
	Year ended August 31,	Year ended August 31,			Nine months ended May 31,	Period from June 1, 2010 to July 12,		Period from July 13, 2010 to August 31,	Six months ended February 28,		Pro forma year ended August 31,
($ in millions)	2006(19)	2007	2008	2009	2010	2010		2010	2010	2011	2010
Net earnings (loss)	$142.4	$185.2	$128.4	$(122.1)	$94.9	n/a	(13)	$(44.7)	$54.2	$(6.7)	$23.1
Provision for (recovery of) income taxes	(18.8)	(4.5)	(0.4)	(8.9)	(18.1)	n/a	(13)	—	(3.1)	—	4.9

Net earnings (loss) before income taxes	123.6	180.7	128.0	(131.0)	76.8	(3.3)		(44.7)	51.1	(6.7)	28.0
Add:
Amortization	53.3	49.6	48.8	40.5	30.7	7.1		11.1	20.6	38.0	81.0
Interest expense	74.3	58.8	109.2	98.4	60.6	4.5		12.7	50.5	42.5	79.5

EBITDA	$251.2	$289.1	$286.0	$7.9	$168.1	$8.3		$(20.9)	$122.2	$73.8	188.5
The following is a reconciliation of net earnings (loss) to EBITDA for the Combined Group for the year ended August 31, 2006:

	Publications Group	Canwest LP	Combined Group
	Period from September 1, 2005 to October 12,	Period from October 13, 2005 to August 31,	Year ended August 31,
($ in millions)	2005	2006	2006
Net earnings (loss)	$(5.0)	$147.4	$142.4
Recovery of income taxes	(4.3)	(14.5)	(18.8)

Net earnings (loss) before income taxes	(9.3)	132.9	123.6
Add:
Amortization	5.7	47.6	53.3
Interest expense	33.9	40.4	74.3

EBITDA	$30.3	$220.9	$251.2

MANAGEMENT’S DISCUSSION AND ANALYSIS

Important Information

Financial information presented in this Management’s Discussion and Analysis includes the results of the Corporation for the three and six months ended February 28, 2011 and for the period from July 13, 2010 to August 31, 2010, and Canwest LP, our predecessor company for all periods prior to July 13, 2010. The financial results of the predecessor company are in respect of the period during which the predecessor company, and not the Corporation, owned the assets underlying the business of the Corporation. Also, the financial statements of the predecessor are that of another entity and the Corporation is not a continuation of the predecessor. The financial information for the periods prior to July 13, 2010 and the financial information for the fiscal year ended August 31, 2010 does not represent and is not purported to represent the results that would have been achieved had the Corporation owned the assets of Canwest LP and shares of National Post Inc. for the entire fiscal year.

This Management’s Discussion and Analysis of financial condition and results of operations of Postmedia should be read in conjunction with the annual audited consolidated financial statements and related notes of Postmedia for the period ended August 31, 2010 and the interim unaudited consolidated financial statements and related notes of Postmedia for the three and six months ended February 28, 2011, and the audited financial statements and related notes of Canwest LP for the periods ended May 31, 2010 and July 12, 2010 and for the years ended August 31, 2009 and August 31, 2008, as well as the interim unaudited consolidated financial statements and related notes of Canwest LP for the three and six months ended February 28, 2010 and February 28, 2009.

This discussion contains statements that are not historical facts and are forward-looking statements. Investors are cautioned not to place undue reliance on such forward-looking statements. See “Note Regarding Forward-Looking Statements.” No forward-looking statement is a guarantee of future results. We have included information from historical annual audited financial statements and interim unaudited consolidated financial statements of Canwest LP in this Management’s Discussion and Analysis to provide historical financial data of the operations we acquired. The historical information for Canwest LP contained in this Management’s Discussion and Analysis is not comparable to our financial information. Readers are cautioned that Canwest LP’s historical financial information is not indicative of future financial condition, results of operations, cash flows and the future development of our business. In addition, Canwest LP adopted the liquidation basis of accounting as of May 31, 2010 and as a result, did not present a statement of earnings or statement of cash flows subsequent to May 31, 2010 or a balance sheet as at May 31, 2010 or subsequent thereto. All references to fiscal 2010 represent the operations of Canwest LP from September 1, 2009 to May 31, 2010 and from June 1, 2010 to July 12, 2010 and Postmedia from July 13, 2010 to August 31, 2010. Additionally, Canwest LP’s historical financial data has been reclassified to be consistent with Postmedia’s revenue, expense and segment presentation.

All amounts expressed are in Canadian dollars unless otherwise noted. The financial statements of Postmedia and Canwest LP have been prepared in accordance with GAAP. In certain aspects U.S. GAAP differs from GAAP. For a discussion of the principal differences between GAAP and U.S. GAAP, see note 21 to Postmedia’s audited consolidated financial statements for the period ended August 31, 2010 and note 14 to Postmedia’s interim unaudited consolidated financial statements for the three and six months ended February 28, 2011. For Canwest LP refer to note 29 of the financial statements for the period ended May 31, 2010 and years ended August 31, 2008, August 31, 2009 and note 20 of the interim unaudited consolidated financial statements for the three and six months ended February 28, 2010, included elsewhere in this prospectus.

To assist in assessing our financial performance this discussion also makes reference to operating profit before amortization, restructuring and other items, which is a non-GAAP financial measure. We believe this non-GAAP measure is useful to investors as it is an indicator of Postmedia’s operating performance and ability to incur and service debt. In addition, it allows us to meaningfully compare our results to our predecessor as it excludes both amortization expense, which is not comparable between Postmedia and our predecessor as a result of the changes in the value of our assets because of the Acquisition, and restructuring and other items expense, which relates mainly to severance costs related to the restructuring of the operations incurred as a result of the Acquisition, which are not comparable to the restructuring expense recorded by our Predecessor. Management uses this non-GAAP measure to make operating decisions as it is indicator of how much cash is being produced by our operations and assists in determining the need for additional cost reductions, evaluation of personnel and resource allocation decisions. Finally, this non-GAAP measure is the primary measure used by our creditors to assess our performance and compute our financial maintenance covenants contained in our Term Loan Facility. Non-GAAP financial measures do not have any standard meaning prescribed by GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. See “GAAP and Non-GAAP Financial Matters” and “Reconciliation of Non-GAAP Financial Measures.”

The Acquisition

On July 13, 2010, we acquired substantially all of the assets and assumed certain liabilities of Canwest LP, including all the outstanding shares of National Post Inc., for $1.047 billion, or the “Acquisition Consideration.” The Acquisition Consideration consisted of cash consideration of $927.8 million and non-cash consideration, through the issuance of equity, of $120.1 million. We obtained proceeds to fund the cash portion of the Acquisition Consideration from the notes, the issuance of shares, a Senior Secured Term Loan Credit Facility (the “Term Loan Facility”) and acquired cash. The Acquisition was accounted for using the acquisition method of accounting, which required us to fair value the assets acquired and liabilities assumed. Additional information on the Acquisition is available in note 3 of our audited consolidated financial statements for the period ended August 31, 2010 and note 3 of our interim unaudited consolidated financial statements for the three and six months ended February 28, 2011, included elsewhere in this prospectus, and in “Significant Acquisition.”

Overview and Background

We are the largest publisher of English-language paid daily newspapers by circulation in Canada, according to Newspapers Canada’s 2010 Circulation Data Report. The Corporation’s English-language paid-daily newspapers have, in total, the highest weekly print readership when compared to the total weekly print readership of English-language dailies belonging to each of the other media organizations in Canada, based on the NADbank Inc. 2010 survey data. Our business consists of news and information gathering and dissemination operations, with products offered in most of the major markets and a number of regional and local markets in Canada through a variety of daily and community newspapers, online, digital and mobile platforms. The combination of these distribution platforms provide readers with a variety of mediums through which to access and interact with our content. The breadth of our reach and the diversity of our content enable advertisers to reach their target audiences, through the convenience of a single provider, on local, regional and national scales.

We have one reportable segment for financial reporting purposes, being the Newspapers segment. The Newspapers segment is comprised of the Eastern newspapers operating segment and the Western newspapers operating segment which have been aggregated as permitted by GAAP. The Newspapers segment publishes daily and non-daily newspapers and operates the related newspaper websites. Its revenue is primarily from advertising and circulation. We also have other business activities and an operating segment which are not separately reportable and are referred to collectively as the All other category. Revenue in the All other category primarily consists of revenue from FPinfomart.ca and canada.com.

Key Factors Affecting Operating Results

Revenue is earned primarily from advertising, circulation and digital sources. Print advertising revenue is a function of the volume, or linage, of advertising sold and rates charged. Print circulation revenue is derived from home-delivery subscriptions for newspapers and single-copy sales at retail outlets and vending machines and is a function of the number of newspapers sold and the average price per copy. Digital revenue is comprised of revenue from national and local display advertising on our newspaper and other websites, including canada.com, and subscription and licensing revenue generated through FPinfomart.ca.

Print advertising revenue was $159.6 million and $356.9 million for the three and six months ended February 28, 2011, representing 66% and 67% of total revenue for such periods, respectively. For the six months ended February 28, 2011, print advertising revenue by major category was as follows: national advertising 39%, retail advertising 26%, classified advertising 17%, inserts advertising 15%, and other advertising 3%. For fiscal 2010, print advertising revenue by major category was as follows: national advertising 36%, retail advertising 27%, classified advertising 19%, inserts advertising 15%, and other advertising 3%. Print advertising is influenced by the overall health of the economy. Over the last few years, significant print advertising declines have been driven by the economic downturn as well as a continuing shift in advertising dollars from newspaper advertising to advertising in other formats, including online and other digital platforms. During the three and six months ended February 28, 2011, we experienced print advertising declines of approximately 5% and 2%, respectively, compared to the three and six months ended February 28, 2010.

Print circulation revenue was $57.1 million and $116.9 million for the three and six months ended February 28, 2011, representing 24% and 22% of total revenue for such periods, respectively. Declines in circulation volume have been experienced over the last few years and continued in the three and six months ended February 28, 2011. Circulation volume decreases have been partially offset by price increases. We expect these trends to continue throughout the remainder of fiscal 2011.

Digital revenue was $21.6 million and $45.1 million for the three and six months ended February 28, 2011, representing 9% of total revenue for each period. We continued to experience growth in digital revenue in the three and six months ended February 28, 2011, primarily in online advertising, and expect to see continued growth throughout fiscal 2011. We believe digital revenue represents a future growth opportunity for the Corporation and we continue to focus on many new initiatives in this area.

Other revenue was $4.2 million and $10.7 million for the three and six months ended February 28, 2011, representing 2% of total revenue for each period. We continue to experience declines in other revenue as compared to the prior year due to the termination of a commercial printing contract as of September 30, 2010. The loss of this commercial printing contract will result in reduced revenue of approximately $11.0 million in fiscal 2011 as compared to fiscal 2010. We expect the operating income previously earned on this commercial printing contract to be offset with corresponding cost reductions resulting from the closure of our commercial printing facility as well as savings expected to be achieved from outsourcing our internal production previously done by this facility. Accordingly, we do not expect the loss of this commercial printing contract to have a material impact on our overall operating profit.

Principal operating expenses are compensation expenses, which are comprised of payroll and contractor expenses, newsprint expenses and distribution expenses, which comprised 52%, 8% and 18%, respectively, of total operating expenses for the six months ended February 28, 2011 and 54%, 8% and 17%, respectively for fiscal 2010. We experienced a decline in compensation expenses in the six months ended February 28, 2011, due to restructuring initiatives as explained below and reduced defined benefit pension costs partially offset by increases in stock-based compensation expense. Defined benefit pension cost decreases are a result of increases in service costs being offset by increases in returns on plan assets, reductions in amortization of actuarial losses, and the elimination of pension expense from pension plans not acquired in the Acquisition. We expect these trends to continue throughout fiscal 2011.

Restructuring of operations and other items was $13.4 million for the three months ended February 28, 2011 which consists of $12.5 million relating to severance costs, which include both involuntary terminations and voluntary buyouts, and $0.9 million of expenses relating to the filing of a preliminary non-offering prospectus, complying with our contractual obligation to make an exchange offer for the notes that is registered with the U.S. Securities and Exchange Commission (“SEC”), and management oversight of our various restructuring initiatives. For the six months ended February 28, 2011, total restructuring of operations and other items was $36.6 million, of which $35.3 million related to severance costs and $1.3 million related to other items. The severance costs will result in a permanent reduction to our compensation costs.

In response to current economic and industry conditions, Canwest LP implemented a range of cost reduction initiatives, including the consolidation of our classified call centers into a national center in Calgary, the outsourcing of advertising production to lower cost suppliers in the Philippines and India, the implementation of a new enterprise-wide editorial content management system, the implementation of voluntary and involuntary employee buyout programs, reductions in newsprint consumption and aggressive management of controllable expenses such as marketing, travel and use of freelance personnel. We continue to focus on identifying additional strategies to further reduce operating costs and transform our business.

Our operating results are particularly sensitive to variations in the cost and availability of newsprint. Newsprint is the principal raw material used in the production of our daily newspapers and other print publications. It is a commodity that is generally subject to considerable price volatility. We take advantage of the purchasing power that comes with the large volume of newsprint we purchase as well as our proximity to paper mills across Canada to minimize our total newsprint expenses. Changes in newsprint prices can significantly affect our operating results. A $50 per tonne increase or decrease in the price of newsprint would be expected to affect our operating expenses by approximately $6 million on an annualized basis. There were no material newsprint price increases in the first half of fiscal 2011 but increases are possible in the second half of fiscal 2011. Our distribution is primarily outsourced to third party suppliers. The key drivers of our distribution costs are fuel costs and circulation and flyer volumes. We expect distribution costs to remain flat or increase modestly relative to the prior year throughout the remainder of fiscal 2011.

Other Factors

Seasonality

Revenue has experienced, and is expected to continue to experience, significant seasonality due to seasonal advertising patterns and seasonal influences on people’s media consumption habits. Typically, our revenue is lowest during the fourth quarter of our fiscal year, which ends in August, and highest during the first quarter of our fiscal year, which ends in November, primarily as a result of the peak of retail sales advertising. These seasonal variations may lead to increased borrowing needs at certain points within the fiscal year as well as reduced operating profit margins in the fourth quarter of our fiscal year.

Critical accounting estimates

The preparation of financial statements in accordance with GAAP requires our management to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Our management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

We have identified below the critical accounting estimates that we believe require significant judgment in the preparation of Postmedia and Canwest LP’s financial statements. These accounting estimates are considered critical as changes in the assumptions or estimates selected have the potential to materially impact the financial statements. For a summary of our accounting policies, see note 2 to the audited consolidated financial statements of Postmedia and Canwest LP.

The Acquisition

Estimates were used in order to fair value the net assets acquired from Canwest LP on July 13, 2010. See note 3 to the annual audited consolidated financial statements and interim unaudited consolidated financial statements of Postmedia for more information.

Intangible assets

As a result of the Acquisition, Postmedia has recorded a number of intangible assets. Intangible assets as at February 28, 2011 are comprised of newspaper mastheads of $248.6 million, domain names of $36.8 million, customer relationships of $10.6 million, subscriber lists of $129.4 million and software of $32.9 million (August 31, 2010—$248.6 million, $37.0 million, $11.9 million, $144.2 million and $35.5 million, respectively).

Newspaper mastheads and the related domain names have indefinite lives and are not subject to amortization and are tested for impairment annually or when indicated by events or changes in circumstances. The fair value of our mastheads and the related domain names were estimated using a relief-from-royalty approach using the present value of expected after-tax royalty streams through licensing agreements. The key assumptions under this valuation approach are royalty rates, discount rates and expected future revenue.

Customer relationships, subscriber lists, software, and domain names not related to the newspaper mastheads have definite lives and are subject to amortization over a period of 4 to 5 years for customer relationships and subscriber lists, 2 to 10 years for software and 15 years for domain names. The fair value of the customer relationships and subscriber lists were estimated using the excess earnings approach. The key assumptions under this valuation method are churn rates, discount rates, expected future revenue and operating profit. The fair value of the domain names was estimated using a relief-from-royalty approach which is described above. The fair values attributable to software were estimated using depreciated replacement cost value.

Goodwill

Goodwill of $236.1 million was recognized on the Acquisition and consists of the assembled workforce, non-contractual customer relationships and expected cost savings and is computed as the Acquisition Consideration of 1.047 billion less the fair value of net assets acquired of $811.8 million.

Goodwill is tested for impairment annually or when indicated by events or changes in circumstances by comparing the fair value of a particular reporting unit to its carrying value. When the carrying value exceeds its fair value, the fair value of the reporting unit’s goodwill is compared with its carrying value to measure any impairment loss.

Pension and post-retirement/employment benefits

A pension plan liability, which includes liabilities for our pension plans, post-retirement and post-employment plans, of $148.7 million was assumed on the Acquisition. As a result of fair valuing the pension assets and benefit obligations on the Acquisition date, all unamortized gains and losses were eliminated from the balance sheet. The valuation of these pension plans includes significant actuarial assumptions including, discount rates, rate of compensation increase and expected long-term rate of return on pension plan assets for pension benefits. A change in the discount rate used in the valuation of the pension plans could result in a significant increase or decrease in the valuation of pension obligations, affecting the reported funded status of our pension plans as well as the net pension cost in subsequent fiscal years. As at August 31, 2010 a 0.5% decrease in the discount rate would increase our pension obligations by $28.8 million and increase our expense for the year ended August 31, 2011 by $1.0 million. As at August 31, 2010, a 0.5% increase in the discount rate would decrease our pension obligations by $27.2 million and decrease our expense for the year ended August 31, 2011 by $1.0 million.

A number of defined benefit and defined contribution pension and post-retirement/employment benefit plans are maintained. For defined benefit plans, the cost of pension and other retirement benefits earned by employees is determined using the projected benefit method pro-rated on service and estimates of a number of variables, including expected plan investment performance, salary escalation, retirement age of employees and expected health care costs. For the purpose of calculating the expected return on plan assets, those assets are valued at fair value.

Past service costs from plan amendments are amortized on a straight line basis over the average remaining service period of employees. For each plan, the excess of the net actuarial gain or loss over 10% of the greater of the accrued benefit obligation and the fair value of plan assets at the beginning of the year is amortized over the average remaining service period of active employees. Gains or losses arising from the settlement of a pension plan are only recognized when responsibility for the pension obligation has been relieved. The average remaining service period of employees covered by the pension plans is 8 years (2009 - 9 years, 2008 - 11 years).

For post-retirement and post-employment defined benefit plans, costs are expensed as benefits are earned by the employees. The average remaining service period of the employees covered by the post-retirement benefit plans is 11 years (2009 - 12 years; 2008 - 12 years). The average remaining service period of the employees covered by the post-employment benefit plans is 7 years (2009 - 7 years, 2008 - 7 years).

For the defined contribution plans, the pension expense is our contribution to the plan.

Income taxes

We are subject to income taxes in Canada and significant judgment is required in determining the provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Management uses judgment in interpreting tax laws and determining the appropriate rates and amounts in recording future taxes, giving consideration to timing and probability. Actual income taxes could significantly vary from these estimates as a result of future events, including changes in income tax law or the outcome of reviews by tax authorities and related appeals. To the extent that the final tax outcome is different from the amounts that were initially recorded, such differences will impact the income tax provision in the period in which such determination is made.

The asset and liability method is used to account for future income taxes. Under this method, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Future income tax assets and liabilities are measured using substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the substantive enactment date. Future income tax assets are recognized to the extent that realization is considered more likely than not.

Canwest LP was not a taxable entity. Income and capital taxes were payable only by its incorporated subsidiaries.

Proposed Accounting Policies

International financial reporting standards

In 2006, the Accounting Standards Board published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies. The Accounting Standards Board strategic plan outlines the replacement of GAAP with IFRS over an expected five year transitional period. In February 2008, the Accounting Standards Board confirmed that IFRS will be used for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011 with appropriate comparative IFRS financial information for the prior fiscal year. We will be adopting IFRS in accordance with the Accounting Standards Board standards, which will result in our interim consolidated statements for the three months ending November 30, 2011 being the first consolidated statements required to be prepared in accordance with IFRS.

In order to prepare for our transition date on September 1, 2011, we have created a plan to convert to IFRS. As part of this plan, the Company has designated an implementation team, which includes senior levels of management and reports the status of the project to the Audit Committee on a quarterly basis. The conversion plan to IFRS consists of three phases.

Diagnostic phase

This phase involved a detailed review and initial scoping of accounting differences between GAAP and IFRS, a preliminary evaluation of IFRS 1—First time Adoption of IFRS exemptions and a high-level assessment of potential consequences on financial reporting and internal controls. Based on our assessment, we have ranked potentially affected areas as high, medium or low priority.

Impact and solutions development phase

This phase involves a detailed review of accounting issues, quantifying the impact of the conversion to IFRS, reviewing and approving accounting policy choices, designing changes to information technology and data systems, assessing internal controls and disclosure controls and procedures, training requirements and updating internal accounting policies. It also involves reviewing the business implications of new accounting policy choices on financing arrangements, compensation arrangements, tax planning and other obligations. The adoption of IFRS does not impact the overall performance and underlying trends of our operations and as a result we currently have not discovered any current or future anticipated business activity that will be significantly impacted by the adoption of IFRS.

Accounting Policies

During our impact and solutions development phase we determined that many of the differences between Canadian GAAP and IFRS are not expected to have a material impact on our operations or financial statements. We expect the following areas to have high significance and to the extent possible we have quantified the expected impact on our financial reporting. However, we have not completed our impact and solutions development phase and accordingly our decisions regarding the optional exemptions available under IFRS 1 and accounting policies in accordance with IFRS are preliminary and may be subject to change based on changes in circumstances.

IFRS 1—First Time Adoption of IFRS

IFRS 1 provides entities adopting IFRS for the first time a number of optional exemptions and mandatory exceptions to the general requirement of full retrospective application of IFRS. We are analyzing the various accounting policy options available and will implement those we determine to be most appropriate for our specific circumstances. We have made preliminary conclusions regarding these options but they will be subject to ongoing assessment during the transition year. Our current intentions based on the optional exemptions that are applicable are as follows. Under IFRS 1 we will elect on transition, to recognize immediately cumulative actuarial losses, on a pre-tax basis, of $5.5 million from our defined benefit plans in opening retained earnings with a corresponding increase to pension, post-retirement, post-employment and other liabilities. All other optional exemptions are not significant or applicable due to the Acquisition on July 13, 2010 and early adoption of CICA Handbook Section 1582, “Business Combinations” at that date, which is harmonized with IFRS 3— Business Combinations.

IAS 1—Presentation of Financial Statements

IAS 1 prescribes the basis for presentation of financial statements and sets out guidelines for structure and minimum content requirements under IFRS. There is generally an increase in note disclosure under IFRS compared to GAAP since there is more judgment required under IFRS.

IAS 19—Employee Benefits

As mentioned above, on transition all unamortized actuarial losses related to our defined benefit plans will be recognized immediately in opening retained earnings with a corresponding increase to pension, post-retirement and post-employment and other liabilities. In addition, under GAAP, we used the corridor method to recognize actuarial gains and losses in earnings by calculating the excess of the actuarial gain or loss over 10% of the greater of the accrued benefit obligation and the fair value of plan assets and amortized it over the average remaining service life. Upon adoption of IFRS, we have chosen to recognize actuarial gains and losses in other comprehensive income as they occur. Under GAAP, vested and unvested past service costs from plan amendments were amortized on a straight line basis over the average remaining service period. Upon adoption of IFRS, vested past service costs will be recognized immediately in income. As a result of the above, compensation expense will decrease by a nominal amount in the statement of operations for the three months ended November 30, 2010 and February 28, 2011. IAS 19 does not specify the presentation of current service cost, interest cost and the expected return on plan assets as components or a single item of income or expense. Accordingly, we will elect to present the components of pension cost separately on the income statement. Current service costs will continue to be recorded in compensation expenses. Interest cost and the expected return on plan assets will be recorded in financing costs.

IAS 36—Impairment of Assets

Upon adoption of IFRS, we are required to test our goodwill for impairment in accordance with IAS 36. Furthermore, IFRS requires us to conduct an asset-impairment test at the date of adoption of IFRS if indicators of impairment exist. There are several differences that exist between current GAAP and IFRS for impairment of non-financial assets, which include:

•

The test for non-financial asset impairment requires the use of a discounted cash flow model, whereas GAAP uses a two-step impairment test which is first based on undiscounted cash flows and then discounted cash flows

•

Testing for impairment occurs at the level of cash generating units, which is the lowest level of assets that generate largely independent cash inflows, where as GAAP requires impairment tests at the asset group level; and

•	IFRS allows the reversal of previous impairment losses, with the exception of goodwill, where as GAAP prohibits the reversal of non-financial asset impairments.

Based on our assessment we do not expect to have any impairment of assets upon transition to IFRS on September 1, 2010.

Information technology and data-system requirements

We have performed an initial analysis of our data-system infrastructure and have concluded that transition to IFRS will not require a material modification to our information technology processes as a result of differences we have identified to date.

Internal controls and disclosure controls and procedures

We are in the process of identifying the impact of the adoption of IFRS on our internal controls over financial reporting and our disclosure controls and procedures. Any significant impacts we identify will be disclosed in the future when the assessment is finalized. However to date, we have not identified any changes that would materially affect, or are reasonably likely to materiality affect, our internal controls over financial reporting or our disclosure controls and procedures.

Training requirements

Certain members of senior management have attended external training seminars on relevant IFRS standards and their potential impact. We are developing a training plan for our Board of Directors, Audit Committee and other employees, as appropriate. We anticipate that training will be completed by August 2011.

Implementation and review phase

This phase involves implementing changes to systems, business processes, drafting IFRS financial statement content including the opening IFRS transitional balance sheet and detailed reconciliations of Canadian GAAP to IFRS for the comparative figures in our fiscal 2012 financial statements. We are continuing to work on this phase.

The IFRS conversion project is progressing according to schedule. We continue to monitor and assess the impact of differences between Canadian GAAP and IFRS since the International Accounting Standards Board will also continue to issue new accounting standards during the conversion period. As a result, the final impact of IFRS can only be measured once all the IFRS applicable at the conversion date are known.

Operating Results

Postmedia’s operating results for the three months ended February 28, 2011 compared to Canwest LP’s operating results for the three months ended February 28, 2010

	Postmedia	Canwest LP
	For the three months ended February 28,
($ in thousands of Canadian dollars)	2011	2010(1)
Revenues
Print advertising	159,612	168,210
Print circulation	57,126	58,821
Digital	21,572	19,926
Other	4,228	7,461

	242,538	254,418

Operating expenses
Compensation	104,492	117,361
Newsprint	14,495	16,212
Other operating	81,905	80,062

	200,892	213,635

Operating profit before amortization, restructuring and other items(2)	41,646	40,783
Amortization	18,603	10,544
Restructuring of operations and other items	13,441	(81)

Operating income	9,602	30,320
Interest expense	20,968	29,654
Other income	—	(500)
Gain on disposal of property and equipment	(3)	—
Loss on derivative financial instruments	14,616	—
Foreign currency exchange gains	(13,099)	(10,692)
Acquisition costs	(570)	—

Earnings (loss) before reorganization costs and income taxes	(12,310)	11,858
Reorganization costs	—	22,602

Loss before income taxes	(12,310)	(10,744)
Recovery of income taxes	—	(3,131)

Net loss	(12,310)	(7,613)

Notes:

(1)

We have included historical interim unaudited consolidated financial information of Canwest LP, to provide historical financial data of the operations we acquired. However, Canwest LP’s historical interim unaudited consolidated financial statements are not comparable to our interim unaudited consolidated financial statements and readers are cautioned that such information is not indicative of the future financial condition, results of operations, cash flows and the future development of our business. Additionally, Canwest LP’s historical interim unaudited consolidated financial data has been reclassified to be consistent with Postmedia’s revenue and expense presentation.

(2)	See “Reconciliation of Non-GAAP Financial Measures.”

Revenue

Print advertising

Print advertising revenue decreased $8.6 million, or 5%, to $159.6 million for the three months ended February 28, 2011 as compared to $168.2 million for the three months ended February 28, 2010. This decrease relates to all of our major categories of print advertising revenue including decreases from national advertising of 6%, retail advertising of 7%, classified advertising of 5%, insert advertising of 1% and other advertising of 4%. National advertising has decreased in the three months ended February 28, 2011, as compared to the three months ended February 28, 2010 due to both volume and rate decreases.

Print circulation

Print circulation revenue decreased $1.7 million, or 3%, to $57.1 million for the three months ended February 28, 2011 as compared to $58.8 million for the three months ended February 28, 2010. Net paid circulation decreased 7% for the three months ended February 28, 2011 as compared to the three months ended February 28, 2010, offset partially by price increases, resulting in only a 3% decrease in overall circulation revenue.

Digital

Digital revenue increased $1.7 million, or 8%, to $21.6 million for the three months ended February 28, 2011 as compared to $19.9 million for the three months ended February 28, 2010. The favourable variance was due to a 16% increase in online advertising revenue offset by a 5% decrease in digital circulation revenue and subscription revenue from FPinfomart.

Other

Other revenue decreased $3.3 million, or 43%, to $4.2 million for the three months ended February 28, 2011 as compared to $7.5 million for the three months ended February 28, 2010. The decrease was primarily due to the termination of a commercial printing contract discussed above.

Operating expenses

Compensation

Compensation expenses, which are comprised of payroll and contractor expenses, decreased $12.9 million or 11%, to $104.5 million for the three months ended February 28, 2011 as compared to $117.4 million for the three months ended February 28, 2010. Decreased compensation expenses are a result of previously discussed restructuring initiatives and reductions in defined benefit pension costs, partially offset by increases in stock-based compensation expense.

Newsprint

Newsprint expenses decreased $1.7 million or 11% to $14.5 million for the three months ended February 28, 2011 as compared to $16.2 million for the three months ended February 28, 2010. Newsprint consumption decreased 20% due to continued usage reduction efforts, outsourcing of our internal production at certain newspapers as discussed above and lower newspaper circulation, partially offset by a 12% increase in newsprint pricing, resulting in an overall decrease in newsprint expense of 11% in the three months ended February 28, 2011 as compared to the three months ended February 28, 2010.

Other operating

Other operating expenses increased $1.8 million or 2% to $81.9 million for the three months ended February 28, 2011 as compared to $80.1 million for the three months ended February 28, 2010.

Operating profit before amortization, restructuring and other items

Operating profit before amortization and restructuring and other items increased $0.8 million or 2%, to $41.6 million for the three months ended February 28, 2011 as compared to $40.8 million for the three months ended February 28, 2010. The increase relates primarily to the decreased compensation costs partially offset by decreases in revenue, as discussed above.

Amortization

Amortization increased $8.1 million to $18.6 million for the three months ended February 28, 2011 as compared to $10.5 million for the three months ended February 28, 2010. Amortization is not comparable between Postmedia and Canwest LP as amortization is higher in Postmedia due to the higher carrying values of both tangible and intangible assets subject to amortization as a result of the fair values ascribed on the Acquisition.

Restructuring of operations and other items

Restructuring of operations and other items was $13.4 million for the three months ended February 28, 2011 as compared to a nominal recovery for the three months ended February 28, 2010. The increase is the result of restructuring initiatives we implemented, expenses relating to the filing of a preliminary non-offering prospectus, complying with our contractual obligation to make an exchange offer for the notes that is registered with the SEC, and management oversight of our various restructuring initiatives.

Operating income

Operating income decreased by $20.7 million to $9.6 million for the three months ended February 28, 2011 as compared to $30.3 million for the three months ended February 28, 2010. The decrease in operating income primarily relates to the increase in amortization of $8.1 million and restructuring expenses of $13.5 million discussed above.

Interest expense

Interest expense for the three months ended February 28, 2011 was $21.0 million. Interest expense is not comparable between Postmedia and Canwest LP due to different capital structures.

Other income

Other income for the three months ended February 28, 2010 represented a charge to Canwest Global for the use of shared equipment.

Gain on disposal of property and equipment

During the three months ended February 28, 2011, we sold equipment and realized a nominal gain.

Loss on derivative financial instruments

For the three months ended February 28, 2011 we recorded a loss on derivative financial instruments of $14.6 million. This amount includes a loss of $10.5 million related to a foreign currency interest rate swap that was not designated as a hedge and a loss of $3.2 million related to a variable prepayment option on the notes that represents an embedded derivative.

Foreign currency exchange gains

Foreign currency exchange gains for the three months ended February 28, 2011 were $13.1 million. Foreign currency exchange gains are not comparable between Postmedia and Canwest LP due to different capital structures. For the three months ended February 28, 2011 foreign currency exchange gains consist primarily of $13.6 million of unrealized gains related to the US Tranche of our Term Loan Facility.

Acquisition costs

During the three months ended February 28, 2011 we recorded a recovery of $0.6 million of provincial sales taxes related to asset transfers completed as part of the Acquisition.

Reorganization costs

Reorganization costs represent costs that were directly associated with the reorganization of Canwest LP. During the three months ended February 28, 2010, Canwest LP incurred $22.6 million of reorganization costs. These costs consisted of professional fees, advisory fees, management incentive plan and key employee retention plan costs.

Loss before income taxes

Loss before income taxes for the three months ended February 28, 2011 was $12.3 million. Loss before income taxes is not comparable between Postmedia and Canwest LP due to different capital structures. The loss before income taxes for the three months ended February 28, 2011 is primarily due to restructuring expenses and increased amortization costs related to the fair value increases to the carrying amount of tangible and intangible assets discussed above.

Recovery of income taxes

For the three months ended February 28, 2011 we did not record an income tax provision or recovery. Our effective tax rate was different than our statutory tax rate of 28% as a result of adjustments to the income tax expense including a $3.4 million increase related to changes in our valuation allowance and a $0.7 million increase related to non-deductible expenses. Canwest LP was not a taxable entity and therefore these amounts are not comparable.

Net loss

Net loss for the three months ended February 28, 2011 was $12.3 million. Net loss is not comparable between Postmedia and Canwest LP due to different capital structures. The net loss for the three months ended February 28, 2011 is primarily due to restructuring expenses and increased amortization costs related to the fair value increases to the carrying amount of tangible and intangible assets discussed above.

Results of Postmedia’s segment operations for the three months ended February 28, 2011 compared to Canwest LP’s segment operations for the three months ended February 28, 2010

	Postmedia	Canwest LP
	For the three months ended February 28,
($ in thousands of Canadian dollars)	2011	2010(1)
Revenue
Newspapers	233,899	246,407
All other	9,613	9,055
Intersegment elimination	(974)	(1,044)

	242,538	254,418

Operating expenses
Newspapers	186,121	201,568
All other	6,805	5,952
Corporate	8,940	7,159
Intersegment elimination	(974)	(1,044)

	200,892	213,635

Operating profit before amortization, restructuring and other items(2)
Newspapers	47,778	44,839
All other	2,808	3,103
Corporate	(8,940)	(7,159)

	41,646	40,783

Notes:

(1)	We have included historical interim unaudited segment information of Canwest LP to provide historical interim financial data of the operations we acquired. However, Canwest LP’s historical interim unaudited segment information is not comparable to our interim unaudited segment information and readers are cautioned that such information is not indicative of the future financial condition, results of operations, cash flows and the future development of our business. Additionally, Canwest LP’s interim unaudited segment information has been reclassified to reflect our segmented reporting.
(2)	See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of operating profit before amortization, restructuring and other items to net earnings (loss).

Newspapers

Revenue

Revenue for the Newspapers segment decreased $12.5 million, or 5%, to $233.9 million for the three months ended February 28, 2011 as compared to $246.4 million for the three months ended February 28, 2010. The decrease in revenue is due to decreases in print advertising revenue, declines in circulation, and decreases in commercial printing revenue partially offset by increases in digital advertising revenue.

The total advertising linage and the average line rate both decreased 3% compared to the three months ended February 28, 2010. National advertising revenue decreased 6%, retail advertising revenue decreased 7% and classified advertising revenue decreased 5% compared to the three months ended February 28, 2010. Insert volume increased slightly but was offset by price decreases resulting in a nominal decrease in insert revenue compared to the three months ended February 28, 2010. A 7% decrease in print circulation volume was partially offset by increases in per copy pricing, resulting in a 3% decrease in print circulation revenue compared to the three months ended February 28, 2010. Newspaper digital advertising revenue increased 15% for the three months ended February 28, 2011 as compared to the three months ended February 28, 2010, offset partially by decreases in digital circulation and subscription revenue, resulting in an overall digital revenue increase of 12%.

Operating expenses

Operating expenses for the Newspapers segment decreased $15.5 million or 8%, to $186.1 million for the three months ended February 28, 2011 as compared to $201.6 million for the three months ended February 28, 2010. The decrease in expenses was primarily due to the impact of restructuring and cost reduction initiatives we implemented since the Acquisition. In particular compensation expense decreased $10.7 million or 11%, distribution expense decreased $0.7 million or 2%, promotion expense decreased $1.4 million or 22% and newsprint and production expense decreased $0.6 million or 2% for the three months ended February 28, 2011 compared to the three months ended February 28, 2010. The newsprint and production expense decrease of 2% for the three months ended February 28, 2011, as compared to the three months ended February 28, 2010, is comprised of newsprint expense decreases of 11% partially offset by increases in external production costs due to outsourcing.

Operating profit before amortization, restructuring and other items

Operating profit before amortization, restructuring and other items for the Newspapers segment increased $3.0 million or 7% to $47.8 million for the three months ended February 28, 2011 as compared to $44.8 million for the three months ended February 28, 2010. This increase was due to decreased operating expenses, partially offset by revenue decrease, as described above.

All other

Operating profit before amortization, restructuring and other items

Operating profit before amortization, restructuring and other items for the All other category decreased $0.3 million to $2.8 million for the three months ended February 28, 2011 as compared to $3.1 million for the three months ended February 28, 2010.

Corporate

Operating expenses

Corporate expenses increased $1.7 million to $8.9 million for the three months ended February 28, 2011 as compared to $7.2 million for the three months ended February 28, 2010. The increase is due to increases in compensation costs, which include an increase of $1.4 million related to stock-based compensation expense, partially offset by decreases in defined benefit pension costs.

Postmedia’s operating results for the six months ended February 28, 2011 compared to Canwest LP’s operating results for the six months ended February 28, 2010

	Postmedia	Canwest LP
	For the six months ended February 28,
($ in thousands of Canadian dollars)	2011	2010(1)
Revenues
Print advertising	356,894	362,298
Print circulation	116,915	120,550
Digital	45,126	42,453
Other	10,660	15,534

	529,595	540,835

Operating expenses
Compensation	215,532	231,667
Newsprint	32,336	34,327
Other operating	165,855	164,839

	413,723	430,833

	Postmedia	Canwest LP
	For the six months ended February 28,
($ in thousands of Canadian dollars)	2011	2010(1)
Operating profit before amortization, restructuring and other items(2)	115,872	110,002
Amortization	37,949	20,662
Restructuring of operations and other items	36,606	2,464

Operating income	41,317	86,876
Interest expense	42,542	50,495
Other income	—	(1,001)
Gain on disposal of property and equipment	(3)	(2)
Loss on derivative financial instruments	27,566	—
Foreign currency exchange gains	(23,260)	(45,441)
Acquisition costs	1,217	—

Earnings (loss) before reorganization costs and income taxes	(6,745)	82,825
Reorganization costs	—	31,738

Earnings (loss) before income taxes	(6,745)	51,087
Recovery of income taxes	—	(3,143)

Net earnings (loss)	(6,745)	54,230

Notes:

(1)	We have included historical interim unaudited consolidated financial information of Canwest LP, to provide historical financial data of the operations we acquired. However, Canwest LP’s historical interim unaudited consolidated financial statements are not comparable to our interim unaudited consolidated financial statements and readers are cautioned that such information is not indicative of the future financial condition, results of operations, cash flows and the future development of our business. Additionally, Canwest LP’s historical interim unaudited consolidated financial data has been reclassified to be consistent with Postmedia’s revenue and expense presentation.
(2)	See “Reconciliation of Non-GAAP Financial Measures.”

Revenue

Print advertising

Print advertising revenue decreased $5.4 million, or 1%, to $356.9 million for the six months ended February 28, 2011 as compared to $362.3 million for the six months ended February 28, 2010. This decrease was comprised of increased revenue from national advertising of 2%, insert advertising of 1% and other advertising of 2% but was offset by decreases in retail advertising of 6% and classified advertising of 4%. National advertising has experienced growth due to volume increases partially offset by rate decreases.

Print circulation

Print circulation revenue decreased $3.7 million, or 3%, to $116.9 million for the six months ended February 28, 2011 as compared to $120.6 million for the six months ended February 28, 2010. Net paid circulation decreased 6% for the six months ended February 28, 2011 as compared to the six months ended February 28, 2010, offset partially by price increases, resulting in only a 3% decrease in overall circulation revenue.

Digital

Digital revenue increased $2.6 million, or 6%, to $45.1 million for the six months ended February 28, 2011 as compared to $42.5 million for the six months ended February 28, 2010. The favourable variance was due to a 12% increase in online advertising revenue offset by a 5% decrease in digital circulation revenue and subscription revenue from FPinfomart.

Other

Other revenue decreased $4.8 million, or 31%, to $10.7 million for the six months ended February 28, 2011 as compared to $15.5 million for the six months ended February 28, 2010. The decrease was primarily due to the termination of a commercial printing contract discussed above.

Operating expenses

Compensation

Compensation expenses, which are comprised of payroll and contractor expenses, decreased $16.2 million or 7%, to $215.5 million for the six months ended February 28, 2011 as compared to $231.7 million for the six months ended February 28, 2010. Decreased compensation expenses are a result of previously discussed restructuring initiatives and reductions in defined benefit pension costs, partially offset by increases in stock-based compensation expense.

Newsprint

Newsprint expenses decreased $2.0 million, or 6%, to $32.3 million for the six months ended February 28, 2011 as compared to $34.3 million for the six months ended February 28, 2010. Newsprint consumption decreased 14% due to continued usage reduction efforts, outsourcing of internal production at certain newspapers as discussed above and lower newspaper circulation partially offset by a 10% increase in newsprint pricing, resulting in an overall decrease in newsprint expense of 6% for the six months ended February 28, 2011 as compared to the six months ended February 28, 2010.

Other operating

Other operating expenses increased $1.1 million, or 1%, to $165.9 million for the six months ended February 28, 2011 as compared to $164.8 million for the six months ended February 28, 2010.

Operating profit before amortization, restructuring and other items

Operating profit before amortization and restructuring and other items increased by $5.9 million, or 5%, to $115.9 million for the six months ended February 28, 2011 as compared to $110.0 million for the six months ended February 28, 2010. The increase relates primarily to the decreased compensation costs partially offset by decreases in revenue, as discussed above.

Amortization

Amortization increased by $17.2 million to $37.9 million for the six months ended February 28, 2011 as compared to $20.7 million for the six months ended February 28, 2010. Amortization is not comparable between Postmedia and Canwest LP as amortization is higher in Postmedia due to the higher carrying values of both tangible and intangible assets subject to amortization as a result of the fair values ascribed on the Acquisition.

Restructuring of operations and other items

Restructuring of operations and other items increased by $34.1 million to $36.6 million for the six months ended February 28, 2011 as compared to $2.5 million for the six months ended February 28, 2010. The increase is the result of restructuring initiatives we implemented, expenses relating to filing a preliminary non-offering prospectus, complying with our contractual obligation to make an exchange offer for the notes that is registered with the SEC, and management oversight of our various restructuring initiatives.

Operating income

Operating income decreased by $45.6 million to $41.3 million for the six months ended February 28, 2011 as compared to $86.9 million for the six months ended February 28, 2010. The decrease in operating income primarily relates to the increase in amortization of $17.2 million and restructuring expenses of $34.1 million discussed above.

Interest expense

Interest expense for the six months ended February 28, 2011 was $42.5 million. Interest expense is not comparable between Postmedia and Canwest LP due to different capital structures.

Other income

Other income for the six months ended February 28, 2010 represented a charge to Canwest Global for the use of shared equipment.

Gain on disposal of property and equipment

During the six months ended February 28, 2011, we sold equipment and realized a nominal gain.

Loss on derivative financial instruments

For the six months ended February 28, 2011 we recorded a loss on derivative financial instruments of $27.6 million. This amount includes a loss of $19.8 million related to a foreign currency interest rate swap that was not designated as a hedge and a loss of $6.1 million related to a variable prepayment option on the notes that represents an embedded derivative.

Foreign currency exchange gains

Foreign currency exchange gains for the six months ended February 28, 2011 were $23.3 million. Foreign currency exchange gains are not comparable between Postmedia and Canwest LP due to different capital structures. For the six months ended February 28, 2011 foreign currency exchange gains consist primarily of $23.5 million of unrealized gains related to the US Tranche of our Term Loan Facility.

Acquisition costs

During the six months ended February 28, 2011 we incurred acquisition costs of $1.2 million related to the Acquisition of Canwest LP. These costs were expensed as they were not directly related to either the issuance of debt or equity.

Reorganization costs

Reorganization costs represent costs that were directly associated with the reorganization of Canwest LP. During the six months ended February 28, 2010 Canwest LP incurred $31.7 million of reorganization costs. These costs consisted of professional fees, advisory fees, management incentive plan and key employee retention plan costs.

Earnings (loss) before income taxes

Loss before income taxes for the six months ended February 28, 2011 was $6.7 million. Earnings (loss) before income taxes is not comparable between Postmedia and Canwest LP due to different capital structures. The loss before income taxes for the six months ended February 28, 2011 is primarily due to restructuring expenses and increased amortization costs related to the fair value increases to the carrying amount of tangible and intangible assets discussed above.

Recovery of income taxes

For the six months ended February 28, 2011 we did not record an income tax provision or recovery. Our effective tax rate was different than our statutory tax rate of 28% as a result of adjustments to the income tax expense including a $0.5 million increase related to changes in our valuation allowance and a $1.9 million increase related to non-deductible expenses. Canwest LP was not a taxable entity and therefore these amounts are not comparable.

Net earnings (loss)

Net loss for the six months ended February 28, 2011 was $6.7 million. Net earnings (loss) is not comparable between Postmedia and Canwest LP due to different capital structures. The net loss for the six months ended February 28, 2011 is primarily due to restructuring expenses and increased amortization costs related to the fair value increases to the carrying amount of tangible and intangible assets discussed above.

Results of Postmedia’s segment operations for the six months ended February 28, 2011 compared to Canwest LP’s segment operations for the six months ended February 28, 2010

	Postmedia	Canwest LP
	For the six months ended February 28,
($ in thousands of Canadian dollars)	2011	2010(1)
Revenue
Newspapers	511,725	523,826
All other	20,032	19,493
Intersegment elimination	(2,162)	(2,484)

	529,595	540,835

Operating expenses
Newspapers	386,392	408,511
All other	12,015	11,731
Corporate	17,478	13,075
Intersegment elimination	(2,162)	(2,484)

	413,723	430,833

Operating profit before amortization, restructuring and other items(2)
Newspapers	125,333	115,315
All other	8,017	7,762
Corporate	(17,478)	(13,075)

	115,872	110,002

Notes:

(1)

We have included historical interim unaudited segment information of Canwest LP to provide historical interim financial data of the operations we acquired. However, Canwest LP’s historical interim unaudited segment information is not comparable to our interim unaudited segment information and readers are cautioned that such information is not indicative of the future financial condition, results of operations, cash flows and the future development of our business. Additionally, Canwest LP’s interim unaudited segment information has been reclassified to reflect our segmented reporting.

(2)	See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of operating profit before amortization, restructuring and other items to net earnings (loss).

Newspapers

Revenue

Revenue for the Newspapers segment decreased $12.1 million, or 2%, to $511.7 million for the six months ended February 28, 2011 as compared to $523.8 million for the six months ended February 28, 2010. The decrease in revenue is due to decreases in print advertising revenue, declines in circulation, and decreases in commercial printing revenue partially offset by increases in digital advertising revenue.

The total advertising linage and the average line rate both decreased 1% compared to the six months ended February 28, 2010. National advertising increased 2% compared to the six months ended February 28, 2010 offset by decreases in retail and classified advertising of 6% and 4%, respectively. Insert volume increased slightly but was partially offset by price decreases resulting in a 1% increase in insert revenue compared to the six months ended February 28, 2010. A 6% decrease in print circulation volume was partially offset by increases in per copy pricing, resulting in a 3% decrease in print circulation revenue compared to the six months ended February 28, 2010. Newspaper digital advertising revenue increased 14% for the six months ended February 28, 2011 as compared to the six months ended February 28, 2010, offset partially by decreases in digital circulation and subscription revenue, resulting in an overall digital revenue increase of 11%.

Operating expenses

Operating expenses for the Newspapers segment decreased $22.1 million or 5%, to $386.4 million for the six months ended February 28, 2011 as compared to $408.5 million for the six months ended February 28, 2010. The decrease in expenses was primarily due to the impact of restructuring and cost reduction initiatives we implemented since the Acquisition. In particular compensation expense decreased $14.3 million or 8%, distribution expense decreased $1.2 million or 2%, promotion expense decreased $3.0 million or 21% and newsprint and production expense decreased $0.2 million or 1% for the six months ended February 28, 2011 compared to the six months ended February 28, 2010. The newsprint and production expense decrease of 1% for the six months ended February 28, 2011, as compared to the six months ended February 28, 2010, is comprised of newsprint expense decreases of 6% partially offset by increases in external production costs due to outsourcing.

Operating profit before amortization, restructuring and other items

Operating profit before amortization, restructuring and other items, for the Newspapers segment increased $10.0 million or 9%, to $125.3 million for the six months ended February 28, 2011 as compared to $115.3 million for the six months ended February 28, 2010. This increase was due to decreased operating expenses, partially offset by revenue decreases, as described above.

All other

Operating profit before amortization, restructuring and other items

Operating profit before amortization, restructuring and other items for the All other category increased by $0.2 million to $8.0 million for the six months ended February 28, 2011 as compared to $7.8 million for the six months ended February 28, 2010.

Corporate

Operating expenses

Corporate expenses increased $4.4 million to $17.5 million for the six months ended February 28, 2011 as compared to $13.1 million for the six months ended February 28, 2010. The increase is due to increases in compensation costs, which include an increase of $2.7 million related to stock-based compensation expense, partially offset by decreases in defined benefit pension costs.

Postmedia’s operating results for the period from July 13, 2010 to August 31, 2010

Postmedia
($ in thousands of Canadian dollars)	For the period ended August 31, 2010(1)

Revenues(1)
Print advertising	75,624
Print circulation	31,721
Digital	10,751
Other	3,998

122,094

Operating expenses(1)
Compensation	62,422
Newsprint	8,175
Other operating	40,771

111,368

Operating profit before amortization, restructuring and other items(2)	10,726
Amortization	11,073
Restructuring of operations and other items	11,209

Operating loss	(11,556)
Interest expense	12,702
Gain on derivative financial instruments	(7,550)
Foreign currency exchange losses	9,607
Acquisition costs	18,303

Net loss	(44,618)

Notes:

(1)	Because the Acquisition closed on July 13, 2010, the results from July 13, 2010 to August 31, 2010 represent a non-standard reporting period and as a result we are unable to discuss trends and comparisons of revenues and expenses for this period as we do not have comparable numbers for the same period in the prior year. The following narrative highlights some significant items in relation to the period. For a year-over-year comparison of fiscal 2010 to fiscal 2009 revenues and expenses please refer to the next section.
(2)	See “GAAP and Non-GAAP Financial Matters” and “Reconciliation of Non-GAAP Financial Measures.”

Operating profit before amortization, restructuring and other items

Operating profit before amortization, restructuring and other items for the period ended August 31, 2010 was $10.7 million, reflecting a margin of 9%, which is half of our margin of 18% for fiscal 2010. The lower margin for the period ended August 31, 2010 reflects the seasonality of our business. See “Reconciliation of Non-GAAP Financial Measures.”

Restructuring of operations and other items

Restructuring of operations and other items was $11.2 million for the period ended August 31, 2010, consisting of $10.7 million of employee severance costs and $0.5 million of costs relating to the oversight of the employee restructuring programs and preliminary costs for a proposed stock exchange listing. During the period, we initiated a series of transformation projects that will result in further reductions to compensation expenses in fiscal 2011.

Amortization

Amortization was $11.1 million for the period ended August 31, 2010 and consists of amortization related to both tangible and intangible assets acquired in the Acquisition. As a result of the Acquisition, the carrying value of both tangible and intangible assets increased significantly to reflect fair value which will result in increased amounts of amortization expense over the amounts previously reported by Canwest LP.

Operating loss

The operating loss was $11.5 million for the period ended August 31, 2010. Factors contributing to this loss include increased amortization and severance as described above and the seasonality of revenue.

Interest expense

Interest expense is primarily related to amounts outstanding under the Term Loan Facility and the notes. Interest expense was $12.7 million for the period ended August 31, 2010, which includes non-cash interest relating to the original issue discount and financing fees of $1.7 million.

Gain on derivative financial instruments

In order to manage foreign currency and interest rate risk, we use derivative financial instruments. These derivative financial instruments fix future principal and interest payments denominated in US dollars in Canadian dollars. For the period ended August 31, 2010, we recorded a gain on derivative financial instruments of $7.6 million. This amount includes $3.5 million related to a foreign currency interest rate swap that was not designated as a hedge and a gain of $4.3 million related to a variable prepayment option on our notes that represents an embedded derivative and is accounted for separately at fair value.

Foreign currency exchange losses

For the period ended August 31, 2010, we recorded a foreign currency exchange loss of $9.6 million which primarily relates to our US dollar denominated term loan under the Term Loan Credit Facility. At August 31, 2010, US$267.5 million was outstanding under this facility. We have entered into a derivative to hedge a notional amount of US$225.0 million of this facility which acts as an economic hedge; however, we did not designate such instrument as a hedge and as a result will not use hedge accounting for financial reporting purposes.

Acquisition costs

During the period ended August 31, 2010 we incurred acquisition costs of $18.3 million related to the Acquisition of Canwest LP. These costs were expensed as they were not directly related to either the issuance of debt or equity.

Net loss

Our net loss for the period ended August 31, 2010 was $44.6 million, or $1.11 per share. Factors contributing to this net loss include acquisition and restructuring costs of $29.5 million, increased amortization as a result of fair valuing tangible and intangible assets as a result of the Acquisition and the seasonality of revenue.

Results of operations of Canwest LP for the periods ended May 31, 2010 and July 12, 2010 and Postmedia for the period ended August 31, 2010 compared to Canwest LP’s operations for the year ended August 31, 2009

	Canwest LP		Postmedia	Canwest LP
($ in thousands of Canadian dollars)	For the period September 1, 2009 to May 31, 2010(1)	For the period June 1, 2010 to July 12, 2010(1)	For the period July 13, 2010 to August 31, 2010	For the year ended August 31, 2009(1)
Revenues
Print advertising	542,680	78,190	75,624	740,058
Print circulation	181,320	27,770	31,721	246,060
Digital	63,801	9,624	10,751	79,091
Other	23,379	3,645	3,998	33,866

	811,180	119,229	122,094	1,099,075

Operating expenses
Compensation	352,219	54,014	62,422	480,493
Newsprint	50,673	7,639	8,175	92,688
Other operating	247,422	38,115	40,771	354,010

	650,314	99,768	111,368	927,191

Operating profit before amortization, restructuring and other items(2)	160,866	19,461	10,726	171,884
Amortization	30,736	7,136	11,073	40,535
Restructuring of operations and other items	2,660	(518)	11,209	28,805

Operating income (loss)	127,470	12,843	(11,556)	102,544
Interest expense	60,633	4,498	12,702	98,426
Other income	(1,501)	(283)	—	(2,500)
Gain on disposal of property and equipment	(2)	—	—	(2,186)
Loss on disposal of interest rate swap	—	—	—	180,202
Ineffective portion of hedging derivative instruments	—	—	—	60,112
Impairment loss on masthead	—	—	—	28,250
Gain on derivative financial instruments	—	—	(7,550)	—
Foreign currency exchange loss (gain)	(49,610)	(4,542)	9,607	(154,513)
Acquisition costs	—	—	18,303	—

Earnings (loss) before reorganization costs and income taxes	117,950	13,170	(44,618)	(105,247)
Reorganization costs	41,192	16,500	—	25,756

Earnings (loss) before income taxes	76,758	(3,330)	(44,618)	(131,003)
Income tax recovery(3)	(18,111)	n/a	—	(8,893)

Net earnings (loss)(3)	94,869	n/a	(44,618)	(122,110)

Notes:

(1)	We have included historical consolidated financial information of Canwest LP, to provide historical financial data of the operations we acquired. However, Canwest LP’s historical annual audited consolidated financial statements are not comparable to our audited consolidated financial information and readers are cautioned that such information is not indicative of the future financial condition, results of operations, cash flows and the future development of our business. Additionally, Canwest LP’s historical consolidated financial data has been reclassified to be consistent with Postmedia’s revenue and expense presentation.

(2)	See “Reconciliation of Non-GAAP Financial Measures.”
(3)	Under the liquidation basis of accounting for the period from June 1, 2010 to July 12, 2010, the supplementary financial information in note 5 of the audited financial statements of Canwest LP did not include a provision for income taxes.

Revenue

Print advertising

Print advertising revenue decreased $43.6 million, or 6%, for the year ended August 31, 2010 from $740.1 million for the year ended August 31, 2009. This decrease was primarily due to a decline in advertising revenue associated with the weakness in the Canadian economy as well as a continuing shift in advertising dollars from newspaper advertising to advertising in other platforms, including new media outlets. We experienced lower revenue in all of our print advertising categories compared to the prior year, except for national advertising which increased by 1%. Retail advertising decreased 7%, classified advertising decreased 16%, insert advertising decreased 3% and other advertising decreased 9% compared to the prior year. In the second half of the fiscal year revenue trends began to improve and as such we experienced larger gains in national advertising and modest gains in retail, classified and insert categories.

Print circulation

Print circulation revenue decreased $5.3 million, or 2%, for the year ended August 31, 2010 from $246.1 million for the year ended August 31, 2009. Net paid circulation decreased 6% from 2009 to 2010 but was partially offset by price increases resulting in only a 2% decrease in circulation revenue from 2009 to 2010.

Digital

Digital revenue increased $5.1 million, or 6%, for the year ended August 31, 2010 from $79.1 million for the year ended August 31, 2009. The increase was due to increases in both subscription and licensing revenue from FPinfomart.ca and online advertising revenue. Online advertising was up 8% in the year ended August 31, 2010 compared to the same period in the prior year.

Other

Other revenue decreased $2.9 million, or 9%, for the year ended August 31, 2010 from $33.9 million for the year ended August 31, 2009. The decrease was primarily due to lower levels of commercial printing business.

Operating expenses

Compensation

Compensation expenses decreased 3% for the year ended August 31, 2010 from $480.5 million for the year ended August 31, 2009. Decreased compensation expenses are primarily the result of cost savings initiatives implemented by Canwest LP in fiscal 2009 and continued focus on cost containment in the current year.

Newsprint

Newsprint expenses decreased 28% for the year ended August 31, 2010 from $92.7 million for the year ended August 31, 2009. Newsprint consumption decreased 9% compared to the year ended August 31, 2009 due to usage reduction efforts implemented in fiscal 2009 by Canwest LP and lower newspaper circulation. In addition to this reduction in newsprint volume, newsprint pricing decreased 21% during the same period contributing to the majority of the overall decrease in newsprint expense.

Other operating

Other operating expenses decreased 8% for the year ended August 31, 2010 from $354.0 million for the year ended August 31, 2009. Decreased other operating expenses were primarily the result of cost savings initiatives implemented in fiscal 2009 by Canwest LP and continued focus on cost containment in the current year. Reductions were experienced across most categories including distribution, travel, entertainment, marketing and occupancy.

Operating profit before amortization, restructuring and other items

Operating profit before amortization and restructuring and other items increased by $19.2 million, or 11% for the year ended August 31, 2010 from $171.9 million for the year ended August 31, 2009. The increase relates to the costs savings initiatives discussed above as well as the gradual economic recovery. See “GAAP and Non-GAAP Financial Matters” and “Reconciliation of Non-GAAP Financial Measures.”

Amortization

Amortization increased by $8.4 million, or 21% for the year ended August 31, 2010 from $40.5 million for the year ended August 31, 2009. Amortization is not comparable between these periods as amortization was higher subsequent to the acquisition due to the higher fair values of both intangible and tangible assets as a result of the Acquisition.

Restructuring of operations and other items

Restructuring of operations and other items decreased by $15.4 million for the year ended August 31, 2010 from $28.8 million for the year ended August 31, 2009. The decrease is the result of a lower level of restructuring activity in fiscal 2010. The majority of restructuring expense in fiscal 2010 was expensed after completion of the acquisition and relates to restructuring initiatives to be implemented in fiscal 2011. We expect restructuring expense to increase in 2011 due to a range of new restructuring initiatives being implemented as part of our business transformation efforts. The fiscal 2009 expenses of $28.8 million do not include expenses related to the Acquisition.

Operating income

Operating income increased by $26.3 million, or 26% for the year ended August 31, 2010 from $102.5 million for the year ended August 31, 2009. The increase in operating income relates to the cost costs savings initiatives discussed above, the gradual economic recovery and the decrease in restructuring expenses which are slightly offset by an increase in amortization.

Interest expense

Interest expense is not comparable between the fiscal years due to different capital structures of Postmedia and Canwest LP.

Other income

Other income represents a charge to Canwest Global for the use of shared equipment.

Gain on disposal of property and equipment

In the year ended August 31, 2009, Canwest LP sold a building in Edmonton, Alberta and realized a gain of $2.2 million.

Loss on disposal of interest rate swaps

As a result of the termination of the hedging derivative instruments in fiscal 2009, Canwest LP recorded a foreign currency swap loss of $180.2 million for the year ended August 31, 2009.

Ineffective portion of hedging derivative instrument

As a result of the termination of hedging derivative instruments in fiscal 2009, Canwest LP reclassified $60.1 million of accumulated other comprehensive losses to the statement of earnings (loss) for the year ended August 31, 2009 as a result of the hedge ineffectiveness.

Impairment loss on mastheads

Due to a decline in operating results, and lower expectations for advertising revenue growth Canwest LP recorded an impairment charge of $28.3 million for the National Post masthead for the year ended August 31, 2009.

Gain on derivative financial instruments

In order to manage foreign currency and interest rate risk, we use derivative financial instruments. These derivative financial instruments fix future principal and interest payments denominated in US dollars in Canadian dollars. For the period from July 13, 2010 to August 31, 2010 we recorded a gain on derivative financial instruments of $7.6 million. This amount includes $3.5 million related to a foreign currency interest rate swap on our Term Loan Facility that was not designated as a hedge and a gain of $4.3 million related to a variable prepayment option on our notes that represents an embedded derivative and is accounted for separately at fair value.

Foreign currency exchange gains

Foreign currency exchange gains are not comparable between the fiscal years due to the different capital structures of Postmedia and Canwest LP.

Acquisition costs

During the period from July 13, 2010 to August 31, 2010 we incurred acquisition costs of $18.3 million related to the Acquisition of Canwest LP. These costs were expensed as they were not directly related to either the issuance of debt or equity.

Reorganization costs

Reorganization costs represent costs that can be directly associated with the reorganization of Canwest LP. During the periods ended May 31, 2010 and July 12, 2010, Canwest LP incurred reorganization costs of $41.2 million and $16.5 million, respectively, a cumulative increase of $31.9 million from the year ended August 31, 2009 total of $25.8 million. These costs consist of professional fees, advisory fees, management incentive plan and key employee retention plan costs, and foreign currency exchange losses resulting from translating monetary items that are subject to compromise at the period end compared to the translated amounts at January 8, 2010, the date of Canwest LP’s CCAA filing, and amounts related to resolution of legal claims outstanding on the date of Canwest LP’s CCAA filing.

Earnings (loss) before income taxes

Net earnings (loss) before income taxes is not comparable between Postmedia and Canwest LP due to different capital structures. The net (loss) before income taxes of Postmedia for the period ended August 31, 2010 of $44.6 million is primarily due to restructuring and acquisition costs as discussed above.

Results of the segment operations of Canwest LP for the periods ended May 31, 2010 and July 12, 2010 and Postmedia for the period ended August 31, 2010 compared to Canwest LP’s segment operations for the fiscal year ended August 31, 2009

	Canwest LP	Canwest LP	Postmedia	Canwest LP
	For the period September 1, 2009 to May 31,	For the period June 1, 2010 to July 12,	For the period July 13, 2010 to August 31,	For the year ended August 31
($ in thousands of Canadian dollars)	2010(1)	2010(1)	2010	2009 (1)
Revenue
Newspapers	785,903	115,968	117,694	1,058,227
All other	28,707	3,710	5,244	45,551
Intersegment elimination	(3,430)	(449)	(844)	(4,703)

	811,180	119,229	122,094	1,099,075

Operating expenses
Newspapers	616,282	93,668	100,036	875,963
All other	17,750	3,462	6,024	37,528
Corporate	19,712	3,087	6,152	18,403
Intersegment elimination	(3,430)	(449)	(844)	(4,703)

	650,314	99,768	111,368	927,191

Operating profit (loss) before amortization, restructuring and other items(2)
Newspapers	169,621	22,300	17,658	182,264
All other	10,957	248	(780)	8,023
Corporate	(19,712)	(3,087)	(6,152)	(18,403)

	160,866	19,461	10,726	171,884

Notes:

(1)	We have included historical segmented information of Canwest LP to provide historical financial data of the operations we acquired. However, Canwest LP’s historical segmented information is not comparable to our historical segmented information and readers are cautioned that such information is not indicative of the future financial condition, results of operations, cash flows and the future development of our business. Additionally, Canwest LP’s segmented information has been reclassified to reflect our segmented reporting with the following exception. As of September 1, 2009, we began attributing the portion of national display advertising revenue and expenses associated with our newspaper websites to the Newspapers segment. We have not restated the prior periods because we are not able to generate the data for earlier periods and, as a result, prior period segment information is not comparable. If we had not changed the allocation of revenue and expenses, revenue for the All other category for the year ended August 31, 2010 would have increased by $8.9 million, with a corresponding decrease to the Newspapers segment revenue; operating expenses for the All other category for the year ended August 31, 2010 would have increased $5.0 million, with a corresponding decrease in Newspapers segment operating expenses; and operating profit for the All other category for the year ended August 31, 2010 would have increased by $3.9 million with a corresponding decrease to the Newspapers segment operating profit.
(2)	See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of operating profit before amortization, restructuring and other items to earnings (loss) before taxes.

Newspapers

Revenue

Revenue for the Newspapers segment decreased $38.6 million, or 4%, for the year ended August 31, 2010 from $1,058.2 million for the year ended August 31, 2009. The decrease in revenue is primarily due to a decline in advertising revenue associated with the weakness in the Canadian economy as well as a continuing shift in advertising dollars from newspaper advertising to advertising in other platforms, including online and other digital outlets.

Total advertising linage decreased 1% relative to the prior year and the average line rate decreased 5% for the same period. National advertising increased 1% during the year ended August 31, 2010 offset by decreases in retail and classified advertising of 7% and 16%, respectively. Insert revenue decreased 3% relative to the prior year due primarily to decreases in volume. A 6% decrease in print circulation volume was partially offset by increases in per copy pricing, resulting in a 2% decrease in print circulation revenue relative to the prior year. Newspaper digital revenue increased 27% for the year ended August 31, 2010 primarily due to the reclassification of national display advertising. The revenue in these periods are not directly comparable as we began, effective September 1, 2009, attributing the portion of national display advertising revenue associated with our newspaper websites to the Newspapers segment. If we had not changed the allocation of revenue and expenses of our segments, revenue for the Newspapers segment would have been $8.9 million lower for the year ended August 31, 2010 as compared to the same period in the prior year.

Operating expenses

Operating expenses for the Newspapers segment decreased $66.0 million, or 8%, for the year ended August 31, 2010 from $876.0 million for the year ended August 31, 2009. The decrease in expenses was primarily due to the impact of cost reduction initiatives implemented by Canwest LP in the prior fiscal year as well as decreases in newsprint volume and prices. In particular, payroll and contractor costs decreased 6% for the year ended August 31, 2010 compared to the prior period. Newsprint consumption decreased 9% for the year ended August 31, 2010 compared to the year ended August 31, 2009 due to usage reduction efforts implemented by Canwest LP in fiscal 2009 and lower newspaper circulation. In addition to this reduction in newsprint volume, newsprint pricing decreased 21% during the same period contributing to the overall decrease in newsprint expense of 28%. Operating expenses in these periods are not directly comparable as we began attributing the portion of national display advertising expenses associated with our newspaper websites to the Newspapers segment. If we had not changed the allocation of revenue and expenses of our segments, operating expenses for the Newspapers segment would have been $5.0 million lower for the year ended August 31, 2010 as compared to the same period in the prior year.

Operating profit before amortization, restructuring and other items

Operating profit before amortization, restructuring and other items, for the Newspapers segment increased $27.3 million, or 15%, for the year ended August 31, 2010 from $182.3 million for the year ended August 31, 2009. This increase was primarily due to benefits from operating cost reduction initiatives implemented in fiscal 2009 and continued focus on cost containment in the current year. Operating profit in these periods is not directly comparable as we began attributing the portion of national display advertising revenue and operating expenses associated with our newspaper websites to the Newspapers segment. If we had not changed the allocation of revenue and expenses of our segments, operating profit for the Newspapers segment would have been $3.9 million lower for the year ended August 31, 2010 as compared to the same period in the prior year. See “GAAP and Non-GAAP Financial Matters” and “Reconciliation of Non-GAAP Financial Measures.”

All other

Operating profit before amortization, restructuring and other items

Operating profit before amortization, restructuring and other items for the All other category increased $2.4 million, or 30%, for the year ended August 31, 2010 from $8.0 million for the year ended August 31, 2009. This increase relates to the discontinuation of the printed directory division and reflects changes in the allocation of costs to the Newspapers segment offset by a reduction in profit due to the change in allocation of national display advertising revenue from the All other category to the Newspapers segment. See “GAAP and Non-GAAP Financial Matters” and “Reconciliation of Non-GAAP Financial Measures.”

Corporate

Operating expenses

Corporate expenses increased $10.5 million for the year ended August 31, 2010 from $18.5 million for the year ended August 31, 2009. The increase reflects increases to compensation costs, including pension, and incentive programs. Additionally, the expenses for the year ended August 31, 2009 include a reduction of operating expenses of $6.2 million for active employee health and insurance benefits related to prior years.

Results of operations for Canwest LP’s year ended August 31, 2009 compared to the year ended August 31, 2008

	Canwest LP
	For the year ended August 31,
($ in thousands of Canadian dollars)	2009(1)	2008(1)
Revenues
Print advertising	740,058	933,027
Print circulation	246,060	250,100
Digital	79,091	75,107
Other	33,866	39,833

	1,099,075	1,298,067

Operating expenses
Compensation	480,493	509,514
Newsprint	92,688	103,407
Other operating	354,010	392,042

	927,191	1,004,963

Operating profit before amortization and restructuring(2)	171,884	293,104
Amortization	40,535	48,765
Restructuring expenses	28,805	10,708

Operating income	102,544	233,631
Interest expense	98,426	109,296
Other income	(2,500)	(2,500)
Loss (gain) on disposal of property and equipment	(2,186)	590
Loss on disposal of interest rate swap	180,202	—
Ineffective portion of hedging derivative instruments	60,112	—
Impairment loss on masthead	28,250	—
Gain on disposal of investment	—	(1,218)
Foreign currency exchange gain	(154,513)	(504)

Earnings (loss) before reorganization costs and income taxes	(105,247)	127,967
Reorganization costs	25,756	—

Earnings (loss) before income taxes	(131,003)	127,967
Recovery of income taxes	(8,893)	(414)

Net earnings (loss)	(122,110)	128,381

Notes:

(1)	We have included historical consolidated financial information of Canwest LP, to provide historical financial data of the operations we acquired. However, Canwest LP’s historical annual audited consolidated financial statements are not comparable to our audited consolidated financial information and readers are cautioned that such information is not indicative of the future financial condition, results of operations, cash flows and the future development of our business. Additionally, Canwest LP’s historical consolidated financial data has been reclassified to be consistent with Postmedia’s revenue and expense presentation.
(2)	See “GAAP and Non-GAAP Financial Matters” and “Reconciliation of Non-GAAP Financial Measures.”

Revenue

Print advertising

Print advertising revenue decreased $192.9 million, or 21%, to $740.1 million for the year ended August 31, 2009 as compared to $933.0 million for the year ended August 31, 2008. This decrease was primarily due to a decline in advertising revenue associated with the weakness in the Canadian economy as well as a continuing shift in advertising dollars from newspaper advertising to advertising in other platforms, including online and other digital outlets. Canwest LP experienced lower revenue in all print advertising categories compared to the prior year. National advertising decreased 20%, retail advertising decreased 17%, classified advertising decreased 33%, insert advertising decreased 7% and other advertising decreased 18% compared to the prior year.

Print circulation

Print circulation revenue decreased $4.0 million, or 2%, to $246.1 million for the year ended August 31, 2009 as compared to $250.1 million for the year ended August 31, 2008. Net paid circulation decreased 7% from 2008 to 2009 but was partially offset by price increases resulting in only a 2% decrease in circulation revenue from 2008 to 2009.

Digital

Digital revenue increased $4.0 million, or 5%, to $79.1 million for the year ended August 31, 2009 as compared to $75.1 million for the year ended August 31, 2008. The increase was primarily due to increases in revenue from FPinfomart.ca.

Other

Other revenue decreased $5.9 million, or 15%, to $33.9 million for the year ended August 31, 2009 as compared to $39.8 million for the year ended August 31, 2008. The decrease was primarily due to lower levels of commercial printing business.

Operating expenses

Compensation

Compensation expenses decreased $29.0 million or 6% to $480.5 million for the year ended August 31, 2009 as compared to $509.5 million for the year ended August 31, 2008. Decreased compensation expenses are primarily the result of cost savings as a result of Canwest LP’s restructuring efforts.

Newsprint

Newsprint expenses decreased $10.7 million or 10% to $92.7 million for the year ended August 31, 2009 as compared to $103.4 million for the year ended August 31, 2008. Newsprint consumption decreased 21% compared to the year ended August 31, 2008 due to usage reduction efforts implemented in fiscal 2009 by Canwest LP and lower newspaper circulation. The savings from the reduction in usage and lower newsprint circulation was partially offset by price increases of 13%.

Other operating

Other operating expenses decreased $38.0 million or 10% to $354.0 million for the year ended August 31, 2009 as compared to $392.0 million for the year ended August 31, 2008. Decreased other operating expenses were primarily the result of cost savings initiatives implemented in fiscal 2009 by Canwest LP and continued focus on cost containment in the current year. Reductions were experienced across most categories including distribution, travel, entertainment, marketing, and occupancy.

Operating profit before amortization and restructuring

Operating profit before amortization and restructuring decreased by $121.2 million, or 41%, for the year ended August 31, 2009 to $171.9 million as compared to $293.1 million for the year ended August 31, 2008. The decrease was primarily due to the deterioration in the economy and the shift in advertising dollars from newspaper advertising to advertising in other platforms, including online and other digital outlets.

Restructuring expenses

Restructuring expenses were $28.8 million for the year ended August 31, 2009 compared to $10.7 million in the prior year. Restructuring expenses in fiscal 2009 were related to staff reductions resulting from a variety of workflow improvement initiatives, a voluntary buyout program and other involuntary staff reductions. These restructuring efforts and other non-labor related cost reductions contributed to the decrease in overall operating expenses of $77.7 million in the year ended August 31, 2009 relative to the prior year.

Amortization

Amortization was $40.5 million for the year ended August 31, 2009 compared to $48.8 million in the prior year, a reduction of $8.3 million, or 17%.

Operating income

Operating income decreased by $131.1 million, or 56%, for the year ended August 31, 2009 to $102.5 million as compared to $233.6 million for the year ended August 31, 2008. This decrease was primarily due to increased restructuring charges, the deterioration in the economy and the shift in advertising dollars discussed above.

Interest expense

Interest expense is primarily related to amounts outstanding under the Secured Credit Facilities, the Senior Subordinated Credit Facility and the principal amount of the Senior Subordinated Notes. Interest expense was $98.4 million for the year ended August 31, 2009 as compared to $109.3 million for the year ended August 31, 2008. The decrease in interest expense is due primarily to lower effective interest rates on Canwest LP’s variable rate debt in the year ended August 31, 2009 relative to the prior year.

Other income

Other income of $2.5 million represents a charge to Canwest Global for the use of shared equipment.

Gain on disposal of property and equipment

In the year ended August 31 2009, Canwest LP sold a building in Edmonton, Alberta and realized a gain of $2.2 million.

Loss on disposal of interest rate swaps

As a result of the termination of the hedging derivative instruments in fiscal 2009, Canwest LP recorded a foreign currency swap loss of $180.2 million for the year ended August 31, 2009.

Ineffective portion of hedging derivative instrument

As a result of the termination of hedging derivative instruments in fiscal 2009, Canwest LP reclassified $60.1 million of accumulated other comprehensive losses to the income statement for the year ended August 31, 2009 as a result of the hedge ineffectiveness.

Impairment loss on mastheads

Due to a decline in operating results, and lower expectations for advertising revenue growth Canwest LP recorded an impairment charge of $28.3 million for the National Post masthead for the year ended August 31, 2009.

Gain on disposal of investment

In June 2008, Canwest LP divested an investment in Edmonton Investors Group Holdings Ltd. and recorded a gain of $1.2 million on the transaction.

Foreign currency exchange gains

As a result of the termination of hedging derivative instruments in the year ended August 31, 2009, Canwest LP recorded a foreign currency exchange gain on the related long-term debt of $152.1 million for the year ended August 31, 2009.

Reorganization costs

Reorganization costs represent costs that can be directly associated with the reorganization of Canwest LP. These costs consist of professional fees, advisory fees, management incentive plan and key employee retention plan costs, and foreign currency exchange losses resulting from translating monetary items that are subject to compromise at the period end compared to the translated amounts at January 8, 2010, the date of the CCAA filing, and amounts related to resolution of legal claims outstanding on the date of the CCAA filing. Reorganization costs of $7.2 million representing professional fees and $18.5 million representing legal claims were recorded for the year ended August 31, 2009.

Income taxes

The income tax provision was a recovery of $8.9 million for the year ended August 31, 2009 as compared to a recovery of $0.4 million for the year ended August 31, 2008 due to the change in net earnings. Canwest LP was not a taxable entity. Income and capital taxes are payable only by its incorporated subsidiaries.

Net earnings (loss)

Net earnings decreased 195% to a loss of $122.1 million for the year ended August 31, 2009 as compared to earnings of $128.4 million for the year ended August 31, 2008. This decrease was due to the impact of the termination of the hedging derivative instruments in fiscal 2009, the reorganization costs associated with the reorganization of Canwest LP, increased restructuring expenses and the decline in newspaper advertising revenue due to weak economic conditions.

Results of Canwest LP’s segment operations for the years ended August 31, 2009 and August 31, 2008:

	Canwest LP
	For the year ended August 31,
($ in thousands of Canadian dollars)	2009(1)	2008(1)
Revenue
Newspapers	1,058,227	1,261,187
All other	45,551	41,132
Inter-segment elimination	(4,703)	(4,252)

	1,099,075	1,298,067

Operating expenses
Newspapers	875,963	943,042
All other	37,528	35,871
Corporate	18,403	30,302
Inter-segment elimination	(4,703)	(4,252)

	927,191	1,004,963

Operating profit before amortization and restructuring(2)
Newspapers	182,264	318,145
All other	8,023	5,261
Corporate	(18,403)	(30,302)

	171,884	293,104

Notes:

(1)	We have included historical segmented information of Canwest LP to provide historical financial data of the operations we acquired. However, Canwest LP’s historical segmented information is not comparable to our historical segmented information and readers are cautioned that such information is not indicative of the future financial condition, results of operations, cash flows and the future development of our business. Additionally, Canwest LP’s segmented information has been reclassified to reflect our segmented reporting.
(2)	See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of operating profit before amortization and restructuring to net earnings (loss).

Newspapers

Revenue

Revenue for the Newspapers segment decreased $203.0 million, or 16%, to $1,058.2 million for the year ended August 31, 2009 as compared to $1,261.2 million for the year ended August 31, 2008. This decrease was primarily due to the deterioration in the economy and the shift in advertising dollars from newspaper advertising to advertising in other platforms, including new media outlets, resulting in lower advertising revenue in this segment.

Total advertising linage decreased 15% relative to the prior year with weakness in all major advertising categories. The average line rate declined 9% for the same period. National, retail, and classified advertising revenue decreased by 20%, 17% and 33%, respectively, compared to the prior year. Newspaper digital revenue decreased 3% compared to the prior year primarily due to lower classified revenue. Insert revenue decreased 8% compared to the prior year driven by declines in volumes. Print circulation revenue was down 2% as compared to the prior period. The decrease in circulation revenue was primarily due to a 7% decrease in circulation volume which was partially offset by increases in per copy pricing. In fiscal 2009, the rate of volume decline also reflected small declines due to the National Post Inc.’s strategic decision to exit specific markets.

Operating expenses

Operating expenses for the Newspapers segment decreased $67.0 million, or 7%, to $876.0 million for the year ended August 31, 2009 as compared to $943.0 million for the year ended August 31, 2008. Reductions in operating expenses were due to the impact of staffing reductions and various other operating cost reduction initiatives. Compensation costs decreased 6% for the year compared to the prior year as a result of these cost reduction initiatives. Newsprint consumption decreased 20% for the year compared to the prior year due to lower circulation volumes, declines in advertising linage and implementation of a reduction in width of most of our newspapers. This reduction in newsprint volume was partially offset by a 13% increase in newsprint pricing resulting in a 10% decrease in newsprint expense for the year.

Operating profit before amortization and restructuring

Operating profit before amortization and restructuring for the Newspapers segment decreased $135.8 million, or 43%, to $182.3 million for the year ended August 31, 2009 as compared to $318.1 million for the year ended August 31, 2008. This decrease was due to the decline in advertising revenue due to weak economic conditions and was partially offset by decreases in operating expenses.

All other

Operating profit before amortization and restructuring

Operating profit before amortization and restructuring for the All other category increased $2.8 million, or 53%, to $8.0 million for the year ended August 31, 2009 as compared to $5.3 million for the year ended August 31, 2008. This increase was due to increases in both FPinfomart.ca revenue and national online display revenue on the canada.com network and was partially offset by increases in compensation expense.

Corporate

Operating expenses

Corporate expenses decreased $11.9 million, or 39%, to $18.4 million for the year ended August 31, 2009 as compared to $30.3 million for the year ended August 31, 2008. The decrease in expenses was due to a reduction of operating expenses in the year ended August 31, 2009 of $6.2 million for active employee health and insurance benefits related to prior years and decreases in overhead charges from Canwest Global.

Consolidated quarterly financial results as of February 28, 2011

($ in thousands of Canadian dollars)	Postmedia Fiscal 2011		Postmedia Fiscal 2010	Canwest LP(1) Fiscal 2010					Canwest LP(1) Fiscal 2009

	Quarter ending February 28, 2011	Quarter ending November 30, 2010	July 13, 2010 to August 31, 2010	June 1, 2010 to July 12, 2010		Quarter ending May 31, 2010	Quarter ending February 28, 2010	Quarter ending November 30, 2009	Quarter ending August 31, 2009	Quarter ending May 31, 2009	Quarter ending February 28, 2009	Quarter ending November 30, 2008
Revenue	242,538	287,057	122,094	119,229		270,345	254,418	286,417	237,726	268,645	257,728	334,976
Net earnings (loss)	(12,310)	5,565	(44,618)	n/a	(2)	40,639	(7,613)	61,843	(81,093)	(65,914)	(6,270)	31,167
Cash flows from operating activities	9,185	(4,615)	17,502	n/a	(2)	37,913	45,652	5,253	21,754	34,647	14,527	32,481

Notes:

(1)

We have included historical consolidated quarterly financial information of Canwest LP to provide quarterly historical financial data of the operations we acquired. However, Canwest LP’s historical quarterly unaudited consolidated financial information is not comparable to our interim unaudited quarterly consolidated financial information and readers are cautioned that such information is not indicative of the future financial condition, results of operations, cash flows and the future development of our business.

(2)	As Canwest LP was under the liquidation basis of accounting for the period from June 1, 2010 to July 12, 2010, the supplementary financial information in note 5 of the annual audited financial statements of Canwest LP did not include a provision for income taxes. Additionally, no cash flow information was prepared for Canwest LP under the liquidation basis of accounting for the period from June 1, 2010 to July 12, 2010.

Liquidity and capital resources

Our principal uses of funds are for working capital requirements, debt servicing and capital expenditures. Based on our current and anticipated levels of operations, we believe that our cash on hand, cash flow from operations and borrowings under our asset-based revolving credit facility will enable us to meet our working capital, capital expenditures, debt servicing and other funding requirements for the foreseeable future. However, our ability to fund our working capital needs, debt payments and other obligations, and to comply with the financial covenants under our debt agreements, depends on our future operating performance and cash flow. There are a number of factors which may adversely affect our operating performance and our ability to meet these obligations. See “Key factors affecting operating results.”

Our cash flows from operating activities may be impacted by, among other things, competition from other newspapers and alternative forms of media and competition from alternative emerging technologies. In addition, in recent years there has been a growing shift in advertising dollars from newspaper advertising to other advertising formats, including new media outlets. Although we expect to fund our capital needs with our available cash, cash generated from operations and borrowings under the ABL facility, our indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our debt. See “Risk factors” in this prospectus.

In conjunction with the refinancing described below under “Uses of Cash—Indebtedness,” the financial covenants in the term loan facility credit agreement were favourably modified and are as follows:

•	The consolidated interest coverage ratio shall not at any time be less than 2.00 to 1.00;

•	The consolidated total leverage ratio shall not exceed (a) 4.50 to 1.00 through November 29, 2012 and (b) 4.00 to 1.00 from November 30, 2012 through maturity; and

•	The consolidated first lien indebtedness leverage ratio shall not exceed (a) 3.00 to 1.00 through November 29, 2012 and (b) 2.50 to 1.00 from November 30, 2012 through maturity.

For the year ending August 31, 2011, we expect our major non-operating cash requirements to include capital expenditures of approximately $28 to $32 million and contractual principal repayments of long-term debt and capital lease obligations totalling approximately $15.3 million. We expect to meet our cash needs for the remainder of fiscal 2011 through a combination of operating cash flows, cash on hand and existing credit facilities.

Sources of Cash

Cash flows from operating activities

Our principal sources of liquidity are cash flows from operating activities. For the three and six months ended February 28, 2011, our cash flows from operating activities were $9.2 million and $4.6 million, respectively. As of February 28, 2011, we had cash of $14.5 million and our ABL Facility remained undrawn. Availability under the ABL Facility as at February 28, 2011 was $45.0 million.

For the period ended August 31, 2010, our cash flows from operating activities were $17.5 million. As of August 31, 2010 we had cash of $40.2 million and our ABL Facility remained undrawn. Availability under the ABL Facility on August 31, 2010 was $35.1 million. For further information on our ABL Facility see note 12 to our annual consolidated financial statements.

Uses of Cash

Cash flows from investing activities

For the three and six months ended February 28, 2011, our cash flows from investing activities were an outflow of $4.0 million and $6.8 million, respectively. Total capital expenditures related to property and equipment and intangible assets for the three and six months ended February 28, 2011 were $4.0 million and $8.0 million, respectively. In addition, during the six months ended February 28, 2011, we disposed of commercial printing equipment for proceeds of $1.1 million.

For the period ended August 31, 2010, our cash flows from investing activities were an outflow of $841.1 million, primarily consisting of the cash paid for the Acquisition. As discussed previously and in note 3 of our annual consolidated financial statements, on July 13, 2010, we acquired substantially all of the assets and certain liabilities of Canwest LP. Cash consideration paid, net of cash acquired, was $839.7 million. Additionally, total capital expenditures related to property and equipment and intangible assets were $1.4 million. As part of our annual budgeting process, management projects capital expenditures for the forthcoming fiscal year. Each project is subject to a detailed review on a case by case basis prior to approval. Investment projects must achieve an acceptable return on investment and generally are expected to demonstrate a payback period of no more than three years. In certain instances where there are strategic considerations, a longer timeframe may be considered.

Cash flows from financing activities

Cash flows from financing activities for the three and six months ended February 28, 2011 were an outflow of $12.4 million and $23.4 million, respectively, primarily related to principal payments on our indebtedness as discussed below.

Cash flows from financing activities for the period ended August 31, 2010 were an inflow of $863.8 million. This included cash proceeds raised from the issuance of capital stock, net of costs to issue, of $251.0 million. On July 13, 2010, we entered into the Term Loan Facility that provides for the US Tranche and the Canadian Tranche and entered into the ABL Facility. Additionally, on July 13, 2010 we issued US$275.0 million of notes. The net proceeds received from the issuance of the Term Loan Facility and the notes was $649.2 million, net of issuance costs of $35.6 million. During the period ended August 31, 2010, we repaid $34.7 million (US$32.5 million) on the US Tranche of the Term Loan Facility and made payments of capital leases of $1.7 million. As of August 31, 2010, we had obligations under capital leases of $2.0 million, including the current portion of $1.8 million.

Indebtedness

As at February 28, 2011, we had amounts outstanding under the Term Loan Facility of US$247.0 million related to the US Tranche and $107.3 million related to the Canadian Tranche. Additionally, we had US$275.0 million of notes outstanding. During the three and six months ended February 28, 2011, we made mandatory principal payments under the Term Loan Facility of $1.3 million (US$1.3 million) and $3.0 million (US$3.0 million) related to the US Tranche and $1.4 million and $2.8 million, respectively, related to the Canadian Tranche. Additionally, during the six months ended February 28, 2011, we made voluntary principal repayments under the US Tranche of the Term Loan Facility of $9.7 million (US$10.0 million) and $17.4 million (US$17.5 million), respectively. During the three and six months ended February 28, 2011, we were in compliance with all debt covenants and no amounts were drawn under the ABL Facility.

On April 4, 2011, we entered into an agreement with our lenders (the “First Amendment”) which amends certain terms of the Term Loan Facility credit agreement which was entered into on July 13, 2010. The material amendments include the following: the Canadian and US Tranche from the original credit agreement was replaced with a new US Tranche (“Tranche C”); Tranche C is for US$365.0 million and was issued at a discount of 0.25% for net proceeds of $364.1 million, before financing fees and prepayment penalties of approximately $7 million; Tranche C will bear interest at LIBOR, with a floor of 1.25%, plus 5%; and certain financial maintenance covenants have been favourably modified. As at February 28, 2011 there were unamortized discounts and financing fees associated with the Canadian and US Tranche from the original credit agreement of $7.4 million and $19.0 million, respectively. As a result of the amendments described above a non-cash charge of approximately $10 million relating to the unamortized discounts and financing fees will be expensed in the third quarter of fiscal 2011.

The following tables set out the principal and carrying amount of debt outstanding as at February 28, 2011 and August 31, 2010. The first column of the table translates our US dollar debt to the Canadian equivalent based on foreign exchange rates specified in our foreign currency swap agreements for swapped debt and at the closing foreign exchange rate on February 28, 2011 and August 31, 2010, respectively, for our non-swapped debt.

	February 28, 2011
($ in thousands of Canadian dollars)	Principal translated at swapped rates	Principal translated at period end exchange rates	Financing fees, discounts and other	Carrying value
Term loan—US Tranche (swapped) (US$202.5 million)	209,588	196,709	13,604	183,105
Term loan—US Tranche (non swapped) (US$44.5 million)	43,210	43,210	5,400	37,810
Term loan—Canadian Tranche	107,250	107,250	7,410	99,840
Notes (swapped) (US$275.0 million)	284,625	267,135	10,593	256,542

	644,673	614,304	37,007	577,297

	August 31, 2010
($ in thousands of Canadian dollars except as noted)	Principal translated at swapped rates	Principal translated at period end exchange rates	Financing fees, discounts and other	Carrying value
Term loan—US Tranche (swapped) (US$225.0 million)	232,875	239,963	17,608	222,355
Term loan—US Tranche (non swapped) (US$42.5 million)	45,326	45,326	5,949	39,377
Term loan—Canadian Tranche	110,000	110,000	8,400	101,600
Notes (swapped) (US$275.0 million)	284,625	293,288	10,589	282,699

	672,826	688,577	42,546	646,031

Financial Position as at February 28, 2011 compared to August 31, 2010

($ in thousands of Canadian dollars)	February 28, 2011	August 31, 2010
Current assets	169,182	177,678
Total assets	1,216,406	1,266,204
Current liabilities	162,182	164,542
Total liabilities	902,796	950,802
Shareholders’ equity	313,610	315,402

Our current assets are lower at February 28, 2011 due to a decrease in cash as discussed above partially offset by an increase in accounts receivable due to the seasonality of our business. Total assets have decreased as a result of the decrease in current assets already described and the reduction of carrying amounts for property and equipment and indefinite life intangible assets as a result of amortization recorded during the six months ended February 28, 2011. Current liabilities have remained relatively comparable to August 31, 2010 and total liabilities have decreased due to foreign exchange gains and principal payments on long-term debt as well as decreased pension liabilities offset by increases in our derivative financial instruments.

Financial Instruments and Financial Instruments Risk Management

Financial Instrument Risk Management

Our activities expose us to a variety of financial risks: market risk (including foreign currency risk and interest rate risk), credit risk and liquidity risk. We use derivative financial instruments to hedge certain foreign currency and interest rate risk exposures. We have also entered into certain derivative financial instruments to reduce foreign currency risk for which we are unable to utilize hedge accounting.

We are still in the process of setting our financial risk management policies. Current risk management techniques utilized include monitoring fair value of derivative financial instruments, fair value of publicly traded debt, foreign exchange rates and interest rates with respect to interest rates and foreign currency risk, aging analysis and credit reviews for credit risk and cash flow projections for liquidity risk. Risk management is primarily the responsibility of our corporate finance functions.

Financial instruments

Derivative financial instruments

Following the completion of the Acquisition, we entered into a foreign currency interest rate swap related to the notes with a notional amount of US$275.0 million, a fixed currency exchange rate of US$1:1.035 and a fixed interest rate of 14.53%. This arrangement terminates on July 15, 2014 and includes a final exchange of the principal amount on that date. On April 4, 2011 terms were amended resulting in a change to the fixed rate from 14.53% to 14.75%. We have designated this instrument as a hedge and utilize cash flow hedge accounting in our financial statements.

We also entered into a foreign currency interest rate swap with an initial notional amount of US$225 million related to the US Tranche of the Term Loan Facility. This arrangement includes interim quarterly principal exchanges with the final exchange occurring on August 31, 2014. This swap results in a fixed currency exchange rate of US$1:$1.035 and converts the interest rate on the notional Canadian principal amount to bankers acceptance rates plus 9.25%. In conjunction with the amendments to the Term Loan Facility credit agreement, we amended the foreign currency interest rate swap so that the interest on the notional Canadian principal amount has changed from bankers acceptance rates plus 9.25% to bankers acceptance rates plus 7.07%. The Corporation has not designated this swap as a hedge and accordingly will not use hedge accounting in our financial statements for this instrument. During the six months ended February 28, 2011, we had principal exchanges of US$22.5 million on this swap and as a result have a notional amount of US$202.5 million outstanding as at February 28, 2011 (August 31, 2010—US$225.0 million).

Foreign currency risk

On July 13, 2010, concurrent with entering into our debt agreements we entered into transactions to reduce foreign currency risk exposure on our US dollar-denominated debt (see discussion above on derivative financial instruments). As of February 28, 2011, we had mitigated foreign currency risk on 91% of our US dollar denominated debt (August 31, 2010 – 92%), meeting our goal of largely eliminating our exposure to foreign currency fluctuations on our US debt. We are still exposed to foreign currency risk on the unswapped portion of our US dollar-denominated debt of $44.5 million, representing 9% of our outstanding US dollar denominated indebtedness (August 31, 2010—$42.5 million and 8%, respectively). As at February 28, 2011 and August 31, 2010, a 10 basis point change in the period end exchange rate of a Canadian dollar per one US dollar, holding all other variables constant, would have resulted in an increase or decrease of $0.1 million to the statement of operations.

Interest rate risk

We have no significant interest bearing assets. Our interest rate risk will arise from long term borrowings issued at variable rates which expose us to cash flow interest rate risk and borrowings issued at fixed rates which expose us to fair value interest rate risk.

We manage our cash flow and fair value interest rate risk by using foreign currency interest rate swaps but we currently do not have a formal interest rate risk policy. Such swaps have the economic effect of converting borrowings from US floating rates to Canadian floating rates or from US fixed rates to Canadian fixed rates.

Under these swaps, we agree with other parties to exchange, at specified intervals, the difference between US and Canadian fixed interest rates or US and Canadian floating interest rates calculated by reference to the agreed upon notional amounts, as well as amounts reflecting the amortization of the principal amount.

As at February 28, 2011, we held $347.2 million of debt subject to cash flow interest rate risk and $267.1 million of debt subject to fair value interest rate risk (August 31, 2010—$395.4 million and $293.3 million, respectively).

As at February 28, 2011, if interest rates on long-term debt had been 100 basis points higher or lower, with all other variables held constant, interest expense would have been $2.2 million higher or lower for the six months ended February 28, 2011 (period ended August 31, 2010—$0.6 million).

Credit risk

Credit risk is the risk of financial loss to the Corporation if a customer or counterparty to a financial asset fails to meet its contractual obligations. On the acquisition date we were required to fair value our assets which resulted in our doubtful receivables being valued at nil and our allowance for doubtful accounts being eliminated. As a result our allowance for doubtful accounts is nominal at February 28, 2011 and August 31, 2010. We are still contractually owed the amounts that have been valued at zero and do anticipate that some of the amounts will be collected.

We continuously monitor the financial condition of our customers, review the credit history of each customer, review the aging of accounts receivable, evaluate significant individual credit risk accounts and utilize each customer’s historical experience in order to both grant credit and set up our allowance for doubtful accounts. If such collectability estimates prove inaccurate, adverse adjustments to future operating results could occur and could be material.

Liquidity risk

Liquidity risk is the risk that we will not be able to meet our financial obligations as they come due or the risk that those financial obligations have to be met at excessive cost. We manage this exposure by using cash on hand and cash flow forecasts and by deferring or eliminating discretionary spending. We have an ABL Facility of up to $45.0 million which is subject to certain restrictions as described in note 12 of our audited consolidated financial statements.

There are limitations on the Issuer’s ability to incur the full $60 million of commitments under the ABL Facility. Availability is limited to the lesser of a borrowing base and $60 million. In addition, there is a covenant that requires minimum unused availability of $15 million to be maintained at all times as described under “Description of Certain Other Indebtedness—ABL Facility.”

Contractual obligations and commitments

Our obligations under firm contractual arrangements, including commitments for future payments under capital lease arrangements, operating lease arrangements, pension funding agreements and debt agreements as of August 31, 2010 are summarized below:

($ in thousands of Canadian dollars)	Fiscal year ending August 31,
	2011	2012	2013	2014	2015	Thereafter
Capital leases	1,924	—	—	—	—	1,560
Operating leases	17,670	14,704	12,841	12,255	10,262	22,562
Estimated pension funding obligations(1)	34,229	29,981	26,170	23,613	22,575	N/A
Long-term debt(2)(3)(5)	13,499	26,998	42,995	64,492	113,992	426,601
Interest on long-term debt(2)(3)	72,169	69,182	66,432	62,222	53,312	119,004
Cash outflow on derivative financial instruments(4)	111,072	115,026	118,533	105,752	41,352	408,341
Cash inflow on derivative financial instruments(4)	(106,185)	(110,865)	(115,112)	(102,646)	(36,661)	(402,969)

Total	144,378	145,026	151,859	165,688	204,832	575,099

Notes:

(1)	Reflects expected contributions to defined benefit pension, post-retirement and post-employment plans. Information for pension funding obligations is based on our most recent actuarial valuation dated December 31, 2009, which does not include calculations of our pension funding obligations beyond fiscal 2016. Future required payments will be material.
(2)	Long-term debt and interest payments do not include mandatory repayments that may be required or any optional prepayments.
(3)	US dollar long-term debt payments have been converted to Canadian dollars using the closing exchange rate on August 31, 2010. Interest payments have been calculated based on actual interest and foreign exchange rates as of August 31, 2010.
(4)	Cash disbursements and receipts on derivative financial instruments represent an estimate of future cash payments based on current interest and foreign exchange rates.
(5)	On November 30, 2010 and February 28, 2011, we made voluntary principal payments of US$7.5 million and US$10.0 million, respectively, which will reduce future contractual principal payments.

Guarantees and Off-Balance Sheet Arrangements

We do not have any significant guarantees or off-balance sheet arrangements.

Differences between Canadian and U.S. GAAP

The preceding discussion and analysis has been based upon financial statements prepared in accordance with GAAP, which differs in certain respects from U.S. GAAP. The significant differences are discussed in detail in note 21 to our audited consolidated financial statements for the period ended August 31, 2010 and note 14 of our interim unaudited consolidated financial statements for the three and six months ended February 28, 2011. For the Limited Partnership refer to note 29 of the financial statements for the period ended May 31, 2010 and years ended August 31, 2008, August 31, 2009 and note 20 of the interim unaudited consolidated financial statements for the three and six months ended February 28, 2010 and February 28, 2009.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following table provides a reconciliation of operating profit before amortization, restructuring and other items, which is a non-GAAP financial measure, to net earnings (loss), the most closely comparable GAAP measure for the periods indicated. We believe this non-GAAP measure is useful to investors as it is an indicator of Postmedia’s operating performance and ability to incur and service debt. In addition, it allows us to meaningfully compare our results to our predecessor as it excludes both amortization expense, which is not comparable between Postmedia and our predecessor as a result of the changes in the value of our assets because of the Acquisition, and restructuring and other items expense, which relates mainly to severance costs related to the restructuring of the operations incurred as a result of the Acquisition and are not comparable to the restructuring expense recorded by our Predecessor. Management uses this non-GAAP measure to make operating decisions as it is an indicator of how much cash is being produced by our operations and assists in determining the need for additional cost reductions, evaluation of personnel and resource allocation decisions. Finally, this non-GAAP measure is the primary measure used by our creditors to assess our performance and compute our financial maintenance covenants contained in our Term Loan Facility. See “GAAP and Non-GAAP Financial Matters.”

	Canwest LP(2)				Postmedia	Canwest LP(2)		Postmedia
	For the year ended	For the year ended	For the nine months ended	For the period from June 1, 2010 to	For the period from July 13, 2010 to	For the three months ended	For the six months ended	For the three months ended	For the six months ended
($ in thousands of Canadian dollars)	August 31, 2008	August 31, 2009	May 31, 2010	July 12, 2010	August 31, 2010	February 28, 2010	February 28, 2010	February 28, 2011	February 28, 2011
Net earnings (loss)	128,381	(122,110)	94,869	n/a (1)	(44,618)	(7,613)	54,230	(12,310)	(6,745)
Recovery of income taxes	(414)	(8,893)	(18,111)	n/a (1)	—	(3,131)	(3,143)	—

Earnings (loss) before income taxes	127,967	(131,003)	76,758	(3,330)	(44,618)	(10,744)	51,087	(12,310)	(6,745)
Acquisition costs	—	—	—	—	18,303		—	(570)	1,217
Reorganization costs	—	25,756	41,192	16,500	—	22,602	31,738	—	—
Interest expense	109,296	98,426	60,633	4,498	12,702	29,654	50,495	20,968	42,542
Other income	(2,500)	(2,500)	(1,501)	(283)	—	(500)	(1,001)	—	—
Loss (gain) on disposal of property and equipment	590	(2,186)	(2)	—	—	—	(2)	(3)	(3)
Loss on disposal of interest rate swap	—	180,202	—	—	—	—	—	—	—
Ineffective portion of hedging derivative instruments	—	60,112	—	—	—	—	—	—	—
Loss (gain) on derivative financial instruments	—	—	—	—	(7,550)	—	—	14,616	27,566
Impairment loss on masthead	—	28,250	—	—	—	—	—	—	—
Gain on disposal of investment	(1,218)	—	—	—	—	—	—	—	—
Foreign currency exchange loss (gain)	(504)	(154,513)	(49,610)	(4,542)	9,607	(10,692)	(45,441)	(13,099)	(23,260)
Restructuring of operations and other items	10,708	28,805	2,660	(518)	11,209	(81)	2,464	13,441	36,606
Amortization	48,765	40,535	30,736	7,136	11,073	10,544	20,662	18,603	37,949

Operating profit before amortization, restructuring and other items	293,104	171,884	160,866	19,461	10,726	40,783	110,002	41,646	115,872

Notes:

(1)	As Canwest LP was under the liquidation basis of accounting for the period from June 1, 2010 to July 12, 2010, the supplementary financial information in note 5 of the annual audited financial statements of Canwest LP did not include a provision for income taxes. Therefore, in the period from June 1, 2010 to July 12, 2010 no income tax provision is reflected and as a result net earnings has also not been presented.
(2)	We have included historical consolidated financial information of Canwest LP to provide historical consolidated financial data of the operations we acquired. However, Canwest LP’s historical consolidated financial information is not comparable to our consolidated financial information and readers are cautioned that such information is not indicative of the future financial condition, results of operations, cash flows and the future development of our business.

BUSINESS

Name, Address and Incorporation

The Corporation is a company incorporated pursuant to the CBCA on April 26, 2010. Our head and registered office is located at 1450 Don Mills Road, Toronto, Ontario M3B 2X7. On June 25, 2010, our Articles of Incorporation were amended to change our name to Postmedia Network Canada Corp. On July 8, 2010, our Articles of Incorporation were again amended to (i) remove certain share transfer restrictions, and (ii) create an unlimited number of Class C voting shares or “Voting Shares” and Class NC variable voting shares or “Variable Voting Shares.” We refer to the Voting Shares together with the Variable Voting Shares collectively as the “Shares.” On January 31, 2011, National Post Inc. was dissolved and its assets and liabilities were transferred to Postmedia Network Inc.

Intercorporate Relationships

The following chart illustrates our structure and our material subsidiaries.

Acquisition of the Business

7535538 Canada Inc. was incorporated under the CBCA on April 26, 2010. Its name was changed to Postmedia Network Canada Corp. pursuant to Articles of Amendment filed on July 8, 2010. 7536321 Canada Inc. was incorporated under CBCA on April 27, 2010. Its name was changed to Postmedia Network Inc. pursuant to Articles of Amendment filed on June 25, 2010 and it is a wholly-owned subsidiary of the Corporation.

Both the Corporation and the Issuer were specifically incorporated for the sole purpose of facilitating the acquisition of substantially all of the newspaper and related online, digital, and mobile assets of Canwest LP and National Post Inc. All of the newspapers, online, digital and mobile assets that we now operate were previously operated by Canwest LP.

Canwest LP was formed on September 7, 2005 under the laws of the Province of Ontario to acquire the newspaper and related online, digital, and mobile assets of CanWest MediaWorks Inc. for purposes of facilitating an income fund spinoff whereby approximately 25.8% of Canwest LP’s business was offered to the public. On May 5, 2007, Canwest LP was privatized pursuant to a privatization agreement and Canwest LP’s business was once again indirectly, but wholly, owned by Canwest Global Communications Corp., a parent company that also wholly owned, among other entities, Canwest Publishing Inc., Canwest Books Inc. and Canwest (Canada) Inc. For a description of the Canwest LP business, please refer to Canwest LP’s financial statements for the periods ended May 31, 2010 and July 12, 2010, and the years ended August 31, 2009 and August 31, 2008 elsewhere in this prospectus.

Canwest Publishing Inc., Canwest Books Inc., and Canwest (Canada) Inc. sought, and on January 8, 2010 obtained, CCAA protection from creditors. Although not itself an applicant, the protections provided by the LP Initial Order were extended to Canwest LP. National Post Inc. was excluded from the CCAA protection.

Pursuant to the Asset Purchase Agreement, in connection with the implementation of the plan of arrangement and compromise, which we refer to as the “Plan,” under the CCAA relating to the LP Entities, Postmedia Network Inc. a wholly-owned subsidiary of the Corporation, purchased substantially all of the assets, including the shares of National Post Inc., and assumed certain liabilities of Canwest LP, for $1.047 billion. The Acquisition Consideration consisted of cash consideration of $927.8 million and non-cash consideration, through the issuance of equity having a value of $120.1 million. To satisfy the cash portion of the purchase price and to fund certain transaction costs under the Asset Purchase Agreement and the Plan, we raised an aggregate of $954.4 million of financing, consisting of the Term Loan Facility, the offering of notes and the Funding Commitment (each as defined herein).

The Acquisition closed, and the Plan was implemented, on July 13, 2010 and, at such time, title to and in all of the assets were transferred to Postmedia Network Inc., free and clear of encumbrances (other than certain permitted encumbrances) pursuant to a vesting order of the Court issued on June 18, 2010 and an assignment and assumption agreement dated as of July 13, 2010 between certain of the LP Entities and Postmedia Network Inc.

For a discussion of the Plan and the CCAA proceedings related to the LP Entities, see note 3 to the Canwest LP financial statements for the periods ended May 31, 2010 and July 12, 2010 and the years ended August 31, 2009 and August 31, 2008 contained elsewhere in this prospectus. For a description of the financing of the Acquisition, see “Description of Certain Other Indebtedness.”

Overview of the Business

We are the largest publisher of English-language paid daily newspapers by circulation in Canada, according to Newspapers Canada’s 2010 Circulation Data Report. The Corporation’s English-language paid-daily newspapers have, in total, the highest weekly print readership when compared to the total weekly print readership of English-language dailies belonging to each of the other media organizations in Canada, based on the NADbank Inc. 2010 survey data. Our business consists of news and information gathering and dissemination operations, with products offered in all major markets and a number of regional and local markets in Canada through a variety of print, online, digital and mobile platforms. The combination of these distribution platforms provides readers with a variety of media through which to access and interact with our content. The breadth of our reach and the diversity of our content enable advertisers to reach their target audiences, through the convenience of a single provider, on local, regional and national scales.

We had approximately a 31% share of Canada’s total paid daily newspaper paid circulation according to Newspapers Canada’s 2010 Circulation Data Report. The Corporation has the leading English-language paid daily newspapers, based on weekly print readership, in five out of the six largest advertising markets in Canada according to 2010 NADbank Inc. survey data. Our daily newspaper brands are among the oldest in Canada with an average publication history of 132 years.

Our operations consist of news and information gathering and dissemination operations, with products offered in a number of markets across Canada through a variety of daily and community newspapers, online, digital and mobile platforms. The Corporation has one reportable segment, being the Newspapers segment. The Newspapers segment publishes daily and non-daily newspapers distributes flyers and circulars and operates newspaper websites, including classified advertising websites, each newspapers website and SwarmJam.com. The Corporation also has a non-reportable segment, included in the All other category. The All other category includes FPinfomart.ca, the website canada.com and shared service operations such as Postmedia News and Postmedia Editorial Services.

We own and operate ten daily metropolitan newspapers, the National Post, one of Canada’s two daily national newspapers, two other daily community newspapers and 24 non-daily community newspapers, non-daily shopping guides and newspaper-related publications. Our operations also include Postmedia News, a news gathering and dissemination service that provides national and international news and news features to us and to third parties, Postmedia Editorial Services, a newspaper production service, and the Flyer Force, a distribution service for advertising flyers and circulars for third parties

We also have an extensive portfolio of digital media and online assets. We own and operate 51 destination websites that make up the canada.com network, one of Canada’s leading online general news and information sources, covering our newspapers’ websites, including classified websites (such as driving.ca, working.com and househunting.ca) and other online properties such as dose.ca (an entertainment-focused website), as well as providing sales representation services to third-party branded sites. We also represent 61 third party websites, through various representation agreements. The canada.com network averaged 6.6 million monthly unique visitors in fiscal 2010 (as compared to an average 5.6 million monthly unique visitors for the same period in fiscal 2009). In addition, our digital media and online assets include FPinfomart.ca, a subscription-based, business-to-business online news monitoring service that provides corporate and financial data on Canadian companies. FPinfomart.ca served approximately 1,160 clients with approximately 50,000 users accessing approximately 5,850 domestic and international sources.

As illustrated in the following table, nine of the Corporation’s ten daily metropolitan newspapers are either the only English-language newspaper in their respective markets or have the leading market position among English-language newspapers in their respective markets, based on average daily paid circulation.

Daily metropolitan newspaper market statistics

Publication	Market	Market Position(1)		Local Market Share(1)
The Province	Vancouver	2	(2)	100	%(4)
The Vancouver Sun	Vancouver	1		100	%(4)
The Gazette	Montreal	3	(3)	100%
Ottawa Citizen	Ottawa	1		77%
Edmonton Journal	Edmonton	1		70%
Calgary Herald	Calgary	1		74%
The Windsor Star	Windsor	1		100%
Times Colonist	Victoria	1		100%
The StarPhoenix	Saskatoon	1		100%
Leader-Post	Regina	1		100%

Notes:

(1)	As measured by average daily paid circulation among English-language newspapers, Newspapers Canada’s 2010 Circulation Data Report.
(2)	Second to The Vancouver Sun, which is also operated by the Corporation.
(3)	Number one among English language paid daily newspapers, number three overall among paid daily newspapers.
(4)	Includes The Vancouver Sun and The Province.

As illustrated in the table below, many of the websites that we own or operate have experienced growth in unique monthly visitors since 2005.

Digital media and online operations—unique monthly average visitor trends

(in thousands)	Fiscal 2005	Fiscal 2006	Fiscal 2007	Fiscal 2008	Fiscal 2009	Fiscal 2010
Sites owned and represented by Postmedia (which comScore refers to as “Postmedia Network”)—Digital and online operations (unduplicated)	3,054	3,460	4,512	4,673	6,410	7,381
canada.com network(1)	2,865	3,260	4,319	4,600	5,551	6,602
canada.com newspapers(2)	1,397	1,766	2,236	2,320	3,065	4,050
canada.com television(3)	N/A	394	703	1,042	1,415	1,720
canada.com classifieds(4)	N/A	1,522	1,859	1,636	1,339	1,309
dose.ca network	N/A	N/A	N/A	N/A	626	601
Third-party represented sites which do not form part of the canada.com network(5)	N/A	N/A	N/A	N/A	1,910	1,413

Source: comScore, Inc., Total Canada, All Locations, monthly average.

Notes:

(1)	Includes canada.com newspapers, canada.com classifieds, dose.ca network and canada.com television.
(2)	For trending purposes, before July 2007, the definition was canada.com news. As of July 2007, the definition became canada.com newspapers. Custom data before July 2007 was supplied by the Corporation.
(3)	For fiscal 2005 to fiscal 2009, canada.com television custom data was supplied by the Corporation.
(4)	canada.com classifieds represents unduplicated audience to the Corporation’s classifieds (INGs: driving.ca, working.com, househunting.ca, shopping.ca, remembering.ca). Custom data was supplied by the Corporation.
(5)	Custom data for third-party represented sites was supplied by the Corporation.

Recent History and Development of the Business

On January 8, 2010, the LP Entities applied for and obtained an initial order (the “Initial Order”) from the Court granting creditor protection under the CCAA. The Initial Order applied to the LP Entities only. National Post Inc. was not included in the CCAA filing. On January 11, 2010, RBC Dominion Securities Inc. commenced a Court-approved sale and investor solicitation process under the supervision of the FTI Consulting Canada Inc. (the “Monitor”) with a view to obtaining proposals from prospective purchasers or investors to acquire all or substantially all of the assets and assume certain liabilities of the LP Entities or to invest in the LP Entities or their businesses.

On May 17, 2010, the court authorized the LP Entities to enter into an asset purchase agreement with the Corporation and Postmedia. This agreement was approved by the court on June 18, 2010.

For a description of certain related party transactions entered into in connection with the Acquisition, see “Related Party Transactions.”

Competitive Strengths

We believe that we have the following competitive strengths:

Industry leading brands with diverse advertising markets. The Corporation has the leading English-language paid daily newspapers, based on weekly print readership, in five out of the six largest advertising markets in Canada according to 2010 NADbank survey data. We had approximately a 31% share of Canada’s total paid daily newspaper circulation according to Newspapers Canada’s 2010 circulation data. We offer advertisers access to a broad range of distribution platforms to reach their target audiences, through a single provider, on local, regional and national scales. We believe our leading market position and recognizable brands provide us with a significant advantage over other Canadian media alternatives competing for advertising dollars. Our print advertising revenue was $159.6 million and $356.9 million for the three and six months ended February 28, 2011, representing 66% and 67% of total revenue for such periods, respectively. For the six months ended February 28, 2011, print advertising by major category was as follows: national advertising 39%, retail advertising 26%, classified advertising 17%, insert advertising 15%, and other advertising 3%. For fiscal 2010, print advertising by major category was as follows: national advertising 36%, retail advertising 27%, classified advertising 19%, inserts advertising 15%, and other advertising 3%. During the three and six months ended February 28, 2011, we experienced print advertising revenue declines of approximately 5% and 2% respectively, compared to the three and six months ended February 28, 2010. During the year ended August 31, 2010, we experienced print advertising revenue declines of approximately 6% compared to the year ended August 31, 2009.

Operational efficiencies and disciplined focus on cost control. As the largest publisher of English-language paid daily newspapers by circulation in Canada, we operate as an integrated business and benefit from leveraging costs and relationships across our newspaper and digital media and online operations, providing economies of scale. Key areas in which we enjoy economies of scale include: sharing of editorial content, negotiation of favorable newsprint prices, maximization of printing capacity and usage, coordination of distribution, sales and administrative support functions and advertising sales. In addition, we believe we have a disciplined focus on cost control. Our cost reduction initiatives have included voluntary and involuntary employee buyout programs and outsourcing advertisement production functions and customer service call centre operations

Strong online presence. We have an extensive portfolio of digital media and online assets which we believe will provide a key opportunity for additional revenue growth. We own, operate and represent some of the most visited news and information websites in Canada, including one of Canada’s leading online general news and information sources, canada.com. In fiscal 2010, our National Post and our ten daily metropolitan newspaper websites, which form canada.com newspapers, ranked number one for unique visitors in the newspaper category in Canada according to comScore. On average, in fiscal 2010, sites owned and represented by Postmedia (which comScore refers to as “Postmedia Network”) ranked fifth overall for unique visitors (7,381,000) in the news and information category in Canada according to comScore. Postmedia Community Publishing, our community newspapers, also operates websites, allowing these publications to reach a broader audience.

Ownership and sharing of proprietary high-quality content. We generate, gather and disseminate what we believe to be high quality news and information content for use throughout our business. We own or have the rights to use the editorial content that is produced by our employees and freelancers, which generally allows for sharing of information and editorial content among our various publications. In addition, Postmedia News coordinates our news gathering and editorial content sharing across our operations, thereby eliminating duplication of editorial efforts, reducing the net cost of news gathering and enabling the coverage of a greater range of stories.

Experienced, media-focused management team. We believe we have one of the most experienced and innovative leadership teams in the Canadian newspaper industry. With a focus on diversifying the expertise mix over the past several years, we have added executives with backgrounds in digital media, telecommunications, editorial and consumer packaged goods and marketing.

Business Strategy

Our strategy centers on the following key objectives:

Aggressively pursue digital media and online revenue growth. We intend to grow our revenue by leveraging our industry leading print brands and strong customer relationships into our expanding digital media product offerings. We believe our digital media products offer a compelling combination of deep local verticals and national sites covering Canada’s largest markets by population. We seek to develop new revenue streams by providing advertisers with attractive opportunities to communicate with consumers through online offerings, newspapers and other print products. Our digital revenue grew 6% in fiscal 2010 relative to fiscal 2009 and 5% in fiscal 2009 relative to fiscal 2008 and we believe we are well-positioned to aggressively pursue digital media and online advertising revenue growth by building upon local and national online sales momentum. We also plan to pursue additional national third party sales representation agreements, accelerate development of digital media and online classified opportunities, and further develop emerging revenue opportunities such as digital media and online video and mobile products. We intend to focus on those advertising categories which we believe offer higher growth potential such as real estate, travel and technology. We also intend to target incremental local revenues by leveraging our leading position and geographic diversification through continued development of products targeted at local advertisers and the small and mid-sized business market, and the continued development of low-cost sales channels. We plan to accomplish our goals by building upon our success in cross-media platform advertising sales and continuing to attract non-traditional newspaper advertisers through the use of specialty products and targeted editorial content.

Broadening our audience. We intend to broaden our audiences to stabilize circulation and solidify reader loyalty by focusing on three main areas: strategic circulation and readership initiatives, acceleration of the development of existing online, digital and mobile products, and development of new content channels. Our strategic circulation and readership initiatives include launching a new database marketing technology to improve subscriber retention, shifting the emphasis to new online subscription marketing channels (e.g. self-serve, e-mail and contests) from more traditional channels, such as telemarketing, and introducing additional editorial content and promotional campaigns. We intend to accelerate the development of existing online, digital and mobile products by focusing on local newspaper websites and national content channels, and intend to complete the launch of new versions of our classified sites in the automotive, employment and real estate categories. We also intend to increase our investment in online video capabilities and content in the future. We plan to develop new content channels by continuing to explore new delivery channels, partnerships and distribution opportunities, such as formatting our daily newspapers to be compatible in mobile and e-reader devices. In addition, we intend to continue to grow sales of Postmedia News, Postmedia Editorial Services and FPInfomart.ca products and services to third party clients.

Reduce cost structure. During fiscal 2010, a range of operating cost efficiencies were successfully implemented, resulting in reduced expenses. Some of these operating cost reduction initiatives included: voluntary and involuntary employee buyout programs, outsourcing advertisement production functions and customer service call centre operations and the preliminary roll out of our classified call centre in Calgary. As we continue to implement our cost reduction initiatives, we have also identified additional opportunities for cost reductions, which we believe will lead to further savings. We intend to explore opportunities to reduce product costs by optimizing our distribution footprint, production schedules and shared distribution. We are also pursuing key technology projects, such as our new content management system, in order to achieve operational efficiencies, leverage economies of scale and enhance user experiences. Subsequent to the Acquisition, we implemented a series of voluntary buyouts and involuntary terminations as well as a series of transformation projects. Projects include: editorial pagination, accounts receivable consolidation and financial restructuring, outsourcing and consolidation of various functions, sales restructuring, circulation strategy, pricing and audience development, newsroom transformation, and strategic real estate and asset reviews.

Continue to transform our organization. We plan to continue to transform our organization from a traditional newspaper publishing business to an innovative multimedia editorial content developer and distributor with a strong revenue focus. We intend to explore opportunities to invest in new information technology to replace aging business systems in high-priority areas such as digital media and information technology. To ensure that our local and national sales organization is pursuing the highest potential revenue opportunities, we have integrated our sales forces in our newspaper and digital media and online operations and are aligning our incentive programs with our strategic priorities.

The Canadian Newspaper Industry

The Canadian newspaper industry is comprised of approximately 96 paid daily newspapers, including 19 English-language newspapers with circulation in excess of 50,000 copies per day. According to the Television Bureau of Canada 2009 Net Advertising Volume, newspapers in Canada held a 30.2% share (19.2% daily and 11% non-daily) of annual advertising expenditures in 2009.

The Canadian daily newspaper industry’s revenue was $3.1 billion in 2010, with 74% of that revenue derived from print and online advertising and the balance from circulation, according to Newspapers Canada. Canadian newspaper publishers typically sell advertising based primarily on readership and secondarily on circulation. In contrast, U.S. newspaper publishers typically sell advertising based solely on circulation figures. While paid daily circulation has declined in both Canada and the U.S. in recent years, print readership has remained relatively steady in Canada and readership of online newspapers has increased. According to 2010 NADbank Inc. survey data, an estimated 12.2 million Canadians (73% of the Canadian population ages 18 and over) read a print version of a daily newspaper at least once a week in 2010 compared to 11.9 million in 2004. In addition, readership of online editions of Canadian daily newspapers has grown by approximately 60% since 2004 and combined weekly readership of print and online newspapers has increased from approximately 12.3 million readers in 2004 to approximately 13.0 million readers in 2010.

Newspapers attract a relatively high percentage of local advertising in Canada. We believe local radio is the primary competitor to local newspapers for Canadian retail advertisers who utilize daily newspapers and local radio rather than television or digital media.

According to the Television Bureau of Canada, net newspaper advertising revenues have declined less in Canada than in the U.S. From 2004 until 2009, Canadian newspaper net advertising revenues declined 4.7% while U.S. newspaper net advertising revenues declined 46.9%. Similarly, from 2008 to 2009, Canadian newspaper net newspaper advertising revenues declined by 18% whereas U.S. net newspaper advertising revenues declined by 29%.

Newspaper Operations

Daily newspapers

We publish ten daily metropolitan newspapers (nine broadsheets and one tabloid) and two other daily newspapers (broadsheets). Our daily newspapers are geographically diverse and located in major metropolitan centers across Canada which provides us and our advertisers access to target audiences throughout Canada. The average publication history of our daily newspapers is 132 years. Our daily newspapers are well-established in the communities that they serve. This combination of national reach and local presence makes our daily newspapers attractive to both national and local advertisers. Our newspapers have consistently been recognized for the quality of their content, having received numerous nominations and awards. Recent recognition includes: two Canadian Association of Journalists—CAJ awards and three National Newspaper Awards; The National Post won the second highest number of awards in the world at the international 31st Annual Best of Newspaper Design Creative Competition with 54 in total; our community newspapers took home 20 awards from the Canadian Community Newspaper Awards Better Newspapers Competition, including eight first place finishes; and The Gazette (Montreal) won the 2009 Michener Award, Canada’s top honor for public-service journalism. According to Newspapers Canada’s 2010 Circulation Data Report we had approximately a 31% share of Canada’s total paid daily newspaper circulation. Each of our daily newspapers has the highest circulation and readership among English-language newspapers in the market that it serves (except for The Vancouver Sun, which is second in its market to another one of our newspapers, The Province).

The National Post provides benefits to our overall operations, including the provision of a newspaper with a national audience footprint and editorial content infrastructure for the Toronto market.

The following table provides details about our paid daily newspapers and their respective circulation and readership statistics.

Publication	Market	Year established	Total daily avg. paid circulation(1)	Avg. weekly readership(2)	Market position(3)		Local newspaper market share(1)
Daily Metropolitan Newspapers
The Province	Vancouver	1884	159,692	883,300	2	(4)	100	%(6)
The Vancouver Sun	Vancouver	1886	178,672	817,800	1		100	%(6)
The Gazette	Montreal	1778	156,379	492,600	3	(5)	100%
Calgary Herald(1)	Calgary	1883	130,595	492,900	1		74%
Edmonton Journal(1)	Edmonton	1903	108,021	473,900	1		70%
Ottawa Citizen(1)	Ottawa	1845	120,440	434,500	1		77%
Times Colonist	Victoria	1884	62,709	202,000	1		100%
The Windsor Star	Windsor	1918	59,849	194,100	1		100%
The StarPhoenix	Saskatoon	1902	52,648	135,300	1		100%
Leader-Post	Regina	1883	46,894	111,100	1		100%
Daily National Newspaper
National Post	National	1997	158,250	1,044,700	2	(7)	N/A
Other Daily Newspapers
Nanaimo Daily News	Nanaimo	1874	6,209	N/A	1		100%
Alberni Valley Times	Port Alberni	1919	4,104	13,454	1		100%
Total (unduplicated)(8)			1,244,462	4,470,454

Notes:

(1)	As measured by average daily paid circulation among English-language newspapers as reported in Newspapers Canada 2010 Circulation Data Report, based on the ABC FAS-fax for the 6-month periods ending March 31, 2010 and September 30, 2010, subject to audit by the Audit Bureau of Circulations
(2)	Source: NADbank Inc. Weekly Readership of daily paid circulation newspapers by Resident Market, NADbank Inc. 2010 (based upon 6/7 day cumulative average of adults ages 18 and older), other than with respect to Post Alberni Valley Times, for which source is ComBase 2008/2009.
(3)	As measured by average daily paid circulation as reported in Newspapers Canada 2010 Circulation Data Report, based on the ABC FAS-fax for the 6-month periods ending March 31, 2010 and September 30, 2010, subject to audit by the Audit Bureau of Circulations.
(4)	Second to The Vancouver Sun, which is also operated by the Corporation.
(5)	Number one English-language paid daily newspaper; number three overall among paid daily newspapers.
(6)	Includes The Vancouver Sun and The Province.
(7)	Second to The Globe and Mail, the other Canadian national newspaper.
(8)	Combined total does not equal sum of individual papers due to duplication in the Vancouver market and duplication with the National Post in non-Toronto markets.

Non-daily newspapers

We publish 24 non-daily free newspapers distributed in various communities—12 covering the Lower Mainland of British Columbia, 7 on Vancouver Island and 5 covering the Windsor-Essex community in Ontario. Our non-daily newspapers are generally delivered to every household in the respective regions in which they operate, thereby providing advertisers with substantial coverage of these community markets.

Digital Media and Online Operations

We intend to grow our revenue by leveraging our industry leading print brands and strong customer relationships into our expanding digital media product offerings. The Corporation’s digital media and online operations include the canada.com network, websites for our daily and community newspapers, online classified websites, dose.ca (an entertainment-focused website), and FPinfomart.ca (a subscription-based media monitoring service). In addition, our digital media and online operations sell advertising on behalf of third party websites.

canada.com network

The canada.com network is a comprehensive 24/7 online news, entertainment and information network of websites which leverages our content, brands and customer relationships across the Corporation. The canada.com network is one of Canada’s leading online general news and information sources with a monthly average of 6.6 million unique visitors in fiscal 2010 (as compared to 5.6 million unique visitors for the same period in fiscal 2009), which integrates Canadian news and specialty content at the country’s most recognizable web address.

The canada.com network hosts the websites and electronic editions of the Corporation’s daily and community newspapers as well as other select newspapers and the youth-oriented entertainment website dose.ca. Being hosted on the canada.com network offers these properties a platform to extend their audience reach, market and promote key off-line activities, and build and reinforce relationships with respect to both advertisers and audiences.

Through the Corporation’s proprietary content, as well as technology partners and content providers, canada.com provides a number of personalized online tools, including internet search, deal-of-the-day coupons and other services. The canada.com network currently provides up-to-date international, national and local news coverage sourced from the Corporation’s newspapers, Postmedia News and third-party newswire services.

Digital media and online operations

As part of our effort to grow our digital media and online business, our newspapers’ newsrooms produce “today’s news today” in multiple formats specifically tailored for the applicable platform.

Through their expertise in exporting electronic press pages intended for print editions to web-friendly formats, the daily newspapers publish page-by-page digital editions, complete with stories, columns, photos and advertising. Digital editions are available without charge to print subscribers and as digital-only paid subscriptions. Revenue generated from digital editions was $1.0 million for the six months ended February 28, 2011 and $2.4 million in fiscal 2010. Readers of the digital editions are able to view page layouts, photos and advertisements exactly as they appear in the print edition of the newspaper. The experience is enhanced by a variety of digital features and tools, including search, aimed to ease navigation and add value.

Headlines, breaking news, analysis, commentary and selected stories from the daily newspaper editions are available to the public on the newspapers’ websites and on mobile devices. Our newspapers’ websites also serve as customer relationship tools, promoting subscriptions to the print editions, allowing for the purchase or renewal of newspaper subscriptions, permitting notification of vacation stops and reactivations, and processing of billing inquiries, all via the internet.

FPinfomart.ca

FPinfomart.ca is an electronic resource for Canadian news and business information and a one-stop resource for media monitoring, business intelligence and financial and corporate data. The service offers complete online media monitoring covering print, broadcast television and radio, social media, and newswires in a single integrated platform. Print sources include all of the Corporation’s publications plus other Canadian and international sources such as third party newspapers.

FPinfomart.ca is a subscription-based business-to-business service that provides a wide range of products to support cross-organizational research, media-monitoring, reputation/issue management and business intelligence. As of August 31, 2010, FPinfomart.ca had approximately 1,160 subscribers representing approximately 50,000 users. FPinfomart.ca also provides in-depth research on publicly traded and private companies, which covers approximately 5,850 domestic and international sources.

In addition to subscriptions, FPinfomart.ca also generates revenue through an electronic licensing and rights management service of the Corporation’s news content, corporate data and third party content via domestic and international third party channels used by businesses across North America.

Swarmjam.com

In December 2010, we launched SwarmJam.com, a collective buying site. Offering daily deals with 50% or better savings and catering to local businesses, consumers have access to products and services that are relevant, timely and valuable. These daily deals are promoted across the Corporation’s properties in print and online. Advertising on swarmjam.com is sold by both our national and local sales representatives as well as third party sales agents in specific markets.

Third-party and other websites

Pursuant to certain agreements, the Corporation sells online advertising and advertising production and placement services on third-party branded websites. Such websites attracted an average of 1.4 million unique visitors during fiscal 2010. These agreements extend the reach of the canada.com network and increase the Corporation’s advertising sales opportunities.

Other digital media agreements

The Corporation is party to various agreements under which it receives exclusive electronic rights to the content produced by certain newspapers in exchange for a royalty fee. For example, the Corporation has exclusive rights to the content produced by two daily newspapers in Western Canada in exchange for a royalty on revenues attributable to that content.

Although much of our content is proprietary, the Corporation is also party to various agreements under which it licenses content for its websites, including text, photos, videos, databases and interactive applications. The licensed content covers a broad range of topics, including sports, entertainment, automotive, recreation and travel from a variety of well-known content providers.

Operations

Regional organization and markets

Our operations are headquartered in Toronto, Ontario. Our head office sets business plans and operating and capital budgets and co-ordinates central purchasing and delivery of newsprint, ink and printing.

Our daily metropolitan newspapers, the National Post and the Flyer Force, are organized into two regional groups: Western and Eastern Canada. The publications within each group often share printing and mailroom facilities, distribution services and management resources.

Editorial

Editorial content is generated across our websites and publications and our infrastructure allows for sharing of our generated content among sites in an efficient and cost effective manner. Editorial policy is developed for each of the Corporation’s newspapers by an editorial board led by the newspaper’s editor-in-chief and publisher. Each editorial group ensures that each newspaper is responsive to national and local issues and meets the editorial needs of its readers. The Corporation’s newspapers focus on readers of various ages and demographics and aim to reflect the values and interests of their respective markets. Each of the Corporation’s newspapers has its own editorial staff that is responsible for producing local editorial content of the newspaper, supplemented by certain content which comes from Postmedia News, other wire services, and freelancers.

We own or have the rights to use the editorial content that is produced by our employees and freelancers, which allows for sharing of information and editorial content among our various publications. Further, since the Corporation’s newspapers operate across a broad geographic spectrum, reporters familiar with local issues can be assigned to cover events in a particular region. Management believes that sharing of editorial content and expertise allows the Corporation to achieve substantial operating efficiencies compared to other publishers which own a smaller number of publications.

The Corporation also provides various centralized editorial services, including Postmedia News and Postmedia Editorial Services, to its newspapers and third parties. Postmedia News, our news service, provides news, sports, entertainment, photography, financial and feature information and data to the Corporation’s newspapers and digital media and online properties, and a number of third party clients in Canada and the United States. Postmedia News currently draws editorial content from its own editorial team, including a group of news, feature and specialist writers and from journalists working throughout the Corporation’s newspaper and digital media and online operations. In addition, Postmedia News coordinates our news gathering and editorial content sharing across our operations, thereby eliminating duplication of editorial efforts, reducing the net cost of news gathering and enabling the coverage of a greater range of stories.

Postmedia Editorial Services, the Corporation’s editorial services division, provides centralized pagination services and standardized editorial content packages to all of the Corporation’s newspapers and external newspaper clients, reducing editorial content costs across our newspaper operations. External clients rely on Postmedia Editorial Services’ pagination products for sports and business updates, television listings, comics and puzzles, and paginated features content. Postmedia Editorial Services supports the Corporation’s 11 Canadian daily newspapers and in the fiscal year ended August 31, 2010, had 4 external newspaper clients in Canada and between 19 and 72 external newspaper clients in the United States due to seasonal fluctuations associated with professional sports seasons.

Sales and advertising

The following chart provides a breakdown of the Corporation’s fiscal 2010 total revenue and fiscal 2010 total advertising revenue.

The Corporation offers advertisers extensive audience reach through a combination of circulation and readership of its newspapers (including online editions), unique visitors to its websites and various mobile products.

Each of the Corporation’s newspapers has a dedicated sales force and classified advertising call center to generate local sales. The classified call center is in the process of being consolidated in Calgary. The remainder of the Corporation’s advertising sales are generated from national and multi-market retail accounts. National and multi-market retail sales for the Corporation are sold by Postmedia Integrated Advertising, or “PIA.” PIA operates through offices in Toronto, Montreal and Vancouver in addition to two contract representatives in the U.S. In fiscal 2010, the Corporation’s ten largest advertisers represented approximately 9% of the Corporation’s total consolidated revenue (13% of fiscal 2010 consolidated advertising revenue).

The Corporation’s local retail and classified advertising is sold on a publication-by-publication basis. Each of the Corporation’s newspapers has a locally-based sales team that sells display, commercial and third-party classified advertisement space, principally to local businesses and organizations. The majority of commercial classifieds relate to automotive, employment and real estate advertisements. In addition to commercial classified advertising, each newspaper also sells private party classifieds and online classified advertisement placement, which are primarily administered locally.

In addition, we have digital advertising sales specialists to develop digital advertising opportunities for our newspapers. As of the date of this prospectus, a significant portion of the Corporation’s local and national sales forces sell both newspaper and digital media and online advertising.

National advertising takes the form of advertisements primarily from large national companies. The sale of national advertisements is handled by PIA, which employs a dedicated sales team that services the Corporation’s group of newspapers and digital properties and provides individual newspapers with advertising sales representation, insertion order processing and invoice remittance. The largest segment of our total advertising revenues is our advertising that runs in the printed newspaper, often referred to as our “run-of-print” advertising revenue. In fiscal 2010, national advertisements accounted for approximately 36% of total run-of-print newspaper advertising revenue. No single customer is dominant and the renewal rate for all national customers is high. PIA also represents several third-party publishers and publications acting as their national advertising sales agent on a commissioned basis. In fiscal 2010, the Corporation generated approximately $1.3 million in commission revenue from representing third party print media organizations.

Circulation and distribution

The Corporation’s circulation revenue is generated from home delivery sales, single copy sales made through retailers and vending boxes, and corporate bulk sales. Newspapers are shipped from the Corporation’s printing plants to depot drop locations or single copy retail outlets by independent trucking companies in each market. Our newspaper distribution is carried out primarily by independent distributors and carriers along with other third party distributors that deliver newspapers to subscribers. These third party distribution networks enable the Corporation to operate via short-term contracts and reduce supplier concentration issues. Single copies are also sold through vending boxes and retail outlets in the relevant circulation areas.

The Corporation benefits from agreements with distributors providing for the delivery of newspapers from printing facilities to bulk locations, retailers, vending boxes and residential and corporate subscribers. Typically, a newspaper division is party to several distribution agreements, covering different stages of delivery and geographical areas.

For both the six months ended February 28, 2011 and fiscal 2010, approximately 79% of the Corporation’s circulation revenue was derived from home delivery subscriptions, 18% from single copy sales and the remaining 3% from corporate/bulk, Newspapers in Education and electronic sales. As of February 28, 2011, the Corporation had an average of 768,929 subscribers for home delivery, as compared to an average of 807,317 subscribers for home delivery as of August 31, 2010. Aggregate average daily paid circulation for the National Post and the Corporation’s daily metropolitan newspapers was approximately 1.3 million copies for both the six months ended February 28, 2011 and fiscal 2010. Total distribution costs, including cartage and carriers, for the Corporation were approximately $73 million for the six months ended February 28, 2011, or 18% of its consolidated operating costs.

The Corporation offers pre-authorized monthly payment programs to its subscribers. These automatic credit card and bank debit payment programs lower the cost of collection and enhance subscriber retention. Pre-authorized payments were used by approximately 70.8% of the Corporation’s subscribers during February, 2011.

In addition to distributing newspapers, we also offer three types of insert distribution services:

•	Paid subscriber base—distribution to existing newspaper subscribers;

•	Extended market coverage—distribution of flyers or other materials to non-subscriber households; and

•	Total market coverage—both subscriber and non-subscriber households for full coverage to specific areas.

These distribution options allow broader penetration of the Corporation’s markets, allowing advertisers to target specific demographic and geographic segments. In addition, Flyer Force, a distribution service for advertising flyers, distributes insert packages to non-subscribers in Calgary, Edmonton and Ottawa providing extended market coverage for their associated Postmedia newspapers (the Herald, the Journal and the Citizen).

Customer service

The Corporation has entered into outsourcing agreements with APAC Customer Services, Inc., or “APAC,” pursuant to which services provided by the Corporation’s call centre in Winnipeg, Canada (Reach Canada) have been transitioned to APAC. These services include answering and handling incoming customer calls and customer service inquiries online and complaints.

Newsprint

Newsprint is the principal raw material used in the production of our daily newspapers and other print publications. It is a commodity that is generally subject to considerable price volatility. Newsprint expenses fluctuate due to both changes in volume and changes in price. In fiscal 2010, newsprint expenses decreased 28% compared to fiscal 2009 and in fiscal 2009, newsprint expenses decreased 10% compared to fiscal 2008. The decrease in newsprint costs during fiscal 2010 was as a result of a decrease in newsprint consumption of 9% and a decrease in newsprint pricing of 21%. In fiscal 2009, there was a price increase of 13% which was offset by a newsprint consumption decrease of 21%. The reduction in newsprint consumption in both fiscal 2010 and fiscal 2009 was as a result of our efficient management of content, promotional space and issue size, as well as lower circulation and advertising volumes.

Our cost of newsprint is influenced by our strong supplier relationships, volume purchasing power, proximity to Canadian paper mills and regional supply arrangements that reduce transportation costs. The Corporation opportunistically enters into newsprint purchase agreements with varying terms of up to 12 months depending on external factors such as foreign export demand, North American mill capacity, operating rates and inventory. The cost of newsprint for our newspapers was 8% of our operating costs in fiscal 2010. We used approximately 118,000 metric tonnes of newsprint in fiscal 2010. Changes in newsprint prices can significantly affect our operating results. A $50 per tonne increase or decrease in the price of newsprint would be expected to affect our operating expenses by approximately $6 million on an annualized basis. See “Management’s Discussion and Analysis—Key factors affecting operating results.”

Seasonality

Our revenue has experienced, and is expected to continue to experience, significant seasonality principally due to seasonal advertising patterns and seasonal influences on people’s media consumption habits. Typically, our revenue is lowest during the fourth quarter of our fiscal year, which ends in August, and highest during the first quarter of our fiscal year, which ends in November, as a result of the increase in retail sales advertising. These seasonal variations may lead to increased borrowing needs at certain points within the year. As a result of these seasonal revenue patterns, we may use amounts available under the ABL Facility to mitigate the impact of short-term fluctuations in cash flow.

Employees

As of August 31, 2010, the Corporation employed 5,364 full time equivalent employees. Payroll and contractor costs, which represent the most significant of the Corporation’s operating expenses, represented 54.4% of its consolidated operating costs in Fiscal 2010.

The Corporation has a strong culture of cost management and implemented a range of cost reduction initiatives, including headcount reductions.

From August 2008 through to August 2010, Canwest LP, and subsequently Postmedia, reduced total headcount by 985 full time equivalent employees. Subsequent to the Acquisition, Postmedia Network Inc. has continued various initiatives to reduce headcount that were initiated by Canwest LP and has further reduced headcount through transformation projects and voluntary buyouts and involuntary terminations. As of March 31, 2011, the Corporation employed 4,675 full time equivalent employees.

Unions

Of the Corporation’s 4,675 full time equivalent employees as of March 31, 2011, approximately 43% are unionized. The unionized employees are employed under a total of 40 collective bargaining agreements. Negotiations are currently taking place with 20 bargaining units regarding expired agreements, covering the equivalent of approximately 1,260 full-time employees. Five more collective agreements are scheduled to expire in fiscal 2011 covering the equivalent of approximately 168 full-time employees, and the remainder will expire at various times through fiscal 2012 – 2014, with the exception of a small Montreal local of Compositors. In general, the Corporation’s collective bargaining agreements cover operations at individual locations, rather than multiple locations. Certain collective bargaining agreements include provisions that could impede restructuring efforts, including workforce reduction, centralization and outsourcing initiatives. For example, a majority of our collective agreements contain provisions restricting outsourcing, and under the Vancouver Sun collective agreement no regular employee may be involuntarily terminated during the life of the collective agreement as a result of outsourcing or the sale of all or part of the business even though the employees covered under this agreement may be under or unutilized at any such time. See “Risk Factors—Our operations could be adversely affected by labour disruptions, and labour agreements limit our ability to achieve operating efficiencies.”

Facilities

We operate from facilities located in each of our major markets, including our head office located at 1450 Don Mills Road, Toronto, Ontario. The facilities meet our current needs and we believe they are adequate to meet anticipated future demands. We own most of the facilities at which we conduct our business and lease the remainder. The following table provides certain information with respect to our largest facilities, both owned and leased.

Location of facilities	Office or production	Area (sq. ft.)	Leased or owned
Victoria, BC	Combined facilities	105,067	Owned
Nanaimo, BC	Combined facilities	29,148	Owned
Vancouver, BC	Office	103,821	Leased
Surrey, BC	Production	208,047	Owned
Edmonton, AB	Production Office	129,483 187,000	Leased Owned
Calgary, AB	Combined facilities	383,000	Owned
Regina, SK	Combined facilities	103,946	Owned
Saskatoon, SK	Combined facilities	110,000	Owned
Winnipeg, MB	Office	72,378	Leased
Windsor, ON	Office Production	65,000 60,000	Owned Owned
Toronto, ON	Office	147,156	Owned
Ottawa, ON	Combined facilities	190,000	Owned
Montreal, QC	Office Production	69,180 165,000	Leased Owned

Printing

Other than with regard to the National Post in certain markets and certain of our community publications, the Corporation owns all of the manufacturing equipment for its newspapers and other publications, including printing presses and mailroom inserting equipment. The National Post is printed by different printers (owned or third party) across the country.

In some markets, in order to improve the operating efficiency of its printing presses, the Corporation also uses its printing press capacity to print advertising inserts, flyers and other third-party publications.

Our College Printers plant, which printed The Globe and Mail, was shut down on September 30, 2010 when our contract to print The Globe and Mail expired. We have outsourced the printing done at the College Printers plant to a commercial plant because it was not economically viable to continue operating the plant. Revenue associated with our contract to print The Globe and Mail at the College Printers plant was approximately $12.6 million in fiscal 2010.

Outsourcing

As part of our ongoing focus on cost containment, we are implementing various outsourcing initiatives. In fiscal 2009 Canwest LP began the outsourcing of advertising production at its daily newspapers to lower cost suppliers in the Philippines and India. The roll out of this initiative is ongoing and is expected to be completed in fiscal 2011. We have recently outsourced certain call centre operations to the Dominican Republic. The National Post is printed by various third parties in all other regions in Canada where the National Post is distributed.

Capital Expenditures Requirements

In recent years, Canwest LP invested more heavily in information technology projects. The largest of these projects is the implementation of an enterprise-wide editorial content management system, which is expected to yield significant cost and strategic benefits. Capital expenditures related to this project from September 1, 2006 to February 28, 2011 totalled $24.1 million. From September 1, 2008 to February 28, 2011 approximately $2.9 million was invested in technology related to the consolidation of classified advertising call centres into a national centre in Calgary. In fiscal 2009, $5.1 million was also invested by Canwest LP to reduce newspaper width resulting in lower newsprint consumption at most of its daily newspapers. We continue to invest in our digital media and online operations.

Beyond the current fiscal year, we currently anticipate annual capital expenditures to be slightly higher than our historic expenditure levels based upon continued higher investment levels in our digital media and online business and the ongoing replacement of out-dated business systems.

Intellectual Property

We use a number of trademarks, service marks and trade names to identify our products and services. Many of these trademarks are registered by us in the appropriate jurisdictions. In addition, we have legal rights in the unregistered marks arising from their use. We have taken affirmative legal steps to protect our trademarks, and we believe our trademarks are adequately protected.

The content of our newspapers and websites is protected by copyright. We own copyrights in each of our publications as a whole and in all individual content items created by our employees in the course of their employment, subject to limited exceptions. We have entered into licensing agreements with wire services, freelancers and other content suppliers on terms that we believe are sufficient to meet the needs of our publishing operations. We believe that we have taken appropriate and reasonable measures to secure, protect and maintain our rights or obtain agreements from licensees to secure, protect and maintain copyright protection of content produced or distributed by us.

We have registered a number of domain names, many of which constitute trademarks, service marks and trade names used in our business, under which we operate websites associated with our publishing and online operations. As every Internet domain name is unique, our domain names cannot be registered by other entities as long as our registrations are valid.

Our intellectual property constitutes a significant part of the value of our company. We rely on the trademark, copyright, internet/domain name, trade secret and other laws of Canada and other countries, as well as nondisclosure and confidentiality agreements, to protect our intellectual property rights. However, we may be unable to prevent third parties from using our intellectual property without our authorization, breaching any nondisclosure agreements with us, acquiring and maintaining domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights, or independently developing intellectual property that is similar to ours, particularly in those countries that do not protect our proprietary rights as fully as in Canada.

Third parties may challenge the validity or scope of our intellectual property rights from time to time, and such challenges could result in the limitation or loss of intellectual property rights. Irrespective of their validity, such claims may result in substantial costs and diversion of resources, which could have an adverse effect on our operations.

Environmental, Health and Safety Protection

Our operations are subject to a variety of laws and regulations concerning, among other things, emissions to the air, water and land, sewer discharges, handling, storage and disposal of, or exposure to, hazardous substances and wastes, recycling, remediation of contaminated sites or otherwise relating to protection of the environment and employee health and safety. We use and store hazardous substances such as inks and solvents in conjunction with our operations at our printing facilities. Such hazardous substances have in the past been stored in underground storage tanks at some of our properties. Some of our printing and other facilities are located in areas with a history of long-term industrial use, and may be impacted by past activities onsite or by contamination emanating from nearby industrial sites. In the past, we have had contamination resulting from leaks and spills at some of our locations. We have incurred and will continue to incur costs to comply with environmental, health and safety requirements, and we have incurred costs to clean up spills and releases of hazardous substances; but, to date, such costs have not been material. See “Risk factors—We are subject to environmental, health and safety laws and regulations, which could subject us to liabilities, increase our costs or restrict our business or operations in the future.”

Legal Proceedings

The Corporation is involved in various legal claims arising in the ordinary course of its newspaper and digital media and online businesses. The majority of these claims are brought pursuant to defamation legislation in the province of publication. The Corporation maintains a multi-media liability insurance policy in respect of defamation claims at the same limits and on the same terms and conditions as in the past. Subject to the terms and conditions of that policy, and the insurer’s coverage position in respect of individual claims, the resolution of these matters is not expected to have a material adverse effect on the Corporation’s consolidated financial position, results of operations or cash flows.

The Typographers Claim

In 1996, eleven typographers employed by The Gazette (the “Typographers”) and their union, the Communications, Energy and Paperworkers’ Union of Canada, Local 145 (the “CEP”), commenced litigation against The Gazette in Quebec, seeking damages for alleged lost salaries and benefits relating to a lockout of the Typographers. Based on claims filed against CPI during its CCAA proceedings, nine Typographers represented by the CEP are claiming $500,000 each and two independently represented Typographers are claiming $6,599,074 and $6,413,714 respectively. In January 2011, the Ontario Superior Court of Justice determined that the claims the five retired Typographers were properly compromised within the CCAA proceedings while six of the eleven Typographers (the “Assumed Typographers”), including the independently represented Typographers, were assumed by Postmedia when Postmedia acquired the assets and business of CPI. The Court further determined that the claims of the other five Typographers were not assumed by Postmedia and are to be addressed in the CCAA proceedings relating to CPI. The litigation relating to the Assumed Typographers’ claims remains unresolved and the issue of quantum of damages due, if any, remains outstanding. Postmedia takes the position that no amounts are owing to the Assumed Typographers in respect of their claims and intends to defend this position.

The CEP Application

On May 25, 2011 Postmedia was made aware of an application brought by CEP on April 20, 2011 against the Minister of Heritage under the Federal Courts Act seeking an order to quash his decision not to conduct a review of the Acquisition under the Investment Canada Act and seeking an order for such a review to be conducted by the Minister of Heritage. In the alternative, the CEP Application seeks an order directing the Minister of Heritage to reconsider his decision not to review the Acquisition, together with directions for the reconsideration.

On February 24, 2011, the CEP wrote to the Minister of Heritage and asked that he undertake a review of the Acquisition and make a determination under the Investment Canada Act that Postmedia is controlled by its non-Canadian shareholders and creditors. On March 22, 2011, the Minister of Heritage responded to CEP’s request by setting out the scope of the Investment Canada Act and how it is applied and stated that Canadian businesses with non-controlling foreign partners are not subject to the Investment Canada Act. CEP alleges that the Minister of Heritage made a decision under the Investment Canada Act not to review the Acquisition on March 22, 2011 by way of such letter and seeks judicial review of such decision. In response to a production request contained in the CEP Application, the Canadian Department of Justice wrote to the court with a copy to counsel for CEP on May 10, 2011 stating that the Minister of Heritage did not make such a decision and thus there is no material to be provided. No other response has been filed by the Minister of Heritage as of this date. Pursuant to applicable rules of procedure, a hearing on the merits of the CEP Application is not expected before September 15, 2011.

Postmedia is of the view that it is a Canadian controlled entity for purposes of the Investment Canada Act and, as such, Postmedia is not subject to the Investment Canada Act.

CEP further alleges that newspapers owned by Postmedia do not meet the definition of “Canadian newspapers” for purposes of the Tax Act, but for a grace period that runs until the end of July 31, 2011 and that it is unlikely that Postmedia will be able to meet that requirement by the end of that grace period. However, Postmedia believes that, upon the listing of the Shares on the Toronto Stock Exchange, its newspapers will meet the definition of “Canadian newspapers” for purposes of the Tax Act. Postmedia intends to defend its interests in these proceedings, although no assurance is given as to the outcome. See “The Business—Regulation”

Regulation

The publication of newspapers in Canada is not directly regulated by federal or provincial laws. There are, however, indirect restrictions on the foreign ownership of Canadian newspapers by virtue of certain provisions of the Tax Act. The Tax Act limits the deductibility by Canadian taxpayers of expenditures for advertisements in issues of newspapers other than, except in limited circumstances, “Canadian issues” of “Canadian newspapers.”

In order to qualify as a “Canadian issue,” the issue generally must have its type set in Canada, be edited in Canada by individuals resident in Canada for purposes of the Tax Act and be printed and published in Canada.

The test of whether a newspaper is a “Canadian newspaper” depends on the jurisdiction, governance, factual control and share ownership of the corporation which directly publishes the newspaper. Our newspapers are directly published by Postmedia Network Inc. In order to satisfy the requirements of a “Canadian newspaper” (subject to a statutory 12 month grace period), Postmedia Network Inc. must satisfy the following: (i) the corporation must be incorporated under the laws of Canada or a province thereof, (ii) the chairperson or other presiding officer and at least 75% of the directors or other similar officers of the corporation must be Canadian citizens, and (iii) the corporation must not be controlled, in fact, directly or indirectly, by citizens or subjects of a country other than Canada.

In addition, under the share ownership requirements, at least 75% of the voting shares of Postmedia Network Inc. and shares having a fair market value in total of at least 75% of the fair market value of all issued shares of the corporation, must be beneficially owned, directly or indirectly through holding corporations or partnerships, by either (i) Canadian citizens or (ii) one or more Qualifying Public Corporations incorporated in Canada each of which is a public corporation a class or classes of shares of which are listed on a designated stock exchange in Canada (which includes the Toronto Stock Exchange) other than a public corporation controlled by citizens or subjects of a country other than Canada. Postmedia Network Inc. is a directly, wholly-owned subsidiary of the Corporation; accordingly, either (i) shares representing at least 75% of the votes and value of all Shares of the Corporation must be owned, directly or indirectly, by Canadian citizens or Qualifying Public Corporations, or (ii) the Corporation must itself be a Qualifying Public Corporation.

Prior to the Acquisition, issues of our newspapers qualified as “Canadian issues” of “Canadian newspapers” (or otherwise fell outside of the limitation on deductibility of advertising expenses) and as a result advertisers had the right to deduct their advertising expenditures for Canadian tax purposes. However, until such time as (i) Shares representing at least 75% of the votes and value of all Shares of the Corporation are owned, directly or indirectly, by Canadian citizens or Qualifying Public Corporations, or (ii) the Corporation is itself a Qualifying Public Corporation, our newspapers will no longer qualify as “Canadian newspapers” (subject to a statutory 12 month grace period). Accordingly, if the Corporation does not satisfy the requirements of a Qualifying Public Corporation (meaning a class or classes of its shares are listed on the Toronto Stock Exchange or other designated stock exchange in Canada and it is not controlled by citizens or subjects of a country other than Canada) by the end of the 12th month following the month in which the Acquisition occurred (being July 31, 2011), our newspapers will likely cease to be “Canadian newspapers” for purposes of the Tax Act at that time, and advertisers in our newspapers will cease to be able, under the Tax Act, to deduct their outlays or expenses associated with advertising in our newspapers. See “Risk Factors—Failure to comply with “Canadian newspaper” status would materially affect our financial results and our business prospects.” The Toronto Stock Exchange has conditionally approved the listing of the Shares. Listing is subject to the Corporation fulfilling all of the requirements of the Toronto Stock Exchange on or before August 17, 2011. Upon the listing of the Shares, the Corporation will be a Qualifying Public Corporation and our newspapers will qualify as “Canadian newspapers.”

SIGNIFICANT ACQUISITION

Pursuant to the Asset Purchase Agreement, in connection with the implementation of the Plan, Postmedia Network Inc. a wholly-owned subsidiary of the Corporation, purchased substantially all of the assets, including the shares of National Post Inc., and assumed certain liabilities of Canwest LP for $1.047 billion. The Acquisition Consideration consisted of cash consideration of $927.8 million and non-cash consideration, through the issuance of equity of $120.1 million. To satisfy the cash portion of the purchase price and to fund certain transaction costs under the Asset Purchase Agreement and the Plan, we raised an aggregate of $954.4 million of financing, consisting of the Term Loan Facility, the offering of notes and the Funding Commitment (each as defined herein).

The Acquisition closed, and the Plan was implemented, on July 13, 2010 and, at such time, title to and in all of the assets were transferred to Postmedia Network Inc., free and clear of encumbrances (other than certain permitted encumbrances) pursuant to a vesting order of the Court issued on June 18, 2010 and an assignment and assumption agreement dated as of July 13, 2010 between certain of the LP Entities and Postmedia Network Inc.

For a discussion of the Plan and the CCAA proceedings related to the LP Entities, see note 3 to the Canwest LP financial statements for the periods ended May 31, 2010 and July 12, 2010 and the years ended August 31, 2009 and August 31, 2008. For a description of the financing of the Acquisition, see “Description of Certain Other Indebtedness.”

Consideration

To satisfy the cash portion of the purchase price and to fund certain transaction costs under the Asset Purchase Agreement and the Plan, the Corporation and Postmedia Network Inc. raised an aggregate of approximately $954.4 million of financing, consisting of the Term Loan Facility, the offering of notes and the Funding Commitment. The net proceeds from the financing were used to consummate the Acquisition.

($ in millions) Sources of Funds		Uses
Term Loan Facility(1)	$420.1	Cash portion of the acquisition consideration(5)	$927.8
Notes(2)	284.3	Payment of fees and expenses(6)	76.0
Capital Contribution(3)	250.0
Cash acquired(4)	49.4

Total Sources	$1,003.8	Total Uses	$1,003.8

Notes:

(1)	Represents $110 million of the Canadian Tranche under the Term Loan Facility and the equivalent of US$300 million of the US Tranche under the Term Loan Facility, based on the closing rate as announced by the Bank of Canada as of July 13, 2010.
(2)	Reflects the equivalent of US$275 million aggregate principal amount of the notes, based on the closing rate as announced by the Bank of Canada as of July 13, 2010.
(3)	Represents the Funding Commitment of $250 million made by members of the Ad Hoc Committee or their assignees to the Corporation and contributed to the Corporation to Postmedia Network Inc.
(4)	Represents cash acquired by Postmedia Network Inc. at the closing of the Acquisition that was used to fund a portion of the acquisition consideration.
(5)	Pursuant to the Plan, the cash portion of the Acquisition consideration was used to: (a) repay the Senior Lenders’ Claims under the Secured Credit Facilities, (b) repay claims of the lenders and administrative agent under the DIP Facility and (c) pay creditors holding affected claims who were entitled to receive distributions under the Plan and who elected or were deemed to have elected to receive cash in settlement of their claims against the LP Entities (up to a maximum of $1,000 per claim).
(6)	Reflects fees, expenses, discounts and other costs associated with the Transaction.

Capital Contribution

Pursuant to an amended funding commitment letter received by the Corporation and Postmedia Network Inc. (the “Funding Commitment”) and a subscription agreement dated July 2, 2010, on the Acquisition Date, members of the ad hoc committee of senior subordinated noteholders and lenders of Canwest LP (such committee, the “Ad Hoc Committee”) or their assignees purchased 27 million Shares of the Corporation for an aggregate of $250 million, which represented at such time approximately 67.5% of the Shares of the Corporation. The proceeds from the sale of the Shares to the members of the Ad Hoc Committee or their assignees pursuant to the Funding Commitment and the Subscription Agreement were contributed by the Corporation to Postmedia Network Inc. as a capital contribution and Postmedia Network Inc. used such capital contribution as part of the consideration for the Acquisition.

Credit Facilities

In connection with the Acquisition on July 13, 2010, we entered into a senior secured term loan credit facility and a four-year senior secured asset-based revolving credit facility. For more details regarding these facilities, see the section of this prospectus entitled “Description of Certain Other Indebtedness.”

Foreign Currency Interest Rate Swap Arrangements

Following the completion of the Acquisition, Postmedia Network Inc. entered into foreign currency interest rate swap arrangements to hedge foreign exchange risk related to the notes and the US Tranche of the Term Loan Facility.

On July 13, 2010, a foreign currency interest rate swap of US$225.0 million was entered into to hedge the foreign currency risk associated with the US Tranche. This swap fixes the principal payments on a notional amount of US$225.0 million, which reduces with principal payments on the debt, at a fixed currency exchange rate of US$1:1.035 until July 2014, and converts the interest rate on the notional Canadian principal amount to bankers acceptance rates plus 9.25%. We have not designated this swap as a hedge and as a result will not use hedge accounting. We are still exposed to foreign exchange risk on the unswapped portion of the US Tranche which amounted to US$44.5 million as at February 28, 2011.

On July 13, 2010, we entered into a foreign currency interest rate swap on a notional amount of US$275 million to hedge the foreign currency risk associated with the notes. This arrangement has a fixed currency exchange rate of US$1:$1.035, a fixed interest rate of 14.53%, terminates on July 15, 2014, and includes a final exchange of the principal amount on that date. We have designated this hedging arrangement as a cash flow hedge.

On April 4, 2011, we amended our hedge associated with the US Tranche so that it refers to the new Tranche C loans made in connection with the First Amendment.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and municipalities of residence of those individuals who are directors and executive officers of the Corporation, their current positions or offices with the Corporation, the date when they first became a director and/or executive officer of the Corporation, the number of Shares, Options, DSUs and RSUs beneficially owned, directly or indirectly, or under their direction or control as of June 2, 2011 and their principal occupations during the past five years:

Name and Municipality of Residence	Position with the Corporation	Number of Shares beneficially owned, directly or indirectly	Number of Options,(13) DSUs and RSUs beneficially owned, directly or indirectly	Percentage of Shares Owned in Respect of Particular Class(12)	Director or Executive Officer Since	Principal Occupation if Different from Position Held
Paul Godfrey Toronto, Ontario	Director, President and Chief Executive Officer	108,000 Voting Shares(8) plus 200,000 Voting Shares that underlie the Options and RSUs that have vested to date.	400,000 Options 600,000 tandem Options / RSUs(1)(10)	6.21%	April 26, 2010 (Director, Chief Executive Officer) July 12, 2010 (President)

Ronald W. Osborne(6) Toronto, Ontario	Director and Chair	—	68,528 DSUs(11)		June 17, 2010	Chairman - Sun Life Financial Inc.

Charlotte Burke(2)(5)(6) Toronto, Ontario	Director	—	35,533 DSUs(11)		September 20, 2010	President, Asurion Canada

Hugh F. Dow(3)(5)(6) Toronto, Ontario	Director	—	35,533 DSUs(11)		January 6, 2011	Corporate Director and Public Policy Advisor

David Emerson(2)(4)(6) Vancouver, British Columbia	Director	—	35,533 DSUs(11)		July 12, 2010	Corporate Director and Public Policy Advisor

John Paton(3)(5) New York, United States	Director	—	132,995 DSUs(11)		June 17, 2010	Chief Executive Officer, Journal Register Company

Graham Savage(2)(3)(6) Toronto, Ontario	Director	—	45,685 DSUs(11)		July 12, 2010	Corporate Director

Steven Shapiro(4)(7) New York, United States	Director	—	37,944 DSUs(11)		July 12, 2010	Founding Partner and Portfolio Manager, GoldenTree Asset Management LP

Peter Sharpe(3)(4)(6) Toronto, Ontario	Director	—	44,701 DSUs(11)		June 17, 2010	Corporate Director

Name and Municipality of Residence	Position with the Corporation	Number of Shares beneficially owned, directly or indirectly	Number of Options,(13) DSUs and RSUs beneficially owned, directly or indirectly	Percentage of Shares Owned in Respect of Particular Class(12)	Director or Executive Officer Since	Principal Occupation if Different from Position Held
Robert Steacy(2)(3)(6) Toronto, Ontario	Director	—	45,685 DSUs(11)		July 14, 2010	Corporate Director

Douglas Lamb Toronto, Ontario	Executive Vice President and Chief Financial Officer	21,600 Voting Shares plus 40,000 Voting Shares that underlie the Options that have vested to date	200,000 Options	1.28%	July 12, 2010

Kirk Allen Toronto, Ontario	Executive Vice President, Integrated Advertising	10,800 Voting Shares plus 40,000 Voting Shares that underlie the Options that have vested to date	200,000 Options	1.06%	July 13, 2010	—

Kevin Bent Vancouver, British Columbia	President and Publisher, Pacific Newspaper Group and Executive Vice President, Western Canada	21,600 Voting Shares plus 40,000 Voting Shares that underlie the Options that have vested to date	200,000 Options	1.28%	July 13, 2010	—

Alvin Brouwer Toronto, Ontario	President, Business Ventures	2,700 Voting Shares	—	*	September 7, 2010	—

Ed Brouwer Toronto, Ontario	Chief Information Officer	10,800 Voting Shares	—	*	July 13, 2010	—

Gordon Fisher Toronto, Ontario	President, National Post and Executive Vice President Eastern Canada	4,516 Voting Shares plus 40,000 Voting Shares that underlie the Options that have vested to date. 70,453 Variable Voting Shares(9)	200,000 Options	*	July 13, 2010	—

Michelle Hall Toronto, Ontario	Senior Vice President, People	2,700 Voting Shares	—	*	July 13, 2010	—

Name and Municipality of Residence	Position with the Corporation	Number of Shares beneficially owned, directly or indirectly	Number of Options,(13) DSUs and RSUs beneficially owned, directly or indirectly	Percentage of Shares Owned in Respect of Particular Class(12)	Director or Executive Officer Since	Principal Occupation if Different from Position Held
Malcolm Kirk Toronto, Ontario	Executive Vice President, Digital Media	21,600 Variable Voting Shares plus 40,000 Variable Voting Shares that underlie the Options that have vested to date	200,000 Options	*	July 13, 2010	—

Wayne Parrish Toronto, Ontario	Chief Transformation Officer	21,600 Voting Shares	—	*	July 19, 2010	—

Steven Pasternak Toronto, Ontario	Senior Vice President and General Counsel	5,400 Voting Shares	—	*	July 12, 2010	—

Gillian Akai Toronto, Ontario	Vice President, Legal Affairs and Secretary	-	—	—	July 12, 2010	—

*	denotes a percentage of share ownership less than 1.00%.

Notes:

(1)	Mr. Godfrey received a grant of 600,000 tandem Options/RSUs. These tandem Options/RSUs were granted concurrently and, upon the exercise of any or all of such Options, the corresponding number of RSUs will be automatically forfeited by Mr. Godfrey for no consideration and, upon the exercise of any or all of such RSUs, the corresponding number of Options will be automatically forfeited by Mr. Godfrey for no consideration. 120,000 of the tandem Options/RSUs vested on July 13, 2010. The Options and RSUs will vest, as to 20% of the Shares subject to each award immediately upon grant and, as to the balance of the Shares subject to each award, equally on each of the first four anniversaries of the effective date of his employment agreement. See “Statement of Executive Compensation—Employment Agreements—Chief Executive Officer.”
(2)	Members of the Audit Committee.
(3)	Members of the Compensation and Pension Committee.
(4)	Members of the Corporate Governance and Nominating Committee.
(5)	Members of the Digital Oversight Committee.
(6)	Independent member of the Board.
(7)	Mr. Shapiro is a founding partner and portfolio manager at GoldenTree, and is a member of its Executive Committee. Certain investment funds for which GoldenTree serves as investment advisor beneficially own or exercise control and direction over 11,282,378 Variable Voting Shares of the Corporation.
(8)	These Voting Shares are held by the Paul and Gina Godfrey Sons Family Trust, of which Mr. Godfrey is a trustee.
(9)	54,000 of these Variable Voting Shares that are held by the Gordon Fisher Family Trust, of which Mr. Fisher is a trustee.
(10)	600,000 Voting Shares and Variable Voting Shares, in the aggregate, are reserved for issuance under the RSU Plan and there are no exercise prices or expiration dates for RSUs issued under the RSU Plan.

(11)	50% of the annual fees paid to directors are paid are in the form of DSUs. For any director who was appointed prior to, or within 90 days following July 13, 2010, as well as Hugh F. Dow, the first three years of DSUs, representing 50% of the annual fees, were granted as of July 13, 2010 and will vest in three equal installments over three years in advance of each such year. In anticipation of the extensive work that was performed by the directors described above in Postmedia’s first fiscal year, these directors have received one year’s additional remuneration in the form of DSUs, which will vest in three equal installments over three years, in advance of each such year, and be subject to a performance threshold based on Postmedia achieving a specified EBITDA threshold. See “Statement of Executive Compensation—Compensation of Directors of Postmedia—Director Compensation—Annual Fees.” In addition, to the extent a director has elected to receive in excess of 50% of his or her annual fees in the form of DSUs, such excess DSUs vested on the date of grant.
(12)	The total number of outstanding Shares used to calculate this percentage includes those Shares underlying the Options and RSUs granted to the individual that have vested as of June 2, 2011.
(13)	The class of Shares in which a particular Option is exercisable is determined based on the citizenship of the holder of the Option, with holders that are Non-Canadian receiving a Variable Voting Share upon the exercise of their Option and holders that are not Non-Canadian receiving a Voting Share upon the exercise of their Option.

As a group, the directors and executive officers of the Corporation as of June 2, 2011, beneficially own or exercise control or direction, directly or indirectly, over 209,716 Voting Shares (representing 4.41% of the total Voting Shares issued and outstanding) and 92,053 Variable Voting Shares (representing 0.26% of the total Variable Voting Shares issued and outstanding).

In order to ensure stability and consistency following the CCAA process and related transactions, including the Acquisition, each director has been elected for an initial term ending on the date of the second annual general shareholders meeting following the date of this prospectus or until the election of his or her successor, unless he or she resigns or his or her office becomes vacant by reason of his or her death, removal or other cause.

Nominating Agreement

On July 13, 2010 the Corporation entered into a nominating agreement with GoldenTree, a principal shareholder of the Corporation. Pursuant to this agreement, for so long as GoldenTree (or certain investment funds for which GoldenTree serves as investment adviser) beneficially owns or exercises control or direction over a minimum of 10% of the outstanding Shares of the Corporation, GoldenTree has the right to select one individual, who shall be presented to the shareholders of the Corporation as part of management’s proposed list of nominees to serve as a director on the Board of the Corporation at any shareholder meeting at which directors of the Corporation are being elected. The initial nominee of GoldenTree on the Board is Mr. Steven Shapiro. Upon termination of the agreement the then current nominee of GoldenTree shall fulfill his or her term as member of the Board and GoldenTree shall cease to have any nomination rights on a going forward basis.

Consulting Agreements

John Paton, a director of Postmedia, is a party to a consulting agreement with Postmedia pursuant to which he assists with the implementation of Postmedia’s Digital First strategy. For a description of the compensation received by Mr. Paton in respect of such consulting services, see “Statement of Executive Compensation – Compensation of Directors of Postmedia— Director Compensation— Annual fees.”

A company controlled by Wayne Parrish is a party to a consulting agreement with Postmedia pursuant to which Mr. Parrish has been appointed as Chief Transformation Officer of Postmedia. For such consulting services, the company controlled by Mr. Parrish receives a monthly fee of approximately $25,000 and is eligible for an annual performance bonus.

Biographies

The following are brief profiles of our directors and executive officers, including a description of each individual’s principal occupation within the past five years.

Paul Godfrey (Director)

Mr. Godfrey is also the President and Chief Executive Officer of Postmedia Network Inc. Prior to this he served as President and Chief Executive Officer of National Post Inc., President and Chief Executive Officer of the Toronto Blue Jays Baseball Club, and spent 16 years with Sun Media Corporation, eventually taking the role of President and Chief Executive Officer. Mr. Godfrey has a proud record of public service including a record four terms (11 years) as the Chairman of the Municipality of Metropolitan Toronto. He is the Chair of the Ontario Lottery and Gaming Corporation, Chairman of the board of RioCan Real Estate Investment Trust and currently serves on various other boards including, Astral Media Inc, Mobilicity (formerly known as Data & Audio Visual Enterprises Mobility), Cargojet Income Fund and serves as Vice Chair of Baycrest Centre for Geriatric Care. Mr. Godfrey has a Bachelor of Applied Science in Chemical Engineering from the University of Toronto.

Ronald W. Osborne (Director and Chair)

Mr. Osborne is also Chairman of the board of Sun Life Financial Inc. and Sun Life Assurance Company of Canada. Prior to this he was President and Chief Executive Officer of Ontario Power Generation Inc., an executive with the BCE group of companies, and held various positions at Maclean Hunter, including President and Chief Executive Officer. Mr. Osborne is a member of a number of corporate and community boards, including Holcim (Canada) Inc., RioCan Real Estate Investment Trust, Tim Horton’s, Canada Media Fund and the Corporation of Massey Hall and Roy Thompson Hall. Mr. Osborne graduated from the University of Cambridge (England) with a degree in Modern and Medieval Languages, and is also a Chartered Accountant.

Charlotte Burke (Director)

Ms. Burke is the President of Asurion Canada, a global leader in technology protection services and extended warranty services for the mobile and consumer electronics industry. Prior to this she was the Senior Vice President and head of Bell Canada’s Consumer Internet Business Unit and Vice President of Business Development and Marketing for Bell Mobility. She has also held senior positions in Sony Canada’s Computer Division and at Compaq Canada. Ms. Burke currently sits on numerous boards of directors and advisory councils, including the Ontario Lottery and Gaming Corporation, Acadia University and the MaRS Ontario Innovation Center. Ms. Burke holds a Master of Business Administration from Harvard Business School and a Bachelor of Business Administration in Accounting from Acadia University.

Hugh F. Dow (Director)

Mr. Dow is recently retired as Chairman of Mediabrands Canada. Prior to this Mr. Dow held global responsibilities with Universal McCann, the global media network of which M2 Universal is the Canadian arm. Mr. Dow has also held many key industry positions including Vice Chairman of BBM Bureau of Measurement, Director and Chairman of Canadian Media Directors’ Council, Chairman of PMB Print Measurement Bureau, Chairman and Director of ABC Audit Bureau of Circulation, and Chairman of Media Medical Audience Committee.

David Emerson (Director)

Mr. Emerson P.C. is a Corporate Director, Public Policy Advisor and serves as a senior advisor to CAI Capital Management Co., a private equity fund. Nationally, he has held senior positions with the Government of Canada that included Minister of Foreign Affairs, Minister of International Trade with responsibility for the Asia

Pacific Gateway initiative and the 2010 Vancouver Olympics, and Minister of Industry. In British Columbia, Mr. Emerson was the Province’s Deputy Minister of Finance, Secretary to Treasury Board and Deputy Minister to the Premier, Secretary to Cabinet. He has also served in leadership roles in the private sector, including President and CEO of Canfor Corporation, President and CEO of the Vancouver International Airport Authority, and Chairman and CEO of Canadian Western Bank. Mr. Emerson currently serves on the Board of Directors of Finning International Inc., Stantec Inc., TimberWest Forest Corporation, Chorus Aviation Inc., Conair Group Inc., and D-Wave Systems Inc. In addition, Mr. Emerson is Chair, Alberta Premier’s Economic Strategy Council; Chair, Energy Policy Institute of Canada; Co-Chair, Prime Minister’s Advisory Committee on the Public Service, and a member of China Investment Corporation International Advisory Council. Mr. Emerson holds a Bachelor and Masters Degree in Economics from the University of Alberta and Doctorate in Economics from Queen’s University.

John Paton (Director)

Mr. Paton is currently the Chief Executive Officer of the Journal Register Company in the United States which publishes more than 300 print and online products. Previously, Mr. Paton was with impreMedia LLC, a media company that he co-founded in 2003, where he served as Chairman, Chief Executive Officer and President. Prior to joining impreMedia, Mr. Paton was the Chief Executive Officer of Canoe Inc. Mr. Paton was also Vice President of Sun Media Corporation and is the former Publisher and Chief Executive Officer of the London Free Press and the Ottawa Sun. Mr. Paton currently serves on the Board of Directors of the Newspaper Association of America and is a member of the International Board of Directors of the International News Marketing Association. Mr. Paton is a graduate of Ryerson University’s journalism program and has successfully completed the Finance for Senior Executives program at the Harvard University Graduate School of Business Administration. In 2006 his alma mater Ryerson University honored him with their Alumni of Distinction Award.

Graham Savage (Director)

Mr. Savage is recently retired as Chairman and Founding Partner of Callisto Capital, a merchant banking firm. Prior to that, Mr. Savage spent 21 years as a senior officer at Rogers Communications Inc. He is currently a director of Canadian Tire Corp., Canadian Tire Bank, Cott Corporation, Whistler Blackcomb Holdings Inc., and previously served as a director of Rogers Communications Inc., Sun Media Corp., Royal Group Technologies Ltd., Hollinger International Inc., and The Daily Telegraph(UK) among others. Mr. Savage is a graduate of Queen’s University, holding a post-graduate degree in Business Administration.

Steven Shapiro (Director)

Mr. Shapiro is a founding partner and portfolio manager at GoldenTree Asset Management, and is a member of its Executive Committee. He is responsible for the firm’s investments in media and communications as well its investments in distressed assets. Prior to joining GoldenTree, Mr. Shapiro was a Managing Director in the High Yield Group at CIBC World Markets, where he headed Media and Telecommunications Research. He is a member of the boards of various corporate and not-for-profit entities, including Source Home Entertainment, Inc., the holding company of Source Interlink; Southern Community Newspapers, Inc.; James Cable, LLC; and RDA Holdings, the parent company of The Readers’ Digest Association. Mr. Shapiro practiced as a bankruptcy attorney and is a graduate of The University of Pennsylvania Law School.

Peter Sharpe (Director)

Mr. Sharpe is recently retired as President and CEO of Cadillac Fairview Corporation, having served with the company for over 25 years. Prior to this he was Vice President Operations for Fidinam Realty Ltd. Mr. Sharpe currently has board affiliations that include International Council of Shopping Centers, Morguard Corporation, Sunnybrook Hospital Foundation, Multiplan (Brazil) and First Industrial REIT. Mr. Sharpe graduated from Waterloo Lutheran University with an Honors Degree in Economics and Business Administration.

Robert Steacy (Director)

Mr. Steacy retired in 2005 after spending more than 16 years as the senior financial officer of Torstar Corporation. Mr. Steacy is a director and chair of the Audit Committees of Domtar Corporation and Cineplex Inc. and a director of CIBC. From 2005 to 2007 he served on the Boards of Alliance Atlantis Communications Inc. and Somerset Entertainment Income Fund. Mr. Steacy graduated with an honors Bachelor of Commerce from Queen’s University and is a Chartered Accountant.

Douglas Lamb (Executive Vice President and Chief Financial Officer)

Mr. Lamb was appointed as Executive Vice President and Chief Financial Officer of Canwest LP in 2005. Previously, he served as Chief Financial Officer of the Canadian operations of Canwest Mediaworks Inc., which he joined in September 2005. He is a veteran Canadian newspaper executive. Mr. Lamb also served as Vice President of Corporate Development of Metroland, the community publishing business of Torstar Corporation. Prior to his employment with Torstar Corporation, he held a variety of financial roles at Hollinger International Inc. and Southam Inc. Mr. Lamb holds a Bachelor of Mechanical Engineering from Carleton University and a Masters of Business Administration from the Richard Ivey School of Business at the University of Western Ontario.

Kirk Allen (Executive Vice President, Integrated Advertising)

Mr. Allen was appointed as Senior Vice President, Publishing Sales of Canwest LP in 2006. His primary responsibilities are to develop innovative strategies, deliver superior results to advertisers and increase market share. He previously served as Vice President, Advertising for National Post Inc. Prior to his appointment to National Post Inc. in 2005, Mr. Allen held a variety of senior management positions at The Gazette in Montreal. His career spans over 22 years in advertising sales with Canwest LP, Hollinger International Inc., Southam Inc. and Quebecor Inc. Mr. Allen is a graduate of Sheridan College’s Advertising Program.

Kevin Bent (President and Publisher, Pacific Newspaper Group and Executive Vice President, Western Canada)

Mr. Bent was appointed as President and Publisher of Pacific Newspaper Group in September 2006. His primary responsibilities are for The Vancouver Sun and The Province in Vancouver and the Times Colonist in Victoria, British Columbia. In July 2010, Mr. Bent also assumed responsibility for the Calgary Herald and the Edmonton Journal. Previously, he was Senior Vice President Sales, Canwest Media Sales from 2005 to 2007 where he was responsible for the division national sales strategy. Mr. Bent also held the position of Vice President, Advertising Sales for the Pacific Newspaper Group, and Vice President, Advertising Sales of the Ottawa Citizen. Prior to his employment in the newspaper industry, he spent 10 years with General Foods and Kraft General Foods in various sales and marketing management positions. Mr. Bent holds a Bachelor of Business Administration from the University of New Brunswick.

Alvin Brouwer (President, Business Ventures)

Mr. Brouwer was appointed in September 2010 to expand Postmedia’s digital presence through strategic partnerships, new business models and revenue streams. Mr. Brouwer is a seasoned industry veteran with three decades of experience in publishing, distribution and digital media and has served as a director of save.ca and leasebusters.com. Mr. Brouwer was most recently the Vice President, Advertising and Product Development at Metroland Media.

Ed Brouwer (Chief Information Officer)

Mr. Brouwer was appointed as Chief Information Officer of a predecessor Canwest LP entity in 2006. He is responsible for all of the Corporation’s information technology systems. With over 20 years of experience in various facets of the newspaper business, he served between 2000 and 2006 as Senior Vice President and Chief

Information Officer of Metroland, a subsidiary of Torstar Corporation. Previously he held many senior positions with a variety of publications and new media organizations across Canada, including President of iContact, Director, Information Technology at LMP, Vice-President of Marketing of Netmar Inc. and Publisher of the Edmonton Examiner. Mr. Brouwer holds a Bachelor of Communications from York University.

Gordon Fisher (President, National Post and Executive Vice President Eastern Canada)

Mr. Fisher is the President of National Post and the Executive Vice President Eastern Canada of Postmedia. Mr. Fisher has an extensive media background. He has held a number of senior executive positions in many Canadian cities on both the editorial and business sides of the media industry. Prior to his appointment as publisher of the National Post, Mr. Fisher served as President, News and Information, Canwest Global, with responsibilities covering newspaper, television and digital information. Other responsibilities of note include roles as editor-in-chief, general manager and publisher of the Ottawa Citizen; publisher of the Kingston-Whig Standard and managing editor of the Vancouver Sun.

Michelle Hall (Senior Vice President, People)

Ms. Hall was appointed as Senior Vice President, People of a predecessor Canwest LP entity in 2008. She oversees the development and implementation of the Corporation’s human resources’ strategy. Previously, she served as Vice President, Human Resources of the Canadian operations of Canwest Media Inc. between 2005 and 2008. Prior to joining Canwest, Ms. Hall held senior level human resources roles at a variety of organizations, most recently at the Canada Life Assurance Company.

Malcolm Kirk (Executive Vice President, Digital Media)

Mr. Kirk was appointed Executive Vice President, Digital Media in July 2010. Prior to this role Mr. Kirk was appointed as Senior Vice President and Group Publisher, Prairie Region of a predecessor Canwest LP entity in 2007. Mr. Kirk had oversight of the Edmonton Journal, The StarPhoenix in Saskatoon and Regina Leader-Post in addition to his responsibilities as Publisher of the Calgary Herald, a position he held from August 2006 to July 2010. Mr. Kirk previously served as Editor-in-Chief of the Calgary Herald and has 21 years of experience in the newspaper industry. Mr. Kirk’s previous senior editorial management roles include Executive Editor at the San Francisco Examiner and Managing Editor of The Province in Vancouver. Mr. Kirk began his career with The Gazette in Montreal in 1989. Mr. Kirk was Chairman of the 2009 Grey Cup Festival in Calgary and is a member of the National Newspaper Awards’ board of governors. Mr. Kirk is a first-class honors graduate of the University of King’s College journalism program in Halifax.

Wayne Parrish (Chief Transformation Officer)

Mr. Parrish was appointed in July 2010, to head up Postmedia’s business transformation. Mr. Parrish spent the first two decades of his career as a journalist, and was a senior executive with Sun Media Corporation during a period that culminated in a management buyout of the company from Rogers Communication Inc., and eventual sale to Quebecor Inc. He has been General Manager and Executive Editor of the Toronto Sun, Vice-President-Strategy at Sun Media, Chairman, President & CEO of the CANOE Online Network, President & CEO of Quebecor New Media, President & CEO of Sport Media Group and, most recently, Executive Director and CEO for Canada Basketball.

Steven Pasternak (Senior Vice President and General Counsel)

Mr. Pasternak was appointed to the role of Vice President and General Counsel of Canwest Media Inc, Canadian Operations in September 2007. Previously he served as Vice President Business Affairs for Canwest Media Inc. from 2004 to 2007, and General Counsel of Fireworks Entertainment Inc., the former film and television production arm of Canwest Media Inc., from 2001 to 2004. Mr. Pasternak was previously in private legal practice in Toronto, Canada, where he specialized in providing advice to American clients doing business in the Canadian media, entertainment, and emerging technology sector. Mr. Pasternak holds an LLB from University of Western Ontario, as well as two undergraduate degrees from York University.

Gillian Akai (Vice President, Legal Affairs and Secretary)

Ms. Akai was appointed to the role of Vice President, Legal Affairs and Secretary in July 2010. Previously she served as Director, Legal Affairs/Legal Counsel for Canwest Media Inc. from April 2006 to July 2010. Ms. Akai was previously in private legal practice in the Toronto office of Fraser Milner Casgrain LLP. Ms. Akai holds a joint M.B.A./LL.B. from the Schulich School of Business and Osgoode Hall Law School, as well as an undergraduate degree from York University.

Cease Trade Orders or Bankruptcies

Other than as described below, no director or executive officer of Postmedia is, or within 10 years before the date hereof, has been: (a) a director, chief executive officer or chief financial officer of any company (including Postmedia) that, (i) was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer, or (ii) was subject to an order that was issued after the director or officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

On October 6, 2009, the subordinate voting shares and the non-voting shares of Canwest Global were suspended from trading on the Toronto Stock Exchange while a review to determine whether the company was meeting the continued listing requirements was being conducted. On October 15, 2009, Canwest Global received a notice from the Toronto Stock Exchange informing the company that its subordinate voting shares and non-voting shares would be delisted from the exchange effective November 13, 2009 for failure to meet the continued listing requirements. In response to this notice, on November 13, 2009, Canwest Global announced that its subordinate voting shares and non-voting shares would begin trading on the Toronto Stock Exchange Venture Exchange effective November 16, 2009. Messrs. Paul Godfrey and Douglas Lamb were senior officers of certain subsidiaries of Canwest Global throughout the period described above.

Other than as described below, no director, executive officer or, to the knowledge of the Corporation, shareholder holding a sufficient number of securities to affect materially the control of Postmedia: (a) is at the date hereof, or has been with 10 years before the date hereof, a director or executive officer of any company (including Postmedia) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (b) has, or within 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Prior to their mandates with Postmedia, Messrs. Paul Godfrey, Douglas Lamb and Kevin Bent were executive officers of certain of the LP Entities, and have since resigned from their respective positions with such LP Entities. On January 8, 2010, the Ontario Superior Court of Justice issued an order that, among other things, granted the LP Entities protection from their creditors under the CCAA. Postmedia acquired substantially all of the newspaper and online publishing and digital media businesses previously owned by the LP Entities pursuant to a plan of compromise or arrangement that was implemented during the course of the LP Entities’ proceedings under the CCAA. The LP Entities remain under CCAA protection as of the date hereof.

Mr. Osborne served on the board of directors of Air Canada from May 1999 to September 2004. In September 2004 Air Canada completed a court-sanctioned restructuring process and implemented a plan of arrangement under the corporate and insolvency laws of Canada. Mr. Osborne also served on the board of directors of Nortel Networks Corporation and Nortel Networks Limited (collectively, the “Nortel Companies”) from April 1996 to September 1997 and from June 2005 to June 2006. On March 10, 2006 the Nortel Companies announced that the filing of certain 2005 financial statements would be delayed. The Ontario Securities Commission issued a management cease trade order on April 10, 2006, prohibiting all of the directors, officers and certain current and former employees from trading in securities of the Nortel Companies until two business days following the receipt by the Ontario Securities Commission of all of the filings the Nortel Companies were required to make pursuant to Ontario securities laws. The British Columbia Securities Commission and Québec Securities Commission also issued similar orders. Mr. Osborne was not subject to the orders issued by the British Columbia Securities Commission and the Québec Securities Commission. The Ontario Securities Commission lifted the cease trade order effective June 8, 2006. The British Columbia Securities Commission and the Québec Securities Commission also lifted their cease trade orders shortly thereafter.

Mr. Savage was a director of Microcell Inc. when it filed for protection under the CCAA. Mr. Savage was a director of Sun-Times Media Group, Inc. (“Sun Times”), formerly Hollinger International Inc. He served as a director of that company from July, 2003 until November, 2009. On June 1, 2004, the Ontario Securities Commission issued a permanent management cease trade order (the “Ontario Cease Trade Order”) against the insiders of Hollinger for failing to file its interim financial statements and interim MD&A for the three-month period ended March 31, 2004 and its annual financial statements, MD&A and AIF for the year ended December 31, 2003. In addition, the British Columbia Securities Commission issued a cease trade order against an insider of Hollinger resident in British Columbia on May 21, 2004, as updated on May 31, 2004 (the “BC Cease Trade Order”). The Ontario Cease Trade Order was allowed to expire on January 9, 2006 and is no longer in effect. The BC Cease Trade Order was revoked on February 10, 2006 and is no longer in effect. Sun Times filed for protection under Chapter 11 of the United States Bankruptcy Code in April 2009. The principal operating assets of Sun Times were subsequently sold and the company is in the process of being wound up.

Mr. Shapiro was a director of Reader’s Digest Association Inc. (“Reader’s Digest”) until August 2009. Reader’s Digest filed for Chapter 11 bankruptcy protection in August, 2009, after Mr. Shapiro’s departure from its board.

Mr. Steacy was a director of ITI Education Corporation (“ITI”) (as a result of Torstar Corporation’s partial ownership of ITI) when it voluntarily agreed to the appointment of a receiver in August 2001. Mr. Steacy resigned from the board of directors of ITI on August 16, 2001. In October 2001, a cease trading order was issued against ITI by the Ontario Securities Commission, which prohibited the trading of securities of ITI until filing of an Order of Revocation by the Commission. This cease trading order was imposed as a result of ITI’s failure to file its interim financial statements in accordance with Ontario securities laws.

Penalties or Sanctions

No director, executive officer or, to the knowledge of the Corporation, shareholder holding a sufficient number of securities to affect materially the control of Postmedia, has been subject to: (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of interest

Mr. Shapiro is a founding partner and portfolio manager at GoldenTree, and is a member of its Executive Committee. GoldenTree and certain investment funds for which it serves as investment adviser purchased US$100 million in aggregate principal amount of the notes issued by Postmedia Network Inc. (a wholly-owned subsidiary of Postmedia) in connection with the Acquisition. In addition, GoldenTree or certain investment funds for which GoldenTree serves as investment adviser provided US$100 million in aggregate principal amount of the term loan facility (US Tranche) in connection with the Acquisition. In April 2011, as part of the refinancing of the Term Loan Facility, GoldenTree acquired additional notes under the First Amendment to the Term Loan Facility. See “Significant Acquisition—Consideration— First Amendment to the Term Loan Facility.

GoldenTree (or its affiliates) is also the holder of 11,282,378 Variable Voting Shares of Postmedia. GoldenTree’s combined debt and equity holdings may give rise to a potential conflict of interest.

STATEMENT OF EXECUTIVE COMPENSATION

The following discussion describes the significant elements to be included in our executive compensation program, with particular emphasis on the process for determining compensation payable to the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer and, other than the President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer, each of our three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity (collectively, the “Named Executive Officers” or “NEOs”).

In June 2010, an independent executive compensation consulting firm, Hugessen Consulting Inc. (“Hugessen”), was engaged by the Board to provide independent advice on compensation for the directors of Postmedia and to review and provide comments on Postmedia’s DSU Plan. In addition, Hugessen was asked to provide the Board with competitive pay information to enable them to assess the general competitiveness and reasonableness of the compensation being provided to the President and Chief Executive Officer and the other Named Executive Officers and to review and provide comments on the short and long term equity compensation policy for these executives, including Postmedia’s Option Plan and RSU Plan. The arrangements described under “—Employment Agreements,” “—Compensation of Directors of Postmedia,” “—Option Plan” and “—RSU Plan” were approved by the Board after having received input from Hugessen. No work was performed by Hugessen other than at the request of and for the chairman of the Board on behalf of the Board. The Board reviewed and ensured the independence of the Hugessen in connection with the support provided. Decisions made by the Board are their responsibility and may reflect factors and considerations other than the information and recommendations provided by Hugessen.

Compensation Discussion and Analysis

Based on recommendations made by the Compensation and Pension Committee and having regard to the terms of any employment agreements in place, our Board will make decisions regarding salaries, annual bonuses and equity incentive compensation for our executive officers and approve corporate goals and objectives relevant to the compensation of the President and Chief Executive Officer and our other executive officers. Our Board solicits input from our President and Chief Executive Officer and the Compensation and Pension Committee regarding the performance of our other executive officers.

Postmedia’s executive compensation program has three principal components: base salary, annual bonuses and long-term management incentives, which include stock options and restricted share units. Each element of compensation is described in more detail below. For the twelve months ending August 31, 2010, the Company (and its predecessor, Canwest LP) paid $3,556,008 in salary, bonuses and car allowances, $98,720 in employer pension/benefits and $600,000 in RSU’s to the named executive officers.

Salary

Base salary remunerates management for discharging job requirements. The base salaries of all executives is reviewed by the Compensation and Pension Committee annually with the goal of ensuring that each executive is paid fairly, taking into consideration the requirements of the position, the executive’s performance, skills, knowledge, experience and equity with other executives within Postmedia and compared to executives in similar roles in comparable entities. See “—Employment Agreements.”

Employee Annual Bonus Plan

Incentive bonuses, in the form of cash payments, are designed to add a variable component of compensation based on corporate performance for executives by providing for participation in an employee bonus plan (the “Employee Bonus Plan”).

The Employee Bonus Plan is designed to reward Postmedia’s executive officers (and other employees) for above-average performance of their duties and for their contribution to the achievement of Postmedia’s annual goals and objectives. In addition, the Employee Bonus Plan serves as a retention incentive to encourage employees to remain in the employ of Postmedia. The short-term focus of the Employee Bonus Plan is complemented and balanced by the Option Plan and, for Mr. Godfrey, the RSU Plan, both of which are designed to reward certain executive officers and other grantees in relation to the share price of Postmedia over the long-term.

Long Term Management Incentive Plans

The Board has adopted the Option Plan and the RSU Plan. These plans are intended to, among other things, attract, motivate and retain certain executive officers and other grantees and align their interests with the interests of shareholders. Amendments to the Option Plan are the responsibility of Postmedia’s Compensation and Pension Committee. See “—Option Plan” and “—RSU Plan.”

The Board, based in part on the input of an independent executive compensation consulting firm, has granted Options to various of our executive officers. See “Incentive Plan Awards.” Postmedia may award Options under the Option Plan to its officers, employees or consultants from time to time, based upon the recommendations of the Compensation and Pension Committee. The Option Plan is intended to assist Postmedia in attracting, motivating and retaining officers and employees by granting Options to them in order to allow them to participate in the long term success of Postmedia and to promote a greater alignment of their interests with the interests of the shareholders of Postmedia.

Pension and Benefit Plans

Pursuant to the Asset Purchase Agreement, on July 13, 2010 Postmedia assumed all rights, duties, obligations and liabilities relating to certain pension and benefit plans that existed for the benefit of eligible employees and retired employees of the LP Entities and National Post Inc. These plans included four defined benefit retirement plans and four defined contribution retirement plans. In addition, Postmedia provides employee benefits such as medical, dental, disability, accidental death and dismemberment, life insurance and other similar benefits, and post-retirement life and health benefits to eligible retired employees. Postmedia Network Inc. also contributes to a joint trustee-administered defined benefit pension plan, a group registered retirement savings plan and multi-employer plans as required by the collective agreements that govern its unionized employees. As at August 31, 2010, the Corporation had accrued approximately $1.0 million for pension and post-retirement benefits for the Named Executive Officers, including the President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer.

Comparator Group(s)

The Compensation and Pension Committee, in conjunction with the Board, intends to establish a comparator group for purposes of setting the future compensation of the Named Executive Officers.

Incentive Plan Awards

The table below sets forth information related to options held by our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Named Executive Officers as of June 2, 2011:

Name	Option-based Awards					Unit-based Awards
	Number of Securities Underlying Unexercised Option (#)(5)		Option Exercise Price ($)	Option Expiry Date	Value of Unexercised In-the-Money Options ($)(2)	Number of Units that have not Vested (#)		Market or Payout Value of Unit-based Awards that have not Vested ($)(3)
Paul Godfrey	400,000	(1)	9.85	July 13, 2020	n/a	480,000
President and Chief Executive Officer						Options/RSUs	(1)
Douglas Lamb	200,000	(4)	9.85	July 13, 2020	n/a	n/a		n/a
Executive Vice President and Chief Financial Officer
Kevin Bent	200,000	(4)	9.85	July 13, 2020	n/a	n/a		n/a
President and Publisher, Pacific Newspaper Group and Executive Vice President Western Canada
Gordon Fisher	200,000	(4)	9.85	July 13, 2020	n/a	n/a		n/a
President, National Post and Executive Vice President Eastern Canada
Malcolm Kirk	200,000	(4)	9.85	July 13, 2020	n/a	n/a		n/a
Executive Vice President, Digital Media

Notes:

(1)	Mr. Godfrey received a grant of 600,000 tandem Options/RSUs. These tandem Options/RSUs were granted concurrently and, upon the exercise of any or all of such Options, the corresponding number of RSUs will be automatically forfeited by Mr. Godfrey for no consideration and, upon the exercise of any or all of such RSUs, the corresponding number of Options will be automatically forfeited by Mr. Godfrey for no consideration. 80,000 of the Options to acquire Voting Shares vested on July 13, 2010 and 120,000 of the tandem Options/RSUs vested on July 13, 2010. See “Employment Agreements-President and Chief Executive Officer.”
(2)	As there is currently no active public market for the Shares, these values have not been determined.
(3)	As there is currently no active public market for the Shares, the market or payout value of unit based awards that have not vested have not been determined.
(4)	40,000 of the Options vested on July 13, 2010.
(5)	The class of Shares that underlie a particular Option is determined based on the citizenship of the holder of the Option, with holders that are Non-Canadian receiving a Variable Voting Share upon the exercise of their Option and holders that are not Non-Canadian receiving a Voting Share upon the exercise of their Option. The Options held by Messrs. Godfrey, Lamb, Bent and Fisher are exercisable for Voting Shares, while the Options held by Mr. Kirk are exercisable for Variable Voting Shares.

Employment Agreements

President and Chief Executive Officer

On July 13, 2010, Mr. Godfrey entered into an employment agreement with Postmedia Network Inc. with an expiry date of August 31, 2014. The employment agreement for Mr. Godfrey provides him with an annual base salary of $950,000 and an annual cash incentive target opportunity of 100% of his base salary, based on full achievement of the annual plan target as fixed by the Board, with enhanced eligibility for up to an additional 50%

of Mr. Godfrey’s base salary, based on exceeding the plan target fixed by the Board by 20% or more (together with prorated amounts for achieving between 80% and 120% of the annual plan target). Pursuant to the terms of the agreement, Mr. Godfrey subscribed for $1 million of Voting Shares at a price of $9.26 per share (which shares are currently held in a trust for the benefit of certain members of Mr. Godfrey’s family). In addition, Mr. Godfrey received Options (as defined under “Option Plan”) to acquire 400,000 Voting Shares exercisable at a price of $9.85 per share and a grant of an additional 600,000 tandem Options/RSUs (an “RSU” defined under “RSU Plan”). These tandem Options/RSUs were granted concurrently and, upon the exercise of any or all of such Options, the corresponding number of RSUs will be automatically forfeited by Mr. Godfrey for no consideration and, upon the exercise of any or all of such RSUs, the corresponding number of Options will be automatically forfeited by Mr. Godfrey for no consideration. Upon the exercise of an Option, Mr. Godfrey will, upon payment of the exercise price, receive one Share in accordance with the terms of the Option Plan. Upon exercise of an RSU, Mr. Godfrey may request to receive the Fair Market Value (as defined in the RSU Plan) of one Share in accordance with the terms of the RSU Plan. In no event will Mr. Godfrey receive more than 600,000 share entitlements (either in the form of Shares or the value of a Share, as applicable) in respect of these 600,000 tandem Options/RSUs. The Options and RSUs will vest, as to 20% of the Shares subject to each award immediately upon grant and, as to the balance of the Shares subject to each award, equally on each of the first four anniversaries of the effective date of the employment agreement.

Mr. Godfrey is entitled to receive various employee benefits and perquisites. The employment agreement provides that if Mr. Godfrey’s position is terminated without cause by Postmedia Network Inc. or by Mr. Godfrey after a change of control of Postmedia for good reason, Mr. Godfrey will be paid an amount equal to the base salary that would have been payable to him until the expiry of the term of his employment agreement as if it had not been terminated, together with an amount equal to the average of annual cash incentive bonuses paid to Mr. Godfrey for each fiscal year of Postmedia Network Inc. during which Mr. Godfrey was employed with Postmedia Network Inc. prorated for any partial year to the expiry of the term, together with continuation of benefits, perquisites and allowances to which Mr. Godfrey was entitled at the date of termination for the same period. In the event of a termination of Mr. Godfrey’s employment by reason of incapacity, Mr. Godfrey is entitled to the base salary and benefits, perquisites and allowances to which he was entitled at the date of termination to the end of the term. Mr. Godfrey’s employment agreement also includes non-competition and non-solicitation covenants effective during the term of employment and post-termination (until the later of 12 months following termination and the entirety of the term of the agreement) in favor of Postmedia Network Inc. The agreement provides that Mr. Godfrey’s position is intended to be full-time and exclusive subject only to the reasonable fulfillment of his responsibilities in connection with his other positions as approved by Postmedia Network Inc. from time to time. Mr. Godfrey is not eligible for any pension and/or post retirement income from Postmedia Network Inc.

Other Executive Employment Agreements

The employment agreements for each of Messrs. Bent, Fisher, Kirk and Lamb (each, an “Executive”) provide each such Executive with an initial annual base salary ranging from $375,000 to $450,000, subject to annual review by Postmedia Network Inc., and each Executive is eligible for an annual cash incentive target opportunity of 50% of such Executive’s base salary, with an opportunity to achieve up to 62.5% if financial performance is 150% of budget. The awarding of incentives will be based on the financial performance of Postmedia Network Inc. Each of the Executives is eligible to participate in the Option Plan and are entitled to receive various employee benefits and perquisites. See “Incentive Plan Awards.” Pursuant to the terms of each Executive’s employment agreement, each such Executive has subscribed for $200,000 of Shares (and, in the case of Mr. Fisher, $500,000) at a price of $9.26 per share. With the exception of Mr. Lamb’s employment agreement, the employment agreements provide that, if the Executive’s position is terminated without cause by Postmedia Network Inc., he will be paid a lump sum severance payment equivalent to (a) one month’s base salary for each year of service he has completed on behalf of Postmedia Network Inc. or any predecessor entity (with a minimum of approximately 18 months up to a maximum of 24 months), and (b) one month of the Executive’s average annual cash bonus for each full year of service that he has completed on behalf of Postmedia Network

Inc. or any predecessor entity (with a minimum of approximately 18 months up to a maximum of 24 months). Mr. Lamb’s employment agreement provides that if his position is terminated without cause by Postmedia Network Inc., he will be paid a lump sum severance payment equivalent to one and a half times his base salary plus bonus, with a minimum payment of $1,034,100. The Executives’ employment agreements also include non-competition and non-solicitation covenants in favor of Postmedia Network Inc. effective during the term of employment and for a minimum of six months following termination, in the case of the non-competition covenant, and a period of twelve months following termination, in the case of the non-solicitation covenant.

Compensation of Directors of Postmedia

Director Compensation

Annual fees

The compensation of any director of Postmedia (other than any members of management who receive no compensation for serving on the Board) has been structured so that at least one-half of such compensation is equity based, with vesting subject to specified criteria. The chairman of the Board receives an annual fee of $270,000. A director who serves as the chair of the Audit Committee or the Compensation and Pension Committee receives an annual fee of $170,000 and a director who serves as the chair of any other committee receives an annual fee of $150,000. Each director who is not a chair of the Board or of a committee of the Board is entitled to be paid an annual fee of $120,000, and each director who is not a Chair of the Board receives an additional fee of $10,000 in respect of each Board committee on which the director serves but does not chair. Directors do not receive a fee for each meeting attended by them unless it is determined by the Board that an extraordinary number of meetings are being held. Annual fees for all of the directors are paid 50% (or at the election of a particular director, a greater percentage) in the form of a grant of DSUs (as defined below) and the balance in cash. For any director who was appointed prior to, or within 90 days following, the Acquisition Date, as well as Hugh F. Dow (the “Initial Directors”), the first three years of DSUs, representing 50% of the annual fees, have been granted as of July 13, 2010 and will vest in three equal installments over three years in advance of each such year. In anticipation of the extensive work that will need to be performed by the Initial Directors in Postmedia’s first fiscal year, these directors have received one year’s additional remuneration in the form of DSUs, which will vest in three equal installments over three years, in advance of each such year, and be subject to a performance threshold based on Postmedia achieving a specified EBITDA threshold. 484,137 DSUs have been granted under the DSU Plan, with the Value of a Share (as such term is defined in the DSU Plan) used to determine the number of DSUs granted being $9.85. Over the period from July 13, 2010 to August 31, 2010, the Company paid $136,837 in cash payments to its directors and $402,030 in DSU compensation (see below for details) to its directors.

In addition to the foregoing fees, one of the directors, John Paton, in connection with his enhanced director role in respect of Postmedia Network Inc.’s transition and implementation of its business plan, is entitled to receive an additional monthly fee of $12,500, payable solely in cash, which fee shall be reviewed annually by the Board, and 100,000 DSUs granted on July 13, 2010 and which vest in three equal installments over three years, in advance of each such year, and may be redeemed only if the Value of a Share is at least a minimum price at the time of redemption.

DSU Plan

Postmedia has adopted the DSU Plan for the benefit of its non-employee directors. Under the DSU Plan, non-employee directors of Postmedia are required to elect to receive at least 50% (and may elect to receive up to 100%) of their annual fees satisfied in the form of DSUs, and may receive additional grants of DSUs under the DSU Plan from time to time in accordance with the terms of the DSU Plan. The number of DSUs to be credited to a director will be calculated, on the date that fees are payable to such director, by dividing the dollar amount elected by such director in respect of such fees by the Value of a Share (as such term is defined in the DSU Plan)

on such date. The vesting conditions (which may include time restrictions, performance conditions or a combination of both) of each DSU granted under the DSU Plan, will be determined by the Board, and on redemption (which would occur after the holder of the DSUs ceases to serve as a director and is not otherwise employed by Postmedia) DSUs will be paid out in cash. The DSUs are generally non-transferrable. Whenever cash dividends or distributions are paid on the Shares, additional DSUs will be credited to directors. The Board may discontinue the DSU Plan at any time or, subject to certain exceptions set out in the DSU Plan, may amend the DSU Plan at any time.

Insurance Coverage for Directors and Officers and Indemnification

Postmedia has obtained insurance policies, which cover corporate indemnification of directors and officers and individual directors and officers of Postmedia in certain circumstances. In addition, Postmedia has entered enter into indemnification agreements with its directors and officers for liabilities and costs in respect of any action or suit against them in connection with the execution of their duties, subject to customary limitations prescribed by applicable law.

Option Plan

The Option Plan is intended to assist Postmedia in attracting, motivating and retaining officers and employees by granting Options to them in order to allow them to participate in the long term success of Postmedia and to promote a greater alignment of their interests with the interests of the shareholders of Postmedia.

Under the Option Plan, Options may be granted to Participants in respect of unissued Shares. Participants are current full-time or part-time officers, employees or consultants of Postmedia or certain related entities. The Option Plan is administered by the Board or a committee thereof (the “Plan Administrator”). In administering the Option Plan, the Plan Administrator may determine, among other things, Participants to whom Options are granted and the amounts, terms and conditions relating to Options, including the exercise price, and the time(s) when and circumstances under which Options become exercisable.

The maximum number of Shares that may be reserved for issuance at any time for the exercise of Options under the Option Plan is 3,000,000 Shares, or 7.44% of the total number of Shares issued and outstanding. As of June 2, 2011, 1,400,000 options, or 46.67% of the number of Options that are reserved for issuance, have been granted under the Option Plan, representing a maximum of 3.47% of the total number of Shares issued an outstanding. Therefore, there are currently 1,600,000 Options available to be granted under the Option Plan, representing a maximum of 3.97% of the total number of Shares issued and outstanding. All Options will have a fixed exercise price, which shall not be less than the fair market value at the date of grant, being the volume-weighted average trading price of the applicable Shares on the Toronto Stock Exchange for the five trading days immediately preceding such date, or if the Shares are not listed and posted for trading on any stock exchange, the fair market value of the Shares as determined by the Board in its sole discretion (“Fair Market Value”). At the election of a Participant, in lieu of exercising an Option a Participant may instead choose to surrender such Option, in whole or in part, in consideration of (i) the difference between the Fair Market Value on the date of exercise of the Shares subject to the Option and the exercise price for such Option (the “Option Value”) in the form of Shares, or (ii) the Option Value in the form of cash, subject to the consent of Postmedia. The term of any Option shall expire on the tenth anniversary of the date of grant, unless otherwise specified by the Plan Administrator at the time of grant, subject to extension of up to ten business days in the event the expiration of an Option would otherwise occur during or within two business days after the end of a Blackout Period (as such term is defined in the Option Plan). Options (including the rights attached thereto) are non-assignable and non-transferable except through devolution by death. The terms and conditions of Options granted under the Option Plan are subject to adjustments in certain circumstances, in the discretion of the Plan Administrator.

The Option Plan limits insider participation such that (i) the number of Shares issuable pursuant to the exercise of Options granted to insiders (as such term is used in the Toronto Stock Exchange Company Manual)

of Postmedia under the Option Plan, together with the number of securities issuable to insiders under Postmedia’s other security based compensation arrangements (as such term is used in the Toronto Stock Exchange Company Manual), at any time, must not exceed 10% of Postmedia’s issued and outstanding Shares, and (ii) the number of Shares issued to insiders of Postmedia within any one year period pursuant to the exercise of Options, together with the number of securities issued to insiders pursuant to all of Postmedia’s other security based compensation arrangements, shall not exceed 10% of Postmedia’s issued and outstanding Shares.

Under the Option Plan, in the case of the death of a Participant, all outstanding unvested Options granted to such Participant shall immediately and automatically be deemed to be vested and the legal representatives of such Participant shall have the right to exercise part or all of the Participant’s outstanding and vested Options at any time up to and including (but not after) the earlier of the last business day on or prior to: (i) the date that is one year following the date of death of such Participant; or (ii) the date on which the exercise period of the particular Option expires. In the case of Incapacity (as such term is defined in the Option Plan), all outstanding unvested Options granted to such Participant continue to vest and the Participant shall have the right to exercise part or all of the Participant’s outstanding and vested Options at any time up to and including the date on which the particular Option expires. In the case of resignation or cessation of office or employment of the Participant with the prior written consent of Postmedia, all outstanding and unvested options granted to such Participant immediately and automatically terminate provided that, the Board may, but is not obligated to, allow a portion or all of the unvested Options to have an extended time period by which such Options may remain in effect and shall not automatically terminate. Such Participant shall have the right to exercise part or all of the Participant’s outstanding and vested Options at any time up to and including (but not after) the earlier of the last business day on or prior to: (i) the date on which the exercise period of the particular Option expires; or (ii) the date that is 90 days following the date of resignation. In the case of Retirement (as such term is defined in the Option Plan) of a Participant, all outstanding unvested Options granted to such Participant shall not terminate but shall continue to vest in accordance with their terms and the Participant shall have the right to exercise part or all of such Options once vested at any time up to and including (but not after) the earlier of the last business day on or prior to: (i) the date that is three years following the date of Retirement; or (ii) the date on which the exercise period of the particular Option expires, and the Participant shall have the right to exercise part or all of the Participant’s outstanding and vested Options as at the date of Retirement at any time up to and including (but not after) the earlier of the last business day on or prior to: (x) the date that is three years following the date of Retirement; or (y) the date on which the exercise period of the particular Option expires. Where a Participant’s employment terminates by reason of termination without Cause (as such term is defined in the Option Plan), unless otherwise determined by the Plan Administrator, all outstanding and unvested options granted to such Participant will immediately and automatically terminate provided that, the Board may, but is not obligated to, allow a portion or all of the unvested options to have an extended time period by which such options may remain in effect and shall not automatically terminate. The Participant will have the right to exercise part or all of the Participant’s outstanding and vested Options at any time up to and including (but not after) the earlier of: (i) the date on which the exercise period of the particular Option expires; and (ii) the date that is 90 days after the Termination Date (as such term is defined in the Option Plan). Where a Participant’s employment is terminated by Postmedia or certain related entities for Cause, then any Options held by such Participant, whether or not exercisable at the Termination Date, immediately expire and are cancelled on such date at a time determined by the Plan Administrator, in its sole discretion.

If, before the expiry of an Option in accordance with the terms thereof, a Change of Control (as such term is defined in the Option Plan) occurs and a Participant ceases to be an employee of Postmedia or certain related entities by reason of termination: (i) by Postmedia or related entity or by the entity that has entered into a valid and binding agreement with Postmedia and/or its affiliates to effect the Change of Control at any time after such agreement is entered into or during the Control Period (as such term is defined in the Option Plan) and such termination was for any reason other than for Cause; or (ii) by the Participant within sixty days after an act of Constructive Dismissal (as such term is defined in the Option Plan), the Participant’s Options become fully vested and may be exercised or surrendered by the Participant at any time within 120 days of the Participant’s Termination Date. In the event of a Change of Control, all outstanding Options shall be replaced with similar options of the entity resulting from the transaction on substantially the same terms and conditions as the Options, unless such replacement is not possible, practical or advisable, as the Board may, in its sole discretion, determine. If such determination is made that replacement is not possible, practical or advisable, the Plan Administrator may, in its sole discretion, accelerate the vesting of any or all outstanding Options to provide that such outstanding Options shall be fully vested and conditionally exercisable upon (or prior to) the completion of the transaction resulting in the Change in Control. In the event the Plan Administrator accelerates the vesting of any outstanding Options (i) provided at least 10 days’ notice has been provided to an Optionee, all vested Options, unless exercised prior to or at the time of the Change of Control, will expire and be of no further force or effect upon completion of the Change of Control, and (ii) if, for any reason, the transaction that would result in a Change of Control is not completed, the Plan Administrator may cause the acceleration of exercise periods of any Options or acceleration of the time for the fulfillment of any conditions or restrictions on such exercise of Options to be retracted and the vesting of such Options to revert to the manner provided in the applicable Option agreement, unless such Options have already been exercised.

The Board may amend the Option Plan without shareholder approval in certain instances, including, without limitation: (i) for the purpose of making formal, minor or technical modifications to any of the provisions of the plan, including amendments of a “housekeeping” nature; (ii) to correct any ambiguity, defective provision, error or omission in the provisions of the plan; (iii) to amend the vesting provisions of Options; (iv) to change the termination provisions of Options or the plan that does not entail an extension beyond the original expiry date; or (v) any other amendment that does not require shareholder approval under applicable laws or the applicable rules of the Toronto Stock Exchange, provided that no such amendment may be made without the consent of each affected optionee if such amendment would adversely affect the rights of such affected optionee for Options previously granted. Shareholder approval will be required for any amendment to the Option Plan to: (a) reduce the exercise price; (b) extend the term of Options (other than as set out in the Option Plan); (c) increase the maximum number of Shares which may be issued under the Option Plan, subject to certain exceptions in connection with a reorganization or other event affecting the capital of Postmedia; (d) remove or exceed the insider participation limit; and (e) the amendment provisions of the Option Plan.

RSU Plan

The RSU Plan provides for the grant of RSUs to Participants, being current part-time or full-time officers, employees or consultants of Postmedia or certain related entities. The maximum aggregate number of Shares issuable pursuant to RSUs outstanding at any time under the RSU Plan shall not exceed 600,000 Shares. 600,000 Voting Shares and/or Variable Voting Shares, in the aggregate, are reserved for issuance under the RSU Plan. Effective July 13, 2010, Postmedia granted 600,000 RSUs to Mr. Godfrey as part of the tandem Options/RSUs described under “—President and Chief Executive Officer” and, as a result, there are currently no RSUs available to be granted under the RSU Plan.

The RSU Plan is administered by the Board. In administering the RSU Plan, the Board may determine, among other things, Participants to whom RSUs are granted and the amounts, terms and vesting dates of RSUs. Each RSU will be settled for one Share, without payment of additional consideration, after such RSU has vested; however, at any time, a Participant may request in writing, upon exercising vested RSUs, subject to the consent of Postmedia, that Postmedia pay an amount in cash equal to the aggregate current Fair Market Value of the Shares on the date of such exercise in consideration for the surrender by the Participant to Postmedia of the rights to receive Shares under such RSUs. The Board may in its sole discretion accelerate the vesting date for all or any RSUs for any Participant at any time and from time to time. RSUs are non-transferable. The terms and conditions of RSUs granted under the RSU Plan will be subject to adjustments in certain circumstances, in the discretion of the Board.

The RSU Plan limits insider participation such that: (i) the number of Shares issuable to insiders (as such term is used in the Toronto Stock Exchange Company Manual) at any time, under all security based compensation arrangements (as such term is used in the Toronto Stock Exchange Company Manual) of

Postmedia, shall not exceed 10% of the number of Shares issued and outstanding from time to time; and (ii) the number of Shares issued to insiders, within any one year period, under all security based compensation arrangements of Postmedia, shall not exceed 10% of the number of Shares issued and outstanding from time to time.

Under the RSU Plan, in the case of the death of a Participant, all outstanding unvested RSUs granted to such Participant shall immediately and automatically be deemed to be vested and the legal representatives of such Participant shall have the right to exercise part or all of the Participant’s outstanding and vested RSUs at any time up to and including (but not after) the last business day on or prior to the date that is one year following the date of death of such Participant. In the case of Incapacity (as such term is defined in the RSU Plan), all outstanding unvested RSUs granted to such Participant continue to vest and the Participant shall have the right to exercise part or all of the Participant’s outstanding and vested RSUs at any time. In the case of resignation or cessation of office or employment of the Participant with the prior written consent of Postmedia, all outstanding and unvested RSUs granted to such Participant will immediately and automatically terminate provided that, the Board may, but is not obligated to, allow a portion or all of the unvested options to have an extended time period by which such RSUs may remain in effect and shall not automatically terminate. Such Participant shall have the right to exercise part or all of the Participant’s outstanding and vested RSUs at any time up to and including (but not after) the last business day on or prior to the date that is 90 days following the date of resignation. In the case of Retirement (as such term is defined in the RSU Plan) of a Participant, all outstanding unvested RSUs granted to such Participant shall not terminate but shall continue to vest in accordance with their terms and the Participant shall have the right to exercise part or all of such RSUs once vested at any time up to and including (but not after) the last business day on or prior to the date that is three years following the date of Retirement, and the Participant shall have the right to exercise part or all of the Participant’s outstanding and vested RSUs as at the date of Retirement at any time up to and including (but not after) the last business day on or prior to the date that is three years following the date of Retirement. Where a Participant’s employment terminates by reason of termination without Cause (as such term is defined in the RSU Plan), unless otherwise determined by the Board, all outstanding and unvested RSUs granted to such Participant will immediately and automatically terminate provided that, the Board may, but is not obligated to, allow a portion or all of the unvested RSUs to have an extended time period by which such RSUs may remain in effect and shall not automatically terminate. The Participant will have the right to exercise part or all of the Participant’s outstanding and vested RSUs at any time up to and including (but not after) the date that is 90 days after the Termination Date (as such term is defined in the RSU Plan). Where a Participant’s employment is terminated by Postmedia or certain related entities for Cause, then any RSUs held by such Participant, whether or not exercisable at the Termination Date, immediately expire and are cancelled on such date at a time determined by the Plan Administrator, in its sole discretion.

If, before the expiry of a RSU in accordance with the terms thereof, a Change of Control (as such term is defined in the RSU Plan) occurs and a Participant ceases to be an employee of Postmedia or certain related entities by reason of termination: (i) by Postmedia or a related entity or by the entity that has entered into a valid and binding agreement with Postmedia and/or its affiliates to effect the Change of Control at any time after such agreement is entered into or during the Control Period (as such term is defined in the RSU Plan) and such termination was for any reason other than for Cause; or (ii) by the Participant within sixty days after an act of Constructive Dismissal (as such term is defined in the RSU Plan), the Participant’s RSUs become fully vested and may be exercised or surrendered by the Participant at any time within 120 days of the Participant’s Termination Date. In the event of a Change of Control, all outstanding RSUs shall be replaced with similar restricted share units of the entity resulting from the transaction on substantially the same terms and conditions as the RSU Plan, unless such replacement is not possible, practical or advisable, as the Board may, in its sole discretion, determine. If such determination is made that replacement is not possible, practical or advisable, the Board may, in its sole discretion, accelerate the vesting of any or all outstanding RSUs to provide that such outstanding RSUs shall be fully vested and conditionally exercisable upon (or prior to) the completion of the transaction resulting in the Change of Control. In the event the Board accelerates the vesting of any outstanding RSUs (i) provided at least 10 days’ notice has been provided to a Participant, all vested RSUs, unless exercised prior to or at the time of the Change of Control, will expire and be of no further force or effect upon completion of the Change of Control, and (ii) if, for any reason, the transaction that would result in a Change of Control is not completed, the Board may cause the acceleration of exercise periods of any RSUs or acceleration of the time for the fulfillment of any conditions or restrictions on such exercise of RSUs to be retracted and the vesting of such RSUs to revert to the manner provided in the applicable RSU agreement, unless such RSUs have already been exercised.

The Board may amend the RSU Plan without shareholder approval in certain instances, including, but not limited to: (i) for the purpose of making formal, minor or technical modifications to any of the provisions of the Plan, including amendments of a “housekeeping” nature; (ii) to correct any ambiguity, defective provision, error or omission in the provisions of the plan; (iii) to amend the vesting, redemption or payment provisions of the plan or any RSUs; (iv) to change the termination provisions of RSUs or the plan that does not entail an extension beyond the original expiry date; (v) to facilitate a cash payment; or (vi) any other amendment that does not require shareholder approval under applicable laws or the applicable rules of the Toronto Stock Exchange, provided that no such amendment of the plan may be made without the consent of each affected Participant if such amendment would adversely affect the rights of such affected Participant for RSUs previously granted. Shareholder approval will be required for any amendment to the RSU Plan to: (a) extend the term of RSUs; (b) increase the maximum number of Shares which may be issued under the plan, subject to certain exceptions in connection with a reorganization or other event affecting the capital of Postmedia; (c) remove or exceed the insider participation limit; and (d) amend the amendment provisions of the plan.

CORPORATE GOVERNANCE

Our corporate governance policies, procedures and practices are designed to ensure that our Board can fulfill its statutory mandate to supervise the management of our business and affairs with the highest standards of ethical conduct. The Board believes that good corporate governance improves corporate performance and benefits all shareholders. Set forth below is certain disclosure by Postmedia of its corporate governance practices.

Board of Directors

In fulfilling its statutory mandate and discharging its duty of stewardship of Postmedia, the Board assumes responsibility for, among other things:

•	reviewing and approving the strategic plan and business objectives that are submitted by senior management and monitoring the implementation by senior management of the strategic plan;

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assess, monitor and manage the principal strategic risks and review the operational, reporting and compliance risks for Postmedia and overseeing, with the assistance of the Audit Committee, the implementation and monitoring of appropriate risk management systems;

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ensuring, with the assistance of the Corporate Governance and Nominating Committee, the effective functioning of the Board and its Committees in compliance with applicable corporate governance requirements, and that such compliance is reviewed periodically by the Corporate Governance and Nominating Committee;

•	assess whether internal controls and management information systems are in place and ensure they are evaluated and reviewed periodically on the initiative of the Audit Committee;

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assessing the performance of senior management, including monitoring the establishment of appropriate systems for succession planning (including the development of policies and principles for President and Chief Executive Officer selection and performance reviews, and policies regarding succession in an emergency or upon retirement of the President and Chief Executive Officer) and periodically monitoring the compensation levels of the members of senior management based on the determinations and recommendations made by the Compensation and Pension Committee;

•	ensuring that Postmedia has in place a policy for effective communication with shareholders, other stakeholders and the public generally; and

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reviewing and, where appropriate, approving the recommendations made by the various committees of the Board, including the selection of nominees for election to the Board, appointment of directors to fill vacancies on the Board, appointment of members of the various Committees and establishing the form and amount of director compensation.

Board Composition

The Corporate Governance and Nominating Committee develops and recommends to the Board criteria for selecting new directors, assists the Board by identifying individuals qualified to become members of the Board, and recommends to the Board nominees for election to the Board in annual meetings, and directors to be appointed to each Committee and as the Chair of each Committee. In doing so, the Corporate Governance and Nominating Committee applies a number of criteria in assessing individuals that may be qualified to become directors and members of Committees, including:

•	judgment, character, expertise, skills and knowledge useful to the oversight of the Corporation’s business,

•	diversity of viewpoints, backgrounds, experiences and other demographics,

•	business or other relevant experience, and

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the extent to which the interplay of the individual’s expertise, skills, knowledge and experience with that of other members of the Board will build a board that is effective, collegial and responsive to the needs of Postmedia.

These criteria are to be applied in respect of each individual director, and in respect of the Board and each Committee as a whole.

Our Corporate Governance Guidelines do not restrict the number of public company boards of directors on which our directors may sit. However, our Code of Business Conduct and Ethics requires that the President and Chief Executive Officer approve any other directorships held by our directors and officers. In addition, directors are expected to devote the required time and effort to discharge their obligations as members of the Board.

As discussed below under “—Audit Committee,” none of the members of the Audit Committee may serve on the audit committee of more than three public companies in addition to Postmedia without the prior approval of the Audit Committee, the Corporate Governance and Nominating Committee and the Board. None of the members of the Audit Committee serves on the audit committee of more than three other public companies.

Independence

For a director to be considered independent under the policies of the Canadian Securities Administrators, he or she must have no direct or indirect material relationship with us, being a relationship that could, in the view of the Board reasonably be expected to interfere with the exercise of his or her independent judgment, and must not be in any relationship deemed to be not independent pursuant to such policies. All of our directors are independent other than Paul Godfrey, Steve Shapiro and John Paton.

Board Process

In addition to having the majority of the Board composed of independent directors, the Board has adopted a variety of procedures to allow for the independent functioning of the Board from management. Those procedures include having a Chairman who is an independent director with a formal mandate to assist the Board in fulfilling its duties effectively, efficiently and independent of management, members of the Board having the opportunity to initiate discussions with senior management without the President and Chief Executive Officer present so that they may freely discuss any concerns they may have, and the ongoing monitoring of the relationship between the Board and senior management by the Corporate Governance and Nominating Committee.

Code of Business Conduct and Ethics

Postmedia has adopted a Code of Business Conduct and Ethics which applies to all directors, officers and employees of our company, its subsidiaries and affiliates and other persons in similar relationships with those entities. The Code of Business Conduct and Ethics is provided to all directors, officers and employees. The Code of Business Conduct and Ethics addresses such matters as compliance with laws, conflicts of interest, confidential information, protection and proper use of Postmedia assets, rules and regulations and the reporting of illegal and unethical behavior.

We encourage personnel who become aware of a conflict or potential conflict or departures from the Code of Business Conduct and Ethics to bring it to the attention of a supervisor or department head. We have also established additional procedures for confidential and anonymous reporting of complaints concerning accounting, internal accounting controls and auditing matters. The Board requires every director and executive officer to disclose any direct or indirect conflict of interest that he or she has, and obtains annually from each director and executive officer formal confirmation of compliance with the Code of Business Conduct and Ethics.

Any waivers of the Code of Business Conduct and Ethics for directors or members of senior management may only be granted by the Board (or a Committee to whom that authority has been delegated), while any waiver for all other employees may only be made by the President and Chief Executive Officer.

Position Descriptions

The Chair of the Board and Committee Chairs

The Board has approved a position description for the Chair of the Board that delegates to him the responsibility for, among other things, taking a leadership role in ensuring effective communication and relationships between Postmedia, shareholders, stakeholders and the general public, acting as a liaison between the Board and the President and Chief Executive Officer, promoting an understanding by members of the Board and senior management of the duties and responsibilities of the Board, recommending procedures to enhance the work of the Board and cohesiveness among directors, and on an annual basis, facilitating the annual performance review and evaluation of the Board and its members in accordance with the Charters and facilitating the assessment and adequacy of the Charter of the Board.

The Board has also approved position descriptions for the Chair of the Audit Committee, the Chair of the Corporate Governance and Nominating Committee and the Chair of the Compensation and Pension Committee that delegate to such Chairs the responsibility for, among other things, recommending procedures to enhance the work of each respective Committee, facilitating performance reviews and evaluating each such Committee and its members in accordance with the respective Charter and facilitating the assessment and adequacy of the Charter for each Committee. Each Chair will be the liaison between the Committee and the Board and senior management of Postmedia.

The President and Chief Executive Officer

The Board has approved a position description for the President and Chief Executive Officer that delegates to him the responsibility for providing strategic leadership and vision by working with the Board and the senior management team to establish, implement and oversee our long-range goals, strategies, plans and policies, subject to the direction and oversight of the Board. The President and Chief Executive Officer shall be Postmedia’s primary person to communicate all major items of Postmedia to the public. The Chief Executive Officer reports formally to the Board, as well as less formally through discussions with members of the Board, to advise the Board on a timely basis of management’s current and proposed courses of action. The Board exercises its responsibility for oversight through the approval of all material decisions and initiatives affecting Postmedia.

Orientation and Continuing Education

Senior management, working with the Board, provides appropriate orientation and education for new directors to familiarize them with Postmedia and its business. On an ongoing basis, senior management and the Board’s advisors provide periodic presentations to the Board to ensure that directors are aware of our business and operations and industry trends and practices. The Board is to meet at least four times a year, and more frequently as circumstances require. All members of the Board are to strive to be at all meetings.

Board Assessment

Annually, under the supervision of the Corporate Governance and Nominating Committee, the directors will conduct a formal evaluation of the performance and effectiveness of the Board. Likewise, the members of each Committee along with the members of management most involved with each such Committee will conduct a formal evaluation of the Committees with which they are involved. As part of such process, each director shall complete a detailed questionnaire which requires them to assess the performance of the Board or the applicable Committee. The questionnaires require input on the role, responsibilities and effectiveness of the Board/

Committee, its membership, the conduct of meetings, the performance of the Chair, and any improvements that could be made to enhance its effectiveness. The questionnaire in respect of the Board also includes a self-evaluation and an anonymous peer evaluation. The results of the evaluations will then be reviewed by the Corporate Governance and Nominating Committee, who reports to the full Board.

Committees of the Board

The Board has established four standing Committees to assist it in discharging its mandate. The roles of the Committees as part of our governance process are outlined below. Each Committee shall review and assess its mandate at least annually, has the authority to retain special legal, accounting or other advisors and, with the exception of the Digital Oversight Committee, is chaired by an “independent” director.

Composition of Committees

The members of the Board’s Committees have been appointed by the Board and will in the future be appointed by the Board upon the recommendation of the Corporate Governance and Nominating Committee.

Audit Committee

The members of the Audit Committee are Mr. Steacy (Chair), Ms. Burke and Messrs. Emerson and Savage. The Audit Committee assists the Board in, among other things, its oversight and evaluation of:

•	the quality and integrity of the financial statements of Postmedia;

•	the compliance by Postmedia with legal and regulatory requirements in respect of financial disclosure;

•	the qualification, independence and performance of the independent auditor;

•	the assessment, monitoring and management of the financial, reporting and compliance risks involved with Postmedia’s business;

•	oversight and coordination of the enterprise risk management process; and

•	the performance of the Executive Vice President and Chief Financial Officer.

In addition, the Audit Committee provides an avenue for communication between the independent auditor, the Executive Vice President and Chief Financial Officer and other financial staff, other employees and the Board concerning accounting, auditing and risk management matters.

All members of the Audit Committee are “financially literate” as contemplated by the rules of the Canadian Securities Administrators. When considering criteria for determinations of financial literacy, Audit Committee members must be able to read and understand a balance sheet, an income statement and cash flow statement of a breadth and level of complexity of accounting issues generally comparable to the issues expected to be raised by our financial statements.

The Audit Committee is directly responsible for the appointment, compensation, retention (and termination) and oversight of the independent auditor (including oversight of the resolution of any disagreements between senior management and the independent auditor regarding financial reporting) for the purposes of preparing audit reports and performing other audit, review or attest services. The Audit Committee has the authority to approve significant non-audit relationships with the independent auditor and the terms of and fees for audit and non-audit engagements. The Audit Committee assesses the independence of the independent auditor and the independent auditor’s other relationships with Postmedia and reviews the scope and planning of the external audit, the form of audit report and any correspondence from or comment by the independent auditor regarding financial reporting and internal controls.

We have adopted a policy requiring Audit Committee pre-approval of non-audit services. Specifically, the Audit Committee is required to pre-approve all non-audit services (including any internal control-related services) provided by the independent auditor (subject to any restrictions on such non-audit services imposed by applicable legislation, regulatory requirements and policies), with such responsibility delegated to the Chairman of the Audit Committee to pre-approve up to $250,000 of audit fees beyond the approved annual audit fee if approval of such fees is required between meetings of the Audit Committee.

The following table presents, by category, the fees accrued by PricewaterhouseCoopers LLP as external auditor of, and for other services provided to, Postmedia for fiscal 2010.

2010
Category of Fees
Audit fees(1)	$799,729
Audit-related fees(2)	$78,750
Tax fees(3)	$1,543
All other fees(4)	$422,126

Notes:

(1)	“Audit fees” include fees for auditing the financial statements of Postmedia for the period ended August 31, 2010, and Canwest LP for the periods ended May 31, 2010 and July 12, 2010.
(2)	“Audit-related fees” are fees for assurance and services related to the external auditor’s role, including attest services not required by statute or regulation and financial information presentation assistance with finalization of accounting matters and certification and acquisition activities.
(3)	“Tax fees” relates to certain tax advisory fees provided to management.
(4)	“All other fees” include those fees incurred in connection with the review of the offering memorandum in connection with the issuance of the outstanding notes.

The Audit Committee has unrestricted access to our personnel and documents and to the independent auditor. The Audit Committee has primary oversight responsibility for our financial reporting and internal controls. It meets to review and discuss the annual and quarterly financial statements and accompanying management’s discussion and analysis and recommend their approval to the Board. However, it is not the responsibility of the Audit Committee to determine that our financial statements are complete and accurate and in accordance with GAAP, which is the responsibility of senior management, or to plan and conduct audits of the financial statements, which is the responsibility of the independent auditor.

The Audit Committee reviews significant accounting policies and principles and is updated regularly about current accounting issues and developments. The Audit Committee reviews the competence of key partners and managers of the independent auditor.

The Audit Committee oversees an employee complaint procedure, pursuant to which our directors, officers and employees and those of our subsidiaries are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Confidential complaint procedures have been established to facilitate the submission of complaints relating to any questionable accounting, internal accounting controls or auditing matters.

The Audit Committee charter provides that the Audit Committee is to meet at least quarterly and is to meet separately with senior management periodically, and with the independent auditor as appropriate. The Audit Committee will also meet without management at each of its meetings.

None of the members of the Audit Committee may serve on the audit committee of more than three public companies in addition to Postmedia without the prior approval of the Audit Committee, the Corporate Governance and Nominating Committee and the Board. None of the members of the Audit Committee serves on the audit committee of more than three other public companies.

Compensation and Pension Committee

The members of the Compensation and Pension Committee are Messrs. Savage (Chair), Dow, Paton, Sharpe and Steacy. The Compensation and Pension Committee assists the Board in discharging its responsibilities relating to: recruitment, development and retention of senior management; officer appointments, compensation of senior management; senior management succession planning; compensation structure for the Board and senior management, including salaries, annual and long-term incentive plans and plans involving share options, share issuances and share unit awards; share ownership guidelines; and the pension plans and other retirement arrangements of Postmedia.

The Compensation and Pension Committee charter provides that the Compensation and Pension Committee is to meet at least quarterly, and is to meet separately with senior management periodically, and with outside advisors as appropriate. The Compensation and Pension Committee will also meet without management at each of its regularly scheduled meetings.

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee are Messrs. Sharpe (Chair), Emerson and Shapiro. In addition to making recommendations as to the size of the Board, nominees for election as directors and the composition of Committees, the Corporate Governance and Nominating Committee is intended to enhance Postmedia’s corporate governance process through the development and recommendation to the Board of appropriate corporate governance guidelines, administering the Code of Business Conduct and Ethics and Timely Disclosure, Confidentiality and Insider Trading Policy, assisting the Board and the Committees in their annual review of their performance and their charters and undertaking such other initiatives that may be necessary or desirable to enable the Board to provide effective corporate governance. The Corporate Governance and Nominating Committee has been granted the authority and direction to take such other initiatives as are needed to help the Board address corporate governance issues.

The Corporation has entered into a nominating agreement with GoldenTree which (subject to certain shareholding requirements) provides GoldenTree with the right to select one individual who will be presented to shareholders as part of management’s proposed list of nominees to serve as a director of the Board. See “Management—Nominating Agreement.”

The Corporate Governance and Nominating Committee charter provides that the Corporate Governance and Nominating Committee is to meet at least twice a year, and is to meet separately with senior management periodically, and with outside counsel as appropriate. The Corporate Governance and Nominating Committee will also meet without management at each of its regularly scheduled meetings

Digital Oversight Committee

The members of the Digital Oversight Committee are Mr. Paton (Chair), Ms. Burke and Mr. Dow. The Digital Oversight Committee oversees, consults and advises on Postmedia’s Digital and Content Transformation Plan, including establishing procedures and timelines for the implementation of such plan.

PRINCIPAL SHAREHOLDERS

The Issuer is a wholly-owned subsidiary of Holdings. Pursuant to the Funding Commitment and following implementation of the Plan, members of the Ad Hoc Committee or their assignees made an equity investment of $250 million and received an aggregate of 27,000,000 Shares representing approximately 67.5% of the Shares. Following implementation of the Plan, the remaining approximately 32.5% of the Shares was distributed to the Affected Creditors, which includes members of the Ad Hoc Committee, on a pro rata basis. As a result, as of the implementation date of the Plan, the members of the Ad Hoc Committee or their assignees beneficially owned approximately 95% of the Shares in the aggregate and Affected Creditors other than members of the Ad Hoc Committee beneficially owned approximately 5% of the Shares in the aggregate. All or substantially all of the Shares owned by members of the Ad Hoc Committee were Variable Voting Shares. As a result, members of the Ad Hoc Committee did not necessarily have voting power proportional to their economic Share ownership.

The following table shows, as of June 2, 2011, the persons or companies who, to the actual knowledge of the Corporation, beneficially own, or control or direct, directly or indirectly, Shares of the Corporation carrying 5% or more of the Shares in each class.

Variable Voting Shares

Name	Number and Class of Shares Owned, Controlled or Directed	Type of Ownership	Percentage of Shares Owned
GoldenTree Asset Management LP	11,282,378 Variable Voting Shares	N/A(1)	31.72%

Roytor & Co.(2)	3,727,892 Variable Voting Shares	Of Record	10.48%

Alden Global Distressed Opportunities Master Fund, L.P.(3)	3,272,991 Variable Voting Shares	Of Record	9.20%

The Bank of New York Mellon(4)	3,220,780 Variable Voting Shares	Of Record	9.06%

First Eagle Investment Management, LLC	2,722,012 Variable Voting Shares	N/A(5)	7.65%

Voting Shares

Name	Number and Class of Shares Owned, Controlled or Directed	Type of Ownership	Percentage of Shares Owned
Merrill Lynch Canada Inc.	3,500,000 Voting Shares	Of Record	73.55%
CanWest Publishing Inc.(6)	368,546 Voting Shares	Of Record	7.74%

Notes:

(1)	This entity is not a record owner. The registered shareholders are certain investment funds, related parties or similar entities for which this entity serves as an investment advisor or in a similar capacity. Steven Tananbaum is the Chief Investment Officer of GoldenTree Asset Management LP.
(2)	Rex Chong is the portfolio manager at Invesco Trimark Ltd. who controls the voting and dispositive power of the shares held by Roytor & Co.
(3)	Alden Global Distressed Opportunities Master Fund, LP is managed by Alden Global Capital Limited. Investment decisions at Alden Global Capital Limited are voted upon by an Investment Committee consisting of Randy Smith, Riccardo Gastaudo, David Dorsey and Ron Green.
(4)	Postmedia has been advised that The Bank of New York Mellon holds these shares for the benefit of others and disclaims beneficial ownership. The Bank of New York Mellon acts as custodian of these shares held at the depository and has no voting or dispositive authority over these shares and no Bank of New York Mellon-affiliated investment manager has voting or dispositive authority over these shares.

(5)	This entity is not a record owner. The registered shareholders are certain investment funds, related parties or similar entities for which this entity serves as an investment advisor or in a similar capacity. First Eagle Investment Management, LLC is a registered investment advisor and the Portfolio Managers of the First Eagle funds are Matt McLennan, Abhay Deshpande and Kimball Brooker.
(6)	A portion of these Voting Shares are being held by the Monitor on behalf of certain creditors who asserted claims against Canwest LP. Paul Bishop is a Senior Managing Director—Corporate Finance at the Monitor.

DESCRIPTION OF SHARE CAPITAL

General

The Corporation’s authorized capital consists of two classes: Voting Shares and Variable Voting Shares. The Corporation is authorized to issue an unlimited number of Voting Shares and Variable Voting Shares. As of June 2, 2011, there were 4,758,566 Voting Shares and 35,564,604 Variable Voting shares issued and outstanding. A summary of the rights attaching to the Voting Shares and Variable Voting Shares are set forth below.

Rights upon Liquidation, Dissolution or Winding-Up

Subject to the rights, privileges, restrictions and conditions attaching to any future shares of the Corporation ranking senior to the Voting Shares, upon liquidation, dissolution or winding up of the Corporation or other distribution of the Corporation’s assets among its shareholders for the purpose of winding up its affairs, the holders of the Voting Shares and Variable Voting Shares shall be entitled to receive the remaining property of the Corporation and shall be entitled to share equally, share for share, in all distributions of such assets.

Voting Shares

Voting rights

Holders of the Voting Shares shall be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of the Corporation (except where the holders of a specified class are entitled to vote separately as a class as provided in the CBCA), and each Voting Share shall confer the right to one vote in person or by proxy at all meetings of shareholders of the Corporation.

Dividends

Subject to the rights, privileges, restrictions and conditions attaching to the shares of the Corporation of any future class ranking senior to the Voting Shares, the holders of the Voting Shares shall, at the discretion of the directors, be entitled to receive, out of monies, assets or property of the Corporation properly applicable to the payment of dividends, any dividends declared and payable by the Corporation on the Voting Shares. The Voting Shares shall rank equally as to dividends on a share-for-share basis with the Variable Voting Shares and all dividends declared in any fiscal year of the Corporation shall be declared in equal or equivalent amounts per share on all Voting Shares and Variable Voting Shares at the time outstanding, without preference or distinction.

Subdivision or consolidation

No subdivision or consolidation of the Voting Shares or the Variable Voting Shares shall occur unless, simultaneously, the shares of the other class are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Conversion

An issued and outstanding Voting Share shall be converted into one Variable Voting Share, automatically and without any further act of the Corporation or the holder, if such Voting Share becomes held or beneficially owned or controlled, directly or indirectly, otherwise than by way of security only, by one or more persons who are citizens or subjects of a country other than Canada or are controlled by one or more citizens or subjects of a country other than Canada (each a “Non-Canadian”). In addition to the automatic conversion feature, a holder of Voting Shares shall have the option at any time to convert some or all of such shares into Variable Voting Shares on a one-for-one basis and to convert those shares back to Voting Shares on a one-for-one basis.

Constraints on ownership of shares

The Voting Shares may only be beneficially owned and controlled, directly or indirectly, by persons that are not Non-Canadian.

Variable Voting Shares

General

The Variable Voting Shares have identical terms as the Voting Shares and rank equally with respect to voting, dividends and rights upon liquidation, distribution and winding up, except that Variable Voting Shares shall not carry one vote per Variable Voting Share if:

(a)	the number of issued and outstanding Variable Voting Shares exceeds 49.9% of the total number of all issued and outstanding Shares; or

(b)	the total number of votes that may be cast by or on behalf of holders of Variable Voting Shares present at any meeting of holders of Voting Shares exceeds 49.9% of the total number of votes that may be cast by all holders of Shares present and entitled to vote at such meeting.

If either of the above-noted thresholds is surpassed at any time, the vote attached to each Variable Voting Share will decrease automatically and without further act or formality, to equal the maximum permitted vote per Variable Voting Share as indicated below. Under the circumstance described in subparagraph (a) above, the Variable Voting Shares as a class cannot carry more than 49.9% of the aggregate votes. Under the circumstance described in subparagraph (b) above, the Variable Voting Shares as a class cannot, for the applicable shareholders’ meeting, carry more than 49.9% of the total number of votes that can be cast at the meeting.

Conversion

An issued and outstanding Variable Voting Share shall be converted into one Voting Share, automatically and without any further act of the Corporation or the holder, if (a) such Variable Voting Share is not or ceases to be beneficially owned or controlled, directly or indirectly, otherwise than by way of security only, by one or more “Non-Canadians,” unless such Variable Voting Shares resulted from the exercise of a voluntary election to convert a Voting Share into a Variable Voting Share, or (b)(i) the foreign ownership restrictions of the Tax Act are repealed and not replaced with other similar restrictions in the Tax Act or other applicable legislation and (ii) there is no Canadian federal or provincial law applicable to the Corporation prescribed for the purposes of subsection 46(1) or paragraph 174(1)(c) of the CBCA or any other similar provision in the CBCA or the CBCA Regulations.

The Variable Voting Shares are restricted securities under applicable Canadian securities laws. Part 12 of Canada’s National Instrument 41-101- General Prospectus Requirements (“NI 41-101”) sets out certain requirements that apply to restricted securities as well as exemptions from those requirements. Pursuant to section 19.1 of NI 41-101, the Corporation has applied to the applicable securities regulatory authorities and obtained an exemption that Part 12 of NI 41-101 does not apply to the Shares (to the extent that the Shares are not already exempt from such requirements). The granting of such an exemption is evidenced by the issuance of a receipt for this prospectus.

Coattail Provision

In the event that an offer is made to purchase Voting Shares or Variable Voting Shares and the offer is one which must, pursuant to applicable securities legislation or the rules of a stock exchange on which the Voting Shares are then listed, be made to all or substantially all the holders of the Shares of such class, and a concurrent offer at an equal price and with identical terms (subject to certain exceptions) is not made to purchase the Shares of such other class, each Variable Voting Share or Voting Share, as the case may be, shall become convertible at the option of the holder into one Share of the other class that shall be subject to the offer at any time while the offer is in effect. The conversion right may only be exercised in respect of Shares for the purpose of depositing the resulting Shares in response to the offer and a Canadian trustee designated by the Corporation shall deposit the resulting Shares on behalf of the shareholder.

If the shares resulting from the conversion and deposited pursuant to the offer are withdrawn from the offer or are not taken up by the offeror or if the offer is abandoned or withdrawn, the shares resulting from the conversion shall be reconverted back into the original class automatically and without further act from the Corporation or the holder.

Declaration as to Canadian Status

Under the Corporation’ articles of incorporation, the directors may, prior to the issuance of any Shares or the registration or transfer of any Shares, require that there be submitted to the Corporation and/or its transfer agent, a declaration setting forth the name of the person who beneficially will own or control such Shares and whether or not such person is a Non-Canadian, as well as such other information as the board of directors of Postmedia (the “Board” or “Board of Directors”) considers relevant for purposes of determining whether that person is in compliance with the restrictions on issue or transfer of the Shares.

Dividend Policy

We have not paid dividends and our current intention is not to declare dividends for the foreseeable future. Any future determination to pay cash dividends is at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements and such other factors as our Board deems relevant. Pursuant to the CBCA, we may not declare or pay a dividend if there are reasonable grounds for believing that: (i) we are, or would after the payment be, unable to pay our liabilities as they become due; or (ii) the realizable value of our assets would thereby be less than the aggregate of our liabilities and stated capital of all classes. There are also certain restrictions in the agreements relating to the Term Loan Facility, the ABL Facility and the notes which may limit the ability of the Corporation to pay dividends.

Options to Purchase Securities

The following table summarizes, as at June 2, 2011, the options granted to directors, executive officers, employees and consultants of the Corporation.

Category	Number of Options Granted		Expiration Date
Current and Past Executive Officers	2,000,000	(1)	July 13, 2020
Current and Past Directors	—		—
Current and Past Employees	—		—

Notes:

(1)	Options granted effective on the closing of the Acquisition. This includes 600,000 tandem Options/RSUs granted to Mr. Paul Godfrey. These tandem Options/RSUs were granted concurrently and, upon the exercise of any or all of such Options, the corresponding number of RSUs will be automatically forfeited by Mr. Godfrey for no consideration and, upon the exercise of any or all of such RSUs, the corresponding number of Options will be automatically forfeited by Mr. Godfrey for no consideration.

Prior Sales

Other than as set out below, we have not issued any Shares, or any securities convertible into or exchangeable for Shares, in the twelve months preceding the date of this prospectus.

Date of Issuance	Number of Securities Issued or Sold		Value of Securities Issued or Sold(1)
July 13, 2010	27,000,000		$250,000,000	(2)
July 13, 2010	12,974,870		120,137,682	(3)
July 13—August 31, 2010	348,300	(4)	3,225,000

Total:	40,323,170		373,362,682

Notes:

(1)	This price excludes transaction costs of $2.2 million.
(2)	Represents Shares issued in connection with the Funding Commitment. See “Significant Acquisition – Capital Contribution.”
(3)	Shares were issued to the Monitor, on behalf of creditors holding affected claims who had not elected to receive up to $1,000 in cash settlement of their claims against the LP Entities in accordance with the Plan and were subsequently transferred by the Monitor to the creditors holding affected claims. See “Management’s Discussion and Analysis—Other Factors—CCAA Proceedings.”
(4)	Represents Shares purchased by management of the Corporation including subscriptions by Messrs. Godfrey, Bent, Fischer, Kirk and Lamb under their respective employment agreements discussed above.

Registration Rights Agreement

On July 13, 2010, the Corporation entered into a registration rights agreement with GoldenTree Asset Management LP (“GoldenTree”). Under the agreement, GoldenTree was granted demand registration rights and, in certain circumstances, piggyback registration rights, pursuant to which it may require the Corporation to file a prospectus with the Canadian securities administrators qualifying the Shares owned by such party for sale in Canada any time beginning on the 90th day after the Corporation becomes a reporting issuer and has its Shares listed on a recognized exchange.

The agreement terminates on the earlier of: (a) GoldenTree holding in the aggregate less than 10% of the issued and outstanding Shares of the Corporation, determined on a non-diluted basis; and (b) July 13, 2016. Under the Agreement, the Corporation is not obliged to effect demand registrations in certain circumstances. For example, the Corporation is not obliged to effect more than one demand registration in any 12-month period for GoldenTree and more than three demand registrations in total under the Agreement, and the Corporation is not obliged to effect an underwritten demand registration in respect of a number of Shares that is expected to result in gross sale proceeds of less than $15 million.

If the Corporation proposes to qualify any securities under applicable securities laws or to make a distribution (by way of prospectus) (for its own account or for the account of any other holder of securities of the Corporation, or both), the Corporation is required to give GoldenTree written notice of the proposed qualification or distribution. Upon the written request of GoldenTree, given within prescribed time limits, that GoldenTree wishes to include a specified number of its Shares (which shall, at minimum, be equivalent to $10 million) in the distribution, the Corporation shall use reasonable efforts to, in conjunction with the proposed distribution, cause to be included all of the Shares that GoldenTree requests. In any event, if the managing underwriter or underwriters determine that the inclusion of such party’s Shares exceeds the number of such securities which can be sold in an orderly manner in such distribution within a price range acceptable to the Corporation, the Corporation will include only the number of Shares which the managing underwriter or underwriters believe may be sold in an orderly manner in such Distribution within the acceptable price range.

The allocation of costs and expenses in respect of the registration rights and piggyback rights are as follows: (a) In the case of a demand registration, all expenses shall be paid by the shareholder demanding such registration, unless the Corporation or other shareholders of the Corporation also sell their securities as part of the demand registration, in which case the expenses will be paid by the applicable shareholder, the Corporation and any such other shareholders in proportion to the gross proceeds received by each such person, and (b) in the case of a piggyback registration, the expenses shall be paid by the Corporation, any other shareholders of the Corporation and the party demanding registration in proportion to the gross proceeds received by each such person from the piggyback registration. The shareholder demanding registration, Corporation or any other selling shareholders is obliged to pay for each of their respective selling expenses (i.e. all underwriting discounts and commissions, share transfer taxes and expense reimbursements attributable to securities) in connection with any demand registration or piggyback registration. Under the agreement, the Corporation is responsible for all internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties).

Shareholder Rights Plan

A shareholder rights plan agreement dated November 8, 2010 (the “Postmedia Rights Plan”) was entered into between Postmedia and Computershare Investor Services Inc., as rights agent. Shareholders of the Corporation ratified the Postmedia Rights Plan at the annual and special meeting of the Corporation on February 24, 2011.

The following is a summary of the key features of the Postmedia Rights Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Postmedia Rights Plan, the full text of which is available on Postmedia’s website at www.postmedia.com. (Capitalized terms used in this section not otherwise defined herein have the meaning attributed to them in the Postmedia Rights Plan)

Issuance of Rights

One Right has been issued by Postmedia in respect of each Voting Share and Variable Voting Share outstanding at the Effective Time and will continue to be issued in respect of each Voting Share and Variable Voting Share issued thereafter and prior to the earlier of the Separation Time and the Expiration Time. Under the Postmedia Rights Plan, the Rights are confirmed and Postmedia confirms its authorization to continue the issuance of new Rights for each Voting Share and Variable Voting Share issued. Each Right entitles the registered holder thereof to purchase from Postmedia one Voting Share or Variable Voting Share, as the case may be. The exercise price under the Postmedia Rights Plan is an amount equal to three times the Market Price, from time to time, per Voting Share or Variable Voting Share, as the case may be. The Rights are not exercisable until the Separation Time. If a Flip-In Event occurs, each Right will entitle the registered holder to receive, upon payment of the Exercise Price, the number of Voting Share or Variable Voting Share, as applicable, having an aggregate Market Price on the date of consummation or occurrence of such Flip-in Event equal to ten times the relevant Exercise Price for an amount in cash equal to the relevant Exercise Price.

Under the Postmedia Rights Plan, Postmedia is not required to issue or deliver Rights, or securities issuable upon the exercise of Rights, outside of Canada, where such issuance or delivery would be unlawful without registration of the relevant Persons or securities. If the Postmedia Rights Plan would require compliance with securities laws or comparable legislation of a jurisdiction outside of Canada, Postmedia may establish procedures for the issuance to a Canadian resident fiduciary of such securities, to hold such Rights or other securities in trust for the Persons beneficially entitled to them, to sell such securities, and to remit the proceeds to such Persons.

Trading of Rights

Until the Separation Time (or the earlier termination or expiration of the Rights), the Rights will be evidenced by the certificates representing Voting Shares or Variable Voting Shares, as the case may be, and will be transferable only together with such associated shares. From and after the Separation Time and prior to the

Expiration Time, separate certificates evidencing the Rights (“Rights Certificates”), together with a disclosure statement prepared by Postmedia describing the Rights, will be mailed to holders of record of Voting Shares and Variable Voting Shares (other than an Acquiring Person) as of the Separation Time. Rights Certificates will also be issued in respect of Voting Share and Variable Voting Share issued prior to the Expiration Time, to each holder (other than an Acquiring Person) converting, after the Separation Time, securities (“Convertible Securities”) convertible into or exchangeable for Voting Shares or Variable Voting Shares. The Rights will trade separately from the Voting Shares and Variable Voting Shares, as the case may be, after the Separation Time.

Separation Time

The Separation Time is the close of business on the tenth business day after the earlier of (i) the Share Acquisition Date, which is generally the first date of public announcement of facts indicating that a Person has become an Acquiring Person; and (ii) the date of the commencement of, or first public announcement of the intent of any Person (other than Postmedia or any Subsidiary of Postmedia) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid, so long as such bid continues to satisfy the requirements of a Permitted Bid or Competing Permitted Bid). In either case, the Separation Time can be such later date as may be determined by the Board acting in good faith. If a Take-over Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, it will be deemed never to have been made.

Acquiring Person

In general, an “Acquiring Person” is a Person who is the Beneficial Owner of 20% or more of the outstanding Voting Shares or Variable Voting Shares. Excluded from the definition of “Acquiring Person” are Postmedia and its Subsidiaries, and any Person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares or Variable Voting Shares as a result of one or more or any combination of an acquisition or redemption by Postmedia of Shares, a Permitted Bid Acquisition, an Exempt Acquisition, a Convertible Security Acquisition and a Pro Rata Acquisition.

The definitions of “Permitted Bid Acquisition,” “Exempt Acquisition,” “Convertible Security Acquisition” and “Pro Rata Acquisition” are set out in the Postmedia Rights Plan. However, in general:

(a) a “Permitted Bid Acquisition” means an acquisition of Voting Shares or Variable Voting Shares made pursuant to a Permitted Bid or a Competing Permitted Bid;

(b) a “Share Reduction” means an acquisition or redemption by Postmedia or a Subsidiary of Postmedia of Voting Shares or Variable Voting Shares or the automatic or optional conversion of Variable Voting Shares into Voting Shares or vice versa (other than, for greater certainty, the automatic or optional conversion of shares Beneficially Owned by such Person) pursuant to the Constating Documents and the share provisions contained therein that, by reducing the number of Voting Shares or Variable Voting Shares outstanding, increases the percentage of outstanding Voting Shares or Variable Voting Shares Beneficially Owned by such Person to 20% or more of the Voting Shares or Variable Voting Shares, as the case may be, then outstanding;

(c) an “Exempt Acquisition” means a Voting Share or Variable Voting Share acquisition: (A) in respect of which the Board has waived the application of the Postmedia Rights Plan pursuant to certain provisions of the Postmedia Rights Plan; (B) pursuant to a dividend reinvestment plan of Postmedia; (C) pursuant to the receipt or exercise of rights issued by Postmedia to all holders of Voting Shares or Variable Voting Shares (other than holders resident in a jurisdiction where such dividend is restricted or impracticable as a result of applicable law) to subscribe for or purchase Voting Shares, Variable Voting Shares or Convertible Securities, provided that such rights are acquired directly from Postmedia and not from any other person and provided that the Person does not thereby acquire a greater percentage of Voting Shares, Variable Voting Shares or Convertible Securities so offered than the Person’s percentage of Voting Shares, Variable Voting Shares or Convertible Securities beneficially owned immediately prior to such acquisition; (D) pursuant to a distribution by Postmedia of Voting Shares, Variable Voting Shares or Convertible Securities by way of prospectus or private placement by Postmedia, provided that the Person does not thereby acquire (or is deemed to Beneficially Own) a greater percentage of Voting Shares or Variable Voting Shares so offered than the Person’s percentage of Voting Shares or Variable Voting Shares Beneficially Owned immediately prior to such acquisition; or (E) pursuant to the exercise of awards granted under a deferred share unit plan of Postmedia, options granted under a share option plan of Postmedia or rights to purchase securities granted under a share purchase plan of Postmedia;

(d) a “Pro Rata Acquisition” means an acquisition of Voting Shares, Variable Voting Shares or Convertible Securities: (i) as a result of a stock dividend, a stock split or other event pursuant to which such Person receives or acquires Voting Shares, Variable Voting Shares or Convertible Securities on the same pro rata basis as all other holders of securities of the same class or series of Postmedia; (ii) pursuant to a regular dividend reinvestment or other plan of Postmedia made available by Postmedia to all holders of Voting Shares and Variable Voting Shares (other than holders resident in any jurisdiction where participation in any such plan is restricted or impractical as a result of applicable law), where such plan permits the holder to direct that the dividends paid in respect of such Voting Shares and Variable Voting Shares be applied to the purchase from Postmedia of Voting Shares, Variable Voting Shares or Convertible Securities; or (iii) pursuant to the receipt and/or exercise of rights (other than the Postmedia Rights) issued by Postmedia to all of the holders of a series or class of Voting Shares and Variable Voting Shares (other than holders resident in any jurisdiction where participation in any such plan is restricted or impractical as a result of applicable law) on a pro rata basis to subscribe for or purchase Voting Shares, Variable Voting Shares or Convertible Securities, provided, however, that such Person does not thereby acquire a greater percentage of Voting Shares or Variable Voting Shares, as applicable, than the percentage of Voting Shares or Variable Voting Shares Beneficially Owned by that Person immediately prior to such acquisition;

(e) a “Convertible Security Acquisition” means an acquisition of Voting Shares or Variable Voting Shares upon the exercise, conversion or exchange of Convertible Securities received by such Person pursuant to a Permitted Bid Acquisition, Exempt Acquisition or a Pro Rata Acquisition; and

(f) a “Grandfather Person” means a Person who is the Beneficial Owner of 20% or more of the outstanding Voting Shares or Variable Voting Shares determined as at the Record Time, provided, however, that this exception shall not be, and shall cease to be, applicable to a Grandfathered Person in the event that such Grandfathered Person shall, after the Record Time, become the Beneficial Owner of any additional Voting Shares or Variable Voting Shares, other than through one or any combination of a Permitted Bid Acquisition, an Exempt Acquisition, a Share Reduction, a Pro Rata Acquisition or a Convertible Security Acquisition.

Also excluded from the definition of “Acquiring Person” is an underwriter or member of a banking or selling group that becomes the Beneficial Owner of 20% or more of Voting Shares or Variable Voting Shares in connection with a distribution of securities by way of prospectus or private placement.

Beneficial Ownership

In general, a Person is deemed to Beneficially Own Voting Shares or Variable Voting Shares actually held by others in circumstances where those holdings are or should be grouped together for purposes of the Postmedia Rights Plan. Included are holdings by the Person’s Affiliates (generally, a person that controls, is controlled by, or is under common control with another person) and Associates (generally, relatives sharing the same residence). Also included are securities which the Person or any of the Person’s Affiliates or Associates has the right to acquire within 60 days (other than (i) customary agreements with and between underwriters and/or banking group and/or selling group members with respect to a public offering or private placement of securities; or (ii) pursuant to a pledge of securities in the ordinary course of the pledgee’s business) provided, however, that a Non-Canadian who holds Variable Voting Shares will not be deemed to be the “Beneficial Owner” of, have “Beneficial Ownership” of or “Beneficially Own” any Voting Shares into which the Variable Voting Shares owned by such Person are convertible pursuant to the Corporation’s Constating Documents and the share provisions contained therein.

A Person is also deemed to “Beneficially Own” any securities that are Beneficially Owned (as described above) by any other Person with which the Person is acting jointly or in concert (a “Joint Actor”). A Person is a Joint Actor with any Person who is a party to any agreement, arrangement or understanding with the first Person or an Associate or Affiliate thereof for the purpose of acquiring or offering to acquire Shares.

Institutional Shareholder Exemptions from Beneficial Ownership

The definition of “Beneficial Ownership” contains several exclusions whereby a Person is not considered to “Beneficially Own” a security. There are exemptions from the deemed “Beneficial Ownership” provisions for institutional investors acting in the ordinary course of business. These exemptions apply to: (i) an investment manager (“Investment Manager”) which holds securities in the ordinary course of business in the performance of its duties for the account of any other Person (a “Client”), including the acquisition or holding of securities for non-discretionary accounts held on behalf of a Client by a broker or dealer registered under applicable securities law, provided, however, that for greater certainty, Investment Manager does not include a hedge fund, a private equity fund or similar fund or entity or any Person who manages any of the foregoing; (ii) a licensed trust company (“Trust Company”) acting as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent persons (each an “Estate Account”) or in relation to other accounts (each an “Other Account”) and which holds such security in the ordinary course of its duties for such accounts; (iii) the administrator or the trustee (a “Plan Trustee”) of one or more pension funds or plans (a “Pension Plan”) registered under applicable law; (iv) a Person who is a Pension Plan or is a Person established by statute (the “Statutory Body”), and its ordinary business or activity includes the management of investment funds for employee benefit plans, pension plans, insurance plans or various public bodies; or (v) a Crown agent or agency. The foregoing exemptions only apply so long as the Investment Manager, the Trust Company, the Plan Trustee, the Pension Plan, the Statutory Body or the Crown agent or agency is not then making or has not then announced an intention to make a Take-over Bid alone or acting jointly or in concert with any other Person, other than an Offer to Acquire Voting Shares or Variable Voting Shares or other securities pursuant to a distribution by Postmedia or by means of ordinary market transactions.

A Person will not be deemed to “Beneficially Own” a security because (i) the Person is a Client of the same Investment Manager, an Estate Account or an Other Account of the same Trust Company, or Pension Plan with the same Plan Trustee as another Person or Pension Plan on whose account the Investment Manager, Trust Company or Plan Trustee, as the case may be, holds such security; or (ii) the Person is a Client of an Investment Manager, Estate Account, Other Account or Pension Plan, and the security is owned at law or in equity by the Investment Manager, Trust Company or Plan Trustee, as the case may be.

Flip-In Event

A Flip-In Event occurs when any Person becomes an Acquiring Person. In the event that, prior to the Expiration Time, a Flip-In Event which has not been waived by the Board (whether before or after the occurrence of such Flip-In Event) occurs (see “—Waiver of Flip-In Events” below), each Right (except for Rights Beneficially Owned or which may thereafter be Beneficially Owned by an Acquiring Person or a transferee of such a Person, which Rights will become null and void) will constitute the right to purchase from Postmedia, upon exercise thereof in accordance with the terms of the Postmedia Rights Plan, that number of Voting Shares or Variable Voting Shares, as applicable, having an aggregate Market Price on the date of the Flip-In Event equal to ten times the Exercise Price, for the Exercise Price (such Right being subject to anti-dilution adjustments).

Permitted Bid and Competing Permitted Bid

A Permitted Bid is a Take-over Bid made by way of a Take-over Bid circular and which complies with the following additional provisions:

(a)	the Take-over Bid is made for all of the Voting Shares and Variable Voting Shares and is made to all holders of record of Voting Shares and Variable Voting Shares, other than the Offeror, its Affiliates, Associates and Joint Actors;

(b)	the Take-over Bid contains irrevocable and unqualified conditions that:

A.	no security will be taken up or paid for pursuant to the Take-over Bid prior to the close of business on a date which is not less than 60 days following the date of the Take-over Bid and the provisions for the take-up and payment for Voting Shares and Variable Voting Shares tendered or deposited thereunder will be subject to such irrevocable and unqualified condition;

B.	unless the Take-over Bid is withdrawn, securities may be deposited pursuant to the Take-over Bid at any time prior to the close of business on the date of first take-up or payment for securities and securities deposited pursuant to the Take-over Bid may be withdrawn at any time prior to the close of business on such date;

C.	not less than 50% of each of the outstanding Voting Shares and Variable Voting Shares held by Independent Shareholders must be deposited to the Take-over Bid and not withdrawn at the close of business on the date of first take-up or payment for securities; and

D.	in the event that not less than 50% of each of the outstanding Voting Shares and Variable Voting Shares held by Independent Shareholders have been deposited to the Take-over Bid and not withdrawn as at the date of first take-up or payment for securities under the Take-over Bid, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of securities for not less than 10 business days from the date of such public announcement.

A Competing Permitted Bid is a Take-over Bid that is made after a Permitted Bid or another Competing Permitted Bid has been made but prior to its expiry, satisfies all the requirements of a Permitted Bid as described above, except that a Competing Permitted Bid is not required to remain open for 60 days so long as it is open until the later of (i) the earliest date on which securities may be taken-up or paid for under any earlier Permitted Bid or Competing Permitted Bid that is in existence; and (ii) 35 days (or such other minimum period of days as may be prescribed by applicable law in Ontario) after the date of the Take-over Bid constituting the Competing Permitted Bid.

Redemption and Termination of Rights

(a)	Redemption of Rights on Approval of Holders of Shares and Rights. The Board may, at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the outstanding Rights at a redemption price of $0.000001 per Right, appropriately adjusted for anti-dilution as provided in the Postmedia Rights Plan (the “Redemption Price”).

(b)	Deemed Redemption. Where a Person acquires, pursuant to a Permitted Bid or a Competing Permitted Bid, outstanding Voting Shares or Convertible Securities, the Board shall be deemed to have elected to redeem the Rights at the Redemption Price.

(c)

Redemption of Rights on Withdrawal or Termination of Bid. Where a Take-over Bid that is not a Permitted Bid or a Competing Permitted Bid expires, is terminated or is otherwise withdrawn after the Separation Time and prior to the occurrence of a Flip-In Event, the Board may elect to redeem all of the outstanding Rights at the Redemption Price. In such event, all the provisions of the Postmedia Rights Plan shall continue to apply as if the Separation Time had not occurred and Rights Certificates representing the number of Rights held by each holder of record of Voting Shares and Variable Voting

Shares as of the Separation Time had not been mailed to each such holder and, for all purposes of the Postmedia Rights Plan, the Separation Time shall be deemed not to have occurred and Rights shall remain attached to the outstanding Voting Shares and Variable Voting Shares.

If the Board is deemed to have elected or elects to redeem the Rights as described above, the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights will be to receive the Redemption Price. Within 10 business days of any such election or deemed election to redeem the Rights, Postmedia will notify the holders of the Shares or, after the Separation Time, the holders of the Rights.

Waiver of Flip-In Events

The Board may waive the application of the events that occur under a Flip-in Event (see “—Flip-In Event” above) to any Flip-in Event by written notice delivered to the Rights Agent and in the event of such waiver, the Flip-in Event shall be deemed never to have occurred and, if such waiver is provided after the Separation Time, all the provisions of Postmedia Rights Plan shall continue to apply as if the Separation Time had not occurred and Rights Certificates representing the number of Rights held by each holder of record of Voting Shares and Variable Voting Shares as of the Separation Time had not been mailed to each such holder, and the Separation Time shall be deemed not to have occurred and Rights shall remain attached to the outstanding Voting Shares and Variable Voting Shares.

Anti-Dilution Adjustments

The Exercise Price of a Right, the number and kind of securities subject to purchase upon exercise of a Right, and the number of Rights outstanding, will be adjusted in certain events, including, without limitation:

(i)	if there is: (A) a declaration of a dividend on its Voting Shares or Variable Voting Shares payable in Voting Shares or Variable Voting Shares (or Convertible Securities) other than pursuant to any mandatory or optional share dividend reinvestment program, (B) a subdivision or change of the then outstanding Voting Shares or Variable Voting Shares into a greater number of shares, (C) a combination or change of the then outstanding Voting Shares or Variable Voting Shares into a smaller number of shares, or (D) an issuance of Voting Shares or Variable Voting Shares (or Convertible Securities) in lieu of or in exchange for existing shares; or

(ii)	if Postmedia fixes a record date for a distribution to all holders of Voting Shares and Variable Voting Shares of certain rights or warrants to acquire Voting Shares or Variable Voting Shares or Convertible Securities, or for the making of a distribution to all holders of Voting Shares or Variable Voting Shares of evidences of indebtedness or assets (other than regular periodic cash dividends or a distribution payable in Voting Shares or Variable Voting Shares, but including any distribution payable in securities other than Voting Shares or Variable Voting Shares).

Supplements and Amendments

Postmedia may at any time, amend, supplement, vary or delete any of the provision of the Postmedia Rights Plan.

Any such amendment, supplement, variation or deletion shall be effective from the date of the resolution of the Board adopting such amendment, supplement, variation or deletion or such earlier or later date as the Board may otherwise determine. The implementation of any such amendment, supplement, variation or deletion will be subject to receipt of any necessary regulatory approval including that of any securities regulatory authority or stock exchange.

Expiration

The Postmedia Rights Plan was approved by the Shareholders at the annual and special meeting of shareholders on February 24, 2011, and will remain in force until the earlier of the Termination Time (the time at which the right to exercise Rights will terminate pursuant to the Postmedia Rights Plan) and the termination of the annual meeting of Postmedia Shareholders in the year 2014 unless at or prior to such meeting the Independent Shareholders ratify the continued existence of the Postmedia Rights Plan.

Employee Share Purchase Plan

All union and non-union permanent full time and permanent part time employees of the Corporation, Postmedia Network Inc. or any affiliated company approved by the Board may participate in the Employee Share Purchase Plan (“ESPP”), subject to certain exclusions (including those employees who have been granted Options and those employees who are resident in the United States).

Under the terms of the ESPP, eligible employees of the Corporation who elect to participate shall contribute at least 1% of their annual base salary (excluding bonus, commission and overtime pay), up to a maximum on an annual basis equal to the lesser of (i) 5% of the employee’s annual base salary (excluding bonus, commission and overtime pay) and (ii) $8,000. The Corporation will match all contributions made by the employee by either contributing cash to be used by the administrative agent of the ESPP to purchase Shares on behalf of the employee or issuing Shares from treasury, in each case having a value equal to 25% of an employee’s contribution up to an annual maximum of $2,000 per employee. The Shares issued by, or purchased with contributions from, the Corporation will be issued to the employee within, or be subject to a vesting period of, 12 to 18 months following the employee contribution, respectively. The Corporation may also make additional contributions for any employee or group of employees in the Board’s discretion.

Both employee and employer contributions are used to acquire Shares on behalf of the employee through either issuances from treasury, open market purchases or a combination of both. Market purchases under the ESPP are made at the market price on the Toronto Stock Exchange. If employee contributions are used to purchase Shares from treasury, Shares are issued at the average 30-day closing price on the Toronto Stock Exchange and the corresponding employer shares are issued at the same price. If employee shares are acquired through open market purchases, corresponding employer shares are issued at the same price.

Employees may withdraw their Shares that are subject to the ESPP, subject to certain employer contribution vesting provisions. An employee’s participation in the ESPP terminates if he or she becomes disabled, retires, dies, is no longer eligible for the ESPP or the plan is terminated. On such terminations, all Shares (both vested and unvested) of the employee subject to the ESPP may be transferred as directed by the employee or sold. An employee’s participation in the ESPP also terminates if he or she is placed on layoff and all recall rights have been exhausted, or his or her employment is terminated. On such terminations, or if the employee terminates his or her participation in the plan, only those vested Shares of the employee subject to the ESPP may be transferred as directed by the employee or sold (and the employee will not be entitled to receive the unvested Shares). The right to participation in the ESPP may not be assigned or transferred.

The maximum number of Shares that may be issued from treasury under the ESPP is 800,000 Shares. As of June 2, 2011, no Shares have been issued in respect of the ESPP.

The maximum number of Shares that may be issued from treasury to insiders (as such term is defined in the Securities Act (Ontario)) within any one year period and issuable at any time under the ESPP and all other security based compensation arrangements is 10% of the total number of outstanding Shares on a fully diluted basis.

The Board reserves the right at any time, subject to any regulatory or stock exchange approval that may be required, to amend the ESPP without prior notice to or approval by the shareholders provided, however, that no amendment or modification shall adversely affect the rights and interests of a participant’s Shares allocated to his or her account under the ESPP prior to the date of such amendment. Examples of circumstances where the Board may make amendments without shareholder approval include, without limitation, amendments that would: (a) make housekeeping or clerical changes; (b) clarify any provision in the plan; (c) ensure compliance with applicable laws, regulations or policies of any governmental authority or relevant stock exchange; (d) change the class of participants eligible to participate in the plan; and (e) change the terms and conditions of any financial assistance which may be provided by the Corporation to the participants to facilitate the purchase of Shares under the ESPP, or adding or removing any provisions providing for such financial assistance. No amendment to the ESPP requiring the approval of the shareholders of the Corporation under any applicable securities laws or requirements (including without limitation the Toronto Stock Exchange rules and policies) shall become effective until such approval is obtained. In addition to the foregoing, the approval of the holders of a majority of the Shares present and voting in person or by proxy at a meeting of shareholders shall be required for: (a) any amendment to the provisions of the amendment provision of the ESPP; (b) a reduction in the price at which Shares are issued under the ESPP that benefits an insider of the Corporation; (c) any amendment to remove or to exceed the insider participation limit; and (d) any increase in the maximum number of Shares issuable under the ESPP.

RELATED PARTY TRANSACTIONS

Shared services with Canwest Global group

Prior to 2005, all of the businesses which were wholly owned by Canwest Global were operated on an integrated basis by Canwest Media Inc. As an integrated business, all business and support services, including executive services, information technology, human resources, accounting and finance, were shared amongst Canwest Media Inc. and its subsidiaries.

In 2005, Canwest LP was formed to acquire all of Canwest Media Inc.’s newspaper publishing and digital media entities (other than the entities that owned the National Post) and to operate such businesses, as well as certain of the shared services operations, as part of a planned income trust spin-off of Canwest Media Inc.’s newspaper publishing and digital media assets. The income trust spin-off was completed in October 2005.

When the publishing and digital media entities operated by Canwest Media Inc. were spun-off to Canwest LP, there was a recognition that the corporate services that had previously been shared between the various Canwest Global subsidiaries (the “Shared Services”) would need to continue, but that the cost of the provision of such services should be on commercially reasonable terms. Accordingly, Canwest Media Inc. and Canwest LP formalized the existing Shared Services arrangements by entering into formal agreements (the “Shared Services Agreements”). The Shared Services Agreements have historically included cross-promotional activities, editorial content, advisory, business and administrative services, technology services, license of certain intellectual property, sales and marketing services and occupancy costs.

In 2007, Canwest LP effected a going-private transaction of the income trust and, between July 2007 and July 2010, Canwest LP was a 100% wholly-owned, indirect subsidiary of Canwest Global. Following the Acquisition Date, the Corporation continued to participate in certain of these Shared Services arrangements. See “—Omnibus transition and reorganization agreement.”

Intercompany reorganization

In 2009, the Canwest Group and the LP Entities determined to undergo discrete and parallel restructurings to separate their businesses, with a view to enabling the Canwest Group and the LP Entities to operate independently of one another as restructured enterprises. The process of disentangling the Shared Services commenced in October 2009 through an internal corporate reorganization that was agreed to by the Canwest Group and the LP Entities pursuant to the terms of a transition and reorganization agreement dated October 26, 2009 and related agreements (collectively, the “transition agreements”).

The transition agreements provided for the orderly transition and subsequent termination of the Shared Services Agreements. Certain of the provisions of the Shared Services Agreements are amended or extended by the OTRA (as defined below). The transition agreements also provide for the re-alignment of certain individuals employed by the Canwest Group who provide services to the LP Entities and vice versa. Under the transition agreements, and pursuant to the OTRA (as defined below), these employees have been realigned with the entity to whom they are providing services and pension plan participants have been transferred to the pension plan sponsored by the entity for whom they are providing services.

Omnibus transition and reorganization agreement

In connection with entering into the Asset Purchase Agreement, the Canwest Group and the LP Entities determined that additional steps were necessary to complete the disentanglement of their respective businesses. These steps were set out in an omnibus transition and reorganization agreement (the “OTRA”), dated June 8, 2010, which was approved by the Court in connection with the Plan. The OTRA had three main functions: (i) the transfer, assignment or realignment of certain misaligned employees and related pensions and benefit matters, contracts, trademarks, domain names, IT, hardware, software and functionality and interests in real estate, leases and sub-leases; (ii) the extension or amendment of certain provisions in the Transition Agreements (principally, extending the provision of certain IT services by the LP Entities to the Canwest Group until February 28, 2011 and extending the trademark license agreement which permitted the LP Entities to continue to use the “Canwest” name for a transitional period that ended February 28, 2011; and (iii) the entering into of four new arms-length arrangements between certain members of the Canwest Group and the LP Entities. Under these arms-length agreements, the LP Entities were required to provide certain members of the Canwest Group with sales agency services, which the parties have agreed will expire on May 31, 2011, and certain members of the Canwest Group were required to provide marketing services, in each case on market terms. The parties are currently negotiating a new master digital media services extension agreement, which, if finalized, would further extend the provision of certain IT services by the LP Entities to the Canwest Group on market terms.

Upon consummation of the Acquisition, the OTRA was assigned to Postmedia Network Inc. See “Business—Acquisition of the Business” and “Significant Acquisition.”

Cross-promotional activities

Certain affiliates of Canwest LP, which we refer to as the “Canwest Media Entities,” were involved in cross-promotional activities whereby Canwest LP provided advertising space in its newspaper and digital media to certain Canwest Media Entities, and the Canwest Media Entities could provide Canwest LP with advertising time or space through television and radio broadcasting stations and specialty television channels owned, operated or managed by Canwest Media Inc. and its affiliates (the “Canadian Broadcasting Operations”). Canwest LP entered into an agreement with the Canadian Broadcasting Operations, whereby these activities were charged to the various entities. See note 24 to the Canwest LP audited financial statements for the periods ended May 31, 2010 and July 12, 2010 and the years ended August 31, 2009 and August 31, 2008, and note 16 to the Canwest LP unaudited interim consolidated financial statements for the three and six months ended February 28, 2010 and February 28, 2009.

Editorial content

Canwest LP and the Canadian Broadcasting Operations provided each other certain affiliation services related to editorial content. The Canadian Broadcasting Operations contributed editorial content to the Canwest LP’s online interactive services, and Canadian Broadcasting Operations had access to Canwest LP’s editorial content, information and editorial services. For editorial content activities, Canwest LP and the Canadian Broadcasting Operations provided such services on a cost recovery basis. See note 24 to the Canwest LP audited financial statements for the periods ended May 31, 2010 and July 12, 2010 and the years ended August 31, 2009 and August 31, 2008, and note 16 to the Canwest LP unaudited interim consolidated financial statements for the three and six months ended February 28, 2010 and February 28, 2009.

Advisory, business and administrative services

Canwest LP provided a number of services to the Canwest Media Entities including (i) business and administrative support services; (ii) information technology, human resources services, accounting; and (iii) website support services and provision of online sales representation. In addition, the Canwest Media Entities provided a number of services to Canwest LP including strategic planning, capital allocation, financing, insurance and risk management, treasury, legal, tax planning and compliance, investor and public relations, corporate development, sales representation, human resource management, capital asset management and internal audit.

Canwest LP and the Canwest Media Entities entered into various agreements that outlined the amount of the charges or the basis on which the charges for the services above were determined. See note 24 to the Canwest LP audited financial statements for the periods ended May 31, 2010 and July 12, 2010 and the years ended August 31, 2009 and August 31, 2008, and note 16 to the Canwest LP unaudited interim consolidated financial statements for the three and six months ended February 28, 2010 and February 28, 2009.

Occupancy costs

Canwest LP received payments for occupancy costs from Canwest Media Inc. based upon a proportionate allocation of actual costs based upon the square footage occupied by certain broadcast operations. See note 24 to the Canwest LP audited financial statements for the periods ended May 31, 2010 and July 12, 2010 and the years ended August 31, 2009 and August 31, 2008, and note 16 to the Canwest LP unaudited interim consolidated financial statements for the three and six months ended February 28, 2010 and February 28, 2009.

Registration Rights Agreement

See “Description of Share Capital—Registration Rights Agreement.”

Nominating Agreement

On July 13, 2010 the Corporation entered into a nominating agreement with GoldenTree, a principal shareholder of the Corporation. Pursuant to this agreement, for so long as GoldenTree (or certain investment funds for which GoldenTree serves as investment adviser) beneficially owns or exercises control or direction over a minimum of 10% of the outstanding Shares of the Corporation, GoldenTree has the right to select one individual, who shall be presented to the shareholders of the Corporation as part of management’s proposed list of nominees to serve as a director on the Board of the Corporation at any shareholder meeting at which directors of the Corporation are being elected. The current nominee of GoldenTree on the Board is Mr. Shapiro. Upon termination of the agreement the then current nominee of GoldenTree shall fulfill his or her term as member of the Board and GoldenTree shall cease to have any nomination rights on a going forward basis. See “Management—Nominating Agreement.”

Consulting Arrangement with John Paton

John Paton, a director of Postmedia, is a party to a consulting agreement with Postmedia pursuant to which he assists with the implementation of Postmedia’s Digital First strategy. For a description of the compensation received by Mr. Paton in respect of such consulting services, see “Statement of Executive Compensation—Compensation of Directors of Postmedia—Director Compensation—Annual fees.”

Consulting Arrangement with Wayne Parrish

A company controlled by Wayne Parrish is a party to a consulting agreement with Postmedia pursuant to which Mr. Parrish has been appointed as Chief Transformation Officer of Postmedia. For such consulting services, the company controlled by Mr. Parrish receives a monthly fee of approximately $25,000 and is eligible for an annual performance bonus.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Term Loan Facility

General

We entered into a Term Loan Facility (“Term Loan Facility”) dated July 13, 2010 with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc., as syndication agent, J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, Holdings and National Post Inc. (which has since been dissolved), as guarantors, and the lenders party thereto. Set forth below is a summary of the material terms of the Term Loan Facility.

Size and tenor

The Term Loan Facility provides for:

•	a six year US$300 million senior term loan facility (U.S. tranche);

•	a four and a half year $110 million senior term loan facility (Canadian tranche); and

•	up to US$50 million in one or more incremental term loan facilities.

The proceeds of the loans under the Term Loan Facility were used to finance a portion of the Acquisition, to pay related costs, fees and expenses and can be used, in the case of one or more incremental term loan facilities, for general corporate purposes.

Interest rates and fees

The US dollar-denominated term loan (the “US Tranche”) bears interest at a rate per annum which, at our option, can be either:

•	a base rate (not to be less than 3% per annum) plus a margin of 6% per annum; or

•	a Eurodollar rate (not to be less than 2% per annum) plus a margin of 7% per annum.

The Canadian dollar-denominated term loan (the “Canadian Tranche”) bears interest at a rate per annum which, at our option, can be either:

•	a Canadian prime rate plus a margin of 5% per annum; or

•	a CDOR rate plus a margin of 6% per annum.

If there is a payment default in respect of principal on the loans outstanding under the Term Loan Facility, all outstanding loans will bear interest at the otherwise applicable rate plus 2.0% per annum. If there is a payment default in respect of any other amount payable by us, upon the request of the requisite percentage of lenders in respect of the affected tranche, such overdue amount will bear interest at the rate applicable to base rate loans plus 2.0% per annum.

Amortization and voluntary and mandatory prepayments

The US tranche amortizes in 24 consecutive quarterly installments, in each case in an amount equal to the product of the original principal amount of the loans under such facility multiplied by 0.625% for the first four installments, 1.25% for the next four installments, 2.5% for the next four installments and 3.75% for the next eleven installments, with the remaining 41.25% to be due and payable at maturity. Notwithstanding the foregoing, such installments shall be reduced in connection with any voluntary or mandatory prepayments of the US tranche loans. Postmedia Network Inc. made voluntary payments of US$32.5 million, US$7.5 million and US$10.0 million on the US tranche loans on August 31, 2010, November 30, 2010, and February 28, 2011, respectively.

The Canadian tranche amortizes in 18 consecutive quarterly installments, in each case in an amount equal to the product of the original principal amount of the loans under such facility multiplied by 1.25% for the first four installments, 2.5% for the next eight installments and 3.75% for the next five installments, with the remaining 56.25% to be due and payable at maturity. Notwithstanding the foregoing, such installments shall be reduced in connection with any voluntary or mandatory prepayments of the Canadian tranche loans.

Mandatory prepayments of the loans under the Term Loan Facility are required with respect to (i) 100% of the net cash proceeds of asset sales and other dispositions (including as a result of casualty or condemnation), subject to certain exceptions and customary reinvestment rights, (ii) 100% of the net cash proceeds of any incurrence or issuance of indebtedness (subject to certain exceptions) and (iii) 75% of excess cash flow for each fiscal year, subject to adjustments for certain prepayments and subject to step downs to be determined based on total leverage ratios. Voluntary prepayments of the loans under the Term Loan Facility are permitted without premium or penalty, subject to certain conditions pertaining to minimum notice and payment amounts and, in the case of voluntary prepayments on or prior to the first anniversary of the closing date, payment of a premium on the principal amount so prepaid of 1%.

Security and guarantees

Our obligations under the Term Loan Facility and any swap agreements and cash management arrangements provided by any lender under the Term Loan Facility or any lender under the ABL Facility (or affiliates of the foregoing) are guaranteed by Holdings and all of our existing and future direct and indirect wholly-owned subsidiaries, subject to certain exceptions (including with respect to materiality) set forth in the definitive documentation for the Term Loan Facility.

The obligations and guarantees under the Term Loan Facility and any swap agreements and cash management arrangements provided by any lender under the Term Loan Facility or any lender under the ABL Facility (or affiliates of the foregoing) are secured by:

•

a first-priority security interest in substantially all of our and the guarantors’ tangible and intangible assets (other than, subject to certain exceptions, cash and cash equivalents, inventory, accounts receivable, certain related assets and the proceeds thereof), including, intellectual property, real property and our capital stock and the capital stock of our subsidiaries, in each case subject to certain exceptions set forth in the definitive documentation for the Term Loan Facility; and

•

a second-priority security interest in substantially all of our and the guarantors’ cash and cash equivalents, inventory, accounts receivable, certain related assets and the proceeds thereof, subject to certain exceptions to forth in the definitive documentation for the Term Loan Facility.

The collateral agent under the Term Loan Facility entered into:

•	an intercreditor agreement with the collateral agent under the indenture governing the notes; and

•	an intercreditor agreement with the collateral agent under the ABL Facility and the collateral agent under the indenture governing the notes.

The intercreditor agreements govern the relative priorities of the different collateral agents’ respective security interests in the assets securing the borrowings under the Term Loan Facility, the borrowings under the ABL Facility and the notes, and certain other matters relating to the administration of security interests, including enforcement rights with respect thereto. See “Description of notes—Intercreditor arrangements.”

Covenants

The Term Loan Facility contains certain affirmative covenants, including delivery of financial statements, reports and other information, delivery of notices of default, litigation and other material events, payment of obligations, preservation of existence, maintenance of properties, maintenance of insurance, compliance with laws, books and records, inspection rights, additional guarantors and additional security, use of proceeds, maintenance of ratings and Canadian status. The Term Loan Facility contains certain negative covenants, including limitations on indebtedness (including guarantees), liens, mergers, consolidations, liquidations and dissolutions, sales of assets and other dispositions, dividends and other payments in respect of capital stock, capital expenditures, acquisitions, investments, loans and advances, optional prepayments of other indebtedness, modifications of certain material debt instruments, transactions with affiliates, activities of Holdings, sale and leaseback transactions, changes in fiscal year and accounting policies, hedging arrangements, certain actions relating to pension plans, negative pledge clauses and clauses restricting subsidiary distributions, changes in lines of business and amendments to the Acquisition documents and organizational documents. The Term Loan Facility also includes a consolidated interest coverage ratio test, a consolidated total leverage ratio test and a consolidated first lien indebtedness leverage ratio test with which we must comply at all times for so long as any borrowings are outstanding under the Term Loan Facility.

Events of default

The Term Loan Facility contains certain events of default, including nonpayment of principal, interest, fees or other amounts, violation of covenants, material inaccuracy of representations and warranties, cross-default to material indebtedness, certain events of bankruptcy and insolvency, material judgments, a change in control, actual or asserted invalidity of liens or guarantees or any collateral document, and the termination or actual or asserted ineffectiveness of subordination provisions.

First Amendment to the Term Loan Facility

On April 4, 2011 the Corporation completed a repricing of the Term Loan Facility, the terms of which are contained in a first amendment to the Term Loan Facility (the “First Amendment”).

The First Amendment provides for a new first lien senior secured Tranche C (or “Tranche C”) term loan facility in an aggregate principal amount of US$365.0 million resulting from (a) the continuation of certain existing U.S. tranche loans of continuing lenders and (b) the borrowing of additional Tranche C term loans from new lenders. The First Amendment also provides for the repayment in full of the Canadian Tranche and of the U.S. tranche loans that are not being continued as Tranche C loans under the First Amendment and the payment of related fees, expenses and prepayment premiums.

Under the First Amendment, borrowings under the Tranche C term loan facility will bear interest at a reduced rate of (a) with respect to Eurodollar Rate loans, the Eurodollar Rate plus 500 basis points, with a Eurodollar Rate floor of 1.25%, and (b) with respect to Base Rate loans, the Base Rate plus 400 basis points, with a Base Rate floor of 2.25%. Certain prepayments or amendments of the Tranche C term loans on or prior to the first anniversary of the First Amendment will be subject to a premium of 1.00%.

The First Amendment also modifies certain financial covenants in the Term Loan Facility, including those relating to the consolidated interest coverage ratio, the consolidated total leverage ratio and the consolidated first lien indebtedness leverage ratio.

ABL Facility

General

We entered into the ABL Facility (“ABL facility”) on July 13, 2010 with Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent, joint collateral agent and co-syndication agent, JPMorgan Chase Bank, N.A., as co-syndication agent and Wells Fargo Bank, National Association, as joint collateral agent and co-documentation agent, and the other agents that may become party thereto, certain of our subsidiaries, as guarantors, and the lenders party thereto. Set forth below is a summary of the material terms of the ABL Facility.

Size and tenor

The ABL Facility provides for a four year revolving facility in an amount of up to $60 million (with a $10 million letter of credit sub-facility). The amount from time to time available under the ABL Facility cannot exceed a percentage to be determined by the administrative agent of our eligible accounts receivable (which term is defined in the definitive documentation for the ABL Facility).

The proceeds of the loans under the ABL Facility are permitted to be used to finance the working capital needs and our general corporate purposes.

Interest rates and fees

The loans under the ABL Facility are denominated in Canadian dollars and bear interest at a rate per annum which, at our option, can be either:

•	a Canadian prime rate plus a margin of 2.75% per annum (such margin to be subject to reduction based upon an availability threshold to be agreed); or

•	a CDOR rate plus a margin of 3.75% per annum (such margin to be subject to reduction based upon an availability threshold to be agreed).

If there is a payment default in respect of principal on the loans outstanding under the ABL Facility, all outstanding loans will bear interest at the rate applicable to Canadian prime rate loans plus 2.0% per annum. If there is a payment default in respect of any other amount payable by us, upon the request of the requisite percentage of lenders, such overdue amount will bear interest at the otherwise applicable rate plus 2.0% per annum. Issued but undrawn letters of credit will utilize the commitments under the ABL Facility and a fee equal to the margin applicable to CDOR rate loans plus 0.25% will be payable thereon.

The ABL Facility includes a commitment fee of 1.0% per annum (with a step down to 0.75% based upon a pricing grid to be set forth in the definitive documentation for the ABL Facility) on the average daily unused portion of the commitments under the ABL Facility, which commitment fee will be payable quarterly in arrears.

Security and guarantees

Our obligations under the ABL Facility are guaranteed by Holdings and all of our existing and future direct and indirect wholly-owned subsidiaries, subject to certain exceptions (including with respect to materiality) set forth in the definitive documentation for the ABL Facility.

The obligations and guarantees under the ABL Facility are secured by:

•

a first-priority security interest in substantially all of our and the guarantors’ cash and cash equivalents, inventory, accounts receivable, certain related assets and the proceeds thereof, subject to certain exceptions set forth in the definitive documentation for the ABL Facility; and

•

a third-priority security interest in substantially all of our and the guarantors’ tangible and intangible assets (other than cash, inventory, accounts receivable, certain related assets and the proceeds thereof), including, intellectual property, material real property and our capital stock and the capital stock of our subsidiaries, in each case subject to certain exceptions set forth in the definitive documentation for the ABL Facility.

The collateral agent under the ABL Facility entered into an intercreditor agreement with the collateral agent under the Term Loan Facility and the collateral agent under the indenture governing the notes offered hereby. The intercreditor agreement governs the relative priorities of the collateral agents’ respective security interests in the assets securing the borrowings under the ABL Facility, the borrowings under the Term Loan Facility and the notes, and certain other matters relating to the administration of security interests, including enforcement rights with respect thereto. See “Description of notes—Intercreditor arrangements.”

Covenants

The ABL Facility contains affirmative and negative covenants similar to those contained in the Term Loan Facility, and includes periodic field examinations. The ABL Facility contains provisions requiring us to maintain at all times excess availability in an amount to be agreed upon in the definitive documentation for the ABL Facility (currently expected to be $15 million). As a result, the maximum borrowing capacity under the ABL Facility is limited to $60 million minus such excess availability amount.

The ABL Facility provides for funds deposited into substantially all of our depository accounts to be swept on a daily basis into an account with the administrative agent under the ABL Facility. Upon and during the continuance of an event of default or at any time excess availability is below an amount to be set forth in the definitive documentation for the ABL Facility, collections which are received into such account will be used to reduce amounts owing under the ABL Facility.

Events of default

The ABL Facility contains events of default similar to those contained in the Term Loan Facility, in each case subject to the threshold amounts and grace periods set forth in the definitive documentation for the ABL Facility.

DESCRIPTION OF NOTES

We issued the outstanding notes and will issue the exchange notes pursuant to the Senior Secured Notes Indenture, dated as of July 13, 2010, by and among Postmedia Network Inc., Postmedia Network Canada Corp., The Bank of New York Mellon, as Trustee, and BNY Trust Company of Canada, as Collateral Agent (the “Indenture”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes are subject to all such terms, and you should refer to the Indenture and the Trust Indenture Act for a statement thereof. As used in this “Description of notes,” except as otherwise specified, the term “notes” means the outstanding notes, the exchange notes and any additional notes that may be issued under the Indenture. All such notes will vote together as a single class for all purposes of the Indenture.

Additional notes may be issued under the Indenture from time to time in an unlimited amount (“additional notes”), subject to compliance with the restrictions set forth under “—Certain covenants—Limitation on indebtedness” and “—Certain covenants—Limitation on liens.” The Company will only be permitted to issue such additional notes if at the time of such issuance it is in compliance with the covenants contained in the Indenture; provided that the Net Cash Proceeds from any such issuance of additional notes shall be deposited in the Collateral Account and, to the extent not applied to refinance Indebtedness, invested by the Company in Additional Assets, which Additional Assets are thereupon with their acquisition added to the Collateral securing the notes. Any additional notes will be part of the same series as the notes offered hereby and will vote on all matters as a single series with the notes offered in this offering. The additional notes may be issued only if the additional notes are fungible with the notes for U.S. federal income tax purposes. All references to the notes include additional notes. In addition, we are permitted to issue under the Indenture the exchange notes and replacement notes issued in exchange for notes that are lost, stolen, destroyed or redeemed or repurchased in part).

This description of notes is intended to be a useful overview of the material provisions of the notes, the Indenture, the Collateral Documents and the Intercreditor Agreements. Since this description of notes is only a summary, you should refer to the Indenture, the Collateral Documents and the Intercreditor Agreements for a complete description of the obligations of the Company and your rights. The Company will make copies of the Indenture, the Collateral Documents, the Intercreditor Agreements and the Registration Rights Agreement available to the Holders and to prospective investors upon request.

You will find the definitions of capitalized terms used in this description under the heading “—Certain definitions.” For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to Postmedia Network Inc. and not to its subsidiaries. “Holdings” refers only to Postmedia Network Canada Corp. and not to any of its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture. For purposes of this “Description of notes,” all dollar amounts presented are in Canadian dollars unless otherwise specified.

General

The notes

The exchange notes will:

•	be senior secured obligations of the Company;

•

be secured by second-priority Liens and security interests, subject to Permitted Liens, in the Term Loan Collateral of the Company and the Guarantors (i.e. the Collateral that secures the Term Loan Facility on a first-priority basis and the ABL Facility on a third-priority basis);

•

be secured by third-priority Liens and security interests, subject to Permitted Liens, in the ABL Collateral of the Company and the Guarantors (i.e. the Collateral that secures the ABL Facility on a first-priority basis and the Term Loan Facility on a second-priority basis);

•	rank equally in right of payment to any existing and future senior Indebtedness of the Company and senior in right of payment to any future subordinated Indebtedness of the Company;

•

be effectively subordinated to the Company’s Term Loan Obligations and the ABL Obligations, certain Hedging Obligations and all cash management obligations Incurred with any lender or its affiliate under the Term Loan Facility or the ABL Facility to the extent of the value of Term Loan Collateral that secures the Term Loan Obligations on a first-priority basis and to the extent of the value of the ABL Collateral that secures the ABL Obligations on a first-priority basis and the Term Loan Obligations on a second-priority basis;

•	be structurally subordinated to obligations of any future subsidiaries of the Company that are not Subsidiary Guarantors;

•	be effectively senior to all of the Company’s future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to any senior Lien on the Collateral);

•

be unconditionally guaranteed on a senior secured basis by Holdings and by each Subsidiary of the Company that guarantees the indebtedness under the Term Loan Facility and the ABL Facility (collectively, the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”), as further described below under “—General—The guarantees”;

•	mature on July 15, 2018; and

•	be issued in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

As of February 28, 2011:

•	the Company and the Guarantors had approximately $579.3 million of total Indebtedness (including the notes); and

•

the Company and the Guarantors had approximately $577.3 million of total secured indebtedness (including the notes and $320.8 million of Indebtedness outstanding under the Term Loan Facility but excluding the $45.0 million revolving Indebtedness under the ABL Facility, all of which would be secured by the ABL Collateral on a first-priority basis relative to the notes if borrowed).

The guarantees

The Guarantees will:

•	be senior obligations of the Guarantors;

•	be secured by second-priority Liens and security interests, subject to Permitted Liens, in the Term Loan Collateral of the Guarantors;

•	be secured by third-priority Liens and security interests, subject to Permitted Liens, in the ABL Collateral of the Guarantors;

•	rank equally in right of payment with all existing and future senior Indebtedness of the Guarantors and senior in right of payment to any future subordinated Indebtedness of the Guarantors;

•

be effectively subordinated to the Guarantors’ Term Loan Obligations and the ABL Obligations, certain Hedging Obligations and all cash management obligations Incurred with any lender or its affiliate under the Term Loan Facility or the ABL Facility to the extent of the value of Term Loan Collateral that secures the Term Loan Obligations on a first-priority basis and to the extent of the value of the ABL Collateral that secures the ABL Obligations on a first-priority basis and the Term Loan Obligations on a second-priority basis; and

•	be effectively senior to all of the Guarantors’ existing and future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to any senior Lien on the Collateral).

Interest

Interest on the exchange notes will:

•

accrue at the rate of 12.50% per annum; provided that the interest shall be increased by 1% per annum (i) on any overdue principal and (ii) if an Event of Default described in clause (6) under “—Events of default” occurs and is continuing;

•	accrue from January 15, 2011, which is the most recent interest payment date with respect to the outstanding notes;

•	be payable in cash semiannually in arrears on January 15 and July 15 (each an “Interest Payment Date”), commencing on July 15, 2011;

•	be payable to Holders of record on the January 1 and July 1 immediately preceding the related Interest Payment Date; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Notwithstanding the foregoing, if any such Interest Payment Date would otherwise be a day that is not a Business Day, then the interest payment will be postponed to the next succeeding Business Day. If the maturity date of the notes is a day that is not a Business Day, all payments to be made on such day will be made on the next succeeding Business Day, with the same force and effect as if made on the maturity date. In either of such cases, no additional interest will be payable as a result of such delay in payment. For purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid in respect of any note or under the Indenture is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under the Indenture are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under any note or under the Indenture.

Additional interest is payable with respect to the outstanding notes in certain circumstances if the Company does not consummate the exchange offer or shelf registration, as applicable, as provided in the Registration Rights Agreement and as further described under “Description of outstanding notes” in this prospectus.

Payments on the notes; paying agent and registrar

The Company will pay principal of, premium, if any, and interest on the notes, and notes may be exchanged or transferred, at the office or agency designated by the Company, except that the Company may, at its option, pay interest on the notes by check mailed to Holders of the notes at their registered addresses as they appear in the Registrar’s books. The Company has initially designated the corporate trust office of the Trustee (or an affiliate thereof) to act as its Paying Agent and Registrar. The Company may, however, change the Paying Agent or Registrar without prior notice to the Holders of the notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Company will pay principal of, premium, if any, and interest on, notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered Holder of such global note.

Transfer and exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of the notes. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of it for all purposes.

Additional amounts

The Company is required to make all its payments under or with respect to the notes free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) imposed or levied by or on behalf of the government of Canada or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company or any Guarantor is resident for tax purposes, or any jurisdiction from or through which payment is made on behalf of the Company (each a “Relevant Taxing Jurisdiction”), unless the Company is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

If the Company is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the notes, the Company will be required to pay as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by a Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to (1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership or corporation) and the Relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding outside of Canada of such note); (2) any estate, inheritance, gift, sales, excise, transfer, value added, personal property tax or similar tax, assessment or governmental charge; (3) any Taxes payable otherwise than by deduction or withholding from payments on the notes; or (4) any Taxes imposed because the relevant Holder or beneficial owner of the note fails to complete, execute and deliver to the Company any form or document to the extent applicable to such Holder or beneficial owner that may be required by law or by reason of administration of such law by a governmental authority of the appropriate Relevant Taxing Jurisdiction and which is reasonably requested in writing to be delivered to the Company in order to enable the Company to make payments on the notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document shall be delivered within 60 days of a written request therefor by the Company; nor will the Company pay Additional Amounts (a) if the payment could have been made without such deduction or withholding if the note had been presented for payment within 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder or beneficial owner would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period); (b) to any Holder or beneficial owner of the notes with which the Company does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payments; or (c) with respect to any payment of principal of, or premium, if any, on or interest on such note to any Holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such note.

The Company will pay the amount withheld or deducted to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Company will provide the Trustee with official receipts or other documentation satisfactory to the Trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

Whenever in the Indenture there is mentioned, in any context:

(1)	the payment of principal;

(2)	purchase prices in connection with a purchase of notes;

(3)	interest or Additional Interest; or

(4)	any other amount payable on or with respect to any of the notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Relevant Taxing Jurisdiction from the execution, delivery, enforcement or registration of the notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the notes (other than Taxes that are excluded from the Additional Amounts as provided above), and the Company will agree to indemnify the Holders for any such taxes paid by such Holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Company is a resident or any political subdivision or taxing authority or agency thereof or therein.

For a discussion of Canadian withholding taxes applicable to payments under or with respect to the notes, see “Certain Canadian federal income tax considerations for holders not resident in Canada.”

Redemption for changes in withholding taxes

The Company is entitled to redeem the notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to (but excluding) the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any Additional Amounts as a result of:

(1)	a change in or an amendment to the laws (including any regulations promulgated thereunder) of any Relevant Taxing Jurisdiction; or

(2)	any change in or amendment to any official position of a taxing authority in any Relevant Taxing Jurisdiction regarding the application or interpretation of such laws or regulations (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of this prospectus. Before the Company publishes or mails notice of redemption of the notes as described above, the Company will deliver to the Trustee an Officers’ Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The Company will also deliver an opinion of independent legal counsel acceptable to the Trustee stating that the Company would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the official application or interpretation of such laws or regulations by the Relevant Taxing Jurisdiction.

Mandatory redemption; open market purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase the notes as described below under “—Change of control” and “—Certain covenants—Limitation on sales of assets and subsidiary stock.”

The Company and its Affiliates may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

Optional redemption

Except as described below, the notes are not redeemable until July 15, 2014. On and after July 15, 2014, the Company may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the notes to be redeemed) plus accrued and unpaid interest on the notes, if any, and additional interest thereon, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage
2014	106.250%
2015	103.125%
2016 and thereafter	100.000%

The Company may on any one or more occasions prior to July 15, 2014 redeem up to 35% of the original principal amount of the notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 112.500% of the principal amount thereof plus accrued and unpaid interest, if any, and additional interest thereon, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date); provided that

(1)	at least 65% of the original principal amount of the notes remains outstanding after each such redemption; and

(2)	the redemption occurs within 90 days after the closing of such Equity Offering.

In addition, at any time prior to July 15, 2014, the Company may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, and additional interest thereon, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

Redemption procedures

The Company shall provide notice of any optional redemption to the Holders at least 30 and not more than 60 days’ prior to the applicable redemption date mailed by first-class mail to each Holder’s registered address. Notwithstanding the foregoing, redemption notices may be mailed or otherwise provided more than 60 days prior to a redemption date if such notice is issued in connection with the discharge of the obligations of the Company and the Guarantors under the notes pursuant to the Company’s exercise of the defeasance or satisfaction and discharge provisions under the Indenture. Any notice of redemption upon any Equity Offering may be given prior to the completion of such Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

If a redemption date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, and additional interest thereon, if any, will be paid to the Person in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed, then on as nearly a pro rata basis as possible (subject to such rounding as the Trustee may determine so that notes are redeemed in whole increments of US$1,000 and no note of US$2,000 in original principal amount or less will be redeemed in part). If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Ranking

The notes will be secured obligations of the Company that rank senior in right of payment to all future Indebtedness of the Company that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future Indebtedness of the Company that is not subordinated. The notes will be effectively senior to all of the Company’s existing and future unsecured Indebtedness to the extent of the value of the Collateral (after giving effect to any senior Lien on the Collateral). The notes will be effectively subordinated to the ABL Obligations to the extent the Company’s and the Guarantors’ ABL Collateral secures such obligations on a first-priority basis and effectively subordinated to the Term Loan Obligations to the extent the Company’s and the Guarantors’ Term Loan Collateral secures such obligations on a first-priority basis and to the extent the Company’s and the Guarantors’ ABL Collateral secures such obligations on a second-priority basis. The notes will be effectively subordinated to obligations of future subsidiaries of the Company that are not Guarantors. In the event of bankruptcy, liquidation, reorganization or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the ABL Obligations or the Term Loan Obligations, the Collateral will be available to pay obligations on the notes and the Guarantees only after all ABL Obligations and Term Loan Obligations secured by priority Liens on the Collateral have been repaid in full from such Collateral. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes and the Guarantees then outstanding.

Guarantees

The Guarantors will, jointly and severally, unconditionally guarantee, on a senior secured basis, the Company’s obligations under the notes and all obligations under the Indenture. Each Guarantee will be secured on a second-priority basis by the Term Loan Collateral owned by such Guarantor and on a third-priority basis by the ABL Collateral owned by such Guarantor. Holdings and the Subsidiaries that guarantee the Credit Facilities will initially guarantee the notes. Such Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Guarantees.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent transfer, conveyance, preference or transaction at undervalue under applicable law. See “Risk factors—Risk relating to the notes—Fraudulent transfer laws may permit a court to void the notes, the guarantees and/or the grant of Collateral and, if that occurs, you may not receive any payments on the notes.”

As of the Issue Date, the Company’s only wholly-owned Subsidiary, National Post, was a “Restricted Subsidiary.” National Post was dissolved effective January 31, 2011 and in accordance with the Indenture is no longer a Restricted Subsidiary or a Guarantor. Echo Publications Partnership, a non-wholly-owned Subsidiary, was the only Unrestricted Subsidiary on the Issue Date and is not a Guarantor. Under the circumstances described below under “—Certain covenants—Limitation on restricted payments,” the Company will be permitted to designate some of its Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Subsidiary Guarantor and that is designated an Unrestricted Subsidiary will be released from its Guarantee; and

•

the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Company for purposes of calculating compliance with the restrictive covenants contained in the Indenture except to the extent expressly permitted therein.

The Indenture will provide that each Guarantee by a Subsidiary Guarantor will be automatically and unconditionally released and discharged, and each Subsidiary Guarantor and its obligations under its Guarantee, the Indenture, the Collateral Documents and the Intercreditor Agreements will be released and discharged, upon:

(1)	any sale, exchange or transfer (by merger or otherwise) of Capital Stock of such Subsidiary Guarantor following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such Subsidiary Guarantor (other than by lease), which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture and all the obligations of such Subsidiary Guarantor in respect of all Indebtedness of the Company and the Guarantors terminate upon consummation of such transaction;

(2)	the release or discharge of the Guarantor from its guarantee of Indebtedness of the Company and the guarantees under the Credit Facilities (including by reason of the termination of all Credit Facilities), all other Indebtedness of the Company and the Restricted Subsidiaries and/or the Guarantee which resulted in the Obligation of such Subsidiary Guarantor to guarantee the notes, if such Subsidiary Guarantor would not then otherwise be required to guarantee the notes pursuant to the Indenture (and treating any guarantees of such Guarantor that remain outstanding as Incurred at least 30 days prior to such release or discharge), except a discharge or release by or as a result of payment under such guarantee; provided that if such Subsidiary has Incurred any Indebtedness or issued any Preferred Stock or Disqualified Stock in reliance on its status as a Guarantor under the covenant “—Certain covenants—Limitation on indebtedness,” such Subsidiary’s obligations under such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under “—Certain covenants—Limitation on indebtedness;”

(3)	if such Subsidiary Guarantor is dissolved or liquidated in accordance with the provisions of the Indenture;

(4)	the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(5)	the exercise by the Company of its legal defeasance option or covenant defeasance option as described under “—Legal defeasance and covenant defeasance” or the discharge of the Company’s obligations under the Indenture in accordance with the terms of the Indenture.

Collateral

The notes and Guarantees will be secured by:

•

second-priority Liens and security interests, subject to (x) the first-priority Liens and security interests securing the Term Loan Obligations and certain Hedging Obligations and cash management obligations Incurred with any lender or its affiliate under the Term Loan Facility or the ABL Facility and (y) other Permitted Liens, in substantially all of the property and assets of the Company and the Guarantors (other than Excluded Assets) not constituting ABL Collateral (the “Term Loan Collateral”), including: (i) intellectual property and intellectual property licenses; (ii) equipment; (iii) investment property other than Cash Equivalents, including all Capital Stock of the Company and each Subsidiary owned directly by the Company or any Guarantor; (iv) fixtures; (v) chattel paper, documents of title, intangibles (other than intellectual property), instruments and commercial tort claims not relating to ABL Collateral and guarantees and collateral security with respect to property otherwise constituting Term Loan Collateral; (vi) certain owned and leased real property; and (vii) the property and assets of the Company and the Guarantors described in the proviso set forth in the following paragraph; and

•

third-priority Liens and security interests in substantially all of the following property and assets of the Company and the Guarantors (other than Excluded Assets) (the “ABL Collateral”), subject to (x) the first- and second-priority Liens and security interests securing the ABL Obligations and the Term Loan Obligations, respectively, and certain Hedging Obligations and cash management obligations Incurred with any lender or its affiliate under the Term Loan Facility or the ABL Facility and (y) other Permitted Liens: (i) accounts; (ii) inventory; (iii) deposit accounts; (iv) money; (v) securities accounts; (vi) Cash Equivalents; (vii) chattel paper, documents of title, intangibles (other than intellectual property), instruments and commercial tort claims to the extent (and only to the extent) relating to the foregoing; (viii) supporting obligations (including letter of credit rights) to the extent (and only to the extent) relating to the foregoing; (ix) books and records relating to the foregoing; (x) guarantees, collateral security, insurance policies and insurance claims, claims for expropriation and condemnation or similar awards, in each case with respect to property otherwise constituting ABL Collateral and (xi) proceeds of ABL Collateral that would otherwise constitute Term Loan Collateral arising following the bankruptcy or insolvency of the Company or any Guarantor or the exercise of certain remedies under either of the Credit Facilities; provided that the ABL Collateral will not include (1) accounts constituting proceeds of the sale of Term Loan Collateral and insurance policies and insurance claims, claims for expropriation and condemnation or similar awards, in each case with respect to Term Loan Collateral, (2) certain Collateral Accounts established for the purpose of holding proceeds of Term Loan Collateral, (3) cash and Cash Equivalents constituting proceeds of Term Loan Collateral or of the investment thereof held in a Collateral Account (or, under certain circumstances, pending deposit into such Collateral Account) and (4) proceeds of Term Loan Collateral that would otherwise constitute ABL Collateral arising following the bankruptcy or insolvency of the Company or any Guarantor or the exercise of certain remedies under either of the Credit Facilities.

The Term Loan Collateral will also be pledged as collateral (i) on a first-lien priority basis to secure the Obligations of the Company and the Guarantors under the Term Loan Facility and (ii) on a third-lien priority basis to secure the obligations of the Company and the Guarantors under the ABL Facility. The ABL Collateral will also be pledged as collateral (i) on a second-lien priority basis to secure the Obligations of the Company and the Guarantors under the Term Loan Facility and (ii) on a first-lien priority basis to secure the Obligations of the Company and the Guarantors under the ABL Facility. The owned and leased real properties to be subject to a mortgage lien (including all after-acquired Material Real Property (as hereinafter defined) and Material Leases (as hereinafter defined) entered into after the Issue Date) that form a portion of the Collateral are referred to, individually and collectively, as the “Premises” in this description of notes.

Excluded Assets

The Collateral will exclude certain items of property (the “Excluded Assets”), including, without limitation:

(1)	any contract or agreement (other than a contract or agreement that is the whole of an account or chattel paper for money due or to become due) to the extent that the terms of such contract or agreement prohibit or require the consent of a third party as a condition to the creation of any security interest on the Company’s or any Guarantor’s interest thereunder and such consent has not been obtained; provided, that, if at any time the grant of a security interest in any such contract or agreement shall no longer be prohibited or consent to the creation of a security interest therein has been obtained, then the Company or the applicable Guarantor shall at such time be deemed to have granted a security interest in such contract or agreement; provided, further, that, unless and until the consent to the creation of a security interest is obtained, the Company or the applicable Guarantor shall, to the extent it may do so at law or pursuant to the provisions of the applicable contract or agreement, hold all benefit to be derived from such contracts or agreements in trust for the Collateral Agent as additional security for payment of the obligations described therein as being secured thereby; and provided, further, that in the case of any such contract or agreement that is material to the business of the Company or a Guarantor, it will use commercially reasonable efforts to obtain the necessary third party consent to the granting of the security interest, and upon obtaining such consent, the contract or agreement will constitute Collateral;

(2)	the last day of any term reserved by any real property, lease, written or unwritten, or any agreement to lease real property, in existence on the Issue Date or subsequently acquired by the Company or the Guarantors;

(3)	any real property acquired after the Issue Date which is not after-acquired Material Real Property and any leases entered into after the Issue Date which are not Material Leases;

(4)	any Trademark application filed in the United States Patent and Trademark Office on the basis of any Grantor’s “intent to use” such mark and for which a form evidencing use of the mark has not yet been filed with the United States Patent and Trademark Office, to the extent that granting a security interest in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application or any registration that issues therefrom under applicable U.S. federal law;

(5)	any Capital Stock or other securities of any Affiliate of Holdings or the Company in excess of the maximum amount of such Capital Stock or securities that could be included in the Collateral without creating a requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act for separate financial statements of such Affiliate to be included in filings by Holdings or the Company with the SEC (as a result, we currently anticipate that a portion of the Company’s stock will be released from the pledge as Collateral for the notes in connection with the Company’s filing obligations under the Registration Rights Agreement); and

(6)	any Capital Stock or other securities of Echo Publications Partnership, except to the extent included as Collateral for Debt Facilities.

Any Capital Stock that is excluded as Collateral pursuant to clause (5) above will not be excluded from the Collateral securing the Term Loan Facility and the ABL Facility. As a result, the notes will be effectively subordinated to the ABL Facility (which otherwise would be junior in priority with respect to the value of such Capital Stock) to the extent of the value of such Capital Stock excluded from the Collateral securing the notes.

We may not have granted or taken actions required to perfect the security interests in the assets of the type constituting Collateral by the Issue Date.

Use and Release of Collateral

Unless an Event of Default shall have occurred and be continuing and subject to certain terms and conditions, the Company and the Guarantors will be entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the Collateral Documents and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Collateral Documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon.

The Indenture and the Collateral Documents will, however, generally require the Company and the Guarantors to deliver to the collateral agent under the ABL Facility (the “ABL Collateral Agent”) or the collateral agent under the Term Loan Facility (the “Term Loan Collateral Agent” and, together with the ABL Collateral Agent, the “Credit Agents”) or the Collateral Agent (together with the ABL Collateral Agent and the Term Loan Collateral Agent, the “Agents”) to maintain in their possession certificates evidencing pledges of stocks and instruments evidencing Indebtedness and, subject to certain exceptions specified in the Indenture and the Collateral Documents, to maintain all cash and Cash Equivalents constituting Collateral of the Company and the Guarantors at an account or accounts with a financial institution that has entered into a control agreement in favor of the Agents, to the extent such an agreement is entered into under the ABL Facility.

Release of collateral. The indenture provides that the Liens on the Collateral securing the notes will automatically and without the need for any further action by any Person be released:

(1)	in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2)	in whole upon:

(a)	satisfaction and discharge of the Indenture as set forth below under “—Satisfaction and discharge”; or

(b)	a legal defeasance or covenant defeasance of the Indenture as described below under “—Legal defeasance and covenant defeasance”;

(3)	in part, as to any property constituting Collateral that (a) is sold, transferred or otherwise disposed of by the Company or any Guarantor (other than to the Company or another Guarantor) in a transaction not prohibited by the Indenture or the Collateral Documents at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee in accordance with the Indenture, concurrently with the release of such Guarantee (including in connection with the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary);

(4)	that is cash or Net Available Cash withdrawn from the Collateral Account for any one or more purposes permitted by subsection (a) of “—Certain covenants—Limitation on sales of assets and subsidiary stock”;

(5)	in whole or in part, as applicable, with the consent of Holders of 66 2/3% in aggregate principal amount of notes (including without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, notes); and

(6)	in part, in accordance with the applicable provisions of the Collateral Documents and the Intercreditor Agreements,

provided, that, in the case of any release in whole pursuant to clauses (1) through (5) above, all amounts owing to the Trustee and the Collateral Agent under the Indenture, the notes, the Guarantees, the Collateral Documents and the Intercreditor Agreements have been paid.

To the extent required by the Indenture for the release of principal properties that constitute Collateral, the Company and each Guarantor will furnish to the Trustee, prior to each proposed release of such Collateral pursuant to the Collateral Documents and the Indenture, an Officers’ Certificate and an Opinion of Counsel as required by the Indenture.

Upon compliance by the Company or the Guarantors, as the case may be, with the conditions precedent set forth above, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Company or the Guarantors, as the case may be, the released Collateral.

Certain limitations on the collateral. The right of the Collateral Agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or other insolvency proceeding were to be commenced by or against the Company or the Guarantors prior to the Collateral Agent having taken possession and disposed of the Collateral. Under the Bankruptcy and Insolvency Act, or the “BIA,” and the Companies’ Creditors Arrangement Act (the “CCAA”), a secured creditor may be prohibited from enforcing its security against a debtor in a bankruptcy or other insolvency case, or from disposing of collateral taken from such debtor, without court approval. Moreover, Canadian law permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments. Under Canadian bankruptcy and insolvency statutes, a court may grant an order authorizing interim financing which ranks in priority to the claim of any other secured creditor of the debtor. In such a circumstance, the court must consider a number of factors including whether any creditor may be materially prejudiced. Courts under the CCAA have broad discretion, and may utilize this discretion to order (in the Initial Order that commences proceedings under the CCAA, or in subsequent orders), that the collateral held by a secured creditor is not to be diminished during the CCAA proceedings. The Court may provide protections in the face of material prejudice. However, this power is discretionary, and we cannot predict when, or whether, the Collateral Agent under the Indenture for the notes could realize upon the collateral, or whether, or to what extent, Holders of notes would be compensated for any delay in payment or loss of value of the Collateral.

Furthermore, in the event that the value of the Collateral (after giving effect to any prior Liens) is not sufficient to repay all amounts due on the notes and any other Pari Passu Lien Obligations, the holders of the notes and such other Pari Passu Lien Obligations would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall. In addition, if the Company or the Guarantors were to become the subject of a bankruptcy case, the court, among other things, may void certain pre-filing transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be transfers at undervalue, preferences or fraudulent conveyances.

In addition, because the Collateral consists of pledges of the Capital Stock of Canadian entities and pledges of Canadian property, the validity of those pledges under applicable foreign law, and the ability of the Holders to realize upon that Collateral under applicable foreign law, may be limited by such law, which limitations may or may not affect such Liens.

Intercreditor Arrangements

The ABL Collateral securing the notes and the Guarantees will also serve as Collateral to secure the obligations of the Company and the Guarantors under the ABL Facility on a first-priority Lien basis, and under the Term Loan Facility and certain Hedging Obligations and cash management obligations incurred with any lender or its affiliate under the Term Loan Facility or the ABL Facility on a second-priority Lien basis. The Term Loan Collateral securing the notes and the Guarantees will also serve as Collateral to secure the obligations of the Company and the Guarantors under the Term Loan Facility and certain Hedging Obligations and cash management obligations incurred with any lender or its affiliate under the Term Loan Facility or the ABL Facility on a first-priority Lien basis, and the ABL Facility on a third-priority Lien basis. The Term Loan Collateral will secure the notes and the Guarantees on a second-priority Lien basis, and the ABL Collateral will secure the notes and the Guarantees on a third-priority Lien basis. On the date of or prior to the issuance of the notes, the Company and the Guarantors will acknowledge the ABL Intercreditor Agreement (the “ABL Intercreditor Agreement”), and the Company and the Guarantors will acknowledge the Term Loan Intercreditor Agreement (the “Term Loan Intercreditor Agreement,” and together with the ABL Intercreditor Agreement, the “Intercreditor Agreements”). If any other Indebtedness is designated as Pari Passu Lien Obligations and is permitted by the terms of the Indenture to be secured by the Collateral, the representatives of the holders of such other Pari Passu Lien Obligations will also become party to the Intercreditor Agreements and, in the case of such Pari Passu Lien Obligations, will designate the Collateral Agent as collateral agent on their behalf. The Indenture will provide that the Intercreditor Agreements may be amended from time to time without the consent of the holders of the notes to, among other things, add other parties holding the notes.

ABL Intercreditor Agreement

The ABL Intercreditor Agreement will provide, among other things, that (1) Liens on the ABL Collateral securing the notes will be junior to the Liens in favor of the ABL Agent securing the ABL Facility, and, consequently, the lenders under the ABL Facility will be entitled to receive the proceeds from the enforcement of security over any ABL Collateral prior to the Holders, (2) Liens on the Term Loan Collateral securing the notes will be senior to the security interest in favor of the ABL Agent, and, consequently, the Holders will be entitled to receive proceeds from the enforcement of security over such assets prior to the lenders under the ABL Facility and (3) certain procedures for enforcing the Liens on the ABL Collateral and the Liens on the Term Loan Collateral shall be followed.

The Lien priorities provided for in the ABL Intercreditor Agreement shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the obligations secured by the ABL Collateral or the obligations secured by the Term Loan Collateral, by the release of any Collateral or of any guarantees securing any secured obligations or by any action that any representative or secured party may take or fail to take in respect of any Collateral.

Pursuant to the terms of the ABL Intercreditor Agreement, prior to the discharge of the first-priority Liens securing the ABL Facility, the ABL Agent will determine the time and method by which the security interests in the ABL Collateral will be enforced. The Collateral Agent will not be permitted to enforce the security interests and certain other rights related to the notes on the ABL Collateral even if an Event of Default has occurred and the notes have been accelerated except in any insolvency or liquidation proceeding as necessary to file a claim or statement of interest with respect to the notes or any Guarantee. After the discharge of the first-priority Liens securing the ABL Facility, the provisions of the Term Loan Intercreditor Agreement shall govern the time and method by which the security interests in the ABL Collateral will be enforced and the distribution of proceeds of the ABL Collateral received under the Collateral Documents.

In the event of any sale or other disposition of any ABL Collateral permitted, or consented to by the ABL Agent, under the terms of the ABL Facility that results in the release of any of the ABL Agent’s Liens on any ABL Collateral (excluding any sale or other disposition that is not permitted by the Indenture, the Collateral Documents and the documents governing the Term Loan Facility, unless such sale or other disposition is consummated in connection with the exercise of the ABL Agent’s remedies in respect of Collateral or consummated after the commencement of any insolvency or liquidation proceeding), the Collateral Agent’s Liens on the Collateral will be automatically released to the same extent as the ABL Agent’s Lien and the Collateral Agent will be required to take such actions (and will be deemed to have authorized such actions) as necessary to effect such release.

In the event a bankruptcy or other insolvency proceeding shall be commenced by or against the Company or any Guarantor and the ABL Agent shall desire to permit the Company or any Guarantor the use of cash collateral or to enter into certain debtor-in-possession financings with a holder of ABL Obligations (an “ABL DIP Financing”) in such proceeding, with such ABL DIP Financing to be secured by all or any portion of the ABL Collateral, neither the Collateral Agent nor any Holder shall raise any objection, or support any objection to such ABL DIP Financing, on any grounds; provided that (1) the aggregate outstanding principal amount of such ABL DIP Financing, together with the aggregate outstanding principal amount of the ABL Obligations, Term Loan Obligations and Obligations with respect to the notes as of such date following the application of the proceeds of such ABL DIP Financing, does not exceed $845.0 million, (2) the Collateral Agent retains its Lien on the Collateral and, as to Term Loan Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Canadian bankruptcy laws and any Lien of Term Loan Collateral securing such ABL DIP Financing is junior and subordinate to the Lien of the Collateral Agent on the Term Loan Collateral and (3) all Liens on the ABL Collateral securing such ABL DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent securing the ABL Obligations on the Collateral; and provided further that the Collateral Agent and the Holders shall not be prevented from objecting to any provision in the DIP Financing that would (i) relate to any provision or content of a plan of reorganization, or (ii) expressly require the liquidation of the Term Loan Collateral prior to a default under the ABL DIP Financing documentation. To the extent the Liens on the ABL Collateral securing the ABL Obligations are subordinated or pari passu with such ABL DIP Financing, the Collateral Agent will subordinate its Liens in the ABL Collateral to the Liens securing such ABL DIP Financing (and all obligations relating thereto and to a “carve-out” agreed to by the ABL Agent or otherwise applicable thereto) and will not request any other relief in connection with its rights as a holder of Liens on the ABL Collateral in connection with such ABL DIP Financing.

The ABL Intercreditor Agreement provides that the Collateral Agent may not assert any right of marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the ABL Collateral.

All or a portion of the Obligations secured by the ABL Collateral consists of or may consist of Indebtedness that is revolving in nature, and the amount thereof may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed and such Obligations may, subject to the limitations set forth in the Indenture, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, as described below under “—Refinancings of the credit facilities and the notes.”

The notes’ and the Guarantees’ third-priority Liens on and security interests in the ABL Collateral, along with the second-priority Liens of the Term Loan Agent, will be terminated and automatically released if the Lien in favor of the collateral agent for the ABL Facility on such ABL Collateral is released, subject to the ABL Intercreditor Agreement, in connection with any sale or other disposition of such ABL Collateral in connection with an enforcement action by the ABL Agent, or in connection with any sale or other disposition permitted by the Indenture and the Term Loan Facility. Except as provided in the ABL Intercreditor Agreement, holders of Liens on the ABL Collateral that are junior relative to the Liens of holders of ABL Obligations, including the Holders of the notes and holders of Pari Passu Lien Obligations, will not be able to take any enforcement action with respect to the ABL Collateral so long as any ABL Obligations are outstanding.

The third-priority Liens on and security interests in the Term Loan Collateral in favor of the holders of ABL Obligations will be terminated and automatically released if the Lien in favor of the Term Loan Agent on such Term Loan Collateral is released, subject to the ABL Intercreditor Agreement, in connection with any sale or other disposition of such Term Loan Collateral in connection with an enforcement action by the Term Loan Agent or Collateral Agent, or in connection with any sale or other disposition permitted by the Indenture and the ABL Facility. Except as provided in the Term Loan Intercreditor Agreement, holders of Liens on the Term Loan Collateral that are junior to the Liens in favor of the lenders under the Term Loan Facility and the Holders of the notes, including holders of ABL Obligations, will not be able to take any enforcement action with respect to the Term Loan Collateral so long as any obligations under the Term Loan Facility or any notes are outstanding.

The ABL Intercreditor Agreement provides that if the ABL Agent takes any enforcement action with respect to the ABL Collateral, the Collateral Agent and the Holders will permit the ABL Agent, its employees, agents, advisers and representatives, to enter upon and use the Term Loan Collateral (including, without limitation, real property, general intangibles and intellectual property), for a period not to exceed (i) 120 days, in the case of Term Loan Collateral other than real property and intellectual property, (ii) one year, in the case of real property and (iii) until the liquidation of the ABL Collateral is completed, in the case of intellectual property, in each case after the commencement by the ABL Agent of remedies with respect to the ABL Collateral, for purposes of assembling, inspecting, copying or downloading information stored on, completing a production run of inventory involving, taking possession of, moving, preparing and advertising for sale, selling, liquidating, storing or otherwise dealing with, or otherwise exercising remedies with respect to, the ABL Collateral; provided that, in the case of use of real property, the ABL Agent will pay fair market rent for the use of such real property for any period of use after 120 days after such commencement of enforcement actions; provided further, however, that nothing contained in the ABL Intercreditor Agreement will restrict the rights of the Collateral Agent (or the Term Loan Agent) to sell, assign or otherwise transfer any Term Loan Collateral prior to the date that is 120 days following the commencement of remedies with respect to the ABL Collateral if the purchaser, assignee or transferee thereof agrees to be bound by these provisions of the ABL Intercreditor Agreement. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Collateral has been entered by a court of competent jurisdiction or otherwise arises by operation of Canadian bankruptcy laws or any other insolvency law, such 120-day period shall be tolled during the pendency of any such stay or other order. The Collateral Agent and the Holders will use commercially reasonable efforts to not hinder or restrict the ABL Agent from exercising the rights detailed in this paragraph.

Term Loan Intercreditor Agreement

The Term Loan Intercreditor Agreement will provide, among other things, that (1) Liens on the Collateral securing the notes will be junior to the Liens in favor of the Term Loan Agent securing the Term Loan Obligations and certain Hedging Obligations and cash management obligations incurred with any lender or its affiliates under the Term Loan Facility or the ABL Facility, and consequently, the lenders under the Term Loan Facility will be entitled to receive the proceeds from the enforcement of security over any Collateral prior to the Holders, (2) during any insolvency proceedings, the Term Loan Agent and the Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in the Collateral and (3) certain procedures for enforcing the Liens on the Collateral shall be followed.

Pursuant to the terms of the Term Loan Intercreditor Agreement, and subject to the provisions of the ABL Intercreditor Agreement, so long as Term Loan Obligations are secured, the Term Loan Agent will determine the time and method by which the security interests in the Collateral will be enforced except as provided in the following paragraph. The Collateral Agent will not be permitted to enforce the security interests and certain other rights related to the notes on the Collateral even if an Event of Default has occurred and the notes have been accelerated except (1) in any insolvency or liquidation proceeding as necessary to file a claim or statement of interest with respect to the notes or any Guarantee, (2) as described in the following paragraphs and (3) in certain other limited situations. After the discharge of the Liens securing the Term Loan Obligations, and subject to the provisions of the ABL Intercreditor Agreement, the Collateral Agent, acting at the instruction of the holders of a majority in principal amount of the notes and holders of any Pari Passu Lien Obligations, voting as one class, in accordance with the provisions of the Indenture and the Collateral Documents, will determine the time and method by which its Lien in the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Collateral Documents for the ratable benefit of the holders of the notes and holders of the Pari Passu Lien Obligations.

The Collateral Agent may exercise rights and remedies with respect to the security interests in the Collateral, subject to the provisions of the ABL Intercreditor Agreement, after the passage of a period of 180 days from the first date on which the Collateral Agent has notified the Term Loan Agent in writing of the Collateral Agent’s intention to exercise remedies following the declaration of the existence of any Event of Default. However, the Collateral Agent is only permitted to exercise remedies to the extent that the Term Loan Agent is not diligently pursuing in good faith the exercise of its enforcement rights and remedies with respect to the Collateral and no insolvency proceeding has commenced.

In the event of any sale or other disposition of any Collateral permitted, or consented to by the Term Loan Agent, under the terms of the Term Loan Facility that results in the release of any of the Term Loan Agent’s Liens on any Collateral (excluding any sale or other disposition that is not permitted by the Indenture and the Collateral Documents, unless such sale or other disposition is consummated in connection with the exercise of the Term Loan Agent’s remedies in respect of Collateral or consummated after the commencement of any insolvency or liquidation proceeding), the Collateral Agent’s Liens on the Collateral will be automatically released to the same extent as the Term Loan Agent’s Lien and the Collateral Agent will be required to take such actions (and will be deemed to have authorized such actions) as necessary to effect such release.

Subject to the provisions of the ABL Intercreditor Agreement, in the event a bankruptcy or other insolvency proceeding shall be commenced by or against the Company or any Guarantor and the Term Loan Agent shall desire to permit the Company or any Guarantor the use of cash collateral or to enter into certain debtor-in-possession financings with a holder of Term Loan Facility Obligations (a “Term Loan DIP Financing”) in such proceeding, neither the Collateral Agent nor any Holder shall raise any objection, or support any objection to such Term Loan DIP Financing, on any grounds; provided that (1) the aggregate outstanding principal amount of such Term Loan DIP Financing, together with the aggregate outstanding principal amount of the Term Loan Obligations, ABL Obligations and Obligations with respect to the notes, as of such date following the application of the proceeds of such Term Loan DIP Financing does not exceed $845.0 million, (2) the Collateral Agent retains its Lien on the Collateral and (3) all Liens on the Collateral securing such Term Loan DIP Financing shall be senior to or on a parity with the Liens of the Term Loan Agent securing the Term Loan Obligations on the Collateral; and provided further that the Collateral Agent and the Holders shall not be prevented from objecting to any provision in the Term Loan DIP Financing that would (i) compel the Company or any Guarantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the documents for the Term Loan DIP Financing, or (ii) expressly require the liquidation of the Collateral prior to a default under the Term Loan DIP Financing documentation. To the extent the Liens securing the Term Loan Obligations are subordinated or pari passu with such Term Loan DIP Financing, the Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such Term Loan DIP Financing (and all obligations relating thereto and to a “carve-out” agreed to by the Term Loan Agent or otherwise applicable thereto) and will not request any other relief in connection with its rights as a holder of Liens on the Collateral (other than as expressly agreed by the Term Loan Agent or to the extent described as permitted in the following paragraph).

The Term Loan Intercreditor Agreement will limit the right of the Collateral Agent and the holders of the notes to seek relief from any stay of proceedings. The Term Loan Intercreditor Agreement provides that the Collateral Agent may not assert any right of marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral.

Holders will be deemed to have agreed and accepted the terms of the Intercreditor Agreements by their acceptance of the notes.

Sufficiency of Collateral

No appraisal of the value of the Collateral has been made in connection with this offering of notes and the value of the Collateral in the event of liquidation may be materially different from book value. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and other factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited, to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described above.

In addition, in conjunction with the Acquisition, we were required to use the acquisition method of accounting, which required us to record the Acquired Assets at fair market value. However, no assurances can be given that our estimates of fair market value will conform to the actual fair market value or that such actual fair market values will be sufficient to fully collateralize the notes.

Certain Covenants with Respect to the Collateral

The Collateral will be pledged pursuant to the Collateral Documents, which contain provisions relating to identification of the Collateral and the maintenance of perfected Liens therein. The following is a summary of some of the covenants and provisions set forth in the Collateral Documents and the Indenture as they relate to the Collateral.

Maintenance of collateral. The Indenture and/or the Collateral Documents, subject to certain exceptions, provide that the Company and the Guarantors shall maintain the Collateral that is material to the conduct of their respective businesses in good, safe and insurable operating order, condition and repair. The Indenture and/or the Collateral Documents, subject to certain exceptions, also provide that the Company and the Guarantors shall pay all real estate and other taxes, and maintain in full force and effect all material permits and certain insurance coverages.

Certain proceeds. The Indenture will provide that, except as otherwise required pursuant to the Intercreditor Agreements, (1) any Net Award or Net Insurance Proceeds shall be invested in Additional Assets that are Collateral (which may include performance of a restoration of the Collateral) and (2) pending such investment, any such Net Award or Net Insurance Proceeds shall be deposited in the Collateral Account.

After-acquired property. Upon (1) the acquisition by the Company or any Guarantor after the Issue Date of any after-acquired assets, including, but not limited to, any after-acquired Material Real Property or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral or the Company’s or a Guarantor’s entering into of a Material Lease, or (2) the acquisition by the Company or any Guarantor after the Issue Date of any Additional Assets out of the Net Cash Proceeds from any issuance of additional notes or other Indebtedness or in compliance with the covenant described below under “—Certain covenants—Limitation on sales of assets and subsidiary stock,” the Company or such Guarantor shall execute and deliver, (i) with regard to any Material Real Property or Material Leases, the items described under “—Real estate mortgages and filings” below within 60 days of the date of such acquisition or the entering into of such leases, and (ii) to the extent required by the Collateral Documents, any information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property (other than Excluded Assets) and to have such after-acquired property added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

Further assurances. To the extent required under the Indenture or any of the Collateral Documents, the Company and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Collateral Documents in the Collateral. In addition, to the extent required under the Indenture or any of the Collateral Documents, from time to time, the Company will reasonably promptly secure the obligations under the Indenture and Collateral Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral perfected to the extent required by the Collateral Documents. Such security interests and Liens will be created under the Collateral Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to the Trustee.

The Indenture will provide that the Company will comply with the applicable provisions of the Trust Indenture Act as they relate to the Collateral whether or not the Indenture is qualified under the Trust Indenture Act.

The Company will cause Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the notes, to be complied with, whether or not the Indenture is qualified under the Trust Indenture Act. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that under the terms of Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) is inapplicable.

Impairment of security interest. Neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the Holders with respect to the Collateral. Neither the Company nor any of its Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Collateral Agent), any Liens in the Collateral, other than Permitted Liens. None of Holdings, the Company or any of its respective Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person in a manner that conflicts with the Indenture, the notes, the Guarantees and the Collateral Documents. Holdings and the Company will, and the

Company will cause each Subsidiary Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee or the Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Collateral Documents.

Real estate mortgages and filings. (i) With respect to the Premises owned or leased by the Company or a Guarantor on the Issue Date, within 60 days after the Issue Date or such earlier date as similar documents or evidence of completion are delivered or performed pursuant to the Credit Facilities and (ii) with respect to Premises acquired or leased by the Company or a Guarantor after the Issue Date that forms a part of the Collateral, within 60 days of the date of acquisition or lease, as applicable:

(1)	the Company or such Guarantor shall deliver to the Collateral Agent, as mortgagee or beneficiary, fully executed counterparts of Mortgages, in accordance with the requirements of the Indenture and/or the Collateral Documents, and evidence that a counterpart of the Mortgage has been either recorded or registered or delivered to a title insurer or title insurance agent (the “Title Company”) in all places to the extent necessary or desirable to effectively create a valid and enforceable mortgage, charge, hypothec or deed of trust lien (with the priority required by the Intercreditor Agreements) on the covered Premises in favor of the Collateral Agent for the benefit of the Trustee and each holder of the notes, securing the notes, subject to Permitted Liens;

(2)	the Collateral Agent shall have received a policy of title insurance (or commitment to issue such a policy having the effect of a policy of title insurance) which shall (A) be in an amount equal to 105% of the fair market value of the Premises covered thereby, (B) be issued at commercially reasonable rates, (C) insure or commit to insure that the Mortgage insured thereby creates a valid and enforceable mortgage, charge, hypothec or deed of trust lien (with the priority required by the Intercreditor Agreements) in the real property described therein, free and clear of all defects and encumbrances, except Permitted Liens, (D) name the Collateral Agent for the benefit of the Trustee and each holder of the notes as the insured thereunder, (E) be in the form of ALTA Loan Policy—2006 (or equivalent policies), (F) contain such affirmative coverage and title endorsements as the Collateral Agent shall reasonably request, and (G) be issued by the Title Company, together with evidence that all premiums in respect of such policy or commitment, all charges for mortgage recording tax and all related expenses, if any, have been paid;

(3)	the Company shall, or shall cause the Guarantors to, deliver to the Collateral Agent (x) with respect to each of the covered Premises owned on the Issue Date, such filings, surveys (or any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance policies) (in each case, to the extent existing on the Issue Date), local counsel opinions, fixture filings, along with such other documents, instruments, certificates and agreements, as the Collateral Agent and its counsel shall reasonably request, and (y) with respect to each of the covered Premises acquired after the date of the Indenture, such filings, surveys (to the extent existing at the time of the acquisition), fixture filings, instruments, certificates, agreements and/or other documents necessary to comply with clauses (1) and (2) above and to perfect the Collateral Agent’s security interest and second-priority Lien in such acquired covered Premises, together with such local counsel opinions as are customary in a transaction of this type and as are delivered in connection with any Term Loan Facility.

If the Company or any Guarantor were to become subject to a bankruptcy or other insolvency proceeding, any Liens recorded or perfected after the Issue Date would face a greater risk of being invalidated than if they had been recorded or perfected on the Issue Date. Additionally, a failure, for any reason that is not permitted or contemplated under the Collateral Documents and Intercreditor Agreements, to perfect the security interest in the Premises included in the Collateral may result in a default under the Indenture.

Leasehold Interests

With respect to leasehold interests in real property leased by the Company or a Guarantor on or after the Issue Date, if, and to the extent that any landlord waiver, consent or collateral access agreement (“Landlord Access Agreement”) from the landlord, warehouseman or other party controlling such leased premises is delivered to the ABL Agent pursuant to the ABL Facility on or after the Issue Date with respect to such leased premises, the Company or the applicable Guarantor shall use its commercially reasonable efforts to obtain and deliver a Landlord Access Agreement to the Collateral Agent with respect to such leased premises; and provided, further, that the foregoing obligation of the Company and the Guarantors with respect to such leased premises will be satisfied if the Company and/or the Guarantors deliver to the Collateral Agent a Landlord Access Agreement in the same form as was delivered to the ABL Agent under the ABL Facility, regardless of whether or not the Collateral Agent agrees to execute such document. If the Company and the Guarantors are not able to obtain an access agreement for a leased property, it may be more difficult for the Collateral Agent to foreclose on any Collateral located at such property.

Negative Pledge

The Indenture provides that the Company and their Restricted Subsidiaries will not further pledge the Collateral as security or otherwise, subject to Permitted Liens. The Company, however, subject to compliance by the Company with the “—Certain covenants—Limitation on indebtedness” and “—Certain covenants—Limitation on liens” covenants, have the ability to issue an unlimited aggregate principal amount of additional notes having identical terms and conditions as the notes, all of which may be secured by the Collateral; provided, however, that the Net Cash Proceeds from any such issuance of additional notes shall be deposited into the Collateral Account and, to the extent not applied to refinance Indebtedness, invested by the Company in Additional Assets, which Additional Assets are thereupon with their acquisition added to the Collateral securing the notes.

Foreclosure

Upon the occurrence and during the continuance of an Event of Default, the Collateral Documents provide for (among other available remedies) the sale of, or other realization upon, the applicable Collateral by the Collateral Agent and the distribution of the net proceeds of any such sale to the Holders on a pro rata basis, subject to any prior Liens on the Collateral and the provisions of the Intercreditor Agreements. The Intercreditor Agreements will provide, among other things, that (1) Liens on the Term Loan Collateral securing the notes will be junior to the Liens of the Term Loan Agent, and consequently, the lenders under the Term Loan Facility will be entitled to receive the proceeds from the enforcement of security over such Term Loan Collateral prior to the Holders, (2) Liens on the ABL Collateral securing the notes will be junior to the Liens of the Credit Agents, and consequently, the lenders under the Credit Facilities, or the lenders or their affiliates under the Term Loan Facility with whom the Company and the Guarantors have incurred certain Hedging Obligations and cash management obligations, will be entitled to receive the proceeds from the enforcement of security over such ABL Collateral prior to the Holders and (3) certain procedures for enforcing the Liens on the Collateral be followed. In the event of realization on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Company’s obligations under the notes.

Information Regarding Collateral

The Company will furnish to the Collateral Agent, with respect to the Company or any Guarantor, promptly (and in any event within 30 days of such change) written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) Organizational Identification Number. The Company and the Guarantors will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Personal Property Security Act and any other applicable laws that are required in the Collateral Documents in order for the Collateral to be made subject to the Lien of the Collateral Agent under the Collateral Documents in the manner and to the extent required by the Indenture or any of the Collateral Documents and shall take all necessary action so that such Lien is perfected with the same priority as immediately prior to such change to the extent required by the Collateral Documents. The Company also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.

Each year, within 120 days after the end of the preceding fiscal year, the Company shall deliver to each of the Trustee and the Collateral Agent a certificate of a financial officer setting forth the information required pursuant to the schedules required by the Collateral Documents or confirming that there has been no change in such information since the date of the prior annual financial statements.

Refinancings of the Credit Facilities and the Notes

The obligations under the Credit Facilities and the obligations under the Indenture and the notes may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under the Credit Facilities or any security document related thereto or under the Indenture and the Collateral Documents) of the Credit Agents or the Collateral Agent, all without affecting the Lien priorities provided for in the Intercreditor Agreements; provided, however, that the lenders providing, or holders of, any such refinancing or replacement indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the applicable Intercreditor Agreements pursuant to such documents or agreements (including amendments or supplements to the applicable Intercreditor Agreements) as the Credit Agents or the Collateral Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Credit Agents or the Collateral Agent, as the case may be.

In addition, if at any time in connection with or after the discharge of Term Loan Obligations or ABL Obligations the Company enters into any (i) replacement of the Term Loan Facility secured by all or a portion of the Term Loan Collateral on a first-priority basis or all or a portion of the ABL Collateral on a second-priority basis, respectively, or (ii) any replacement of the ABL Facility secured by all or a portion of the ABL Collateral on a first-priority basis or all or a portion of the Term Loan Collateral on a third-priority basis, respectively, then such prior discharge of Term Loan Obligations or ABL Obligations, as the case may be, shall automatically be deemed not to have occurred for all purposes of the Intercreditor Agreements, the Term Loan Facility, the ABL Facility, the Indenture and the Collateral Documents, and the Obligations under such replacement Term Loan Facility and replacement ABL Facility shall automatically be treated as Term Loan Obligations and ABL Obligations, as the case may be, for all purposes of the Intercreditor Agreements, including for purposes of the Lien priorities and rights in respect of the Term Loan Collateral or ABL Collateral (or, in case, such portion thereof) set forth therein. Notwithstanding any replacement or refinancing of the Term Loan Facility or the ABL Facility or the entering into of a new Term Loan Facility or ABL Facility (whether or not such replacement or refinancing of the applicable Credit Facility immediately follows any prior discharge of the Term Loan Facility or ABL Facility previously in existence), the notes and the Guarantees shall be, in addition to being secured by the other Collateral, secured by the Term Loan Collateral or ABL Collateral, as applicable (it being understood that during the period the Term Loan Facility is not in existence that the notes and the Guarantees will be secured by a first-priority Lien, subject to Permitted Liens, in all of the Term Loan Collateral and a second-priority Lien, subject to Permitted Liens, in all of the ABL Collateral, and during the period the ABL Facility is not in existence that the notes and the Guarantees will be secured by a second-priority Lien, subject to Permitted Lines, in all of the ABL Collateral and will continue to be secured by a second-priority Lien, subject to Permitted Liens, in all of the Term Loan Collateral).

In connection with any refinancing or replacement contemplated by the foregoing paragraphs, the Intercreditor Agreements may be amended at the request and sole expense of the Company, and without the consent of the lenders under the Credit Facilities, the Credit Agents or the Holder of any notes, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement indebtedness in compliance with the Credit Facilities and the Indenture and (b) to establish that Liens on any Collateral securing such refinancing or replacement Indebtedness shall have the same priority (or junior priority) as the Liens on any Collateral securing the Indebtedness being refinanced or replaced.

Change of Control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the notes as described under “—Optional redemption,” each Holder will have the right to require the Company to repurchase all or any part (in integral multiples of US$1,000 except that no note may be tendered in part if the remaining principal amount would be less than US$2,000) of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, and additional interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

Within 30 days following any Change of Control, the Company will mail a notice (the “Change of Control Offer”) to each Holder at the address appearing in the security register, with a copy to the Trustee, stating:

(1)	that a Change of Control Offer is being made and that such Holder has the right to require the Company to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, and additional interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant Interest Payment Date) (the “Change of Control Payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(3)	the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its notes repurchased;

(4)	that any notes not tendered will continue to accrue interest in accordance with the terms of the Indenture;

(5)	that, unless the Company defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the notes delivered for purchase and a statement that such Holder is unconditionally withdrawing its election to have such notes purchased; and

(7)	that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to US$2,000 in principal amount or an integral multiple of US$1,000 in excess thereof.

On or before the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

(3)	deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of US$2,000 or larger integral multiples of US$1,000.

If the Change of Control Payment Date is on or after a record date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, and additional interest, if any, will be paid on the relevant Interest Payment Date to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption for all of the outstanding notes has been given pursuant to the Indenture unless and until there is a default in payment of the applicable redemption price, plus accrued and unpaid interest to, but excluding, the proposed redemption date. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Company to make an offer to repurchase the notes as described above. Certain provisions under the Indenture relative to the Company’s obligations to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

The Company may be unable to repurchase the notes upon a Change of Control because it may not have sufficient funds available or may be prohibited from doing so by the terms of their other indebtedness. A transaction constituting a Change of Control may also constitute an Event of Default under the Credit Facilities or under future credit agreements or agreements relating to Indebtedness to which the Company becomes a party. If an Event of Default under the Credit Facilities upon a Change of Control were to occur, the Company may seek to obtain a waiver under the Credit Facilities or refinance the Indebtedness under the Credit Facilities.

However, no assurance can be provided that the Company would be successful in obtaining any such waiver or refinancing, and if the Company were not successful the amounts outstanding under the Credit Facilities may be declared immediately due and payable. See “Risk factors—Risk relating to the notes—We may not be able to repurchase the notes upon a change of control.”

Certain covenants

Effectiveness of covenants

Following the first day:

(a)	the notes have an Investment Grade Rating from both of the Ratings Agencies; and

(b)	no Default has occurred and is continuing under the Indenture;

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the headings below:

•	“—Certain covenants—Limitation on indebtedness,”

•	“—Certain covenants—Limitation on restricted payments,”

•	“—Certain covenants—Limitation on restrictions on distributions from restricted subsidiaries,”

•	clause (b) of “—Certain covenants—Limitation on sales of assets and subsidiary stock,”

•	“—Certain covenants—Limitation on affiliate transactions,”

•	clause (4) of the first paragraph of “—Certain covenants—Merger and consolidation” and

•	“—Certain covenants—Future guarantors”

(collectively, the “Suspended Covenants”). Additionally, upon the commencement of a Suspension Period (as defined below), the amount of Excess Proceeds will be reset to zero. If at any time the notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the notes maintain an Investment Grade Rating); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist or have occurred under the Indenture, the notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

On each Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Certain covenants—Limitation on of indebtedness” or one of the clauses set forth in the second paragraph of “—Certain covenants—Limitation on indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “—Certain covenants—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (5) of the second paragraph of “—Certain covenants—Limitation on indebtedness.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Certain covenants—Limitation on restricted payments” will be made as though the covenant described under “—Certain covenants—Limitation on restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Certain covenants—Limitation on restricted payments” to the extent such Restricted Payments were not otherwise permitted to be made pursuant to clauses (1) through (20) of the second paragraph under “—Certain covenants—Limitation on Restricted Payments;” provided that the amount available to be made as Restricted Payments on the Reinstatement Date pursuant to the first paragraph shall not be reduced below zero solely as a result of such Restricted Payments under “—Certain covenants—Limitation on Restricted Payments.”

During the Suspension Period, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Limitation on indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if on the date thereof and, after giving effect thereto and the application of the proceeds thereof on a pro forma basis, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be no greater than 4.0 to 1.0; provided, further, that the amount of Indebtedness (including Acquired Indebtedness) that may be Incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $25.0 million at any time outstanding.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)	Indebtedness of the Company evidenced by the notes (other than additional notes) and any notes issued in exchange for the notes (“Exchange Notes”) pursuant to the Registration Rights Agreement and Indebtedness of Subsidiary Guarantors evidenced by the Guarantees relating to the notes (other than additional notes) and any guarantee of any such Exchange Notes;

(2)	Indebtedness Incurred pursuant to Debt Facilities in an aggregate principal amount not to exceed (a) $60.0 million, at any time outstanding, less to the extent a permanent repayment or commitment reduction is required thereunder as a result of such application, the aggregate principal amount of all principal repayments following the Issue Date actually made under any Debt Facilities incurred in reliance on this clause (2)(a) with Net Available Cash from Asset Dispositions plus (b) US$455.0 million, at any time outstanding, less to the extent a permanent repayment or commitment reduction is required thereunder as a result of such application, the aggregate principal amount of all principal repayments following the Issue Date actually made under any Debt Facilities incurred in reliance on this clause (2)(b) with Net Available Cash from Asset Dispositions;

(3)	guarantees by (x) the Company or a Subsidiary Guarantor (including any Restricted Subsidiary the Company elects to cause to become a Subsidiary Guarantor in connection therewith) of Indebtedness permitted to be Incurred by the Company or a Restricted Subsidiary in accordance with the provisions of the Indenture and (y) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of the Indenture;

(4)	Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(a)	if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

(b)	if a Subsidiary Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is subordinated in right of payment to the Guarantees of such Subsidiary Guarantor; and

(c)	(i) any subsequent issuance or transfer of Capital Stock or any other event that results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii)	any subsequent sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company; will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(5)	any Indebtedness (other than the Indebtedness described in clauses (1) and (2)) outstanding on the Issue Date, and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in clause (1), this clause (5) or clause (6) or Incurred pursuant to the first paragraph of this covenant;

(6)	(a) Indebtedness of Persons Incurred and outstanding on the date on which such Person was acquired by the Company or any Restricted Subsidiary, or merged or consolidated with or into the Company or any Restricted Subsidiary (other than Indebtedness Incurred in connection with, or in contemplation of, such acquisition, merger or consolidation) or (b) Indebtedness of the Company or any Restricted Subsidiary Incurred to finance the acquisition by the Company or such Restricted Subsidiary of any Related Business or any Person that owns a Related Business, in each case, in accordance with the terms of the Indenture; provided, however, that at the time such Person or Related Business is acquired by the Company or any Restricted Subsidiary, or merged or consolidated with the Company or any Restricted Subsidiary and after giving pro forma effect to the Incurrence of such Indebtedness pursuant to this clause (6), either (i) the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant; or (ii) the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be less than or equal to such Consolidated Leverage Ratio immediately prior to such acquisition, merger or consolidation;

(7)	Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into to fix, manage or hedge interest rate, currency or commodity exposure of the Company or any Restricted Subsidiary and not for speculative purposes;

(8)	Purchase Money Indebtedness in an aggregate principal amount not to exceed $25.0 million at any one time outstanding pursuant to this clause (8);

(9)	Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, appeal and similar bonds and completion guarantees (not for borrowed money) or security deposits, letters of credit, banker’s guarantees or banker’s acceptances, in each case in the ordinary course of business;

(10)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or any business, assets or Capital Stock of a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(11)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, including, but not limited to, electronic transfers, wire transfers and commercial card payments drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 15 Business Days of Incurrence;

(12)	Indebtedness of the Company or any Restricted Subsidiary (i) consisting of obligations to insurance companies to pay insurance premiums (including financed premiums) arising in the ordinary course of business and not in connection with the borrowing of money or Hedging Obligations or (ii) in connection with take-or-pay obligations in supply agreements incurred in the ordinary course of business;

(13)	Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to provide treasury services or to manage cash balances of the Company and its Restricted Subsidiaries;

(14)	(a) tenant improvement loans and allowances and (b) guarantees to suppliers or licensors (other than guarantees of Indebtedness) in the ordinary course of business;

(15)	Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees in respect of obligations of joint ventures; provided that the aggregate principal amount of the Indebtedness incurred pursuant to this clause (15) shall not exceed $10.0 million at any time outstanding;

(16)	Indebtedness of the Company or any Restricted Subsidiary Incurred in connection with any Sale/Leaseback Transaction, in an aggregate principal amount not to exceed $20.0 million at any time outstanding;

(17)	Indebtedness consisting of promissory notes issued by the Company or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees), to finance the purchase or redemption of Capital Stock of the Company or any of its direct or indirect parent companies permitted by the covenant described under “—Certain covenants—Limitation on restricted payments”;

(18)	unsecured Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $100.0 million at any one time outstanding; and

(19)	in addition to the items referred to in clauses (1) through (18) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (19) and then outstanding, will not exceed $25.0 million at any time outstanding.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the second paragraph of this covenant or could be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may divide and classify such item of Indebtedness (or any portion thereof) on the date of Incurrence and may later reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness once; provided that all Indebtedness outstanding on the Issue Date under the ABL Facility and the Term Loan Facility shall be deemed Incurred on the Issue Date under clauses (2)(a) and 2(b), respectively, of the second paragraph of this covenant and not the first paragraph or clause (5) of the second paragraph of this covenant and may not later be reclassified;

(2)	guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3)	if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (2) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4)	the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(6)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment or accretion of interest in the form of additional Indebtedness, the reclassification of Preferred Stock or Disqualified Stock as Indebtedness due to a change in accounting principles and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable-in-kind, (ii) the principal amount or liquidation preference thereof in the case of any other Indebtedness, (iii) in the case of the guarantee by a specified Person of Indebtedness of another Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (iv) in the case of Indebtedness of others guaranteed solely by means of a Lien on any asset or property of the Company or any Restricted Subsidiary (and not to their other assets or properties generally), the lesser of (x) the Fair Market Value of such asset or property on the date on which such Indebtedness is Incurred and (y) the amount of the Indebtedness so secured.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitation on indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any Canadian dollar-denominated restriction on the Incurrence of Indebtedness, the Canadian dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Canadian dollar-denominated restriction to be exceeded if calculated at based on the relevant currency exchange rate in effect on the date of such refinancing, such Canadian dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any dividend or distribution paid in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a)	dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b)	dividends or distributions by a Restricted Subsidiary payable to the Company or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of a greater value than it would receive on a pro rata basis);

(2)	purchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any direct or indirect parent of the Company (including in connection with any merger or consolidation) held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)	make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations other than:

(a)	Indebtedness of the Company owing to and held by any Guarantor or Indebtedness of a Guarantor owing to and held by the Company or any other Guarantor permitted under clause (4) of “—Certain covenants—Limitation on indebtedness”; or

(b)	Indebtedness incurred under revolving credit facilities (other than purchases, repurchases, redemptions, defeasances or other acquisitions or retirements for value that are accompanied by termination or reduction of commitments under such revolving credit facilities); or

(c)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of such Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be, in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or acquisition or retirement; or

(4)	make any Restricted Investment

(all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default shall have occurred and be continuing (or would result therefrom);

(b)	immediately after giving effect to such transaction on a pro forma basis, (x) the Consolidated Secured Leverage Ratio would be no greater than 2.25 to 1.00 and (y) the Consolidated Leverage Ratio would be no greater than 3.50 to 1.00; and

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (5), (6), (7), (9), (11), (12), (13), (14), (15), (18) and (19) of the next succeeding paragraph) would not exceed the sum of, without duplication:

(i)	the excess of (A) the Company’s cumulative Consolidated EBITDA (whether positive or negative) determined at the time of such Restricted Payment minus (A) 140% of the

Company’s Consolidated Interest Expense, each determined for the period (taken as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment;

(ii)	100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company from the issue or sale of its Capital Stock (or, to the extent such proceeds are actually contributed to the Company, Capital Stock of the Company’s direct or indirect parent companies) (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date, other than:

(A)	from the issue or sale of Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination;

(B)	from the issue or sale of Capital Stock to the extent applied to redeem notes in compliance with the provisions set forth under the second paragraph of the caption “—Optional redemption”; and

(C)	proceeds from Excluded Contributions;

(iii)	the amount by which Indebtedness of the Company and its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than Indebtedness held by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange);

(iv)	100% of the aggregate Net Cash Proceeds and the Fair Market Value of property other than cash and marketable securities received by the Company or its Restricted Subsidiaries from the sale or other disposition (other than to the Company or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Restricted Investments made after the Issue Date by the Company and its Restricted Subsidiaries and redemptions and repurchases of such Restricted Investments from the Company or its Restricted Subsidiaries and repayment of Restricted Investments in the form of loans or advances from the Company and its Restricted Subsidiaries and releases of guarantees that constitute Restricted Investments by the Company and its Restricted Subsidiaries (other than in each case to the extent the Restricted Investment was made pursuant to clause (12) of the next succeeding paragraph);

(v)	100% of the aggregate Net Cash Proceeds and the Fair Market Value of property other than cash and marketable securities received by the Company or its Restricted Subsidiaries from the sale (other than to the Company or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of the stock of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (12) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment);

(vi)

to the extent that any Unrestricted Subsidiary of the Company designated as such after the Issue Date is redesignated as a Restricted Subsidiary or any Unrestricted Subsidiary of the Company merges into or consolidates with the Company or any of its Restricted Subsidiaries or any Unrestricted Subsidiary transfers, dividends or distributes assets to the Company or a Restricted Subsidiary, in each case after the Issue Date, the Fair Market Value of such

Subsidiary as of the date of such redesignation or such merger or consolidation, or in the case of the transfer, dividend or distribution of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the Fair Market Value of such assets of the Unrestricted Subsidiary, as determined at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer, dividend or distribution of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (12) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment); and

(vii)	50% of any dividends received in cash by the Company or a Restricted Subsidiary that is a Guarantor after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

The provisions of the preceding paragraph will not prohibit:

(1)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations made in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or any direct or indirect parent of the Company to the extent contributed to the Company (in each case, other than (x) Disqualified Stock, (y) Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination or (z) Excluded Contributions); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations, Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of Refinancing Indebtedness; provided, however, that in the case of unsecured Indebtedness, such Refinancing Indebtedness is unsecured, and in the case of secured Indebtedness, such Refinancing Indebtedness is either unsecured or is secured by Liens having priority equal with or junior to the Liens securing the Indebtedness being Refinanced pursuant to the Intercreditor Agreements.

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such Refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “—Certain covenants—Limitation on indebtedness” and constitutes Refinancing Indebtedness;

(4)	dividends or other distributions paid within 90 days after the date of declaration if at such date of declaration such dividend would have complied with the provisions of the Indenture;

(5)

the purchase, repurchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Company or any direct or indirect parent of the Company held by any existing or former employees, management or directors of or consultants to the Company, any Subsidiary of the Company or any direct or indirect parent of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other compensatory agreements approved by the Board of Directors of the Company; provided that such purchases, repurchases, redemptions, acquisitions, cancellations or retirements pursuant to this clause will not exceed $5.0 million in the aggregate during any fiscal year (with any unused amounts in any fiscal year being carried over to succeeding fiscal years), although such amount in any fiscal year may be increased by an amount not to exceed:

(a)	the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees or members of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (c)(ii) of the preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause (5);

in addition, cancellation of Indebtedness owing to the Company from any existing or former employees, management or directors of or consultants to the Company, any Subsidiary of the Company or any direct or indirect parent of the Company or their assigns, estates or heirs, in connection with a repurchase of Capital Stock of the Company from such Person will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture;

(6)	the accrual, declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(7)	repurchases or other acquisitions of Capital Stock deemed to occur (i) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof or conversion price thereof or (ii) in connection with withholdings or similar taxes payable by any future, present or former employee, director or officer;

(8)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations (a) at a purchase price not greater than 101% of the principal amount of (plus accrued and unpaid interest on) such Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligation or Guarantor Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “—Change of control” covenant or (b) at a purchase price not greater than 100% of the principal amount of (plus accrued and unpaid interest on) such Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligation or Guarantor Subordinated Obligation in the event of a Collateral Disposition Offer or Asset Disposition Offer in accordance with provisions similar to the “—Certain covenants—Limitation on sales of assets and subsidiary stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made a Change of Control Offer, Collateral Disposition Offer or Asset Disposition Offer, as applicable, under the Indenture and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer, Collateral Disposition Offer or Asset Disposition Offer, as applicable, under the Indenture;

(9)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or other exchanges of securities of the Company or a Restricted Subsidiary in exchange for Capital Stock of the Company;

(10)	the purchase, repurchase, redemption, acquisition or retirement of Junior Lien Collateral Indebtedness, Senior Unsecured Pari Passu Indebtedness, Subordinated Obligations or Guarantor Subordinated Obligations with Unutilized Excess Collateral Proceeds or Unutilized Excess Proceeds remaining after a Collateral Disposition Offer or an Asset Disposition Offer pursuant to the covenant described under “—Limitation on sales of assets and subsidiary stock”;

(11)	the declaration and payment of cash dividends or distributions by the Company to, or the making of loans to, any direct or indirect parent company of the Company in aggregate amounts not to exceed the aggregate amount required for any direct or indirect parent company to, in each case without duplication:

(a)	pay franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)	pay customary salary, bonus, indemnification obligations and other benefits payable to officers, directors and employees or former officers, directors or employees of any direct or indirect parent of the Company to the extent such salaries, bonuses, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(c)	pay general corporate and overhead expenses and other administrative expenses of any direct or indirect parent of the Company in an aggregate amount not to exceed $5.0 million for each fiscal year;

(d)	pay fees and expenses Incurred by any direct or indirect parent company of the Company, other than to Affiliates of the Company, related to any unsuccessful equity or debt offering of such parent entity to the extent the net proceeds thereof were intended to be contributed to the Company; and

(e)	(i)(A) make regularly scheduled payments of interest in respect of any Permitted Convertible Indebtedness and (B) make cash payments in connection with any conversions of Permitted Convertible Indebtedness and (ii)(A) purchase a Permitted Bond Hedge Transaction and (B) settle any amount due under any related Permitted Warrant Transaction (1) by set-off against such related Permitted Bond Hedge Transaction (if such set-off is permitted under the terms thereof), (2) by delivery of shares of its common stock and (3) by payment in cash, in the case of each of clauses (i), (ii)(A) and (ii)(B)(3), in an amount not to exceed the net cash proceeds contributed by such parent company from the sale of such Permitted Convertible Indebtedness to the Company as common equity;

(12)	other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this clause (12) do not exceed $25.0 million;

(13)	the purchase of fractional shares of Capital Stock of the Company arising out of stock dividends, splits or combinations or mergers, consolidations or other acquisitions;

(14)	in connection with any acquisition by the Company or any of its Subsidiaries, the receipt or acceptance of the return to the Company or any of its Restricted Subsidiaries of Capital Stock of the Company constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of a purchase price adjustment (including earn outs or similar obligations);

(15)	the distribution of rights pursuant to any shareholder rights plan or the redemption of such for nominal consideration in accordance with the terms of any shareholder rights plan;

(16)	payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any merger, consolidation or other acquisition by the Company or any Restricted Subsidiary;

(17)	the payment of dividends on the Company’s Common Stock or the dividend or distribution to any direct or indirect parent company to fund the payment by such parent company of dividends on its

Common Stock, following the consummation of the first offering of the Company’s Common Stock to the public or the first offering of Common Stock of any of its direct or indirect parents to the public after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company in any such public offering, other than public offerings with respect to the Company’s or such direct or indirect parent company’s Common Stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution; provided that the filing of a non-offering prospectus with any Canadian securities regulatory authority and the exchange thereunder shall not be an offering of Common Stock to the public under this clause (17);

(18)	Restricted Payments made in connection with the Acquisition as described in this prospectus pursuant to the Asset Purchase Agreement and any other agreements or documents related to the Acquisition (without giving effect to subsequent amendments, waivers or other modifications to such agreements or documents);

(19)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents); and

(20)	Restricted Payments that are made with Excluded Contributions;

provided, however, that at the time of and after giving effect to any Restricted Payment permitted under clauses (6), (11)(e)(i) (other than cash payments in lieu of fractional shares upon conversion), 11(e)(ii) (with respect to cash payments), (12), (16), and (19), no Default shall have occurred and be continuing or would occur as a consequence thereof.

Notwithstanding anything to the contrary in the foregoing, Restricted Investments of assets and property constituting Collateral (other than cash and Cash Equivalents) made pursuant to the first paragraph of this “—Limitation on restricted payments” covenant may only be made in Subsidiary Guarantors.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively in Good Faith by the Company.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (20) above, or is entitled to be made pursuant to the first paragraph thereof, the Company will be entitled to divide and classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant.

As of the Issue Date, all of the Company’s Subsidiaries, other than Echo Publications Partnership, were Restricted Subsidiaries. National Post Inc., a wholly-owned Subsidiary, was the only Subsidiary Guarantor on the Issue Date. National Post was dissolved effective January 31, 2011 and in accordance with the Indenture is no longer a Restricted Subsidiary or a Guarantor. Echo Publications Partnership, a non-wholly-owned Subsidiary, was the only Subsidiary that was not a Guarantor on the Issue Date and is not a Guarantor. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on liens

The Company and each Guarantor will not, and the Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or otherwise suffer to exist or become effective any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property (including Capital Stock of the Company or its Subsidiaries) of the Company, such Guarantor or such Restricted Subsidiary, now owned or hereinafter acquired or any income or profits therefrom, or assign or convey any right to receive income therefrom. If the Company or any Guarantor, directly or indirectly, shall create, incur or suffer to exist any (A) Lien securing Term Loan Obligations or any other first-priority Lien on Term Loan Collateral or (B) Lien securing ABL Obligations or any other first- or second-priority Lien on ABL Collateral, then the Company or such Guarantor, as the case may be, must concurrently grant at least a second-priority Lien in the case of Collateral referred to in clause (A) and at least a third-priority Lien in the case of Collateral referred to in clause (B), subject to Permitted Liens, upon such property or assets as security for the notes and the Guarantees.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)	(A) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)	make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(i)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, the Indenture, the notes, the Guarantees, any Exchange Notes, any Guarantee of such Exchange Notes, the Collateral Documents, the Intercreditor Agreements and the Credit Facilities (and related documentation) in effect on such date;

(ii)	any encumbrance or restriction with respect to a Person or assets pursuant to an agreement in effect on or before the date on which such Person became a Restricted Subsidiary or was acquired by, merged into or consolidated with the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by, merged into or consolidated with the Company or in contemplation of the transaction) or such assets were acquired by the Company or any Restricted Subsidiary; provided, that any such encumbrance or restriction shall not extend to any Person or the assets or property of the Company or any other Restricted Subsidiary other than the Person and its Subsidiaries or the assets and property so acquired and that, in the case of Indebtedness, was permitted to be Incurred pursuant to the Indenture;

(iii)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or Refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable (as determined in Good Faith by the Company) in any material respect, taken as a whole, to the Holders of the notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into or consolidated with a Restricted Subsidiary, whichever is applicable;

(iv)	in the case of clause (3) of the first paragraph of this covenant, encumbrances or restrictions arising in connection with Liens permitted to be Incurred under the provisions of the covenant described under “—Certain covenants—Limitation on liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(v)	Purchase Money Indebtedness and Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(vi)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale of all or a portion of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(vii)	restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies under contracts entered into in the ordinary course of business;

(viii)	any customary provisions in joint venture agreements and other similar agreements relating solely to joint ventures entered into in the ordinary course of business;

(ix)	any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(x)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order, permit or grant;

(xi)	encumbrances or restrictions contained in or arising under indentures or debt instruments or other debt arrangements Incurred or Preferred Stock issued by Guarantors in accordance with “—Limitation on indebtedness” that are not materially more restrictive, taken as a whole (as determined in Good Faith by the Company), than those applicable to the Company in any of the Indenture, the Term Loan Facility or the ABL Facility on the Issue Date (which results in encumbrances or restrictions comparable to those applicable to the Company at a Restricted Subsidiary level); and

(xii)	encumbrances or restrictions contained in or arising under indentures or other debt instruments or debt arrangements Incurred or Preferred Stock issued by Restricted Subsidiaries that are not Subsidiary Guarantors subsequent to the Issue Date pursuant to clauses (2), (5), (6), (7) and (14) of the second paragraph of “—Limitation on indebtedness” by Restricted Subsidiaries, provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the notes (as determined in Good Faith by the Company).

Limitation on sales of assets and subsidiary stock

(a)	The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition of Collateral unless:

(i)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of contractually agreeing to such Asset Disposition), as determined in Good Faith by the Company (including as to the value of all non-cash consideration), of the Collateral subject to such Asset Disposition;

(ii)	at least 85% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of (A) cash, (B) Cash Equivalents, (C) Additional Assets of a type which would constitute (x) Term Loan Collateral in the case of an Asset Disposition of Term Loan Collateral and (y) ABL Collateral in the case of an Asset Disposition of ABL Collateral (which are thereupon with their acquisition added to the Collateral securing the notes or (D) any combination of the foregoing;

(iii)	to the extent that any consideration from such Asset Dispositions received by the Company or a Restricted Subsidiary, as the case may be, constitutes securities or other assets that are of a type or class that constitute Collateral, such securities or other assets, including the assets of any Person that becomes a Subsidiary Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the notes (as Term Loan Collateral or ABL Collateral, as applicable) in the manner provided for in the Indenture or any of the Collateral Documents; and

(iv)	the Net Available Cash from any such Asset Disposition of Collateral is paid directly by the purchaser thereof to the Collateral Agent to be held in trust in a Collateral Account for application in accordance with this covenant.

Subject to the terms of the Intercreditor Agreements and the Credit Facilities, any Net Available Cash deposited into the Collateral Account from any Asset Dispositions of Collateral or Recovery Events relating to Collateral (as described below) may be withdrawn by the Company or a Restricted Subsidiary to be invested by the Company or such Restricted Subsidiary in Additional Assets that would constitute (x) Term Loan Collateral in the case of an Asset Disposition of Term Loan Collateral and (y) ABL Collateral in the case of an Asset Disposition of ABL Collateral, within 365 days of the date of such Asset Disposition or Recovery Event, which Additional Assets are thereupon with their acquisition added to the Collateral securing the notes.

All of the Net Available Cash received by the Company or such Restricted Subsidiary, as the case may be, from any Recovery Event relating to Collateral shall be deposited directly into the Collateral Account and, subject to the terms of the Intercreditor Agreements and the Credit Facilities, may be withdrawn by the Company or such Restricted Subsidiary to be invested in Collateral (which may include performance of a restoration of the affected Collateral) in accordance with, and of the type described by, the preceding paragraph within 365 days of the date of such Recovery Event.

Any Net Available Cash from Asset Dispositions of Collateral or Recovery Events that are not applied or invested as provided in this subsection (a) will be deemed to constitute “Excess Collateral Proceeds.” When the aggregate amount of Excess Collateral Proceeds exceeds $25.0 million, the Company will be required to make an offer (“Collateral Disposition Offer”) to all Holders to purchase the maximum principal amount of the notes (on a pro rata basis) and, if required by the terms of any other Pari Passu Lien Obligations, to the holders of such Pari Passu Lien Obligations (on a pro rata basis), to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes and such other Pari Passu Lien Obligations, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture in a principal amount of US$2,000 or an integral multiple of US$1,000 in excess thereof with respect to the notes; provided, however, that to the extent the Excess Collateral Proceeds relate to Asset Dispositions of (x) ABL Collateral, the Company may, prior to making a Collateral Disposition Offer, make a prepayment with respect to the maximum principal amount of Indebtedness that is secured by such ABL Collateral on a priority basis relative to the notes that may be prepaid out of such Excess Collateral Proceeds (and to correspondingly reduce commitments with respect thereto), at a price in cash in an amount equal to 100% of the principal amount of such Indebtedness, plus accrued and unpaid interest to the date of prepayment, or (y) Term Loan Collateral, the Company may, prior to making a Collateral

Disposition Offer, make a prepayment with respect to the maximum principal amount of Indebtedness that is secured by such Term Loan Collateral on a first-priority basis that may be prepaid out of such Excess Collateral Proceeds (and to correspondingly reduce commitments with respect thereto), at a price in cash in an amount equal to 100% of the principal amount of such Indebtedness, plus accrued and unpaid interest to the date of prepayment, in each case, with any Excess Collateral Proceeds not used to prepay such Indebtedness offered to Holders in accordance with this paragraph. To the extent that the aggregate amount of notes so validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer is less than the Excess Collateral Proceeds, the Company may use any remaining Excess Collateral Proceeds (“Unutilized Excess Collateral Proceeds”) for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of notes surrendered by Holders and holders of any Pari Passu Lien Obligations exceeds the amount of Excess Collateral Proceeds, the notes and Pari Passu Lien Obligations to be purchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered notes. Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero.

(b)	The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition (other than Asset Dispositions of Collateral, which shall be treated in the manner set forth in paragraph (a)) unless:

(i)	the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by way of any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of contractually agreeing to such Asset Disposition), as determined in Good Faith by the Company (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(ii)	at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of (A) cash, (B) Cash Equivalents, (C) Additional Assets of a type which would constitute Collateral (which are thereupon with their acquisition added to the Collateral securing the notes (as Term Loan Collateral or ABL Collateral, as applicable) or (D) or any combination of the foregoing; and

(iii)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) as follows (it being understood that actions under clauses (A), (B), (C) or (D) may occur in any priority during such 365-day period):

(A)	to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of such Indebtedness), to prepay, repay or purchase Indebtedness under the Debt Facilities that are secured by Liens that rank in all respects in priority to the notes within 365 days after the date of the date of such Asset Disposition;

(B)	to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase other Indebtedness (other than Disqualified Stock, Subordinated Obligations and Guarantor Subordinated Obligations) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 365 days after the date of such Asset Disposition; provided that the Company shall equally and ratably reduce obligations under the notes as provided under “—Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all holders to purchase their notes at 100% of the principal amount thereto, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid;

(C)

to the extent the Company or such Restricted Subsidiary elects, to purchase Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the date of such Asset Disposition, which Additional Assets are thereupon with their acquisition added to the Collateral (as (x) Term Loan Collateral to the extent such Additional Assets are of the type that would constitute Term Loan Collateral or (y) as ABL Collateral to the extent such Additional Assets are of the type that would constitute ABL Collateral) securing the notes;

(D)	to the extent the Company or such Restricted Subsidiary elects, to make an investment in a capital expenditure used or useful in a Related Business within 365 days after the date of such Asset Disposition, provided that to the extent such investment is of a type which would constitute Collateral, such investment is thereupon added to the Collateral (as (x) Term Loan Collateral to the extent such investments is of the type that would constitute Term Loan Collateral or (y) as ABL Collateral to the extent such investment is of the type that would constitute ABL Collateral) securing the notes;

(E)	to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B), (C) and (D) to make an offer to purchase notes and Pari Passu Indebtedness with similar asset sale provisions, pro rata at 100% of the tendered principal amount thereof (or 100% of the accreted value of such other Pari Passu Indebtedness so tendered, if such Pari Passu Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, thereon to the purchase date; and

(F)	to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B), (C), (D) and (E) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any corporate purpose;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (B) or (E) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further that pending the final application of any such Net Available Cash in accordance with this clause (iii), the Company and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

In the case of the second paragraph of paragraph (a) or clause (b)(iii)(C) above, if, during the 365-day period following the date of the Asset Disposition, the Company or such Restricted Subsidiary (x) enters into a written agreement committing it to apply such Net Available Cash in accordance with the requirements of the second paragraph of paragraph (a) or clause (b)(iii)(C) above after such 365-day period or (y) has begun construction of such Additional Assets using such Net Available Cash and delivers an Officers’ Certificate to the Trustee certifying that such Net Available Cash has been budgeted toward such construction, then such 365-day period will be extended with respect to the amount of Net Available Cash so committed or so budgeted for a period, in each case not to exceed 180 days, until such Net Available Cash is required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) or has been applied toward such construction, as the case may be.

In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (b)(iii)(E) above, the Company will be required to apply such Excess Proceeds (as defined below) to the repayment of the notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition as follows: (A) the Company will make an offer to purchase (an “Asset Disposition Offer”) within ten Business Days of such time from all Holders in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of US$1,000) of notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes and the denominator of which is the sum of the outstanding principal amount of the notes and such Pari Passu Indebtedness and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company will make an offer to purchase or otherwise repurchase or redeem such Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount equal to the excess of the Excess Proceeds over the Note Amount at a purchase price of 100% of their principal amount plus accrued and unpaid interest (or 100% of the accreted value of such Pari Passu Indebtedness, if such Pari Passu Indebtedness was offered at a discount) to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture with respect to the Asset Deposition Offer and in the documentation governing such Pari Passu Indebtedness with respect to the Pari Passu Offer. If the aggregate purchase price of the notes and Pari Passu Indebtedness tendered pursuant to the Asset Deposition Offer and Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds (“Unutilized Excess Proceeds”) will be available to the Company for use in accordance with clause (b)(iii)(F) above. The Company shall only be required to make an Asset Disposition Offer for notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (b)(iii)(A), (b)(iii)(B), (b)(iii)(C) and (b)(iii)(D) above) (“Excess Proceeds”) exceeds $25.0 million (any lesser amounts shall be carried forward for purposes of determining whether an Asset Deposition Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of any such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(c)	The Collateral Disposition Offer or Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of notes, Pari Passu Lien Obligations and Pari Passu Indebtedness, as applicable, required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered and not properly withdrawn, all notes, Pari Passu Lien Obligations and Pari Passu Indebtedness, as applicable, validly tendered in response to the Collateral Disposition Offer or Asset Disposition Offer, as applicable.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid on such Asset Disposition Purchase Date to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender notes pursuant to the Collateral Disposition Offer or Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of notes, Pari Passu Lien Obligations and Pari Passu Indebtedness, as applicable, or portions of notes, Pari Passu Lien Obligations and Pari Passu Indebtedness, as applicable, so validly tendered and not properly withdrawn pursuant to the Collateral Disposition Offer or Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all notes, Pari Passu Lien Obligations and Pari Passu Indebtedness, as applicable, so validly tendered and not properly withdrawn, in each case in denominations of US$1,000 (except that no note will be purchased in part if the remaining principal amount would be less than US$2,000). The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of notes or holder or lender of Pari Passu Lien Obligations or Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the notes, Pari Passu Lien Obligations or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new note to such Holder, in a principal amount equal to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of US$2,000 or an integral multiple of US$1,000 in excess thereof. Any note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce or post on its website the results of the Collateral Disposition Offer or Asset Disposition Offer, as the case may be, on the Asset Disposition Purchase Date.

(d)	For the purposes of this covenant, the following are deemed to be cash:

(i)	the assumption of Indebtedness of the Company (other than (x) for purposes of clause (a) of this covenant, Disqualified Stock, Subordinated Obligations, Junior Lien Collateral Indebtedness or Senior Unsecured Pari Passu Indebtedness and (y) for purposes of clause (b) of this covenant, Disqualified Stock or Subordinated Obligations) or Indebtedness of any Restricted Subsidiary (other than (x) for purposes of clause (a) of this covenant, Guarantor Subordinated Obligations, Disqualified Stock, Junior Lien Collateral Indebtedness or Senior Unsecured Pari Passu Indebtedness of any Guarantor and (y) for purposes of clause (b) of this covenant, Guarantor Subordinated Obligations or Disqualified Stock of any Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness;

(ii)	securities, notes or similar obligations received by the Company or any Restricted Subsidiary from the transferee that are converted within 180 days by the Company or such Restricted Subsidiary into cash; and

(iii)	(A) for purposes of clause (a) of this covenant, any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value (determined in Good Faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii)(A) that is at that time outstanding, not to exceed $15.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (B) for purposes of clause (b) of this covenant, any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value (determined in Good Faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii)(B) that is at that time outstanding, not to exceed $25.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Upon the completion of the application of the Net Available Cash from any Asset Disposition pursuant to paragraph (b) above, the amount of Net Available Cash attributable to such Asset Disposition shall be deemed to be zero.

(e)	The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached obligations of the Company described under this covenant in the Indenture.

Limitation on affiliate transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million unless:

(1)	the terms of such Affiliate Transaction, when viewed together with any related Affiliate Transactions, are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)	in the event such Affiliate Transaction involves an aggregate consideration in excess of $15.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the disinterested members of the Board of Directors of the Company (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)	in the event such Affiliate Transaction involves an aggregate consideration in excess of $25.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries, as applicable, or not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1)	any (i) Restricted Payment permitted to be made pursuant to the covenant described under “—Certain covenants—Limitation on restricted payments” and (ii) Permitted Investment in any Person (other than any Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely as a result of ownership of Investments in such Person by the Company or any Restricted Subsidiary;

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company pursuant to restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans, pension plans or similar plans, agreements or arrangements approved by the Board of Directors of the Company;

(3)	loans (or cancellation of loans) or advances to employees, officers or directors of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary of the Company which are approved by a majority of the Board of Directors of the Company in good faith;

(4)	any transaction between or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries, and any guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with the covenant described under “—Certain covenants—Limitation on indebtedness”;

(5)	the payment of reasonable and customary compensation (including fees, benefits, severance, change of control payments and incentive arrangements) to, and employee benefit arrangements, including, without limitation, split-dollar insurance policies, and indemnity or similar arrangements provided on behalf of, directors, officers, employees and agents of the Company or any Restricted Subsidiary, whether by charter, bylaw, statutory or contractual provisions;

(6)	the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms, taken as a whole, are not more disadvantageous to the Holders of the notes in any material respect, as determined in Good Faith by the Company, than the terms of the agreements in effect on the Issue Date;

(7)	any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged with or into or consolidated with the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, merger or consolidation, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders, as determined in Good Faith by the Company, when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);

(8)	transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that as determined in Good Faith by the Company, such transactions are on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(9)	any purchases by the Company’s Affiliates of Indebtedness of the Company or any of its Restricted Subsidiaries the majority of which Indebtedness is placed with Persons who are not Affiliates and the Affiliates of the Company purchase such Indebtedness on similar terms;

(10)	any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith or any contribution to the Capital Stock of the Company or any Restricted Subsidiary;

(11)	the existence of, or the performance by the Company or any Restricted Subsidiaries of its obligations under the terms of, the Asset Purchase Agreement, and any agreement described in this prospectus under the heading “Related party transactions,” and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under any future amendment to such existing agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause (11) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not more disadvantageous to the Holders of the notes in any material respect, as determined in Good Faith by the Company, than the terms of the agreements in effect on the Issue Date; and

(12)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise (other than Disqualified Stock) pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company in good faith.

Reports

Notwithstanding that the Company or Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings (or, if neither the Company nor Holdings are at such time subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company), will furnish to the registered Holders of the notes or cause the Trustee to furnish to the registered Holders of the notes, without cost to any Holder, from and after the Issue Date, within 15 days of the applicable time periods specified in the relevant forms or, if neither Holdings nor the Company is subject to the reporting requirements of the Exchange Act, then the time periods for filing shall be those applicable to a filer that is not an “accelerated filer” as defined in the SEC’s rules and regulations: (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company or Holdings were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s or Holdings’, as the case may be, independent registered public accounting firm; (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company or Holdings were required to file such reports; and (3) any other information, documents and reports that Holdings or the Company would be required to file with the SEC if they were subject to Section 13(d) or 15(d) of the Exchange Act, in each case in a manner that complies in all material respects with the requirements specified in such Form; provided however, that to the extent such reports are filed with the SEC and publicly available, such reports shall have been deemed to have been provided to the Holders and no additional copies need to be provided to the Holders, however, copies will still be delivered to the Trustee.

Additionally, the Company will cause such documents to be filed with the SEC unless the SEC will not accept such documents, including because the filing with the SEC of the exchange offer or shelf registration statement (each as described under “Exchange offer; registration rights”) has not yet been made. The requirement for Holdings and the Company to provide information may be satisfied by posting such reports, documents and information on the Company’s website within the time periods specified by this covenant; provided, however, that the Company will (upon request) provide one copy of the exhibits of the foregoing to the Trustee and will (upon request) provide additional copies of such exhibits to any Holder or prospective Holder.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a summary presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In addition, the Company and the Guarantors agree that they will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to the extent such notes constitute “restricted securities” within the meaning of the Securities Act.

The filing requirements set forth above for the applicable period may be satisfied by Holdings prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement (each as described under “Exchange offer; registration rights”) by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supersede or in any manner suspend or delay the Company’s reporting obligations set forth in the first four paragraphs of this covenant.

All financial information provided pursuant to this covenant will be accompanied by consolidating financial information for Holdings, the Company, the Restricted Subsidiaries that are Guarantors and the Subsidiaries of the Company that are not Guarantors in the manner prescribed by the SEC to the extent such consolidating financial information would be required pursuant to Regulation S-X (whether or not such financial information is filed with the SEC).

The Company will hold quarterly conference calls for the Holders of the notes to discuss financial information for the previous quarter. The conference call will be following the last day of each fiscal quarter of the Company and not later than ten Business Days from the time that the Company distributes the financial information as set forth in the first paragraph of this covenant. No fewer than two days prior to the conference call, the Company shall issue a press release announcing the time and date of such conference call and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call. For the avoidance of doubt, the Company may satisfy the requirements of this paragraph by holding the conference calls required above within the time period required as part of any earnings calls of Holdings.

If at any time Holdings and the Company change their respective fiscal year ends, financial information provided pursuant to this covenant shall be audited within 15 months of the prior audit of financial information. Notwithstanding the foregoing, (1) the initial audit of financial information pursuant to this covenant following the date of the Indenture shall be provided no later than the earlier to occur of (x) 90 days after the respective fiscal year ends of Holdings and the Company and (y) February 28, 2011, regardless of whether Holdings or the Company has changed their respective fiscal year ends and (2) if Holdings or the Company has changed their respective fiscal year ends, an additional audit shall be required with respect to financial information of such changed fiscal year end if not previously provided for such changed fiscal year end.

Notwithstanding the foregoing, in the event that Holdings or the Company, as applicable, qualifies to report under the U.S./Canadian multijurisdictional disclosure system, such annual reports and such information, documents and other reports will be deemed to refer to those reports required of a Canadian company eligible to use Canadian continuous disclosure filings to satisfy its reporting requirements under such system; provided, further, however, that notwithstanding anything to the contrary permitted by such U.S./Canadian multijurisdictional disclosure system, now or in the future, the reports required of a Canadian company under such system will be deemed to include (1) a reconciliation of such annual reports and such information, documents and other reports to accounting principles generally accepted in the United States, (2) a quarterly balance sheet and (3) a quarterly or annual, as the case may be, Management’s Discussion and Analysis of financial condition and results of operations substantially in the form that would be required by a U.S. Person subject to such Sections.

Merger and consolidation

The Company will not consolidate with or amalgamate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to, any Person unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership or limited liability company organized and existing under the laws of Canada or any province or territory thereof; provided that if the Successor Company is not a corporation, such Successor Company shall be required to cause a subsidiary of such Successor Company to be a co-obligor of the notes;

(2)	the Successor Company (if other than the Company) assumes pursuant to a supplemental indenture or other documentation instruments, executed and delivered to the Trustee, in forms reasonably satisfactory to the Trustee, all of the obligations of the Company under the notes, the Indenture, the Collateral Documents (as applicable), the Registration Rights Agreement and the Intercreditor Agreements and the Successor Company will cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Company, together with such financing statements or comparable documents, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Personal Property Security Act or other similar statute or regulation of the relevant jurisdictions;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Company, the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Company, the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four- quarter period, (i) the Company or the Successor Company, as applicable, would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitation on indebtedness” covenant or (ii) the Consolidated Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be less than or equal to such Consolidated Leverage Ratio prior to such transaction;

(5)

if the Successor Person is not the Company, each Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations in respect of the Indenture and the notes and its obligations under the Collateral Documents, the Registration Rights Agreement and the Intercreditor Agreements shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Personal Property Security Act or other similar statute or regulation of the relevant jurisdictions;

(6)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture and, if any supplement to any Collateral Document is required in connection with such transaction, that such supplement complies with the applicable provisions of the Indenture and the Collateral Documents;

(7)	to the extent the assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Company will take such other actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in the Indenture or any of the Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Collateral Documents; and

(8)	the Collateral owned by or transferred to the Successor Company shall:

(a)	continue to constitute Collateral under the Indenture and the Collateral Documents,

(b)	be subject to the Lien in favor of the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the Holders of the Notes, and

(c)	not be subject to any Lien other than Permitted Liens.

Notwithstanding the preceding clauses (3) and (4):

(1)	any Restricted Subsidiary may consolidate with, amalgamate, merge with or into or transfer all or part of its properties and assets to the Company or a Subsidiary Guarantor so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company or a Subsidiary Guarantor; and

(2)	the Company may amalgamate or merge with an Affiliate of the Company solely for the purpose of reincorporating the Company another province or territory of Canada; provided that, in the case of a Restricted Subsidiary that merges or amalgamates into the Company, the Company will not be required to comply with the preceding clause (6).

In addition, each Guarantor will not, and the Company will not permit any Subsidiary Guarantor to, consolidate with or amalgamate or merge with or into or wind up into (whether or not the Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or a Subsidiary Guarantor) unless:

(1)	if such entity remains a Guarantor,

(a)	the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of Canada or any province or territory thereof;

(b)

the Successor Guarantor, if other than such Guarantor, expressly assumes in writing by supplemental indenture (and other applicable documents), executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Guarantor under such Guarantor’s Guarantee, the Indenture, the Collateral Documents (as applicable), the Intercreditor Agreements and the Registration Rights Agreement and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Personal Property Security Act or other similar statute or regulation of the relevant jurisdictions;

(c)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and

(d)	the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

(2)	if such transaction constitutes an Asset Disposition, the transaction is made in compliance with the covenant described under “—Limitation on sales of assets and subsidiary stock” (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time), to the extent applicable.

Notwithstanding the foregoing, any Subsidiary Guarantor may (i) amalgamate or merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company or (ii) merge with a Restricted Subsidiary of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in Canada or any province or territory thereof, as long as the amount of Indebtedness of such Subsidiary Guarantor and its Restricted Subsidiaries is not increased thereby.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Upon satisfaction of the foregoing applicable conditions, the Company or the applicable Guarantor, as the case may be, will be released from its obligations under the Indenture and its Guarantee and the Successor Company or the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under the Indenture, the Collateral Documents (as applicable), the Intercreditor Agreements and the Registration Rights Agreement, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the notes and a Guarantor will not be released from its obligations under its Guarantee.

Solely for the purpose of computing amounts described in clauses (c)(i), (c)(ii), (c)(iii) and (c)(iv) of the covenant described under “—Limitation on restricted payments,” the Successor Company shall only be deemed to have succeeded and be substituted for the Company with respect to periods subsequent to the effective time of such merger, amalgamation, consolidation, combination or transfer of assets.

Future guarantors

(x) The Company will cause each Subsidiary that becomes a borrower under any Credit Facility or that guarantees, on the Issue Date or any time thereafter, any Indebtedness (including the Credit Facilities) of the Company or any Guarantor and (y) Holdings will cause each of its Subsidiaries (other than the Company), that becomes a borrower under any Credit Facilities or that guarantees, on the Issue Date or any time thereafter, any Indebtedness (including Credit Facilities) of the Company or any Guarantor, to execute and deliver to the Trustee a supplemental indenture concurrently with becoming a borrower or guarantor under such Credit Facility or other Indebtedness pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) in respect of the notes on a senior secured basis (and as provided in the Collateral Documents) and all other obligations under the Indenture.

The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Facilities) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent preference, fraudulent conveyance or fraudulent transfer under applicable laws.

Each Restricted Subsidiary that becomes a Guarantor on or after the Issue Date shall also become a party to the applicable Collateral Documents and the Intercreditor Agreements and, to the extent required by the Indenture, shall as promptly as practicable execute and deliver such security instruments, financing statements, Mortgages, deeds of trust (in substantially the same form as those executed and delivered with respect to the Term Loan Collateral and the ABL Collateral) and certificates and opinions of counsel (to the extent, and substantially in the form, delivered on the Issue Date (but no greater scope)) as may be necessary to vest in the Collateral Agent a perfected second- or third-priority security interest, as the case may be (subject to Permitted Liens), in properties and assets that constitute Collateral as security for the notes or the Guarantees and as may be necessary to have such property or asset added to the applicable Collateral as required under the Collateral Documents and the Indenture, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

Each Guarantee shall be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Limitation on lines of business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Payments for consent

None of the Company or the Guarantors will, and the Company will not, permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Limitation on activities of Holdings

Holdings shall not conduct, transfer or otherwise engage in any business or operations other than (i) its direct or indirect ownership of all of the Capital Stock in, and its management of, the Company, (ii) action required by law to maintain its existence, (iii) performance of its obligations under the Credit Facilities, the

Indenture, the Collateral Documents, the Intercreditor Agreements and other agreements contemplated thereby, (iv) any public offering of its Capital Stock (other than Disqualified Stock), (v) activities incidental to its maintenance and continuance and to any of the foregoing activities and (vi) other activities to the extent permitted by, and in compliance with, the Credit Facilities.

Events of default

Each of the following is an Event of Default:

(1)	default in any payment of interest or Additional Interest (as required by the Registration Rights Agreement) on any note when due, and the continuance of such default for 30 days;

(2)	default in the payment of principal of or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3)	failure by the Company or any Guarantor to comply with its obligations under clause (a) of “—Certain Covenants—Limitations on sales of assets and subsidiary stock,” “—Certain covenants—Merger and consolidation” or “—Change of control”;

(4)	failure by the Company or any Guarantor to comply for 60 days after notice as provided below with its other agreements (except as provided in clauses (1) through (3) above) contained in the Indenture or under the notes, the Collateral Documents or the Intercreditor Agreements;

(5)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a)	is caused by a failure to pay principal on such Indebtedness at its final stated maturity after giving effect to any grace period provided in the agreements or instruments governing such Indebtedness (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its stated final, maturity (the “cross-acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6)	certain events of bankruptcy, insolvency or reorganization of the Company, Holdings or a Significant Subsidiary of the Company or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(7)	failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $25.0 million (net of any amounts that are covered by insurance issued by a reputable and creditworthy insurance company (as determined in the Good Faith by the Company) that has not contested coverage), which judgments remain unsatisfied or undischarged for any period of 60 consecutive days during which a stay of enforcement of such judgments shall not be in effect (the “judgment default provision”);

(8)

any (x) Guarantee, (y) Collateral Document governing a security interest with respect to any Collateral having a fair market value in excess of $10.0 million or (z) obligation under any Intercreditor Agreement, in each case, of Holdings, the Company, a Significant Subsidiary or group of Restricted

Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture and the Guarantees) or is declared null and void in a judicial proceeding or Holdings, any Guarantor that is a Significant Subsidiary or group of Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture, its Guarantee, any Collateral Document or the Intercreditor Agreements and the Company fails to cause such Restricted Subsidiary or Restricted Subsidiaries, as the case may be, to rescind such denials or disaffirmations within 30 days; and

(9)	with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with the terms of the Collateral Documents and the terms of the Indenture or the Intercreditor Agreements, as applicable, and other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture if such failure continues for 60 days or (B) the assertion by the Company or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable, except in each case for the failure or loss of perfection resulting from the failure of the Collateral Agent to make filings, renewals and continuations (or other equivalent filings) which are required to be made or the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents if such assertion is not rescinded within 30 days.

However, a default under clauses (4) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (6) above with respect to the Company or Holdings) occurs and is continuing, the Trustee by notice in writing specifying the Event of Default and that it is a “notice” to the Company, or the Holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the notes because an Event of Default described in clause (5) above has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived. If an Event of Default described in clause (6) above occurs and is continuing with respect to the Company or Holdings, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee or the Collateral Agent, if an Event of Default occurs and is continuing, the Trustee or the Collateral Agent will be under no obligation to exercise any of the rights or powers under the Indenture, the notes, the Guarantees, the Collateral Documents and the Intercreditor Agreements at the request or direction of any of the Holders unless such Holders have offered to the Trustee or the Collateral Agent indemnity or security reasonably satisfactory to it against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Notwithstanding the foregoing, in no event may any Holder enforce any Lien of the Collateral Agent pursuant to the Collateral Documents. The Collateral Agent’s ability to foreclose upon and sell the Collateral upon an Event of Default will be subject to the terms of the Intercreditor Agreements and limitations under bankruptcy and local laws.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee and the Collateral Agent, as the case may be, however, may refuse to follow any direction that conflicts with law or the Indenture, the notes, the Guarantees, the Collateral Documents or the Intercreditor Agreements or that the Trustee or the Collateral Agent determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee or the Collateral Agent in personal liability. Prior to taking any action under the Indenture, the Trustee and the Collateral Agent will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Pursuant to the terms of the Intercreditor Agreements, prior to the discharge of the first-priority Liens securing the Term Loan Obligation and the first- and second-priority Liens securing the ABL Obligations, the Holders of the notes will not be able to direct the Collateral Agent with respect to enforcement of the Collateral.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold notice if and so long as a committee of Trust Officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year (commencing with the fiscal year ending August 31, 2010), a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the knowledge thereof if such event is still continuing, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

In determining whether the Holders of the required aggregate principal amount of notes have concurred in any direction, waiver or consent, notes owned by the Company, any Guarantor or any Affiliate shall be disregarded and deemed not to be outstanding.

Amendments and waivers

Subject to certain exceptions, the Indenture, the notes, the Guarantees, the Collateral Documents and the Intercreditor Agreements may be amended or supplemented with the consent of the Holders of a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each Holder of an outstanding note affected, no amendment, supplement or waiver may, among other things:

(1)	reduce the principal amount of notes whose Holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest or additional interest, if any, on any note;

(3)	reduce the principal of or extend the Stated Maturity of any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or Additional Interest or premium, if any, on the notes issued thereunder (except a rescission of acceleration of the notes issued thereunder by the Holders of at least a majority in aggregate principal amount of the notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)	reduce the premium payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed or repurchased as described above under “—Optional redemption,” “—Redemption for changes in withholding taxes,” “—Change of control” or “—Certain Covenants—Limitation on sales of assets and subsidiary stock,” whether through an amendment or waiver of provisions in the covenants or otherwise; provided that amendments to the definition of “Change of Control” or “Asset Disposition” shall not require the consent of each Holder affected;

(6)	make any note payable in a currency other than that stated in the note;

(7)	impair the right of any Holder to receive payment of principal, premium, if any, and interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(8)	make any change in the amendment provisions that require each Holder’s consent or in the waiver provisions;

(9)	modify the Guarantee of Holdings or modify the Guarantees of any Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary in any manner, taken as a whole, materially adverse to the Holders;

(10)	release the Guarantee of Holdings or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture, except in compliance with the terms thereof; or

(11)	make any change to or modify the ranking of the notes of the Guarantees thereof that would adversely affect the Holders thereof.

In addition, without the consent of the Holders of at least 66 2/3% in principal amount of notes then outstanding, no amendment, supplement or waiver may: (1) modify any Collateral Document or the provisions in the Indenture dealing with Collateral Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders or otherwise release any Collateral from the Liens of the Collateral Documents other than in accordance with the Indenture, the Collateral Documents and the Intercreditor Agreements or (2) modify any Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of the Indenture, the Collateral Documents and the Intercreditor Agreements.

Notwithstanding the foregoing, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend the Indenture, the notes, the Guarantees, the Collateral Documents and the Intercreditor Agreements to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	subject to the requirements under “—Certain covenants—Merger and consolidation,” provide for the assumption of the obligations of the Company or any Guarantor under the Indenture, the notes, the Guarantees, the Collateral Documents and the Intercreditor Agreements;

(3)	provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)	add guarantees with respect to the notes or release a Guarantor from its obligations under its Guarantee in accordance with the applicable provisions of the Indenture;

(5)	add additional assets as Collateral to secure the notes and Guarantees;

(6)	release Liens in favor of the Collateral Agent in the Collateral as provided under “—Collateral—Use and release of collateral—Release of collateral,” or otherwise in accordance with the terms of the Indenture, Collateral Documents or the Intercreditor Agreements;

(7)	add to the covenants of the Company for the benefit of the Holders, add Events of Default or surrender any right or power conferred upon the Company;

(8)	make any change that does not adversely affect the rights of any Holder in any material respect;

(9)	comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(10)	provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture; or provide for the appointment of a successor Collateral Agent;

(11)	make any amendment to the provisions of the Indenture relating to the transfer and legending of notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the notes; provided, however, that (A) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer notes;

(12)	conform the text of the Indenture, the notes, the Guarantees, any Collateral Document or the Intercreditor Agreements to any provision of this “Description of notes” to the extent that such provision in this “Description of notes” is intended to be a verbatim recitation of a provision of the Indenture, the notes, the Guarantees, any Collateral Document or the Intercreditor Agreements; or

(13)	to provide for or confirm the issuance of additional notes in accordance with the terms of the Indenture.

The Term Loan Intercreditor Agreement will provide that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents securing Term Loan Obligations will also apply to the comparable Collateral Documents with respect to the notes.

In addition, no consent of the Holders will be required under the Collateral Documents and the Intercreditor Agreements to any amendments, waivers and other modifications to the Collateral Documents and the Intercreditor Agreements (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Lien Obligations that are Incurred in compliance with the Credit Facilities, the Indenture and the Collateral Documents and (B) to establish that the Liens on any Collateral securing such Pari Passu Lien Obligations shall rank equally with the Liens on the Term Loan Collateral and the ABL Collateral securing the notes.

In addition, the Holders will be deemed to have consented for purposes of the Collateral Documents and the Intercreditor Agreements to any of the following amendments, waivers and other modifications to the Collateral Documents and the Intercreditor Agreements:

(1)	(A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Lien Obligations that are Incurred in compliance with the ABL Facility, the Term Loan Facility, the Indenture and the Collateral Documents and (B) to establish that the Liens on any Collateral securing such Pari Passu Lien Obligations shall be pari passu under the Intercreditor Agreements with the Liens on such Collateral securing the Obligations under the Indenture and the notes, all on the terms provided for in the Intercreditor Agreements in effect immediately prior to such amendment;

(2)	(A) to add other parties (or any authorized agent thereof or trustee therefor) holding Indebtedness that is incurred in compliance with the ABL Facility, the Term Loan Facility and the Indenture and the Collateral Documents and that is permitted to have a priority with respect to the Liens securing the obligations under the ABL Facility, (B) to establish that the Liens on any ABL Collateral securing such Indebtedness shall be pari passu under the ABL Intercreditor Agreement with the Liens on such ABL Collateral securing the obligations under the ABL Facility and senior to the Liens on such ABL Collateral securing any obligations under the Indenture and the notes, all on the terms provided for in the ABL Intercreditor Agreement in effect immediately prior to such amendment and (C) to establish that the Liens on any Term Loan Collateral securing such Indebtedness shall be junior and subordinated to the Liens on such Term Loan Collateral securing any obligations under the Indenture and the notes, all on the terms provided for in the ABL Intercreditor Agreement in effect immediately prior to such amendment;

(3)	(A) to add other parties (or any authorized agent thereof or trustee therefor) holding Indebtedness that is incurred in compliance with the ABL Facility, the Term Loan Facility and the Indenture and the Collateral Documents and that is permitted to have a priority with respect to the Liens securing the obligations under the Term Loan Facility and (B) to establish that the Liens on any Collateral securing such Indebtedness shall be pari passu under the Intercreditor Agreements with the Liens on such Collateral securing the obligations under the Term Loan Facility and senior to the Liens on such Collateral securing any obligations under the Indenture and the notes, all on the terms provided for in the Intercreditor Agreements in effect immediately prior to such amendment;

(4)	to establish that the Liens on any ABL Collateral securing any Indebtedness replacing the ABL Facility permitted to be incurred under clause 2(a) of the second paragraph of the covenant described under “—Certain covenants—Limitation on indebtedness” shall be senior to the Liens on such ABL Collateral securing any obligations under the Indenture, the notes and the Guarantees, and that the Liens on any Term Loan Collateral securing such Indebtedness shall be junior to the Liens on such Term Loan Collateral securing any obligations under the Indenture, the notes and the Guarantees, all on the terms provided for in the Intercreditor Agreements in effect immediately prior to such amendment;

(5)	to establish that the Liens on any Collateral securing any Indebtedness replacing the Term Loan Facility permitted to be incurred under clause 2(b) of the second paragraph of the covenant described under “—Certain covenants—Limitation on indebtedness” shall be senior to the Liens on such Collateral securing any obligations under the Indenture, the notes and the Guarantees, all on the terms provided for in the Intercreditor Agreements in effect immediately prior to such amendment;

(6)	upon any cancellation or termination of the ABL Facility without a replacement thereof, to establish that the ABL Collateral shall become Term Loan Collateral; and

(7)	upon any cancellation or termination of the Term Loan Facility without a replacement thereof, to establish that the Liens on the Collateral securing any obligations under the Indenture, the notes and the Guarantees shall be first-priority Liens, with respect to the Term Loan Collateral, and second-priority Liens, with respect to the ABL Collateral.

Any such additional party, the Credit Agents, the Trustee and the Collateral Agent shall be entitled to rely upon an Officers’ Certificate and an Opinion of Counsel certifying that such Pari Passu Lien Obligations or Indebtedness, as the case may be, was issued or borrowed in compliance with the Credit Facilities, the Indenture and the Collateral Documents.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder of notes given in connection with a tender of such Holder’s notes will not be rendered invalid by such tender. After an amendment or supplement under the Indenture, the Collateral Documents or any Intercreditor Agreement becomes effective, the Company is required to mail to the Holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

In determining whether the Holders of the required aggregate principal amount of notes have concurred in any direction, waiver or consent, notes owned by the Company, any Guarantor or any Affiliate shall be disregarded and deemed not to be outstanding.

Legal defeasance and covenant defeasance

The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes issued under the Indenture (“legal defeasance”) except for:

(1)	the rights of Holders to receive payments in respect of the principal of, or interest and Additional Interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the notes issued thereunder concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)	the legal defeasance provisions of the Indenture.

If the Company exercises the legal defeasance or covenant defeasance option, the Liens on the Collateral will be released and the Guarantees in effect at such time will terminate.

The Company at any time may terminate its obligations and the obligations of the Guarantors described under “—Change of control” and under the covenants described under “—Certain covenants” (other than “—Certain covenants—Merger and consolidation”), the operation of the cross-default upon a payment default, cross-acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Events of default” above and the limitations contained in clause (4) of the first paragraph under “—Certain covenants—Merger and consolidation” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6) (with respect only to Significant Subsidiaries), (7), (8) or (9) under “—Events of default” above or because of the failure of the Company to comply with clause (4) of the first paragraph under “—Certain covenants—Merger and consolidation” above.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in US dollars or U.S. Government Obligations, or a combination of cash in US dollars and U.S. Government Obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants in the United States or Canada, to pay the principal of, or interest and Additional Interest and premium, if any, on the outstanding notes issued thereunder on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)	in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the respective outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)	in the case of legal defeasance or covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee and qualified to practice in Canada or a ruling from the Canada Revenue Agency to the effect that holders of the outstanding notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such legal defeasance or covenant defeasance, as applicable, and will only be subject to Canadian federal, provincial income tax, non-resident withholding tax and other taxes on the same amounts, in the same manner and at the same times as would have been the case had if such legal defeasance or covenant defeasance, as applicable, had not occurred;

(5)	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of the Restricted Subsidiaries is a party or by which the Company or any of the Restricted Subsidiaries is bound;

(6)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(7)	the Company must deliver to the Trustee an Opinion of Counsel to the effect that, assuming, among other things, no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(8)	the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(9)	the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, and the Collateral shall be released from the Liens in favor of the Collateral Agent for the benefit of the Holders of the notes, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)	all notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders of the notes, cash in US dollars or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, the Credit Facilities or any other material agreement or instrument to which the Company is a party or by which the Company is bound;

(3)	the Company has paid or caused to be paid all sums payable by them on the date of the deposit under the Indenture; and

(4)	the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator, stockholder or interest holder (other than in its capacity as a Guarantor) of the Company or any of the Guarantors or any of their parent companies, as such, shall have any liability for any obligations of the Company or such Guarantor under the notes, the Indenture, the Guarantees, the Collateral Documents or the Intercreditor Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the securities laws of the United States or Canada, and it is the view of the SEC that such a waiver is against public policy.

Currency indemnity and calculation of US dollar denominated restrictions

The US dollar is the sole currency of account and payment for all sums payable by the Company and the Guarantors under or in connection with the notes and the Guarantees, including damages. Any amount received or recovered in a currency other than US dollars, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company, any Guarantor or otherwise, by any Holder or by the Trustee or the Collateral Agent, as the case may be, in respect of any sum expressed to be due to it from the Company or a Guarantor will only constitute a discharge to the Company or the Guarantor, as applicable, to the extent of the US dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that US dollar amount so purchased is less than the US dollar amount expressed to be due to the recipient under any note or any Guarantee or to the Trustee or the Collateral Agent, the Company and the Guarantors will indemnify the recipient under a note or Guarantee or the Trustee or the Collateral Agent, as the case may be, on a joint and several basis against any loss sustained by such recipient or the Trustee or the Collateral Agent as a result. In any event, the Company and the Guarantors will indemnify the recipient or the Trustee or the Collateral Agent on a joint and several basis against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be sufficient for the Holder of a note or the Trustee or the Collateral Agent to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of US dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of US dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the Company’s and the Guarantors’ other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a note or the Trustee or the Collateral Agent (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any note, any Guarantee or to the Trustee or the Collateral Agent.

Except as otherwise specifically set forth herein, for purposes of determining compliance with any US dollar-denominated restriction herein, the US dollar-equivalent amount for purposes hereof that is denominated in a non-US dollar currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-US dollar amount is incurred or made, as the case may be.

Enforceability of judgments

Because all of the assets of the Company and the Guarantors are currently outside the United States, any judgment obtained in the United States against the Company or any Guarantor, including judgments with respect to the payment of principal, premium, interest, Additional Interest, Additional Amounts and any redemption price and any purchase price with respect to the notes or the Guarantees, may not be collectable within the United States.

A court of competent jurisdiction in the Province of Ontario (an “Ontario Court”) would give a judgment based upon a final and conclusive in personam judgment (a “New York Judgment”) of a United States federal court or a court of the State of New York sitting in the Borough of Manhattan in the City of New York (the “New York Court”) for a sum certain, with respect to the enforcement of the notes, the Guarantees or the Indenture, without reconsideration of the merits:

(1)	provided that:

(a)	the New York Court has jurisdiction over the defendants as recognized under Ontario law for purposes of enforcement of foreign judgements;

(b)	an action to enforce the New York Judgment must be commenced in the Ontario Court within any applicable limitation period;

(c)	the Ontario Court has discretion to stay or decline to hear an action on the New York Judgment if the New York Judgment is under appeal or there is another subsisting judgment in any jurisdiction relating to the same cause of action;

(d)	the Ontario Court will render judgment only in Canadian dollars; and

(e)	an action in the Ontario Court on the New York Judgment may be affected by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally; and

(2)	subject to the following defences:

(a)	the New York Judgment was obtained by fraud or in a manner contrary to the principles of natural justice (but the New York Judgment would not be contrary to natural justice by reason only that service of process was effected on the agent for service of process appointed by the Company and the Guarantors not organized in the United States pursuant to the applicable section of the Indenture);

(b)	the New York Judgment is for a claim which under the laws of the Province of Ontario (“Ontario Law”) would be characterized as based on a foreign revenue, expropriatory, penal or other public law;

(c)	the New York Judgment is contrary to public policy, as such term is interpreted under Ontario Law, or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in these statutes; and

(d)	the New York Judgment has been satisfied or is void or voidable under the laws of the State of New York.

Furthermore, we have been advised by Goodmans LLP that they do not know of any reason under present laws of the Province applicable therein for avoiding recognition of such judgment of New York Court under the Indenture or on the notes or the Guarantees based upon a reasonable interpretation of public policy.

See “Enforceability of civil liabilities against foreign persons.”

Consent to jurisdiction and service

The Indenture will provide that the Company and the Guarantors not organized in the United States will appoint CT Corporation System (or a permitted alternative), as its agent for service of process in any suit, action or proceeding with respect to such Indenture or the notes or the Guarantees and for actions brought under the U.S. federal or state securities laws brought in any U.S. federal or state court located in the Borough of Manhattan in the City of New York and will submit to such jurisdiction.

In relation to any legal action or proceedings arising out of or in connection with the Indenture, the notes and the Guarantees, the Company and each Guarantor will in the Indenture irrevocably submit to the exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States of America.

Notices

Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the trustee

The Bank of New York Mellon will be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes.

The Holders of a majority in principal amount of the then outstanding notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder has offered to the Trustee indemnity reasonably satisfactory to it against any loss, liability or expense.

Governing law

The Indenture will provide that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York. However, the Mortgages will be governed by, and construed in accordance with, the laws of the jurisdictions in which the applicable Premises are located and the Collateral Documents and the Intercreditor Agreements will be governed by the laws of Ontario.

Québec Interpretation

For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction hereof may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property,” (b) “real property” shall be deemed to include “immovable property,” (c) “tangible personal property” shall be deemed to include “corporeal property,” (d) “intangible personal property” shall be deemed to include “incorporeal property,” (e) “security interest,” “mortgage” and “lien” shall be deemed to include a “hypothec,” “prior claim” and a resolutory clause, (f) all references to filing, registering or recording under the Personal Property Security Act or under applicable laws governing the recording or registration of liens or mortgages on real property shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfecting,” “perfection” of or “perfected” liens or security interests shall be deemed to include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of set-off” or similar expression shall be deemed to include a “right of compensation,” (i) an “agent” shall be deemed to include a “mandatary,” (j) “joint and several” shall be deemed to include solidary, (k) “beneficial ownership” and similar expressions shall be deemed to include “ownership on behalf of another as mandatary,” (l) “priority” shall be deemed to include “prior claim” and (m) “survey” shall be deemed to include “certificate of location and plan.”

Certain definitions

“ABL Facility” means the Revolving Credit Agreement, dated as of the Issue Date, among the Company, Holdings, the subsidiary guarantors parties thereto, the lenders parties thereto, Morgan Stanley Senior Funding Inc., as administrative agent, collateral agent, joint collateral agent and co-syndication agent, JPMorgan Chase Bank, N.A., as co-syndication agent and Wells Fargo Bank, National Association, as joint collateral agent and co-documentation agent, and the other agents that may become party thereto, and as it may be amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof in whole or in part (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original ABL Facility or one or more other credit or other agreements or indentures entered into from time to time).

“ABL Obligations” means Indebtedness outstanding under the ABL Facility that is secured by a Permitted Lien described under clause 33(B) of the definition thereof, and all other Obligations (not constituting Indebtedness) of the Company or any Guarantor under the ABL Facility.

“Acquired Indebtedness” means, with respect to any Person, Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person is merged or consolidated with the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person is merged or consolidated with the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Acquisition” means the purchase by the Company of certain assets and property and the assumption of certain liabilities relating to the business of Canwest Books Inc., Canwest (Canada) Inc., Canwest Limited Partnership/Canwest Société En Commandite and Canwest Publishing Inc./Publications Canwest Inc. and the shares of National Post Inc. pursuant to the Asset Purchase Agreement.

“Additional Assets” means (1) non-current assets and property (including any such assets acquired by capital expenditures but excluding Indebtedness and Capital Stock) that shall be used or useful in a Related Business by the Company or a Restricted Subsidiary or (2) all or substantially all the assets of a Related Business or a majority of the Voting Stock of any Person engaged in a Related Business that shall become on the date of acquisition thereof a Guarantor.

“Additional Interest” means the interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to (i) vote 10% or more of the votes entitled to be cast by all securities having ordinary voting power for the election of directors (or persons performing similar functions) or (ii) direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, as determined by the Company with respect to a note on any date of redemption, the greater of:

(1)	1.0% of the principal amount of such note; and

(2)	the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such note on July 15, 2014 (such redemption price being described under “—Optional redemption”), plus (ii) the remaining required interest payments due on such note through July 15, 2014 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal of such note.

“Asset Disposition” means any direct or indirect sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or local ownership shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Guarantor that is a Restricted Subsidiary or by a Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary; provided that in the case of a disposition by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor; provided, further, that in the case of a transfer of Collateral, the transferee shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to the transferee, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Personal Property Security Act or other similar statute or regulation of the relevant jurisdictions;

(2)	the disposition of Cash Equivalents or the voluntary termination of Hedging Obligations;

(3)	a disposition of inventory sold, leased, assigned, conveyed, transferred, licensed, exchanged or disposed of in the ordinary course of business;

(4)	a disposition of used, obsolete, worn out, damaged or surplus equipment or equipment or assets that are no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to “—Certain covenants—Merger and consolidation” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Restricted Subsidiary;

(7)	for purposes of “—Certain covenants—Limitation on sales of assets and subsidiary stock” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or the Restricted Subsidiaries) or a disposition subject to “—Certain covenants—Limitation on restricted payments”;

(8)	dispositions of Capital Stock of a Restricted Subsidiary or property or other assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $5.0 million;

(9)	the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10)	the sale or discount of receivables arising in the ordinary course of business or which is customary in the industry;

(11)

the licensing or sublicensing of patents, trade secrets, know-how and other intellectual property, know-how or other general intangibles and licenses, leases or subleases of other property in each case in the ordinary course of business (other than any perpetual licensing or exclusive licenses or sub-licenses or assignments of intellectual property that have a material adverse effect on the value of the Collateral or the ability of the Collateral Agent or the Holders of the notes to realize the benefits of, and intended to be afforded by, the Collateral) which do not materially interfere with the business of the Company and its Restricted Subsidiaries as operated immediately prior to the granting of such license, lease or sublease;

(12)	dispositions of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;

(13)	solely with respect to clauses (a)(i) and (ii) and (b)(i) and (ii) under the heading “—Certain covenants—Limitation on sales of assets and subsidiary stock,” foreclosure on assets or transfers by reason of eminent domain;

(14)	any sale of Capital Stock, Indebtedness or other securities, of an Unrestricted Subsidiary;

(15)	a Sale/Leaseback Transaction that is made for cash consideration in an amount not less than the cost of the underlying fixed or capital asset and is consummated within 270 days after the Company or any Restricted Subsidiary acquires or completes the acquisition of such fixed or capital asset;

(16)	the receipt by the Company or any Restricted Subsidiary of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets;

(17)	operating leases in the ordinary course of business;

(18)	the surrender or waiver of contract rights or litigation rights or the settlement, release or surrender of tort or other litigation claims of any kind;

(19)	the contribution of any real property (including, without limitation, land, buildings and fixtures) by the Company or any of its Restricted Subsidiaries to a pension plan to satisfy funding obligations of the Company or any of its Restricted Subsidiaries under such plan;

(20)	the transfer of improvements, additions or alterations in connection with the lease of any property;

(21)	dispositions of real property and related assets in the ordinary course of business in connection with relocation activities of directors, officers or members of management or employees of the Company and its Restricted Subsidiaries; and

(22)	disposition of assets that are made subject to Indebtedness pursuant to clause (8) under the second paragraph under the heading “—Certain covenants—Limitations on indebtedness” within 270 days after the acquisition, construction, lease or improvement of the asset financed.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of May 10, 2010, among Holdings, CW Acquisition Limited Partnership, Canwest Books Inc., Canwest (Canada) Inc., Canwest Limited Partnership/Société en Comandite and Canwest Publishing Inc./Publications Canwest Inc., relating to the Acquisition, as assigned and amended by the Assignment and Amending Agreement, dated as of June 10, 2010, among Holdings, CW Acquisition Limited Partnership, the Company, Canwest Books Inc., Canwest (Canada) Inc., Canwest Limited Partnership/Société en Comandite and Canwest Publishing Inc./Publications Canwest Inc.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, (1) if such Sale/Leaseback Transaction does not constitute a Capitalized Lease Obligation, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP or (2) if such Sale/Leaseback Transaction constitutes a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means:

(1)	with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) any committee thereof duly authorized to act on behalf of the Board of Directors with respect to the relevant matter;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York or Toronto, Canada are authorized or required by law to close.

“Capital Stock” of any Person means (1) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred Stock, and (2) with respect to any Person that is not a corporation, any and all partnership, limited liability company, membership or other equity interests of such Person, but in each case excluding any debt securities convertible into any of the foregoing.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	US dollars or Canadian dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States Government or Canada or any agency or instrumentality of the United States of America or Canada (provided that the full faith and credit of the United States of America or Canada, as applicable, is pledged in support thereof);

(3)	marketable general obligations issued by any state of the United States of America or any province or territory of Canada or any political subdivision thereof or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from S&P, “A2” or better from Moody’s or “A” or better from DBRS;

(4)	certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank or Canadian chartered bank (x) the long-term debt of which is rated at the time of acquisition thereof at least “A” (or the equivalent thereof) by S&P, “A2” (or the equivalent thereof) by Moody’s or “A” by DBRS or (y) the short term commercial paper of such commercial bank or its parent company or Canadian chartered bank is rated at the time of acquisition thereof at least “A-1” (or the equivalent thereof) by S&P or “P-1” (or the equivalent thereof) by Moody’s or R-1 (middle) by DBRS, and having combined capital and surplus in excess of US$1,000,000,000;

(5)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2), (3) and (4) above, entered into with any bank meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at the time of acquisition thereof at least “A-1” (or the equivalent thereof) by S&P or “P-1” (or the equivalent thereof) by Moody’s or R-1 (middle) by DBRS, or carrying an equivalent rating by a nationally recognized statistical rating organization, if any of such Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(7)	instruments equivalent to those referred to in clauses (1) through (6) above denominated in euros or any foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States or Canada to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction;

(8)	interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above (but excluding for purposes of this clause (8), money market funds that invest primarily in auction rate securities); and

(9)	money market funds that (i) comply with the criteria set forth in Rule 2a-7 of the Investment Company Act of 1940, as amended, (ii) are rated at the time of acquisition thereof “AAA” by S&P or “Aaa” by Moody’s or “AAA” by DBRS and (iii) have portfolio assets of at least US$5.0 billion.

“Change of Control” means:

(1)	any “person” or “group” of related persons (as such terms are used in Sections (13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

(2)	the first day on which a majority of the members of the Board of Directors of the Company or any of its direct or indirect parent companies are not Continuing Directors;

(3)	the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company, any of its direct or indirect parent companies and their respective Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)	the Company ceases to be a Wholly-Owned Subsidiary of Holdings (except in a transaction consummated in accordance with the covenant described above under the heading “—Certain covenants—Merger and consolidation”).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the ABL Collateral and the Term Loan Collateral, collectively.

“Collateral Account” means, collectively, any segregated accounts under the control of the Collateral Agent and the Credit Agents that are free from all other Liens, and includes all cash and Cash Equivalents received from sales of additional notes, Asset Dispositions of Collateral, Recovery Events, foreclosures on or sales of Collateral or any other awards or proceeds pursuant to the Collateral Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Collateral Documents, and interest earned thereon.

“Collateral Agent” means the party named as such in the Indenture until a successor replaces it and, thereafter, means such successor.

“Collateral Documents” means Mortgages, deeds of trust, deeds to secure debt, security agreements, pledge agreements, hypothecs, agency agreements and any other instruments and documents executed and delivered pursuant to the Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the benefit of the Secured Parties.

“Commodity Agreement” means any commodity futures contract, commodity option, commodity swap agreement, commodity collar agreement, commodity cap agreement or other similar agreement or arrangement entered into in the ordinary course of business by the Company or any Restricted Subsidiary.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)	increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)	Consolidated Interest Expense; plus

(b)	Consolidated Income Taxes; plus

(c)	consolidated depreciation expense; plus

(d)	consolidated amortization expense; plus

(e)	other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (including any impairment charges or the impact of purchase accounting) (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(f)	any non-cash compensation expense realized for grants of restricted stock, performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock); plus

(g)	any fees, charges or other expenses made or Incurred in connection with any actual Investment, asset sale, acquisition, recapitalization or issuance of Capital Stock or Incurrence of Indebtedness or any amendment or modification of Indebtedness (including as a result of Statement of Financial Accounting Standards 141R or any analogous standards or principles of GAAP) permitted under the Indenture and deducted (and not added back) in calculating Consolidated Net Income; plus

(h)	the amount of any restructuring charges (including lease termination, severance and relocation expenses), integration costs or other business optimization expenses or reserves or other non-recurring, unusual or extraordinary charges or expenses deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i)	all charges and losses in connection with the extinguishment of Indebtedness (including letters of credit and hedging arrangements) to the extent deducted (and not added back) in such period in calculating Consolidated Net Income;

(2)	decreased (without duplication) by:

(a)	non-cash items and non-cash gains increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period); and

(b)	other non-recurring, unusual or extraordinary items to the extent increasing Consolidated Net Income for such period; and

(c)	all gains associated with the extinguishment of debt (including letters of credit and hedging arrangements) to the extent increasing Consolidated Net Income for such period; and

(3)	increased or decreased (without duplication) to eliminate the following items reflected in Consolidated Net Income:

(a)	any non-cash net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815—”Derivatives and Hedging Overview” or any analogous standards or principles of GAAP;

(b)	all unrealized gains and losses relating to financial instruments to which fair market value accounting is applied;

(c)	any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); and

(d)	effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

Notwithstanding the foregoing, clauses (1)(b) through (i) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary (other than a Subsidiary Guarantor) was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (i) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period (and including in the case of the Company (without duplication), taxes determined as if it were a taxpayer for purposes of the Income Tax Act (Canada) and any other applicable tax legislation), taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, federal, provincial, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including but not limited to the portion of any payments or accruals with respect to Capitalized Lease Obligations that are allocable to interest expense, excluding (y) any write-offs of capitalized fees under the Credit Facilities and all amendments thereto and (z) all non-cash charges for the amortization original issue discount with respect to the notes.

“Consolidated Leverage Ratio” means at any date of determination (the “Calculation Date”) the ratio of: (1) the sum of the aggregate outstanding amount of Indebtedness of the Company and the Restricted Subsidiaries

as of the Calculation Date on a consolidated basis in accordance with GAAP to (2) the Company’s Consolidated EBITDA for the four most recently completed fiscal quarters (the “Four Quarter Period”) ending on or immediately prior to the date of determination for which financial statements are publicly available.

If the Company or any Restricted Subsidiary has Incurred, redeemed, retired or extinguished any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to or substantially concurrently with the event for which the calculation of the Consolidated Leverage Ratio is made, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, redemption, retirement or extinguishment of Indebtedness, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the Four Quarter Period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the Four Quarter Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the applicable Four Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be (x) made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investments, acquisition, disposition, merger or consolidation which is being given pro forma effect that have been implemented or for which the steps necessary for implementation have been taken and are reasonably expected to be realized within twelve (12) months after the date of such Investment, acquisition, disposition, merger or consolidation) and which are reasonably identifiable and factually supportable or (y) determined in accordance with Regulation S-X. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on Capitalized Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For the purposes of this definition, any amount in a currency other than Canadian dollars will be converted to Canadian dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP (before preferred stock dividends); provided, however, that there will not be included in such Consolidated Net Income:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a)	subject to the limitations contained in clauses (3) through (6) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)	the Company’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary during such period;

(2)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the first paragraph of “—Certain Covenants—Limitation on restricted payments,” any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)	subject to the limitations contained in clauses (3) through (6) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net income;

(3)	any after-tax effect of gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary (including pursuant to any Sale/Leaseback Transaction) other than in the ordinary course of business as determined in Good Faith by the Company;

(4)	any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5)	the after-tax effect of extraordinary gain or loss;

(6)	the after-tax effect of the cumulative effect of a change in accounting principles;

(7)	any after-tax effect of non-cash impairment charges or asset write-off recorded in connection with the application of American Standards Codification Topic No. 360—“Impairments” or any analogous standards or principles of GAAP and American Standards Codification Topic No. 386—”Intangible Assets” or any analogous standards or principles of GAAP;

(8)	any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock); and

(9)	any increase in amortization or depreciation or other non-cash charges or the impact of write-off of deferred revenues resulting from the application of purchase accounting in relation to the Acquisition.

Any cash amounts dividended, distributed, loaned or otherwise transferred to any direct or indirect parent company by the Company or its Restricted Subsidiaries pursuant to clause (11) of the second paragraph of the covenant described under “—Certain covenants—Limitation on restricted payments,” without duplication of any amounts otherwise deducted in calculating Consolidated Net Income, the funds for which are provided by the Company and/or its Restricted Subsidiaries shall be deducted in calculating the Consolidated Net Income of the Company and its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio” means, at any date, the ratio of: (1) the sum of (a) the aggregate principal amount of the notes and any Additional Notes, plus (b) the aggregate principal amount (or accreted value) outstanding under any Pari Passu Lien Obligations, plus (c) the aggregate amount of Indebtedness outstanding under the ABL Facility or under any other Debt Facility in existence on such date pursuant to clause (2)(a) of the covenant described under “—Certain covenants—Limitation on indebtedness” (other than any Junior Lien Collateral Indebtedness), plus (d) the aggregate amount of Indebtedness outstanding under the Term Loan Facility or under any other Debt Facility in existence on such date pursuant to clause (2)(b) of the covenant described under “—Certain covenants—Limitation on indebtedness” (other than any Junior Lien Collateral Indebtedness), plus (e) any other Indebtedness (other than Junior Lien Collateral Indebtedness) secured by a Lien on the Collateral permitted by clauses (33) or (34) of the definition of “Permitted Liens” and any Refinancing Indebtedness thereof secured by a Lien permitted by clause (18) of the definition of “Permitted Liens” plus (f) without duplication, any Indebtedness of any Non-Guarantor Subsidiary (other than such Indebtedness Incurred pursuant to clause (4) of the second paragraph of the covenant described under “—Certain covenants—Limitation on indebtedness”), in each case determined on a consolidated basis in accordance with GAAP as of the last day of the most recent fiscal quarter for which internal financial statements are publicly available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Company’s Consolidated EBITDA for the most recently completed four fiscal quarters for which internal financial statements are publicly available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Indebtedness described in clause (1) above and to Consolidated EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Leverage Ratio.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or any of its direct or indirect parent companies, as the case may be, who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board of Directors at the time of such nomination or election either by a specific vote or by approval of a proxy statement issued by the Company or any of its direct or indirect parent companies, as the case may be, on behalf of its entire Board of Directors in which such individual is named as a nominee for director.

“Credit Facilities” means the ABL Facility and the Term Loan Facility, collectively.

“Credit Facility Obligations” means the ABL Obligations and the Term Loan Obligations, collectively.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“DBRS” means DBRS Ltd. and any successor thereto.

“Debt Facility” or “Debt Facilities” means, with respect to the Company or any Subsidiary Guarantor, one or more financing arrangements (including, without limitation, credit facilities, indentures and note purchase agreements and including the Credit Facilities) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original trustee, administrative agent, collateral agent, holders and lenders or another trustee, administrative agent, collateral agent or agents, holders or lenders), including, without limitation, any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder pursuant to incremental facilities or adding Subsidiaries of the Company as additional guarantors thereunder, and whether or not increasing the amount of Indebtedness that may be issued thereunder.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of any consideration which is not cash or Cash Equivalents received by the Company or its Restricted Subsidiaries in connection with an Asset Disposition that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate executed by the Company at the time of such Asset Disposition. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been transferred, sold or otherwise exchanged for or converted into or for cash or Cash Equivalents.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the notes or the date the notes are no longer outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “—Change of control” and “—Certain covenants—Limitation on sales of assets and subsidiary stock” and such repurchase or redemption complies with “—Certain covenants—Limitation on restricted payments.”

“Equity Offering” means a public or private offering for cash by the Company or a direct or indirect parent of the Company, as the case may be, of Common Stock, perpetual Preferred Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company’s or its direct or indirect parent company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to Holdings, the Company or any Subsidiary or (z) any such public or private offering that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from:

(1)	contributions to its common equity, and

(2)	the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company, Holdings or a Subsidiary of the Company) of Capital Stock (other than Disqualified Stock and Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under “—Certain covenants—Limitations on restricted payments.”

“Fair Market Value” means, with respect to any property, the price that would reasonably be expect to be paid in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, by (x) if such decision involves a determination of Fair Market Value equal or less than $25.0 million, in good faith by any member of the Senior Management of the Company and (y) if such decision involves the determination of Fair Market Value in excess of $25.0 million, in good faith by the Board of Directors of the Company.

“GAAP” means generally accepted accounting principles in Canada set forth in the opinions and pronouncements of the Accounting Principles Board of the Canadian Institute of Chartered Accountants, which are in effect from time to time (“Canadian GAAP”). At any time after the adoption of IFRS by the Company for its financial statements and reports for all financial reporting purposes, the Company may elect to apply for all purposes of the Indenture, in lieu of Canadian GAAP, IFRS, and, upon any such election, references herein to GAAP shall be construed to mean IFRS as in effect from time to time; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to the Indenture shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations (A) based on GAAP contained in the Indenture shall be computed in conformity with IFRS and (B) in the Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any election to the Trustee and the Holders of notes with 15 days of such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an Incurrence of Indebtedness.

“Good Faith by the Company” means the decision in good faith by a responsible financial or accounting officer of the Company.

“guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness or other financial obligations of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantee” means, individually, any guarantee of the Company’s Obligations under the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Guarantor” means Holdings and each Restricted Subsidiary in existence on the Issue Date that provides a Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Guarantee in accordance with the Indenture); provided that upon the release and discharge of such Restricted Subsidiary from its Guarantee in accordance with the Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a note is registered on the Registrar’s books.

“Holdings” means Postmedia Network Canada Corp.

“IFRS” means the International Financial Reporting Standards.

“Incur” means to issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto, except to the extent such reimbursement obligation relates to a Trade Payable or similar obligation to a trade creditor in each case incurred in the ordinary course of business) other than obligations with respect to letters of credit, bankers’ acceptances or similar instruments securing obligations (other than obligations described in clauses (1) and (2) above and clause (5) below) entered into in the ordinary course of business of such Person to the extent such letters of credit, bankers’ acceptances or similar instruments are not drawn upon or, to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, bankers’ acceptance or similar instrument;

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5)	Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(6)	the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)	the principal component of Indebtedness of other Persons to the extent guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor); and

(9)	to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

In no event shall the term “Indebtedness” include (i) any indebtedness under any overdraft or cash management facilities so long as any such indebtedness is repaid in full no later than five Business Days following the date on which it was incurred or in the case of such Indebtedness in respect of credit or purchase cards, within 60 days of its incurrence, (ii) obligations in respect of performance, appeal or other surety bonds or completion guarantees incurred in the ordinary course of business, (iii) except as provided in clause (5) above, any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP, (iv) any liability for national, regional, federal, state, provincial, local or other taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP or (v) any customer deposits or advance payments received in the ordinary course of business.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that contingent obligations arising in the ordinary course of business and not with respect to borrowed money of such Person or other Persons shall not be deemed to constitute Indebtedness; provided further, that in the case of Indebtedness issued at a discount, the amount of such Indebtedness at any time will be the accreted value thereof. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness,” provided that such money is held to secure the payment of such interest.

In addition, “Indebtedness” of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture, unless such Indebtedness is expressly made non-recourse to such Person.

“Independent Financial Advisor” means (1) an accounting, appraisal or investment banking firm or (2) a consultant to Persons engaged in a Related Business, in each case of nationally recognized standing in Canada or the United States that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business that are in conformity with GAAP recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business;

(3)	an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company;

(4)	a deposit of funds in connection with an acquisition; provided that either such acquisition is consummated by or through a Guarantor or such deposit is returned to the Person who made it;

(5)	an account receivable arising, or prepaid expenses or deposits made, in the ordinary course of business; and

(6)	licensing or transfer of know-how or intellectual property in the ordinary course of business (other than any perpetual licensing or exclusive licenses or sub-licenses or assignments of intellectual property that have a material adverse effect on the value of the Collateral or the ability of the Collateral Agent or the Holders of the notes to realize the benefits of, and intended to be afforded by, the Collateral).

For purposes of “—Certain covenants—Limitation on restricted payments,”

(1)	“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets (as conclusively determined in good faith by the Board of Directors of the Company) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company; and

(3)	if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value (as conclusively determined in Good Faith by the Company) of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, in each case, with a stable or better outlook; provided that a change in outlook shall not by itself cause the Company to lose its Investment Grade Rating.

“Issue Date” means July 13, 2010, the date on which notes were initially issued.

“Junior Lien Collateral Indebtedness” means any Indebtedness of the Company or any Guarantor which is or will be secured by a Lien on the Collateral on a basis that is junior with respect to all such Collateral to the notes, the Exchange Notes and the Guarantees of the Notes and any Exchange Notes. For the avoidance of doubt, Junior Lien Collateral Indebtedness shall not include ABL Obligations.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Personal Property Security Act (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease (or any filing or agreement to give any financing statement in connection therewith) be deemed to constitute a Lien.

“Material Lease” means any lease of real property to which the Company or any Guarantor is a party where the premises being leased are used or to be used for material printing operations or for the provision of material centralized services to such Person’s business units and where such printing operations or centralized services cannot be readily relocated or transferred to another location owned or leased by such Person and any capital leases of real property, the Fair Market Value of the freehold interest in which is at least $1,000,000 at the time of entering into of such capital lease.

“Material Real Property” means, on any date, any real property owned by the Company or any Guarantor with a Fair Market Value as of such date of at least $1,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages” means the mortgages, debentures, hypothecs, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, debentures, hypothecs, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all brokerage, legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness that is secured by the assets subject to such Asset Disposition with a higher priority than the notes and the Guarantees, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post- employment benefit liabilities and liabilities related to environmental matters; and

(5)	any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Disposition);

provided, however, that in the cases of clauses (4) and (5), upon reversal of any such reserve or the termination of any such escrow, Net Available Cash shall be increased by the amount of such reversal or any portion of funds released from escrow to the Company or any Restricted Subsidiary.

“Net Award” means any awards or proceeds in respect of any condemnation or other eminent domain proceeding relating to any Collateral deposited in the Collateral Account pursuant to the Collateral Documents.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements); provided that the cash proceeds of an Equity Offering by Holdings shall not be deemed Net Cash Proceeds except to the extent such cash proceeds are contributed to the Company.

“Net Insurance Proceeds” means any awards or proceeds in respect of any casualty insurance or title insurance claim relating to any Collateral deposited in the Collateral Account pursuant to the Collateral Documents.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)	as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)	the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, U.S. federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that a Person is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of such Person. Officer of any Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers of the Company or by an Officer of the Company and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or a Guarantor.

“Pari Passu Indebtedness” means Indebtedness and other obligations that ranks equally in right of payment to the notes and the Guarantees (without giving effect to collateral arrangements).

“Pari Passu Lien Obligations” means any additional notes and any other Indebtedness that has a Stated Maturity date that is longer than the notes and that is permitted to have Pari Passu Lien Priority relative to the notes with respect to the Collateral and is not secured by any other assets; provided that an authorized representative of the holders of such Indebtedness (other than any additional notes) shall have executed a joinder to the Collateral Documents in the form provided therein.

“Pari Passu Lien Priority” means relative to specified Indebtedness and other obligations having equal Lien priority to the notes and the Guarantees, as the case may be, on the Collateral.

“Permitted Bond Hedge Transaction” means any purchase by Holdings or any of its Subsidiaries of a call or capped call option (or substantively equivalent derivative transaction) on the common stock of Holdings in connection with an issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Holdings from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Holdings from the sale of such Permitted Convertible Indebtedness.

“Permitted Convertible Indebtedness” means unsecured Indebtedness of Holdings that is (i)(x) convertible into common stock of Holdings (and cash in lieu of fractional shares) and/or cash in an amount determined by reference to the price of such common stock or (y) sold as units with warrants or purchase contracts exercisable for such common stock and/or cash in an amount determined by reference to the price of such common stock, (ii) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Stated Maturity of the notes (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (iii) hereof and may provide for cash payments upon conversion prior to the Stated Maturity of such Indebtedness, subject to the covenant described under “Certain covenants—Limitation on restricted payments”), and (iii) has terms and conditions (other than interest rate and redemption premiums), taken as a whole, that are not materially less favorable to Holdings than the terms and conditions customary at the time for convertible debt securities issued in a broadly distributed offering; provided that both immediately prior and after giving effect to the incurrence thereof, no Default or Event of Default shall exist or result therefrom.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company or a Guarantor or any Investment by a Non-Guarantor Subsidiary in a Non-Guarantor Subsidiary;

(2)	any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Related Business if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(3)	cash and Cash Equivalents or Investments that constituted Cash Equivalents at the time made;

(4)	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	commission, relocation, entertainment, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to, or guarantees of third party loans to, employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount outstanding at any time not in excess of $5.0 million with respect to all loans or advances or guarantees made since the Issue Date (without giving effect to the forgiveness of any such loan);

(7)	any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a judgment, bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b)	as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(c)	in the form of notes payable, or stock or other securities issued by account debtors to the Company or any Restricted Subsidiary pursuant to negotiated agreements with respect to the settlement of such account debtor’s accounts, and other Investments arising in connection with the compromise, settlement or collection of accounts receivable, in each case in the ordinary course of business;

(8)	Investments made as a result of the receipt of non-cash consideration (including Designated Non-cash Consideration) from an Asset Disposition that was made pursuant to and in compliance with “—Certain covenants—Limitation on sales of assets and subsidiary stock” or any other disposition of assets not constituting an Asset Disposition;

(9)	Investments in existence on the Issue Date, and any extension, modification or renewal of any such Investments, or Investments purchased or received in exchange for such Investments, existing on the Issue Date, but, in each case, only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(10)	any Person to the extent such Investments consist of Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain covenants—Limitation on indebtedness”;

(11)	guarantees of Indebtedness issued in accordance with “—Certain covenants—Limitation on indebtedness”; provided that if such Indebtedness can only be incurred by the Company or Subsidiary Guarantors, then such guarantees are only permitted by this clause to the extent made by the Company or a Subsidiary Guarantor;

(12)	Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan, including, without limitation, split- dollar insurance policies, in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13)	Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(14)	any Person to the extent such Investments consist of prepaid expenses, negotiable instructions held for collection and lease, utility, unemployment insurance, workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(15)	prepayments and other credits to suppliers made in the ordinary course of business;

(16)	endorsements of negotiable instruments and documents in the ordinary course of business;

(17)	loans or advances or similar transactions with customers, distributors, clients, developers, suppliers or purchasers of goods or services in the ordinary course of business;

(18)	the creation of Liens on the assets of the Company and its Restricted Subsidiaries in compliance with the covenant described in “—Certain Covenants—Limitation on liens”; and

(19)	Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (19), in an aggregate amount at the time of such Investment not to exceed $25.0 million outstanding at any one time (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of the covenant described under “—Certain covenants—Limitation on restricted payments” of any amounts applied pursuant to clause (c) of the first paragraph of such covenant).

“Permitted Liens” means, with respect to any Person:

(1)	Liens on the Collateral securing Indebtedness Incurred pursuant to clause (1) of the second paragraph under “—Certain covenants—Limitation on indebtedness” (including Refinancing Indebtedness of such Indebtedness Incurred pursuant to clause (5) of the second paragraph under “—Certain covenants—Limitation on indebtedness”);

(2)	pledges or deposits by such Person under workers’ compensation laws, unemployment, general insurance and other insurance laws and pension and other social security or retirement benefit laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or Canadian or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, in each case Incurred in the ordinary course of business;

(4)	Liens for taxes, assessments or other governmental charges or levies not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of issuers of surety, appeal or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such instruments do not secure the payments of Indebtedness;

(6)	statutory, common law or contractual Liens of landlords (including landlords’ right of distress or hypothec in the tangible personal property of the Company or a Restricted Subsidiary, as tenant, located on leased premises) and easements, rights-of-way, licenses, permits, reservations, restrictions, restrictive covenants and other similar encumbrances affecting real property (including encumbrances consisting of zoning or building restrictions, municipal by-laws and regulations and encumbrances in respect of sewers, drains, gas and water mains or electric light and power or telephone conduits, poles, wires and cables), which do not materially reduce the value of the affected assets or materially interfere with the use of such asset in the operation of the business of such Person;

(7)	Liens securing Hedging Obligations relating to Indebtedness so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	judgment Liens not giving rise to an Event of Default, and Liens securing appeal or surety bonds related to such judgment, so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired and for which adequate reserves have been made;

(10)	Liens for the purpose of securing (A) any Attributable Indebtedness in respect of a Sale/Leaseback Transaction Incurred pursuant to clause (16) of the second paragraph of “—Certain covenants—Limitation on indebtedness” or (B) the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, Purchase Money Indebtedness or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that, in the case of this subclause (10)(B):

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved, plus reasonable fees and expenses of such Person incurred in connection therewith; and

(b)	such Liens are created within 270 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto and the proceeds thereof;

(11)	Liens that constitute banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a bank, depositary or other financial institution in the ordinary course of business and not given in connection with the issuance of Indebtedness, whether arising by operation of law or pursuant to contract;

(12)	Liens existing on the Issue Date (other than Liens permitted under clause (1) above or (33) below);

(13)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(14)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(16)	Liens on Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiary (except to the extent such Capital Stock is pledged as Collateral) and Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary; provided that such Liens were not incurred in connection with or in contemplation of such designation; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(17)	deposits as security for taxes or import customs duties which are being contest in Good Faith by the Company by appropriate proceedings;

(18)	Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (12), (13), (14), (18) and (34) of this definition; provided that (y) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder and (z) the new Lien has no greater priority relative to the notes and the Guarantees and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the notes and the Guarantees and the Holders thereof than the original Liens and the related Indebtedness;

(19)	any interest or title of a lessor under any operating lease;

(20)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(23)	Liens on funds of the Company or any Subsidiary held in deposit accounts with third party providers of payment services securing credit card charge-back reimbursement and similar cash management obligations of the Company or the Subsidiaries maintained in the ordinary course of business;

(24)	Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(25)	Liens on insurance policies and proceeds of insurance policies (including rebates of premiums) securing Indebtedness incurred pursuant to clause (12) under the covenant described under “—Certain covenants—Limitation on indebtedness” to finance the payment of premiums on the insurance policies subject to such Liens;

(26)	in respect of real estate leased by the Company or a Restricted Subsidiary as tenant, any Lien encumbering the interest or title of a licensor, lessor or sublessor under leases or subleases of real estate permitted hereunder which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person;

(27)	customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness permitted under “—Certain covenants—Limitation on indebtedness” is Incurred;

(28)	Liens on any cash earnest money deposit made by the Company or any Restricted Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by the Indenture;

(29)	Liens in favor of credit card processors granted in the ordinary course of business;

(30)	Liens arising in connection with Cash Equivalents describe in clause (5) of the definition of Cash Equivalents;

(31)	Liens securing other obligations in an amount not to exceed $25.0 million at any time outstanding;

(32)	Liens securing cash management obligations incurred in the ordinary course of business;

(33)	(A) Liens on Collateral securing Indebtedness Incurred pursuant to clause (2)(b) of the second paragraph under “—Certain covenants—Limitation on indebtedness”; provided that any such Indebtedness may be secured by Liens on Term Loan Collateral on a first-priority basis and by Liens on ABL Collateral on a second-priority basis pursuant to the Intercreditor Agreements, (B) Liens on Collateral securing Indebtedness Incurred pursuant to clause (2)(a) of the second paragraph under “—Certain covenants—Limitation on Indebtedness”; provided that any such Indebtedness may be secured by Liens on ABL Collateral on a first-priority basis and Liens on Term Loan Collateral on a third-priority basis pursuant to the Intercreditor Agreements and (C) Hedging Obligations and cash management obligations that are secured ratably with Indebtedness outstanding pursuant to clause (2)(b) of the second paragraph under “—Certain covenants—Limitation on indebtedness”; provided that such Liens are subject to the terms of the Intercreditor Agreements; and provided, further, that for all purposes of this clause (33) only, Indebtedness under any revolving credit facility (other than commitments for Indebtedness that can not be drawn in order to comply with a minimum availability covenant) shall be deemed to be Incurred on the date on which commitments are provided with respect thereto and shall be deemed to have remained outstanding at all times until such commitments have been terminated;

(34)	Liens securing Indebtedness permitted to be Incurred under the Indenture which may be secured by some or all of the Collateral; provided that after giving pro forma effect to the Incurrence of such Indebtedness under this clause (34) and the application of the proceeds therefrom on such date, the Consolidated Secured Leverage Ratio would not exceed 2.75 to 1.00; provided, further, that (A) such Liens are subject to the terms of the Intercreditor Agreements and (B) that for all purposes of this clause (34) only, Indebtedness (other than commitments for Indebtedness that can not be drawn in order to comply with a minimum availability covenant) under any revolving credit facility shall be deemed to be Incurred on the date on which commitments are provided with respect thereto and shall be deemed to have remained outstanding at all times until such commitments have been terminated;

(35)	Liens on the Collateral in favor of any collateral agent for the benefit of the Holders relating to such collateral agent’s administrative expenses with respect to the Collateral;

(36)	undetermined or inchoate Liens, charges, privileges, statutory liens, adverse claims or encumbrances of any nature whatsoever arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Laws or of which written notice has not been duly given in accordance with the applicable Laws or which, although filed or registered, relate to obligations not due or delinquent;

(37)	the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person;

(38)	Liens granted to a public utility or any municipality or any governmental authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of such Person which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person;

(39)	the right reserved to or vested in any governmental authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of such Person to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(40)	servicing agreements, development agreements, subdivision agreements, site plan control agreements, facilities sharing agreements, cost sharing agreements and other agreements with governmental authorities pertaining to the use or development of any of the assets of such Person, provided same are complied with and do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of such Person;

(41)	lis pendens that may be registered against any real property or interest therein of such Person in respect of any action or proceeding against such Person, or in which such Person is a defendant, but with respect to which action or proceeding no judgment, award or attachment against such Person has been granted or made, and in respect of which such Person has posted security reasonably satisfactory to the Collateral Agent; provided that such lis pendens are removed within 60 days by paying money into a court or otherwise and all payments paid into court or otherwise as aforesaid; and

(42)	the rights of any tenant, occupant or licensee under any lease, occupancy agreement or license which do not materially impair the use of the property subject thereto for the purpose of which it is used by the Company or a Restricted Subsidiary.

Any reference in the Indenture or any of the Collateral Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Collateral Documents to any permitted Lien, except as specifically set forth in the Intercreditor Agreements or any other intercreditor or similar agreements.

“Permitted Warrant Transaction” means any sale by Holdings of a call option or warrant (or substantively equivalent derivative transaction) on common stock of Holdings sold by Holdings substantially concurrently with any purchase of a Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Personal Property Security Act” means the Personal Property Security Act (Ontario), as amended from time to time, or in the case of any tangible asset located in a Canadian province other than Ontario, the corresponding statute in that province.

“Preferred Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Indebtedness” means Indebtedness (including Capitalized Lease Obligations) Incurred (within 365 days of such purchase or lease) to finance or refinance the purchase, lease, construction, installation, or improvement of any assets used or useful in a Related Business (whether through the direct purchase of assets or through the purchase of Capital Stock of any Person owning such assets).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Related Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

“Rating Agencies” means S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Recovery Event” means any event, occurrence, claim or proceeding that results in any Net Award or Net Insurance Proceeds being deposited into the Collateral Account pursuant to the Collateral Documents.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for or to consolidate, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that Refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that Refinances Indebtedness of another Restricted Subsidiary (except that a Guarantor shall not Refinance Indebtedness of a Restricted Subsidiary that is not a Guarantor)), including Indebtedness that Refinances Refinancing Indebtedness, provided, however, that:

(1)	(a) if the Stated Maturity of the Indebtedness being Refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced or (b) if the Stated Maturity of the Indebtedness being Refinanced is later than the Stated Maturity of the notes, the entire principal amount of the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced at such time;

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, premiums required by the instruments governing such existing Indebtedness or premiums necessary to effectuate such Refinancing and costs, fees and expenses Incurred in connection therewith);

(4)	if the Indebtedness being Refinanced is subordinated in right of payment to the notes or any Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the notes, or such Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being Refinanced; and

(5)	Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Guarantor.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the notes dated as of the Issue Date, among the Company, the Guarantors and the Initial Purchasers and, with respect to any additional notes, one or more registration rights agreements among the Company, the Guarantors and the other parties thereto, relating to the rights given by the Company and the Guarantors to the purchasers of additional notes to register such additional notes under the Securities Act.

“Related Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date and any reasonable extension or evolution of any of the forgoing.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor to its rating agency business.

“Sale/Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or such Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Party” means (i) the Holders, (ii) the Trustee, (iii) the Collateral Agent and (iv) any successors, indorsees, transferees and assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Management” means the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

“Senior Unsecured Pari Passu Indebtedness” means:

(1)	with respect to the Company, any Indebtedness that ranks pari passu in right of payment to the notes but is unsecured; and

(2)	with respect to any Guarantor, any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Guarantee but is unsecured.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the notes pursuant to a written agreement. No Indebtedness of the Company shall be deemed to be subordinated or junior in right of payment to any other Indebtedness of the company solely by virtue of Liens, guarantees, maturity or payments or structural subordination.

“Subsidiary” of any Person means (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), or (2) any partnership, joint venture, limited liability company or similar entity of which

(a)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b)	such Person or any Restricted Subsidiary of such Person is a controlling general partner or managing member of such entity.

Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Term Loan Facility” means the Term Loan Credit Agreement, dated as of the Issue Date, among the Company, Holdings, the subsidiary guarantors parties thereto, the lenders parties thereto, JPMorgan Chase Bank,

N.A., as administrative agent and collateral agent, and as it may be amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof in whole or in part (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Term Loan Facility or one or more other credit or other agreements or indentures entered into from time to time).

“Term Loan Obligations” means Indebtedness outstanding under the Term Loan Facility that is secured by a Permitted Lien described under clause 33(A) of the definition thereof, and all other Obligations (not constituting Indebtedness) of the Company or any Guarantor under the Term Loan Facility.

“Trade Payables” means, with respect to any Person, any accounts payable to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Treasury Rate” means, as obtained by the Company, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2014; provided, however, that if the period from the redemption date to July 15, 2014 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the indenture until a successor replaces it and, thereafter, means such successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company and including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, amalgamation or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter while they are Unrestricted Subsidiaries, consist of Non-Recourse Debt;

(3)	such designation and the Investment of the Company in such Subsidiary complies with “—Certain covenants—Limitation on restricted payments”;

(4)	such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)	except as permitted by the covenant described above under the caption “—Certain covenants—Limitations on affiliate transactions,” on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Certain covenants—Limitation on indebtedness” covenant on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the Capital Stock of which (other than directors’ qualifying shares or local ownership shares) is owned by such Person or by one or more other Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF OUTSTANDING NOTES

The terms of the outstanding notes are identical in all material respects to those of the exchange notes, except that (1) the outstanding notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the exchange notes will not provide for any additional interest as a result of our failure to fulfill certain registration obligations. The outstanding notes provide that, in the event that the registration statement in which this prospectus is included is not declared effective by the SEC on or before July 14, 2011, or if applicable, a shelf registration statement covering resales of the outstanding notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable at any time during the required effectiveness period, and such failure to remain effective or be usable exists for more than 30 days (whether or not consecutive) in any 12-month period (the 30th such date, the “Trigger Date”), then additional interest shall accrue on the principal amount of the outstanding notes that are “registrable securities” at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) commencing on (a) July 15, 2011, in the case of (1) above, or (b) the Trigger Date, in the case of (2) above, until the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such outstanding notes cease to be “registrable securities.” In the case of a shelf registration statement required to be filed pursuant to a request by an initial purchaser or certain other holders of notes, the increase in interest rate described above begins to apply on the later of the 367th day following the issuance of the notes and the 90th day following such request, if the shelf registration statement has not yet become effective. The exchange notes are not, and upon consummation of the exchange offer with respect to the outstanding notes will not be, entitled to any such additional interest. Accordingly, holders of outstanding notes should review the information set forth under “Risk Factors” and “Description of notes.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the exchange of outstanding notes for exchange notes (collectively, the “notes”) pursuant to the exchange offer and the ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all potential tax effects. The discussion applies only to U.S Holders (as defined below) who hold notes as “capital assets” within the meaning of Section 1221 of the Code. The discussion is based upon the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a U.S. Holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, U.S. Holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

As used herein, “U.S. Holder” means a beneficial owner of the notes who or that is or is treated for U.S. federal income tax purposes as:

•

an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•

an estate, the income of which is subject to U.S. federal income tax regardless of its source; or a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a U.S. person.

If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership’s purchase, ownership and disposition of the notes.

No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of old notes for new notes or of the ownership or disposition of the new notes or that any such position would not be sustained.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND ANY TAX TREATIES.

Characterization of the notes

In certain circumstances (see “Description of notes—Additional amounts,” “Description of notes—Optional redemption” and “Description of notes—Change of Control”), we may be obligated to pay Additional Amounts or other amounts in excess of stated interest or principal on the notes. We take the position that the notes should not be treated as contingent payment debt instruments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will have to be paid. Our determination regarding these additional payments is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue additional interest income on its notes, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. U.S. Holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remaining discussion assumes that the notes will not be treated as contingent payment debt instruments.

Exchange pursuant to the exchange offer

The exchange of the outstanding notes for the exchange notes pursuant to this exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to U.S. Holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes exchanged therefor and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

Interest

Subject to the election discussed below to include interest on a note in gross income on a constant yield method, payments of stated interest on the notes (including any Canadian (or other applicable) withholding tax that is imposed on the notes) and any Additional Amounts payable in respect of Canadian (or other applicable) withholding taxes generally will be taxable to a U.S. Holder as foreign source ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Original issue discount

The outstanding notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes and accordingly, U.S. Holders of outstanding notes and exchange notes are subject to special rules relating to the accrual of income for tax purposes, as described below. U.S. Holders of notes generally must include OID in gross income as foreign source ordinary income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, U.S. Holders must include OID in income in advance of the receipt of cash attributable to such income.

The notes were issued with OID equal to the excess of the notes’ “stated redemption price at maturity” over the “issue price” of the notes. The stated redemption price at maturity of the notes includes all payments on the notes other than payments of “qualified stated interest.” Stated interest on the notes will be treated as qualified stated interest. The issue price of the notes is the first price at which a substantial amount of the outstanding notes was sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The amount of OID includible in income by a U.S. Holder of a note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion thereof in which such U.S. Holder holds such note (“accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (i) the product of the note’s “adjusted issue price” at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (ii) the amount of qualified stated interest allocable to such accrual period. The adjusted issue price of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note (other than payments of qualified stated interest).

Foreign Tax Credit

Interest income and OID on a note generally will constitute foreign source income and generally will be considered “passive category income” or, in the case of certain U.S. Holders, “general category income” in computing the foreign tax credit allowable to U.S. Holders under U.S. federal income tax laws. Any Canadian (or other applicable non- U.S.) withholding tax paid by a U.S. Holder at the rate applicable to such holder may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to applicable limitations (including that the election to deduct or credit foreign taxes applies to all of the holder’s applicable foreign taxes for a particular tax year). A U.S. Holder will generally be denied a foreign tax credit for foreign taxes imposed with respect to the notes where such holder does not meet a minimum holding period requirement during which the U.S. Holder is not protected from risk of loss. U.S. tax rules governing the foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit and relevant limitations.

Market discount

If a U.S. Holder acquires a note at a cost that is less than its revised issue price, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition). In general, the “revised issue price” of a note will be such note’s adjusted issue price, as defined above under “—Original issue discount.”

Under the market discount rules of the Code, a U.S. Holder is required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such note is disposed of by the U.S. Holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the U.S. Holder as if the holder had sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A U.S. Holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election.

Premium and acquisition premium

If a U.S. Holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the date of acquisition (other than payments of qualified stated interest), the holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to the excess, and generally will not be required to include any OID in income. Generally, a U.S. Holder may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described above, over the remaining term of the note. The notes are subject to call provisions at our option at various times, as described under “Description of notes—Redemption.” If it results in a smaller amortizable bond premium, a U.S. Holder would amortize such premium to an earlier call date, with reference to the amount payable on such earlier call date, rather than to the note’s stated redemption price at maturity. However, in the event the note is not redeemed at the earlier call date, the note would be treated as reissued on the call date for the call price, and the note would again be subject to the rules regarding amortization of bond premium (taking into account any additional call periods). A U.S. Holder who elects to amortize bond premium must reduce the holder’s tax basis in the note by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS.

If a U.S. Holder purchases a note issued with OID at an “acquisition premium,” the amount of OID that the U.S. Holder includes in gross income is reduced to reflect the acquisition premium. A note is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is (a) less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest and (b) greater than the note’s adjusted issue price.

If a note is purchased at an acquisition premium, the U.S. Holder reduces the amount of OID that otherwise would be included in income during an accrual period by an amount equal to (i) the amount of OID otherwise includible in income multiplied by (ii) a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the U.S. Holder over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note’s adjusted issue price.

As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the U.S. Holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

Election to treat all interest as OID

U.S. Holders may elect to include in gross income all interest that accrues on a note, including any stated interest, OID, market discount, de minimis market discount and unstated interest, as adjusted by amortizable bond premium and acquisition premium, by using the constant yield method described above under the heading “—Original issue discount.” This election for a note with amortizable bond premium will result in a deemed election to amortize bond premium for all taxable debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS. Similarly, this election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the consent of the IRS. A U.S. Holder’s tax basis in a note will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

Sale or other taxable disposition of the notes

A U.S. Holder will recognize gain or loss on the sale, exchange (other than pursuant to a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less the amount allocable to any accrued and unpaid stated interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted basis in a note generally will be the U.S. Holder’s cost therefor, increased by OID or market discount previously included in income with respect to the note and reduced by the amount of any amortizable bond premium previously taken into account with respect to the note and any principal payments previously received with respect to the note. Such gain or loss will generally be U.S. source gain or loss, and, other than as described above under “—Market discount,” this gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. In the case of a non-corporate U.S. Holder, including an individual, if the note has been held for more than one year, such capital gain will be subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

A U.S. Holder may be subject to information reporting and a backup withholding tax with respect to interest and OID on the notes and the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. A U.S. Holder will be subject backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•

is notified by the IRS that it has failed to properly report payments of interest or dividends; or •fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

New legislation

For taxable years beginning after March 18, 2010, new legislation requires certain U.S. Holders who are individuals to report information relating to an interest in our notes, subject to certain exceptions (including an exception for notes held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes.

CERTAIN CANADIAN FEDERAL INCOME TAX

CONSIDERATIONS FOR HOLDERS WHO ARE NOT RESIDENT IN CANADA

The following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires notes under this prospectus and who, at all relevant times, for purposes of the Tax Act, and any applicable income tax treaty or convention, is not, and is not deemed to be, resident in Canada, deals with the Issuer at arm’s length, and does not use or hold, and is not deemed to use or hold, the notes in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, all specific proposals to amend the Tax Act or the regulations announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and an understanding of the current administrative practices of the Canada Revenue Agency published prior to the date hereof. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ from the Canadian federal income tax considerations described herein.

This summary is of a general nature only and is not exhaustive of all Canadian federal income tax considerations. This summary is not, and is not intended to be, legal or tax advice to any particular holder. Accordingly, prospective purchasers of notes should consult their own tax advisors with respect to their own circumstances.

Non-Resident Holders will not be subject to tax (including withholding tax) on principal, interest or premium paid by the Issuer in respect of the notes, including on redemption of notes or repayment at maturity, or on a disposition of notes to any other person with whom they deal at arm’s length for purposes of the Tax Act. Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of notes to a person with whom they are not dealing at arm’s length.

The exchange of notes for exchange notes by a Non-Resident Holder pursuant to an exchange offer will not be a taxable event for purposes of the Tax Act.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes and exchange notes by “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any U.S. federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes and exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes and exchange notes by an ERISA Plan with respect to which the issuer, the initial purchasers or the guarantors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes and exchange notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note or an exchange note each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes or the exchange notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes and the exchange notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes or exchange notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Purchasers of the notes and the exchange notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code, or applicable Similar Laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that, beginning on the date of consummation of the exchange offer and ending on the close of business one year after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus during the time periods prescribed by applicable securities laws.

We will not receive any proceeds from the issuance of exchange notes in the exchange offer or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send a reasonable number of additional copies of the prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon for us by Latham & Watkins LLP, New York, New York (concerning matters of New York  law), and Goodmans LLP, Toronto, Ontario (concerning matters of Canadian law).

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated balance sheet of Postmedia Network Canada Corp. as at August 31, 2010 and the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the period from April 26, 2010 to August 31, 2010, included in this registration statement, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report appearing herein.

The statement of net liabilities in liquidation of Canwest Limited Partnership as at July 12, 2010 and the statement of changes in net liabilities in liquidation for the period from May 31, 2010 to July 12, 2010, along with the consolidated balance sheet of Canwest Limited Partnership as at August 31, 2009 and the consolidated statements of earnings (loss), comprehensive income (loss), partner’s deficiency and cash flows for the period from September 1, 2009 to May 31, 2010 and for each of the two years in the period ended August 31, 2009, included in this registration statement, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their reports appearing herein.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed with the U.S. Securities and Exchange Commission, or the “SEC,” a registration statement on Form F-4, the “exchange offer registration statement,” which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, which we refer to collectively as the Securities Act, covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to Postmedia Network Inc. and the exchange offer, reference is made to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

The indenture governing the outstanding notes provides that we will furnish to the holders of the notes copies of the periodic reports required to be filed by us with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which we refer to collectively as the “Exchange Act.” Even if we are not subject to the periodic reporting and informational requirements of the Exchange Act, we will make such filings to the extent that such filings are accepted by the SEC. Furthermore, we will provide the trustee for the notes within 15 days of the applicable time periods specified in the relevant forms or, if neither Holdings nor the Issuer is subject to the reporting requirements of the Exchange Act, then the time periods for filing shall be those applicable to a filer that is not an “accelerated filer” as defined in the SEC’s rules and regulations: (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer or Holdings were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s or Holdings’, as the case may be, independent registered public accounting firm; (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer or Holdings were required to file such reports; and (3) any other information, documents and reports that Holdings or the Issuer would be required to file with the SEC if they were subject to Section 13(d) or 15(d) of the Exchange Act, in each case in a manner that complies in all material respects with the requirements specified in such form. To the extent such reports are filed with the SEC and publicly available, such reports will be deemed to have been provided to holders of notes. If the filing or furnishing of such information is not accepted by the SEC or is prohibited by the Exchange Act, the requirement that we furnish such information will be satisfied by posting such reports, documents and information on our website within the time periods specified above. You can also obtain a copy of such report, at no cost, by writing or telephoning us at the following address:

Postmedia Network Inc.

1450 Don Mills Road

Don Mills, Ontario

Canada M3B 3R5

(416) 383-2300

To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

GLOSSARY OF TERMS

In this prospectus, the following terms have the meanings set forth below, unless otherwise indicated. Words importing the singular include the plural and vice versa and words importing any gender include all genders.

“ABL Collateral” means the accounts receivable, cash and cash equivalents, inventory and related assets of Postmedia Network Inc. and the guarantors, which constitute collateral for the ABL Facility on a first-priority basis, for the Term Loan Facility on a second-priority basis and for the Notes on a third-priority basis.

“ABL Facility” has the meaning ascribed to such term under “Description of Certain Other Indebtedness.”

“Acquisition” has the meaning ascribed to such term under “Notice Regarding Presentation of Financial Information.”

“Acquisition Consideration” has the meaning ascribed to such term under “Management’s Discussion and Analysis—The Acquisition.”

“Acquisition Date” means July 13, 2010.

“Ad Hoc Committee” has the meaning ascribed to such term under “Significant Acquisition—Consideration—Capital Contribution.”

“Asset Purchase Agreement” means the asset purchase agreement dated as of May 10, 2010 between the Corporation, Postmedia Network Inc. and the LP Entities.

“Assumed Typographers” has the meaning ascribed to such term under “The Business—Legal Proceedings—The Typographers Claim.”

“Board” or “Board of Directors” means the board of directors of Postmedia Network Canada Corp.

“Business Day” means a day on which banks are open for business in Toronto, but does not include a Saturday, Sunday or a holiday in the Province of Ontario.

“Canadian Tranche” has the meaning ascribed to such term under “Description of Certain Other Indebtedness.”

“Canwest Global” means Canwest Global Communications Corp., a corporation incorporated under the laws of Canada and, prior to the Acquisition, the indirect parent company of Canwest LP.

“Canwest Group” and “Canwest group of companies” means Canwest Global and its subsidiaries, but specifically excluding the LP Entities.

“Canwest LP” means the Canwest Limited Partnership/Canwest Societe en Commandite, a limited partnership formed under the laws of the province of Ontario whose general and limited partnership interests were owned by Canwest (Canada) Inc. and 4501071 Canada Inc., respectively, and its subsidiaries.

“CBCA” means the Canada Business Corporations Act.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“CCBA” means Canadian Circulations Audit Board.

“CEP” has the meaning ascribed to such term under “Business—Legal Proceedings—the Typographers Claim.”

“Committees” means committees of the Board.

“Corporation” means Postmedia Network Canada Corp.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“digital media and online” means the digital media assets and the online websites of the Corporation reported within both the Newspapers segment and the All other segment category.

“dollars” or “$” means Canadian dollars.

“DSU” means a right to receive, on a deferred basis, an amount of money subject to and in accordance with the terms of the DSU Plan, credited to a Member (as such term is defined in the DSU Plan) and reflected as an entry in a Member’s DSU Account (as such term is defined in the DSU Plan) in accordance with the DSU Plan.

“DSU Plan” means the deferred share unit plan of the Corporation dated as of July 13, 2010.

“EBITDA” has the meaning ascribed to such term in Note 18 under “Selected Historical Financial and Other Data.”

“Events” has the meaning ascribed to such term in the “Unaudited Pro Forma Condensed Consolidated Statement of Operations” attached to this prospectus as page P-1.

“Executive” has the meaning ascribed to such term under “Statement of Executive Compensation—Employment Agreements—Other Executive Employment Agreements.”

“Fair Market Value” has the meaning ascribed to such term under “Statement of Executive Compensation—Option Plan.”

“fiscal” means the twelve month period ending on August 31 of such year.

“Funding Commitment” has the meaning ascribed to such term under “Significant Acquisition—Consideration—Capital Contribution.”
“GAAP” means generally accepted accounting principles in accordance with Part V of the Handbook of the Canadian Institute of Chartered Accountants.

“GoldenTree” means GoldenTree Asset Management LP.

“Initial Directors” has the meaning ascribed to such term under “Statement of Executive Compensation—Compensation of Directors of Postmedia—Director Compensation—Annual Fees.”

“Initial Order” has the meaning ascribed to such term under “Business—Recent History and Development of the Business.”

“IFRS” means International Financial Accounting Standards.

“LP Entities” means (i) Canwest LP, (ii) Canwest Publishing Inc./Publishing Canwest Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of Canwest (Canada) Inc., (iii) Canwest (Canada) Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of 4501071 Canada Inc. and (iv) Canwest Books Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of 4501071 Canada Inc., collectively.

“Monitor” means FTI Consulting Canada Inc.

“Named Executive Officers” or “NEOs” has the meaning ascribed to such term under “Statement of Executive Compensation.”

“National Post” means the daily national newspaper published by the Corporation.

“Newspaper operations” means the print operations of the Corporation reported within the Newspapers segment.

“Non-Canadian” has the meaning ascribed to such term under “Principal Shareholders—Voting Shares—Conversion.”

“Operating profit before amortization, restructuring and other items” has the meaning ascribed to such term in the “Management’s Discussion and Analysis.”

“Option” means a right to purchase Voting Shares or Variable Voting Shares, as applicable, under the Option Plan.

“Option Plan” means the stock option plan of the Corporation dated as of July 13, 2010.

“Option Value” has the meaning ascribed to such term under “Statement of Executive Compensation—Option Plan.”

“OTRA” has the meaning ascribed to such term under “Related Party Transactions.”

“PIA” has the meaning ascribed to such term under “Operations—Sales and Advertising”

“Plan” has the meaning ascribed to such term under “Business—Acquisition of the Business.”

“Plan Administrator” has the meaning ascribed to such term under “Statement of Executive Compensation—Option Plan.”

“Postmedia Rights Plan” has the meaning ascribed to such term under “Shareholder Rights Plan.”

“prospectus” means this prospectus.

“Qualifying Public Corporations” has the meaning ascribed to such term under “Business—Regulation.”

“RSU” means a right to acquire any number of fully paid and non-assessable Voting Shares or Variable Voting Shares, as applicable, in accordance with the terms of the RSU Plan.

“RSU Plan” means the restricted share unit plan of the Corporation dated as of July 13, 2010.

“Secured Credit Facilities” refers to Canwest LP’s Senior Secured Credit Facilities.

“Senior Subordinated Credit Facility” refers to Canwest LP’s Senior Subordinated Credit Facilities.

“Senior Subordinated Notes” refers to Canwest LP’s senior subordinated unsecured notes.

“Shares” means, collectively, the Voting Shares and the Variable Voting Shares.

“Tax Act” means the Income Tax Act (Canada).

“Term Loan Collateral” means substantially all the assets of Postmedia Network Inc. and the guarantors (other than ABL Collateral) and certain customary exclusions, which constitutes collateral for the Term Loan Facility on a first-priority basis, for the ABL Facility on a third-priority basis and for the notes on a second-priority basis.

“Term Loan Facility” has the meaning ascribed to such term under “Description of Certain Other Indebtedness.”

“Transition Agreements” has the meaning ascribed to such term under “Related Party Transactions.”

“Typographers” has the meaning ascribed to such term under “The Business—Legal Proceedings—The Typographers Claim.”

“US$” and “US dollars” means United States dollars.

“US Tranche” has the meaning ascribed to such term under “Description of Certain Other Indebtedness.”

“Variable Voting Shares” has the meaning ascribed to such term in “Business—Name, Address and Incorporation.”

“Voting Shares” has the meaning ascribed to such term in “Business—Name, Address and Incorporation.”

INDEX TO FINANCIAL STATEMENTS

Page(s)

Pro Forma Consolidated Financial Statements of the Corporation:
Unaudited pro forma condensed consolidated statement of operations for the year ended August 31, 2010	P-1
Notes to unaudited pro forma condensed consolidated statement of operations for the year ended August 31, 2010	P-2

Unaudited interim consolidated financial statements of the Corporation:
Consolidated statement of operations for the three and six months ended February 28, 2011	F-2
Consolidated statement of comprehensive income for the three and six months ended February 28, 2011	F-3
Consolidated balance sheets as at February 28, 2011 and as at August 31, 2010	F-4
Consolidated statement of shareholders’ equity for the three and six months ended February 28, 2011	F-6
Consolidated statement of cash flows for the three and six months ended February 28, 2011	F-7
Notes to unaudited interim consolidated financial statements for the three and six months ended February 28, 2011	F-8

Audited Consolidated Financial Statements of the Corporation:
Auditors’ Report	F-20
Consolidated statement of operations for the period from April 26, 2010 to August 31, 2010	F-21
Consolidated statement of comprehensive loss for the period from April 26, 2010 to August 31, 2010	F-22
Consolidated balance sheet as at August 31, 2010	F-23
Consolidated statement of shareholders’ equity for the period from April 26, 2010 to August 31, 2010	F-25
Consolidated statement of cash flows for the period from April 26, 2010 to August 31, 2010	F-26
Notes to audited consolidated financial statements for the period from April 26, 2010 to August 31, 2010	F-27

Audited financial statements of Canwest LP:
Auditors’ Reports	F-66
Statement of net liabilities in liquidation as at July 12, 2010	F-69
Statement of changes in net liabilities in liquidation for the period ended July 12, 2010	F-70
Consolidated statements of earnings (loss) (going concern basis) for the nine months ended May 31, 2010 and for the years ended August 31, 2009 and 2008	F-71
Consolidated statements of comprehensive income (loss) (going concern basis) for the nine months ended May 31, 2010 and for the years ended August 31, 2009 and 2008	F-72
Consolidated balance sheet as at August 31, 2009	F-73
Consolidated statements of partners’ deficiency (going concern basis) for the nine months ended May 31, 2010 and for the years ended August 31, 2009 and 2008	F-74
Consolidated statements of cash flows (going concern basis) for the nine months ended May 31, 2010 and for the years ended August 31, 2009 and 2008	F-75
Notes to audited financial statements for the periods ended May 31, 2010 and July 12, 2010, and for the years ended August 31, 2009 and August 31, 2008	F-76

Unaudited interim consolidated financial statements of Canwest LP:
Consolidated statements of earnings (loss) for the three and six months ended February 28, 2010 and February 28, 2009	F-124
Consolidated statements of comprehensive income (loss) for the three and six months ended February 28, 2010 and February 28, 2009	F-125
Consolidated balance sheets as at February 28, 2010 and August 31, 2009	F-126
Consolidated statements of partners’ deficiency for the three and six months ended February 28, 2010 and February 28, 2009	F-127
Consolidated statements of cash flows for the three and six months ended February 28, 2010 and February 28, 2009	F-128
Notes to unaudited interim consolidated financial statements for the three and six months ended February 28, 2010 and February 28, 2009	F-129

Unaudited Pro Forma Condensed Consolidated Statement of Operations

The following unaudited pro forma condensed consolidated statement of operations of Postmedia Network Canada Corp (“Postmedia” or “PNCC”) has been developed to give effect to the acquisition of substantially all of the assets and assumption of certain liabilities of Canwest Limited Partnership (“Canwest LP”) on July 13, 2010 by PNCC (the “Acquisition”) and the issuance of debt related to the Acquisition as if they had occurred on September 1, 2009. The unaudited pro forma condensed consolidated statement of operations has been prepared based on the audited consolidated financial statements of Canwest LP prepared on a going concern basis, for the nine months ended May 31, 2010, the audited financial statements of Canwest LP, prepared on a liquidation basis, for the period from June 1, 2010 to July 12, 2010 and the audited consolidated financial statements of PNCC for the period from July 13, 2010 to August 31, 2010. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated statement of operations is presented for information purposes only. The unaudited pro forma condensed consolidated statement of operations does not purport to represent what our results of operations would have been had the Acquisition and issuance of debt related to the Acquisition actually occurred on September 1, 2009, and it does not purport to project our results of operations for any future period. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the information contained in the sections of this Prospectus titled “Acquisition of the Business,” “Recent History and Development of the Business,” “Significant Acquisition,” “Selected Financial Information,” “Management’s Discussion and Analysis,” the audited consolidated financial statements and related notes of Postmedia for the period ended August 31, 2010 and the audited financial statements and related notes of Canwest LP for the nine months ended May 31, 2010 and the years ended August 31, 2009 and 2008 (collectively prepared on a going concern basis) and for the period ended July 12, 2010 (prepared on a liquidation basis), included elsewhere in this Prospectus. In addition, the historical financial statements of Canwest LP are not comparable to the financial statements of Postmedia following the Acquisition.

The unaudited pro forma condensed consolidated statement of operations gives effect to the following categories of adjustments. Each of these adjustments are described more fully within the notes to the unaudited pro forma condensed consolidated statement of operations:

•	certain adjustments relating to the Plan,

•	adjustments relating to the Capitalization, and

•	adjustments relating to the Acquisition.

The Plan, Capitalization and the Acquisition are collectively referred to herein as the “Events”.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED AUGUST 31, 2010

(In thousands of Canadian dollars)

	PNCC Acquiror	Canwest LP(3) Acquiree								Pro Forma PNCC
	July 13, 2010 to August 31 2010	September 1, 2009 to May 31, 2010(1)	June 1, 2010 to July 12, 2010(2)	Plan		Capitalization		Acquisition		September 1, 2009 to August 31, 2010
Revenues
Print advertising	75,624	542,680	78,190							696,494
Print circulation	31,721	181,320	27,770							240,811
Digital	10,751	63,801	9,624							84,176
Other	3,998	23,379	3,645					6,019	3f	37,041

	122,094	811,180	119,229	—		—		6,019		1,058,522
Expenses
Compensation	62,422	352,219	54,014							468,655
Newsprint	8,175	50,673	7,639							66,487
Other operating	40,771	247,422	38,115					8,702	3f	335,010
Amortization	11,073	30,736	7,136					2,325	3g
								29,707	3h	80,977
Restructuring of operations and other items	11,209	2,660	(518)							13,351

Operation income (loss)	(11,556)	127,470	12,843	—		—		(34,715)		94,042
Interest expense	12,702	60,633	4,498	(64,775)	3a	66,468	3d			79,526
Other income	—	(1,501)	(283)					1,784	3f	—
Gain on disposal of property and equipment	—	(2)	—							(2)
Gain on derivative financial instruments	(7,550)	—	—							(7,550)
Foreign currency exchange (gains) losses	9,607	(49,610)	(4,542)	54,206	3b	(35,162)	3e			(25,501)
Acquisition costs	18,303	—	—					1,217	3i	19,520

Net earnings (loss) before reorganization costs and income taxes	(44,618)	117,950	13,170	10,569		(31,306)		(37,716)		28,049
Reorganization costs	—	41,192	16,500	(57,692)	3c					—

Net earnings (loss) before income taxes	(44,618)	76,758	(3,330)	68,261		(31,306)		(37,716)		28,049
Provision for (recovery of) income taxes	—	(18,111)	—					18,111	3j
								4,886	3k	4,886

Net earnings (loss)	(44,618)	94,869	(3,330)	68,261		(31,306)		(60,713)		23,163

(1)	The financial information for the period from September 1, 2009 to May 31, 2010 was derived from the consolidated statement of earnings prepared using the going concern basis of accounting.
(2)

The financial information for the period from June 1, 2010 to July 12, 2010 was derived from supplementary financial information provided in note 5 to the financial statements of Canwest LP. The supplementary financial information provided in note 5 was included to provide information about the ongoing operations, based on the going concern basis of accounting, during the liquidation period because under the liquidation basis of accounting, a statement of operations was not included in the financial statements. The financial information in note 5 was prepared on a pre-tax basis.

(3)	Canwest LP’s historical financial data has been reclassified to be consistent with Postmedia’s revenue and expense presentation.

Notes to unaudited pro forma condensed consolidated

statement of earnings

(In thousands of Canadian dollars)

1.	BASIS OF PRESENTATION AND THE EVENTS

Postmedia was incorporated on April 26, 2010 under the Canada Business Corporations Act to enable certain members of the Ad Hoc Committee of noteholders and lenders of Canwest LP to purchase substantially all of the assets, including the shares of National Post Inc., and assume certain liabilities of Canwest LP on July 13, 2010 (the “Acquisition Date”). Postmedia Network Inc. (“Postmedia Network” or “PNI”) is a wholly-owned subsidiary of PNCC, and was incorporated on April 26, 2010 under the Canada Business Corporations Act.

PNCC, PNI, Canwest Publishing Inc. (“CPI”), Canwest Books Inc. (“CBI”), Canwest (Canada) Inc. (“CCI”) and Canwest LP (together with CPI, CBI and CCI, the “LP Entities”) entered into an asset purchase agreement dated May 10, 2010, as amended (the “Asset Purchase Agreement”), pursuant to which PNI purchased substantially all of the assets, including the shares of National Post Inc., and assumed certain liabilities of the LP Entities, which were insolvent and had filed for protection under the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”). The Asset Purchase Agreement contemplated a plan of compromise under the CCAA (such Consolidated Plan of Compromise concerning, affecting and involving the LP Entities, the “Plan”) to effect the compromise, settlement and payment of certain claims made under the CCAA proceedings. The Plan was approved by the Affected Creditors on June 14, 2010 and approved by the Court on June 18, 2010. The main provisions of the Plan included the following:

•

Cash distributions to the senior secured lenders of Canwest LP equal to the full amount owing to them as at the Acquisition Date, including accrued interest and reimbursement of costs and expenses (the “Senior Lenders’ Claims Amount”). The Senior Lenders’ Claims Amount was $927.5 million.

•

Cash payments to any unsecured creditors (“Affected Creditors”) with proven claims who elected to receive a cash payment (the “Cash Election”). Unsecured creditors with proven claims equal to or less than $1,000 were deemed to have made a Cash Election in the amount of such claim and unsecured creditors with claims greater than $1,000 could make a Cash Election for a maximum payment of $1,000 in full settlement of their claim. The aggregate amount of the Cash Elections was $0.3 million.

•

Settlement of proven claims of Affected Creditors that did not make a Cash Election, by issuance of common shares of PNCC (the “Shares”). The aggregate number of Shares issued was 13 million less the aggregate amount of the Cash Elections divided by $11.54. The fair value of Shares issued was $120.1 million, based on a fair value of $9.26 per share.

•

On the Acquisition Date, cash of $18.3 million was paid to satisfy specified categories of administrative costs. Additionally, on the Acquisition Date, cash of $9 million was paid to the Monitor as an administrative cash reserve (the “Administrative Cash Reserve”) which will be used to pay any remaining administrative costs. If the actual administrative costs are determined to be less than $9.0 million, the difference, currently estimated to be $4.7 million, will be returned to PNI.

A further description of the Acquisition and the Plan is included elsewhere in this Prospectus. The accounting for the Acquisition is described in note 3 of PNCC’s audited consolidated financial statements for the period ended August 31, 2010 and the interim consolidated financial statements for the three and six months ended February 28, 2011.

PNI financed the cash portion of the Acquisition from the issuance of US$275 million of 12.5% Senior Secured Notes due 2018 (the “Notes”), together with borrowings of US$300 million and $110 million under a Senior Secured Term Loan Credit Facility (the “Term Loan Facility”), and an equity capital contribution of $250 million from PNCC to PNI (together, the “Capitalization”). A further description of the Capitalization is included in note 2 and in “Consolidated Capitalization” included elsewhere in this Prospectus.

The unaudited pro forma condensed consolidated statement of operations of PNCC includes the operations of Canwest LP and its subsidiaries, including National Post Inc., from September 1, 2009 to May 31, 2010 (prepared on a going concern basis) and for the period from June 1, 2010 to July 12, 2010 (prepared on a going concern basis from note 5) and the operations of Postmedia from July 13, 2010 to August 31, 2010 and reflects adjustments relating to (1) certain impacts of the implementation of the Plan, (2) the Capitalization and (3) the Acquisition. The Plan, Capitalization and Acquisition are collectively referred to herein as the “Events.” The unaudited pro forma condensed consolidated statement of operations has been adjusted for the Events as if they had occurred on September 1, 2009.

The unaudited pro forma condensed consolidated statement of operations has been prepared according to the accounting policies of PNCC as described in their consolidated financial statements, included elsewhere in this Prospectus, which are in accordance with Canadian GAAP—Part V. There are no reconciling items in determining pro forma net earnings between Canadian GAAP and U.S. GAAP. In accordance with Canadian GAAP, PNCC is required to adopt International Financial Reporting Standards (“IFRS”) for its first fiscal period starting on or after January 1, 2011. Certain differences exist between Canadian GAAP and IFRS which might be material to the information in this unaudited pro forma condensed consolidated statement of operations. PNCC has not prepared an evaluation of such differences and provides no comments on the potential impact of IFRS on this unaudited pro forma condensed consolidated statement of operations.

The Acquisition was accounted for using the acquisition method of accounting in accordance with CICA Handbook Section 1582, “Business Combinations”. Under the acquisition method of accounting, the assets acquired and liabilities assumed were recognized at their fair values as of the Acquisition Date, July 13, 2010. Additional information on the Acquisition is available in note 3 of both Postmedia’s annual consolidated financial statements for the period ended August 31, 2010 and interim unaudited consolidated financial statements for the three and six months ended February 28, 2011 and “Acquisition of Business” included elsewhere in this Prospectus.

Under CICA Handbook Section 1582, “Business Combinations”, acquisition-related transaction costs (i.e., advisory, legal, valuation and other professional fees, etc.) are not included as a component of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total advisory, legal, valuation, certain one-time financing and other professional fees incurred by PNCC related to the Acquisition were $19.5 million and have been included in the unaudited pro forma condensed consolidated statement of operations.

The unaudited pro forma condensed consolidated statement of operations does not reflect adjustments for any costs savings, operating synergies or costs related to changes in operations that may result from the separation of the business from Canwest Global Communications Corp. (“Canwest Global”), any other restructuring currently being or that will be undertaken by PNCC, or operation of the business as a stand-alone entity except for the adjustment for shared service agreements described in “Adjustments Relating to the Events—note 3f”.

2.	THE CAPITALIZATION

PNCC financed the cash portion of the Acquisition as described below:

(a)	On July 13, 2010, PNI entered into a Term Loan Facility. The proceeds from the Term Loan Facility were comprised of a US$300.0 million term loan (the “US Tranche”) issued at a discount of 3.0% for net proceeds of US$291.0 million, before financing fees of $15.2 million; and a $110.0 million term loan (the “Canadian Tranche”) issued at a discount of 3.0% for net proceeds of $106.7 million, before financing fees of $5.4 million. The Term Loan Facility also provides for up to US$50 million in one or more incremental term loan facilities, at the discretion of the lenders (bearing interest at a rate of which is the same as the US dollar denominated term loan). The US Tranche of the Term Loan Facility bears interest at a base rate, with a floor of 2%, plus 7% and matures in July 2016. The Canadian Tranche of the Term Loan Facility bears interest at a base rate plus 6%, and matures in January 2015.

On July 13, 2010 PNI entered into a foreign currency interest rate swap of US$225.0 million to hedge the foreign currency risk associated with the US Tranche. This swap fixes the principal payments on an initial notional amount of US$225.0 million, which reduces with principal payments on the debt, at a fixed currency exchange rate of US$1:$1.035 until July 2014 and converts the interest rate on the notional Canadian principal amount to bankers acceptance rates plus 9.25%. PNI has not designated this swap as a hedge and as a result will not use hedge accounting. For purposes of this unaudited pro forma condensed consolidated statement of operations we have assumed that the foreign currency interest rate swap was entered into on July 13, 2010.

The US Tranche is subject to quarterly minimum principal repayments equal to 0.625% of the outstanding principal for the first four installments, 1.25% for the next four installments, 2.5% for the next four installments and 3.75% for the next eleven installments, with any remaining principal due and payable at maturity The Canadian Tranche is subject to quarterly minimum principal repayments equal to 1.25% of the initial outstanding principal for the first four installments, 2.5% for the next eight installments, 3.75% for the next five installments, with any remaining principal due and payable at maturity. Mandatory repayments are required from the proceeds of any debt issuance after the Acquisition Date; proceeds from the sale or disposition of any assets not in the ordinary course of business; and excess cash flow as defined in the agreement governing the Term Loan Facility (the “Credit Agreement”) for each fiscal year commencing with fiscal 2010. In addition, optional repayments are permitted as per the terms of the Credit Agreement.

The Term Loan Facility is accounted for at amortized cost using the effective interest rate method.

(b)	On July 13, 2010 Postmedia Network issued US$275.0 million of 12.50% Notes due in 2018. The Notes were issued at a discount of 2.445% for net proceeds of US$268.3 million, before financing fees of $11.8 million. The notes have a variable prepayment option subject to a premium. This prepayment option represents an embedded derivative that is to be accounted for separately at fair value. The initial carrying amount of the long-term debt represents the residual balance after bifurcating the embedded derivative. On July 13, 2010 the embedded derivative asset had a fair value of US$7.8 million. The fair value was determined by discounting the cash flows using the Libor curve and fair value of the call option is based on a monthly Bermudan option and use a Trinomial Tree for pricing. For purposes of this unaudited pro forma condensed consolidated statement of operations we have assumed the variable prepayment option had a fair value of US$7.8 million on September 1, 2009.

The Company also entered into a foreign currency interest rate swap of US$275 million on July 13, 2010 to hedge the foreign currency risk associated with the Notes. This swap has a fixed currency exchange rate of US$1:$1.035 on a notional amount of US$275 million and a fixed interest rate of 14.53%. This swap arrangement terminates on July 15, 2014 and includes a final exchange of the principal amount on that date. The Company has designated this hedging arrangement as a cash flow hedge and will use hedge accounting, assuming the hedge is 100% effective at August 31, 2010. For purposes of this unaudited pro forma condensed consolidated statement of operations we have assumed that the foreign currency interest rate swap was entered into on July 13, 2010. During the year ended August 31, 2010, no amounts were reclassified to the pro forma condensed consolidated statement of operations due to swap ineffectiveness.

The Notes are accounted for at amortized cost using the effective interest rate method.

(c)	On July 13, 2010, Postmedia Network entered into a revolving senior secured asset-based revolving credit facility for an aggregate amount of up to $60 million, including a $10 million letter of credit sub-facility, (the “ABL Facility”). The ABL Facility bears interest at either bankers acceptance rates plus 3.75% or Canadian prime plus 2.75%. Availability of the ABL Facility is limited to the lesser of a borrowing base and $60 million, in each case subject to reduction for a required excess availability amount of $15 million. In addition, a standby fee of 1% is charged on the undrawn portion of the ABL Facility. For purposes of this unaudited pro forma condensed consolidated statement of operations based on historical cash flows we have assumed no amounts were drawn on the ABL Facility during the year ended August 31, 2010. Financing fees in respect of the ABL Facility of $3.3 million have been accounted for as a deferred cost and are being amortized to interest expense on a straight line basis over the term of the ABL Facility which is four years.

3.	ADJUSTMENTS RELATING TO THE EVENTS

The unaudited pro forma condensed consolidated statement of operations reflects the following assumptions and adjustments in relation to the Events as described in note 1 and note 2.

Adjustments related to the Plan

(a)	To eliminate $64.8 million of interest expense of Canwest LP in the period from September 1, 2009 to July 12, 2010 relating to the debt which was eliminated pursuant to the Plan. The elimination of interest expense of Canwest LP is not subject to taxes as Canwest LP was not a taxable entity.

(b)	To eliminate $54.2 million of foreign currency exchange gains in Canwest LP for the period September 1, 2009 to July 12, 2010 as a result of the of the US dollar denominated debt pursuant to the Plan. The elimination of foreign currency exchange gains of Canwest LP is not subject to taxes as Canwest LP was not a taxable entity.

(c)	To eliminate historical reorganization costs, related to legal, consulting and advisory expenses, incurred by Canwest LP during the CCAA proceedings.

Adjustments related to the Capitalization

(d)	To increase interest expense by $66.5 million to reflect total pro forma interest expense of $79.5 million that would have been incurred for the year ended August 31, 2010, under the assumption the Capitalization occurred on September 1, 2009. A 1.0% increase or decrease in the variable interest rates used to calculate the effective interest rates would increase or decrease the interest expense by $3.8 million for the year ended August 31, 2010.

Term Loan Facility

The stated rate for the US Tranche for the year ended August 31, 2010 was assumed to be 9.0% based on the actual interest rates as at August 31, 2010. The pro forma interest for the year was computed using an effective rate of 11.5% taking into account the following; (a) the initial discount of 3% and transaction costs and fees of $15.2 million (US$14.7 million) resulting in an initial carrying amount of US$276.3 million, (b) the mandatory principal repayments at each quarter end as described in note 2(a) which amounted to US$1.7 million per quarter for the initial year, (c) quarterly interest payments based on the stated rate of 9.0%, and (d) the optional payment of US$32.5 million, made 50 days after the US Tranche was drawn. No additional optional payments were assumed in determining the effective rate or the pro forma interest expense. The US$ interest expense was translated at the average exchange rate provided by the Bank of Canada for the year ended August 31, 2010 of $1.0455.

The stated rate for the Canadian Tranche for the year ended August 31, 2010 was assumed to be 7.2% based on the actual interest rates as at August 31, 2010. The pro forma interest rate was computed using an effective rate of 9.8% taking into account the following; (a) the initial discount of 3% and transaction costs and fees of $5.4 million resulting in an initial carrying amount $101.3 million, (b) the mandatory principal repayments at each quarter end as described in note 2(a) which amounted to $1.4 million per quarter for the initial year, and (c) quarterly interest payments at the stated rate of 7.2%. No additional payments were assumed in determining the effective rate or the pro forma interest expense.

Any additional mandatory or optional repayments will result in higher non-cash interest charges as the financing fees and discounts will be absorbed over a period shorter than the maturities of the respective loans and will also result in lower cash interest charges which will affect the determination of the effective interest rate of the respective loans.

Notes

The stated rate for the Notes is 12.50%. The pro forma interest on the Notes was calculated using an effective interest rate of 13.3% taking into account (a) the initial discount of 2.445%, transaction costs of $11.8 million

(US$11.4 million) and the fair value of the prepayment option of US$7.8 million resulting in a carrying amount of US$264.6 million, and (b) principal payments as described in note 2(b) which were assumed to be nil for the year ended August 31, 2010, and (c) semi-annual interest payments based on the stated rate of 12.50%. No additional prepayments were assumed in determining the effective rate or the pro forma interest expense. The US$ interest expense was translated at the average exchange rate provided by the Bank of Canada for the year ended August 31, 2010 of $1.0455.

On July 13, 2010, the Company entered into a foreign currency interest swap as described in note 2(b). This swap is accounted for as a cash flow hedge from July 13, 2010. The effect of the swap is to increase the effective interest rate on the notes by 2.1% on the notional amount of US$275 million and to reduce the foreign currency impact on the interest expense for the period from July 13, 2010 to August 31, 2010 from a foreign exchange rate of $1.0455 to $1.0355 on the notional amount of US$275 million and to reclassify foreign exchange gains and losses on the notional amount of US$275 million from July 13, 2010 to August 31, 2010 from the statement of operations to the statement of comprehensive income.

ABL Facility

As noted in note 2(c), it has been assumed that the ABL Facility will not be drawn during the initial year. The pro forma interest expense reflects the amortization of the deferred financing fees of approximately $3.3 million over four years and the standby fees of 1.0% on the $60 million available and undrawn amount.

The following table summarizes the adjustment relating to our indebtedness:

	Principal outstanding or notional amount				Stated interest rate	Carrying value of debt				Effective interest rate	Pro forma Year end August 31, 2010
	September 1, 2009		August 31, 2010			September 1, 2009		August 31, 2010
Senior Secured Term Loan Credit Facility
US Tranche	US$	300,000	US$	260,813	9.0%	US$	276,330	US$	241,720	11.5%	30,135
Canadian Tranche		110,000		104,500	7.2%		101,332		97,872	9.8%	9,804
Senior Secured Notes
Senior Secured Notes	US$	275,000	US$	275,000	12.5%	US$	264,635	US$	265,419	13.3%	36,747
Foreign Currency Interest Rate Swap(1)		—		284,625	14.53%		—		—	15.4%	780
Senior Secured Asset-Based Revolving Facility
ABL Facility standby fees											600
ABL Facility financing fees											817
Other											643

Total Pro Forma Interest											79,526
Less: Actual interest expense from July 12, 2010 to August 31, 2010											(12,702)
Less: Interest expense not eliminated from September 1, 2010 to May 31, 2010											(356)

Pro Forma Interest Adjustment											66,468

(1)	To reflect the interest expense adjustment from July 12, 2010 to August 31, 2010 as a result of entering into the swap. The adjustment is based on the difference between the effective interest rate on the senior secured notes and the swap.

(e)

To increase the foreign currency exchange gain by $35.2 million to reflect a total pro forma foreign currency exchange gain of $25.5 million for the year ended August 31, 2010, that would have been incurred if the US Tranche and Notes had been issued on September 1, 2009 and the cash flow hedge on the Notes had been entered into on July 13, 2010. Effective July 13, 2010, as a result of the use of hedge accounting, all subsequent foreign exchange gains/losses relating to the Notes are reflected in other comprehensive income. For the purposes of this unaudited pro forma condensed consolidated statement of operations we have assumed that the US dollar denominated debt was received at the Bank of Canada closing rate on September 1, 2009 of $1.095. The Bank of Canada closing rate on August 31, 2010 was $1.0665. Principal repayments of debt were assumed to occur at the spot rates on the corresponding pro forma payment dates, which were $1.0508, $1.0556, $1.0525, $1.0435 and $1.0665 at October 20, 2008, November 30, 2009, February 28, 2010, May 31, 2010 and August 31, 2010, respectively. The total foreign currency gains on the US Tranche for the year ended August 31, 2010 and the US Notes for the period from September 1, 2009 to July 12, 2010 were $8.4 million and $16.4 million, respectively.

The provision for income taxes on the foreign currency exchange gain pro forma adjustment of $35.2 million has been provided in note 3 (k) below.

Adjustments related to the Acquisition

(f)	To reflect an increase in other operating expenses of $8.7 million to eliminate cost recoveries from Canwest Global and its subsidiaries for shared services primarily relating to business and administrative support services including information technology, human resources and accounting which will no longer be received. To reflect an increase in other revenue of $6.0 million for advisory, business and administrative services provided to the acquirer of Canwest Global’s broadcasting operations primarily relating to information technology support. To eliminate other income of $1.8 million from advisory, business and administrative services provided to the broadcasting operations of Canwest Global relating to information technology. These adjustments result in a decrease to net earnings of $4.5 million.

(g)	To reflect an increase in amortization of property and equipment of $2.3 million for the period September 1, 2009 to July 12, 2010. As a result of the Acquisition, PNI recorded fair value increases to the carrying amount of property and equipment of $69.0 million. The fair value increases include increases to the carrying value of land and buildings of $36.3 million and $34.1 million, respectively. The increase in amortization of property and equipment relates to the increased carrying value of certain buildings with expected useful lives ranging from 10 to 40 years and a weighted average useful life of 13 years.

(h)	To reflect an increase in amortization of definite-life intangibles of $29.7 million for the period September 1, 2009 to July 12, 2010. As a result of the Acquisition, PNI recorded definite-life intangibles at fair value including subscriber lists, customer relationships, domain names and software of $148.3 million, $12.2 million, $7.1 million and $11.5 million, respectively. The amortization of definite-life intangibles was calculated using estimated useful lives of 5 years, an average of 5 years, 15 years and an average of 8 years for subscriber lists, customer relationships, domain names and software, respectively.

(i)	To reflect $1.2 million of additional acquisition costs recognized during the six months ended February 28, 2011 related to the Acquisition.

(j)	To eliminate historical recoveries of income taxes recognized in corporate subsidiaries of Canwest LP of $18.1 million for the period from September 1, 2009 to May 31, 2010 as these recoveries were based on certain tax planning strategies which were eliminated as a result of the Events. Under the liquidation basis of accounting for the period from June 1, 2010 to July 12, 2010, the supplementary financial information in note 5 of the audited financial statements of Canwest LP was prepared on a pre-tax basis and did not include a provision for income taxes.

(k)	To reflect a current income tax provision of $4.9 million for the year ended August 31, 2010 based on the tax structure of PNCC. The pro forma effective rate of 17.4% was computed by using the statutory rate of 29.2% adjusted for certain non-deductible expenses and non-taxable items. The computation of the tax provisions using the combined statutory income tax rate of 29.2% is as follows:

Income taxes at combined statutory tax rate of 29.2%	8,190
Non-taxable portion of capital gains related to foreign currency exchange gains and gain on derivate financial instruments	(4,604)
Non-deductible expenses	628
Valuation allowance on deductible temporary differences of a capital nature	672

Income tax provision at effective tax rate of 17.4%	4,886

POSTMEDIA NETWORK CANADA CORP.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2011

(UNAUDITED)

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands of Canadian dollars)

	For the three months ended	For the six months ended
	February 28, 2011
Revenues
Print advertising	159,612	356,894
Print circulation	57,126	116,915
Digital	21,572	45,126
Other	4,228	10,660

	242,538	529,595
Expenses
Compensation	104,492	215,532
Newsprint	14,495	32,336
Other operating	81,905	165,855
Amortization	18,603	37,949
Restructuring of operations and other items (note 4)	13,441	36,606

Operating income	9,602	41,317
Interest expense	20,968	42,542
Gain on disposal of property and equipment	(3)	(3)
Loss on derivative financial instruments (note 5)	14,616	27,566
Foreign currency exchange gains	(13,099)	(23,260)
Acquisition costs (note 3)	(570)	1,217

Loss before income taxes	(12,310)	(6,745)
Provision for income taxes (note 6)	—	—

Net loss	(12,310)	(6,745)

Loss per share (note 10):
Basic	$(0.31)	$(0.17)
Diluted	$(0.31)	$(0.17)

The notes constitute an integral part of the interim consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

(In thousands of Canadian dollars)

	For the three months ended	For the six months ended
	February 28, 2011
Net loss	(12,310)	(6,745)

Other comprehensive income (loss)
Gain (loss) on valuation of derivative financial instruments (net of tax of nil) (note 8)	(799)	3,191

	(799)	3,191

Comprehensive loss	(13,109)	(3,554)

The notes constitute an integral part of the interim consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands of Canadian dollars)

	As at February 28, 2011	As at August 31, 2010
ASSETS

Current Assets
Cash	14,482	40,201
Accounts receivable	134,864	116,417
Inventory	6,375	6,187
Prepaid expenses	13,461	14,873

	169,182	177,678
Property and equipment	343,027	355,194
Derivative financial instruments (note 7)	6,270	15,831
Other assets	3,566	4,208
Intangible assets	458,268	477,200
Goodwill (note 3)	236,093	236,093

	1,216,406	1,266,204

The notes constitute an integral part of the interim consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED BALANCE SHEETS (continued)

(UNAUDITED)

(In thousands of Canadian dollars)

	As at February 28, 2011	As at August 31, 2010
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable	10,222	12,705
Accrued liabilities	92,799	100,716
Deferred revenue	31,224	32,096
Current portion of derivative financial instruments (note 7)	11,135	3,685
Current portion of long-term debt (note 8)	14,961	13,499
Current portion of obligation under capital lease	1,841	1,841

	162,182	164,542
Long-term debt (note 8)	562,336	632,532
Derivative financial instruments (note 7)	32,376	558
Obligation under capital lease	128	128
Pension, post-retirement, post-employment and other liabilities	145,093	152,361
Future income taxes	681	681

	902,796	950,802

Shareholders’ Equity
Capital stock (note10)	371,132	371,132
Contributed surplus (note 11)	3,913	2,151
Deficit	(51,363)	(44,618)
Accumulated other comprehensive loss	(10,072)	(13,263)

	(61,435)	(57,881)

	313,610	315,402

	1,216,406	1,266,204

Contingency (note 12)

Subsequent events (note 15)

The notes constitute an integral part of the interim consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

(In thousands of Canadian dollars)

	For the three months ended February 28, 2011
	Capital stock	Contributed surplus	Deficit	Accumulated other comprehensive loss	Total Shareholders’ equity
Balance as at November 30, 2010	371,132	3,037	(39,053)	(9,273)	325,843
Net loss	—	—	(12,310)	—	(12,310)
Other comprehensive loss	—	—	—	(799)	(799)
Stock-based compensation (note 11)	—	876	—	—	876

Balance as at February 28, 2011	371,132	3,913	(51,363)	(10,072)	313,610

	For the six months ended February 28, 2011
	Capital stock	Contributed surplus	Deficit	Accumulated other comprehensive loss	Total Shareholders’ equity
Balance as at August 31, 2010	371,132	2,151	(44,618)	(13,263)	315,402
Net loss	—	—	(6,745)	—	(6,745)
Other comprehensive income	—	—	—	3,191	3,191
Stock-based compensation (note 11)	—	1,762	—	—	1,762

Balance as at February 28, 2011	371,132	3,913	(51,363)	(10,072)	313,610

The notes constitute an integral part of the interim consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands of Canadian dollars)

	For the three months ended	For the six months ended
	February 28, 2011
CASH GENERATED (UTILIZED) BY:

OPERATING ACTIVITIES
Net loss	(12,310)	(6,745)
Items not affecting cash:
Amortization	18,603	37,949
Loss on derivative financial instruments (note 5)	13,696	25,868
Non-cash interest	2,796	5,699
Gain on disposal of property and equipment	(3)	(3)
Unrealized foreign currency exchange gains	(13,902)	(24,267)
Stock-based compensation (note 11)	1,590	3,148
Excess of employer contributions over pension and post-retirement/employment expense (note 9)	(2,742)	(8,393)
Net change in non-cash operating accounts	1,457	(28,686)

Cash flows from operating activities	9,185	4,570

INVESTING ACTIVITIES
Proceeds from the sale of property and equipment	3	1,109
Additions to property and equipment	(2,144)	(3,665)
Additions to intangible assets	(1,824)	(4,291)

Cash flows from investing activities	(3,965)	(6,847)

FINANCING ACTIVITIES
Repayment of long-term debt (note 8)	(12,396)	(23,187)
Debt issuance costs	—	(255)

Cash flows from financing activities	(12,396)	(23,442)

Net change in cash	(7,176)	(25,719)
Cash at beginning of period	21,658	40,201

Cash at end of period	14,482	14,482

The notes constitute an integral part of the interim consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For the three and six months ended February 28, 2011

(In thousands of Canadian dollars, except as otherwise noted)

1.	DESCRIPTION OF BUSINESS

Postmedia Network Canada Corp. (“Postmedia” or the “Company”) is a holding company that has a 100% interest in its subsidiary Postmedia Network Inc. (“Postmedia Network”). The Company was incorporated on April 26, 2010, pursuant to the Canada Business Corporations Act, to enable the purchase of the assets and certain liabilities of Canwest Limited Partnership (“Canwest LP”) on July 13, 2010 (the “Acquisition Date”) (note 3). These interim consolidated financial statements include the operations of Postmedia Network Inc. and its wholly owned subsidiary, National Post Inc. (“National Post”) to January 31, 2011. On January 31, 2011, National Post was dissolved and all its assets and liabilities were transferred to Postmedia Network.

The Company’s operations consist of news and information gathering and dissemination operations, with products offered in a number of markets across Canada through a variety of daily and community newspapers, online, digital and mobile platforms. Additionally, the Company operates digital media and online assets including the canada.com network, FPinfomart.ca and each newspaper’s online website. The Company supports these operations through a variety of centralized shared services. The Company’s advertising revenue is seasonal. Advertising revenue and accounts receivable are highest in the first and third fiscal quarters, while expenses are relatively constant throughout the fiscal year.

2.	BASIS OF PRESENTATION

These interim consolidated financial statements are prepared in accordance with Canadian Generally Accepted Accounting Principles—Part V (“Canadian GAAP”) for interim consolidated financial statements and reflect all adjustments which are, in the opinion of management, necessary for fair statement of the results of the interim periods presented. However, these interim consolidated financial statements do not include all of the information and disclosures required for annual consolidated financial statements. The accounting policies used in the preparation of these interim consolidated financial statements are the same as those used in the most recent annual consolidated financial statements. These interim financial statements should be read in conjunction with the August 31, 2010 audited consolidated financial statements of the Company.

3.	BUSINESS COMBINATION

The Company was incorporated on April 26, 2010 to enable certain members of the Ad Hoc Committee of noteholders and lenders of Canwest LP to purchase substantially all of the assets, including the shares of National Post, and assume certain liabilities of Canwest LP (the “Acquisition”). Canwest LP previously operated the newspapers, online, digital and mobile assets now owned by the Company.

An asset purchase agreement was approved on June 18, 2010, and on July 13, 2010, Postmedia Network completed the Acquisition.

POSTMEDIA NETWORK CANADA CORP.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For the three and six months ended February 28, 2011

(In thousands of Canadian dollars, except as otherwise noted)

In accordance with the asset purchase agreement, on the Acquisition Date, Postmedia Network made the following payments in order to complete the Acquisition (the “Acquisition Consideration”):

Cash
Payment of cash consideration	927,771
Non cash payments
Issuance of shares to Canwest LP(1)	120,137

Acquisition Consideration	1,047,908

(1)	Postmedia issued 13 million shares valued at $9.26 per share based on the per share proceeds received on the initial capitalization of Postmedia and supported by a discounted cash flow (Level 3).

The Company obtained proceeds to fund the cash portion of the Acquisition Consideration from the issuance of shares, the issuance of 12.5% Senior Secured Notes due 2018 (the “Notes”), a Senior Secured Term Loan Credit Facility and acquired cash.

Canwest LP retained $9.0 million in cash to be held in trust by the court appointed monitor (the “Monitor”) to pay certain administrative fees and costs relating to the Canwest LP Companies Creditors Arrangement Act filing (the “CCAA filing”). Any excess cash not used by the Monitor at the completion of the CCAA filing will be returned to the Company. The Company has recorded estimated contingent returnable consideration receivable of $4.7 million and expects the outstanding contingent returnable consideration receivable to be resolved during fiscal 2011.

The following statement of net assets summarizes the fair value of the major classes of assets acquired and liabilities assumed in the Acquisition:

Assets acquired
Cash	88,102
Accounts receivable	140,312
Inventory	5,221
Prepaid expenses and other assets	14,880
Property and equipment	359,001
Intangible assets	483,026

1,090,542
Liabilities assumed
Accounts payable and accrued liabilities	89,207
Deferred revenue	33,954
Obligations under capital leases	3,696
Pension, post-retirement, post-employment and other liabilities	151,189
Future income taxes	681

278,727

Net assets acquired at fair value	811,815

POSTMEDIA NETWORK CANADA CORP.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For the three and six months ended February 28, 2011

(In thousands of Canadian dollars, except as otherwise noted)

Goodwill of $236.1 million has been recognized and consists of the assembled workforce, non-contractual customer relationships and expected cost savings and has been determined as follows:

Acquisition Consideration	1,047,908
Net assets acquired at fair value	811,815

Goodwill	236,093

The Company recorded a recovery of certain acquisition costs of $0.6 million and incurred additional acquisition costs of $1.2 million during the three and six months ended February 28, 2011, respectively, which have been charged to the statement of operations.

4.	RESTRUCTURING OF OPERATIONS AND OTHER ITEMS

(a)	Restructuring of operations

On the Acquisition Date, the Company assumed restructuring liabilities of $6.6 million representing initiatives started by Canwest LP that were continued by the Company. These initiatives involve the shut down of certain activities as well as the restructuring of various processes within the Newspapers segment. All amounts pertain to severance of employees and as at February 28, 2011, $1.1 million remains payable and is expected to be paid by August 31, 2011.

Subsequent to the Acquisition, the Company implemented new restructuring initiatives in order to reduce costs. The restructuring initiatives consist of a series of involuntary terminations and voluntary buyouts. Since the Acquisition Date, the Company has accrued $46.0 million related to these initiatives of which $12.5 million and $35.3 million were accrued during the three and six months ended February 28, 2011, respectively. During the three and six months ended February 28, 2011, the Newspapers segment accrued $11.2 million and $33.8 million, respectively, and paid $12.7 million and $24.5 million, respectively, related to these initiatives. The Company expects these restructuring initiatives to be substantially complete by August 31, 2011 at a total cost of approximately $49 million to $51 million, of which approximately $46 million to $48 million is expected to be incurred within the Newspapers segment.

The Company has recorded the restructuring amounts in accrued liabilities with a corresponding expense recorded in restructuring of operations and other items in the statement of operations as follows:

	For the three months ended	For the six months ended
	February 28, 2011
Restructuring liability, beginning of period	21,154	16,799
Accrued during the period	12,497	35,324

	33,651	52,123
Payments during the period	(16,013)	(34,485)

Restructuring liability, end of period	17,638	17,638

(b)	Other items

The Company has incurred expenses relating to the filing of a preliminary non-offering prospectus (note 15), complying with the Company’s contractual obligation to make an exchange offer for the Notes that is registered

POSTMEDIA NETWORK CANADA CORP.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For the three and six months ended February 28, 2011

(In thousands of Canadian dollars, except as otherwise noted)

with the U.S. Securities and Exchange Commission, and non-severance costs related to management oversight for various restructuring initiatives. These expenses totalled $0.9 million and $1.3 million for the three and six months ended February 28, 2011, respectively.

5.	LOSS ON DERIVATIVE FINANCIAL INSTRUMENTS

	For the three months ended	For the six months ended
	February 28, 2011
Loss on fair value swap not designated as a hedge	10,523	19,794
Cash interest settlement on fair value swap not designated as a hedge	920	1,698
Loss on embedded derivative	3,173	6,074

Loss on derivative financial instruments	14,616	27,566

6.	INCOME TAXES

The Company’s provision for income taxes reflects an effective income tax rate which differs from its combined Canadian federal and provincial statutory income tax rate as follows:

	For the three months ended	For the six months ended
	February 28, 2011
Income taxes at combined Canadian statutory income tax rate of 27.9%	(3,434)	(1,882)
Increase in valuation allowance on future tax assets	3,421	527
Non-deductible expenses	713	1,876
Non-deductible portion of capital loss	(10)	169
Future tax rate changes	86	86
Adjustments in respect of prior year	(776)	(776)

Provision for income taxes	—	—

7.	DERIVATIVE FINANCIAL INSTRUMENTS

	As at February 28, 2011	As at August 31, 2010
Assets
Embedded derivative	6,270	12,344
Foreign currency interest rate swap—not designated as a hedge	—	3,487

	6,270	15,831

Liabilities
Foreign currency interest rate swap—designated as a cash flow hedge	27,204	4,243
Foreign currency interest rate swap—not designated as a hedge	16,307	—
Less portion due within one year	(11,135)	(3,685)

	32,376	558

POSTMEDIA NETWORK CANADA CORP.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For the three and six months ended February 28, 2011

(In thousands of Canadian dollars, except as otherwise noted)

8.	LONG-TERM DEBT

				As at February 28, 2011	As at August 31, 2010
	Year of maturity	Principal translated at period end exchange rates	Financing fees, discounts and other	Carrying value of debt	Carrying value of debt
Senior Secured Term Loan Credit Facility US Tranche (US$247.0M)(1)	2016	239,919	19,004	220,915	261,732
Canadian Tranche	2015	107,250	7,410	99,840	101,600
Senior Secured Notes (US$275M)(2)	2018	267,135	10,593	256,542	282,699
Senior Secured Asset-Based Revolving Facility(3)	2014	—	—	—	—

				577,297	646,031
Less portion due within one year				(14,961)	(13,499)

				562,336	632,532

The terms and conditions of the long-term debt are the same as disclosed in the August 31, 2010 audited consolidated financial statements, except as disclosed below.

(1)	During the three and six months ended February 28, 2011 the Company made voluntary principal payments of $9.7 million (US$10.0 million) and $17.4 million (US$17.5 million), respectively. The Company has an amortizing foreign currency interest rate swap with a notional amount as at February 28, 2011 of US$202.5 million (August 31, 2010—US$225.0 million) to hedge the foreign currency risk associated with the US Tranche.
(2)	The Company has a foreign currency interest rate swap on a notional amount of US$275.0 million as at February 28, 2011 (August 31, 2010—US$275.0 million), to hedge the foreign currency risk associated with the Notes. The Company has designated this hedging arrangement as a cash flow hedge which was 100% effective for the three and six months ended February 28, 2011. During the three and six months ended February 28, 2011 a loss of $0.8 million and a gain of $3.2 million, respectively, was recorded in the statement of other comprehensive loss related to the valuation of the derivative financial instrument associated with this hedging arrangement. During the three and six months ended February 28, 2011 a loss of $1.8 million and $3.4 million, respectively, was reclassified from accumulated other comprehensive loss to interest expense in the statement of operations related to the effect of the derivative financial instrument on the Company’s interest expense. The unrealized loss on valuation of derivative financial instruments that will be reclassified from accumulated other comprehensive loss to interest expense in the statement of operations over the next twelve months is $7.2 million. During the three and six months ended February 28, 2011 foreign currency exchange losses of $15.2 million and $26.2 million, respectively, were reclassified to the statement of operations from accumulated other comprehensive loss, representing foreign currency exchange losses on the notional amount of the cash flow hedging derivative. These amounts were offset by foreign currency exchange gains recognized on the US dollar denominated Notes.
(3)	As at February 28, 2011 the Company had no amounts drawn and availability of $45.0 million (August 31, 2010—$35.1 million) under this facility.

POSTMEDIA NETWORK CANADA CORP.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For the three and six months ended February 28, 2011

(In thousands of Canadian dollars, except as otherwise noted)

As a result of the dissolution of National Post discussed in note 1, Postmedia Network’s financing arrangements are now guaranteed solely by its parent Postmedia. Such guarantees are full, unconditional and joint and several. Postmedia has no material independent assets or operations and as a result supplemental consolidating financial information for the three and six months ended February 28, 2010 has not been presented.

9.	PENSION, POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS

The Company has a number of funded and unfunded defined benefit plans, as well as defined contribution plans, that provide pension, post retirement and post-employment benefits to its employees. The defined benefit pension plans are based upon years of service and final average salary.

Information regarding the components of pension benefit expense for the Company’s defined benefit pension plans is as follows:

	For the three months ended	For the six months ended
	February 28, 2011
Current service cost, net of employee contributions	3,348	6,696
Accrued interest on benefits	5,228	10,456
Return on plan assets	(5,310)	(10,620)

Total pension benefit expense	3,266	6,532

Information regarding the components of post-retirement and post-employment benefit expense for the Company’s post-retirement and post-employment benefit plans is as follows:

	For the three months ended	For the six months ended
	February 28, 2011
Current service cost	1,007	2,014
Accrued interest on benefits	930	1,860
Net actuarial losses	7	14

Total post-retirement and post-employment benefit expense	1,944	3,888

10.	CAPITAL STOCK

(a)	Capital stock

On February 24, 2011, the Postmedia Rights Plan was approved by the shareholders. Under the Postmedia Rights Plan, one right has been issued by Postmedia in respect of each Class C voting share (“Voting Share”) and Class NC variable voting share (“Variable Voting Share”). A right shall become exercisable upon a person, including any party related to it, acquiring or attempting to acquire 20% or more of the outstanding shares of a class without complying with the “Permitted Bid” provisions of the Postmedia Rights Plan. Should such an acquisition occur or be announced, subject to all other provisions of the Postmedia Rights Plan, each right will entitle the holder to purchase from Postmedia additional shares at a 70% discount to the prevailing market price. This purchase could cause substantial dilution to the person or group of persons attempting to acquire control of Postmedia, other than by way of a Permitted Bid. The Board has discretion to waive the application of the Postmedia Rights Plan, and to amend the Postmedia Rights Plan at any time, or redeem the rights for $0.000001 per right.

POSTMEDIA NETWORK CANADA CORP.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For the three and six months ended February 28, 2011

(In thousands of Canadian dollars, except as otherwise noted)

The rights expire on the earlier of the Annual Shareholder meeting in the year 2014 and the termination of the rights pursuant to the Postmedia Rights Plan, unless redeemed before such time. If the application of the Postmedia Rights Plan is waived by the Board or a take-over bid is structured as a Permitted Bid, the rights will not become exercisable. Permitted Bids under the Rights Plan must be made to all shareholders for all of their Voting Shares and Variable Voting Shares, must be open for acceptance for a minimum of 60 days, and must otherwise comply with the Permitted Bid provisions of the Postmedia Rights Plan.

(b)	Loss per share

The following table provides a reconciliation of the denominators used in computing basic and diluted loss per share. No reconciling items in the computation of net loss exist:

	For the three months ended	For the six months ended
	February 28, 2011
Basic weighted average shares outstanding during the period	40,323,170	40,323,170
Dilutive effect of options	—	—

Diluted weighted average shares outstanding during the period	40,323,170	40,323,170

Options outstanding that are anti-dilutive	400,000	400,000

11.	STOCK-BASED COMPENSATION AND OTHER LONG-TERM INCENTIVE PLANS

Stock option plan

The Company has a stock option plan (the “Option Plan”) for its employees and officers to assist in attracting, retaining and motivating officers and employees. The Option Plan is administered by the Company’s Board of Directors (the “Board”).

During the three and six months ended February 28, 2011, the Company recorded stock-based compensation expense relating to the Option Plan of $0.3 million and $0.6 million, respectively, with an offsetting credit to contributed surplus.

There were no options exercised or cancelled during the three and six months ended February 28, 2011.

Deferred share unit plan

The Company has a deferred share unit plan (the “DSU Plan”) for the benefit of its non-employee directors. The DSU Plan is administered by the Board.

During the three and six months ended February 28, 2011, the Company issued a nominal amount of deferred share units to directors which vested immediately. During the three and six months ended February 28, 2011, the Company recorded stock-based compensation expense relating to the DSU Plan of $0.7 million and $1.4 million, respectively, with an offsetting credit to other liabilities.

POSTMEDIA NETWORK CANADA CORP.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For the three and six months ended February 28, 2011

(In thousands of Canadian dollars, except as otherwise noted)

Restricted share unit plan

The Company has a restricted share unit plan (the “RSU Plan”). The RSU Plan provides for the grant of restricted share units (“RSU’s”) to participants, being current, part-time or full-time officers, employees or consultants of the Company or certain related entities. The RSU Plan is administered by the Board.

No additional awards were granted during the three and six months ended February 28, 2011. During the three and six months ended February 28, 2011, the Company recorded stock-based compensation expense relating to the RSU Plan of $0.6 million and $1.2 million, respectively, with an offsetting credit to contributed surplus.

12.	CONTINGENCY

In 1996, eleven typographers employed by The Gazette (the “Typographers”) and their union, the Communications, Energy and Paperworkers’ Union of Canada, Local 145 (the “CEP”), commenced litigation against The Gazette, seeking damages for alleged lost salaries and benefits relating to a lockout of the Typographers.

In January 2011, the Ontario Superior Court of Justice determined that claims of $15.0 million of certain Typographers (the “Assumed Typographers”) were assumed by Postmedia when Postmedia acquired the assets and business of Canwest LP. Postmedia has taken the position that no amounts are owing to the Assumed Typographers. The assumption of this claim by the Company will give rise to a measurement period adjustment, however the fair value of the assumed liability has not yet been determined by management.

13.	SEGMENT INFORMATION

The Company has one reportable segment for financial reporting purposes, the Newspapers segment. The Newspapers segment is comprised of the Eastern newspapers operating segment and the Western newspapers operating segment which have been aggregated. The Newspapers segment publishes daily and non-daily newspapers and operates the related newspaper websites. Its revenue is primarily from advertising and circulation. Postmedia has other business activities and an operating segment which are not separately reportable and are referred to collectively as the All other category. Revenue in the All other category primarily consists of advertising and subscription revenue from FPinfomart and the website canada.com.

POSTMEDIA NETWORK CANADA CORP.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For the three and six months ended February 28, 2011

(In thousands of Canadian dollars, except as otherwise noted)

Each operating segment operates as a strategic business unit with separate management. Segment performance is measured primarily upon the basis of segment operating profit. Segmented information and a reconciliation of segment operating profit to loss before income taxes is presented below. The Company accounts for intersegment sales as if the sales were to third parties.

	For the three months ended	For the six months ended
	February 28, 2011
Revenue(1)
Newspapers	233,899	511,725
All other	9,613	20,032
Intersegment elimination(2)	(974)	(2,162)

	242,538	529,595

Operating profit
Newspapers	47,778	125,333
All other	2,808	8,017
Corporate	(8,940)	(17,478)

	41,646	115,872
Reconciliation of segment operating profit to loss before income taxes
Amortization	18,603	37,949
Restructuring of operations and other items	13,441	36,606

Operating income	9,602	41,317
Interest expense	20,968	42,542
Gain on disposal of property and equipment	(3)	(3)
Loss on derivative financial instruments	14,616	27,566
Foreign currency exchange gains	(13,099)	(23,260)
Acquisition costs	(570)	1,217

Loss before income taxes	(12,310)	(6,745)

(1)	Included within digital revenue on the statement of operations is advertising revenue of $14.7 million and $31.6 million for the three and six months ended February 28, 2011, respectively, and circulation/subscription revenue of $6.8 million and $13.5 million for the three and six months ended February 28, 2011, respectively. Accordingly, aggregate print and digital revenue from advertising was $174.3 million and $388.5 million for the three and six months ended February 28, 2011, respectively, and aggregate print and digital revenue from circulation/subscription was $63.9 million and $130.4 million for the three and six months ended February 28, 2011, respectively.
(2)	The Newspapers segment recorded intersegment revenue of $0.9 million and $1.9 million during the three and six months ended February 28, 2011, respectively, and the All other category recorded intersegment revenue of $0.1 million and $0.3 million during the three and six months ended February 28, 2011, respectively.

14.	UNITED STATES ACCOUNTING PRINCIPLES

These interim consolidated financial statements have been prepared in accordance with Canadian GAAP. In certain aspects GAAP as applied in the United States (“US GAAP”) differs from Canadian GAAP. The following

POSTMEDIA NETWORK CANADA CORP.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For the three and six months ended February 28, 2011

(In thousands of Canadian dollars, except as otherwise noted)

reconciliations have been prepared based on the same principle differences explained in the most recently issued annual audited consolidated financial statements of the Company and as described below. All amounts are expressed in thousands of Canadian dollars unless otherwise noted.

Principle differences affecting the Company

(a)	Pension, post-retirement and post-employment liabilities

US GAAP requires employers to recognize in its balance sheet an asset for a plan’s over funded status or a liability for a plan’s under funded status, and recognize changes in the funded status of a defined benefit pension, post-retirement and post-employment plan in the year in which the changes occur through comprehensive income and a separate component of shareholders’ equity. The effect on the US GAAP reconciliation for the three and six months ended February 28, 2011 was to decrease comprehensive loss by $7 and $14, respectively, net of a future income tax recovery of nil and nil, respectively, representing amortization of actuarial losses. The balance sheet effect at February 28, 2011 was to increase other accrued pension, post-retirement and other liabilities by $5,512 (August 31, 2010—$5,526) and increase accumulated other comprehensive loss by $5,512 (August 31, 2010—$5,526).

Comparative reconciliation of net loss

There are no reconciling items in determining net loss between Canadian GAAP and US GAAP.

Comparative reconciliation of comprehensive loss

The following is a reconciliation of comprehensive loss reflecting the differences between Canadian GAAP and US GAAP:

	For the three months ended	For the six months ended
	February 28, 2011
Comprehensive loss in accordance with Canadian GAAP	(13,109)	(3,554)
Pension, post-retirement and post-employment liabilities	7	14

Comprehensive loss in accordance with US GAAP	(13,102)	(3,540)

Comparative reconciliation of shareholders’ equity

A reconciliation of shareholders’ equity reflecting the differences between Canadian GAAP and US GAAP is set out below:

As at February 28, 2011
Shareholders’ equity in accordance with Canadian GAAP	313,610
Pension, post-retirement and post-employment liabilities	(5,512)

Shareholders’ equity in accordance with US GAAP	308,098

POSTMEDIA NETWORK CANADA CORP.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For the three and six months ended February 28, 2011

(In thousands of Canadian dollars, except as otherwise noted)

(b)	Other US GAAP Disclosures

Operating expenses in the statement of operations include:

	For the three months ended	For the six months ended
	February 28, 2011
Selling, general and administrative expenses	105,917	219,739
Rent expense	2,928	5,951

Accounts payable and accrued liabilities on the consolidated balance sheet include:

	As at February 28, 2011	As at August 31, 2010
Payroll related accruals	57,764	65,609
Accrued interest	5,226	6,844

15.	SUBSEQUENT EVENTS

On March 15, 2011, the Company filed a preliminary non-offering prospectus with securities regulators in all of the provinces of Canada except Quebec and concurrently filed an application to list its Voting Shares and Variable Voting Shares on the Toronto Stock Exchange (“TSX”). Listing of the shares on the TSX will be subject to the Company fulfilling all the listing requirements of the TSX. Concurrent with the application to list its shares, the Company approved the Employee Share Purchase Plan which will enable employees to purchase shares of the Company, subject to the approval of the TSX.

On April 4, 2011, the Company entered into an agreement with its lenders which amends certain terms of the Term Loan Facility credit agreement which was entered into on July 13, 2010. The material amendments include the following: the Canadian and US Tranche from the original credit agreement was replaced with a new US Tranche (“Tranche C”); Tranche C is for US$365.0 million and was issued at a discount of 0.25% for net proceeds of $364.1 million, before financing fees and prepayment penalties of approximately $7 million; Tranche C will bear interest at Libor, with a floor of 1.25%, plus 5%. As at February 28, 2011 there were unamortized discounts and financing fees associated with the Canadian and US Tranche from the original credit agreement of $7.4 million and $19.0 million, respectively. As a result of the amendments described above non-cash charges of approximately $10 million relating to these unamortized discounts and financing fees will be expensed in the statement of operations for the three months ending May 31, 2011.

In conjunction with the amendments to the Term Loan Facility credit agreement, the Company has amended the existing foreign currency interest rate swap for the US Tranche such that the interest rate on the notional Canadian principal amount has changed from bankers acceptance rates plus 9.25% to bankers acceptance rates plus 7.07%.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED AUGUST 31, 2010

March 9, 2011

(except as to Note 23, which is as of May 20, 2011)

Auditors’ Report

To the Shareholders of Postmedia Network Canada Corp.

We have audited the consolidated balance sheet of Postmedia Network Canada Corp. (the Company) as at August 31, 2010 and the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the period from April 26, 2010 to August 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 2010 and the results of its operations and its cash flows for the period from April 26, 2010 to August 31, 2010 in accordance with Canadian generally accepted accounting principles.

(signed) “PricewaterhouseCoopers LLP”

Chartered Accountants

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate legal entity.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

For the period from April 26, 2010 to August 31, 2010 (with operations commencing on July 13, 2010)

(In thousands of Canadian dollars)

2010
Revenues
Print advertising	75,624
Print circulation	31,721
Digital	10,751
Other	3,998

122,094

Expenses
Compensation	62,422
Newsprint	8,175
Other operating	40,771
Amortization	11,073
Restructuring of operations and other items (note 4)	11,209

Operating loss	(11,556)
Interest expense	12,702
Gain on derivative financial instruments (note 5)	(7,550)
Foreign currency exchange losses	9,607
Acquisition costs (note 3)	18,303

Loss before income taxes	(44,618)
Recovery of income taxes (note 6)	—

Net loss	(44,618)

Loss per share (note 14):
Basic	$(1.11)
Diluted	$(1.11)

See accompanying notes to consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

For the period from April 26, 2010 to August 31, 2010 (with operations commencing on July 13, 2010)

(in thousands of Canadian dollars)

2010
Net loss	(44,618)

Other comprehensive loss:
Loss on valuation of derivative financial instruments (net of tax of nil)	(13,263)

(13,263)

Comprehensive loss	(57,881)

See accompanying notes to consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED BALANCE SHEET

August 31, 2010

(In thousands of Canadian dollars)

2010
(revised)
ASSETS

Current Assets
Cash	40,201
Accounts receivable	116,417
Inventory (note 7)	6,187
Prepaid expenses	14,873

177,678

Property and equipment (note 8)	355,194
Derivative financial instruments (note 9)	15,831
Other assets	4,208
Intangible assets (note 10)	477,200
Goodwill (note 3)	236,093

1,266,204

See accompanying notes to consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED BALANCE SHEET (continued)

August 31, 2010

(In thousands of Canadian dollars)

2010
(revised)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable	12,705
Accrued liabilities	100,716
Deferred revenue	32,096
Current portion of derivative financial instruments	3,685
Current portion of long-term debt (note 12)	13,499
Current portion of obligation under capital lease (note 11)	1,841

164,542

Long-term debt (note 12)	632,532
Derivative financial instruments	558
Obligations under capital lease (note 11)	128
Pension, post-retirement, post-employment and other liabilities (note 13)	152,361
Future income taxes (note 6)	681

950,802

Shareholders’ Equity
Capital stock (note 14)	371,132
Contributed surplus (note 16)	2,151

Deficit	(44,618)
Accumulated other comprehensive loss	(13,263)

(57,881)

315,402

1,266,204

Commitments and contingencies (note 19)

See accompanying notes to consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

For the period from April 26, 2010 to August 31, 2010 (with operations commencing on July 13, 2010)

(In thousands of Canadian dollars)

	Capital stock	Contributed surplus	Accumulated other comprehensive loss	Deficit	Total shareholders’ equity
Balance as of April 26, 2010	—	—	—	—	—
Shares issued (note 14)	373,362	—	—	—	373,362
Share issuance costs (note 14)	(2,230)	—	—	—	(2,230)
Net loss	—	—	—	(44,618)	(44,618)
Other comprehensive loss	—	—	(13,263)	—	(13,263)
Stock-based compensation (note 16)	—	2,151	—	—	2,151

Balance as of August 31, 2010	371,132	2,151	(13,263)	(44,618)	315,402

See accompanying notes to consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the period from April 26, 2010 to August 31, 2010 (with operations commencing on July 13, 2010)

(In thousands of Canadian dollars)

2010
CASH GENERATED (UTILIZED) BY:

OPERATING ACTIVITIES
Net loss	(44,618)
Items not affecting cash:
Amortization	11,073
Gain on derivative financial instruments (note 5)	(7,774)
Non-cash interest	1,658
Unrealized foreign currency exchange losses	9,591
Stock-based compensation (note 16)	3,600
Excess of employer contributions over pension and post-retirement/employment expense	(336)
Net change in non-cash operating accounts (note 17)	44,308

Cash flows from operating activities	17,502

INVESTING ACTIVITIES
Acquisition, net of cash acquired (note 3)	(839,669)
Additions to property and equipment	(761)
Additions to intangible assets	(679)

Cash flows from investing activities	(841,109)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt (note 12)	684,824
Repayment of long-term debt (note 12)	(34,661)
Debt issuance costs (note 12)	(35,624)
Equity issuance costs (note 14)	(2,230)
Issuance of capital stock (notes 3 and 14)	253,225
Payment on capital lease	(1,726)

Cash flows from financing activities	863,808

Net change in cash	40,201
Cash at beginning of period	—

Cash at end of period	40,201

See accompanying notes to consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

1.	DESCRIPTION OF BUSINESS

Postmedia Network Canada Corp. (“Postmedia” or the “Company”) is a holding company that has a 100% interest in its subsidiary Postmedia Network Inc. (“Postmedia Network”). The Company was incorporated on April 26, 2010, pursuant to the Canada Business Corporations Act, to enable the purchase of the assets and certain liabilities of Canwest Limited Partnership (“Canwest LP”) on July 13, 2010 (the “Acquisition date”) (note 3). These consolidated financial statements include the operations of Postmedia Network Inc. and its wholly owned subsidiary, National Post Inc. (“National Post”). The consolidated statement of operations, consolidated statement of comprehensive loss and consolidated statement of cash flows have been presented for the period from April 26, 2010 to August 31, 2010, with operations commencing on July 13, 2010. On January 31, 2011, National Post Inc. was dissolved and all its assets and liabilities were transferred to Postmedia Network Inc.

The Company’s operations consist of news and information gathering and dissemination operations, with products offered in a number of markets across Canada through a variety of daily and community newspapers, online, digital and mobile platforms. Additionally, the company operates digital media and online assets including the canada.com network, FPinfomart.ca and each newspaper’s online website. The Company supports these operations through a variety of centralized shared services.

2.	SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements are prepared on a going concern basis in accordance with Canadian Generally Accepted Accounting Principles (“Canadian GAAP”) and reflect all adjustments which are, in the opinion of management, necessary for fair statement of the results of the period presented. The following is a summary of the significant accounting policies:

(a)	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances are eliminated on consolidation.

The Company accounts for business combinations using the acquisition method of accounting as it has chosen to early adopt CICA Handbook Section 1582, “Business Combinations” and CICA Handbook Section 1601, “Principles of Consolidation”.

(b)	Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related amounts of revenues and expenses, and disclosures of contingent assets and liabilities. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results could differ from those estimates.

(c)	Foreign currency translation

At the balance sheet date, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars using the foreign currency exchange rate in effect at that date. Revenues and expense items are translated at the foreign currency exchange rate in effect when the transaction occurred. The resulting foreign currency exchange gains and losses are recognized in current year earnings.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

(d)	Property and equipment

Property and equipment are recorded at cost. Amortization is provided for on a straight line basis over the following useful lives:

Assets	Estimated Useful Life
Buildings	10 - 40 years
Machinery and equipment	2 - 20 years

(e)	Impairment of long lived assets

The Company reviews long lived assets with definite useful lives, and recognizes impairments, when an event or change in circumstances causes the assets’ carrying value to exceed the total undiscounted cash flows expected from its use and eventual disposition. An impairment loss is calculated by deducting the fair value of the asset from its carrying value.

(f)	Goodwill and intangible assets

Goodwill and intangible assets with indefinite useful lives are not amortized.

The goodwill in these consolidated financial statements as at August 31, 2010, relates solely to the acquisition as described in Note 3 and represents the excess consideration transferred over the fair value of net identifiable assets acquired and the liabilities assumed.

Goodwill is tested for impairment annually or when events or a change in circumstances occurs that more likely than not reduces the fair value of the reporting unit below carrying value. Goodwill is tested for impairment by comparing the fair value of a particular reporting unit to its carrying value. When the carrying value exceeds its fair value, the fair value of the reporting unit’s goodwill is compared with its carrying value to measure any impairment loss and the loss is recognized in the consolidated statement of operations. The goodwill impairment analysis requires the Company to make various judgments, estimates and assumptions about future revenues, operating profits, growth rates, capital expenditures and discount rates. The starting point for the assumptions used in the Company’s analysis is the Company’s annual forecast, which takes into consideration a multitude of factors, including historical growth rates and operating performance, related industry trends and economic conditions, among others. Assumptions are also made for growth rates for periods beyond the annual forecast. The estimates of fair value are sensitive to changes in all of these variables, certain of which are outside the Company’s control.

Intangible assets, including newspaper mastheads and the related domain names have been recorded based on their fair values on the Acquisition date as described in note 3. The mastheads and certain domain names related to the online newspaper websites have indefinite lives, are not subject to amortization and are tested for impairment annually or more frequently if events or changes in circumstances indicate the asset may be impaired. Impairment of an indefinite life intangible asset is recognized in an amount equal to the difference between the carrying value and the fair value of the related indefinite life intangible asset.

The significant estimates and assumptions used by management in assessing the recoverability of goodwill and intangible assets are estimated future cash flows, discount rates and growth rates, as well as other factors. Any changes in these estimates or assumptions could result in an impairment charge. The estimates, based on reasonable and supportable assumptions and projections, require management’s subjective judgment. Depending on the assumptions and estimates used, the results of the impairment tests can vary within a range of outcomes.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

Intangible assets with definite useful lives are amortized over their useful life using the straight-line method over the following periods:

Assets	Estimated Useful Life
Software	2 -10 years
Subscribers	5 years
Customer relationships	4 - 5 years
Domain names	15 years

(g)	Revenue recognition

Print advertising revenue is recognized when advertisements are published. Print circulation revenue includes newsstand and subscription revenue. Print circulation revenue is recognized when the newspapers are delivered. Subscription revenue is recognized on a straight-line basis over the term of the subscriptions. Digital revenue is recognized when advertisements are placed on the Company’s websites or, with respect to certain online advertising, each time a user clicks on certain ads. Digital revenue also includes subscription revenue for business research and corporate financial information services and is recognized on a straight-line basis over the term of the subscriptions or contracts. Other revenue is recognized when the related service or product has been delivered. Amounts received relating to services to be performed in future periods are recorded as deferred revenue on the balance sheet.

(h)	Income taxes

The asset and liability method is used to account for future income taxes. Under this method, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Future income tax assets and liabilities are measured using substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the substantive enactment date. Future income tax assets are recognized to the extent that realization is considered more likely than not.

(i)	Inventory

Inventory, consisting of primarily printing materials, is valued at the lower of cost, using the first-in-first out cost formula, and net realizable value. Inventories are written down to net realizable value if the cost of the inventories exceeds its net realizable value. Reversals of previous write-downs to net realizable value are required when there is a subsequent increase in the value of inventories.

(j)	Business combinations

The Company uses the acquisition method of accounting to record business combinations. The acquisition method of accounting requires the Company to recognize, separately from goodwill, the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree measured at the acquisition-date fair values. The consideration transferred shall be measured at fair value calculated as the sum of the acquisition-date fair values of the assets transferred by the Company, the liabilities incurred by the Company and any equity interests issued by the Company. Contingent consideration is recognized as part of the consideration transferred. Goodwill as of the acquisition date is measured as the excess of the consideration transferred and the amount of

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

any non-controlling interest acquired over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed, measured at fair value. Acquisitions costs are expensed in the period they are incurred except for those costs to issue equity securities which are offset against the related equity instruments and those costs to issue debt which are offset against the corresponding debt and amortized using the effective interest method. Acquisition related costs include; advisory, legal, accounting, valuation and other professional or consulting fees; and costs of registering and issuing debt and securities.

(k)	Financial instruments, derivatives and hedge accounting

Financial instruments are classified as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities, and measurement in subsequent periods depends on their classification. The Company has classified its financial instruments as follows:

•	Cash is classified as held for trading

•	Accounts receivable and other long-term receivables included in other assets are considered loans and receivables

•	Non-revolving credit facilities, bank indebtedness, accounts payable, accrued liabilities and long-term debt are considered other financial liabilities.

Upon initial recognition all financial instruments are recorded on the consolidated balance sheet at their fair values. After initial recognition, financial instruments are measured at their fair values, except for loans and receivables and other financial liabilities which are measured at amortized cost using the effective interest rate method. The effective interest rate is the rate that exactly discounts the estimated future cash flows through the expected life of the financial instrument to its net carrying amount. Changes in the fair value of financial instruments classified as held-for-trading are recognized in income. The Company uses trade date accounting.

Collectability of trade receivables is reviewed on an ongoing basis. An allowance account is used when there is objective evidence that a receivable is impaired and it is probable that the Company will not collect all contractual amounts due. The factors that are considered in determining if a trade receivable is impaired include historical experience, analysis of aging reports and specific factors including, whether a customer is in bankruptcy, under administration or if payments are in dispute. The offsetting expense is recognized in the statement of operations within other operating expenses. When a trade receivable for which an impairment allowance had been recognized becomes uncollectible in a subsequent period, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against operating expenses in the statement of operations.

The Company uses derivative financial instruments to manage its exposure to fluctuations in foreign currency rates and interest rates. The Company does not hold or use any derivatives instruments for trading purposes. Under hedge accounting, the Company documents all hedging relationships between hedging items and hedged items, as well as its strategy for using hedges and its risk management objective. The Company assesses the effectiveness of derivative financial instruments when the hedge is put in place and on an ongoing basis.

The Company uses foreign currency interest rate swaps to hedge (i) the foreign currency rate exposure on interest and principal payments on foreign currency denominated debt and/or (ii) the fair value exposure on certain debt resulting from changes in the US and Canadian base rates. The foreign currency interest rate swaps that set all future interest and principal payments on U.S.-denominated debt in fixed Canadian dollars are designated as cash flow hedges.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

For derivative financial instruments designated as cash flow hedges, the effective portion of a hedge is reported in other comprehensive income until it is recognized in income during the same period in which the hedged item affects income, while the ineffective portion is immediately recognized in the consolidated statement of operations. When a hedged item ceases to exist or cash flow hedge accounting is terminated, the amounts previously recognized in accumulated other comprehensive income are reclassified to income when the variability in the cash flows of the hedged item affects income. When hedge accounting is discontinued for a hedge of an anticipated transaction and it is probable that such anticipated transaction will not occur then any amounts previously recognized in other comprehensive income as a result of applying hedge accounting are reclassified to income.

Derivative financial instruments that are ineffective or that are not designated as hedges, including derivatives that are embedded in financial or non-financial contracts that are not closely related to the host contracts, are reported on a mark-to-market basis in the consolidated balance sheet. Any change in the fair value of these derivative financial instruments is recorded in the consolidated statement of operations as gain or loss on derivative financial instruments.

All derivative financial instruments are required to be measured at fair value on the consolidated balance sheet, even when they are part of an effective hedging relationship. An embedded derivative is a component of a hybrid instrument that also includes a non-derivative host contract, with the effect that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative. If certain conditions are met, an embedded derivative is bifurcated from the host contract and accounted for as a derivative in the consolidated balance sheet, and measured at fair value.

(l)	Pension plans and post-retirement/employment benefits

The Company maintains a number of defined benefit and defined contribution pension and post-retirement and post-employment benefit plans. For defined benefit plans, the cost of pension and other retirement benefits earned by employees is determined using the projected benefit method pro rated on service and management’s estimate of expected plan investment performance, salary escalation, retirement ages of employees, expected health care costs, and other costs, as applicable. For the purpose of calculating the expected return on plan assets, those assets are valued at fair value.

Past service costs from plan amendments are amortized on a straight line basis over the average remaining service period of employees active at the date of the amendment. For each plan, the excess of the net actuarial gain or loss over 10% of the greater of the accrued benefit obligation and the fair value of plan assets at the beginning of the year is amortized over the average remaining service period of active employees. Gains or losses arising from the settlement of a pension plan are only recognized when responsibility for the pension obligation has been relieved. For the post-retirement and post-employment defined benefit plans, the cost is expensed as benefits are earned by the employees. For the defined contribution plans, the pension expense is the Company’s contribution to the plan.

(m)	Cash and cash equivalents

Cash equivalents are highly liquid investments with an original term to maturity of less than 90 days, are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value. Cash and cash equivalents are designated as held-for-trading as such interests are acquired or incurred principally for the purpose of selling or repurchasing in the near term and are accordingly carried at fair value. Changes in fair value are recorded in net earnings.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

(n)	Stock-based compensation

The Company has a Stock Option Plan and a Restricted Share Unit Plan that will be settled through the issuance of shares of Postmedia or through cash at the option of the Company, and a Deferred Share Unit Plan that will be settled with cash.

The Company recognizes compensation expense for all stock options granted based on the fair value of the option on the date of grant using an option pricing model. The fair value of the options is recognized as stock-based compensation expense over the vesting period of the options with a corresponding credit to contributed surplus. The contributed surplus balance is reduced as options are exercised through a credit to capital stock. The consideration paid by option holders is credited to capital stock when the options are exercised.

The Company recognizes compensation expense for all restricted share units granted based on the fair value of the Company’s shares on the issuance date of each restricted share unit grant. The fair value of the restricted share units is recognized as compensation expense, over the vesting period of each restricted share unit grant, in operating expenses with a corresponding credit to contributed surplus. The contributed surplus balance is reduced as units are exercised through a credit to share capital. Compensation cost is not adjusted for subsequent changes in the fair value of the Company’s shares.

The Company recognizes compensation expense for its deferred share unit plan based on the fair value of the Company’s shares on the issuance date of each deferred share unit grant. The fair value of the deferred share units is recognized as compensation expense, over the vesting period of each deferred share unit grant, in operating expenses with a corresponding credit to other liabilities. The deferred share units are re-measured at each reporting period until settlement, using the fair value of the shares of the Company.

The Company uses the graded vesting method to calculate compensation expense for all stock- based compensation plans. The fair value of the Company’s share-based awards is recognized over the requisite service period using the straight-line attribution approach. These stock-based compensation plans are further described in note 16.

3.	BUSINESS COMBINATION

The Company was incorporated on April 26, 2010 to enable certain members of the Ad Hoc Committee of noteholders and lenders of Canwest Limited Partnership (“Canwest LP”) to purchase substantially all of the assets, including the shares of National Post Inc., and assume certain liabilities of Canwest LP (the “Acquisition”). Canwest LP previously operated the newspaper, digital media and online assets now owned by the Company.

An asset purchase agreement was approved on June 18, 2010, and on July 13, 2010, Postmedia Network completed the Acquisition.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

In accordance with the asset purchase agreement, on July 13, 2010 (the “Acquisition Date”) Postmedia Network made the following payments in order to complete the Acquisition (the “Acquisition Consideration”):

Cash
Payment of cash consideration	927,771
Non cash payments
Issuance of shares to Canwest LP(1)	120,137

Acquisition Consideration	1,047,908

(1)	Postmedia issued 13 million of shares valued at $9.26 per share based on the per share proceeds received on the initial capitalization of Postmedia and supported by a discounted cash flow (Level 3).

The Company obtained proceeds to fund the cash portion of the Acquisition Consideration from the issuance of shares, the issuance of 12.5% Senior Secured Notes due 2018, a Senior Secured Term Loan Credit Facility and acquired cash.

Canwest LP retained $9.0 million in cash to be held in trust by the court appointed monitor (the “Monitor”) to pay certain administrative fees and costs relating to the Canwest LP Companies Creditors Arrangement Act filing (the “CCAA filing”). Any excess cash not used by the Monitor will be returned to the Company. An estimate of this excess cash of $4.7 million has been recorded as contingent returnable consideration and has been recorded retroactively to July 13, 2010 in accordance with CICA Handbook Section 1582, “Business Combinations” and as such, the balance sheet as at August 31, 2010 has been revised. The Company expects the outstanding contingent returnable consideration to be received during fiscal 2011.

The Company incurred acquisition costs of $18.3 million that have been expensed.

The following statement of net assets summarizes the fair value of the major classes of assets acquired and liabilities assumed in the Acquisition:

(revised)
Assets acquired
Cash	88,102
Accounts receivable(1)(2)	140,312
Inventory	5,221
Prepaid expenses and other assets	14,880
Property and equipment	359,001
Intangible assets(3)	483,026

1,090,542

Liabilities assumed
Accounts payable and accrued liabilities	89,207
Deferred revenue	33,954
Obligations under capital leases	3,696
Pension, post-retirement, post-employment and other liabilities	151,189
Future income taxes	681

278,727

Net assets acquired at fair value	811,815

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

(1)	The fair value of trade receivables is $140.3 million. The gross contractual amount for trade receivables is $144.5 million of which $4.2 million is expected to be uncollectable.
(2)	As described above the Company has recorded estimated contingent returnable consideration receivable from the Monitor and as such the fair value of accounts receivable acquired has increased and goodwill has decreased by $4.7 million.
(3)	Of the $483.0 million of intangible assets acquired, $248.6 million was assigned to mastheads with indefinite lives, $30.0 million was assigned to domain names with indefinite lives, $36.8 million was assigned to software with an estimated weighted average useful life of 5 years, $148.3 million was assigned to subscriber lists with an estimated useful life of 5 years, $12.2 million was assigned to customer relationships with an estimated weighted average useful life of 5 years and $7.1 million was assigned to domain names with an estimated useful life of 15 years.

Goodwill of $236.1 million has been recognized and consists of the assembled workforce, non-contractual customer relationships and expected cost savings and has been determined as follows:

(revised)
Acquisition Consideration	1,047,908
Net assets acquired at fair value	811,815

Goodwill	236,093

The Company expects goodwill of approximately $100 million to be deductible for tax purposes.

Had the Acquisition occurred on September 1, 2009, the revenue and net loss for the year ended August 31, 2010 would have been:

Revenue	1,052,502
Net loss	(6,432)

4.	RESTRUCTURING OF OPERATIONS AND OTHER ITEMS

(a)	Restructuring of operations

On the Acquisition Date, the Company assumed restructuring liabilities of $6.6 million. These restructuring liabilities consisted of initiatives that were started by Canwest LP and will be continued by Postmedia Network. These initiatives involve the shutdown of certain activities as well as the restructuring of various processes within the Newspapers segment. All amounts pertain to severance of employees and the initiatives are expected to be completed in fiscal 2011.

During the period ended August 31, 2010, the Company implemented new restructuring initiatives in order to reduce costs and accrued a liability of $10.7 million related to accepted voluntary buyouts and involuntary terminations. During the period ended August 31, 2010, the Newspapers segment accrued $8.1 million and paid $0.1 million related to these initiatives. The Company expects these restructuring initiatives to be substantially complete by August 31, 2011 at a total cost of approximately $49 million to $51 million, of which approximately $46 million to $48 million is expected to be incurred in the Newspapers segment.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

The Company has recorded the restructuring amounts in accrued liabilities with a corresponding expense recorded in restructuring of operations and other items in the statement of operations as follows:

2010
Restructuring liability, assumed on Acquisition Date	6,560
Accrued during the period	10,727

17,287
Payments during the period	(488)

Restructuring liability, end of period	16,799

(b)	Other items

The Company has incurred expenses relating to preparing for a possible stock exchange listing as well as non-severance costs related to management oversight and consulting services for the various transformation projects attributable to the restructuring of the workforce. These expenses totalled $0.5 million for the period ended August 31, 2010.

5.	GAIN ON DERIVATIVE FINANCIAL INSTRUMENTS

2010
Gain on fair value swap not designated as a hedge	3,487
Cash interest settlement on fair value swap not designated as a hedge	(224)
Gain on embedded derivative	4,287

7,550

6.	INCOME TAXES

The provision for income taxes reflects an effective income tax rate which differs from its combined Canadian federal and provincial statutory income tax rate as follows:

2010
Income taxes at combined Canadian statutory income tax rate of 29%	(12,948)
Valuation allowance	10,352
Non-deductible portion of capital loss	529
Non-deductible expenses	2,067

Provision for income taxes	—

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

Significant components of the Company’s future tax assets and liabilities are as follows:

2010
Future tax assets
Non-capital loss carryforwards	7,899
Net-capital loss carryforwards	214
Unrealized capital loss on foreign exchange	3,346
Book amortization in excess of capital cost allowances	217
Cumulative eligible capital	966
Prepayment penalty	86
Deferred share units	368
Financing Fee	604
Pension and post-retirement benefits	37,145
Less: Valuation allowance	(46,250)

Total future income tax assets	4,595

Future tax liabilities
Tax base difference on capital lease	4,595
Intangible assets	681

Total future income tax liabilities	5,276
Net future income tax liability	681

Current future income tax liability	—

Long-term future income tax liability	681

As of August 31, 2010, the Company had non-capital loss carry-forwards for income tax purposes of $30.3 million that expire in 2030.

7.	INVENTORY

2010
Newsprint	5,038
Other	1,149

6,187

No inventories were carried at net realizable value at August 31, 2010.

8.	PROPERTY AND EQUIPMENT

	2010
	Cost	Accumulated Amortization	Net
Land	65,760	—	65,760
Buildings	142,959	1,244	141,715
Machinery and equipment	151,043	3,324	147,719

	359,762	4,568	355,194

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

Amortization expense of property and equipment for the period ended August 31, 2010 was $4.6 million. The Company has a building under capital lease with a cost of $25.3 million and accumulated amortization of $0.2 million.

9.	DERIVATIVE FINANCIAL INSTRUMENTS

2010
Assets
Embedded derivative (notes 12 and 18)	12,344
Foreign currency interest rate swap—not designated as a hedge (notes 12 and 18)	3,487

15,831

Liabilities
Foreign currency interest rate swap—designated as a cash flow hedge (notes 12 and 18)	4,243
Less portion due within one year	(3,685)

558

10.	INTANGIBLES

	2010
	Cost	Accumulated Amortization	Net
Definite life
Software	37,575	2,065	35,510
Subscribers	148,300	4,099	144,201
Customer relationships	12,200	276	11,924
Domain names	7,105	65	7,040

	205,180	6,505	198,675
Indefinite life
Mastheads	248,550	—	248,550
Domain names	29,975	—	29,975

	278,525	—	278,525

	483,705	6,505	477,200

Amortization expense related to definite life intangibles for the period ended August 31, 2010 was $6.5 million. Amortization expense for the next five years related to these definite life intangibles is approximately: 2011 - $44.5 million, 2012 - $41.3 million, 2013 - $39.4 million, 2014 - $35.3 million and 2015 - $29.4 million.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

11.	OBLIGATION UNDER CAPITAL LEASE

The Company has a capital lease with future minimum lease payments for the years ended August 31 as follows:

2010
2011	1,924
2012 – 2015	—
Thereafter	1,560

Total minimum lease payments	3,484
Amount representing interest at 8.5%	(1,515)

Present value of minimum capital lease payments	1,969
Less: current portion of obligation under capital lease	(1,841)

128

Interest expense recorded on the obligation under capital lease for the period ended August 31, 2010 was nominal.

12.	LONG TERM DEBT

	Year of maturity	Effective interest rate	Principal translated at period end exchange rates	Financing fees, discounts and other	2010 Carrying value of debt
Senior Secured Term Loan Credit Facility(1)
US Tranche (US$267.5M)	2016	10.7%	285,289	23,557	261,732
Canadian Tranche	2015	9.8%	110,000	8,400	101,600
Senior Secured Notes (US$275M)(2)	2018	14.5%	293,288	10,589	282,699
Senior Secured Asset-Based Revolving Facility(3)	2014	—	—	—	—

					646,031
Less portion due within one year					(13,499)

					632,532

(1)	Term Loan Facility

On July 13, 2010, the Company entered into a senior secured term loan credit facility (the “Term Loan Facility”). The proceeds from the Term Loan Facility are comprised of a US$300.0 million (CDN$310.1 million) term loan (the “US Tranche”) issued at a discount of 3.0% for net proceeds of US$291.0 million (CDN$300.8 million), before financing fees of $15.2 million; and a $110.0 million term loan (the “Canadian Tranche”) issued at a discount of 3.0% for net proceeds of $106.7 million, before financing fees of $5.4 million. The Term Loan Facility also provides for up to US$50 million in incremental term loan facilities. The Company has not drawn on the incremental term loan facilities. The Term Loan Facility is secured on a first priority basis by substantially all the assets of Postmedia Network and the assets of its guarantors, National Post and the Company (the “Guarantors”) (the “Term Loan Collateral”), with the exception of those assets comprising the ABL Collateral (defined below) and on a second-priority basis by the ABL Collateral. In addition to the

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

minimum principal repayments in 1(a) and 1(b) below, the Company is subject to a mandatory prepayment of the loans with respect to any net cash proceeds of asset sales or issuance of indebtedness and 75% of excess cash flow for each fiscal year subject to adjustments for prepayments and leverage ratios. Voluntary prepayments are permitted and reduce the quarterly minimum payments discussed below in 1(a) and 1(b) and permanently reduce the availability under the US and CDN tranches of the Term Loan Facility.

(a)	The US Tranche is subject to quarterly minimum principal repayments equal to 0.625% of the initial outstanding principal for the first four installments, 1.25% for the next four installments, 2.5% for the next four installments and 3.75% for the next eleven installments, with any remaining principal due and payable at maturity. The Company made a voluntary principal payment of US$32.5 million (CDN$34.7 million) during the period ending August 31, 2010. The US Tranche currently bears interest at Libor, with a floor of 2%, plus 7%. At August 31, 2010 the Libor rate was less than 2%, so the base rate was the floor of 2%. The Company has entered into a foreign currency interest rate swap of US$225.0 million to hedge the foreign currency risk associated with the US Tranche. This swap fixes the principal payments on a notional amount of US$225.0 million, which reduces with principal payments on the debt, at a fixed currency exchange rate of US$1:$1.035 until July 2014 and converts the interest rate on the notional Canadian principal amount to bankers’ acceptance rates plus 9.25%. The Company has not designated this swap as a hedge and as a result will not use hedge accounting. As at August 31, 2010, an asset of $3.5 million, representing the fair value of this swap, is recorded on the consolidated balance sheet in derivative financial instruments (note 9).

(b)	The Canadian Tranche is subject to quarterly minimum principal repayments equal to 1.25% of the initial outstanding principal for the first four installments, 2.5% for the next eight installments, 3.75% for the next five installments, with any remaining principal due and payable at maturity. The Company did not make any voluntary principal payments during the period ending August 31, 2010. The Canadian Tranche loan currently bears interest at bankers’ acceptance rates plus 6%. At August 31, 2010, the applicable three month bankers’ acceptance rate was 1.093%.

The Company is subject to certain financial and non-financial covenants under the Term Loan Facility referred to above. The Term Loan Facility also requires compliance with financial covenants including a consolidated interest coverage ratio test, a consolidated total leverage ratio test and a consolidated first lien indebtedness leverage ratio test. Among other restrictions the Term Loan Facility restricts dividend payments to an aggregate amount not to exceed $10.0 million over the life of the agreement, provided that the specified coverage ratios are satisfied and the Company is not in default, subject to specified exceptions.

(2)	Senior Secured Notes

On July 13, 2010 Postmedia Network issued US$275.0 million (CDN$284.3 million) of 12.50% Senior Secured Notes (the “Notes”). The Notes were issued at a discount of 2.445% for net proceeds of US $268.3 million (CDN$277.3 million), before financing fees of $11.8 million. The Notes are secured on a second priority basis by the Company and on a third priority basis by the ABL Collateral (defined below). The notes have a variable prepayment option subject to a premium of 6.25% for the period July 15, 2014 to July 14, 2015, 3.125% for the period July 15, 2015 to July 14, 2016 and nil thereafter. Additionally, under certain conditions the Company can redeem up to 35% of the original principal amount of the notes prior to July 15, 2014 for a premium of 12.5% or the Company can redeem the notes upon the payment of a customary make-whole premium. This prepayment option represents an embedded derivative that is to be accounted for separately at fair value. The initial carrying amount of the long-term debt represents the residual balance after bifurcating the embedded derivative. On July 13, 2010 the embedded derivative asset

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

had a fair value of $8.1 million. During the period ended August 31, 2010 the Company recorded a gain of $4.3 million in gain on derivative instruments in the consolidated statement of operations related to the embedded derivative. As at August 31, 2010 the embedded derivative asset had a fair value of $12.3 million which is recorded on the consolidated balance sheet in derivative financial instruments (note 9). The Company has also entered into a foreign currency interest rate swap on a notional amount of US$275 million with a fixed currency exchange rate of US$1:$1.035 and a fixed interest rate of 14.53%. This arrangement terminates on July 15, 2014 and includes a final exchange of the principal amount on that date. The Company has designated this hedging arrangement as a cash flow hedge and its fair value, a liability of $4.2 million, is included in the consolidated balance sheet in derivative financial instruments. This cash flow hedge was 100% effective at August 31, 2010.

The Notes are subject to covenants that, among other things, will restrict the ability to incur additional indebtedness, pay dividends or make other distributions or repurchase or redeem certain indebtedness or capital stock, make loans and investments, sell assets; incur certain liens, enter into transactions with affiliates, alter the businesses it conducts, enter into agreements restricting its subsidiaries’ ability to pay dividends’ and consolidate, merge or sell all or substantially all of its assets.

(3)	Asset-Based Revolving Credit Facility

On July 13, 2010, the Company entered into a revolving senior secured asset-based revolving credit facility for an aggregate amount of up to $60 million, including a $10 million letter of credit sub-facility, (the “ABL Facility”). The ABL Facility is secured on a first-priority basis by accounts receivable, cash and inventory of Postmedia Network and any related assets of the Guarantors (the “ABL Collateral”) and on a third priority basis by the Term Loan Collateral. The ABL Facility currently bears interest at either bankers’ acceptance rates plus 3.75% or Canadian prime plus 2.75%. The proceeds of the loans under the ABL Facility are permitted to be used to finance the working capital needs and general corporate purposes of the Company. There are limitations on the Company’s ability to incur the full $60 million of commitments under the ABL Facility. Availability is limited to the lesser of a borrowing base and $60 million, in each case subject to reduction for a required excess availability amount of $15 million. As at August 31, 2010 the Company had no amounts drawn on the ABL Facility and had availability of $35.1 million. Included in other assets at August 31, 2010 are transaction costs of $3.2 million with respect to the ABL Facility. Amortization in respect of the transaction costs of $0.1 million for the period ended August 31, 2010 is included in interest expense.

Principal undiscounted minimum payments of long-term debt, based on terms existing at August 31, 2010 are as follows:

2011	13,499
2012	26,998
2013	42,995
2014	64,492
2015	113,992
Thereafter	426,601

688,577

Interest expense relating to long-term debt for the period from July 13, 2010 to August 31, 2010 was $12.2 million.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

13.	PENSION, POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS

The Company has a number of funded and unfunded defined benefit plans, as well as defined contribution plans, that provide pension and post retirement and post-employment benefits to its employees. The defined benefit pension plans are based upon years of service and final average salary. The Company has measured its accrued benefit obligation and the fair value of plan assets for accounting purposes as at August 31, 2010.

Information on the Company’s pension, post-retirement and post-employment benefit plans are as follows:

	2010
	Pension benefits(1)	Post- retirement and post- employment benefits(2)
Plan Assets
Fair value of plan assets—at Acquisition Date	294,949	—
Actual returns on plan assets	10,718	—
Employer contributions	2,195	537
Employee contributions	412	—
Benefits paid	(1,244)	(537)

Fair value of plan assets end of period	307,030	—

Plan Obligations
Benefit obligations—at Acquisition Date	375,184	68,458
Accrued interest on benefits	2,870	490
Current service costs	1,731	435
Benefits paid	(1,244)	(537)
Actuarial loss	11,889	1,632

Benefit obligations end of period	390,430	70,478

The Company’s net benefit obligations are determined as follows:

	2010
	Pension benefits(1)	Post- retirement and post- employment benefits(2)
Benefit obligations	390,430	70,478
Fair value of plan assets	307,030	—

Plan deficits	(83,400)	(70,478)
Unamortized net actuarial losses	3,894	1,632

Net Benefit Obligations	(79,506)	(68,846)

The accrued pension benefit liability of $79.5 million and the accrued post retirement and post employment liability of $68.8 million are included in accrued pension, post-retirement, post-employment and other liabilities on the consolidated balance sheet.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

The investment strategy for pension plan assets is to utilize a balanced mix of equity and fixed income portfolios to earn a long term investment return that meets the Company’s pension plan obligations. Active management strategies and style diversification strategies are utilized in anticipation of realizing investment returns in excess of market indices. The compensation and pension committee, comprised of certain members of the Company’s Board of Directors, is appointed by the Board of Directors to oversee and monitor the management and overall governance of the pension and retirement plans sponsored and administered by the Company. The compensation and pension committee, among other things, oversees the investment strategy for the Company’s pension plan assets, including adopting the Company’s investment policy and monitoring compliance with the policy, appoints the investment fund managers and reviews their performance. The utilization of investment fund managers who adopt different style mandates allows the Company to achieve a diversified portfolio and reduce portfolio risks.

The Company’s investment policy addresses the permitted and prohibited investments for the plan assets including restrictions on the fixed income quality, and quantity of investments in various asset classes. The fixed income quality restrictions include a minimum rating of “BBB” from the Dominion Bond Rating Services or equivalent for bonds and debentures; a minimum rating of “R-1” from the Dominion Bond Rating Services or “A-1” from the Canadian Bond Rating Service or equivalent for short-term investments; and a minimum rating of “P-1” or equivalent for preferred stock. The quantity of investments allowed in various assets classes ranges from 5% to 25% and includes a restriction such that no more than 20% of fixed income securities shall have a “BBB” rating and individual investments are limited to 10% of the plan assets.

The pension plans have no investment in securities of the Company and have an asset mix as of August 31, 2010 as follows:

	Actual	Target	Fair value hierarchy
Canadian equities	41%	35%	Level 1
Foreign equities	21%	25%	Level 1
Fixed income	37%	40%	Level 2
Cash	1%	0%	Level 1

The average remaining service period of employees covered by the pension plans is 8 years. The average remaining service period of the employees covered by the post-retirement benefit plans is 11 years. The average remaining service period of the employees covered by the post-employment benefit plans is 7 years.

The most recent actuarial funding valuation for the most significant of the pension plans, which make up substantially the entire accrued benefits obligation, was as of December 31, 2009. The valuation indicated that the plan had deficiencies. As a result, the Company is currently required to make special payments for the next twelve months of $19.3 million. The next required valuation will be as at December 31, 2010 and must be complete by September 30, 2011.

The total cash payments for the period ended August 31, 2010, consisting of cash contributed by the Company to its funded pension plans, cash payments to beneficiaries for its post retirement and post employment plans and cash contributed to its defined contribution plans, was $3.6 million.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

The Company’s pension expense for the period ended August 31, 2010 is determined as follows:

	2010
	Incurred in year	Matching adjustments(3)	Recognized in year
Current service costs	1,731	—	1,731
Employee contributions	(412)	—	(412)
Accrued interest on benefits	2,870	—	2,870
Return on plan assets	(10,718)	7,995	(2,723)
Net actuarial losses	11,889	(11,889)	—

Benefit expense	5,360	(3,894)	1,466
Employer contributions to defined contribution plans	825	—	825

Total pension expense	6,185	(3,894)	2,291

The Company’s post retirement and post employment benefit expense for the period ended August 31, 2010 is determined as follows:

	2010
	Incurred in year	Matching adjustments(3)	Recognized in year
Current service costs	435	—	435
Accrued interest on benefits	490	—	490
Net actuarial losses	1,632	(1,632)	—

Total post retirement and post employment benefit expense	2,557	(1,632)	925

Significant actuarial assumptions in measuring the Company’s accrued benefit obligations as at August 31, 2010 are as follows:

	2010
	Pension benefits	Post-retirement and post-employment benefits
Discount rate	5.30%	5.10%
Rate of compensation increase	3.70%	3.60%

Significant actuarial assumptions in measuring the Company’s benefit costs as at August 31, 2010 are as follows:

	2010
	Pension benefits	Post-retirement and post-employment benefits
Discount rate	5.50%	5.35%
Expected long-term rate of return on pension plan assets	6.70%	—
Rate of compensation increase	3.70%	3.60%

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

The discount rate was estimated by applying Canadian corporate AA zero coupon bonds to the expected future benefit payments under the plans. The estimate of the expected return on plan assets was based on our target investment mix as at August 31, 2010 and the bond indices and equity risk premiums as of that date. Our objective is to select an average rate of return expected on existing plan assets and expected contributions to the plan during the year. In fiscal 2011, the Company expects to contribute $30.2 million (including special payments of $19.3 million) to its defined benefit pension plans and $4.1 million to its post retirement and post employment benefit plans.

Benefit payments which are paid out of the plans, reflect expected future service and are expected to be paid as follows for the years ended August 31:

	Pension	Post-retirement and post-employment	Total
2011	15,678	4,068	19,746
2012	17,235	4,377	21,612
2013	18,735	4,630	23,365
2014	20,161	4,945	25,106
2015	21,616	5,221	26,837
2016-2020	133,308	31,221	164,529

(1)	As at August 31, 2010, none of the Company’s defined benefit pension plans were fully funded.
(2)	Post-retirement plans are non-contributory and include health and life insurance benefits. The assumed health care cost trend rates for the next year used to measure the expected cost of benefits covered for the post retirement health and life plans were 8.75% for medical, to an ultimate rate of 4.6% over 19 years to 2029. A one percentage point increase in assumed health care cost trend rates would have increased the service and interest costs and obligation by $0.1 million and $5.5 million, respectively. A one percentage point decrease in assumed health care cost trends would have lowered the service and interest costs and the obligation by $0.1 million and $5.5 million respectively.
(3)	Accounting adjustments to allocate costs to different periods to reflect the long term nature of employee future benefits.

14.	CAPITAL STOCK

(a)	Authorized capital stock

The Company’s authorized capital stock consists of two classes; Class C voting shares (“Voting Shares”) and Class NC variable voting shares (“Variable Voting Shares”). The Company is authorized to issue an unlimited number of Voting Shares and Variable Voting Shares.

Voting Shares

Holders of the Voting Shares shall be entitled to one vote at all meetings of shareholders of the Company. The Voting Shares and Variable Voting Shares rank equally on a per share basis in respect of dividends and distributions of capital.

A Voting Share shall be converted into one Variable Voting Share automatically if a Voting Share becomes held or beneficially owned or controlled, by a person who is a citizen or subject of a country other than Canada. In

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

addition to the automatic conversion feature, a holder of Voting Shares shall have the option at any time to convert some or all of such shares into Variable Voting Shares on a one-for-one basis and to convert those shares back to Voting Shares on a one-for-one basis.

Variable Voting Shares

The Variable Voting Shares have identical terms as the Voting Shares and rank equally with respect to voting, dividends and distribution of capital, except that Variable Voting Shares shall not carry one vote per Variable Voting Share if:

(a)	the number of issued and outstanding Variable Voting Shares exceeds 49.9% of the total number of all issued and outstanding shares; or

(b)	the total number of votes that may be cast by or on behalf of holders of Variable Voting Shares present at any meeting of holders of Voting Shares exceeds 49.9% of the total number of votes that may be cast by all holders of shares present and entitled to vote at such meeting.

If either of the above-noted thresholds is surpassed at any time, the vote attached to each Variable Voting Share will decrease automatically to equal the maximum permitted vote per Variable Voting Share.

(b)	Issued and outstanding capital stock

	Voting Shares		Variable Voting Shares		Total Shares
	Number	Amount	Number	Amount	Number	Amount
Shares issued	3,686,779	$34,136	36,636,391	$339,226	40,323,170	$373,362
Costs to issue shares		(205)		(2,025)		(2,230)

Balance as of August 31, 2010	3,686,779	$33,931	36,636,391	$337,201	40,323,170	$371,132

During the period ended August 31, 2010, management purchased 348,300 shares at fair value ($9.26 per share) for total proceeds to the Company of $3.2 million.

(c)	Earnings per share

Basic earnings per share are calculated using the daily weighted average number of shares outstanding during the period.

Diluted earnings per share are calculated using the daily weighted average number of shares that would have been outstanding during the period had all potential common shares been issued at the beginning of the period, or when the underlying options were granted or issued, if later. The treasury stock method is employed to determine the incremental number of shares that would have been outstanding had the Company used proceeds from the exercise of the options to acquire shares provided the shares are not anti-dilutive.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

The following table provides a reconciliation of the denominators used in computing basic and diluted earnings per share. No reconciling items in the computation of net loss exist:

2010
Basic weighted average shares outstanding during period	40,323,170
Dilutive effect of options	—

Diluted weighted average shares outstanding during the period	40,323,170

Options outstanding that would have been anti-dilutive	400,000

15.	CAPITAL MANAGEMENT

The Company’s capital management objective is to maintain adequate capital to (a) fulfill all debt repayment obligations and (b) to satisfy the capital and operating requirements of the business. The Company plans to use excess cash flow to repay the Term Loan Facility. The Company is in the process of developing its capital management policies and processes.

The Company is in compliance with all financial covenants as at August 31, 2010 (note 12).

16.	STOCK-BASED COMPENSATION AND OTHER LONG-TERM INCENTIVE PLANS

Stock option plan

On July 13, 2010, the Company established a stock option plan (the “Option Plan”) for its employees and officers to assist the Company in attracting, retaining and motivating officers and employees. The Option Plan will be administered by the Board of Directors (the “Board”).

The maximum number of options available for issuance under the Option Plan is 3.0 million and shall not exceed 10% of the Company’s issued and outstanding shares. On July 13, 2010, the Company granted 1.4 million options to officers and employees. The options entitle the holder to acquire one common share of the Company at an exercise price no less than the fair market value of a common share at the date of grant or an amount determined by the Board in its sole discretion should the shares not be listed on a stock exchange. Each option may be exercised during a period not exceeding 10 years from the date of grant. Of the issued options, 0.3 million vested immediately on the date of grant with the remaining 1.1 million options vesting evenly over a 4 year period on the anniversary date of the date of grant. There were no options exercised or cancelled during the period ended August 31, 2010.

The Company recognizes stock-based compensation expense for all options issued under the Option Plan based on the fair value of the option on the grant date, which was $2.66. The fair value of the underlying options was estimated using the Black-Scholes option pricing model with the following key assumptions: grant date exercise price of $9.84; expected volatility of 30% based on average volatilities for similar companies in our industry; risk-free rate of interest of 2.56% based on a Bank of Canada yield curve in effect at the time of the grant; an expected life of 5 years based on the contractual terms and an academic study; a forfeiture rate of 5% based on management’s long-term view of senior management’s attrition rates, and no dividends. During the period ended August 31, 2010, the Company has recorded stock-based compensation expense relating to the Option Plan of $0.7 million, with an offsetting credit to contributed surplus.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

As at August 31, 2010, the total number of unvested options that are expected to vest are 0.9 million and the total unrecognized stock-based compensation expense related to them is $2.2 million, which is expected to be recognized over the next four years.

Deferred share unit plan

On July 13, 2010, the Company established a deferred share unit plan (the “DSU Plan”) for the benefit of its non-employee directors. The maximum number of deferred share units (“DSUs”) available for issuance under the DSU Plan shall not exceed 10% of the Company’s issued and outstanding shares. The DSU Plan will be administered by the Board.

Under the DSU Plan, non-employee directors of the Company are required to elect to receive at least 50% (and may irrevocably elect to receive up to 100%) of their annual fees satisfied in the form of DSUs, and may receive additional grants of DSUs under the DSU Plan. The number of DSUs to be credited to a director will be calculated, on the date that fees are payable to such director, by dividing the dollar amount elected by such director in respect of such fees by the value of a share. The value of a share will be the fair market value as listed on a stock exchange and in the event the shares are not listed on a stock exchange the fair market value will be determined by the Board. As at August 31, 2010, the fair value was $9.26 per DSU, which is based on the per share proceeds received on the capitalization of Postmedia (note 3). The vesting conditions (which may include time restrictions, performance conditions or a combination of both) of each DSU granted under the DSU Plan, will be determined by the Board, and on redemption (which would occur after the holder of the DSUs ceases to serve as a director and is not otherwise employed by the Company) will be paid out in cash. The DSUs are generally non-transferable. Whenever cash dividends are paid on the Shares of the Company, additional DSUs will be credited to directors. The Board may discontinue the DSU Plan at any time or, subject to certain exceptions set out in the DSU Plan, may amend the DSU Plan at any time.

Effective July 13, 2010, the Company issued 0.4 million DSUs to directors. Of the issued DSUs, 0.1 million vested immediately, with the remaining DSUs vesting evenly over a two year period on the anniversary date of the date of grant. During the period ended August 31, 2010, the Company has recorded stock-based compensation expense relating to the DSU Plan of $1.5 million, with an offsetting credit to other liabilities. No payments were made related to the DSU Plan during the period ended August 31, 2010.

As at August 31, 2010, the total number of unvested DSUs that are expected to vest is 0.3 million and the total unrecognized stock-based compensation expense related to them is $2.5 million, which is expected to be recognized over the next two years.

Restricted share unit plan

On July 13, 2010, the Company established a restricted share unit plan (the “RSU Plan”). The RSU Plan provides for the grant of restricted share units (“RSU’s”) to participants, being current part-time or full-time officers, employees or consultants of the Company or certain related entities.

The maximum aggregate number of RSU’s issuable pursuant to the RSU Plan outstanding at any time shall not exceed 0.6 million voting shares or variable voting shares (“Shares”) of the Company. The RSU Plan is administered by the Board.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

Each RSU will be settled for one Share, without payment of additional consideration, after such RSU has vested; however, at any time, a participant may request in writing, upon exercising vested RSU’s, subject to the consent of the Company, that the Company pay an amount in cash equal to the aggregate current fair market value of the Shares on the date of such exercise in consideration for the surrender by the participant to the Company of the rights to receive Shares under such RSU’s. The Board may in its sole discretion accelerate the vesting date for all or any RSU’s for any participant at any time and from time to time. RSU’s are non-transferable. The terms and conditions of RSU’s granted under the RSU Plan will be subject to adjustments in certain circumstances, at the discretion of the Board and contain certain conditions regarding the resignation, cessation and termination of participants.

On July 13, 2010, the Company granted a tandem award. The tandem award provides a choice to either exercise 0.6 million stock options or 0.6 million RSU’s. Of the tandem award, 0.1 million RSU’s vested immediately on the date of the grant with the remaining 0.5 million vesting evenly over a four year period on the anniversary date of the date of grant. The fair value of the RSU was estimated by using a grant date fair value per share of $9.26. The fair value of $9.26 per share is based on the per share proceeds received on the capitalization of Postmedia (note 3). During the period ended August 31, 2010, the Company has recorded stock-based compensation expense relating to the tandem award of $1.4 million, with an offsetting credit to contributed surplus.

As at August 31, 2010, the total number of unvested RSU’s that are expected to vest is 0.5 million and the total unrecognized stock-based compensation expense related to them is $4.1 million, which is expected to be recognized over the next four years.

During the period ended August 31, 2010, the Company has recorded total stock-based compensation expense of $3.6 million relating to the above plans.

17.	STATEMENT OF CASH FLOWS

The following amounts comprise the net change in non-cash operating accounts included in the consolidated statement of cash flows:

2010
Cash generated (utilized) by:
Accounts receivable	23,895
Inventory	(966)
Prepaid expenses	(1,033)
Accounts payable and accrued liabilities	24,214
Deferred revenue	(1,858)
Other	56

Changes in non-cash operating accounts	44,308

2010
Supplemental Cash Flow Information
Interest paid	4,549
Income taxes recovered	—

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

18.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The Company is in the process of developing its financial risk management policies.

As a result of the use of financial instruments, the Company is exposed to credit risk, liquidity risk and market risks relating to foreign exchange and interest rate fluctuations. In order to manage foreign exchange and interest rate risks, the Company uses derivative financial instruments to set in Canadian dollars future payments on debts denominated in U.S. dollars (interest and principal). The Company does not intend to settle the derivative financial instruments prior to their maturity. These instruments are not held or issued for speculative purposes.

(a)	Foreign currency interest rate swaps

The following foreign currency interest rate swaps are outstanding at August 31, 2010:

	Period covered	Notional amount		Pay leg – CDN	Receive leg – USD	CDN dollar exchange rate per one US dollar
Derivatives—not designated
				Bankers’ acceptance 3 months +	Libor + 7%, with a floor of
US Tranche	2010 to 2014	USD $	225,000	9.25%	2%	1.035

Derivatives—designated as cash flow hedge
Senior Secured Notes	2010 to 2014	USD $	275,000	14.53%	12.50%	1.035

During the period ended August 31, 2010 a gain of $3.5 million was recorded in gain on derivative instruments in the statement of operations related to the derivatives not designated as a hedge. During the period ended August 31, 2010 a loss of $13.3 million was recorded in the statement of other comprehensive loss related to the derivative designated as a cash flow hedge. The amount expected to be reclassified to the statement of operations over the next twelve months in connection with the derivative designated as cash flow hedges is estimated to be $4.7 million.

(b)	Fair value of financial instruments

The carrying value of cash (classified as held for trading), accounts receivable (classified as loans and receivables), accounts payable (classified as other liabilities), and accrued liabilities (classified as other liabilities), approximate their fair value since these items will be realized or paid within one year or are due on demand.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

The carrying value and fair value of long-term debt and derivative financial instruments as of August 31, 2010 are as follows:

	2010
	Carrying value		Fair value
Long-term debt	(646,031)		(691,426)
Derivative financial instruments
Assets
Foreign currency interest rate swap	3,487		3,487
Embedded derivative	12,344		12,344

	15,831	(1)	15,831
Liabilities
Foreign currency interest rate swap	(4,243	)(1)	(4,243)

(1)	Net derivative financial instruments (Level 3) of $11.6 million are reconciled in the table below.

The fair value of long-term debt is estimated based on quoted market prices when available or on valuation models. When the Company uses valuation models, the fair value is estimated using discounted cash flows using market yields or the market value of similar instruments with similar terms and credit risk.

In accordance with CICA Section, 3862, Financial Instruments—Disclosures, the Company has considered the following fair value hierarchy that reflects the significance of the inputs used in measuring its financial instruments accounted for at fair value in the balance sheet:

Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

Level 3: inputs that are not based on observable market data (unobservable inputs).

The fair value of cash and cash equivalents classified as held-for-trading and accounted for at their fair value on the balance sheet, is determined using Level 1 inputs.

The fair value of derivative financial instruments recognized on the balance sheet is estimated as per the Company’s valuation models. These models project future cash flows and discount the future amounts to a present value using the contractual terms of the derivative instrument and factors observable in external markets data, such as period-end swap rates and foreign exchange rates. An adjustment is also included to reflect non-performance risk impacted by the financial and economic environment prevailing at the date of the valuation in the recognized measure of the fair value of the derivative instruments by applying a credit default premium estimated using a combination of observable and unobservable inputs in the market (Level 3 inputs) to the net exposure of the counterparty or the Company. Accordingly, financial derivative instruments are classified as level 3 under the fair value hierarchy.

The fair value of early settlement options recognized as embedded derivatives is determined by option pricing models using Level 3 market inputs, including credit risk, volatility and discount factors.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

The changes to the fair value of derivative financial instruments (Level 3) for the period are as follows:

2010
Balance as at beginning of period	—
Recognition of embedded derivative (note 12)	8,057
Gain recognized in the statement of operations (note 5)	7,550
Loss recognized in other comprehensive income	(4,243)
Settlement	224

Balance as at end of period	11,588

The estimated sensitivity on income and other comprehensive income, before income taxes, of a 100 basis-point change in the credit default premium used to calculate the fair value of derivate financial instruments, holding all other variables constant, as per the Company’s valuation models, is as follows:

Increase (decrease)	Income	Other comprehensive income
Increase of 100 basis points	(205)	(219)
Decrease of 100 basis points	215	236

(c)	Credit risk management

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial asset fails to meet its contractual obligations.

The maximum credit exposure to credit risk at the reporting date is the carrying value of cash, accounts receivable and derivative financial instruments. No collateral is held for any of the counterparties to the above financial assets.

In the normal course of business, the Company continuously monitors the financial condition of its customers and reviews the credit history of each new customer. The Company’s sales are widely distributed and the largest amount due from any single customer is $4.9 million or 5.0% of receivables at August 31, 2010. The Company establishes an allowance for doubtful accounts when collection is determined to be unlikely based on the specific credit risk of its customers and historical trends. The allowance for doubtful accounts amounted to a nominal amount as of August 31, 2010 as a result of fair valuing our accounts receivable as a result of the Acquisition. At August 31, 2010, $48.3 million or 43.2% of accounts receivable is considered past due as per the contractual credit terms and not yet impaired, which is defined as amounts outstanding beyond normal credit terms and conditions for respective customers. The amount past due relates to a number of independent customers for whom there is no recent history of default. The aging analysis of these trade receivables based on original invoice terms is as follows:

30-90 days	40,997
Greater than 90 days	7,262

48,259

The Company does not believe that it is exposed to an unusual level of customer credit risk.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

The following table shows changes to the allowance for doubtful accounts for the period ended August 31, 2010:

2010
Balance as of beginning of period	—
Provision for doubtful accounts	431
Write-offs	(431)

Balance end of period	—

As a result of the use of derivative financial instruments, the Company is exposed to the risk of non-performance by a third-party. When the Company enters into derivative contracts, the counterparties must have an investment grade credit rating of no less than single “A” and are subject to concentration limits.

(d)	Liquidity risk management

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due or the risk that those financial obligations have to be met at excessive cost. The Company manages this exposure risk by using cash on hand and from cash flow forecasts and by deferring or eliminating discretionary spending.

As of August 31, 2010, material contractual obligations related to financial instruments included debt repayments, interest on long-term debt and obligations related to derivative instruments, less estimated future receipts on derivative instruments. These obligations and their maturities are as follows:

	Total	Less than 1 year	1-3 years	3-5 years	5 years or more
Accounts payable	12,705	12,705	—	—	—
Accrued liabilities	100,716	100,716	—	—	—
Capital leases	3,484	1,924	—	—	1,560
Long-term debt(1)	688,577	13,499	69,993	178,485	426,600
Interest payments(2)	442,321	72,169	135,614	115,534	119,004
Derivative financial instruments(3)
Cash outflow	900,075	111,072	233,558	147,104	408,341
Cash inflow	(874,438)	(106,185)	(225,977)	(139,307)	(402,969)

Total	1,273,440	205,900	213,188	301,816	552,536

(1)	Estimate of principal payments on long-term debt is based on actual foreign exchange rates as of August 31, 2010.
(2)	Estimate of interest to be paid on long-term debt is based on actual interest rates and foreign exchange rates as of August 31, 2010.
(3)	Estimate of future disbursements and future receipts, on derivative financial instruments relates to principal and interest payments on the notional amount of the underlying swap based on interest rates and foreign exchange rates as of August 31, 2010.

(e)	Market risk management

Market risk is the risk that changes in market prices due to foreign exchange rates and interest rates will affect the value of the Company’s financial instruments. The objective of market risk management is to mitigate and control exposures within acceptable parameters while optimizing the return on risk.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

Foreign currency risk

A large portion of the interest and principal payable on the Company’s long-term debt is payable in US dollars. The Company has entered into transactions to mitigate the foreign currency risk exposure on 92% of the US dollar denominated long-term debt outstanding as of August 31, 2010. Accordingly, the Company’s sensitivity to variations in foreign exchange rates is limited.

The following table summarizes the estimated sensitivity on income and other comprehensive income, before income taxes, of a change of $0.01 in the period-end exchange rate of a Canadian dollar per one US dollar, holding all other variables constant:

Increase (decrease)	Income	Other comprehensive income
Increase of $0.01
Gain on valuation and translation of financial instruments and derivative financial instruments	(18)	3,929

Decrease of $0.01
Gain on valuation and translation of financial Instruments and derivative financial instruments	18	(3,929)

Interest rate risk

The Company’s Term Loan Facility bears interest at floating rates while the Notes bear interest at fixed rates. The Company has entered into foreign currency interest rate swaps in order to manage cash flow and fair value interest rate risk exposure due to changes in interest rates. As of August 31, 2010 long-term debt was comprised of 43% fixed rate debt and 57% floating rate debt.

The estimated sensitivity on interest expense for floating rate debt, before income taxes, of a 100 basis-point change in the period end interest rates, holding all other variables constant, is $0.6 million.

The estimated sensitivity on income and other comprehensive income, before income tax, of a 100 basis-point change in the discount rate used to calculate the fair value of financial instruments, as per the Company’s valuation model holding all other variables constant:

Increase (decrease)	Income	Other comprehensive income
Increase of 100 basis points	(3,899)	(254)
Decrease of 100 basis points	5,707	268

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

19.	COMMITMENTS AND CONTINGENCIES

COMMITMENTS

The Company has entered into various operating leases for property, office equipment and vehicles and has various other commitments. Aggregate future minimum payments under the terms of these commitments are as follows:

2011	17,670
2012	14,704
2013	12,841
2014	12,255
2015	10,262
Thereafter	22,562

CONTINGENCIES

The Company is involved in various legal matters arising in the ordinary course of business. The resolution of these matters is not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

20.	SEGMENT INFORMATION

The Company has one reportable segment for financial reporting purposes, the Newspapers segment. The Newspapers segment is comprised of the Eastern newspapers operating segment and the Western newspapers operating segment which have been aggregated. The Newspapers segment publishes daily and non-daily newspapers and operates the related newspaper websites. Its revenue is primarily from advertising and circulation. Postmedia has other business activities and an operating segment which are not separately reportable and are referred to collectively as the All other category. Revenue in the All other category primarily consists of advertising and subscription revenues from FPinfomart.ca and the website canada.com

Each operating segment operates as a strategic business unit with separate management. Segment performance is measured primarily upon the basis of segment operating profit. Segmented information and a reconciliation of segment operating profit to loss before income taxes is presented below. The Company accounts for intersegment sales as if the sales were to third parties.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

Included within digital revenue on the statement of operations are advertising and circulation/subscription revenue of $6.8 million and $3.9 million, respectively. Accordingly, aggregate revenue from advertising and circulation/subscription were $82.4 million and $35.6 million, respectively.

For the period ended August 31, 2010
Revenue
Newspapers	117,694
All other	5,244
Intersegment elimination(1)	(844)

122,094

Operating Profit
Newspapers	17,658
All other	(780)
Corporate	(6,152)

10,726

Reconciliation of segment operating profit to loss before income taxes for the period
Amortization	11,073
Restructuring of operations and other items(2)	11,209

Operating Loss	(11,556)
Interest expense	12,702
Gain on derivative financial instruments	(7,550)
Foreign currency exchange losses	9,607
Acquisition costs	18,303

Loss before income taxes	(44,618)

(1)	The Newspapers segment recorded intercompany revenues of $0.8 million.
(2)	Costs related to various restructuring initiatives as described in note 4.

	Goodwill(1)	Intangible Assets(2)	Total assets	Capital expenditures
	As at August 31, 2010	As at August 31, 2010	As at August 31, 2010	For the period ended August 31, 2010
Newspapers	240,788	461,600	1,108,765	708
All other	—	15,600	157,439	53

	240,788	477,200	1,266,204	761

(1)	The Goodwill has been provisionally allocated to the Newspapers segment as the Company is completing further analysis of the allocation.
(2)	Intangible assets of the All other category include $9.6 million of Customer relationships and $6.0 million of Domain names.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

21.	UNITED STATES ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with Canadian GAAP. In certain aspects GAAP as applied in the United States (“US”) differs from Canadian GAAP. The following information complies with the GAAP reconciliations requirements of the Securities Exchange Commission (“SEC”) as published in Form 10K. Amounts are in thousands of Canadian dollars, unless otherwise noted.

Principle differences affecting the Company

(a)	Pension, post-retirement and post-employment liabilities

U.S. GAAP requires employers to recognize in its balance sheet an asset for a plan’s over funded status or a liability for a plan’s under funded status, and recognize changes in the funded status of a defined benefit pension, post-retirement and post-employment plan in the year in which the changes occur through comprehensive income and a separate component of shareholders’ equity. The effect on the US GAAP reconciliation for the period ended August 31, 2010 was to increase comprehensive loss by $5,526 net of a future income tax recovery of nil. The balance sheet effect at August 31, 2010 was to increase other accrued pension, post-retirement and other liabilities by $5,526 and decrease shareholders; equity by $5,526. The amount expected to be reclassified to the statement of operations over the next twelve months in connection with the pension, post-retirement and post-employment liabilities is estimated to be nominal.

(b)	Enacted tax rates

Under ASC 740, Income Taxes, future tax liabilities should be adjusted for the effect of change in tax laws or tax rates in the period in which the changes are enacted. Under Canadian GAAP, the change in tax laws or tax rates are reflected when the change is substantively enacted. For the period ended August 31, 2010, there were no differences in the rates to be used under U.S. and Canadian GAAP.

(c)	Consolidated Statement of Cash Flows

The Company’s consolidated statement of cash flows is prepared in accordance with Canadian GAAP, which is consistent with the principles for cash flow statements in International Accounting Standard No. 7, Cash Flow Statements. Consistent with the accommodation provided by the Securities and Exchange Commission for a GAAP reconciliation, the Company has not provided a reconciliation of cash flows to US GAAP.

(d)	Debt Issuance Costs

Under Canadian GAAP debt issuance costs recorded in the consolidated financial statements are included in long term debt and recognized in earnings using the effective interest method. Under US GAAP, debt issuance costs are classified as an asset. The effect on the US GAAP reconciliation as at August 31, 2010 would be an increase to other assets of $31,350 with an offsetting increase to long-term debt.

(e)	Other US GAAP Disclosures

Operating expenses in the statement of operations include $59.7 million of selling, general and administrative expenses and $1.6 million of rent expense. Accounts payable and accrued liabilities on the consolidated balance sheet include $65.5 million of payroll related accruals and $6.8 million of accrued interest payable.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

Comparative Reconciliation of Net Earnings

There are no reconciling items in determining net earnings between Canadian GAAP and US GAAP.

Comparative Reconciliation of Comprehensive Loss

The following is a reconciliation of comprehensive loss reflecting the differences between Canadian GAAP and US GAAP:

For the period ended August 31, 2010
Comprehensive loss in accordance with Canadian GAAP	(57,881)
Pension, post-retirement and post-employment liabilities(a)	(5,526)

Comprehensive loss in accordance with US GAAP	(63,407)

Accumulated other comprehensive loss

Pension, post-retirement, and post-employment liabilities
Accumulated other comprehensive loss—beginning of period	—
Change during period	(5,526)

Accumulated other comprehensive loss—August 31, 2010	(5,526)

Comparative Reconciliation of Shareholders’ Equity

A reconciliation of shareholders’ equity reflecting the differences between Canadian GAAP and US GAAP is set out below:

As at August 31, 2010
Shareholders’ equity in accordance with Canadian GAAP	315,402
Pension, post-retirement and post-employment liabilities(a)	(5,526)

Shareholders’ equity in accordance with US GAAP	309,876

22.	CONSOLIDATING FINANCIAL INFORMATION

Postmedia Network has entered into financing arrangements (note 12) which are guaranteed by its parent, Postmedia, and its wholly-owned subsidiary, National Post. Such guarantees are full, unconditional and joint and several.

The following supplemental financial information sets forth, on an unconsolidated basis, a balance sheet, statement of operations and statement of cash flow for Postmedia, Postmedia Network, and the National Post. The supplemental financial information reflects the investments of Postmedia in Postmedia Network and National Post using the equity method of accounting. Postmedia’s basis of accounting has been applied to Postmedia Network and the National Post subsidiaries.

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

For the period from April 26, 2010 to August 31, 2010

(with operations commencing on July 13, 2010)

(In thousands of Canadian dollars)

	2010
	Postmedia Network Canada Corp.	Postmedia Network Inc.	National Post Inc.	Elimination entries	Consolidated
Revenues
Print advertising	—	72,144	3,480	—	75,624
Print circulation	—	29,183	2,538	—	31,721
Digital	—	10,010	741	—	10,751
Other	—	3,460	538	—	3,998

	—	114,797	7,297	—	122,094
Expenses
Compensation	1,451	57,613	3,358	—	62,422
Newsprint	—	7,377	798	—	8,175
Other operating	181	36,037	4,553	—	40,771
Amortization	—	10,955	118	—	11,073
Restructuring of operations and other items	—	10,737	472	—	11,209

Operating loss	(1,632)	(7,922)	(2,002)		(11,556)
Interest expense	—	12,702	—	—	12,702
Gain on derivative financial instruments	—	(7,550)	—	—	(7,550)
Foreign currency exchange losses	—	9,607	—	—	9,607
Acquisition costs	—	18,303	—	—	18,303

Loss before income taxes	(1,632)	(40,984)	(2,002)	—	(44,618)
Recovery of income taxes	—	—	—	—	—

Loss before the following	(1,632)	(40,984)	(2,002)		(44,618)
Interest in loss of equity accounted affiliates	(42,986)	(2,002)	—	44,988	—

Net loss	(44,618)	(42,986)	(2,002)	44,988	(44,618)

Net loss in accordance with US GAAP	(44,618)	(42,986)	(2,002)	44,988	(44,618)

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF COMPREHENSIVE LOSS

For the period from April 26, 2010 to August 31, 2010

(with operations commencing on July 13, 2010)

(In thousands of Canadian dollars)

	2010
	Postmedia Network Canada Corp.	Postmedia Network Inc.	National Post Inc.	Elimination entries	Consolidated
Net loss	(44,618)	(42,986)	(2,002)	44,988	(44,618)

Other comprehensive loss:
Loss on valuation of derivative financial instruments (net of tax of nil)	—	(13,263)	—	—	(13,263)
Interest in comprehensive loss of equity accounted affiliates	(13,263)	—	—	13,263

	(13,263)	(13,263)		13,263	(13,263)

Comprehensive loss	(57,881)	(56,249)	(2,002)	58,251	(57,881)

Comprehensive loss in accordance with Canadian GAAP	(57,881)	(56,249)	(2,002)	58,251	(57,881)
Pension, post-retirement and post-employment liabilities	—	(5,426)	(100)	—	(5,526)
Interest in comprehensive loss of equity accounted affiliates	(5,526)	(100)	—	5,626	—

Comprehensive loss in accordance with US GAAP	(63,407)	(61,775)	(2,102)	63,877	(63,407)

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

August 31, 2010

(In thousands of Canadian dollars)

	2010
	Postmedia Network Canada Corp.	Postmedia Network Inc.	National Post Inc.	Elimination entries	Consolidated
ASSETS

Current Assets
Cash	125	39,870	206	—	40,201
Accounts receivable	—	114,093	2,324	—	116,417
Inventory	—	6,187	—	—	6,187
Prepaid expenses	202	13,510	1,161	—	14,873

	327	173,660	3,691	—	177,678
Property and equipment	—	354,850	344	—	355,194
Derivative financial instruments	—	15,831	—	—	15,831
Other assets	—	4,208	—	—	4,208
Investment in equity accounted subsidiaries	316,989	3,975	—	(320,964)	—
Due from (to) equity accounted subsidiaries	(389)	(946)	1,335	—	—
Intangible assets	—	469,413	7,787	—	477,200
Goodwill	—	234,719	1,374	—	236,093

	316,927	1,255,710	14,531	(320,964)	1,266,204

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET (continued)

August 31, 2010

(In thousands of Canadian dollars)

	2010
	Postmedia Network Canada Corp.	Postmedia Network Inc.	National Post Inc.	Elimination entries	Consolidated
LIABILITIES AND SHAREHOLDERS EQUITY

Current Liabilities
Accounts payable	—	12,676	29	—	12,705
Accrued liabilities	74	97,003	3,639	—	100,716
Deferred revenue	—	29,697	2,399	—	32,096
Current portion of derivative financial instruments	—	3,685	—	—	3,685
Current portion of long-term debt	—	13,499	—	—	13,499
Current portion of obligations under capital leases	—	1,841	—	—	1,841

	74	158,401	6,067	—	164,542
		—	—	—
Long-term debt	—	632,532	—	—	632,532
Derivative financial instruments	—	558	—	—	558
Obligations under capital leases	—	128	—	—	128
Pension, post-retirement, post-employment and other liabilities	1,451	147,102	3,808	—	152,361
Future income taxes	—	—	681	—	681

	1,525	938,721	10,556	—	950,802

Shareholders’ Equity
Capital stock	371,132	373,238	5,977	(379,215)	371,132
Contributed surplus	2,151	—	—	—	2,151
Deficit	(44,618)	(42,986)	(2,002)	44,988	(44,618)
Accumulated other comprehensive loss	(13,263)	(13,263)	—	13,263	(13,263)

	(57,881)	(56,249)	(2,002)	58,251	(57,881)

	315,402	316,989	3,975	(320,964)	315,402

	316,927	1,255,710	14,531	(320,964)	1,266,204

Shareholders’ equity in accordance with Canadian GAAP	315,402	316,989	3,975	(320,964)	315,402
Pension, post-retirement and post-employment liabilities	—	(5,426)	(100)	—	(5,526)
Interest in losses of equity accounted affiliates	(5,526)	(100)	—	5,626	—

Shareholders’ equity in accordance with US GAAP	309,876	311,463	3,875	(315,338)	309,876

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the period from April 26, 2010 to August 31, 2010

(with operations commencing on July 13, 2010)

(In thousands of Canadian dollars)

	2010
	Postmedia Network Canada Corp.	Postmedia Network Inc.	National Post Inc.	Elimination entries	Consolidated
CASH GENERATED (UTILIZED) BY:

OPERATING ACTIVITIES

Net loss	(44,618)	(42,986)	(2,002)	44,988	(44,618)
Items not affecting cash:
Amortization	—	10,955	118	—	11,073
Gain on derivative financial instruments	—	(7,774)	—	—	(7,774)
Non-cash interest	—	1,658	—	—	1,658
Unrealized foreign currency exchange losses	—	9,591	—	—	9,591
Interest in loss of equity accounted affiliates	42,986	2,002	—	(44,988)	—
Stock-based compensation	1,449	2,151	—	—	3,600
Excess of employer contributions over pension and post-retirement/employment expense	—	(388)	52	—	(336)
Net change in non-cash operating accounts	308	41,874	2,126	—	44,308

Cash flows from operating activities	125	17,083	294	—	17,502

INVESTING ACTIVITIES	—	—	—	—	—
Acquisition, net of cash acquired	—	(839,669)	—	—	(839,669)
Additions to property and equipment	—	(678)	(83)	—	(761)
Additions to intangible assets	—	(674)	(5)	—	(679)

Cash flows from investing activities	—	(841,021)	(88)	—	(841,109)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	684,824	—	—	684,824
Repayment of long-term debt	—	(34,661)	—	—	(34,661)
Debt issuance costs	—	(35,624)	—	—	(35,624)
Equity issuance costs	—	(2,230)	—	—	(2,230)
Issuance of capital stock	—	253,225	—	—	253,225
Payment on capital lease	—	(1,726)	—	—	(1,726)

Cash flows from financing activities	—	863,808	—	—	863,808

Net change in cash	125	39,870	206	—	40,201
Cash at beginning of period	—	—	—	—	—

Cash at end of period	125	39,870	206	—	40,201

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

23.	SUBSEQUENT EVENTS

a)	On November 30, 2010 and February 28, 2011 the Company made voluntary principal repayments on the US Tranche of the Term Loan Facility of US$7.5 million and US$l0.0 million, respectively.

b)	On February 24, 2011, the Postmedia Rights Plan was approved by the shareholders. Under the Postmedia Rights Plan, one right has been issued by Postmedia in respect of each Voting Share and Variable Voting Share. A right shall become exercisable upon a person, including any party related to it, acquiring or attempting to acquire 20% or more of the outstanding shares of a class without complying with the “Permitted Bid” provisions of the Postmedia Rights Plan. Should such an acquisition occur or be announced, subject to all other provisions of the Postmedia Rights Plan, each right will entitle the holder to purchase from Postmedia additional shares at a 70% discount to the prevailing market price. This purchase could cause substantial dilution to the person or group of persons attempting to acquire control of Postmedia, other than by way of a Permitted Bid. The Board has discretion to waive the application of the Postmedia Rights Plan, and to amend the Postmedia Rights Plan at any time, or redeem the rights for $0.000001 per right.

The rights expire on the earlier of the Annual Shareholder meeting in the year 2014 and the termination of the rights pursuant to the Postmedia Rights Plan, unless redeemed before such time. If the application of the Rights Plan is waived by the Board or a take-over bid is structured as a Permitted Bid, the rights will not become exercisable. “Permitted Bids” under the Rights Plan must be made to all shareholders for all of their Voting Shares and Variable Voting Shares, must be open for acceptance for a minimum of 60 days, and must otherwise comply with the Permitted Bid provisions of the Postmedia Rights Plan.

c)	In 1996, eleven typographers employed by The Gazette and their union (the “Typographers”), the Communications, Energy and Paperworkers’ Union of Canada, Local 145 (the “CEP”), commenced litigation against the Gazette in Quebec, seeking damages for alleged lost salaries and benefits relating to a lockout of the Typographers.

In January 2011, the Ontario Superior Court of Justice determined that claims of $15.0 million of certain Typographers (the “Assumed Typographers”) were assumed by Postmedia when Postmedia acquired the assets and business of Canwest LP. Postmedia has taken the position that no amounts are owing to the Assumed Typographers. The assumption of the claim by the Company will give rise to a measurement period adjustment, however the fair value of the assumed liability has not yet been determined by management.

d)	On March 15, 2011, the Company filed a preliminary non-offering prospectus with securities regulators in all of the provinces of Canada except Quebec and concurrently filed an application to list its Voting Shares and Variable Voting Shares on the Toronto Stock Exchange (“TSX”). Listing of the shares on the TSX will be subject to the Company fulfilling all the listing requirements of the TSX. Concurrent with the application to list its shares, the Company approved the Employee Share Purchase Plan, which will enable employees to purchase shares of the Company, subject to the approval of the TSX.

(e)

On April 4, 2011, the Company entered into an agreement with its lenders which amends certain terms of the Term Loan Facility credit agreement, which was entered into on July 13, 2010. The material amendments include the following: the Canadian and US Tranche from the original credit agreement was replaced with a new US Tranche (“Tranche C”); Tranche C is for US$365.0 million and was issued at a discount of 0.25% for net proceeds of $364.1 million, before financing fees and prepayment penalties of approximately $7 million; Tranche C will bear interest at Libor, with a floor of 1.25%, plus

POSTMEDIA NETWORK CANADA CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from April 26, 2010 to August 31, 2010 (note 1)

(In thousands of Canadian dollars, except as otherwise noted)

5%. As at February 28, 2011, there were unamortized discounts and financing fees associated with the Canadian and US Tranche from the original credit agreement of $7.4 million and $19 million, respectively. As a result of the amendments described above, non-cash charges of approximately $10 million relating to these unamortized discounts and financing fees will be expensed in the statement of operations for the three months ending May 31, 2011.

In conjunction with the amendments to the Term Loan Facility credit agreement, the Company has amended the existing foreign currency interest rate swap for the US Tranche such that the interest rate on the notional Canadian principal amount has changed from bankers acceptance rates plus 9.25% to bankers acceptance rates plus 7.07%.

CANWEST LIMITED PARTNERSHIP

FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AND THE YEARS ENDED

AUGUST 31, 2009 AND AUGUST 31, 2008

March 9, 2011

Auditors’ Report

To the Directors of Postmedia Network Canada Corp.

We have audited the statement of net liabilities in liquidation of Canwest Limited Partnership (the Partnership) as at July 12, 2010 and the statement of changes in net liabilities in liquidation for the period from May 31, 2010 to July 12, 2010. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the net liabilities in liquidation of the Partnership as at July 12, 2010 and the changes in net liabilities in liquidation from May 31, 2010 to July 12, 2010 in accordance with Canadian generally accepted accounting principles.

As disclosed in Notes 1 and 3 to the financial statements, on January 8, 2010, certain subsidiaries of the Partnership were granted creditor protection by the Ontario Superior Court of Justice under the Companies’ Creditor Arrangement Act, and the Court extended the creditor protection to the Partnership. On May 17, 2010, the Partnership entered into an arrangement to sell its operations and substantially all of its assets and certain of its liabilities to Postmedia Network Inc. As a result of these events, the Partnership changed its basis of accounting from the going concern basis to the liquidation basis effective May 31, 2010 as management intended to cease the operations of and liquidate the Partnership. On July 13, 2010, the sale was completed in conjunction with a plan of arrangement and compromise and the Partnership ceased active operations. Subsequent to July 13, 2010, the Partnership is settling its claims and distributing its remaining assets under the supervision of the Court.

(signed) “PricewaterhouseCoopers LLP”

Chartered Accountants

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate legal entity.

March 9, 2011

Auditors’ Report

To the Directors of Postmedia Network Canada Corp.

We have audited the consolidated balance sheet of Canwest Limited Partnership (the Partnership) as at August 31, 2009 and the consolidated statements of earnings (loss) and comprehensive income (loss), partners’ deficiency and cash flows for the period from September 1, 2009 to May 31, 2010, and for the years ended August 31, 2009 and 2008. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as at August 31, 2009 and the results of its operations and its cash flows for the period from September 1, 2009 to May 31, 2010 and for the years ended August 31, 2009 and 2008 in accordance with Canadian generally accepted accounting principles.

(signed) “PricewaterhouseCoopers LLP

Chartered Accountants

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate legal entity.

Comments by Auditor on Canada-U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Partnership’s ability to continue as a going concern such as those described below. Our report to the Directors dated March 9, 2011 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

As disclosed in Notes 1 and 3 to the consolidated financial statements of the Partnership, on January 8, 2010, certain subsidiaries of the Partnership were granted creditor protection by the Ontario Superior Court of Justice under the Companies’ Creditor Arrangement Act, and the Court extended the creditor protection to the Partnership. On May 17, 2010, the Partnership entered into an arrangement to sell its operations and substantially all of its assets and certain of its liabilities to Postmedia Network Inc. On May 31, 2010, the Partnership changed its basis of accounting from the going concern basis to the liquidation basis of accounting. On July 13, 2010, the sale was completed in conjunction with a plan of arrangement and compromise and the Partnership ceased active operations. Subsequent to July 13, 2010, the Partnership is settling its claims and distributing its remaining assets under the supervision of the Court. The consolidated financial statements of the Partnership as at August 31, 2009 and for the year ended August 31, 2009 and the nine months ended May 31, 2010 do not include any adjustments that might result from the disposal of the operations or the liquidation of the Partnership.

(signed) “PricewaterhouseCoopers LLP

Chartered Accountants

Winnipeg, Canada

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

STATEMENT OF NET LIABILITIES IN LIQUIDATION

(In thousands of Canadian dollars)

As at July 12, 2010
(Note 4)
ASSETS
Restricted cash	9,000
Cash to be transferred to Purchaser	88,102
Other Assets to be transferred to Purchaser	10,992
Investment in Canwest Publishing Inc.	949,793

TOTAL ASSETS	1,057,887

LIABILITIES
Accounts payable and accrued liabilities	5,256
Liabilities to be transferred to Purchaser	3,599
Debt not subject to compromise (note 11)	927,495
Liabilities subject to compromise (note 7)	529,966

TOTAL LIABILITIES	1,466,316

NET LIABILITIES IN LIQUIDATION	(408,429)

Effective May 31, 2010, the Limited Partnership changed the basis of presenting its financial statements from going concern to liquidation (Refer to Notes 1, 2 and 4).

The notes constitute an integral part of the financial statements

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

STATEMENT OF CHANGES IN NET LIABILITIES IN LIQUIDATION

(In thousands of Canadian dollars)

For the period ended July 12, 2010
(Note 4)
Net liabilities in liquidation as at May 31, 2010	(404,980)
Adjustment of investment in Canwest Publishing Inc. to estimated net realizable value	18,140
Adjustment of debt to present value of amounts paid	(6,106)
Provision for liquidation costs	(509)
Adjustment of accounts payable and accrued liabilities subject to compromise to amounts expected to be paid	4,897
Adjustment of other assets and liabilities to be transferred to the purchaser to amounts expected to be transferred	(176)
Payment of closing costs	(19,695)

Net liabilities in liquidation as at July 12, 2010	(408,429)

Effective May 31, 2010, the Limited Partnership changed the basis of presenting its financial statements from going concern to liquidation (Refer to Notes 1, 2 and 4).

The notes constitute an integral part of the financial statements

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) (GOING CONCERN BASIS)

(In thousands of Canadian dollars)

	For the nine months ended May 31, 2010	For the years ended
		August 31, 2009	August 31, 2008
Revenue	811,180	1,099,075	1,298,067
Operating expenses (note 24)	650,314	927,191	1,004,963
Restructuring expenses	2,660	28,805	10,708

	158,206	143,079	282,396
Amortization of property and equipment	30,592	40,344	48,571
Other amortization	144	191	194

Operating income	127,470	102,544	233,631
Interest expense, net	(60,633)	(98,426)	(109,296)
Other income	1,501	2,500	2,500
Gain (loss) on disposal of property and equipment	2	2,186	(590)
Loss on disposal of interest rate swap (notes 16 and 25)	—	(180,202)	—
Ineffective portion of hedging derivative instrument (note 25)	—	(60,112)	—
Impairment loss on masthead (note 14)	—	(28,250)	—
Gain on disposal of investment	—	—	1,218
Foreign currency exchange gains (note 25)	49,610	154,513	504

Earnings (loss) before reorganization costs and income taxes	117,950	(105,247)	127,967
Reorganization costs (note 6)	(41,192)	(25,756)	—

Earnings (loss) before income taxes	76,758	(131,003)	127,967
Recovery of current income taxes (note 17)	—	—	(516)
Provision for (recovery of) future income taxes (note 17)	(18,111)	(8,893)	102

Net earnings (loss) for the period	94,869	(122,110)	128,381

Effective May 31, 2010, the Limited Partnership changed the basis of presenting its financial statements from going concern to liquidation (Refer to Notes 1, 2 and 4).

The notes constitute an integral part of the financial statements

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(GOING CONCERN BASIS)

(In thousands of Canadian dollars)

	For the nine months ended May 31, 2010	For the years ended
		August 31, 2009	August 31, 2008
Net earnings (loss) for the period	94,869	(122,110)	128,381
Other comprehensive earnings (loss)
Change in fair value of hedging derivative instruments designated as cash flow hedges	—	(14,640)	(28,350)
Reclassification of other comprehensive losses on hedging derivative instruments (note 16)	—	60,112	—

Other comprehensive earnings (loss) for the period	—	45,472	(28,350)

Comprehensive income (loss) for the period	94,869	(76,638)	100,031

Effective May 31, 2010, the Limited Partnership changed the basis of presenting its financial statements from going concern to liquidation (Refer to Notes 1, 2 and 4).

The notes constitute an integral part of the financial statements

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

CONSOLIDATED BALANCE SHEET (GOING CONCERN BASIS)

(In thousands of Canadian dollars)

As at August 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	43,427
Restricted cash (note 12)	13,902
Accounts receivable	105,686
Amounts due from related companies (note 24)	1,641
Inventory	6,618
Prepaid expenses	14,020

185,294
Property and equipment (note 13)	341,628
Other assets (note 15)	26,195
Goodwill	95,034
Mastheads (note 14)	6,750

654,901

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	147,706
Amount due on swap settlement (note 1)	68,874
Income taxes payable	12
Amounts due to related companies (note 24)	140,462
Deferred revenue	33,012
Current portion of long term debt (note 16)	1,380,094
Current portion of obligations under capital leases	3,138

1,773,298
Obligations under capital leases	3,696
Accrued pension, post-retirement and other liabilities (note 21)	79,459
Future income taxes (note 17)	27,478

1,883,931

PARTNERS’ DEFICIENCY
Partners’ Capital (note 22)	39,188
Contributed surplus	55,000
Deficit	(1,323,218)

(1,229,030)

654,901

Effective May 31, 2010, the Limited Partnership changed the basis of presenting its financial statements from going concern to liquidation (Refer to Notes 1, 2 and 4).

The notes constitute an integral part of the financial statements

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

CONSOLIDATED STATEMENTS OF PARTNERS’ DEFICIENCY (GOING CONCERN BASIS)

(In thousands of Canadian dollars)

For the nine months ended May 31, 2010

	Partners’ Capital	Contributed Surplus	Deficit	Total
Balance at September 1, 2009	39,188	55,000	(1,323,218)	(1,229,030)
Net earnings for the period	—	—	94,869	94,869
Contribution from Canwest Media (note 9)	—	1,691	—	1,691
Settlement of National Post Liabilities (note 10)	—	138,629	—	138,629

Balance at May 31, 2010	39,188	195,320	(1,228,349)	(993,841)

For the year ended August 31, 2009

	Partners’ Capital	Contributed Surplus	Accumulated other comprehensive income	Deficit	Total
Balance at September 1, 2008	39,188	55,000	(45,472)	(1,156,106)	(1,107,390)
Net loss for the period	—	—	—	(122,110)	(122,110)
Other comprehensive income (note 19)	—	—	45,472	—	45,472
Distributions declared (note 22)	—	—	—	(45,002)	(45,002)

Balance at August 31, 2009	39,188	55,000	—	(1,323,218)	(1,229,030)

For the year ended August 31, 2008

	Partners’ Capital	Contributed Surplus	Accumulated other comprehensive income	Deficit	Total
Balance at September 1, 2007	39,188	55,000	—	(1,118,438)	(1,024,250)
Adjustment to opening balance upon adoption of new financial instruments accounting standard	—	—	(17,122)	248	(16,874)
Net earnings for the period	—	—	—	128,381	128,381
Purchase of related company (note 24)	—	—	—	(297)	(297)
Other comprehensive loss (note 19)	—	—	(28,350)	—	(28,350)
Distributions declared (note 22)	—	—	—	(166,000)	(166,000)

Balance at August 31, 2008	39,188	55,000	(45,472)	(1,156,106)	(1,107,390)

Effective May 31, 2010, the Limited Partnership changed the basis of presenting its financial statements from going concern to liquidation (Refer to Notes 1, 2 and 4).

The notes constitute an integral part of the financial statements

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

CONSOLIDATED STATEMENTS OF CASH FLOWS (GOING CONCERN BASIS)

(In thousands of Canadian dollars)

	For the nine months ended May 31, 2010	For the year ended August 31, 2009	For the year ended August 31, 2008
CASH GENERATED (UTILIZED) BY: OPERATING ACTIVITIES
Net earnings (loss) for the period	94,869	(122,110)	128,381
Reorganization costs (note 6)	41,192	25,756	—
Items not affecting cash
Amortization	30,736	40,535	48,765
Future income taxes (recovery)	(18,111)	(8,893)	102
Gain on disposal of property and equipment	(2)	(2,186)	590
Non-cash interest	15,462	5,026	3,008
Ineffective portion of hedging derivative instrument	—	60,112	—
Gain on disposal of investment	—	—	(1,218)
Loss on disposal of interest rate swap (note 16)	—	180,202	—
Excess (deficiency) of pension and post retirement/employment expense over employer contributions	(10,210)	7,010	1,780
Unrealized gain on foreign exchange	(49,656)	(153,803)	—
Impairment loss on masthead (note 14)	—	28,250	—

	104,280	59,899	181,408
Changes in amounts due from related companies (note 24)	2,869	7,064	12,205
Changes in non-cash operating accounts (note 20)	15,712	42,094	(5,722)

Cash flows from operating activities before reorganization costs	122,861	109,057	187,891
Reorganization costs (note 6)	(34,043)	(5,648)	—

Cash flows from operating activities	88,818	103,409	187,891

INVESTING ACTIVITIES
Acquisitions	—	(100)	(4,016)
Proceeds from disposal of property and equipment	2	3,659	70
Proceeds from disposal of investment	—	—	2,213
Purchase of property and equipment	(9,160)	(30,643)	(36,608)

Cash flows from investing activities	(9,158)	(27,084)	(38,341)

FINANCING ACTIVITIES
Repayment of long term debt (note 16)	—	(2,500)	(5,000)
Transfer of National Post business (note 10)	(2,367)	—	—
Advances of revolving facilities (note 16)	1,889	20,000	11,000
Distributions paid (note 22)	—	(45,002)	(166,000)
Payments of capital leases	(3,139)	(3,093)	(2,535)

Cash flows from financing activities	(3,617)	(30,595)	(162,535)

Net change in cash	76,043	45,730	(12,985)
Cash (bank overdraft)—beginning of period	43,427	(2,303)	10,682

Cash—end of period	119,470	43,427	(2,303)

Effective May 31, 2010, the Limited Partnership changed the basis of presenting its financial statements from going concern to liquidation (Refer to Notes 1, 2 and 4).

The notes constitute an integral part of the financial statements

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010 – Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

1.	BASIS OF PRESENTATION AND CREDITOR PROTECTION

Description of Partnership

Canwest Limited Partnership (“Canwest LP” or the “Limited Partnership”) is the parent company of Canwest Publishing Inc. (“CPI”) which owns all of the interests in Canwest Books Inc., National Post Inc. and certain other entities.

The consolidated financial statements include the accounts of the Limited Partnership and its subsidiaries. All intercompany transactions and balances are eliminated on consolidation.

On October 30, 2009, certain assets and liabilities, and the business of The National Post Company were transferred from The National Post Company, a wholly owned subsidiary of Canwest Media Inc. (“Canwest Media”), to National Post Inc. (note 10)

Newspaper operations include daily and non-daily newspapers, including electronic editions, news content productions and editorial operations as well as certain shared service operations. The Limited Partnership also operates the canada.com web portal and provides subscription services relating to investing and financial news and other information. In addition, the Limited Partnership provides business services including certain centralized customer and support services to the Canwest Media Entities (defined below), and to Canwest Media and CW Media Inc.’s Canadian broadcasting operations (together being the “Canadian Broadcasting Operations”) (note 24).

On July 13, 2010, the Limited Partnership sold substantially all of its assets, including the shares of National Post Inc., and certain liabilities to Postmedia Network Inc. as described below and in note 3. As a result, there are no longer any continuing operations in the Limited Partnership subsequent to July 12, 2010 and the financial statements have only been presented to July 12, 2010 when the Limited Partnership ceased operations.

Liquidation Basis of Presentation

In May 2010, the Limited Partnership entered into an asset purchase agreement to sell substantially all of its assets, and to assume certain liabilities. In June 2010, the Court approved the implementation of the Amended Ad Hoc Committee Plan (described below and in note 3) which resulted in the execution of the asset purchase agreement on July 13, 2010. As a result, the Limited Partnership ceased operations on July 12, 2010. In accordance with CICA Handbook Section 1400, “General Standards of Financial Statement Presentation”, effective May 31, 2010, the Limited Partnership changed the basis of preparing its financial statements from going concern to liquidation.

On a liquidation basis, the Limited Partnership has presented a statement of net liabilities in liquidation as at July 12, 2010. A statement of changes in net liabilities in liquidation has been presented for the period from May 31 to July 12, 2010. The statement of net liabilities in liquidation and the statement of changes in net liabilities in liquidation are not comparable to the consolidated financial statements previously prepared on a going concern basis for the periods ending May 31, 2010, August 31, 2009 and August 31, 2008.

Under the liquidation basis of accounting, the financial statements of the Limited Partnership are presented on a non-consolidated basis. The Limited Partnership measured its investment in CPI at its net realizable value which

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

is based on the fair value of the assets less costs to sell. Actual net realizable values, settlement amounts of liabilities and costs incurred up to and during liquidation will differ from current estimates and such differences may be material. Any changes in estimates recognized in future periods will result in a change in the Limited Partnership’s net liabilities in liquidation.

See notes 2 and 4 for further information related to the liquidation basis of accounting.

Going Concern Basis of Presentation

The consolidated financial statements for periods prior to May 31, 2010 are prepared in accordance with accounting principles generally accepted in Canada applicable to a going concern for consolidated financial statements and reflect all adjustments which are, in the opinion of management, necessary for fair statement of the results of the periods presented.

The going concern basis of presentation assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business and does not purport to show, reflect or provide for the consequences of the Limited Partnership’s intention to liquidate by the sale of substantially all of its assets.

Creditor Protection

On January 8, 2010, Canwest (Canada) Inc., CPI., and Canwest Books Inc. (collectively the “LP Applicants”), applied for and obtained an order (the “Initial Order”) from the Ontario Superior Court of Justice (Commercial List) (the “Court”) granting creditor protection under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”). The Initial Order applies to the LP Entities. National Post Inc., a wholly owned subsidiary of CPI, which owns and operates the National Post, was not included in the CCAA filing. The Initial Order, among other things, provides for a general stay of proceedings that has been extended to the earlier of May 31, 2011 or the date which is ten business days following the resolution of all disputed claims under the Amended Ad Hoc Committee Plan (as defined below) and may be further extended by the Court. The Initial Order can be further amended by the Court throughout the CCAA proceedings based on motions from the LP Entities, their creditors and other interested parties. For additional information, see the discussion below and Note 3, “CCAA Proceedings”.

The Limited Partnership is owned indirectly by Canwest Media, a wholly owned subsidiary of Canwest Global Communications Corp. (“Canwest Global”). Canwest Global and Canwest Media and certain subsidiaries of Canwest Media (collectively, the “Canwest Media Entities”) are also in creditor protection under separate CCAA proceedings commenced on October 6, 2009.

Prior to the implementation of the Amended Ad Hoc Committee Plan (as defined below) and the transactions contemplated by the APA (as defined below), the Limited Partnership was in default under the terms of its senior secured credit facilities (“Secured Credit Facilities”), its senior subordinated unsecured credit facility (“Senior Subordinated Credit Facility”) and the indenture governing its senior subordinated unsecured notes (“Senior Subordinated Notes”) because it failed to make payments of interest and principal on its Secured Credit Facilities and its related hedging derivative instruments, it failed to make interest payments on its Senior Subordinated Credit Facility and its Senior Subordinated Notes and it failed to satisfy the demand for immediate repayment of its obligations related to the hedging derivative instruments (the “Secured Hedge Obligations”).

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

On August 31, 2009, the LP Entities entered into a forbearance agreement with the Administrative Agent under its Secured Credit Facilities (the “Administrative Agent”) under which the lenders under these facilities agreed not to take any steps with respect to the defaults under the Secured Credit Facilities and to work with management of the Limited Partnership to develop and implement a consensual pre-packaged restructuring, recapitalization, or reorganization. In accordance with the terms of the forbearance agreement the lenders cancelled all undrawn amounts under the revolving credit facility. The Limited Partnership agreed to pay the interest owing and the continuing interest on its Secured Credit Facilities and the interest amounts due in respect of the Secured Hedge Obligations. The forbearance agreement, as extended, expired on November 9, 2009. Canwest LP continued to pay the interest on the Secured Credit Facilities and the Secured Hedge Obligations. The Limited Partnership was also in default under the terms of its Senior Subordinated Credit Facility and the Senior Subordinated Notes and did not enter into any forbearance arrangements with these unsecured lenders or the note holders thereunder.

On October 30, 2009, as part of the Canwest Media Entities CCAA proceedings, the Court approved an agreement on shared services and employees between certain of the LP Entities and the Canwest Media Entities (the “Shared Services Agreement”). This agreement provided for the orderly termination of the shared services agreements (note 24) between the LP Entities and the Canwest Media Entities. The agreement also sets out termination dates for each of the categories of shared services identified therein, which dates range from February 28, 2010 to February 28, 2011. On June 8, 2010, the Court approved the Omnibus Transition and Reorganization Agreement (the “Omnibus Agreement”) among Canwest Global, Canwest Media and certain of its subsidiaries, the National Post Company, the Limited Partnership, CPI and National Post Inc. The Omnibus Agreement provides for certain additional steps to be taken to disentangle the LP Entities’ publishing business and Canwest Global’s broadcasting business as originally contemplated by the Shared Services Agreement. The Omnibus Agreement addressed the transfer, assignment or realignment of certain contracts, trademarks, domain names and information technology hardware between the Limited Partnership and Canwest’s broadcasting business; the extension and/or amendment of certain shared services agreements; and the entering into of certain arm’s-length arrangements between the Canwest Media Entities and the LP Entities. In addition National Post Inc. assumed the management and carriage of certain insured litigation matters of National Post Inc. related to libel and defamation. National Post Inc. did not assume liability with respect to such matters beyond payment of any insurance deductibles and National Post Inc. is not responsible for any amounts payable by National Post Company with respect to such matters.

On January 8, 2010, the LP Entities entered into a support agreement with the Administrative Agent (the “LP Support Agreement”) which was approved by the Court on January 8, 2010. The Administrative Agent acted on behalf of the lenders under the Secured Credit Facilities and the Secured Hedge Obligations (collectively, the “Senior Lenders”). The LP Support Agreement, required the LP Entities among other things, (a) to commence the CCAA proceedings; (b) to implement and make effective a plan of compromise and arrangement under the CCAA (the “Senior Lenders CCAA Plan”); (c) to conduct a sale and investor solicitation process (“SISP”) with a view to obtaining proposals from prospective purchasers or investors to acquire all or substantially all of the assets of the LP Entities or to invest in the LP Entities or their business; (d) if the SISP was not successful, to use their best efforts to implement the agreement for a newly established corporation (“Acquireco”) capitalized by the Senior Lenders to acquire the operations and substantially all of the assets of the LP Entities and to assume certain liabilities of the LP Entities (the “Credit Acquisition”); and (e) to pay interest on Secured Credit Facilities and Secured Hedge Obligations, expenses of the Administrative Agent and its advisors, certain

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

investment banking fees and consent fees to Senior Lenders committing to the Senior Lenders CCAA Plan. The LP Support Agreement was terminated on July 13, 2010 upon the implementation of the Amended Ad Hoc Committee Plan (as defined below). Further details of the LP Support Agreement, Senior Lenders CCAA Plan and SISP are provided in Note 3.

On January 8, 2010, certain of the Senior Lenders agreed to extend the LP Entities a senior secured super-priority debtor-in-possession revolving credit facility (the “DIP Facility”) in the maximum amount of $25 million, including a letter of credit sub-facility of up to $5 million. On January 8, 2010, the Court approved the DIP Facility and authorized the LP Entities to execute definitive agreements related to the DIP Facility. The definitive agreements were executed on February 5, 2010. The DIP Facility was terminated on July 13, 2010 upon the implementation of the Amended Ad Hoc Committee Plan (as defined below). Further details on the DIP Facility are provided in Note 3.

On January 8, 2010, pursuant to the Initial Order, the Court appointed FTI Consulting Canada Inc. as the monitor (the “Monitor”). The Monitor will monitor the activities of the LP Entities, report to the Court from time to time on the LP Entities’ financial and operational position and any other matters that may be relevant to the CCAA proceedings, advise the LP Entities on various matters, assist the Chief Restructuring Advisor to the LP Entities (the “CRA”), and supervise the SISP. The Initial Order also approved the appointment of CRS Inc. as the CRA. The CRA is responsible for formulating and implementing the restructuring and/or recapitalization of all or part of the business and/or capital structure of the LP Entities. In the Initial Order, the Court also approved the engagement of RBC Dominion Securities Inc. (the “Financial Advisor”) to provide investment banking services to the LP Entities related to the SISP.

On March 1, 2010, all of the then directors and officers of the LP Entities resigned their directorships and offices with the LP Entities. In addition, the then current president and chief executive officer of CPI announced his resignation effective April 30, 2010. However, prior to the implementation of the Amended Ad Hoc Committee Plan (as defined below), the other senior employees of the LP Entities carried on the day to day operations of the LP Entities. For matters requiring approval of the board of directors of an LP Entity, the shareholder of the applicable LP Entity may pass a resolution authorizing named individuals to complete the required action.

On April 12, 2010, the Court granted an Order (the “Claims Procedure Order”) which provides for, among other things, the establishment of a claims procedure for the identification and quantification of certain claims against the LP Entities.

On April 30, 2010, in connection with the SISP, several offers were submitted, including an offer (the “Ad Hoc Committee Offer”) from the ad hoc committee of holders of the Senior Subordinated Notes and lenders under the Senior Subordinated Credit Facility (the “Ad Hoc Committee”). After reviewing the offers submitted, the Monitor, in consultation with the Financial Advisor and the CRA, determined that the Ad Hoc Committee Offer was a superior cash offer as defined in the SISP (note 3) and recommended it to the Special Committee. The Special Committee accepted the Monitors’ recommendation.

On May 17, 2010, the court approved the Ad Hoc Committee Offer. The order approving the Ad Hoc Committee Offer (the “Ad Hoc Committee Approval Order”), amended the SISP Procedures to extend the date for required closing of the transactions contemplated by the Ad Hoc Committee Offer (the “Ad Hoc Committee

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

Transaction”) to July 29, 2010 and to permit the LP Entities to pursue the Ad Hoc Committee Transaction while preserving the option to pursue the Credit Acquisition should the Ad Hoc Committee Transaction not close. The Ad Hoc Committee Approval Order authorized the LP Entities to enter into an asset purchase agreement (the “APA”) with Postmedia Network Canada Corp. (“Postmedia”), and Postmedia Network Inc. (“Opco LP”) and approved the execution, delivery and performance of the APA by the LP Entities. Under the terms of the APA, the transactions contemplated thereby would be implemented pursuant to a plan of compromise with the Affected Creditors (as defined below) of the LP Entities (the “Ad Hoc Committee Plan”) which is further described in note 3. On the same date, the Court also approved amendments to the Claims Procedure Order (the “Amended Claims Procedure Order”) that included a call for certain additional employee claims and certain claims against directors or officers of the LP Entities.

On May 17, 2010, the Court also granted an order (the “Meeting Order”) authorizing the LP Entities to call a meeting (the “Meeting”) of creditors holding Affected Claims (as defined below) to consider the Ad Hoc Committee Plan and establishing the procedures for the vote in respect of the Ad Hoc Committee Plan.

The Ad Hoc Committee Plan was amended, and is referred to as the “Amended Ad Hoc Committee Plan”. Further details on the Ad Hoc Committee Amendments are included in note 3.

The LP Entities, Postmedia, Opco LP and the Purchaser entered into an assignment and amending agreement (the “Assignment and Amending Agreement”) effective as of June 10, 2010, which was approved by the Court on June 18, 2010. Under the terms of the Assignment and Amending Agreement, all of the rights and obligations of Opco LP under the APA were assigned to the Purchaser and certain provisions of the APA were amended to reflect the Ad Hoc Committee Amendments.

The Meeting, originally scheduled for June 10, 2010, was adjourned by the Monitor to June 14, 2010 to allow the Affected Creditors (as defined below) to consider the Ad Hoc Committee Amendments. On June 14, 2010, the Amended Ad Hoc Committee Plan was approved by the requisite majority of the Affected Creditors.

On June 18, 2010, the Court granted an order sanctioning and approving the Amended Ad Hoc Committee Plan (the “Sanction Order”).

On July 6, 2010, the Court granted an order (the “Administrative Reserve Order”) authorizing the establishment of an administrative reserve of $9 million (the “Administrative Reserve”). The administrative reserve was established to satisfy specified categories of administrative costs outstanding on the acquisition date (the “Administrative Reserve Order”) and was paid to the Monitor from the LP Entities cash on July 13, 2010. Any cash from the administrative reserve remaining after all costs have been paid out will be transferred to the Purchaser.

On July 13, 2010, the Amended Ad Hoc Committee Plan was implemented and the APA was executed resulting in the transfer of certain assets and liabilities of the Limited Partnership and substantially all of the assets and certain liabilities of CPI, including the shares of National Post Inc., to Postmedia Network Inc. in exchange for cash consideration and shares of Postmedia Network Holdings Inc. The cash was used to settle the debt not subject to compromise and the shares are being used to settle the liabilities subject to compromise.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

Canwest Media Entities CCAA Proceedings

Canwest Global, (the ultimate parent company of the Limited Partnership), Canwest Media, and certain of its subsidiaries including The National Post Company (collectively, the “Canwest Media Applicants”), voluntarily applied for and successfully obtained an order from the Court under the CCAA on October 6, 2009 (as amended, the “CMI Initial Order”). The National Post Company, a general partnership, previously operated the business of the National Post. Under the CMI Initial Order, related party obligations that the Canwest Media Applicants owe to the Limited Partnership both prior and subsequent to their CCAA filing date, will continue to be met.

2.	SIGNIFICANT ACCOUNTING POLICIES

Net Liabilities in Liquidation

Under the liquidation basis of accounting:

•

The net liabilities in liquidation are presented on a non-consolidated basis. Assets including investments in subsidiaries are measured at their estimated net realizable values. The net realizable value of the investment in CPI is based on the fair value less costs to sell. The financial statements do not include a statement of earnings or losses of the subsidiaries from the effective date of adoption of the liquidation basis of accounting, however, any changes in cash flows of the subsidiaries and related fair value of net assets and changes in the estimates of costs to sell the subsidiary are reflected as such changes occur;

•	Financial liabilities are measured at the present value of amounts expected to be paid, except for liabilities subject to compromise which are measured at the amount of estimated claims;

•	A provision for liquidation costs is included in accounts payable and accrued liabilities. This provision is only an estimate and may change once the actual liquidation of assets occurs; and

•	No income taxes are provided for as the entity is a limited partnership and its income is taxed directly to its owners.

Liabilities subject to compromise (liquidation basis) (going concern)

Liabilities incurred prior to the CCAA filing date that are or may be subject to compromise, or are or may be impaired by the CCAA proceedings, have been classified separately on the consolidated balance sheet from those that are not expected to be subject to compromise and the liabilities incurred after the CCAA filing date. Liabilities that are fully secured or will not be impaired under the CCAA proceedings are not reported as liabilities subject to compromise. Liabilities that may be affected by the CCAA proceedings are recognized on the basis of the expected full amount of the allowed claims in accordance with the Limited Partnership’s accounting policies even if they may be settled for lesser amounts.

These costs, gains, losses and provisions are recognized and measured in accordance with the respective accounting policies for such items.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

Consolidated financial statements (going concern)

The Limited Partnership has made certain changes in presentation and disclosures have been adopted to reflect the effect of the CCAA proceedings. The Limited Partnership has applied the guidance in section 852 of the Accounting Standard Codification issued by the Financial Accounting Standards Board of the United States, “Reorganizations” (“ASC 852”), where such guidance does not conflict with the requirements of Canadian generally accepted accounting principles.

These consolidated financial statements include condensed combined financial information for the LP Entities that are subject to the CCAA proceedings as certain of the Limited Partnership’s subsidiaries are not subject to the CCAA proceedings (note 8).

Interest expense (going concern)

Interest expense on financial liabilities which have been stayed by the Court is recognized only to the extent the amounts will be paid during the CCAA proceedings. Interest expense is not a reorganization item.

Reorganization items (going concern)

Incremental costs directly related to the CCAA proceedings are presented as Reorganization Costs on the consolidated statements of earnings (loss). These costs include professional fees paid to external parties for legal and financial consulting incurred during the period when the LP Entities were developing their financial reorganization plans, and employee related costs for the retention of employees essential to the operations during the CCAA proceedings. Gains and losses realized on the disposal of any assets approved during the CCAA proceedings and any provisions for losses related to restructuring, exit or disposal activities (including repudiation of contracts) will be presented as reorganization costs if those activities have been undertaken as a result of the CCAA proceedings. Foreign exchange gains and losses on liabilities subject to compromise are also included in reorganization costs. Gains and losses on other transactions or events occurring prior to the CCAA proceedings or that would have occurred irrespective of the CCAA proceedings are not classified as reorganization costs (note 6).

Cost allocations (going concern)

Canwest LP, Canwest Media, Canwest Global and the Canadian Broadcasting Operations have entered into various agreements governing the provisions of services and the amount to be charged for these services, as described in note 24.

Foreign currency translation (going concern)

At the balance sheet date, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars using the foreign currency exchange rate in effect at that date. Revenues and expense items are translated at the foreign currency exchange rate in effect when the transaction occurred. The resulting foreign currency exchange gains and losses are recognized in current year earnings.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

Property and equipment (going concern)

Property and equipment are recorded at cost. Amortization is provided over the assets’ estimated useful lives on a straight-line basis at the following annual rates:

Buildings	2.5% - 3.33%
Machinery and equipment	4% - 33.33%
Leasehold improvements	5% - 20%

Impairment of long lived assets (going concern)

Impairment of long lived assets is recognized when an event or change in circumstances causes the assets’ carrying value to exceed the total undiscounted cash flows expected from its use and eventual disposition. An impairment loss is calculated by deducting the fair value of the asset from its carrying value. There were no impairment losses of long lived assets for the nine months ended May 31, 2010 and the years ended August 31, 2009 or 2008.

Intangible assets (going concern)

Newspaper mastheads are recorded at their cost. The mastheads have indefinite lives and are not subject to amortization and are tested for impairment annually or when indicated by events or changes in circumstances. Impairment of an indefinite life intangible asset is recognized in an amount equal to the difference between the carrying value and the fair value of the related indefinite life intangible asset. The fair value of mastheads for each publication is estimated using a relief-from-royalty approach using the present value of expected after-tax royalty streams through licensing agreements. The key assumptions under this valuation approach are royalty rates, expected future revenue and discount rates.

Goodwill (going concern)

Goodwill represents the cost of acquired businesses in excess of the fair value of net identifiable assets acquired. Goodwill is tested for impairment annually or when indicated by events or changes in circumstances by comparing the fair value of a particular reporting unit to its carrying value. When the carrying value exceeds its fair value, the fair value of the reporting unit’s goodwill is compared with its carrying value to measure any impairment loss. The goodwill in these consolidated financial statements relates solely to the newspaper segment.

Revenue recognition (going concern)

Circulation revenue is recognized when newspapers are delivered. Subscription revenues for newspapers and the Limited Partnership’s news, business research and corporate financial information services are recognized on a straight-line basis over the term of the subscriptions or contracts.

Advertising revenue is recognized over the period in which the related advertising is displayed. Revenue for commercial printing is recognized when delivered. Amounts received relating to services to be performed in future periods are recorded as deferred revenue on the balance sheet. Amounts billed relating to cost recoveries for services provided to related parties are netted against the related expenses. Amounts billed to related parties for cross-promotional activities provided are recorded as revenue.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

Income taxes (going concern)

The income related to the activities of Canwest LP will be taxed directly in the hands of the partners. Accordingly, the consolidated financial statements do not include income taxes related to the income generated by Canwest LP. However, income taxes are provided for activities carried out in Canwest Publishing Inc., a wholly owned subsidiary of Canwest LP, Canwest Books Inc., a wholly owned subsidiary of Canwest Publishing Inc., and National Post Inc. Prior to October 30, 2009, the operations of National Post were conducted in a partnership and the related income taxes have not been provided for periods prior to October 30, 2009 as the income was taxed directly in the hands of the partners.

The asset and liability method is used to account for future income taxes. Under this method, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Future income tax assets and liabilities are measured using substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the substantive enactment date. Future income tax assets are recognized to the extent that realization is considered more likely than not.

Inventory (going concern)

Inventory, consisting of primarily printing materials, is valued at the lower of cost, using the first-in-first out cost formula, and net realizable value. Inventories are written down to net realizable value if the cost of the inventories is not fully recoverable. Reversals of previous write-downs to net realizable value are required when there is a subsequent increase in the value of inventories. The carrying values of inventories carried at cost at August 31, 2009 are $6.6 million. The inventories carried at net realizable value at August 31, 2009 are nil.

During the nine months ended May 31, 2010, the amount of inventories expensed was $54.3 million (2009 - $98.2 million, 2008 - $110.1 million).

Pension plans and post-retirement/employment benefits (going concern)

The Limited Partnership maintains a number of defined benefit and defined contribution pension and post-retirement/employment benefit plans. For defined benefit plans, the cost of pension and other retirement benefits earned by employees is determined using the projected benefit method pro rated on service and management’s estimate of expected plan investment performance, salary escalation, retirement ages of employees, expected health care costs, and other costs, as applicable. For the purpose of calculating the expected return on plan assets, those assets are valued at fair value.

Past service costs from plan amendments are amortized on a straight line basis over the average remaining service period of employees active at the date of the amendment. For each plan, the excess of the net actuarial gain or loss over 10% of the greater of the accrued benefit obligation and the fair value of plan assets at the beginning of the year is amortized over the average remaining service period of active employees. Transitional obligations are amortized on a straight line basis over the average remaining service life of the employees expected to receive benefits under the plans as of September 1, 2000. Gains or losses arising from the settlement of a pension plan are only recognized when responsibility for the pension obligation has been relieved. The

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

average remaining service period of employees covered by the pension plans is 8 years (2009 – 9 years, 2008 – 11 years). For the post-retirement/employment defined benefit plans, the cost is expensed as benefits are earned by the employees. The average remaining service period of the employees covered by the post-retirement benefit plans is 12 years (2009 – 12 years, 2008 – 12 years). The average remaining service period of the employees covered by the post-employment benefit plans is 7 years (2009 – 7 years, 2008 – 7 years). For the defined contribution plans, the pension expense is the Limited Partnership’s contribution to the plan.

Cash and cash equivalents (going concern)

Cash equivalents are highly liquid investments with an original term to maturity of less than 90 days, are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value. Cash and cash equivalents are designated as held-for-trading as such interests are acquired or incurred principally for the purpose of selling or repurchasing in the near term and are accordingly carried at fair value. Changes in fair value are recorded in net earnings.

Stock option and Restricted Share Unit Plan (going concern)

In November 2007, the Board of Directors (“Board”) of Canwest Global, the ultimate parent company of the Limited Partnership, approved a new Stock Option and Restricted Share Unit Plan (the “Plan”) that would be settled through the issuance of shares of Canwest Global. The Plan provided for grants of stock options and restricted share units to employees of the Limited Partnership and its affiliates and the issuance of Subordinate Voting Shares and Non-Voting Shares (together being “Shares”) of Canwest Global upon the exercise of options or vesting of restricted share units. The Board had the authority to determine the manner in which the options granted pursuant to the Plan shall vest and other vesting terms applicable to the grant of options. Options vested over a period of time (“Regular Options”) and/or vested conditionally upon the attainment of specified market thresholds (“Market Threshold Options”) as determined by the Board. The Limited Partnership accounted for this compensation expense based on charges from Canwest Global. In general, the options vested over four years and expired in seven years after the grant date.

Financial Instruments (going concern)

All financial assets are classified as held-for-trading, held-to-maturity, loans and receivables or available-for-sale and all financial liabilities must be classified as held-for-trading or other financial liabilities. In addition, an entity has the option to designate certain financial assets or liabilities as held-for-trading or financial assets as available-for-sale on initial recognition or upon adoption of these standards, even if the financial instrument was not acquired or incurred for the purpose of selling or repurchasing it in the near term.

Financial assets classified as available-for-sale that do not have a quoted market price in an active market are measured at cost. If a financial asset is classified as available-for-sale, the cumulative unrealized gain or loss is recognized in Accumulated Other Comprehensive Loss (“AOCL”) and is subsequently recognized in net earnings upon sale of the financial asset or upon an other-than-temporary impairment. The Limited Partnership designates financial assets as available-for-sale if it is not a loan and receivable, or required to be designated as held-for-trading. The Limited Partnership assesses whether a financial asset is other-than-temporarily impaired

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

by assessing whether there is a significant or prolonged decline in fair value and objective evidence of impairment exists such as financial difficulty, breach or default of contracts, probability of bankruptcy or other financial reorganization.

Gains and losses related to financial assets and financial liabilities classified as held-for-trading are recorded in earnings in the period in which they arise. The Limited Partnership designates financial asset and financial liabilities as held for trading if they are acquired or incurred principally for the purpose of selling or repurchasing in the near term.

All financial instruments are measured at fair value on initial recognition, except for certain related party transactions. After initial recognition, financial instruments are measured at their fair values, except for financial assets classified as held-to-maturity or, loans and receivables, and other financial liabilities, which are measured at amortized cost.

Amortized cost related to financial assets classified as held-to-maturity, or loans and receivables and other financial liabilities is recorded in net earnings using the effective interest method. If a financial asset is classified as available-for-sale, the cumulative unrealized gain or loss is recognized in AOCL and is subsequently recognized in net earnings upon the sale of the financial asset or upon an other-than-temporary impairment.

The Limited Partnership’s financial assets and financial liabilities are classified as follows:

•	Cash and cash equivalents are classified as held-for-trading. Changes in fair value for the period are recorded in net earnings.

•

Accounts and other receivables are considered loans and receivables and are initially recorded at fair value and subsequently measured at amortized cost. Amounts due to and from related parties are initially recorded at carrying amount or exchange amount, as appropriate, and are subsequently recorded at amortized cost. Interest income is recorded in net earnings, as applicable.

•

Non-revolving credit facilities, bank overdraft, accounts payable and accrued liabilities and long term debt are considered other financial liabilities and are initially recorded at fair value and subsequently measured at amortized cost. Interest expense is recorded in net earnings, as applicable.

These standards require all derivative financial instruments to be measured at fair value on the consolidated balance sheet, even when they are part of an effective hedging relationship. An embedded derivative is a component of a hybrid instrument that also includes a non-derivative host contract, with the effect that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative. If certain conditions are met, an embedded derivative is bifurcated from the host contract and accounted for as a derivative in the consolidated balance sheet, and measured at fair value.

Collectability of trade receivables is reviewed on an ongoing basis. An allowance account is used when there is objective evidence that it is impaired. The factors that are considered in determining if a trade receivable is impaired include whether a customer is in bankruptcy, under administration or if payments are in dispute. The offsetting expense is recognized in the net earnings within operating expenses. When a trade receivable for which an impairment allowance had been recognized becomes uncollectible in a subsequent period, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against operating expenses in net earnings.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

The Limited Partnership applies trade date accounting for its purchases and sales of financial assets.

Derivative Financial Instruments and Hedges (going concern)

All derivative financial instruments including those that are part of an effective hedging relationship are measured at fair value on the consolidated balance sheet. An embedded derivative is a component of a hybrid instrument that also includes a non-derivative host contract, with the effect that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative. If certain conditions are met, an embedded derivative is bifurcated from the host contract and accounted for as a derivative in the consolidated balance sheet, and measured at fair value.

Derivative financial instruments were used to reduce foreign currency and interest rate risk on the Limited Partnership’s debt. The Limited Partnership does not enter into derivative financial instruments for trading and speculative purposes. The Limited Partnership’s policy is to designate each derivative financial instrument as a cash flow or fair value hedge of a specifically identified debt instrument at the time the Limited Partnership enters into the derivative financial instrument. The Limited Partnership also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transaction are highly effective in offsetting changes in fair values or cash flow of hedged items. As at August 31, 2009 the Limited Partnership had no derivative contracts outstanding.

The fair value of cash flow hedges, in an effective designated relationship are recorded on the balance sheet as part of hedging derivative instruments. Cash flows related to the hedged item are classified in the same categories as the hedged item. In a cash flow hedge, the effective portion of the change in fair value of foreign currency and interest rate swaps is recognized in other comprehensive income (“OCI”) and reclassified to net earnings (loss) during the period when the variability of the cash flows of the hedged items affects net earnings (loss). The ineffective portion is recognized in net earnings. When payments are made on the underlying instruments, the realized portions of the amounts previously recognized in AOCL are reclassified to interest expense and foreign exchange gains (losses), as appropriate. When the hedging item ceases as a result of maturity, termination or cancellation, then the amounts previously recognized in AOCL are reclassified to net earnings (loss) during the periods when the variability in the cash flows of the hedged item affects net earnings. When the hedged transaction is no longer expected to occur then gains and losses previously recognized in AOCL are recognized in net earnings (loss). Gains and losses on the foreign currency and interest rate swaps are reclassified immediately to net earnings when the hedged items are extinguished.

Transaction costs (going concern)

Transaction costs are expensed as incurred for financial instruments classified or designated as held for trading. For other financial instruments, with the exception of the revolving term loan, transaction costs are included with the related financial instrument on initial recognition and amortized using the effective interest method. In August 2009, transactions costs of $2.0 million relating to the revolving term loan were written off as the Limited Partnership no longer had the ability to draw on the facility.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

3.	CCAA PROCEEDINGS (GOING CONCERN)

Initial Order for Creditor Protection

As contemplated by the LP Support Agreement (described below), on January 8, 2010, the LP Applicants commenced CCAA proceedings by applying for and obtaining the Initial Order. During the CCAA proceedings, the LP Entities continued to operate their business with the assistance of the Monitor and under the supervision of the Court.

Pursuant to the Initial Order, and subject to the conditions set out therein and the requirements set out in the LP Support Agreement, the LP Entities were (a) required to provide and pay for the shared services between the LP Entities and Canwest Media Entities; (b) permitted to pay outstanding and future employee wages, salaries and employee benefits, employee related obligations and employee incurred expenses; (c) permitted to pay outstanding amounts for goods and services from suppliers considered critical to the ongoing operations of the LP Entities, sales taxes, certain amounts due to governmental bodies and agencies, and amounts due under sales representation agreements; (d) permitted to pay future expenses and capital expenditures reasonably necessary to carry on the operations of the LP Entities; and (e) permitted to make available to National Post Inc. secured revolving loans to a maximum of $12.9 million. The Initial Order also allowed the LP Entities, subject to the provisions of the CCAA, to disclaim any arrangement or agreement. Any reference herein to any such agreements or arrangements and to termination rights or a quantification of the Limited Partnership’s obligations under any such agreements or arrangements is qualified by any overriding disclaimer or other rights the LP Entities may have as a result of or in connection with the CCAA proceedings. Claims may be allowed related to damages of counterparties arising as a result of such disclaimers.

The Initial Order created a number of new charges against substantially all of the current and future assets of the LP Entities which in accordance with the Initial Order may rank in priority to certain other security interests, trusts, liens, charges and encumbrances. These charges, in order of priority, include (i) an administration charge to secure amounts owing to the Monitor and certain restructuring and financial advisors, up to a maximum of $3.0 million; (ii) a DIP charge to the extent of any obligations outstanding under the DIP Facility and the existing security interest granted by the LP Entities to secure obligations under the LP Entities’ centralized cash management system up to $7.5 million, ranked on pari passu basis; (iii) a charge to secure fees payable to the Financial Advisor engaged to conduct the SISP, up to a maximum of $10.0 million; and (iv) a directors’ charge to secure the indemnity created under the Initial Order in favour of the directors and officers of the LP Entities and a management incentive plan (“Limited Partnership MIP”) charge, each with equal priority, to a maximum of $35.0 million and $3.0 million, respectively (the Limited Partnership MIP charge was subsequently increased to $4.3 million on March 26, 2010). Upon the implementation of the Amended Ad Hoc Committee Plan on July 13, 2010, the charges were released against the acquired assets, subject to the continuation of certain portions of the administrative charge.

The stay of proceedings provided for in the Initial Order generally precluded parties from taking any action against the LP Entities for breach of contractual or other obligations. The purpose of the stay was to provide the LP Entities with the opportunity to stabilize operations and business relationships with customers, vendors, employees and creditors and to allow the Limited Partnership to implement an orderly restructuring while continuing its day-to-day operations.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

LP Support Agreement

On January 8, 2010, the LP Applicants entered into the LP Support Agreement with the Administrative Agent. In addition to the actions described in Note 1, the LP Support Agreement imposed several covenants on the LP Entities, including the covenants (a) to not make any payments of pre-filing obligations without the prior consent of the Monitor, subject to an aggregate limit on payments of pre-filing obligations; (b) to maintain net cash flow within certain limits; and (c) not to enter into any merger, amalgamation, consolidation, reorganization or recapitalization, sale or any other transaction resulting in the change of ownership or control of the Limited Partnership or any other LP Entities, except as provided under the Credit Acquisition or SISP, without the consent of the Administrative Agent.

The LP Support Agreement terminated on July 13, 2010 upon the implementation of the Ad Hoc Committee Plan.

Senior Lender’s CCAA Plan and Claims Process

The Initial Order authorized the LP Entities to seek approval of the Senior Lenders CCAA Plan, established the claims process for Senior Lenders and ordered a meeting of Senior Lenders on January 27, 2010 for purposes of voting on the Senior Lenders CCAA Plan. The purpose of the Senior Lenders CCAA Plan was to effect a compromise and arrangement of the claims of the Senior Lenders. The Senior Lenders CCAA Plan did not compromise or affect any claims other than the claims of the Senior Lenders. The Senior Lenders CCAA Plan required repayment in full of all claims related to the DIP Facility on the implementation date of the Senior Lenders CCAA Plan unless consent was received from the DIP Facility lenders for the DIP Facility to be assumed in the Credit Acquisition or a transaction under the SISP. The Senior Lenders CCAA Plan also addressed the manner in which certain priority claims would be dealt with as further described under the Credit Acquisition and SISP below. Under the Senior Lenders CCAA Plan, the claims for the Secured Credit Facility and the Secured Hedge Obligations were subject to a discount of $25 million. Under the Senior Lenders CCAA Plan, the Senior Lenders were entitled to (a) receive debt and equity of Acquireco in exchange for their claims less a discount of $25 million and have unpaid interest either paid on the implementation date or assumed by Acquireco or (b) repayment of their claims less a discount of $25 million if a superior cash offer transaction was completed under the SISP.

The claims process under the Senior Lenders CCAA Plan was completed on January 22, 2010 and confirmed the amount of Secured Claims for voting purposes in the amount of $925.4 million. The Senior Lenders CCAA Plan was approved by the Senior Lenders in a meeting held on January 27, 2010.

On May 17, 2010, the court granted an order conditionally sanctioning the Senior Lenders’ CCAA Plan (the “Conditional Credit Acquisition Sanction, Approval and Vesting Order”). This Order would have permitted the implementation of the Senior Lenders’ Plan if the transactions contemplated by the APA had not been consummated.

On July 13, 2010 the Amended Ad Hoc Committee Plan was implemented, the Senior Lenders were paid in full for all amounts outstanding, as of July 13, 2010 and, accordingly, the Conditional Credit Acquisition Sanction, Approval and Vesting Order ceased to be of any force or effect.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

The Senior Lender’s CCAA Plan was terminated on July 13, 2010, the implementation date of the Amended Ad Hoc Committee Plan.

Sales and Investor Solicitation Process

On January 8, 2010, the Court approved the SISP which would determine whether a successful bid could be obtained by the LP Entities to sell substantially all of their assets or to obtain an investment in the LP Entities’ business that is superior to the Credit Acquisition. If a successful bid was not obtained, the Credit Acquisition, as described above, would proceed. A successful bid was defined as either (a) a credible, reasonably certain and financially viable offer that would result in a cash distribution to the Senior Lenders in an aggregate amount equal to the amount of their claims less a discount of $25 million (“Superior Cash Offer”) or (b) either (i) a credible, reasonably certain and financially viable offer for the purchase of substantially all of the property of the LP Entities (including an offer where the cash component of the offer is less than the discounted amount of Senior Lenders’ claims as determined in (a)), or (ii) a reorganization of the LP Entities, in each of (i) and (ii) as approved by a formal vote of the Secured Lenders in which at least 66.7% in value of the secured debt under the Senior Credit Agreement and the Secured Hedge Obligations and at least an absolute majority in number of the Senior Lenders that participate in such vote approve such transaction (“Superior Alternative Offer”).

The SISP commenced on January 11, 2010 and was completed in two phases, with the final phase terminating on April 30, 2010, the date on which binding offers were to be submitted by qualified bidders. After reviewing the offers received, the Monitor, in consultation with the Financial Advisor and the CRA, determined that the Ad Hoc Committee Offer constituted a Superior Cash Offer. The Monitor accordingly recommended to the Special Committee that the Ad Hoc Committee Offer constituted a credible, reasonably certain and financially viable offer that would result in a cash distribution to the Senior Lenders of the full amount of their outstanding indebtedness and was therefore a Superior Cash Offer. The Monitor accordingly recommended to the Special Committee that the Ad Hoc Committee Offer be accepted and a definitive agreement be negotiated and settled to carry out the transactions contemplated by the Ad Hoc Committee Offer. The Special Committee accepted the Monitor’s recommendation. The Ad Hoc Committee Offer was approved, pursuant to the order of the Court on May 17, 2010. Following the issuance of the Ad Hoc Committee Approval Order the LP Entities executed the APA, dated effective May 10, 2010.

The Ad Hoc Committee Approval Order also amended the terms of the SISP to allow the LP Entities or the Monitor to seek the conditional sanction of the Senior Lenders CCAA Plan discussed above and, if such conditional sanction is granted, to take such commercially reasonable steps as are required for the LP Entities to remain in compliance with the terms of the Support Agreement and the Senior Lenders CCAA Plan pending the closing of the Ad Hoc Committee Transaction.

DIP Financing

On January 8, 2010, the Court approved the DIP Facility. On February 5, 2010, the Senior Secured Super-Priority Debtor-In-Possession Credit Agreement (“DIP Credit Agreement”) was executed. The DIP lenders would not be affected by any plan of compromise or arrangement filed by the LP Entities under the CCAA or any other restructuring.

The DIP Credit Agreement provided for a revolving credit facility of up to $25 million, including a letter of credit sub-facility of up to $5 million. Under the DIP Facility, the availability of funds was determined by a

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

borrowing base based on a percentage of each of the accounts receivable of the LP Entities and the fair value of eligible real property less certain reserves. The DIP Facility was only available for working capital, capital expenditures and other ordinary course expenditures of the LP Entities, to pay certain fees and expenses related to the DIP Facility, the Secured Credit Facility and CCAA proceedings, to advance secured intercompany loans to National Post Inc. and to pay interest on the Secured Credit Facility and Secured Hedge Obligations.

The Limited Partnership did not draw on the DIP Facility and the DIP Facility was terminated on July 13, 2010 upon the implementation of the Amended Ad Hoc Committee Plan.

Management Incentive Plans

On January 8, 2010, the Court approved the MIP, the NP MIP, and the employee special arrangements (all as defined in the initial order). The Initial Order also provided for an LP MIP Charge on the LP Property totalling $3 million to secure amounts owing to the employees covered by the LP MIP, the NP MIP and the special arrangements. These MIPs were developed to incentivize employees of the respective entities critical to the success of the restructuring to remain with the respective entities. These programs and arrangements originally approved payments in aggregate of $3.8 million of which $1.9 million was paid in December 2009 (the Limited Partnership MIP charge was subsequently increased to $4.3 million on March 26, 2010).

Ad Hoc Committee Plan and APA

The purpose of the Ad Hoc Committee Plan was to: (i) effect a compromise, settlement and payment of certain Prefiling Claims, Restructuring Claims, Employee Claims and Director/Officer Claims as set forth in the Ad Hoc Committee Plan other than certain unaffected claims (as described in the Ad Hoc Committee Plan (the “Unaffected Claims”)) (the “Affected Claims”) as finally determined for distribution purposes pursuant to the Amended Claims Procedure Order, the Meeting Order and the Ad Hoc Committee Plan; (ii) implement the closing of the transactions contemplated by the APA; (iii) enable the Purchaser to continue the business of the LP Entities as a going concern from and after the date the Ad Hoc Committee Plan was implemented; and (iv) safeguard substantial employment of the employees of the LP Entities. The claims of the Senior Lenders under the Secured Credit Agreement and the Secured Hedge Obligations were Unaffected Claims and, on closing received a cash distribution equal to the full amount owing to them, including accrued interest and reimbursement of costs and expenses to the extent not previously paid by the LP Entities (the “Senior Secured Claims Amount”). Creditors holding affected claims (the “Affected Creditors”) that were proven claims at the time of closing who elected or were deemed to have elected to receive a cash payment equal to the lesser of the amount of their proven claim and $1,000 (the “Cash Election”) will receive a cash payment from the LP Entities. The remaining unsecured creditors with proven claims will receive a pro rata share of approximately 13 million common shares of Postmedia with an estimated fair value of $9.26 per share.

Affected creditors with proven claims and disputed claims equal to or less than $1,000 were deemed to vote in favour of the Ad Hoc Committee Plan. Affected creditors with proven claims and disputed claims greater than $1,000 were (i) entitled to vote at the Meeting if a valid Cash Election had not been made or, (ii) deemed to have voted in favour of the Ad Hoc Committee Plan if a valid Cash Election had been made.

On May 17, 2010, the court granted the Meeting Order authorizing the LP Entities to call the Meeting and establishing the procedures for vote in respect of the Ad Hoc Committee Plan. The Meeting Order authorized the

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

LP Entities to call the Meeting on June 10, 2010 (which was adjourned by the Monitor to June 14, 2010). The Meeting Order also established a process for the determination of the pro rata claims of the Subordinated Lenders and procedures for proxies and balloting.

On or around June 7, 2010, the Ad Hoc Committee proposed certain amendments (the “Ad Hoc Committee Amendments”) to the Ad Hoc Committee Transaction and the Ad Hoc Committee Plan, which included:

•	Opco LP assigning its rights and obligations under the APA to the Purchaser;

•	Revising the capital structure of Postmedia, Opco LP and the Purchaser to:

•	replace the previously contemplated $150 million of mezzanine debt of Postmedia with a direct equity investment of the same amount by the Ad Hoc Committee; and

•

revise the number of shares to be issued by Postmedia in connection with the Ad Hoc Committee Transaction (27 million shares will be issued to the Ad Hoc Committee for consideration of $250 million and up to 13 million shares will be issued to unsecured creditors of the LP Entities under the Ad Hoc Committee Plan in satisfaction of their claims).

The LP Entities proposed certain other amendments to the Ad Hoc Committee Plan, including some with regard to the determination of the share distribution. The Ad Hoc Committee Plan, as amended is referred to as the “Amended Ad Hoc Committee Plan”.

The Amended Ad Hoc Committee Plan required approval of a majority in number of the Affected Creditors having a proven claim representing not less than 66  2/3% in value of the proven claims. On June 14, 2010 the Amended Ad Hoc Committee Plan was approved by a majority of Affected Creditors, 97.3% in number and 99.5% in value. Additionally, Cash Elections were received totalling $0.3 million.

Ad Hoc Committee Approval Order

On May 17, 2010 the Ad Hoc Committee Approval Order authorized the LP Entities to enter into an APA with Postmedia, Opco LP and the Purchaser and approved the execution, delivery and performance of the APA by the LP Entities.

The APA received from the Ad Hoc Committee contemplates that Postmedia will effect a transaction through which the Purchaser will acquire substantially all of the financial and operating assets of the LP Entities, including the shares of National Post Inc. and assume certain liabilities of the LP Entities. The consideration transferred under the APA was based on the amount owing by the LP Entities to the Senior Lenders under the Senior Credit Agreement and the Secured Hedge Obligation, the Claims of the lenders under the DIP facility, if any, and 13 million common shares to be issued to unsecured creditors of the LP Entities under the Ad hoc Committee Plan in satisfaction of their claim. The total consideration transferred was $1.047 billion. The APA was executed on July 13, 2010, the implementation date of the Amended Ad Hoc Committee Plan.

Claims Procedure Order

The Claims Procedure Order establishes a claims procedure (the “LP Claims Procedure”) for the identification and quantification of certain claims (each a “Claim”), against the LP Entities. The LP Claims Procedure includes

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

a call for: (i) claims against the LP Entities that arose on or before the LP Applicants filed for creditor protection under the CCAA on January 8, 2010 (the “Prefiling Claims”), and (ii) claims that arose after January 8, 2010 as the result of the restructuring, disclaimer, resiliation or termination of any agreement by the LP Entities (the “Restructuring Period Claims”). Certain categories of claims were initially excluded and unaffected for the purposes of the LP Claims Procedure, including, among others, claims against the directors and officers of the LP Entities, intercompany claims, claims of the Senior Lenders against the LP Entities and the majority of employee claims. Creditors wishing to participate in the claims process were to have filed proofs of claim with the Monitor no later than: (i) in the case of a Prefiling Claim, May 7, 2010; or (ii) in the case of a Restructuring Period Claim, June 3, 2010. The LP Entities and the Monitor commenced steps to adjudicate and resolve claims on May 10, 2010.

On May 17, 2010, the Court approved an Amended Claims Procedure Order that included a call for certain employee claims (the “Employee Claims”) and claims against the directors and officers of the LP Entities (the “Director/Officer Claims”). The Amended Claims Procedure Order also established a claims bar date of June 3, 2010 for Restructuring Period Claims, Employee Claims and Director/Officer Claims.

Status of the Claims Process

As at February 22, 2011, claims totalling approximately $582.0 million had been proven and accepted by the Monitor (the “Proven Claims”). The LP Entities are or will be engaging in discussions with the holders of the remaining unresolved claims which total 7 in number and $2.6 million in value.

On July 12, 2010 an amended claim for $150 million was filed with the Monitor. This Amended Claim has now been resolved and is included in the proven claims.

As part of the LP Entities’ claims process, legal claims totalling $533.4 million were filed against the LP Entities for lawsuits which existed as at August 31, 2009. The Court approved claims of $16 million relating to these lawsuits which have been included in the Proven Claims. Furthermore, the Monitor has agreed to a $250.0 million cross-claim, brought against Canwest Publishing Inc. by a co-defendant in one of the aforementioned claims, for a claim value of $2.5 million which, has been included in the proven claims. The Limited Partnership has recorded these claims as at August 31, 2009.

4.	NET LIABILITIES IN LIQUIDATION (LIQUIDATION BASIS)

As described in note 1, effective May 31, 2010, the Limited Partnership adopted the liquidation basis of accounting. Effective July 13, 2010, the Amended Ad Hoc Committee Plan was implemented and the APA was executed resulting in the transfer of certain assets and liabilities of the Limited Partnership and substantially all of the assets and certain liabilities of CPI, including the shares of National Post Inc., to Postmedia Network Inc. in exchange for cash consideration and shares of Postmedia Network Holdings Inc. with a fair value of $1.047 billion (the “Consideration”). The cash was used to settle the debt not subject to compromise and the shares are being used to settle the liabilities subject to compromise.

Restricted Cash

Cash of $9 million represents an Administrative Reserve to be held by the Monitor. This Administrative Reserve was paid by the Limited Partnership to the Monitor on July 13, 2010 and will be used by the Monitor to pay

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

certain administrative costs, including liquidation costs, of the LP Entities. Any cash from the administrative reserve remaining after all costs have been paid out will be transferred to the Purchaser.

Cash to be transferred to Purchaser

Cash of $88.1 million was transferred to the Purchaser on July 13, 2010.

Other Assets to be transferred to Purchaser

Assets of $11.0 million were transferred to the Purchaser on July 13, 2010. These assets consist of prepaid expenses of $2.3 million and property and equipment of $8.7 million.

Investment in Canwest Publishing Inc.

The Limited Partnership owns 100% of the shares of Canwest Publishing Inc. The estimated net realizable value of the investment in CPI has been calculated as follows:

Consideration	1,047,908
Cash of LP to be transferred to Purchaser	(88,102)
Other assets of LP to be transferred to Purchaser	(10,992)
Liabilities of LP to be transferred to Purchaser	3,599

Consideration to be allocated to CPI	952,413
Costs to sell the assets of CPI	(2,620)

Investment in CPI	949,793

Accounts Payable and Accrued Liabilities

The accounts payable and accrued liabilities include a provision for liquidation fees and an estimated amount to sell the assets of the Limited Partnership and have been measured at the present value of amounts expected to be paid. These accounts payable and accrued liabilities are expected to be paid with the cash retained by the Limited Partnership (see above).

Liabilities to be transferred to Purchaser

Liabilities of $3.6 million were transferred to the Purchaser on July 13, 2010. These liabilities consist of accounts payable and accrued liabilities.

Debt not subject to compromise

Debt not subject to compromise of $927.5 million is measured at the present value of amounts paid, and was settled by the Purchaser on behalf of the LP Entities on July 13, 2010.

Liabilities Subject to Compromise

LSTC are liabilities incurred prior to the CCAA filing date that may be dealt with as Affected Claims under the Plan in the LP Entities CCAA Proceedings, contingent liabilities incurred prior to the CCAA filing that are likely

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

to be accepted as claims in the LP Entities CCAA Proceedings, as well as claims arising on or after the CCAA filing date relating to repudiated or disclaimed leases, contracts, and other arrangements. Generally actions to enforce or cause payment of pre-filing liabilities are stayed by the court order. The liabilities subject to compromise of Canwest LP as at July 12, 2010 are described in note 7.

Effect of change to Liquidation Basis of Accounting

The following table outlines the adjustments made to the Limited Partnership’s consolidated balance sheet prepared on a going concern basis as at May 31, 2010 to obtain the Limited Partnership’s statement of net liabilities in liquidation as at May 31, 2010 (presented in thousands of Canadian dollars):

	Going Concern Basis as at May 31, 2010	Deconsolidation of CPI(a)	Adjustments of net assets to liquidation basis(b)	Reclassification of assets and liabilities(c)	Liquidation Basis as at May 31, 2010
ASSETS
Current Assets
Cash	119,470	(1,497)		(89,278)	28,695
Assets to be transferred to Purchaser	—	—	—	101,988	101,988
Accounts receivable	133,640	(133,514)	—	(126)	—
Amounts due from related companies	2,765	(2,103)	—	(662)	—
Inventory	5,200	(5,200)	—	—	—
Investment in Canwest Publishing Inc.	—	346,352	585,301	—	931,653
Prepaid expenses	13,503	(9,683)	(1,000)	(2,820)	—

Total Current Assets	274,578	194,355	584,301	9,102	1,062,336
Property and equipment	320,196	(311,094)	—	(9,102)	—
Other assets	38,621	(38,621)	—	—	—
Goodwill	94,984	(94,984)	—	—	—
Mastheads	6,750	(6,750)	—	—	—

Total Assets	735,129	(257,094)	584,301	—	1,062,336

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	101,760	(94,578)	4,725	(5,888)	6,019
Liabilities to be transferred to Purchaser	—	—	—	6,317	6,317
Amount due on swap settlement	68,746	—	—	(68,746)	—
Income taxes payable	82	(82)	—	—	—
Amounts due to related companies	4,369	(3,416)	—	(953)	—
Deferred revenue	35,337	(34,789)	—	(548)	—
Debt not subject to compromise	860,856	—	(9,285)	69,818	921,389
Obligations under capital leases	3,567	(3,567)	—	—	—

Total Current Liabilities	1,074,717	(136,432)	(4,560)	—	933,725
Liabilities subject to compromise	573,037	(39,446)	—	—	533,591
Obligations under capital leases	128	(128)	—	—	—
Accrued pension, post-retirement and other liabilities	71,721	(71,721)	—	—	—
Future income taxes	9,367	(9,367)	—		—

Total Liabilities	1,728,970	(257,094)	(4,560)	—	1,467,316

PARTNERS’ DEFICIENCY/NET LIABILITIES IN LIQUIDATION	(993,841)	—	588,861	—	(404,980)

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

(a)	The “Deconsolidation of CPI” column reflects the deconsolidation of the assets and liabilities of CPI and its subsidiaries and investments as reflected in the consolidated accounts.
(b)	The “Adjustments of net assets to liquidation basis” column reflects the following adjustments:
•	Adjusts the carrying value of the investment in CPI to its estimated net realizable value as described in note 2.
•	Adjusts prepaid expenses to net realizable value.
•	Adjusts the debt not subject to compromise to the net present value of amounts expected to be paid.
•	Adjusts accounts payable and accrued liabilities for estimated costs to sell the assets of the Limited Partnership and liquidation costs.
(c)	The “Reclassification of assets and liabilities” reflects; a) the reclassification of the aggregate assets and liabilities that will be transferred to the purchaser in conjunction with the implementation of the APA and b) the reclassification of accrued interest and the amount due on swap settlement to debt not subject to compromise to reflect the present value of the debt.

5.	SUPPLEMENTARY FINANCIAL INFORMATION (GOING CONCERN BASIS)

The results of operations during the period of liquidation from June 1, 2010 to July 12, 2010 are presented below as supplementary financial information:

Revenue	119,229
Operating expenses	99,768
Restructuring expenses	(518)

19,979
Amortization of property and equipment	7,115
Other amortization	21

Operating income	12,843
Interest expense	(4,498)
Other income	283
Gain on disposal of property and equipment	—
Foreign currency exchange gains	4,542

Earnings before reorganization costs and income taxes	13,170
Reorganization costs	(16,500)

Loss before income taxes	(3,330)

6.	REORGANIZATION COSTS (GOING CONCERN BASIS)

Reorganization costs represent post-filing expenses and gains that can be directly associated with the reorganization and restructuring of the LP Entities. The following schedule details amounts that have been included in the Consolidated Statements of Earnings (Loss) as reorganization costs:

	For the nine months ended May 31, 2010	For the year ended August 31, 2009
Professional fees(a)	29,417	7,237
Foreign exchange losses on compromised debt(b)	3,961	—
Contract repudiations(c)	945	—
Legal(d)	—	18,519
Other(e)	6,869	—

	41,192	25,756

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

(a)	Professional fees for the nine months ended May 31, 2010 and for the year ended August 31, 2009 include amounts paid to advisors in regards to the CCAA proceedings and the recapitalization process.
(b)	Foreign exchange losses on compromised debt represent the losses on translating monetary items that are subject to compromise at the period end compared to the translated amounts at January 8, 2010, the date of the CCAA filing.
(c)	Contract repudations includes the costs of contracts that have been repudiated by Canwest LP.
(d)	As a result of the LP Entities claims process the court approved certain proven claims relating to certain lawsuits totalling $18.5 million.
(e)	Other includes the cost of the Limited Partnership MIP and the Canwest KERP.

7.	LIABILITIES SUBJECT TO COMPROMISE (LIQUIDATION BASIS)

LSTC are liabilities that have been stayed under the CCAA proceedings which are expected to be compromised under the CCAA proceedings (see notes 1, 3 and 4). LSTC are based on amounts expected to be allowed for known claims or potential claims to be resolved through the LP Entities CCAA Proceedings. Further, under the CCAA proceedings, certain contracts may be repudiated and claims may be recognized for such contracts. The LSTC do not include amounts for contracts repudiated or disclaimed subsequent to July 12, 2010, as such amounts are recognized when the contracts are repudiated or disclaimed, or amounts related to claims for employee benefits which represent actuarial gains or losses which are recognized in accordance with accounting policies for employee benefit plans. It is possible that items currently classified as LSTC will be reclassified out of this category should they be proven to be fully secured. It is also reasonably possible that the amount of LSTC will change in the near term due to negotiated settlements, actions of the Courts, and further developments with respect to disputed claims, repudiation of contracts, other restructuring plans or other events. Such adjustments may be material.

LSTC do not include: (i) liabilities incurred after the date of the CCAA filing by the Limited Partnership, except for liabilities related to repudiated or disclaimed contracts or restructuring provisions incurred after the CCAA filing. As per the terms of the Amended Ad Hoc Committee Plan, the Liabilities Subject to Compromise of Canwest LP, as well as those of CPI, will be settled on a pro rata basis with 13 million common shares of Postmedia, at a fair value of $9.26 per share.

The following chart presents the components of the Limited Partnership’s LSTC:

July 12, 2010
Senior Subordinated Unsecured Notes	413,480
Senior Subordinated Unsecured Credit Facility	75,000
Accounts payable and accrued liabilities	41,460
Repudiated contracts	26

529,966

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

8.	CONDENSED COMBINED FINANCIAL INFORMATION (GOING CONCERN BASIS)

The condensed combined financial information for the nine-month period ended May 31, 2010 presents the results of operations and cash flows of the LP Entities that are subject to the CCAA proceedings on a going concern basis and excludes the results of operations and financial position of certain subsidiaries which are not subject to the CCAA proceedings.

Condensed Combined Statements of Earnings	For the nine months ended May 31, 2010
Revenues	753,880
Operating expenses(a)	590,961
Restructuring expenses	2,660

160,259
Amortization	30,388

Operating income	129,871
Interest expense, net(b)	(60,649)
Other income	1,737
Gain on disposal of property and equipment	2
Foreign currency exchange gains	49,723

Earnings before reorganization costs and income taxes	120,684
Reorganization costs	(40,847)

Earnings before income taxes	79,837
Recovery of future income taxes	(18,792)

Net earnings for the period	98,629

(a)	Included in operating expenses for the nine months ended May 31, 2010 are printing and distribution recoveries from National Post Inc. of $8.1 million and advisory, business and administrative charges recovered from National Post Inc. of $4.1 million and a rent recovery from National Post Inc. of $0.9 million.
(b)	Included in interest expense, net for the nine months ended May 31, 2010 is interest income from National Post Inc. of $0.08 million.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

Condensed Combined Statements of Cash Flows

For the nine months ended May 31, 2010
CASH GENERATED (UTILIZED) BY:
Cash flows from operating activities	83,887

INVESTING ACTIVITIES
Proceeds from sale of property and equipment	2
Purchase of property and equipment	(9,077)

Cash flows from investing activities	(9,075)

FINANCING ACTIVITIES
Transfer of National Post business	(2,367)
Advances of revolving facilities	1,889
Payments of capital leases	(3,139)

Cash flows from financing activities	(3,617)

Net change in cash	71,195
Cash—beginning of period	46,778

Cash—end of period	117,973

9.	CANWEST REIMBURSEMENTS AND TRANSFER OF PENSION OBLIGATIONS (GOING CONCERN BASIS)

The Limited Partnership has agreed to reimburse Canwest Global for a portion of the cost of Canwest Global’s key employee retention plan (“Canwest KERP”) and Canwest Global has agreed to reimburse the Limited Partnership for a portion of the cost of its MIP. These plans were established in September 2009 and are payable in two instalments, the first instalment as at December 31, 2009 has been made and the second instalment will be made on the completion of the Canwest Media CCAA proceedings for the Canwest KERP or the Limited Partnership CCAA proceedings for the Limited Partnership’s MIP. In November 2009 the Limited Partnership deposited $3.9 million with a trustee for the benefits of the employees of the Canwest Media Entities in full satisfaction of its reimbursement obligation. These funds will be disbursed to the participants of the Canwest KERP in accordance with the terms of the Canwest KERP. If the funds exceed the amount required to satisfy its obligations the excess will be returned to the Limited Partnership.

In the second quarter of 2010, Canwest Global determined that the allocation of an accrued pension liability between the Limited Partnership and Canwest Global resulted in an overstatement of this liability in the Limited Partnership’s financial statements in prior periods. As such, an immaterial out-of-period adjustment was recorded during the nine months ended May 31, 2010, resulting in a $1.7 million decrease in the accrued pension, post-retirement and other liabilities and a corresponding increase in the contributed surplus of the Limited Partnership as Canwest Global assumed its portion of the obligation.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

10.	TRANSFER OF NATIONAL POST BUSINESS (GOING CONCERN BASIS)

Effective October 30, 2009 certain assets and liabilities of The National Post Company, a general partnership, were transferred to a National Post Inc., a subsidiary of CPI, for cash consideration of $2.4 million paid to The National Post Company (note 1). This transaction was accounted for as a continuity of interests.

The following is a summary of the net assets transferred as at October 30, 2009:

Assets
Current Assets	4,790
Property and Equipment	558
Mastheads	6,750

12,098
Liabilities
Current Liabilities	3,798
Pension and post-retirement liabilities	3,724

7,522

Net Assets	4,576

For these financial statements, all of the assets, liabilities, revenues, expenses and cash flows of The National Post Company have been combined with those of the Limited Partnership for all periods prior to the date of the transfer. On the date of the transfer, the cash consideration and elimination of the assets and liabilities excluded from the October 30, 2009 legal transfer have been de-recognized as an adjustment to contributed surplus. The gain on the de-recognition of amounts due to and from other related entities and accounts payable was $140.8 million. The assets and liabilities that were de-recognized consist primarily of intercompany loans provided to The National Post Company by Canwest Global and its subsidiaries to finance its operations. These loans were de-recognized because they were not assumed by Canwest LP as part of the transfer of the business of The National Post Company.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

11.	DEBT NOT SUBJECT TO COMPROMISE (LIQUIDATION BASIS)

The Amended Ad Hoc Committee Plan was implemented on July 13, 2010 which resulted in the execution of the APA. This resulted in the debt not subject to compromise being settled in full as described below.

As at July 12, 2010
Debt denominated in Canadian dollars(a)
Senior secured credit facilities—revolver	118,173
Senior secured credit facilities—credit C	265,639
Secured hedging obligations	66,128

449,940

Debt denominated in US dollars(b)
Senior secured credit facilities—credit D (US$460,908)	474,708
Secured hedging obligations (US$2,725)	2,847

477,555

Total debt not subject to compromise	927,495

(a)	This debt was settled by the Purchaser on behalf of the LP Entities in full on July 13, 2010.
(b)	The debt denominated in US dollars has been converted to Canadian dollars at the Bank of Canada closing foreign exchange rate of 1.0337 on July 13, 2010. This debt was settled by the Purchaser on behalf of the LP Entities in full on July 13, 2010 in US dollars.

12.	RESTRICTED CASH (GOING CONCERN BASIS)

Canwest LP entered into a forbearance agreement with its senior secured lenders on August 31, 2009. In accordance with this agreement, Canwest LP agreed to pay outstanding interest of $13.9 million to its lenders under the senior secured credit facilities. On August 31, 2009 Canwest LP deposited cash of $13.9 million to a restricted bank account. This cash was used to settle the accrued interest amounts outstanding to these lenders in September and October of 2009.

13.	PROPERTY AND EQUIPMENT (GOING CONCERN BASIS)

	As at August 31, 2009
	Cost	Accumulated amortization	Net
Land	29,329	—	29,329
Buildings	196,646	83,225	113,421
Machinery and equipment	663,692	468,734	194,958
Leasehold improvements	12,910	8,990	3,920

	902,577	560,949	341,628

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

During 2009, the Limited Partnership had no additions related to assets under capital leases. The Limited Partnership has assets under capital leases with an original cost of $15.4 million and accumulated amortization of $2.6 million.

As at August 31, 2009 the Limited Partnership had assets not yet in service of $2.2 million.

During 2009, the Limited Partnership wrote off assets with an original cost of $47.0 million (2008—$26.4 million) and accumulated amortization of $46.7 million (2008—$425.8 million), resulting in a write off on property and equipment of $0.3 million (2008—$0.6 million).

14.	INTANGIBLE ASSETS (GOING CONCERN BASIS)

Intangible Asset Impairments

During the year ended August 31, 2009, due to a decline in operating results, and lower expectations for advertising revenue growth the Limited Partnership recorded impairment charges of $28.3 million for its masthead.

The Limited Partnership’s assumptions related to future revenues reflected the Limited Partnership’s expectations about future expected revenue, particularly advertising revenue and competition in the markets in which it operates. The Limited Partnership has made certain assumptions for the discount and terminal growth rates to reflect possible variations in the cash flows; however, the risk premiums expected by market participants related to uncertainties about the industry, specific reporting units or specific intangible assets may differ or change quickly depending on economic conditions and other events.

There were no impairment charges recorded in the nine months ended May 31, 2010 and the year ended August 31, 2008.

15.	OTHER ASSETS (GOING CONCERN BASIS)

As at August 31, 2009
Pension assets	25,301
Other	894

26,195

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

16.	LONG-TERM DEBT (GOING CONCERN BASIS)

As at August 31, 2009
Senior Secured Credit Facilities(1)	876,003
Senior Subordinated Unsecured notes(2)	429,856
Senior Subordinated Unsecured Credit Facility(3)	74,235

1,380,094
Less portion due within one year	1,380,094

Long term portion	—

(1)	On July 13, 2007 the Limited Partnership entered into senior secured credit facilities. The facilities included:
a.	A $250 million revolving term loan. As at August 31, 2009, the Limited Partnership had drawn $116.0 million on its revolver and had letters of credit of $2.0 million outstanding and had no further availability on its revolver and was in default on the revolver (note 1). This facility contractually matured in July 2012 and was subject to certain restrictions. This facility bore interest at prime plus a margin or banker’s acceptance rates plus a margin, and had an interest rate of 3.75% at August 31, 2009.
b.	A $265 million non-revolving term loan which was subject to minimum principal payment reductions of a minimum of 5% beginning in the fourth quarter of 2009 and 10% in each of years beginning in the fourth quarter 2010. The Limited Partnership did not make the principal payment due in the fourth quarter of 2009 and was in default on the loan (note 1). This facility contractually matured in July 2012 is subject to certain restrictions and bore interest at banker’s acceptance rates plus a margin. This facility had an interest rate of 3.75% at August 31, 2009.
c.	A $502 million (US$458 million) term loan which was subject to principal repayments of $5 million (US$4.8 million) per year. The Limited Partnership did not make the principal payments due on this loan in the third and fourth quarter of 2009 and was in default on the loan (note 1). This facility contractually matured on July 13, 2014 and was subject to certain restrictions and bore interest at floating rates based on US Base rates plus a margin. This facility had an interest rate of 4.75% at August 31, 2009. In 2008 the Limited Partnership had a foreign currency and interest rate swap to fix the interest and principal payment on a notional amount of US$466 million which reduced with principal payments on the debt at a fixed currency exchange of US$1:$1.0725 until July 2014, resulting in a swap adjusted effective interest rate of 7.5%. This swap was designated a cash flow hedge. As at August 31, 2009, the Limited Partnership no longer had a foreign currency and interest rate swap on this debt (note 1).

On July 13, 2010, as a result of the Acquisition, the senior secured credit facilities above were paid in full on behalf of the LP Entities by the Purchaser.

(2)

The Limited Partnership had senior subordinated unsecured notes of $438 million (US$400 million) which were due in August 2015 and bore interest at 9.25%. These notes ranked junior to the Limited Partnership’s senior secured credit facility and was guaranteed by certain subsidiaries of the Limited Partnership. The Limited Partnership is in default on this debt (note 1). The senior subordinated unsecured notes had a

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

variable prepayment option at a premium. The prepayment option represented an embedded derivative that was accounted for separately at fair value. As at August 31, 2009, the estimated fair value of the prepayment option was nil. In 2008 the Limited Partnership had a US$400 million swap resulting in a fixed currency exchange rate of US$1:$1.0725 until July 2015 and a fixed interest rate of 9.1%. This swap was designated a cash flow hedge and its effective interest rate was 9.1%. As at August 31, 2009, the Limited Partnership no longer has a foreign currency and interest rate swap on this debt (note 1).

(3)	The Limited Partnership had a $75 million senior subordinated unsecured credit facility. This unsecured facility ranked junior to the Limited Partnership’s senior credit facility and was guaranteed by certain subsidiaries of the Limited Partnership. The Limited Partnership was in default on this debt (note 1). This facility which matured in July 2015 was subject to certain restrictions and bore interest at prime plus a margin. This facility had an effective interest rate of 9.0% as at August 31, 2009.

The Limited Partnership and its subsidiaries were subject to covenants under certain credit facilities described above, including thresholds for leverage and interest coverage, and were also subject to distribution restrictions and other certain restrictions under negative covenants. As noted above, the Limited Partnership was not in compliance with its debt covenants as at August 31, 2009.

The senior secured credit facilities noted above were secured by substantially all of the Limited Partnership’s directly held assets including the assets of Canwest LP, Canwest Media (Canada) Inc. and Canwest Publishing Inc.

Interest expense recorded on the long-term debt for the year ended August 31, 2009 was $98.4 million (2008—$107.8 million). Interest expense recorded on the long-term debt for the period ended May 31, 2010 was $59.0 million.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

17.	INCOME TAXES (GOING CONCERN BASIS)

The provision for income taxes reflects an effective income tax rate which differs from its combined Canadian federal and provincial statutory income tax rate as follows:

	For the nine months ended May 31, 2010	For the years ended
		August 31, 2009	August 31, 2008
Income taxes at combined Canadian statutory income tax rate of 30.70% (August 31, 2009—30.14%, August 31, 2008—31.59%)	23,565	(39,484)	40,425
Valuation allowance	(29,551)	30,136	(455)
Effect of income tax rates differing from the combined Canadian statutory income tax rate	(2,291)	3,747	(498)
Effect of change in expected future income tax rates	269	349	(3,800)
Partnership net earnings allocated to Limited	—	—	—
Partners, and therefore not subject to tax	(5,276)	(9,811)	(37,989)
Timing difference on acquisition of National Post Company	738	—	—
National Post earnings allocated to partners	(65)	—	—
Non-taxable portion of capital gains	(8,255)	(295)	(342)
Non-taxable portion of capital loss	—	7,166	—
Permanent swap deductible difference	—	(2,004)	—
Timing differences not previously recognized	—	—	299
Non-deductible expenses	2,815	1,442	1,210
Other	(60)	(139)	736

Recovery of income taxes	(18,111)	(8,893)	(414)

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

As at August 31, 2009
Future tax assets
Non-capital loss carryforwards	31,254
Net-capital loss carryforwards	386
Accounts payable and other accruals	2,436
Pension and post-retirement benefits	19,138
Asset retirement liability	79
Less: Valuation allowance	(25,177)

Total future income tax assets	28,116

Future tax liabilities
Capital cost allowances in excess of book amortization	39,338
Pension asset	6,353
Goodwill	9,895
Asset retirement asset	8

Total future income tax liabilities	55,594

Net future income tax liability	27,478
Current future income tax asset	—

Long term future income tax liability	27,478

	For the nine months ended May 31, 2010	For the years ended
		August 31, 2009	August 31, 2008
Current income taxes	—	—	(516)
Provision for (recovery of) income taxes	(18,111)	(8,893)	102

Recovery of income taxes	(18,111)	(8,893)	(414)

As of August 31, 2009, subsidiaries of Canwest LP had non-capital loss carry-forwards for income tax purposes of $122 million that expire as follows: 2010 - $0.2 million, 2011 - nil, 2012 - nil, 2013 - nil, 2014 - $0.3 million, thereafter $121.5 million and net capital loss carry-forwards in the amount of $1.5 million. The non-capital and net capital loss carry-forwards have been reflected in these financial statements.

Taxable income of the Limited Partnership is taxed in the hands of the unit holders. Therefore only temporary differences relating to corporate subsidiaries have been reflected in the statements. The Limited Partnership has net deductible temporary differences of $96.4 million (2008 - $61.5 million) which are only disclosed in the financial statements.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

18.	STOCK BASED COMPENSATION (GOING CONCERN BASIS)

Stock option and Restricted Share Unit Plan

On November 6, 2007, the Board granted 339,100 Regular Options and 70,800 Market Threshold Options to employees of the Limited Partnership. These options vested over a four year period, expired on November 6, 2014 and were granted at an average exercise price of $7.50 per option, the market trading value of the shares on that day. The fair value of the options granted was estimated using the binomial option pricing model with the assumptions of no dividend yield, an expected volatility of 28%, risk free interest rates of 4.2% and an expected life of 6 years. The total fair value of the Regular Options issued was $0.9 million, an average of $2.61 per option. The total fair value of the Market Threshold Options was $0.2 million, an average of $2.44 per option.

Eligible participants received grants of Restricted Share Units (“RSU”), under the Plan, which are settled by the issuance of an equivalent number of Canwest Global Shares at the end of a three year term if the attainment of specified performance goals as determined by the Board were met. Additional RSU’s were granted if Canwest Global declared dividends prior to the settlement date. On November 6, 2007, the Board granted 171,400 restricted share units to employees of the Limited Partnership. The fair value at the time of issuance was $7.50 per RSU.

The Limited Partnership had recorded compensation expense relating to this plan of $0.3 million with an offsetting credit to amounts due to related companies for the period ended May 31, 2010 (August 31, 2009 - $0.4 million, August 31, 2008 - $0.5 million)

19.	ACCUMULATED OTHER COMPREHENSIVE LOSS (GOING CONCERN BASIS)

	Unrealized loss on cash flow hedges
	For the nine months ended May 31, 2010	For the twelve months ended
		August 31, 2009	August 31, 2008
Balance, beginning of period	—	(45,472)	—
Cumulative impact on implementing new accounting standards	—	—	(17,122)
Other comprehensive earnings (loss) for the period	—	(45,472)	(28,350)

Balance, end of period	—	—	(45,472)

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

20.	STATEMENTS OF CASH FLOWS (GOING CONCERN BASIS)

The following amounts comprise the net change in non-cash operating accounts included in the consolidated statements of cash flows:

	For the nine months ended May 31, 2010	For the years ended
		August 31, 2009	August 31, 2008
CASH GENERATED (UTILIZED) BY:
Accounts receivable	(31,537)	46,891	(7,572)
Inventory	1,418	4,092	(1,802)
Prepaid expenses	1,756	(2,254)	1,369
Other assets	(517)	(42)	254
Restricted cash	9,956	(13,902)	—
Accounts payable and accrued liabilities	29,438	8,724	2,259
Income taxes recoverable (payable)	70	581	19
Deferred revenue	5,128	(1,996)	(249)

	15,712	42,094	(5,722)

	For the nine months ended May 31, 2010	For the years ended
		August 31, 2009	August 31, 2008
Interest paid	—	58,392	110,032
Income taxes paid (recovered)	—	518	(575)

21.	RETIREMENT ASSETS AND OBLIGATIONS (GOING CONCERN BASIS)

The Limited Partnership has a number of funded and unfunded defined benefit plans, as well as defined contribution plans, that provide pension and post retirement and post employment benefits to its employees. The defined benefit pension plans are based upon years of service and final average salary. The defined benefit plans, defined contribution plans and post retirement and post employment plans that were not classified as liabilities subject to compromise (note 2) have been transferred to the Purchaser on July 13, 2010 and the Limited Partnership no longer has any liabilities or obligations in respect of these plans.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

Information on the Limited Partnership’s pension and post-retirement and post-employment benefit plans follows:

Pension benefits(1)
For the year ended August 31, 2009
Plan Assets
Fair value - beginning of period	263,662
Actual returns on plan assets	(9,847)
Employer contributions	22,542
Employee contributions	5,819
Benefits paid	(15,160)

Fair value - end of period	267,016

Plan Obligations
Accrued benefit obligations - beginning of period	325,417
Accrued interest on benefits	20,114
Current service costs	16,712
Benefits paid	(15,893)
Actuarial gains	(16,303)

Accrued benefit obligations - end of period	330,047

The Limited Partnership’s net accrued benefit assets are determined as follows:
Accrued benefit obligations	330,047
Fair value of plan assets	267,016

Plan deficits	(63,031)
Unamortized net actuarial losses	73,345
Unamortized past service costs	3,041

Accrued plan assets	13,355

The accrued pension benefit asset of $25.3 million is included in other assets, the accrued pension liability of $12.0 million and the accrued post-retirement/employment benefit liability is included in accrued pension, post-retirement and other liabilities in the consolidated balance sheet.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

The pension plan assets consist primarily of equity securities 63% and debt securities 35%. The pension plans have no investment in Canwest entities.

Post-retirement/ employment benefits
For the year ended August 31, 2009
Plan Assets
Fair value—end of period	—
Employer contributions	2,974
Benefits paid	(2,974)

Fair value—end of period	—

Plan Obligations
Accrued benefit obligations—beginning of period	41,509
Accrued interest on benefits	3,147
Current service costs	4,515
Benefits paid	(2,974)
Actuarial losses(3)	10,767

Accrued benefit obligations—end of period	56,964

Accrued benefit obligation	56,964
Unamortized net actuarial gains	9,763

Accrued post-retirement benefit liability	66,727

Effective August 31, 2009 Canwest LP changed the measurement date of its pension plans from June 30 to August 31 (note 2). As a result, Canwest LP has measured its accrued benefit obligations and the fair value of plan assets for accounting purposes as at August 31, 2009.

The most recent actuarial funding valuation for the most significant of the pension plans, which make up substantially all of the accrued benefits obligations, was as of December 31, 2009. The valuations indicated that the plans had deficiencies and set out the payments that would have been required if the Limited Partnership had not transferred the pension plans to the Purchaser (as described above). The investment strategy for pension plan assets is to utilize a balanced mix of equity and fixed income portfolios to earn a long term investment return that meets the pension plan obligations. Active management strategies and style diversification strategies are utilized in anticipation of realizing investment returns in excess of market indices.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

The Limited Partnership’s pension benefit expense is determined as follows:

For the nine months ended May 31, 2010
Recognized in period
Current service costs	11,973
Employee contributions	(4,473)
Accrued interest on benefits	15,600
Return on plan assets	(13,854)
Past service costs	60
Net actuarial losses	3,645

Benefit expense	12,951
Employer contribution to the defined contribution plan	1,523

Total pension benefit expense	14,474

	For the year ended August 31, 2009			For the year ended August 31, 2008
	Incurred in year	Matching adjustments(2)	Recognized in year	Incurred in year	Matching adjustments(2)	Recognized in year
Current service costs	16,712	—	16,712	16,959	—	16,959
Employee contributions	(5,819)	—	(5,819)	(5,745)	—	(5,745)
Accrued interest on benefits	20,114	—	20,114	18,826	—	18,826
Return on plan assets	9,847	(28,925)	(19,078)	3,461	(22,238)	(18,777)
Administrative expenses	—	40	40	—	—	—
Past service costs	—	355	355	—	440	440
Net actuarial losses	(16,303)	19,550	3,247	(27,777)	31,963	4,186

Benefit expense	24,551	(8,980)	15,571	5,724	10,165	15,889
Employer contribution to the defined contribution plan	2,050	—	2,050	2,048	—	2,048

Total pension benefit expense	26,601	(8,980)	17,621	7,772	10,165	17,937

On October 30, 2009, the pension plan assumed from The National Post Company had plan assets of $10.4 million, plan obligations of $12.1 million, and unamortized net actuarial gains of $0.3 million, resulting in an accrued plan obligation of $2.0 million.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

The Limited Partnership’s post-retirement and post-employment expense is determined as follows:

For the nine months ended May 31, 2010
Recognized in period
Current service costs	2,934
Accrued interest on benefits	2,727
Net actuarial gains	(231)

Total post-retirement benefit expense	5,430

	For the year ended August 31, 2009			For the year ended August 31, 2008
	Incurred in year	Matching adjustments(2)	Recognized in year	Incurred in year	Matching adjustments(2)	Recognized in year
Current service costs	4,515	—	4,515	2,174	—	2,174
Accrued interest on benefits	3,147	—	3,147	2,659	—	2,659
Net actuarial losses (gains)(3)	10,767	(814)	9,953	(5,341)	9,457	4,116

Total post-retirement benefit expense	18,429	(814)	17,615	(508)	9,457	8,949

On October 30, 2009, the assumed post-retirement liability from The National Post Company had plan obligations of $1.0 million, and unamortized net actuarial gains of $0.7 million, resulting in an accrued post-retirement obligation of $1.7 million.

As a result of the CCAA proceedings described in notes 1 and 3, payments of $0.1 million on account of the Southam Executive Retirement Plan have been stayed. As a result the total liability of $7.6 million related to this plan was classified as liabilities subject to compromise.

Significant actuarial assumptions in measuring the Limited Partnership’s accrued benefit obligations as at August 31, 2009 are as follows:

	Pension benefits	Post-retirement benefits	Post-employment benefits
Discount rate	6.33%	6.40%	6.40%
Rate of compensation increase	3.10%	3.10%	3.10%

Significant actuarial assumptions in measuring the Limited Partnership’s benefit costs for the period ended May 31, 2010 are as follows:

	Pension benefits	Post-retirement benefits	Post-employment benefits
Discount rate	6.33%	6.40%	6.40%
Expected long-term rate of return on pension plan asset	6.60%	—	—
Rate of compensation increase	3.10%	3.10%	3.10%

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

Significant actuarial assumptions in measuring the Limited Partnership’s benefit costs for the year ended August 31, 2009 and 2008 are as follows:

	2009		2008
	Pension benefit	Post- retirement / employment benefits	Pension benefit	Post- retirement / employment benefits
Discount rate	6.15%	6.10%	5.60%	5.60%
Expected long-term rate of return on pension plan asset	7.00%	—	7.15%	—
Rate of compensation increase	3.70%	3.70%	2.90%	3.70%

The discount rate was estimated by applying Canadian corporate AA zero coupon bonds to the expected future benefit payments under the plans.

(1)	As at August 31, 2009, none of the Limited Partnership’s defined benefit pension plans were fully funded.
(2)	Accounting adjustments to allocate costs to different periods to reflect the long term nature of employee future benefits.
(3)	Actuarial losses of $6.7 million were recorded in 2009 as a result of a non-pension arrangement not previously recognized as a liability and expense in Canwest LP’s financial statements (note 28).

22.	PARTNERS’ CAPITAL (GOING CONCERN BASIS)

Canwest Limited Partnership has 158,262,703 Limited Partnership units issued and outstanding to Canwest at August 31, 2009.

Canwest (Canada) Inc., the general Partner of the Limited Partnership, holds an undivided interest of 0.001% in Canwest LP, as established by the Partnership Agreement.

Distributions were paid to Canwest based on the units outstanding, at the sole discretion of the General Partner, once the General Partner had received its pro rata share of the distribution (.001%). During the nine months ended May 31, 2010, Canwest LP paid distributions of nil to Canwest (August 31, 2009 - $45.0 million, August 31, 2008 - $166.0 million).

23.	RESTRUCTURING (GOING CONCERN BASIS)

In 2008, the Limited Partnership initiated and completed certain changes in its work flow processes which resulted in the centralization of certain functions. The total cost associated with this initiative of $10.7 million was accrued in 2008, with $2.4 million remaining to be paid under the initiative.

During the year ended August 31, 2009, the Limited Partnership initiated certain initiatives in its Newspapers segment, which are expected to result in a workforce reduction of 519 positions. During the year ended August 31, 2009, the Limited Partnership accrued costs of $28.8 million related to these initiatives.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

The Limited Partnership has recorded the restructuring amounts in accounts payable and accrued liabilities and has expensed the workflow reduction costs in restructuring expenses as follows:

	For the nine months ended May 31, 2010	For the year ended August 31, 2009	For the year ended August 31, 2008
Restructuring liability, beginning of period	9,423	2,376
Accrued during the period	2,660	28,806	10,708

	12,083	31,182	10,708
Payments during the period	(5,523)	(21,759)	(8,332)

Restructuring liability, end of period	6,560	9,423	2,376

24.	RELATED PARTY BALANCES AND TRANSACTIONS (GOING CONCERN BASIS)

(a)	Amounts due to (from) related companies

Amounts due to (from) related companies are related to obligations incurred by Canwest LP on behalf of related companies and disbursements made on behalf of the Canwest Media Entities outside Canwest LP and are accordingly classified as operating cash flows.

Total amounts due to (from) related companies are non-interest bearing and have fixed repayment terms, except for amounts due from The National Post Company to Canwest Media Entities prior to October 30, 2009 which had no fixed repayment terms. On October 30, 2009, with the acquisition of the assets and the business of The National Post Company by Canwest LP all amounts owing from The National Post Company to Canwest Media Entities were transferred to Canwest Media and Canwest Global as they were not part of the liabilities assumed by Canwest LP (note 10).

(b)	Related party transactions

As stated in note 1, the agreement on shared services and employees sets out termination dates for each of the categories of shared services identified therein, which dates range from February 28, 2010 to February 28, 2011.

Cross-promotional activities

Canwest LP and certain Canwest Media Entities are involved in cross-promotional activities whereby Canwest LP provides advertising space in its newspaper and online media to certain Canwest Media Entities, and the Limited Partnership may be provided with advertising time or space by the Canadian Broadcasting Operations.

Canwest LP entered into an agreement with the Canadian Broadcasting Operations, whereby these activities will be charged to the various entities.

For the nine months ended May 31, 2010, Canwest LP has recorded revenue of $1.3 million related to these activities (August 31, 2009 - $1.0 million, August 31, 2008 - $1.3 million)

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

Editorial content

Canwest LP and the Canadian Broadcasting Operations provide each other certain affiliation services related to editorial content. The Canadian Broadcasting Operations contributed editorial content to the Limited Partnership’s and online interactive services, and Canadian Broadcasting Operations have access to the Limited Partnership’s editorial content, information and editorial services. For editorial content activities, Canwest LP and the Canadian Broadcasting Operations provide such services on a cost-recovery basis. Canwest LP has recorded a cost recovery of $0.2 million for the nine months ended May 31, 2010 (August 31, 2009—nil, August 31, 2008—nil)

These cost recoveries have been included in operating expenses.

Advisory, business and administrative services

Canwest LP provides a number of services to Canwest Media and the Canadian Broadcasting Operations entities as follows:

(a)	business and administrative support services to the Canadian Broadcasting Operations and Canwest Media including information technology, human resources services, accounting; and

(b)	website support services and provision of online sales representation to the Canadian Broadcasting Operations.

Canwest LP and certain Canwest Media Entities have entered into various agreements that outline the amount of the charges or the basis on which the charges above are determined.

For the nine months ended May 31, 2010, Canwest LP recorded a recovery of $9.6 million related to services provided to the Canadian Broadcasting Operations and other Canwest Media entities (August 31, 2009—$14.9 million, August 31, 2008—$12.7 million).

In addition, Canwest Media provides a number of services to Canwest LP as follows:

(a)	executive advisory services related to corporate development, strategic planning, capital allocation, financing, equity and debt holder relations, insurance and risk management, tax planning and certain operational matters; and

(b)	services related to legal, tax compliance, financial reporting, internal audit, investor and public relations, treasury, human resource management, sales representation and capital asset management.

Canwest LP and Canwest Media have entered into various agreements that outline the amount of the charges or the basis on which the charges above are determined.

For the nine months ended May 31, 2010, the Limited Partnership recorded expenses of $2.2 million related to services received from Canwest Media (August 31, 2009—$5.2 million, August 31, 2008—$4.6 million).

In accordance with the new shared services agreement Canwest Media ceased to provide these services to Canwest LP as of May 31, 2010.

The above costs and recoveries have been included in operating expenses.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

Sales and marketing services

In fiscal 2008 the sales and marketing division of Canwest provided Canwest LP with national advertising sales representation and charged a commission to Canwest LP for sales made on its behalf as well as an overhead charge. During the year ended August 31, 2008 costs associated with the national advertising sales representation were recorded in the amount of $4.8 million. There were no charges to Canwest LP during the nine months ended May 31, 2010 and the year ended August 31, 2009.

These costs have been included in operating expenses.

Occupancy costs

Canwest LP recovers occupancy costs based upon a proportionate allocation of actual costs based upon the square footage occupied by certain Broadcast operations.

The total recoveries for the nine months ended May 31, 2010 were $0.1 million (August 31, 2009—$0.4 million, August 31, 2008—$0.6 million).

These cost recoveries have been included in operating expenses.

All the related party transactions have been recorded at the exchange amounts, which are the amounts agreed to by the related parties. The Limited Partnership is not able to make a reasonable estimate of what these expenses would have been on a standalone basis had Canwest LP not been affiliated with Canwest Global and its subsidiaries during the nine months ended May 31, 2010 and the years ended August 31, 2009 and 2008.

25.	FINANCIAL INSTRUMENTS AND FINANCIAL INSTRUMENTS RISK MANAGEMENT (GOING CONCERN BASIS)

As described in note 1, on July 13, 2010 the Limited Partnership sold substantially all of its assets and certain liabilities for $1.047 billion and ceased operations. As a result the Limited Partnership is no longer subject to liquidity risk, interest rate risk, credit risk or foreign currency risk.

26.	CAPITAL MANAGEMENT (GOING CONCERN BASIS)

As described in note 1, on July 13, 2010 the Limited Partnership sold substantially all of its assets and certain liabilities for $1.047 billion and ceased operations and no longer manages its capital.

27.	CONTINGENCIES (GOING CONCERN BASIS)

Canwest LP is involved in various legal matters arising in the ordinary course of business. With the exception of insured litigation, which was excluded from the claims process, all legal matters that arose prior to January 8, 2010 will be settled in accordance with the claims process as outlined in note 3.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

28.	SEGMENTED INFORMATION (GOING CONCERN BASIS)

Canwest LP previously had two operating segments and two reportable segments, both in Canada, being the Newspapers segment and the Digital Media segment. The acquirer, Postmedia, has a different reporting structure from Canwest LP and as a result the segmented information is reported on a basis different from that of Canwest LP. For comparative purposes only, Canwest LP’s segmented information has been reclassified to reflect Postmedia’s segment reporting. Postmedia has one reportable segment for financial reporting purposes, the Newspapers segment. The Newspapers segment is comprised of the Eastern newspapers operating segment and the Western newspapers operating segment which have been aggregated. The Newspapers segment publishes daily and non-daily newspapers and operates the related newspaper websites. Its revenues are primarily from advertising and circulation. Postmedia has other business activities and an operating segment which are not separately reportable and are referred to collectively as the All other category. Revenues in the All other category primarily consist of advertising and subscription revenues from FPinfomart.ca and the website canada.com.

Operating expenses for the year ended August 31, 2009 include a reduction of $6.2 million for active employee health and insurance benefits and an increase of $6.7 million for non-pension benefits related to prior years for the for the Newspaper segment resulting in a net increase to operating expenses of $0.5 million. The Limited Partnership has determined this adjustment is not material to the recorded results and accordingly the adjustment has been included in net earnings (loss).

Each segment operates as a strategic business unit with separate management. Segment performance is measured primarily upon the basis of segment operating profit. Segmented information and a reconciliation from segment operating profit to earnings (loss) before income taxes are presented below. Canwest LP accounts for intersegment sales as if the sales were to third parties.

	Revenue
	For the nine months ended May 31, 2010	For the year ended August 31, 2009	For the year ended August 31, 2008
	(reclassified)(1)	(reclassified)(1)	(reclassified)(1)
Newspapers	785,903	1,058,227	1,261,187
All other	28,707	45,551	41,132
Inter-segment revenues	(3,430)	(4,703)	(4,252)

	811,180	1,099,075	1,298,067

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

	Operating Profit(2)
	For the nine months ended May 31, 2010	For the year ended August 31, 2009	For the year ended August 31, 2008
	(reclassified)(1)	(reclassified)(1)	(reclassified)(1)
Newspapers	169,621	182,264	318,145
All other	10,957	8,023	5,261
Corporate	(19,712)	(18,403)	(30,302)

	160,866	171,884	293,104

Reconciliation of segment operating profit to earnings (loss) before income taxes for the period
Operating profit	160,866	171,844	293,104
Restructuring(3)	2,660	28,805	10,708

	158,206	143,079	282,396
Amortization of property and equipment	(30,592)	(40,344)	(48,571)
Other amortization	(144)	(191)	(194)
Interest expense, net	(60,633)	(98,426)	(109,296)
Other income	1,501	2,500	2,500
Gain (loss) on disposal of property and equipment	2	2,186	(590)
Loss on disposal of interest rate swaps	—	(180,202)	—
Ineffective portion of hedging derivative instrument	—	(60,112)	—
Impairment loss on masthead	—	(28,250)	—
Gain on sale of investment	—	—	1,218
Foreign currency exchange gains	49,610	154,513	504

Earnings (losses) before reorganization costs and income taxes	117,950	(105,247)	127,967
Reorganization costs(4)	(41,192)	(25,756)	—

Earnings (losses) before income taxes	76,758	(131,003)	127,967

(1)	Reclassified to conform to Postmedia reporting segments.
(2)	On September 1, 2009, Canwest LP began recognizing the portion of national display advertising revenues and expenses associated with the newspaper websites in the Newspapers segment. Previously, all national display advertising revenues and expenses were recognized within All other. The prior periods have not been restated as the necessary information is not available. If management had not changed the allocations, revenue for All other for the nine months ended May 31, 2010, would have been increased by $6.7 million, with a corresponding decrease to Newspapers segment revenue; and operating profit for All other for the nine months ended May 31, 2010, would have increased by $2.9 million, with a corresponding decrease to Newspapers segment operating profit.
(3)	Costs related to restructuring as described in note 23.
(4)	Costs related to the reorganization as described in note 6.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

29.	UNITED STATES ACCOUNTING PRINCIPLES (GOING CONCERN BASIS)

These consolidated financial statements have been prepared in accordance with Canadian GAAP. In certain aspects GAAP as applied in the United States (“U.S.”) differs from Canadian GAAP. The following information complies with the GAAP reconciliations requirements of the Securities Exchange Commission (“SEC”) as published in Form 10K, except that these consolidated financial statements do not include push down accounting in accordance with SEC regulations. No U.S. GAAP differences have been identified for the liquidation basis of accounting as at and for the period ended July 12, 2010. Amounts are in thousands of Canadian dollars, unless otherwise noted.

Principle differences affecting the Limited Partnership

a)	Accounting for derivative instruments and hedging activities

Under Canadian GAAP, the Limited Partnership records the changes in fair value of cash flow hedging derivatives in other comprehensive income, to the extent effective, until the variability of cash flows relating to the hedged asset or liability is recognized in net earnings. Under US GAAP these instruments are not accounted for as hedges but instead changes in the fair value of the hedging derivative instruments are recognized in the statement of earnings immediately. As of August 31, 2009 the Limited Partnership had no hedging derivative instruments outstanding and as a result this difference does not have an effect on the period ended May 31, 2010. The U.S. GAAP reconciliation reflects the reclassification of gains on foreign currency and interest rate swaps of $45,472 from other comprehensive income for the year ended August 31, 2009 (2008—losses of $28,350). No tax provision has been recorded as the interest rate swap was held by the Limited Partnership which is not subject to tax.

b)	Pension and post-retirement liabilities

US GAAP requires employers to recognize in its balance sheet an asset for a plan’s over funded status or a liability for a plan’s underfunded status, and recognize changes in the funded status of a defined benefit pension, post-retirement plans and post-employment plans in the year in which the changes occur through comprehensive income and a separate component of shareholders’ equity. The effect on the US GAAP reconciliation for the period ended May 31, 2010 was to increase comprehensive income by $3,474 (August 31, 2009 – decrease of $9,834, August 31, 2008—increase of $13,524) net of a future income tax recovery of nil (August 31, 2009 – nil, August 31, 2008—provision of $4,576). In addition for the year ended August 31, 2009, the Limited Partnership recorded a future income tax provision of $14,287 to reverse future tax assets previously recorded related to pension and other post-retirement plans. In addition for the year ended August 31, 2008, tax rate changes impacted future tax related to pension and post-retirement liabilities by a provision of $3,336. There was no impact on the statement of net liabilities in liquidation as of July 12, 2010. The balance sheet effect at August 31, 2009 was to decrease other assets by $25,301, increase other accrued pension, post-retirement and other liabilities by $41,322 and increase partners’ deficiency by $66,623. The pension and post-retirement liabilities for the year ended August 31, 2008 includes an accumulated comprehensive loss adjustment from the prior year of $9,584, net of tax of $3,366, related to the adoption of ASC 715. The Limited Partnership has determined this adjustment is not material to the previously reported results.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

During the year ended August 31, 2009 the Limited Partnership changed the measurement date used to measure the accrued benefit obligation and the fair value of plan assets for accounting purposes to August 31. Previously the Limited Partnership used June 30 of each year. For Canadian GAAP purposes, this change in accounting policy was applied retroactively however for US GAAP in accordance with ASC 715 the Limited Partnership adopted the measurement date provisions by remeasuring the plan assets and accrued benefit obligation at August 31, 2008. Other changes in the fair value of plan assets and accrued benefit obligations resulting from the change in measurement date of $2,496 were recorded in opening AOCL. The effect on September 1, 2008 was an increase in partner’s deficiency of $2,438 net of tax of $800. The effect on the US GAAP reconciliation for the year ended August 31, 2008 was to increase net earnings by $1,190 net of future income tax provision of $403.

c)	Enacted tax rates

Under ASC 740, Income Taxes, future tax liabilities should be adjusted for the effect of change in tax laws or tax rates in the period in which the changes are enacted. Under Canadian GAAP, the change in tax laws or tax rates are reflected when the change is substantively enacted. For the periods ended July 12, 2010 and May 31, 2010 and the years ended August 31, 2009 and 2008, there were no differences in the rates to be used under U.S. and Canadian GAAP.

d)	Consolidated Statement of Cash Flows

The Limited Partnership’s consolidated statement of cash flows is prepared in accordance with Canadian GAAP, which is consistent with the principles for cash flow statements in International Accounting Standard No. 7, Cash Flow Statements. Consistent with the accommodation provided by the Securities and Exchange Commission for a GAAP reconciliation, the Limited Partnership has not provided a reconciliation of cash flows to US GAAP.

e)	Debt Issuance Costs

Under Canadian GAAP debt issuance costs recorded in the consolidated financial statements are included in long term debt and recognized in earnings using the effective interest method. Under US GAAP, debt issuance costs are classified as an asset. This difference as at July 12, 2010 had no effect on the US GAAP reconciliation. As at August 31, 2009, the effect on the US GAAP reconciliation would be an increase to other assets of $15,462 with an offsetting increase to the current portion of long-term debt

f)	Other US GAAP disclosures

The following amounts are included in operating expenses:

	For the nine months ended	For the twelve months ended
	May 31, 2010	August 31, 2009	August 31, 2008
Selling, general and administrative expenses	319,957	468,438	499,670
Rent	9,578	13,230	11,577

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

The following amounts are included in accounts payable and accrued liabilities:

As at August 31, 2009
Accrued interest payable	39,349
Employment related accruals	52,970

Comparative Reconciliation of Net Earnings (Loss) (Going Concern Basis)

The following is a reconciliation of net earnings (loss) reflecting the differences between Canadian and US GAAP:

	For the nine months ended	For the years ended
	May 31, 2010	August 31,2009	August 31,2008
Net earnings (loss) in accordance with Canadian GAAP	94,869	(122,110)	128,381
Gains (losses) on foreign currency and interest rate swaps (a)	—	45,472	(28,350)
Reversal of Canadian GAAP change in measurement date (b)	—	—	1,190
Tax effect of adjustments and tax rate changes (b)	—	(14,287)	(3,336)

Net earnings (loss) for the period in accordance with US GAAP	94,869	(90,925)	97,885

Consolidated Statement of Comprehensive Income (Loss) (Going Concern Basis)

The following is a reconciliation of comprehensive income (loss) reflecting the differences between Canadian and US GAAP:

	For the nine months ended	For the twelve months ended
		August 31,	August 31,
	May 31, 2010	2009	2008
Comprehensive income (loss) in accordance with Canadian GAAP	94,869	(76,638)	100,031
Impact of US GAAP differences on net income	—	31,185	(31,686)

	94,869	(45,453)	68,345
Accounting for derivative instruments and hedging activities (a)	—	(45,472)	28,350
Pension and post-retirement liabilities (b)	3,474	(9,834)	18,100
Reversal of Canadian GAAP change in measurement date (b)	—	—	1,190
Tax effect on adjustments (b)	—	—	(4,576)

	3,474	(55,306)	43,064

	98,343	(100,759)	111,409

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—Notes 1 and 3)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED

MAY 31, 2010 AND JULY 12, 2010,

AUGUST 31, 2009 AND AUGUST 31, 2008

(In thousands of Canadian dollars, except as otherwise noted)

Accumulated other comprehensive loss (Going Concern Basis):

	Hedging Derivative Instruments	Pension and post- retirement liabilities	Total
Accumulated other comprehensive loss—August 31, 2007	—	(58,020)	(58,020)
Adjustment to adoption of SFAS 158 (b)	—	9,584	9,584
Other comprehensive loss in accordance with Canadian GAAP	(28,350)	—	(28,350)
Change during the period	28,350	13,524	41,874

Accumulated other comprehensive loss—August 31, 2008	—	(34,912)	(34,912)
Other comprehensive loss in accordance with Canadian GAAP	45,472	—	45,472
Change in measurement date per SFAS 158 (b)	—	(2,496)	(2,496)
Change during the period	(45,472)	(9,834)	(55,306)

Accumulated other comprehensive loss—August 31, 2009	—	(47,242)	(47,242)
Change during the period	—	3,474	3,474

Accumulated other comprehensive loss—May 31, 2010	—	(43,768)	(43,768)

Comparative Reconciliation of Partners’ Deficiency (Going Concern Basis)

A reconciliation of partners’ deficiency reflecting the differences between Canadian and US GAAP is set out below:

	As at May 31, 2010	As at August 31, 2009	As at August 31, 2008
Partners’ deficiency in accordance with Canadian GAAP	(993,841)	(1,229,030)	(1,107,390)
Reversal of Canadian GAAP change in measurement date (b)	—	—	2,438
Pension and post-retirement liabilities (b)	(63,149)	(66,623)	(54,293)
Tax effect of adjustments and tax rate changes	—	—	14,287

Partners’ deficiency in accordance with US GAAP	(1,056,990)	(1,295,653)	(1,144,958)

CANWEST LIMITED PARTNERSHIP

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED

FEBRUARY 28, 2010 AND FEBRUARY 28, 2009

(UNAUDITED)

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(UNAUDITED)

(In thousands of Canadian dollars)

	For the three months ended		For the six months ended
	February 28, 2010	February 28, 2009	February 28, 2010	February 28, 2009
Revenue	254,418	257,728	540,835	592,704
Operating expenses (note 16)	213,635	228,798	430,833	490,499
Restructuring expenses (note 15)	(81)	16,772	2,464	22,886

	40,864	12,158	107,538	79,319
Amortization of property and equipment	10,496	10,732	20,566	21,124
Other amortization	48	48	96	96

Operating income	30,320	1,378	86,876	58,099
Interest expense, net	(29,654)	(24,895)	(50,495)	(51,064)
Other income	500	625	1,001	1,250
Gain on disposal of property and equipment	—	2,195	2	2,198
Foreign currency exchange gains	10,692	292	45,441	154

Earnings (losses) before reorganization costs and income taxes	11,858	(20,405)	82,825	10,637
Reorganization costs (note 4)	(22,602)	—	(31,738)	—

Earnings (losses) before income taxes	(10,744)	(20,405)	51,087	10,637
Recovery of current income taxes (note 11)	(290)	(65)	—	—
Recovery of future income taxes (note 11)	(2,841)	(14,070)	(3,143)	(14,260)

Net earnings (loss) for the period	(7,613)	(6,270)	54,230	24,897

The notes constitute an integral part of the interim consolidated financial statements.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

(In thousands of Canadian dollars)

	For the three months ended		For the six months ended
	February 28, 2010	February 28, 2009	February 28, 2010	February 28, 2009
Net earnings (loss) for the period	(7,613)	(6,270)	54,230	24,897
Other comprehensive earnings (loss)
Change in fair value of hedging derivative instruments designated as cash flow hedges	—	9,220	—	(14,640)

Other comprehensive earnings (loss) for the period	—	9,220	—	(14,640)

Comprehensive income (loss) for the period	(7,613)	2,950	54,230	10,257

The notes constitute an integral part of the interim consolidated financial statements.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands of Canadian dollars)

	As at February 28, 2010	As at August 31, 2009
ASSETS
Current Assets
Cash	86,904	43,427
Restricted cash	—	13,902
Accounts receivable	128,779	105,686
Amounts due from related companies (note 16)	1,513	1,641
Inventory	5,360	6,618
Prepaid expenses (note 7)	14,802	14,020

	237,358	185,294
Property and equipment	326,495	341,628
Other assets (note 9)	34,426	26,195
Goodwill	95,034	95,034
Mastheads	6,750	6,750

	700,063	654,901

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	93,288	129,187
Amount due on swap settlement	68,768	68,874
Income taxes payable	71	12
Amounts due to related companies (note 16)	2,608	140,462
Deferred revenue	31,848	33,012
Current portion of long-term debt (note 10)	864,979	1,380,094
Current portion of obligations under capital leases	3,346	3,138

	1,064,908	1,754,779

Liabilities subject to compromise (note 5)	574,363	—

Obligations under capital leases	1,969	3,696
Accrued pension, post-retirement and other liabilities	68,968	79,459
Future income taxes	24,335	27,478

	1,734,543	1,865,412

Going concern (note 1)
Contingencies (note 18)

PARTNERS’ DEFICIENCY
Partners’ capital	39,188	39,188
Contributed surplus	195,320	55,000
Deficit	(1,268,988)	(1,304,699)

	(1,034,480)	(1,210,511)

	700,063	654,901

The notes constitute an integral part of the interim consolidated financial statements.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

CONSOLIDATED STATEMENTS OF PARTNERS’ DEFICIENCY

(UNAUDITED)

(In thousands of Canadian dollars)

	For the three months ended February 28, 2010
	Partners’ Capital	Contributed Surplus	Deficit	Total
Balance as at December 1, 2009	39,188	193,629	(1,261,375)	(1,028,558)
Net loss for the period	—	—	(7,613)	(7,613)
Contribution from Canwest Media (note 7)	—	1,691	—	1,691

Balance as at February 28, 2010	39,188	195,320	(1,268,988)	(1,034,480)

	For the three months ended February 28, 2009
	Partners’ Capital	Contributed Surplus	Accumulated other comprehensive loss	Deficit	Total
Balance as at December 1, 2008	39,188	55,000	(69,332)	(1,159,939)	(1,135,083)
Net loss for the period	—	—	—	(6,270)	(6,270)
Other comprehensive earnings	—	—	9,220	—	9,220
Distributions declared (note 14)	—	—	—	(10,000)	(10,000)

Balance as at February 28, 2009	39,188	55,000	(60,112)	(1,176,209)	(1,142,133)

	For the six months ended February 28, 2010
	Partners’ Capital	Contributed Surplus	Deficit	Total
Balance as at September 1, 2009	39,188	55,000	(1,323,218)	(1,229,030)
Net earnings for the period	—	—	54,230	54,230
Contribution from Canwest Media (note 7)	—	1,691	—	1,691
Settlement of National Post liabilities (note 8)	—	138,629	—	138,629

Balance as at February 28, 2010	39,188	195,320	(1,268,988)	(1,034,480)

	For the three months ended February 28, 2009
	Partners’ Capital	Contributed Surplus	Accumulated other comprehensive loss	Deficit	Total
Balance as at September 1, 2008	39,188	55,000	(45,472)	(1,156,106)	(1,107,390)
Net earnings for the period	—	—	—	24,897	24,897
Other comprehensive loss	—	—	(14,640)	—	(14,640)
Distributions declared (note 14)	—	—	—	(45,000)	(45,000)

Balance as at February 28, 2009	39,188	55,000	(60,112)	(1,176,209)	(1,142,133)

The notes constitute an integral part of the interim consolidated financial statements.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands of Canadian dollars)

	For the three months ended		For the six months ended
	February 28, 2010	February 28, 2009	February 28, 2010	February 28, 2009
CASH GENERATED (UTILIZED) BY:
OPERATING ACTIVITIES
Net earnings (loss) for the period	(7,613)	(6,270)	54,230	24,897
Reorganization costs	22,602	—	31,738	—
Items not affecting cash Amortization	10,544	10,780	20,662	21,220
Future income taxes recovery	(2,841)	(14,070)	(3,143)	(14,260)
Gain on disposal of property and equipment	—	(2,195)	(2)	(2,198)
Non-cash interest	14,885	752	15,462	1,504
Unrealized gain on foreign exchange	(19,065)	—	(53,871)	—
Deficiency of pension expense over employer contributions	(2,917)	(4,676)	(9,349)	(4,376)

	15,595	(15,679)	55,727	26,787
Changes in amounts due from related companies (note 16)	(384)	(2,103)	2,360	3,783
Changes in non-cash operating accounts	36,827	32,309	8,037	16,438

Cash flows from operating activities before reorganization costs	52,038	14,527	66,124	47,008
Reorganization costs (note 4)	(6,386)	—	(15,219)	—

Cash flows from operating activities	45,652	14,527	50,905	47,008

INVESTING ACTIVITIES
Acquisitions	—	—	—	(100)
Proceeds from sale of property and equipment	—	3,635	2	3,638
Purchase of property and equipment	(2,023)	(7,993)	(5,433)	(18,854)

Cash flows from investing activities	(2,023)	(4,358)	(5,431)	(15,316)

FINANCING ACTIVITIES
Repayment of long term debt	—	(1,250)	—	(2,500)
Transfer of National Post business (note 8)	—		(2,367)	—

Advances of revolving facilities (note 10)	1,889	—	1,889	20,000
Distributions paid (note 14)	—	(10,000)	—	(45,000)
Payments of capital leases	—	(31)	(1,519)	(1,395)

Cash flows from financing activities	1,889	(11,281)	(1,997)	(28,895)

Net change in cash	45,518	(1,112)	43,477	2,797
Cash (bank overdraft)—beginning of period	41,386	1,606	43,427	(2,303)

Cash - end of period	86,904	494	86,904	494

The notes constitute an integral part of the interim consolidated financial statements.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

1.	BASIS OF PRESENTATION AND CREDITOR PROTECTION

Description of Partnership

Canwest Limited Partnership (“Canwest LP” or “Limited Partnership”) is the parent company of Canwest Publishing Inc. (“CPI”) which owns all of the interests in Canwest Books Inc., National Post Inc. and certain other entities.

The consolidated financial statements include the accounts of the Limited Partnership and its subsidiaries. All intercompany transactions and balances are eliminated on consolidation.

On October 30, 2009, certain assets and liabilities and the business of The National Post Company were transferred from The National Post Company, a wholly owned subsidiary of Canwest Media Inc. (“Canwest Media”) to National Post Inc. (note 8).

Newspaper operations include daily and non-daily newspapers, including electronic editions, news content productions and editorial operations as well as certain shared service operations. The Limited Partnership also operates the canada.com web portal and provides subscription services relating to investing and financial news and other information. In addition, the Limited Partnership provides business services including certain centralized customer and support services to the Canwest Media Entities (defined below), and to Canwest Media and CW Media Inc.’s Canadian broadcasting operations (together being the “Canadian Broadcasting Operations”) (note 16).

Revenue includes advertising, circulation and subscriptions, all of which are derived from a variety of sources. The Limited Partnership’s advertising revenues are seasonal. Revenues and accounts receivable are highest in the first and third quarters, while expenses are relatively constant throughout the year.

On July 13, 2010, the Limited Partnership sold substantially all of its assets, including the shares of National Post Inc., and certain liabilities to Postmedia Network Inc. as described below and in note 3. As a result, there are no longer any continuing operations in the Limited Partnership subsequent to July 12, 2010.

Certain figures have been reclassified for financial statement presentation.

Liquidation Basis of Presentation

In May 2010, the Limited Partnership entered into an asset purchase agreement to sell substantially all of its assets, and to assume certain liabilities. In June 2010, the Court (as defined below) approved the implementation of the Amended Ad Hoc Committee Plan (described below and in note 3) which resulted in the execution of the asset purchase agreement on July 13, 2010. As a result, the Limited Partnership ceased operations on July 12, 2010. In accordance with CICA Handbook Section 1400, “General Standards of Financial Statement Presentation”, effective May 31, 2010, the Limited Partnership changed the basis of preparing its financial statements from going concern to liquidation.

Going Concern Basis of Presentation

These interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada applicable to a going concern for consolidated financial statements and reflect all adjustments which are, in the opinion of management, necessary for fair statement of the

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

results of the periods presented. However, these interim consolidated financial statements do not include all of the information and disclosures required for annual consolidated financial statements. The accounting policies used in the preparation of these interim consolidated financial statements are the same as those used in the most recent annual consolidated financial statements except for the accounting policy changes disclosed below. These interim consolidated financial statements should be read in conjunction with the restated 2009 annual consolidated financial statements of the Limited Partnership. All amounts are expressed in Canadian dollars.

The going concern basis of presentation assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business and does not purport to show, reflect or provide for the consequences of the Limited Partnership’s intention to liquidate by the sale of substantially all of its assets.

Creditor Protection

On January 8, 2010, Canwest (Canada) Inc., CPI, and Canwest Books Inc. (collectively the “LP Applicants”) applied for and obtained an order (the “Initial Order”) from the Ontario Superior Court of Justice (Commercial List) (the “Court”) granting creditor protection under the Companies’ Creditors Arrangement Act (Canada) (“CCAA”). The order applies to the LP Applicants and Canwest LP (collectively, the “LP Entities”). National Post Inc., a wholly owned subsidiary of CPI, which owns and operates the National Post newspaper, was not included in the CCAA filing. The Initial Order, among other things, provides for a general stay of proceedings that has been extended to the earlier of May 31, 2011 or the date which is ten business days following the resolution of all disputed claims under the Amended Ad Hoc Committee Plan (as defined below) and may be further extended by the Court. The Initial Order can be further amended by the Court throughout the CCAA proceedings based on motions from the LP Entities, their creditors and other interested parties. For additional information, see the discussion below and Note 3, “CCAA Proceedings”.

The Limited Partnership is owned indirectly by Canwest Media, a wholly owned subsidiary of Canwest Global Communications Corp. (“Canwest Global”). Canwest Global and Canwest Media and certain subsidiaries of Canwest Media (collectively, the “Canwest Media Entities”) are also in creditor protection under separate CCAA proceedings commenced on October 6, 2009.

Prior to the implementation of the Amended Ad Hoc Committee Plan (as defined below) and the transactions contemplated by the APA (as defined below), the Limited Partnership was in default under the terms of its senior secured credit facilities (“Secured Credit Facilities”), its senior subordinated unsecured credit facility (“Senior Subordinated Credit Facility”) and the indenture governing its senior subordinated unsecured notes (“Senior Subordinated Notes”) because it failed to make payments of interest and principal on its Secured Credit Facilities and its related hedging derivative instruments, it failed to make interest payments on its Senior Subordinated Credit Facility and its Senior Subordinated Notes and it failed to satisfy the demand for immediate repayment of its obligations related to the hedging derivative instruments (the “Secured Hedge Obligations”).

On August 31, 2009, the LP Entities entered into a forbearance agreement with the Administrative Agent under its Secured Credit Facilities (the “Administrative Agent”) under which the lenders under these facilities agreed not to take any steps with respect to the defaults under the Secured Credit Facilities and to

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

work with management of the Limited Partnership to develop and implement a consensual pre-packaged restructuring, recapitalization, or reorganization. In accordance with the terms of the forbearance agreement the lenders cancelled all undrawn amounts under the revolving credit facility. The Limited Partnership agreed to pay the interest owing and the continuing interest on its Secured Credit Facilities and the interest amounts due in respect of the Secured Hedge Obligations. The forbearance agreement, as extended, expired on November 9, 2009. Canwest LP continued to pay the interest on the Secured Credit Facilities and the Secured Hedge Obligations. The Limited Partnership was also in default under the terms of its Senior Subordinated Credit Facility and the Senior Subordinated Notes and did not enter into any forbearance arrangements with these unsecured lenders or the note holders thereunder.

On October 30, 2009, as part of the Canwest Media Entities CCAA proceedings, the Court approved an agreement on shared services and employees between certain of the LP Entities and the Canwest Media Entities (the “Shared Services Agreement”). This agreement provided for the orderly termination of the shared services agreements (note 16) between the LP Entities and the Canwest Media Entities. The agreement also sets out termination dates for each of the categories of shared services identified therein, which dates range from February 28, 2010 to February 28, 2011. On June 8, 2010, the Court approved the Omnibus Transition and Reorganization Agreement (the “Omnibus Agreement”) among Canwest Global, Canwest Media and certain of its subsidiaries, the National Post Company, the Limited Partnership, CPI and National Post Inc. The Omnibus Agreement provides for certain additional steps to be taken to disentangle the LP Entities’ publishing business and Canwest Global’s broadcasting business as originally contemplated by the Shared Services Agreement. The Omnibus Agreement addressed the transfer, assignment or realignment of certain contracts, trademarks, domain names and information technology hardware between the Limited Partnership and Canwest’s broadcasting business; the extension and/or amendment of certain shared services agreements; and the entering into of certain arm’s-length arrangements between the Canwest Media Entities and the LP Entities. In addition National Post Inc. assumed the management and carriage of certain insured litigation matters of National Post Inc. related to libel and defamation. National Post Inc. did not assume liability with respect to such matters beyond payment of any insurance deductibles and National Post Inc. is not responsible for any amounts payable by National Post Company with respect to such matters.

On January 8, 2010, the LP Entities entered into a support agreement with the Administrative Agent (the “LP Support Agreement”) which was approved by the Court on January 8, 2010. The Administrative Agent acted on behalf of the lenders under the Secured Credit Facilities and the Secured Hedge Obligations (collectively, the “Senior Lenders”). The LP Support Agreement, required the LP Entities among other things, (a) to commence the CCAA proceedings; (b) to implement and make effective a plan of compromise and arrangement under the CCAA (the “Senior Lenders CCAA Plan”); (c) to conduct a sale and investor solicitation process (“SISP”) with a view to obtaining proposals from prospective purchasers or investors to acquire all or substantially all of the assets of the LP Entities or to invest in the LP Entities or their business; (d) if the SISP was not successful, to use their best efforts to implement the agreement for a newly established corporation (“Acquireco”) capitalized by the Senior Lenders to acquire the operations and substantially all of the assets of the LP Entities and to assume certain liabilities of the LP Entities (the “Credit Acquisition”); and (e) to pay interest on Secured Credit Facilities and Secured Hedge Obligations, expenses of the Administrative Agent and its advisors, certain investment banking fees and consent fees to Senior Lenders committing to the Senior Lenders CCAA Plan. The LP Support Agreement was terminated

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

on July 13, 2010 upon the implementation of the Amended Ad Hoc Committee Plan (as defined below). Further details of the LP Support Agreement, Senior Lenders CCAA Plan and SISP are provided in Note 3.

On January 8, 2010, certain of the Senior Lenders agreed to extend the LP Entities a senior secured super-priority debtor-in-possession revolving credit facility (the “DIP Facility”) in the maximum amount of $25 million, including a letter of credit sub-facility of up to $5 million. On January 8, 2010, the Court approved the DIP Facility and authorized the LP Entities to execute definitive agreements related to the DIP Facility. The definitive agreements were executed on February 5, 2010. The DIP Facility was terminated on July 13, 2010 upon the implementation of the Amended Ad Hoc Committee Plan (as defined below). Further details on the DIP Facility are provided in Note 3.

On January 8, 2010, pursuant to the Initial Order, the Court appointed FTI Consulting Canada Inc. as the monitor (the “Monitor”). The Monitor will monitor the activities of the LP Entities, report to the Court from time to time on the LP Entities’ financial and operational position and any other matters that may be relevant to the CCAA proceedings, advise the LP Entities on various matters, assist the Chief Restructuring Advisor to the LP Entities (the “CRA”), and supervise the SISP. The Initial Order also approved the appointment of CRS Inc. as the CRA. The CRA is responsible for formulating and implementing the restructuring and/or recapitalization of all or part of the business and/or capital structure of the LP Entities. In the Initial Order, the Court also approved the engagement of RBC Dominion Securities Inc. (the “Financial Advisor”) to provide investment banking services to the LP Entities related to the SISP.

On March 1, 2010, all of the then directors and officers of the LP Entities resigned their directorships and offices with the LP Entities. In addition, the then current president and chief executive officer of CPI announced his resignation effective April 30, 2010. However, prior to the implementation of the Amended Ad Hoc Committee Plan (as defined below), the other senior employees of the LP Entities carried on the day to day operations of the LP Entities. For matters requiring approval of the board of directors of an LP Entity, the shareholder of the applicable LP Entity may pass a resolution authorizing named individuals to complete the required action.

On April 12, 2010, the Court granted an Order (the “Claims Procedure Order”) which provides for, among other things, the establishment of a claims procedure for the identification and quantification of certain claims against the LP Entities.

On April 30, 2010, in connection with the SISP, several offers were submitted, including an offer (the “Ad Hoc Committee Offer”) from the ad hoc committee of holders of the Senior Subordinated Notes and lenders under the Senior Subordinated Credit Facility (the “Ad Hoc Committee”). After reviewing the offers submitted, the Monitor, in consultation with the Financial Advisor and the CRA, determined that the Ad Hoc Committee Offer was a superior cash offer as defined in the SISP (note 3) and recommended it to the Special Committee. The Special Committee accepted the Monitors’ recommendation.

On May 17, 2010, the Court approved the Ad Hoc Committee Offer. The order approving the Ad Hoc Committee Offer (the “Ad Hoc Committee Approval Order”), amended the SISP Procedures to extend the date for required closing of the transactions contemplated by the Ad Hoc Committee Offer (the “Ad Hoc Committee Transaction”) to July 29, 2010 and to permit the LP Entities to pursue the Ad Hoc Committee Transaction while preserving the option to pursue the Credit Acquisition should the Ad Hoc Committee Transaction not close. The Ad Hoc Committee Approval Order authorized the LP Entities to enter into an asset purchase agreement (the “APA”) with Postmedia Network Canada Corp. (“Postmedia”), and

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

Postmedia Network Inc. (“Opco LP”) and approved the execution, delivery and performance of the APA by the LP Entities. Under the terms of the APA, the transactions contemplated thereby would be implemented pursuant to a plan of compromise with the Affected Creditors (as defined below) of the LP Entities (the “Ad Hoc Committee Plan”) which is further described in note 3. On the same date, the Court also approved amendments to the Claims Procedure Order (the “Amended Claims Procedure Order”) that included a call for certain additional employee claims and certain claims against directors or officers of the LP Entities.

On May 17, 2010, the Court also granted an order (the “Meeting Order”) authorizing the LP Entities to call a meeting (the “Meeting”) of creditors holding Affected Claims (as defined below) to consider the Ad Hoc Committee Plan and establishing the procedures for the vote in respect of the Ad Hoc Committee Plan.

The Ad Hoc Committee Plan was amended, and is referred to as the “Amended Ad Hoc Committee Plan”. Further details on the Ad Hoc Committee Amendments are included in note 3.

The LP Entities, Postmedia, Opco LP and the Purchaser entered into an assignment and amending agreement (the “Assignment and Amending Agreement”) effective as of June 10, 2010, which was approved by the Court on June 18, 2010. Under the terms of the Assignment and Amending Agreement, all of the rights and obligations of Opco LP under the APA were assigned to the Purchaser and certain provisions of the APA were amended to reflect the Ad Hoc Committee Amendments.

The Meeting, originally scheduled for June 10, 2010, was adjourned by the Monitor to June 14, 2010 to allow the Affected Creditors (as defined below) to consider the Ad Hoc Committee Amendments. On June 14, 2010, the Amended Ad Hoc Committee Plan was approved by the requisite majority of the Affected Creditors.

On June 18, 2010, the Court granted an order sanctioning and approving the Amended Ad Hoc Committee Plan (the “Sanction Order”).

On July 6, 2010, the Court granted an order (the “Administrative Reserve Order”) authorizing the establishment of an administrative reserve of $9 million (the “Administrative Reserve”). The administrative reserve was established to satisfy specified categories of administrative costs outstanding on the acquisition date (the “Administrative Reserve Order”) and was paid to the Monitor from the LP Entities cash on July 13, 2010. Any cash from the administrative reserve remaining after all costs have been paid out will be transferred to the Purchaser.

On July 13, 2010, the Amended Ad Hoc Committee Plan was implemented and the APA was executed resulting in the transfer of certain assets, including the shares of National Post Inc., and liabilities of the Limited Partnership and substantially all of the assets and certain liabilities of CPI to Postmedia Network Inc. in exchange for cash consideration and shares of Postmedia Network Canada Corp. The cash was used to settle the debt not subject to compromise and the shares are being used to settle the liabilities subject to compromise.

Canwest Media Entities CCAA Proceedings

Canwest Global, (the ultimate parent company of the Limited Partnership), Canwest Media, and certain of its subsidiaries including The National Post Company (collectively, the “Canwest Media Applicants”), voluntarily applied for and successfully obtained an order from the Court under the CCAA on October 6, 2009 (as amended, the “CMI Initial Order”). The National Post Company, a general partnership, previously

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

operated the business of the National Post newspaper. Under the CMI Initial Order, related party obligations that the Canwest Media Applicants owe to the Limited Partnership both prior and subsequent to their CCAA filing date, will continue to be met.

2.	SIGNIFICANT ACCOUNTING POLICIES

Consolidated financial statements

The Limited Partnership has made certain changes in presentation and disclosures have been adopted to reflect the effect of the CCAA proceedings. The Limited Partnership has applied the guidance in section 852 of the Accounting Standard Codification issued by the Financial Accounting Standards Board of the United States, “Reorganizations” (“ASC 852”), where such guidance does not conflict with the requirements of Canadian generally accepted accounting principles.

These interim consolidated financial statements include condensed combined financial information for the LP Entities that are subject to the CCAA proceedings as certain of the Limited Partnership’s subsidiaries are not subject to the CCAA proceedings (note 6).

Interest expense

Interest expense on financial liabilities which have been stayed by the Court is recognized only to the extent the amounts will be paid during the CCAA proceedings. Interest expense is not a reorganization item.

Reorganization items

Incremental costs directly related to the CCAA proceedings are presented as Reorganization Costs on the consolidated statements of earnings (loss). These costs include professional fees paid to external parties for legal and financial consulting incurred during the period when the LP Entities were developing their financial reorganization plans, and employee related costs for the retention of employees essential to the operations during the CCAA proceedings. Gains and losses realized on the disposal of any assets approved during the CCAA proceedings and any provisions for losses related to restructuring, exit or disposal activities (including repudiation of contracts) will be presented as reorganization costs if those activities have been undertaken as a result of the CCAA proceedings. Foreign exchange gains and losses on liabilities subject to compromise are also included in reorganization costs. Gains and losses on other transactions or events occurring prior to the CCAA proceedings or that would have occurred irrespective of the CCAA proceedings are not classified as reorganization costs (note 4).

Liabilities subject to compromise

Liabilities incurred prior to the CCAA filing date that are or may be subject to compromise, or are or may be impaired by the CCAA proceedings, have been classified separately on the consolidated balance sheet from those that are not expected to be subject to compromise and the liabilities incurred after the CCAA filing date. Liabilities that are fully secured or will not be impaired under the CCAA proceedings are not reported as liabilities subject to compromise. Liabilities that may be affected by the CCAA proceedings are recognized on the basis of the expected full amount of the allowed claims in accordance with the Limited Partnership’s accounting policies even if they may be settled for lesser amounts.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

These costs, gains, losses and provisions are recognized and measured in accordance with the respective accounting policies for such items.

Accounting Changes

Goodwill and Intangible assets

The Accounting Standards Board (“AcSB”) issued CICA Handbook Section 3064, “Goodwill and Intangible assets” (“CICA 3064”), which establishes standards for the recognition, measurement, presentation and disclosure of goodwill and intangible assets. CICA 3064 expands on the criteria for recognition of intangible assets. CICA 3064 applies to internally generated intangible assets such as research and development activities and rights under licensing agreements. The section also indicates that expenditures not meeting the recognition criteria of intangible assets are expensed as incurred. The Limited Partnership applied this new standard retrospectively effective September 1, 2009. There was no impact on the Limited Partnership as a result of the application of this standard.

3.	CCAA PROCEEDINGS

Initial Order for Creditor Protection

As contemplated by the LP Support Agreement (described below) on January 8, 2010, the LP Applicants commenced CCAA proceedings by applying for and obtaining the Initial Order. During the CCAA proceedings, the LP Entities continued to operate with the assistance of the Monitor and under the supervision of the Court.

Pursuant to the Initial Order, and subject to the conditions set out therein and the requirements set out in the CCAA, the LP Entities were (a) required to provide and pay for the shared services between the LP Entities and Canwest Media Entities; (b) permitted to pay outstanding and future employee wages, salaries and employee benefits, employee related obligations and employee incurred expenses; (c) permitted to pay outstanding amounts for goods and services from suppliers considered critical to the ongoing operations of the LP Entities, sales taxes, certain amounts due to governmental bodies and agencies, and amounts due under sales representation agreements; (d) permitted to pay future expenses and capital expenditures reasonably necessary to carry on the operations of the LP Entities; and (e) permitted to make available to National Post Inc. secured revolving loans to a maximum of $12.9 million. The Initial Order also allowed the LP Entities, subject to the provisions of the CCAA, to disclaim any arrangement or agreement. Any reference herein to any such agreements or arrangements and to termination rights or a quantification of the Limited Partnership’s obligations under any such agreements or arrangements is qualified by any overriding disclaimer or other rights the LP Entities may have as a result of or in connection with the CCAA proceedings. Claims may be allowed related to damages of counterparties arising as a result of such disclaimers.

The Initial Order created a number of new charges against substantially all of the current and future assets of the LP Entities which in accordance with the Initial Order may rank in priority to certain other security interests, trusts, liens, charges and encumbrances. These charges, in order of priority, include (i) an administration charge to secure amounts owing to the Monitor and certain restructuring and financial advisors, up to a maximum of $3.0 million; (ii) a DIP charge to the extent of any obligations outstanding

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

under the DIP Facility and the existing security interest granted by the LP Entities to secure obligations under the LP Entities’ centralized cash management system up to $7.5 million, ranked on pari passu basis; (iii) a charge to secure fees payable to the Financial Advisor engaged to conduct the SISP, up to a maximum of $10.0 million; and (iv) a directors’ charge to secure the indemnity created under the Initial Order in favour of the directors and officers of the LP Entities and a management incentive plan (“Limited Partnership MIP”) charge, each with equal priority, to a maximum of $35.0 million and $3.0 million, respectively (the Limited Partnership MIP charge was subsequently increased to $4.3 million on March 26, 2010). Upon the implementation of the Amended Ad Hoc Committee Plan on July 13, 2010, the charges were released against the acquired assets, subject to the continuation of certain portions of the administrative charge.

The stay of proceedings provided for in the Initial Order generally precluded parties from taking any action against the LP Entities for breach of contractual or other obligations. The purpose of the stay was to provide the LP Entities with the opportunity to stabilize operations and business relationships with customers, vendors, employees and creditors and to allow the Limited Partnership to implement an orderly restructuring while continuing its day-to-day operations.

LP Support Agreement

On January 8, 2010, the LP Applicants entered into the LP Support Agreement with the Administrative Agent. In addition to the actions described in Note 1, the LP Support Agreement imposed several covenants on the LP Entities, including the covenants (a) to not make any payments of pre-filing obligations without the prior consent of the Monitor, subject to an aggregate limit on payments of pre-filing obligations; (b) to maintain net cash flow within certain limits; and (c) not to enter into any merger, amalgamation, consolidation, reorganization or recapitalization, sale or any other transaction resulting in the change of ownership or control of the Limited Partnership or any other LP Entities, except as provided under the Credit Acquisition or SISP, without the consent of the Administrative Agent.

The LP Support Agreement terminated on July 13, 2010 upon the implementation of the Ad Hoc Committee Plan.

Senior Lender’s CCAA Plan and Claims Process

The Initial Order authorized the LP Entities to seek approval of the Senior Lenders CCAA Plan, established the claims process for Senior Lenders and ordered a meeting of Senior Lenders on January 27, 2010 for purposes of voting on the Senior Lenders CCAA Plan. The purpose of the Senior Lenders CCAA Plan was to effect a compromise and arrangement of the claims of the Senior Lenders. The Senior Lenders CCAA Plan did not compromise or affect any claims other than the claims of the Senior Lenders. The Senior Lenders CCAA Plan required repayment in full of all claims related to the DIP Facility on the implementation date of the Senior Lenders CCAA Plan unless consent was received from the DIP Facility lenders for the DIP Facility to be assumed in the Credit Acquisition or a transaction under the SISP. The Senior Lenders CCAA Plan also addressed the manner in which certain priority claims would be dealt with as further described under the Credit Acquisition and SISP below. Under the Senior Lenders CCAA Plan, the claims for the Secured Credit Facility and the Secured Hedge Obligations were subject to a discount of $25 million. Under the Senior Lenders CCAA Plan, the Senior Lenders were entitled to (a) receive debt and

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

equity of Acquireco in exchange for their claims less a discount of $25 million and have unpaid interest either paid on the implementation date or assumed by Acquireco or (b) repayment of their claims less a discount of $25 million if a superior cash offer transaction was completed under the SISP.

The claims process under the Senior Lenders CCAA Plan was completed on January 22, 2010 and confirmed the amount of Secured Claims for voting purposes in the amount of $925.4 million. The Senior Lenders CCAA Plan was approved by the Senior Lenders in a meeting held on January 27, 2010.

On May 17, 2010, the court granted an order conditionally sanctioning the Senior Lenders’ CCAA Plan (“the Conditional Credit Acquisition Sanction, Approval and Vesting Order”). This Order would have permitted the implementation of the Senior Lenders’ Plan if the transactions contemplated by the APA had not been consummated.

On July 13, 2010 the Amended Ad Hoc Committee Plan was implemented, the Senior Lenders were paid in full for all amounts outstanding, as of July 13, 2010 and, accordingly, the Conditional Credit Acquisition Sanction, Approval and Vesting Order ceased to be of any force or effect.

The Senior Lender’s CCAA Plan was terminated on July 13, 2010, the implementation date of the Amended Ad Hoc Committee Plan.

Sales and Investor Solicitation Process

On January 8, 2010, the Court approved the SISP which would determine whether a successful bid could be obtained by the LP Entities to sell substantially all of their assets or to obtain an investment in the LP Entities’ business that is superior to the Credit Acquisition. If a successful bid was not obtained, the Credit Acquisition, as described above, would proceed. A successful bid was defined as either (a) a credible, reasonably certain and financially viable offer that would result in a cash distribution to the Senior Lenders in an aggregate amount equal to the amount of their claims less a discount of $25 million (“Superior Cash Offer”) or (b) either (i) a credible, reasonably certain and financially viable offer for the purchase of substantially all of the property of the LP Entities (including an offer where the cash component of the offer is less than the discounted amount of Senior Lenders’ claims as determined in (a)), or (ii) a reorganization of the LP Entities, in each of (i) and (ii) as approved by a formal vote of the Secured Lenders in which at least 66.7% in value of the secured debt under the Senior Credit Agreement and the Secured Hedge Obligations and at least an absolute majority in number of the Senior Lenders that participate in such vote approve such transaction (“Superior Alternative Offer”).

The SISP commenced on January 11, 2010 and was completed in two phases, with the final phase terminating on April 30, 2010, the date on which binding offers were to be submitted by qualified bidders. After reviewing the offers received, the Monitor, in consultation with the Financial Advisor and the CRA, determined that the Ad Hoc Committee Offer constituted a Superior Cash Offer. The Monitor accordingly recommended to the Special Committee that the Ad Hoc Committee Offer constituted a credible, reasonably certain and financially viable offer that would result in a cash distribution to the Senior Lenders of the full amount of their outstanding indebtedness and was therefore a Superior Cash Offer. The Monitor accordingly recommended to the Special Committee that the Ad Hoc Committee Offer be accepted and a definitive agreement be negotiated and settled to carry out the transactions contemplated by the Ad Hoc Committee Offer. The Special Committee accepted the Monitor’s recommendation. The Ad Hoc Committee Offer was

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

approved, pursuant to the order of the Court on May 17, 2010. Following the issuance of the Ad Hoc Committee Approval Order the LP Entities executed the APA, dated effective May 10, 2010.

The Ad Hoc Committee Approval Order also amended the terms of the SISP to allow the LP Entities or the Monitor to seek the conditional sanction of the Senior Lenders CCAA Plan discussed above and, if such conditional sanction is granted, to take such commercially reasonable steps as are required for the LP Entities to remain in compliance with the terms of the Support Agreement and the Senior Lenders CCAA Plan pending the closing of the Ad Hoc Committee Transaction.

DIP Financing

On January 8, 2010, the Court approved the DIP Facility. On February 5, 2010, the Senior Secured Super-Priority Debtor-In-Possession Credit Agreement (“DIP Credit Agreement”) was executed. The DIP lenders would not be affected by any plan of compromise or arrangement filed by the LP Entities under the CCAA or any other restructuring.

The DIP Credit Agreement provided for a revolving credit facility of up to $25 million, including a letter of credit sub-facility of up to $5 million. Under the DIP Facility, the availability of funds was determined by a borrowing base based on a percentage of each of the accounts receivable of the LP Entities and the fair value of eligible real property less certain reserves. The DIP Facility was only available for working capital, capital expenditures and other ordinary course expenditures of the LP Entities, to pay certain fees and expenses related to the DIP Facility, the Secured Credit Facility and CCAA proceedings, to advance secured intercompany loans to National Post Inc. and to pay interest on the Secured Credit Facility and Secured Hedge Obligations.

The Limited Partnership did not draw on the DIP Facility and the DIP Facility was terminated on July 13, 2010 upon the implementation of the Amended Ad Hoc Committee Plan.

Management Incentive Plans

On January 8, 2010, the Court approved the Limited Partnership MIP, the National Post MIP (“NP MIP”), and the employee special arrangements (all as defined in the initial order). The Initial Order also provided for a Limited Partnership MIP Charge on the LP Property totalling $3 million to secure amounts owing to the employees covered by the Limited Partnership MIP, the NP MIP and the special arrangements. These MIPs were developed to incentivize employees of the respective entities critical to the success of the restructuring to remain with the respective entities. These programs and arrangements originally approved payments in aggregate of $3.8 million of which $1.9 million was paid in December 2009 (the Limited Partnership MIP charge was subsequently increased to $4.3 million on March 26, 2010).

Ad Hoc Committee Plan and APA

The purpose of the Ad Hoc Committee Plan was to: (i) effect a compromise, settlement and payment of certain Prefiling Claims, Restructuring Claims, Employee Claims and Director/Officer Claims as set forth in the Ad Hoc Committee Plan other than certain unaffected claims (as described in the Ad Hoc Committee Plan (the “Unaffected Claims”)) (the “Affected Claims”) as finally determined for distribution purposes pursuant to the Amended Claims Procedure Order, the Meeting Order and the Ad Hoc Committee Plan;

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

(ii) implement the closing of the transactions contemplated by the APA; (iii) enable the Purchaser to continue the business of the LP Entities as a going concern from and after the date the Ad Hoc Committee Plan was implemented; and (iv) safeguard substantial employment of the employees of the LP Entities. The claims of the Senior Lenders under the Secured Credit Agreement and the Secured Hedge Obligations were Unaffected Claims and, on closing received a cash distribution equal to the full amount owing to them, including accrued interest and reimbursement of costs and expenses to the extent not previously paid by the LP Entities (the “Senior Secured Claims Amount”). Creditors holding affected claims (the “Affected Creditors”) that were proven claims at the time of closing who elected or were deemed to have elected to receive a cash payment equal to the lesser of the amount of their proven claim and $1,000 (the “Cash Election”) will receive a cash payment from the LP Entities. The remaining unsecured creditors with proven claims will receive a pro rata share of approximately 13 million common shares of Postmedia with an estimated fair value of $9.26 per share.

Affected creditors with proven claims and disputed claims equal to or less than $1,000 were deemed to vote in favour of the Ad Hoc Committee Plan. Affected creditors with proven claims and disputed claims greater than $1,000 were (i) entitled to vote at the Meeting if a valid Cash Election had not been made or, (ii) deemed to have voted in favour of the Ad Hoc Committee Plan if a valid Cash Election had been made.

On May 17, 2010, the court granted the Meeting Order authorizing the LP Entities to call the Meeting and establishing the procedures for vote in respect of the Ad Hoc Committee Plan. The Meeting Order authorized the LP Entities to call the Meeting on June 10, 2010 (which was adjourned by the Monitor to June 14, 2010). The Meeting Order also established a process for the determination of the pro rata claims of the Subordinated Lenders and procedures for proxies and balloting.

On or around June 7, 2010, the Ad Hoc Committee proposed certain amendments (the “Ad Hoc Committee Amendments”) to the Ad Hoc Committee Transaction and the Ad Hoc Committee Plan, which included:

•	Opco LP assigning its rights and obligations under the APA to the Purchaser;

•	Revising the capital structure of Postmedia, Opco LP and the Purchaser to:

•	replace the previously contemplated $150 million of mezzanine debt of Postmedia with a direct equity investment of the same amount by the Ad Hoc Committee; and

•

revise the number of shares to be issued by Postmedia in connection with the Ad Hoc Committee Transaction (27 million shares will be issued to the Ad Hoc Committee for consideration of $250 million and up to 13 million shares will be issued to unsecured creditors of the LP Entities under the Ad Hoc Committee Plan in satisfaction of their claims).

The LP Entities proposed certain other amendments to the Ad Hoc Committee Plan, including some with regard to the determination of the share distribution. The Ad Hoc Committee Plan, as amended is referred to as the “Amended Ad Hoc Committee Plan”.

The Amended Ad Hoc Committee Plan required approval of a majority in number of the Affected Creditors having a proven claim representing not less than 66 2/3% in value of the proven claims. On June 14, 2010 the Amended Ad Hoc Committee Plan was approved by a majority of Affected Creditors, 97.3% in number and 99.5% in value. Additionally, Cash Elections were received totalling $0.3 million.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

Ad Hoc Committee Approval Order

On May 17, 2010 the Ad Hoc Committee Approval Order authorized the LP Entities to enter into an APA with Postmedia, Opco LP and the Purchaser and approved the execution, delivery and performance of the APA by the LP Entities.

The APA received from the Ad Hoc Committee contemplates that Postmedia will effect a transaction through which the Purchaser will acquire substantially all of the financial and operating assets of the LP Entities, including the shares of National Post Inc. and assume certain liabilities of the LP Entities. The consideration transferred under the APA was based on the amount owing by the LP Entities to the Senior Lenders under the Senior Credit Agreement and the Secured Hedge Obligation, the Claims of the lenders under the DIP facility, if any, and 13 million common shares to be issued to unsecured creditors of the LP Entities under the Ad hoc Committee Plan in satisfaction of their claim. The total consideration transferred was $1.047 billion. The APA was executed on July 13, 2010, the implementation date of the Amended Ad Hoc Committee Plan.

Claims Procedure Order

The Claims Procedure Order establishes a claims procedure (the “LP Claims Procedure”) for the identification and quantification of certain claims (each a “Claim”), against the LP Entities. The LP Claims Procedure includes a call for: (i) claims against the LP Entities that arose on or before the LP Applicants filed for creditor protection under the CCAA on January 8, 2010 (the “Prefiling Claims”), and (ii) claims that arose after January 8, 2010 as the result of the restructuring, disclaimer, resiliation or termination of any agreement by the LP Entities (the “Restructuring Period Claims”). Certain categories of claims were initially excluded and unaffected for the purposes of the LP Claims Procedure, including, among others, claims against the directors and officers of the LP Entities, intercompany claims, claims of the Senior Lenders against the LP Entities and the majority of employee claims. Creditors wishing to participate in the claims process were to have filed proofs of claim with the Monitor no later than: (i) in the case of a Prefiling Claim, May 7, 2010; or (ii) in the case of a Restructuring Period Claim, June 3, 2010. The LP Entities and the Monitor commenced steps to adjudicate and resolve claims on May 10, 2010.

On May 17, 2010, the Court approved an Amended Claims Procedure Order that included a call for certain employee claims (the “Employee Claims”) and claims against the directors and officers of the LP Entities (the “Director/Officer Claims”). The Amended Claims Procedure Order also established a claims bar date of June 3, 2010 for Restructuring Period Claims, Employee Claims and Director/Officer Claims.

Status of the Claims Process

As at February 22, 2011, claims totalling approximately $582.0 million had been proven and accepted by the Monitor (the “Proven Claims”). The LP Entities are or will be engaging in discussions with the holders of the remaining unresolved claims which total 7 in number and $2.6 million in value.

On July 12, 2010 an amended claim for $150 million was filed with the Monitor. This Amended Claim has now been resolved and is included in the proven claims.

As part of the LP Entities’ claims process, legal claims totalling $533.4 million were filed against the LP Entities for lawsuits which existed as at August 31, 2009. The Court approved claims of $16 million relating

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

to these lawsuits which have been included in the Proven Claims. Furthermore, the Monitor has agreed to a $250.0 million cross-claim, brought against Canwest Publishing Inc. by a co-defendant in one of the aforementioned claims, for a claim value of $2.5 million which, has been included in the proven claims. The Limited Partnership has recorded these claims as at August 31, 2009.

4.	REORGANIZATION COSTS

Reorganization costs represent post-filing expenses and gains that can be directly associated with the reorganization and restructuring of the LP Entities. The following schedule details amounts that have been included in the Consolidated Statements of Earnings (Loss) as reorganization costs:

	For the three months ended February 28, 2010	For the six months ended February 28, 2010
Professional fees(a)	12,633	19,292
Foreign exchange losses on compromised debt(b)	7,863	7,863
Other(c)	2,106	4,583

	22,602	31,738

(a)	Professional fees include amounts paid to advisors in regards to the CCAA proceedings and the recapitalization process.
(b)	Foreign exchange losses on compromised debt represent the losses on translating monetary items that are subject to compromise at the period end compared to the translated amounts at January 8, 2010, the date of the CCAA filing.
(c)	Other includes the cost of the Limited Partnership MIP and the Canwest KERP.

For the six months ended February 28, 2010, restructuring costs of $9.1 million have been reclassified to reorganization costs.

5.	LIABILITIES SUBJECT TO COMPROMISE

Liabilities subject to compromise (“LSTC”) are liabilities that have been stayed under the CCAA proceedings and which are expected to be compromised under the CCAA proceedings (notes 1 and 3). LSTC are based on amounts expected to be allowed for known claims or potential claims to be resolved through the LP Entities CCAA Proceedings. Further, under the CCAA proceedings, certain contracts may be repudiated and claims may be recognized for such contracts. The LSTC do not include amounts for contracts repudiated or disclaimed subsequent to July 12, 2010, as such amounts are recognized when the contracts are repudiated or disclaimed, or amounts related to claims for employee benefits which represent actuarial gains or losses which are recognized in accordance with accounting policies for employee benefit plans. It is possible that items currently classified as LSTC will be reclassified out of this category should they be proven to be fully secured. It is also reasonably possible that the amount of LSTC will change in the near term due to negotiated settlements, actions of the Courts, and further developments with respect to disputed claims, repudiation of contracts, other restructuring plans or other events. Such adjustments may be material.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

LSTC do not include: (i) liabilities incurred after the date of the CCAA filing by the Limited Partnership, except for liabilities related to repudiated or disclaimed contracts or restructuring provisions incurred after the CCAA filing. As per the terms of the Amended Ad Hoc Committee Plan, the Liabilities Subject to Compromise of Canwest LP, as well as those of CPI, will be settled on a pro rata basis with 13 million common shares of Postmedia, at a fair value of $9.26 per share.

The following chart presents the components of the Limited Partnership’s LSTC:

February 28, 2010
Senior Subordinated Unsecured Notes	421,000
Senior Subordinated Unsecured Credit Facility	75,000
Accounts payable and accrued liabilities	70,923
Accrued pension, post-retirement and other liabilities	7,440

574,363

6.	CONDENSED COMBINED FINANCIAL INFORMATION

The Condensed Combined Financial Information as at and for the three and six months ended February 28, 2010 presents the results of operations, financial position and cash flows of the LP Entities that are subject to the CCAA proceedings and excludes the results of operations and financial position of certain subsidiaries which are not subject to the CCAA proceedings.

Condensed Combined Statements of Earnings (Loss)

	For the three months ended February 28, 2010	For the six months ended February 28, 2010
Revenues	236,073	500,752
Operating expenses(a)	194,360	391,269
Restructuring expenses	(81)	2,464

	41,794	107,019
Amortization	10,441	20,413

Operating income	31,353	86,606
Interest expense, net(b)	(29,624)	(50,550)
Other income	579	1,158
Gain on disposal of property and equipment	—	2
Foreign currency exchange gains	10,698	45,546

Earnings before reorganization costs and income taxes	13,006	82,762
Reorganization costs	(22,291)	(31,428)

Earnings (loss) before income taxes	(9,285)	51,334
Recovery of future income taxes	(2,794)	(3,824)

Net earnings (loss) for the period	(6,491)	55,158

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

(a)	Included in operating expenses for the three months ended February 28, 2010 are printing and distribution recoveries from National Post Inc. of $2.6 million ($5.5 million for the six months ended February 28, 2010) and advisory, business and administrative charges recovered from National Post Inc. of $1.4 million ($2.6 million for the six months ended February 28, 2010) and a rent recovery from National Post Inc. of $0.3 million ($0.6 million for the six months ended February 28, 2010).
(b)	Included in interest expense, net for the three months ended February 28, 2010 is interest income from National Post Inc. of $0.03 million ($0.04 million for the six months ended February 28, 2010)

Condensed Combined Balance Sheet

As at February 28, 2010
ASSETS
Current assets	229,495
Property and equipment	325,988
Other assets	36,735
Goodwill	95,034

Total Assets	687,252

LIABILITIES AND PARTNERS’ DEFICIENCY
Other current liabilities	88,600
Amount due on swap settlement	68,768
Amounts due to related companies(1)	939
Deferred revenue	29,208
Current portion of long-term debt	864,979
Current portion of obligations under capital leases	3,346

Total current liabilities	1,055,840

Liabilities subject to compromise	574,363

Obligations under capital leases	1,969
Accrued pension, post-retirement and other liabilities	67,013
Future income taxes	23,654

Partners’ capital	39,188
Contributed surplus	195,320
Deficit	(1,270,095)

Total Liabilities and Partners’ Deficiency	687,252

(1)	Amounts due to related companies, subject to elimination upon consolidation, are disclosed on a net basis and are recorded at their face value. Amounts due to related companies include a loan receivable from National Post Inc. of $1.8 million and amounts payable to National Post Inc. on account of revenue and service agreements of $1.4 million.

On October 30, 2009, CPI, as lender, entered into a credit facility agreement with National Post Inc., as borrower, to finance the payment in respect of the transfer of certain assets and liabilities of The National

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

Post Company to National Post Inc. (note 8) and for its ongoing operations. The aggregate amount available is $12.9 million less a prescribed amount which is currently set at $2.5 million. This credit facility matures on the earlier of July 31, 2010 or upon a change in control of CPI. National Post Inc. is required to pay excess cash to CPI on a regular basis. The advances bear interest at 4.5% per annum and are secured by all of the present and future assets of National Post Inc.

Condensed Combined Statements of Cash Flows

	For the three months ended February 28, 2010	For the six months ended February 28, 2010
CASH GENERATED (UTILIZED) BY:
Cash flows from operating activities	45,380	45,853

INVESTING ACTIVITIES
Proceeds from sale of property and equipment	—	2
Purchase of property and equipment	(1,990)	(5,355)

Cash flows from investing activities	(1,990)	(5,353)

FINANCING ACTIVITIES
Transfer of National Post business	—	(2,367)
Advances of revolving facilities	1,889	1,889
Payments of capital leases	—	(1,519)

Cash flows from financing activities	1,889	(1,997)

Net change in cash	45,279	38,503
Cash - beginning of period	40,002	46,778

Cash - end of period	85,281	85,281

7.	CANWEST REIMBURSEMENTS AND TRANSFER OF PENSION OBLIGATIONS

The Limited Partnership has agreed to reimburse Canwest Global for a portion of the cost of Canwest Global’s key employee retention plan (“Canwest KERP”) and Canwest Global has agreed to reimburse the Limited Partnership for a portion of the cost of its MIP. These plans were established in September 2009 and are payable in two instalments, the first instalment as at December 31, 2009 has been made and the second instalment was made on the completion of the Canwest Media CCAA proceedings for the Canwest KERP or the Limited Partnership CCAA proceedings for the Limited Partnership’s MIP. The total net reimbursement by the Limited Partnership is $3.9 million and has been recorded as a prepaid expense as at August 31, 2009. This prepaid expense has been reduced by $2.3 million to reflect the amount which has been included in restructuring costs for the six months ended February 28, 2010 (three months ended November 30, 2009 - $1.5 million). In November 2009 the Limited Partnership deposited $3.9 million with a trustee for the benefits of the employees of the Canwest Media Entities in full satisfaction of its reimbursement obligation. These funds were disbursed to the participants of the Canwest KERP in accordance with the terms of the Canwest KERP.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

In the second quarter of 2010, Canwest Global determined that the allocation of an accrued pension liability between the Limited Partnership and Canwest Global resulted in an overstatement of this liability in the Limited Partnership’s financial statements in prior periods. As such, an immaterial out-of-period adjustment was recorded during the second quarter of 2010 resulting in a $1.7 million decrease in the accrued pension, post-retirement and other liabilities and a corresponding increase in the contributed surplus of the Limited Partnership as Canwest Global assumed its portion of the obligation.

8.	TRANSFER OF NATIONAL POST BUSINESS

Effective October 30, 2009 certain assets and liabilities of The National Post Company, a general partnership, were transferred to a National Post Inc., a subsidiary of CPI, for cash consideration of $2.4 million paid to The National Post Company (note 1). This transaction was accounted for as a continuity of interests.

The following is a summary of the net assets transferred as at October 30, 2009:

Assets
Current Assets	4,790
Property and Equipment	558
Mastheads	6,750

12,098
Liabilities
Current Liabilities	3,798
Pension and post-retirement liabilities	3,724

7,522

Net Assets	4,576

For these financial statements, all of the assets, liabilities, revenues, expenses and cash flows of The National Post Company have been combined with those of the Limited Partnership for all periods prior to the date of the transfer. On the date of the transfer, the cash consideration and elimination of the assets and liabilities excluded from the October 30, 2009 legal transfer have been de-recognized as an adjustment to contributed surplus. The gain on the de-recognition of amounts due to and from other related entities and accounts payable was $140.8 million. The assets and liabilities that were de-recognized consist primarily of intercompany loans provided to The National Post Company by Canwest Global and its subsidiaries to finance its operations. These loans were de-recognized because they were not assumed by Canwest LP as part of the transfer of the business of The National Post Company.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

9.	OTHER ASSETS

	As at February 28, 2010	As at August 31, 2009
Pension assets	33,708	25,301
Other	718	894

	34,426	26,195

10.	LONG TERM DEBT

	Maturity (fiscal year)	Principal Outstanding February 28, 2010		As at February 28, 2010	As at August 31, 2009
Senior secured credit facilities - revolver	2012		$117,889	117,889	116,000
Senior secured credit facilities - credit C	2012		$265,000	265,000	262,692
Senior secured credit facilities - credit D	2014	US$	458,042	482,090	497,311
Senior subordinated unsecured credit facility	2015		$75,000	75,000	74,235
Senior subordinated unsecured notes	2015	US$	400,000	421,000	429,856

				1,360,979	1,380,094
Less long-term debt subject to compromise				496,000	—
Less portion due within one year				864,979	1,380,094
Long-term portion				—	—

The terms and conditions of the long-term debt are the same as disclosed in the previously issued 2009 annual consolidated financial statements except as explained in notes 1 and 3 and as follows:

In December 2009, a letter of credit in the amount of $1.9 million was redeemed by its beneficiary. The redemption was funded by a draw on the revolving credit facility. In accordance with the accounting policies in note 2, the Limited Partnership recognized interest expense of $14.5 million in the quarter relating to the difference between the carrying value of the long-term debt measured at amortized cost prior to the CCAA filing and the subsequent carrying value of the debt and stopped accruing interest on the Senior Subordinated Unsecured Credit Facility and the Senior Subordinated Unsecured Notes on January 8, 2010.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

11.	INCOME TAXES

The provision for income taxes reflects an effective income tax rate which differs from its combined Canadian federal and provincial statutory income tax rate as follows:

	For the three months ended		For the six months ended
	February 28, 2010	February 28, 2009	February 28, 2010	February 28, 2009
Income taxes at combined Canadian statutory income tax rate of 30.7% (February 28, 2009 - 30.55%)	(3,205)	(6,107)	15,684	3,249
Valuation Allowance	(4,285)	(27)	(4,102)	(27)
Effect of income tax rates differing from the combined Canadian statutory income tax rate	(1,032)	1,969	13	1,911
Effect of change in expected future income tax rates	497	50	(51)	(556)
Partnership net earnings allocated to Limited Partners, and therefore not subject to tax	4,129	(11,058)	(11,620)	(20,164)
Timing difference on acquisition of The National Post Company	—	—	738	—
National Post earnings allocated to partners	—	1,112	(65)	1,112
Non-taxable portion of capital gains	(617)	(267)	(5,781)	(267)
Non-deductible expenses	1,296	188	2014	450
Other	86	5	27	32

Recovery of income taxes	(3,131)	(14,135)	(3,143)	(14,260)

12.	ACCUMULATED OTHER COMPREHENSIVE LOSS

	Unrealized loss on cash flow hedges
	For the three months ended
	February 28, 2010	February 28, 2009
Balance, beginning of period	—	(69,332)
Other comprehensive earnings for the period	—	9,220

Balance, end of period	—	(60,112)

	Unrealized loss on cash flow hedges
	For the six months ended
	February 28, 2010	February 28, 2009
Balance, beginning of period	—	(45,472)
Other comprehensive earnings for the period	—	(14,640)

Balance, end of period	—	(60,112)

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

13.	RETIREMENT ASSETS AND OBLIGATIONS

The Limited Partnership has a number of funded and unfunded defined benefit plans, as well as defined contribution plans, that provide pension and post retirement and post employment benefits to its employees. The defined benefit pension plans are based upon years of service and final average salary.

The Limited Partnership’s pension benefit expense is determined as follows:

	For the three months ended		For the six months ended
	February 28, 2010	February 28, 2009	February 28, 2010	February 28, 2009
Current service costs	3,991	4,188	7,982	8,376
Employee contributions	(1,491)	(1,455)	(2,982)	(2,910)
Accrued interest on benefits	5,200	5,029	10,400	10,058
Return on plan assets	(4,618)	(4,770)	(9,236)	(9,540)
Past service costs	20	89	40	178
Net actuarial losses	1,215	812	2,430	1,624

Benefit expense	4,317	3,893	8,634	7,786
Employer contribution to the defined contribution plan	504	505	1,016	1,035

Total pension benefit expense	4,821	4,398	9,650	8,821

On October 30, 2009, the pension plan assumed from The National Post Company had plan assets of $10.4 million, plan obligations of $12.1 million, and unamortized net actuarial gains of $0.3 million, resulting in an accrued plan obligation of $2.0 million.

The Limited Partnership’s post-retirement and post-employment expense is determined as follows:

	For the three months ended		For the six months ended
	February 28, 2010	February 28, 2009	February 28, 2010	February 28, 2009
Current service costs	978	61	1,956	122
Accrued interest on benefits	909	637	1,818	1,274
Net actuarial gains	(77)	(141)	(154)	(282)

Total post-retirement and post-employment benefit expense	1,810	557	3,620	1,114

On October 30, 2009, the assumed post-retirement liability from The National Post Company had plan obligations of $1 million, and unamortized net actuarial gains of $0.7 million, resulting in an accrued post-retirement obligation of $1.7 million.

As a result of the CCAA proceedings in note 1, payments of $0.1 million on account of the Southam Executive Retirement Plan have been stayed. As a result, the total liability of $7.4 million related to this plan has been reclassified to liabilities subject to compromise.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

14.	PARTNERS’ CAPITAL

During the three months ended February 28, 2010, Canwest LP declared distributions of nil to Canwest Global (three months ended February 28, 2009 - $10.0 million).

During the six months ended February 28, 2010, Canwest LP declared distributions of nil to Canwest Global (six months ended February 28, 2009 - $45.0 million).

15.	RESTRUCTURING

In 2009, the Limited Partnership initiated certain initiatives in its Newspapers segment which were expected to result in a workforce reduction of approximately 630 positions. In 2009, the Limited Partnership accrued costs of $28.8 million related to these initiatives.

The Limited Partnership has recorded the restructuring amounts in accounts payable and accrued liabilities and has expensed the workforce reduction costs in restructuring expenses as follows:

	For the three months ended		For the six months ended
	February 28, 2010	February 28, 2009	February 28, 2010	February 28, 2009
Restructuring liability, beginning of period	10,272	7,550	9,423	2,376
Accrued during the period	(81)	16,772	2,464	22,886

	10,191	24,322	11,887	25,262
Payments during the period	(843)	(13,574)	(2,539)	(14,514)

Restructuring liability, end of period	9,348	10,748	9,348	10,748

16.	RELATED PARTY BALANCES AND TRANSACTIONS

(a)	Amounts due to (from) related companies

Amounts due to (from) related companies are related to obligations incurred by Canwest LP on behalf of related companies and disbursements made on behalf of the Canwest Media Entities outside Canwest LP and are accordingly classified as operating cash flows.

Total amounts due to (from) related companies are non-interest bearing and have fixed repayment terms, except for amounts due from The National Post Company to Canwest Media Entities prior to October 30, 2009 which had no fixed repayment terms. On October 30, 2009, with the acquisition of the assets and the business of The National Post Company by Canwest LP all amounts owing from The National Post Company to Canwest Media Entities were transferred to Canwest Media and Canwest Global as they were not part of the liabilities assumed by Canwest LP (note 8).

(b)	Related party transactions

As stated in note 1, the agreement on shared services and employees sets out termination dates for each of the categories of shared services identified therein, which dates range from February 28, 2010 to February 28, 2011.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

Cross-promotional activities

Canwest LP and certain Canwest Media Entities are involved in cross-promotional activities whereby Canwest LP provides advertising space in its newspaper and online media to certain Canwest Media Entities, and the Limited Partnership may be provided with advertising time or space by the Canadian Broadcasting Operations.

Canwest LP has entered into an agreement with the Canadian Broadcasting Operations, whereby these activities will be charged to the various entities.

For the three months ended February 28, 2010, Canwest LP has recorded revenue of $0.5 million related to these activities (three months ended February 28, 2009 - $0.2 million).

For the six months ended February 28, 2010, Canwest LP has recorded revenue of $1.1 million related to these activities (six months ended February 28, 2009 - $0.8 million).

Editorial content

Canwest LP and the Canadian Broadcasting Operations provide each other certain affiliation services related to editorial content. The Canadian Broadcasting Operations contributed editorial content to the Limited Partnership’s and online interactive services, and Canadian Broadcasting Operations have access to the Limited Partnership’s editorial content, information and editorial services. For editorial content activities, Canwest LP and the Canadian Broadcasting Operations provide such services on a cost-recovery basis. Canwest LP has recorded a cost recovery of $0.06 million for the three months ended February 28, 2010 (three months ended February 28, 2009 – nil).

Canwest LP has recorded a cost recovery of $0.11 million for the six months ended February 28, 2010 (six months ended February 28, 2009 – nil).

These cost recoveries have been included in operating expenses.

Advisory, business and administrative services

Canwest LP provides a number of services to Canwest Media and the Canadian Broadcasting Operations entities as follows:

(a)	business and administrative support services to the Canadian Broadcasting Operations and Canwest Media including information technology, human resources services, accounting; and

(b)	website support services and provision of online sales representation to the Canadian Broadcasting Operations.

Canwest LP and certain Canwest Media Entities have entered into various agreements that outline the amount of the charges or the basis on which the charges above are determined.

For the three months ended February 28, 2010, Canwest LP recorded a recovery of $3.4 million related to services provided to the Canadian Broadcasting Operations and other Canwest Media entities (three months ended February 28, 2009 – $3.7 million).

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

For the six months ended February 28, 2010, Canwest LP recorded a recovery of $6.6 million related to services provided to the Canadian Broadcasting Operations and other Canwest Media entities (six months ended February 28, 2009 – $7.3 million).

In addition, Canwest Media provides a number of services to Canwest LP as follows:

(a)	executive advisory services related to corporate development, strategic planning, capital allocation, financing, equity and debt holder relations, insurance and risk management, tax planning and certain operational matters; and

(b)	services related to legal, tax compliance, financial reporting, internal audit, investor and public relations, treasury, human resource management, sales representation and capital asset management.

Canwest LP and Canwest Media have entered into various agreements that outline the amount of the charges or the basis on which the charges above are determined.

For the three months ended February 28, 2010, the Limited Partnership recorded expenses of $0.8 million related to services received from Canwest Media (three months ended February 28, 2009 - $1.3 million).

For the six months ended February 28, 2010, the Limited Partnership recorded expenses of $1.9 million related to services received from Canwest Media (six months ended February 28, 2009 - $2.6 million).

In accordance with the new shared services agreement Canwest Media ceased to provide these services to Canwest LP as of February 28, 2010.

The above costs and recoveries have been included in operating expenses.

Occupancy costs

Canwest LP recovers occupancy costs based upon a proportionate allocation of actual costs based upon the square footage occupied by certain Broadcast operations. The total recoveries for the three months ended February 28, 2010 were $0.03 million (three months ended February 28, 2009 - $0.1 million).

The total recoveries for the six months ended February 28, 2010 were $0.08 million (six months ended February 28, 2009 - $0.2 million).

These cost recoveries have been included in operating expenses.

All the related party transactions have been recorded at the exchange amounts, which are the amounts agreed to by the related parties. The Limited Partnership is not able to make a reasonable estimate of what the expenses would have been on a standalone basis had Canwest LP not been affiliated with Canwest Global and its subsidiaries during the three and six months ended February 28, 2010 and 2009.

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

17.	FINANCIAL INSTRUMENTS AND FINANCIAL INSTRUMENTS RISK MANAGEMENT

The financial instruments and financial instruments risk management are the same as disclosed in the restated August 31, 2009 audited consolidated financial statements other than as disclosed below.

Financial Instruments Risk Management

Foreign Currency Risk

Due to the termination of certain hedging derivative instruments in 2009, the Limited Partnership is exposed to foreign currency risk arising from US dollar denominated debt. The Initial Order stayed the US$400 Senior Subordinated Notes. The corresponding foreign exchange gains and losses arising after January 8, 2010 related to the Senior Subordinated Notes have been presented as reorganization costs. The Limited Partnership has recorded foreign exchange gains and losses in relation to the US denominated debt as follows:

	For the three months ended February 28, 2010	For the six months ended February 28, 2010
Foreign currency exchange gains	10,727	45,533
Reorganization costs	(7,863)	(7,863)

	2,864	37,670

There was no foreign currency exchange gain or loss for the three or six months ended February 28, 2009 because the Limited Partnership had a foreign currency and interest rate swap in place (note 1).

As described in note 1, on July 13, 2010 the Limited Partnership sold substantially all of its assets and certain liabilities for $1.047 billion and ceased operations. As a result the Limited Partnership is no longer subject to foreign currency risk.

Interest rate risk

The Limited Partnership’s interest rate risk arises from borrowings issued at variable rates which expose the Limited Partnership to cash flow interest rate risk. Borrowings issued at fixed rates expose the Limited Partnership to fair value interest rate risk. Refer to Notes 1 and 3 above for the impacts on the Limited Partnership’s interest rate risk since August 31, 2009 as a result of the CCAA proceedings. As described in note 1, on July 13, 2010 the Limited Partnership sold substantially all of its assets and certain liabilities for $1.047 billion and ceased operations. As a result the Limited Partnership is no longer subject to interest rate risk.

Liquidity risk

Liquidity risk is the risk that the Limited Partnership will encounter difficulty in meeting obligations associated with its financial liabilities and other contractual obligations. Refer to Notes 1 and 3 above for the impacts on the Limited Partnership’s liquidity risk since August 31, 2009 as a result of the CCAA

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

proceedings. As described in note 1, on July 13, 2010 the Limited Partnership sold substantially all of its assets and certain liabilities for $1.047 billion and ceased operations. As a result the Limited Partnership is no longer subject to liquidity risk.

18.	CONTINGENCIES

Canwest LP is involved in various legal matters arising in the ordinary course of business. With the exception of insured litigation, which was excluded from the claims process, all legal matters that arose prior to January 8, 2010 will be settled in accordance with the claims process as outlined in note 3.

19.	SEGMENTED INFORMATION

Canwest LP previously had two operating segments and two reportable segments, both in Canada, being the Newspapers segment and the Digital Media segment. The acquirer, Postmedia, has a different reporting structure from Canwest LP and as a result the segmented information is reported on a basis different from that of Canwest LP. For comparative purposes only, Canwest LP’s segmented information has been reclassified to reflect Postmedia’s segment reporting. Postmedia has one reportable segment for financial reporting purposes, the Newspapers segment. The Newspapers segment is comprised of the Eastern newspapers operating segment and the Western newspapers operating segments which have been aggregated. The Newspapers segment publishes daily and non-daily newspapers and operates the related newspaper websites. Its revenue is primarily from advertising and circulation. Postmedia has other business activities and an operating segment which are not reportable and are referred to collectively as the All other category. Revenue in the All other category primarily consists of advertising and subscription revenues from FPinfomart and the website canada.com.

Each segment operates as a strategic business unit with separate management. Segment performance is measured primarily upon the basis of segment operating profit. Segmented information and a reconciliation from segment operating profit to earnings before income taxes are presented below. Canwest LP accounts for intersegment sales as if the sales were to third parties.

	Revenue(3)
	For the three months ended		For the six months ended
	February 28, 2010 (reclassified)(1)	February 28, 2009 (reclassified)(2)	February 28, 2010 (reclassified)(3)	February 28, 2009 (reclassified)(4)
Operating Segments
Newspapers	246,407	248,156	523,826	571,779
All other	9,055	10,751	19,493	23,238
Intersegment elimination	(1,044)	(1,179)	(2,484)	(2,313)

Total operating segments	254,418	257,728	540,835	592,704

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

	Segment Operating Profit(3)
	For the three months ended		For the six months ended
	February 28, 2010 (reclassified)(1)	February 28, 2009 (reclassified)(2)	February 28, 2010 (reclassified)(3)	February 28, 2009 (reclassified)(4)
Operating Segments
Newspapers	44,839	26,405	115,315	106,280
All other	3,103	2,374	7,762	1,348
Corporate	(7,159)	151	(13,075)	(5,423)

Total operating segments	40,783	28,930	110,002	102,205

Reconciliation of segment operating profit to earnings (loss) before income taxes for the period
Restructuring(2)	81	(16,772)	(2,464)	(22,886)

	40,864	12,158	107,538	79,319
Amortization of property and equipment	(10,496)	(10,732)	(20,566)	(21,124)
Other amortization	(48)	(48)	(96)	(96)
Interest expense, net	(29,654)	(24,895)	(50,495)	(51,064)
Other income	500	625	1,001	1,250
Gain on disposal of property and equipment	—	2,195	2	2,198
Foreign currency exchange gains	10,692	292	45,441	154

Earnings (loss) before reorganization costs and income taxes	11,858	(20,405)	82,825	10,637
Reorganization costs(4)	(22,602)	—	(31,738)	—

Earnings (loss) before income taxes	(10,744)	(20,405)	51,087	10,637

(1)	Reclassified to conform to Postmedia’s reporting segments.
(2)	Costs related to restructuring as described in note 15.
(3)	On September 1, 2009, Canwest LP began recognizing the portion of national display advertising revenues and expenses associated with the newspaper websites in the Newspapers segment. Previously, all national display advertising revenues and expenses were recognized within the All other category. The prior periods have not been restated as the necessary information is not available. If management had not changed the allocations revenue for All other for the three and six months ended February 28, 2010, would have increased $2.3 million and $4.6 million, respectively, with a corresponding decrease to Newspapers segment revenue; and operating profit for All other for the three and six months ended February 28, 2010 would have increased by$1.1 million and $2.0 million, respectively, with a corresponding decrease to Newspapers segment operating profit.
(4)	Costs related to the reorganization as described in note 4.

20.	UNITED STATES ACCOUNTING PRINCIPLES

These interim consolidated financial statements have been prepared in accordance with Canadian GAAP. In certain aspects GAAP as applied in the United States (“U.S.”) differs from Canadian GAAP. The following summarized information complies with the GAAP reconciliations requirements of the Securities Exchange

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

Commission (SEC) as published in Item 17 of Form 20-F, except that these interim consolidated financial statements do not include push down accounting in accordance with SEC regulations. Additionally, the following GAAP reconciliations have been prepared on a summarized basis based on the same principle differences explained in the most recently issued audited financial statements of Canwest Limited Partnership.

Comparative Reconciliation of Net Earnings (Loss)

The following is a reconciliation of net earnings (loss) reflecting the differences between Canadian and US GAAP:

	For the three months ended		For the six months ended
	February 28, 2010	February 28, 2009	February 28, 2010	February 28, 2009
Net earnings (loss) in accordance with
Canadian GAAP	(7,613)	(6,270)	54,230	24,897
Gains (losses) on foreign currency and interest rate swaps	—	9,220	—	(14,640)

Net earnings (loss) for the period in accordance with US GAAP	(7,613)	2,950	54,230	10,257

Consolidated Statement of Comprehensive Income (Loss)

The following is a reconciliation of comprehensive income (loss) reflecting the differences between Canadian and US GAAP:

	For the three months ended		For the six months ended
	February 28, 2010	February 28, 2009	February 28, 2010	February 28, 2009
Comprehensive income (loss) in accordance with Canadian GAAP	(7,613)	2,950	54,230	10,257
Impact of US GAAP differences on net income	—	9,220	—	(14,640)

	(7,613)	12,170	54,230	(4,383)
Accounting for derivative instruments and hedging activities	—	(9,220)	—	14,640
Pension and post-retirement liabilities	1,158	760	2,316	1,520
Tax effect on adjustments	—	(235)	—	(470)

	1,158	(8,695)	2,316	15,690

	(6,455)	3,475	56,546	11,307

CANWEST LIMITED PARTNERSHIP

(Under Creditor Protection as of January 8, 2010—notes 1 and 3)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2010

AND FEBRUARY 28, 2009

(UNAUDITED)

(In thousands of Canadian dollars, except as otherwise noted)

Accumulated other comprehensive loss:

	Hedging Derivative Instruments	Pension and post-retirement liabilities	Total
Accumulated other comprehensive loss - August 31, 2008	—	(34,912)	(34,912)
Other comprehensive loss in accordance with Canadian GAAP	(23,860)	—	(23,860)
Change during the period	23,860	525	24,385

Accumulated other comprehensive loss - November 30, 2008	—	(34,387)	(34,387)
Other comprehensive loss in accordance with Canadian GAAP	9,220	—	9,220
Change during the period	(9,220)	525	(8,695)

Accumulated other comprehensive loss - February 28, 2009	—	(33,862)	(33,862)

	Hedging Derivative Instruments	Pension and post-retirement liabilities	Total
Accumulated other comprehensive loss - August 31, 2009	—	(47,242)	(47,242)
Change during the period	—	1,158	1,158

Accumulated other comprehensive loss - November 30, 2009	—	(46,084)	(46,084)
Change during the period	—	1,158	1,158

Accumulated other comprehensive loss - February 28, 2010	—	(44,926)	(44,926)

Comparative Reconciliation of Partners’ Deficiency

A reconciliation of partners’ deficiency reflecting the differences between Canadian and US GAAP is set out below:

	February 28, 2010	August 31, 2009
Partners’ deficiency in accordance with Canadian GAAP	(1,034,480)	(1,210,511)
Pension and post-retirement liabilities	(64,307)	(66,623)

Partners’ deficiency in accordance with US GAAP	(1,098,787)	(1,277,134)